UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

SCHEDULE 14A

_________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TUSCAN HOLDINGS CORP.

(Name of Registrant as Specified in its Charter)

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☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Not Applicable
	(2)	Aggregate number of securities to which transaction applies:
Not Applicable
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not Applicable
	(4)	Proposed maximum aggregate value of transaction:
$2,100,000
	(5)	Total fee paid:
$229,110(1)
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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____________

(1)      The amount is the product of $2,100,000 multiplied by the SEC’s filing fee of $109.10 per $1,000,000.

PRELIMINARY PROXY SUBJECT TO COMPLETION, DATED [•], 2021

TUSCAN HOLDINGS CORP.
135 E. 57th Street, 18th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2021

TO THE STOCKHOLDERS OF TUSCAN HOLDINGS CORP.

NOTICE IS HEREBY GIVEN that an Annual Meeting of stockholders of Tuscan Holdings Corp., a Delaware corporation (“Tuscan” or the “Company”), will be held at 9:00 a.m. eastern time, on [•], 2021. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the Annual Meeting will be a virtual meeting. You are cordially invited to attend and participate in the Annual Meeting online by visiting https://[•].

As previously disclosed, Tuscan entered into an Agreement and Plan of Merger (as it may be amended and/or restated from time to time, the “Merger Agreement”) on February 1, 2021, with Microvast, Inc., a Delaware corporation (“Microvast”), and TSCN Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Tuscan (“Merger Sub”), pursuant to which Merger Sub will merge with and into Microvast, with Microvast surviving the merger (the “Merger”). Upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (together with the Merger, the “Business Combination”), Microvast will become a wholly-owned subsidiary of Tuscan, with the stockholders of Microvast becoming stockholders of Tuscan, and the Company will be renamed “Microvast Holdings, Inc.” (“Microvast Holdings”). Microvast is a technology innovator for Li-ion batteries that designs, develops and manufactures battery systems for electric vehicles and energy storage that feature ultra-fast charging capabilities, long life and superior safety.

At the Annual Meeting, Tuscan’s stockholders will be asked to approve the Business Combination and any and all other business that may properly come before the Annual Meeting or any continuation, postponement, or adjournment thereof, as follows:

(1)    Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to adopt the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and the Business Combination contemplated therein, including the Merger. We refer to this proposal as the “Business Combination Proposal”.

(2)    Proposal No. 2 — The Charter Proposal — To consider and vote upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation of Microvast Holdings (the “Proposed Charter”) in the form attached hereto as Annex B-1, and the proposed Amended and Restated Bylaws of Microvast Holdings (the “Proposed Bylaws”) in the form attached hereto as Annex B-2. We refer to this proposal as the “Charter Proposal”.

(3)    Proposal No. 3 — The Advisory Charter Proposals — To consider and vote upon, on a non-binding advisory basis, a proposal to approve certain differences between the Amended and Restated Certificate of Incorporation of Tuscan and the Proposed Charter, which are being presented in accordance with the requirements of the United States Securities and Exchange Commission (“SEC”) as the following four separate sub-proposals:

(a) Advisory Charter Proposal A — Microvast Holdings will have authorized capital stock of 800,000,000 shares, consisting of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock.

(b) Advisory Charter Proposal B — So long as the stockholders agreement to be entered into at the closing of the Business Combination by Yang Wu, the Chief Executive Officer of Microvast (“Wu”), Tuscan Holdings Acquisition LLC, a Delaware limited liability company (the “Sponsor”), and Microvast Holdings (such agreement, the “Stockholders Agreement”) remains in effect, (i) any increase or decrease in the number of directors on the board of Microvast Holdings (the “Board”) shall require the affirmative vote of the directors then in office nominated by Wu and (ii) each committee of the Board will consist of a number of directors proportionate to the number of directors on the Board nominated by Wu, in each case, pursuant to the terms of the Stockholders Agreement.

(c) Advisory Charter Proposal C — So long as Wu owns at least 10% of the total voting power of Microvast Holdings, (i) in addition to the Board and the chairman of the Board, special meetings of the stockholders may be called by Wu and (ii) the Proposed Charter may only be amended by the affirmative vote of the holders of at least 75% of the total voting power of Microvast Holdings.

(d) Advisory Charter Proposal D — Microvast Holdings will elect to not be governed by Section 203 of the General Corporation Law of the State of Delaware.

We refer to the foregoing sub-proposals collectively as the “Advisory Charter Proposals”.

(4)    Proposal No. 4 — The Nasdaq Proposal — To consider and vote upon a proposal as required by the rules of the Nasdaq Stock Market, to approve the issuance of (a) up to an aggregate of 230,000,000 shares of common stock of Tuscan, par value $0.0001 per share (“Common Stock”) to the securityholders of Microvast in the Business Combination, (b) an aggregate of 6,736,111 shares of Common Stock upon conversion (the “Bridge Notes Conversion”) of an aggregate of $57,500,000 outstanding promissory notes issued by Microvast (the “Bridge Notes”), which Bridge Notes Conversion will occur simultaneously with the Business Combination, and (c) an aggregate of 48,250,000 shares of Common Stock at a price of $10.00 per share, for an aggregate purchase price of $482,500,000 (the “PIPE Financing”) pursuant to a series of subscription agreements (the “PIPE Subscription Agreements”) with certain investors (the “PIPE Investors”), which will close simultaneously with the Business Combination. We refer to this proposal as the “Nasdaq Proposal”.

(5)    Proposal No. 5 — The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to the board of directors of Tuscan to serve staggered terms on the board until the first, second and third annual meetings of stockholders, respectively, following the consummation of the Business Combination until their successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal”.

(6)    Proposal No. 6 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve the adoption of the Microvast Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). A copy of the 2021 Plan is attached to this proxy statement as Annex C. We refer to this proposal as the “Incentive Plan Proposal”.

(7)    Proposal No. 7 — The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Annual Meeting to a later date or dates if it is determined by Tuscan and Microvast that more time is necessary to further solicit proxies necessary for the approval of one or more of the Proposals. We refer to this proposal as the “Adjournment Proposal”, and together with the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal, the “Proposals”.

These items of business are described in the attached proxy statement, which Tuscan encourages you to read in its entirety before voting. Only holders of record of Common Stock at the close of business on [•], 2021, the record date, are entitled to notice of the Annual Meeting and to vote and have their votes counted at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

After careful consideration, Tuscan’s board of directors has determined that the Business Combination Proposal, the Charter Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of Tuscan and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the election of all of the persons nominated for election as directors, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Each of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal is interdependent upon the others and must be approved in order for Tuscan to consummate the Business Combination. The Charter Advisory Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal.

The Sponsor and our directors, Stefan M. Selig, Richard O. Rieger and Amy Butte, have agreed, among other things, (1) to vote all of their shares of Common Stock in favor of the approval of the Proposals, (2) to refrain from transferring any of shares of Common Stock that they hold, and (3) to abstain from exercising any conversion rights.

All Tuscan stockholders are cordially invited to attend the Annual Meeting, which will be held virtually over the internet at https://[•]. To ensure your representation at the Annual Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Common Stock, you may also cast your vote in person (by participating virtually) at the Annual Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Annual Meeting and vote in person (by participating virtually), obtain a proxy from your broker or bank.

A complete list of Tuscan stockholders of record entitled to vote at the Annual Meeting will be available for ten days before the Annual Meeting at the principal executive offices of Tuscan for inspection by stockholders during ordinary business hours for any purpose germane to the Annual Meeting.

A majority of the issued and outstanding shares of Common Stock entitled to vote as of the record date at the Annual Meeting must be present, in person or represented by proxy, at the Annual Meeting to constitute a quorum and in order to conduct business at the Annual Meeting. Approval of (1) the Business Combination Proposal, (2) the Nasdaq Proposal, (3) the Incentive Plan Proposal, (4) each of the Advisory Charter Proposals and (5) the Adjournment Proposal, in each case, will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the record date. Directors are elected by a plurality of the votes cast in the Director Election Proposal; this means that the seven individuals nominated for election to the Board who receive the most “FOR” votes (among the shares of Common Stock represented in person or by proxy and entitled to vote thereon at the Annual Meeting) will be elected.

Your vote is important regardless of the number of shares you own.    Whether you plan to attend the Annual Meeting virtually or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Stephen A. Vogel
Chief Executive Officer and Chairman of the Board
, 2021

ALL HOLDERS (“PUBLIC STOCKHOLDERS”) OF COMMON STOCK ISSUED IN TUSCAN’S INITIAL PUBLIC OFFERING (“PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR SHARES OF COMMON STOCK CONVERTED INTO CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR PUBLIC SHARES CONVERTED INTO CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE CONVERSION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AND REGARDLESS OF WHETHER THEY VOTE AT ALL. TO EXERCISE CONVERSION RIGHTS, PUBLIC STOCKHOLDERS MUST TENDER THEIR PUBLIC SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, TUSCAN’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE ANNUAL MEETING. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR PUBLIC SHARES ELECTRONICALLY USING CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE THE SECTION TITLED “ANNUAL MEETING OF STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement is dated [•], 2021 and is first being mailed to Tuscan Holdings Corp. stockholders beginning on [•], 2021.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on [•], 2021: Tuscan’s proxy statement is available at https://[•].

ANNEX A — AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B-1 — SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TUSCAN HOLDINGS CORP.	B-1-1
ANNEX B-2 — AMENDED AND RESTATED BYLAWS OF MICROVAST HOLDINGS, INC.	B-2-1
ANNEX C — MICROVAST HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN	C-1

i

SUMMARY OF CERTAIN MATERIAL TERMS OF THE BUSINESS COMBINATION

This summary, together with the sections titled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the Annual Meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section titled “Frequently Used Terms.”

•        The parties to the Merger Agreement are Tuscan, Merger Sub, and Microvast. Tuscan is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination. Microvast is a technology innovator for Li-ion batteries that designs, develops and manufactures battery systems for electric vehicles and energy storage that feature ultra-fast charging capabilities, long life and superior safety.

•        Subject to the terms and conditions of the Merger Agreement, all of the equity interests of Microvast issued and outstanding as of immediately prior to the Merger will be converted into an aggregate of 210,000,000 shares of Common Stock (“Closing Shares”), which Closing Shares are inclusive of the shares being issued pursuant to the Framework Agreement to MVST SPV (defined below) and the CL Private Placement (defined below). The Business Combination will result in Tuscan acquiring the Microvast business, and in connection with the Closing, Tuscan will be renamed “Microvast Holdings, Inc.” See the section titled “The Business Combination Proposal — Structure of the Business Combination.”

•        Following the Closing, the Microvast Holders and the MPS Investors will have the ability to earn, in the aggregate, an additional 20,000,000 shares of Common Stock (“Earn-Out Shares”) if the daily volume weighted average price of the Common Stock is greater than or equal to $18.00 for any 20 trading days within a 30 trading day period (or a change of control of Microvast Holdings occurs that results in the holders of Common Stock receiving a per share price equal to or in excess of $18.00), during the period commencing on the closing date and ending on the third anniversary of the closing date. See the section titled “The Business Combination Proposal — Structure of the Business Combination.”

•        Concurrently with the execution of the Merger Agreement, the Sponsor Group, Tuscan and Microvast entered into the Tuscan Support Agreement, pursuant to which they each agreed to vote all shares of Common Stock held by them in favor of the Business Combination and each other proposal being submitted for the vote of Tuscan stockholders herein and abstain from exercising any Conversion rights that they may have in connection with the Business Combination. The Sponsor has agreed that if Tuscan’s transaction expenses exceed $46,000,000 (collectively, the “Tuscan Expense Cap”), then, the Sponsor shall either (1) pay any such amount in excess of the Tuscan Expense Cap to Tuscan in cash or (2) forfeit to Tuscan (for no consideration) such number of shares of Common Stock (valued at $10.00 per share) that would, in the aggregate, have a value equal to such amount in excess of the Tuscan Expense Cap. In addition, the Sponsor agreed to amend the Escrow Agreement to make certain adjustments to the terms of the escrow of its shares of Common Stock. See the section titled “The Merger Agreement — Additional Agreements.”

•        Concurrently with the execution of the Merger Agreement, Tuscan, a newly formed wholly owned subsidiary of Tuscan (“MVST SPV”), Microvast, MPS, the MPS CL Investors, the MPS Minority Investors and certain other parties entered into a framework agreement (the “Framework Agreement”), pursuant to which, among other things, (1) the MPS CL Investors will waive certain rights with respect to the convertible loans (the “Convertible Loans”) held by such MPS CL Investors that were issued under that certain Convertible Loan Agreement, dated November 2, 2018, among Microvast, MPS and the MPS Investors (the “Convertible Loan Agreement”) and, in connection therewith, certain affiliates of the MPS CL Investors (the “CL Affiliates”) will subscribe for the number of shares that would otherwise have been issued to the MPS CL Investors in the Business Combination had the MPS CL Investors been direct stockholders of Microvast, and (2) the MPS Minority Investors will waive any voting or economic rights they may have in any MPS equity held by them and, in connection therewith,

Tuscan will issue to MVST SPV (or any successor thereto), to be held on behalf of such MPS Minority Investors, the number of shares that would otherwise have been issued to the MPS Minority Investors in the Business Combination had the Minority Investors been direct stockholders of Microvast. See the section titled “The Merger Agreement — Additional Agreements.”

•        Concurrently with the execution of the Merger Agreement and pursuant to the Framework Agreement, Tuscan entered into subscription agreements with each of the CL Affiliates pursuant to which such CL Affiliates have agreed to purchase an aggregate of 6,719,845 shares of Common Stock in a private placement for promissory notes with an aggregate principal amount equal to the total outstanding amount of the Convertible Loans (the “CL Private Placement”). The shares of Common Stock issued pursuant to the CL Private Placement will be used by MPS to (1) discharge all of the obligations of MPS to the CL Investors with respect to the Convertible Loans and (2) acquire all of the outstanding equity interests in MPS held by the MPS Investors, in each case, pursuant to the Framework Agreement. See the section titled “The Merger Agreement — Additional Agreements.”

•        Immediately following the Closing, the Microvast Holders will hold approximately 69.9% of the issued and outstanding Common Stock and the current stockholders of Tuscan will hold approximately 9.2% of the issued and outstanding Common Stock, which pro forma ownership (1) assumes no Public Stockholder exercises its Conversion rights in connection with the Business Combination, and (2) reflects the issuance of an aggregate of 48,250,000 shares of Common Stock in the PIPE Financing and 6,736,111 shares of Common Stock in the Bridge Notes Conversion, but does not include the effect of any other financing of Tuscan. If the maximum number of Public Shares are converted into cash such that Microvast does not have the right to terminate the Merger Agreement as described herein (i.e., Tuscan has at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination), such percentages will be approximately 76.8% and 0.2%, respectively. See the section titled “The Merger Agreement — Structure of the Business Combination.”

•        Pursuant to the Merger Agreement, Microvast Holdings will enter into the Registration Rights and Lock-Up Agreement, pursuant to which Microvast Holdings will be obligated to file a registration statement to register the resale of certain securities of the Company held by the parties to the Registration Rights and Lock-Up Agreement. The Registration Rights and Lock-Up Agreement will also provide the parties thereto with demand and “piggy-back” registration rights, subject to certain requirements and customary conditions. Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the shares of Common Stock held by the parties thereto to be locked-up for a period of time in accordance with the terms set forth therein. See the section titled “The Merger Agreement — Additional Agreements.”

•        Pursuant to the Merger Agreement, Microvast Holdings will enter into the Stockholders Agreement, providing for certain governance matters relating to Microvast Holdings. The Stockholders Agreement provides for, among other things, the size and composition of the initial Board upon the Closing, which will initially consist of a classified board of seven directors, a majority of whom will be independent. See the section titled “The Merger Agreement — Additional Agreements.”

•        Concurrently with the execution of the Merger Agreement, Tuscan entered into the PIPE Subscription Agreements with the PIPE Investors providing for the PIPE Financing. The PIPE Financing will be consummated simultaneously with the Closing. See the section titled “The Nasdaq Proposal — PIPE Financing.”

•        The Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Closing (1) by mutual written consent of Tuscan and Microvast, (2) by either Tuscan or Microvast if the Business Combination is not consummated on or before July 31, 2021 (or, under certain circumstances, May 1, 2021), subject to certain limitations, (3) by either Tuscan or Microvast if a governmental entity shall have issued a final and non-appealable order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, (4) by either Tuscan or Microvast if the Annual Meeting has been held (including any adjournment) and the Tuscan’s stockholders fail to approve the matters proposed in this proxy statement, (5) by either Tuscan or Microvast upon certain material breaches of the other party which breach would cause certain closing conditions not to be satisfied (subject to cure), (6) by Tuscan if, prior to obtaining the requisite stockholder approval, the Microvast board of directors makes an adverse recommendation change, or (7) by Microvast at any time prior to receipt of the Microvast stockholder approval in order to enter into a definitive agreement with respect to a superior proposal, if the Microvast Board determines in good faith, in consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, in which case, a $63,000,000 termination fee is payable by Microvast upon termination of the Merger Agreement. See the section titled “The Merger Agreement — Termination.”

•        In addition to voting on the Business Combination Proposal, the stockholders of Tuscan will vote on the Charter Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal. See the sections titled “The Charter Proposal,” “The Advisory Charter Proposals,” “The Nasdaq Proposal,” “The Director Election Proposal,” “The Incentive Plan Proposal” and “The Adjournment Proposal.”

•        After the Business Combination, (1) if Tuscan’s nominees are elected to the Board, the directors of Tuscan will be Yang Wu, Yanzhuan Zheng, Stanley Whittingham, Arthur Wong, Craig Webster, Stephen Vogel and Ying Wei and (2) the executive officers of Microvast Holdings will be the current executive officers of Microvast. See the sections titled “The Director Election Proposal” “Management of Tuscan Following the Business Combination.”

FREQUENTLY USED TERMS

In this proxy statement:

“2021 Plan” means the Microvast Holdings 2021 Equity Incentive Plan.

“2030 Framework” means the 2030 climate and energy policy framework agreed to by the European Union (EU) member states in 2014.

“Annual Meeting” means the 2021 Annual Meeting of stockholders of Tuscan that is the subject of this proxy statement.

“ASC” means Accounting Standards Codification.

“Board” means the board of directors of Microvast Holdings.

“Business Combination” means the Merger and the other transactions contemplated by the Merger Agreement.

“Charter” means the Amended and Restated Certificate of Incorporation of Tuscan, dated March 5, 2019, as amended on December 4, 2020.

“Common Stock” means the common stock of Company, par value $0.0001 per share.

“Company” means Tuscan and, following the consummation of the Business Combination, Microvast Holdings.

“China” and “PRC” means the People’s Republic of China, excluding, for purposes of this proxy statement, Taiwan, Hong Kong and Macau.

“Closing” means the closing of the Business Combination.

“Conversion” means the election of a Public Stockholder to convert all or a portion of the Public Shares held by such Public Stockholder in accordance with Tuscan’s charter in connection with the Business Combination.

“DGCL” means the General Corporation Law of the State of Delaware.

“EIT Law” means the Enterprise Income Tax Law of the PRC.

“Escrow Agreement” means the Stock Escrow Agreement, dated March 5, 2019, by and among Tuscan, the Sponsor, Continental Stock Transfer & Trust Company and the other parties thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCG” means full concentration gradient.

“Founder Shares” means the 5,750,000 shares of Common Stock issued to Sponsor in November 2018 for $25,000 in cash in connection with Tuscan’s organization.

“GWh” means gigawatt hours.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“LFP” means lithium iron phosphate.

“Li-ion” means Lithium ion.

“LTO” means lithium titanate oxide.

“Merger” means the merger in which Merger Sub will merge with and into Microvast, with Microvast surviving the merger.

“Merger Agreement” means the Agreement and Plan of Merger (as it may be amended and/or restated from time to time), dated as of February 1, 2021, by and among Microvast, Tuscan and Merger Sub, pursuant to which Merger Sub will merge with and into Microvast, with Microvast surviving the merger, a copy of which is attached hereto as Annex A.

“Merger Sub” means TSCN Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Tuscan.

“Microvast” means Microvast, Inc., a Delaware corporation.

“Microvast Board” means the Microvast Board of Directors.

“Microvast Holdings” refers to Tuscan following the Business Combination, which shall be renamed “Microvast Holdings, Inc.”

“Microvast Holders” means the stockholders of Microvast prior to the consummation of the Business Combination.

“Microvast Plan” means the Microvast, Inc. Stock Incentive Plan, as amended.

“MPS” means Microvast Power System (Houzhou) Co. Ltd., a Sino-foreign equity joint venture company established and existing under the laws of the PRC and majority-owned subsidiary of Microvast.

“MPS CL Investors” means the MPS convertible loan investors.

“MPS Investors” means, collectively, the MPS CL Investors and MPS Minority Investors.

“MPS Minority Investors” means the MPS minority equity investors.

“MWh” means megawatt hours.

“Nasdaq” means Nasdaq Stock Market.

“NMC-1” means nickel manganese cobalt version 1.

“NMC-2” means nickel manganese cobalt version 2.

“Ochem” means Ochem Chemical Co., Ltd.

“Ochemate” means Ochemate Material Technologies Co., Ltd.

“OEM” means original equipment manufacturer.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“PIPE Financing” means the issuance of an aggregate of 48,250,000 shares of Common Stock at the Closing to the PIPE Investors at a price of $10.00 per share, for an aggregate purchase price of $482,500,000.

“PIPE Investors” means investors in the PIPE Financing.

“PIPE Subscription Agreements” means the subscription agreements signed by the PIPE Investors in connection with the PIPE Financing.

“Private Units” means the private placement of an aggregate of 687,000 Tuscan Units issued to the Sponsor Group.

“Proposed Bylaws” means the proposed Amended and Restated Bylaws of Microvast Holdings, in the form attached hereto as Annex B-2.

“Proposed Charter” means the proposed Second Amended and Restated Certificate of Incorporation of Microvast Holdings, in the form attached hereto as Annex B-1.

“Public Shares” means the Common Stock issued in Tuscan’s initial public offering.

“Public Stockholders” means all holders of Public Shares.

“R&D” means research and development.

“Registration Rights and Lock-Up Agreement” means the Registration Rights and Lock-Up Agreement to be entered into at the Closing by Microvast Holdings, the Microvast Holders, the CL Affiliates and the Sponsor Group pursuant to the Merger Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Tuscan Holdings Acquisition LLC, a Delaware limited liability company.

“Sponsor Group” means the Sponsor and certain officers and directors of Tuscan.

“Stockholders Agreement” means a Stockholders Agreement to be entered into at the Closing by Microvast Holdings, the Sponsor and Wu pursuant to the Merger Agreement.

“Tuscan” means Tuscan Holdings Corp., a Delaware corporation.

“Tuscan Support Agreement” means a support agreement entered into by the Sponsor Group, Tuscan and Microvast pursuant to which the Sponsor Group agreed to vote all shares of Common Stock held by them in favor of the Business Combination and each other proposal being submitted for the vote of Tuscan stockholders herein and abstain from exercising any Conversion rights that they may have in connection with the Business Combination.

“U.S. GAAP” means the generally accepted accounting principles in the United States of America.

“UL” means Underwriter Laboratories, U.S. Quality Certification.

“United Kingdom” or “U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“United States” or “U.S.” means the United States of America.

“US$”, “$” or “U.S. dollars” means the lawful currency of the United States.

“Wh/kg” means watt hours per kilogram.

“Wh/l” means watt hours per liter.

“Wu” means Yang Wu, the Chief Executive Officer of Microvast.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS for stockholders

The questions and answers below highlight only selected information from this proxy statement and only briefly address some commonly asked questions about the proposals to be presented at the Annual Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Annual Meeting, which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast at https://[__] on [__], 2021, at 9:00 a.m. eastern time. The Annual Meeting can be accessed by visiting https:// [__], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Annual Meeting by dialing +1-888-[__] (toll-free within the U.S. and Canada) or +1-[__] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [__], but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Annual Meeting by means of remote communication.

Q:     Why am I receiving this proxy statement?

A:     The parties to the Merger Agreement have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and Tuscan encourages its stockholders to read it in its entirety. Tuscan’s stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement, which, among other things, provides for the merger of Merger Sub with and into Microvast, with Microvast surviving the merger. As a result of the Business Combination, Tuscan will become the holding company for the Microvast business.

Tuscan’s stockholders are being asked to consider and vote upon the matters to be considered at the Annual Meeting, which consist of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal:

•        The Business Combination Proposal — to consider and vote upon a proposal to adopt the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and the Business Combination contemplated therein, including the Merger. See the section titled “The Business Combination Proposal.”

•        The Charter Proposal — a proposal to adopt the Proposed Charter in the form attached hereto as Annex B-1 and the Proposed Bylaws in the form attached hereto as Annex B-2. See the section titled “The Charter Proposal.”

•        The Advisory Charter Proposals — to consider and vote upon, on a non-binding advisory basis, a proposal to approve certain differences between the Charter and the Proposed Charter, which are being presented in accordance with SEC requirements as four separate sub-proposals. See the section titled “The Advisory Charter Proposals.”

•        The Nasdaq Proposal — a proposal to approve (1) the issuance of an aggregate of 230,000,000 shares of Common Stock to the Microvast Holders in connection with the Business Combination (consisting of the Closing Shares and the Earn-Out Shares), (2) the issuance of 6,736,111 shares of Common Stock in the Bridge Notes Conversion and (3) the issuance of an aggregate of 48,250,000 shares of Common Stock at a price of $10.00 per share, for an aggregate purchase price of $482,500,000 pursuant to a series of PIPE Subscription Agreements with the PIPE Investors, which PIPE Financing will close simultaneously with the Business Combination. See the section titled “The Nasdaq Proposal.”

•        The Director Election Proposal — a proposal to elect seven directors to the board of directors of Tuscan to serve staggered terms on the board until the first, second and third annual meetings of stockholders, respectively, following the consummation of the Business Combination and until their successors are duly elected and qualified. See the section titled “The Director Election Proposal.”

•        The Incentive Plan Proposal — a proposal to approve the adoption of the 2021 Plan. A copy of the 2021 Plan is attached hereto as Annex C. See the section titled “The Incentive Plan Proposal.”

•        The Adjournment Proposal — a proposal to adjourn the Annual Meeting to a later date or dates if it is determined by Tuscan and Microvast that more time is necessary to further solicit proxies necessary for the approval of one or more of the Proposals. See the section titled “The Adjournment Proposal”, and together with the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal, the “Proposals”.

Each of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal is interdependent upon the others and must be approved in order for Tuscan to consummate the Business Combination. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal.

This proxy statement contains important information about the Business Combination and the Proposals. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement.

Q:     Why is Tuscan proposing the Business Combination?

A:     Tuscan was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

In March 2019, Tuscan completed its initial public offering of 27,600,000 units (the “Tuscan Units”), which included the full exercise by the underwriters of their over-allotment option. Each Tuscan Unit consists of one share of Common Stock and one redeemable warrant (“Tuscan Warrant”) entitling the holder to purchase one share of Common Stock at an initial exercise price of $11.50 per share. The Tuscan Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $276,000,000. Simultaneous with the consummation of the initial public offering, Tuscan consummated the private placement of an aggregate of 687,000 Tuscan Units (“Private Units”) at a price of $10.00 per unit, generating gross proceeds of $6,870,000. The Private Units are identical to the Tuscan Units sold in the initial public offering, except that the warrants underlying the Private Units (the “Private Warrants”) are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

Like most blank check companies, the Charter provides for the return of the proceeds of Tuscan’s initial public offering held in the trust account to the holders of Public Shares if there is no qualifying business combination(s) consummated on or before a certain date (in Tuscan’s case, originally December 7, 2020). Tuscan was not expected to be able to consummate an initial business combination by such date and, on December 3, 2020, Tuscan received stockholder approval to extend the date by which it must complete an initial business combination from December 7, 2020 to April 30, 2021. In connection with such extension, holders of 3,198 Public Shares exercised their right to convert their shares into cash at a conversion price of approximately $10.22 per share, for an aggregate conversion amount of approximately $32,684.

Since the initial public offering, Tuscan’s activity has been limited to the evaluation of business combination candidates.

Microvast is a technology innovator for Li-ion batteries that designs, develops and manufactures battery systems for electric vehicles and energy storage that feature ultra-fast charging capabilities, long life and superior safety.

Based on its due diligence investigations of Microvast and the industry in which it operates, including the financial and other information provided by Microvast in the course of the negotiations, Tuscan believes that the Business Combination will provide Tuscan stockholders with an opportunity to participate in a company with significant growth potential. See the sections titled “The Business Combination Proposal — Tuscan’s Board of Directors’ Reasons for Approval of the Business Combination” and “Risk Factors.”

Q:     Will the management of Tuscan change in the Business Combination?

A:     Yes. After the Business Combination, if Tuscan’s nominees are elected to the Board, the directors of Tuscan will be Yang Wu, Yanzhuan Zheng, Stanley Whittingham, Arthur Wong, Craig Webster, Stephen Vogel and Ying Wei. After the Business Combination, the executive officers of Microvast Holdings will be the current executive officers of Microvast.

Q:     Following the Business Combination, will the Company’s securities continue to trade on a stock exchange?

A:     Yes. Upon the Closing, we intend to apply to list the Common Stock on the Nasdaq under the symbol “MVST”.

Q:     Do I have conversion rights?

A:     If you are a holder of Public Shares, you have the right to demand that Tuscan convert such shares into cash. Tuscan sometimes refers to these rights to demand conversion of the Public Shares into a pro rata portion of the cash held in Tuscan’s trust account as “conversion rights.”

Under the Charter, the Business Combination may only be consummated if Tuscan would have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination.

Q:     How do I exercise my conversion rights?

A:     A holder of Public Shares may exercise conversion rights regardless of whether the holder votes on the Business Combination Proposal or is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your conversion rights, you must deliver your stock to Tuscan’s transfer agent physically or electronically using the DWAC (Deposit Withdrawal at Custodian) System no later than two business days prior to the Annual Meeting. Any holder of Public Shares exercising conversion rights will be entitled to have his, her, or its shares converted for a full pro rata portion of the amount then in the trust account (which is anticipated to be approximately $           per share, as of two business days prior to the date of the Annual Meeting). Such amount, less any owed but unpaid income taxes on the funds in the trust account, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Public Stockholders exercising conversion rights. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims.

Any request for conversion, once made by a holder of Public Shares, may be withdrawn at any time up to the vote on the Business Combination Proposal. If you deliver your shares for conversion to Tuscan’s transfer agent and later decide not to elect conversion, you may request that Tuscan’s transfer agent return the shares (physically or electronically). You may make such request by contacting Tuscan’s transfer agent at the phone number or address listed at the end of this section.

If a holder of Public Shares requests conversion of shares as described above, then, if the Business Combination is consummated, Tuscan will convert these shares into a pro rata portion of funds deposited in the trust account. If you exercise your conversion rights, then you will be exchanging your shares of Common Stock for cash and will no longer be a common stockholder of Tuscan upon consummation of the Business Combination.

If you are a holder of Public Shares and you exercise your conversion rights, it will not result in the loss of any of the Tuscan Warrants that you may hold.

Q:     Do I have appraisal rights if I object to the Business Combination?

A:     No. Tuscan stockholders and warrant holders do not have appraisal rights in connection with the Business Combination under the DGCL.

Q:     What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:     After consummation of the Business Combination, the funds in the trust account will be used by Tuscan to pay holders of the Public Shares who exercise conversion rights, to pay Tuscan’s tax obligations incurred prior to the closing, to repay loans included on Tuscan’s balance sheet as of the closing and permitted to be repaid under the Merger Agreement, to pay certain expenses incurred in connection with the Business Combination with Microvast, and any remaining balance will be used for working capital and general corporate purposes, including funding for organic growth and potential acquisitions.

Q:     What happens if a substantial number of Public Stockholders vote in favor of the Business Combination Proposal and exercise their conversion rights?

A:     Pursuant to the Charter, all holders of Public Shares may vote in favor of the Business Combination and still exercise their conversion rights; provided that Tuscan may not consummate the Business Combination and either party is entitled to terminate the Merger Agreement if Tuscan would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of Public Stockholders is substantially reduced as a result of conversions of Public Shares. With fewer Public Shares and Public Stockholders, the trading market for the Common Stock following consummation of the Business Combination may be less liquid than the market for the Common Stock prior to the Business Combination and Tuscan may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:     What happens if the Business Combination is not consummated?

A:     If the Business Combination is not consummated by July 31, 2021 (or May 1, 2021 if the deadline by which Tuscan must consummate a business combination is not extended), either party may terminate the Merger Agreement. Further, if Tuscan is unable to consummate a business combination within the time period permitted by the Charter (which, as of the date of this proxy statement, is April 30, 2021), Tuscan must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the trust account less taxes payable.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Annual Meeting which is set for                     , 2021; however, such meeting could be adjourned. For a description of the conditions for the completion of the Business Combination, see the section titled “The Merger Agreement — Conditions to the Closing of the Business Combination.”

Q:     What do I need to do now?

A:     Tuscan urges you to carefully read and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder and warrant holder of Tuscan. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q:     How do I attend the Annual Meeting?

A:     Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of our stockholders, the Annual Meeting will be held virtually. Any stockholder wishing to attend the Annual Meeting must register in advance. To register for and attend the Annual Meeting, please follow these instructions as applicable to the nature of your ownership of Common Stock:

•        Shares Held of Record.    If you are a record holder, and you wish to attend the virtual Annual Meeting, go to https://[   ], enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the Annual Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

•        Shares Held in Street Name.    If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual Annual Meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Annual Meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the Annual Meeting. “Street” name holders should contact Continental Stock Transfer on or before           , 2021.

Stockholders will also have the option to listen to the Annual Meeting by telephone by calling: [•]. You will not be able to vote or submit questions unless you register for and log in to the Annual Meeting webcast as described above.

Q:     What vote is required to approve the proposals presented at the Annual Meeting?

A:     The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if Tuscan has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination, after taking into account holders of Public Shares that have properly demanded conversion of their Public Shares into cash. The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock, none of which are Public Shares. Such shares, as well as any shares of Common Stock acquired in the open market by the Tuscan initial stockholders, are contractually obligated to be voted in favor of the proposals presented at the Annual Meeting. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding Common Stock, must be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved.

The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the record date. Abstentions will have the same effect as a vote “AGAINST” the Charter Proposal. The Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “AGAINST” such proposals.

The approval of each of the Advisory Charter Proposals will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “AGAINST” the Advisory Charter Proposals. The Advisory Charter Proposals are considered non-routine proposals, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “AGAINST” such proposals.

The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “AGAINST” the Nasdaq Proposal. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Nasdaq Proposal.

The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Abstentions will have no effect on the Director

Election Proposal because an abstention is not a vote cast with respect to the proposal. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Consequently, broker non-votes will have no effect with respect to the Director Election Proposal.

The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “AGAINST” the Incentive Plan Proposal. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Q:     How do I vote?

A:     If you are a holder of record of Common Stock on the record date, you may vote by virtually attending the Annual Meeting and submitting a ballot via the live webcast or by submitting a proxy for the Annual Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual meeting, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Adjournment Proposal is considered a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to such proposal without receiving voting instructions.

The Business Combination Proposal, the Charter Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q:     What will happen if I abstain from voting or fail to vote at the Annual Meeting?

A:     At the Annual Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Director Election Proposal, while a failure to vote or abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Q:     How will a broker non-vote impact the results of each proposal?

A:     Broker non-votes will count as a vote “AGAINST” the Charter Proposal, and the Adjournment Proposal, but will not have any effect on the outcome of the Business Combination Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal.

Q:     How will the Sponsor Group vote?

A:     Concurrently with the execution of the Merger Agreement, the Sponsor Group entered into the Tuscan Support Agreement with Tuscan and Microvast, pursuant to which the Sponsor Group agreed to vote all shares of Common Stock held by them in favor of the Merger and each other proposal being submitted for the vote of Tuscan stockholders herein and abstain from exercising any conversion rights that they may have. The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock, none of which are Public Shares.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card so that it is received by Tuscan’s transfer agent prior to the vote at the Annual Meeting or virtually attend the Annual Meeting and submitting a ballot via the live webcast. Stockholders also may revoke their proxy by sending a notice of revocation to Tuscan’s transfer agent, which must be received prior to the vote at the Annual Meeting.

Q:     What happens if I fail to take any action with respect to the Annual Meeting?

A:     If you fail to take any action with respect to the Annual Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a stockholder and/or warrant holder of the Company. As a corollary, failure to deliver your stock certificate(s) to Tuscan’s transfer agent (either physically or electronically) no later than two business days prior to the Annual Meeting means you will not have any right in connection with the Business Combination to exchange your shares for a pro rata share of the funds held in Tuscan’s trust account. If you fail to take any action with respect to the Annual Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of the Company.

Q:     What should I do with my Tuscan stock and warrant certificates?

A:     Tuscan warrant holders and those stockholders who do not elect to have their Public Shares converted into the pro rata share of the trust account need not submit their certificates. Tuscan stockholders who exercise their conversion rights must deliver their stock certificates to Tuscan’s transfer agent (either physically or electronically) no later than two business days prior to the Annual Meeting in order to properly demand such conversion rights.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Tuscan shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Tuscan Holdings Corp.
135 E. 57th Street, 18th Floor
New York, New York 10022
Attn: Stephen A. Vogel
Telephone: (646) 948-7100

or

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
E-mail: [•]@morrowsodali.com

You may also obtain additional information about Tuscan from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek conversion of your shares, you will need to demand conversion of your shares by delivering your stock (either physically or electronically) to Tuscan’s transfer agent at the address below no later than two business days prior to the Annual Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our Microvast’s, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Microvast’s industry and market sizes, future opportunities for Tuscan, Microvast and Microvast Holdings, Tuscan’s and Microvast’s estimated future results and the Business Combination, including the implied enterprise value, the expected transaction and ownership structure and the likelihood and ability of the parties to successfully consummate the Business Combination. Such forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond Tuscan’s control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in Tuscan’s reports filed with the SEC and those identified elsewhere in this proxy statement, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•        inability to complete the Business Combination or, if Tuscan does not complete the Business Combination, any other business combination;

•        the inability to complete the Business Combination due to the failure to meet the closing conditions to the Business Combination, including the inability to obtain approval of Tuscan’s stockholders, the inability to consummate the contemplated PIPE financing, the failure to achieve the minimum amount of cash available following any conversions by Tuscan stockholders, the failure to meet the Nasdaq listing standards in connection with the consummation of the Business Combination, or the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement;

•        costs related to the Business Combination;

•        a delay or failure to realize the expected benefits from the Business Combination;

•        risks related to disruption of management time from ongoing business operations due to the Business Combination;

•        the impact of the ongoing COVID-19 pandemic;

•        changes in the highly competitive market in which Microvast competes, including with respect to its competitive landscape, technology evolution or regulatory changes;

•        changes in the markets that Microvast targets;

•        risk that Microvast may not be able to execute its growth strategies or achieve profitability;

•        the risk that Microvast is unable to secure or protect its intellectual property;

•        the risk that Microvast’s customers or third-party suppliers are unable to meet their obligations fully or in a timely manner;

•        the risk that Microvast’s customers will adjust, cancel or suspend their orders for Microvast’s products;

•        the risk that Microvast will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•        the risk of product liability or regulatory lawsuits or proceedings relating to Microvast’s products or services;

•        the risk that Microvast may not be able to develop and maintain effective internal controls;

•        the outcome of any legal proceedings that may be instituted against Tuscan, Microvast or any of their respective directors or officers following the announcement of the Business Combination;

•        risks of operations in the PRC; and

•        the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder conversions and purchase price and other adjustments.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Tuscan’s control. All information set forth herein speaks only as of the date hereof in the case of information about Tuscan and Microvast or the date of such information in the case of information from persons other than Tuscan or Microvast, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof except as may be required under applicable securities laws. Forecasts and estimates regarding Microvast’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the Business Combination Proposal, Charter Proposal, Advisory Charter Proposals, Nasdaq Proposal, Director Election Proposal, Incentive Plan Proposal, or Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect Tuscan and/or Microvast.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Annual Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement. The Merger Agreement is the legal document that governs the Business Combination. It is also described in detail in this proxy statement in the section titled “The Merger Agreement.”

The Parties

Tuscan

Tuscan Holdings Corp. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Tuscan was incorporated under the laws of the State of Delaware on November 5, 2018. In connection with Tuscan’s organization, Tuscan issued an aggregate of 5,750,000 shares of Common Stock to the Sponsor Group for an aggregate purchase price of $25,000, or approximately $0.004 per share. In March 2019, Tuscan effected a stock dividend of 0.2 shares of Common Stock for each outstanding share of Common Stock, resulting in the Sponsor Group holding an aggregate of 6,900,000 shares of Common Stock. In November 2018, Tuscan also issued to designees of EarlyBirdCapital, Inc. (“EarlyBirdCapital”), the representative of the underwriters of Tuscan’s initial public offering, an aggregate of 300,000 shares of Common Stock (“Representative Shares”) at a price of $0.0001 per share.

On March 7, 2019, Tuscan completed its initial public offering of 27,600,000 units, which included the full exercise by the underwriters of their over-allotment option. Each Tuscan Unit consists of one share of Common Stock and one Tuscan Warrant, with each Tuscan Warrant entitling the holder to purchase one share of Common Stock at an initial exercise price of $11.50 per share. The Tuscan Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $276,000,000. Simultaneous with the consummation of the initial public offering, Tuscan consummated the private placement of the Private Units at a price of $10.00 per unit, generating gross proceeds of $6,870,000. The Private Units are identical to the Tuscan Units sold in the initial public offering, except that the warrants underlying the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Since the initial public offering, Tuscan’s activity has been limited to the evaluation of business combination candidates.

On December 3, 2020, Tuscan received stockholder approval to extend the date by which it must complete an initial business combination from December 7, 2020 to April 30, 2021. In connection with such extension, holders of 3,198 Public Shares exercised their right to convert their shares into cash at a conversion price of approximately $10.22 per share, for an aggregate conversion amount of approximately $32,684.

Tuscan is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, Tuscan is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Tuscan has irrevocably opted to take advantage of such extended transition period.

Tuscan could remain an emerging growth company until the last day of its fiscal year following March 7, 2024 (the fifth anniversary of the consummation of Tuscan’s initial public offering). However, if Tuscan has total annual gross revenue of at least $1.07 billion, or its non-convertible debt issued within a three-year period or its total revenues exceed $1.0 billion or the market value of the Common Stock held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Tuscan would cease to be an emerging growth company as of the following fiscal year.

After consummation of the Business Combination, the funds in the trust account will be used by Tuscan to pay holders of the Public Shares who exercise conversion rights, to pay Tuscan’s tax obligations incurred prior to the closing, to repay loans included on Tuscan’s balance sheet as of the closing and permitted to be repaid under the Merger Agreement, to pay certain expenses incurred in connection with the Business Combination with Microvast, and any remaining balance will be used for working capital and general corporate purposes, including funding for organic growth and potential acquisitions.

Tuscan’s units, common stock and warrants are listed on Nasdaq under the symbols “THCBU,” “THCB,” and “THCBW,” respectively.

Tuscan’s principal executive office is located at 135 E. 57th Street, 18th Floor, New York, New York 10022 and its telephone number at that address is (646) 948-7100. After the consummation of the Business Combination, Tuscan’s principal executive office will be that of Microvast, located at 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477 and its telephone number at that address will be (281) 491-9505.

Merger Sub

TSCN Merger Sub Inc. is a wholly-owned subsidiary of Tuscan formed solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of the state of Delaware on January 21, 2021. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 135 E. 57th Street, 18th Floor, New York, New York 10022 and its telephone number at that address is (646) 948-7100. After the consummation of the Business Combination, Merger Sub will cease to exist.

Microvast

Microvast is a technology innovator for Li-ion batteries that designs, develops and manufactures battery systems for electric vehicles and energy storage that feature ultra-fast charging capabilities, long life and superior safety. Its vision is to solve the key constraints in electric vehicle development and in high-performance energy storage applications. Microvast believes the ultra-fast charging capabilities of its battery systems make charging electric vehicles as convenient as fueling conventional vehicles. Microvast believes that the long battery life of its battery systems also reduces the total cost of ownership of electric vehicles and energy storage applications.

Microvast offers its customers a broad range of cell chemistries: LTO, LFP, NMC-1 and NMC-2. Based on its customer’s application, Microvast designs, develops and integrates the preferred chemistry into its cell, module and pack manufacturing capabilities. Its strategic priority is to offer these battery solutions for commercial vehicles and energy storage systems. Microvast defines commercial vehicles as light, medium, heavy-duty trucks, buses, trains, mining trucks, marine applications, automated guided and specialty vehicles. For energy storage applications, Microvast focuses on high-performance applications such grid management and frequency regulation.

Additionally, as a vertically integrated battery company, Microvast designs, develops and manufactures the following battery components: cathode, anode, electrolyte and separator. Microvast also markets its FCG cathode and polyaramid separator to passenger car OEMs and consumer electronics manufacturers.

After initially focusing on the PRC and Asia-Pacific regions, Microvast has expanded its presence and product promotion to Europe and the United States to capitalize on the rapidly growing electrification markets. The success of this strategic shift was validated by a landmark cooperation agreement with FPT Industrial, the global powertrain brand of CNH Industrial Group (“FPT”), in 2020.

Since Microvast launched its first ultra-fast battery system in 2009, Microvast had sold and delivered approximately 2,013.4 MWh of battery systems. As of September 30, 2020, Microvast had a backlog order of approximately $31.9 million for its battery systems equivalent to approximately 90.8 MWh. Its revenue for the nine months ended September 30, 2020 increased $13.8 million, or 30.2%, compared to the same period in 2019.

In Europe, Microvast has delivered over 1,500 units of ultra-fast charging battery systems to bus OEMs and operators as of December 31, 2020. Small-scale prototype projects are ongoing with regard to sports cars, commercial vehicles (through a partnership with FPT), trucks, port equipment and marine applications. In addition, Microvast is jointly developing electric power-train solutions with leading commercial vehicle OEMs and a first-tier automotive supplier using LTO, NMC1 and NMC2 technologies.

Microvast was incorporated under the laws of the State of Texas in October 2006, and converted into a Delaware corporation on December 31, 2015. Its principal executive office is located at 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477 and its telephone number at that address is (281) 491-9505.

The Business Combination Proposal

The stockholders of Tuscan will vote on a proposal to adopt the Merger Agreement and the Business Combination, including the Merger of Merger Sub with and into Microvast, with Microvast surviving as a wholly owned subsidiary of Tuscan and the securityholders of Microvast becoming securityholders of Tuscan, and the issuance of shares of Common Stock to securityholders of Microvast in the Merger. As part of the Business Combination, upon adoption of the Proposed Charter, Tuscan will be renamed “Microvast Holdings, Inc.”

A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are encouraged to read the Merger Agreement in its entirety. See the section titled “The Business Combination Proposal — Structure of the Business Combination” for more information.

Consideration to Microvast Securityholders

Under the Merger Agreement, each share of Microvast’s common stock and preferred stock issued and outstanding immediately prior to the effective time of the Merger (other than those owned by Tuscan, Merger Sub or Microvast or any of their respective direct or indirect wholly owned subsidiaries) will be converted into the right to receive, and become exchangeable for, a number of shares of Common Stock, with each such holder of capital stock of Microvast being entitled to receive his, her or its portion of (1) the Closing Shares and (2) the Earn-Out Shares, if any, as more fully described in this proxy statement.

Each of the options to purchase Microvast’s common stock that is outstanding as of immediately prior to the effective time of the Merger, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted at such effective time into an option to acquire a number of shares of Common Stock equal to the product of (1) the number of shares of Microvast’s common stock subject to the option as of immediately prior to the effective time of the Merger and (2) 160.3 (the “Common Exchange Ratio”), rounded down to the nearest whole share, at an exercise price per share of Common Stock equal to the quotient of (a) the exercise price per share of Microvast’s common stock subject to the option as of immediately prior to the effective time of the Merger divided by (b) the Common Exchange Ratio, rounded up to the nearest whole cent.

Each restricted stock unit of Microvast represents the right of the holder to receive one share of Microvast’s common stock (or, if applicable, cash or a combination of cash and shares), subject to a dollar-denominated cap. Each such restricted stock unit that is outstanding immediately prior to the effective time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at such effective time into a restricted stock unit of Tuscan, covering the Common Exchange Ratio of a share of Common Stock, rounded to the nearest whole number. With respect to the capped restricted stock units of Microvast, the cap applicable to each corresponding restricted stock unit of Tuscan will be equal to the quotient of (1) the applicable dollar cap divided by (2) the Common Exchange Ratio.

All promissory notes issued by Microvast under the Note Purchase Agreement, dated January 4, 2021, by and among Microvast and the lenders named therein will be converted into the right to receive shares of Common Stock. The promissory notes were issued in tranches of $25,000,000 and $32,500,000 million that will convert at the effective time into an aggregate of 6,736,111 shares of Common Stock, as more fully described in this proxy statement. Holders of shares of Common Stock issued in connection with such conversion will receive registration rights no less favorable than the holders of Common Stock issued in connection with the PIPE Financing, as described below.

See the section titled “The Business Combination Proposal — Structure of the Business Combination.”

PIPE Transaction

Contemporaneously with the execution of the Merger Agreement, certain investors entered into subscription agreements, pursuant to which such investors subscribed for an aggregate value of $482,500,000, representing 48,250,000 shares of Common Stock at a purchase price of $10.00 per share in a private placement to be consummated immediately prior to the consummation of the Business Combination. Closing under the subscription agreements is subject to certain conditions, including, among other things, the closing of the Merger.

Additional Agreements

Concurrently with the execution of the Merger Agreement, the Sponsor Group entered into the Tuscan Support Agreement with Tuscan and Microvast, pursuant to which the Sponsor Group agreed to vote all shares of Common Stock held by them in favor of the Merger and each other proposal being submitted for the vote of Tuscan stockholders herein and abstain from exercising any conversion rights that they may have. Sponsor has agreed that if Tuscan’s transaction expenses exceed $46,000,000 (collectively, the “Tuscan Expense Cap”), then, Sponsor shall either (1) pay any such amount in excess of the Tuscan Expense Cap to Tuscan in cash or (2) forfeit to Tuscan (for no consideration) such number of shares of Common Stock (valued at $10.00 per share) that would, in the aggregate, have a value equal to such amount in excess of the Tuscan Expense Cap. See the section titled “The Merger Agreement — Additional Agreements.”

Concurrently with the execution of the Merger Agreement, Tuscan, MVST SPV, Microvast, MPS, the MPS CL Investors, the MPS Minority Investors and certain other parties entered into the Framework Agreement, pursuant to which, among other things, (1) the MPS CL Investors will waive certain rights with respect to the Convertible Loans held by such MPS CL Investors that were issued under the Convertible Loan Agreement and, in connection therewith, the CL Affiliates will subscribe for the number of shares that would otherwise have been issued to the MPS CL Investors in the Business Combination had the MPS CL Investors been direct stockholders of Microvast, and (2) the MPS Minority Investors will waive any voting or economic rights they may have in any MPS equity held by them and, in connection therewith, Tuscan will issue to MVST SPV (or any successor thereto), to be held on behalf of such MPS Minority Investors, the number of shares that would otherwise have been issued to the MPS Minority Investors in the Business Combination had the Minority Investors been direct stockholders of Microvast. See the section titled “The Merger Agreement — Additional Agreements.”

Concurrently with the execution of the Merger Agreement and pursuant to the Framework Agreement, Tuscan entered into subscription agreements with each of the CL Affiliates pursuant to which Tuscan and such CL Affiliates have agreed to effect the CL Private Placement. The shares of Common Stock issued pursuant to the CL Private Placement will be used by MPS to (1) discharge all of the obligations of MPS to the CL Investors with respect to the Convertible Loans and (2) acquire all of the outstanding equity interests in MPS held by the MPS Investors, in each case, pursuant to the Framework Agreement. See the section titled “The Merger Agreement — Additional Agreements.”

Pursuant to the Merger Agreement, the Microvast Holders, the MPS Investors, the CL Affiliates and the Sponsor Group will enter into the Registration Rights and Lock-Up Agreement with Tuscan, pursuant to which the Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the parties thereto. The Registration Rights and Lock-Up Agreement will also provide the parties thereto with “piggy-back” registration rights, subject to certain requirements and customary conditions. Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the shares of Common Stock held by the parties thereto to be locked-up for a period of time in accordance with the terms set forth therein. See the section titled “The Merger Agreement — Additional Agreements.”

Pursuant to the Merger Agreement the Microvast Holders and the Sponsor Group will enter into the Stockholders Agreement with Tuscan, providing for certain governance matters relating to Microvast Holdings. The Stockholders Agreement provides for, among other things, the size and composition of the initial Board of Directors of Microvast Holdings upon the Closing, which will initially consist of a classified Board of seven directors, a majority of which will be independent. See the section titled “The Merger Agreement — Additional Agreements.”

The parties plan to complete the Business Combination promptly after the Annual Meeting, provided that:

•        Tuscan’s stockholders have approved the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal;

•        Tuscan has at least $5,000,001 of net tangible assets immediately prior to or upon the consummation of the Business Combination; and

•        the other conditions specified in the Merger Agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the sections titled “The Business Combination Proposal — Tuscan’s Board of Directors’ and Advisors’ Reasons for Approval of the Business Combination,” Tuscan’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering, including that the business of Microvast had a fair market value of at least 80% of the balance of the funds in the trust account (exclusive of taxes payable) at the time of execution of the Merger Agreement.

Immediately following the Closing, the Microvast Holders will hold approximately 69.9% of the issued and outstanding Common Stock and the current stockholders of Tuscan will hold approximately 9.2% of the issued and outstanding Common Stock, which pro forma ownership (1) assumes no Public Stockholder exercises its conversion rights, and (2) reflects the issuance of an aggregate of 48,250,000 shares of Common Stock in the PIPE Financing but does not include the effect of any other financing of Tuscan. If the maximum number of Public Shares are converted into cash such that Microvast does not have the right to terminate the Merger Agreement as described herein (i.e., Tuscan has at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination), such percentages will be approximately 76.8% and 0.2%, respectively.

If the Business Combination Proposal is not approved by Tuscan’s stockholders at the Annual Meeting, none of the other proposals will be presented at the Annual Meeting for a vote (other than, potentially, the Adjournment Proposal).

Assumptions Made in Ownership Calculations

The ownership calculations set forth herein with regard to Microvast Holdings following the Closing of the Business Combination are based upon the following assumptions: (1) 210,000,000 Closing Shares will be issued to existing Microvast Equity Holders, including those shares issuable pursuant to the Framework Agreement, (2) 6,736,111 shares of Common Stock will be issued to the Microvast Convertible Noteholders, (3) the Sponsor Group owns 7,458,589 outstanding shares of Common Stock and none of these shares are forfeited pursuant to the Tuscan Support Agreement, (4) EarlyBirdCapital owns 428,411 outstanding shares of Common Stock, and (5) 48,250,000 shares of Common Stock will be issued to the PIPE Investors. None of the assumptions take into account (1) the issuance of up to 20,000,000 Earn-Out Shares or (2) any shares of Common Stock issuable (a) at $11.50 per share, upon exercise of the 28,287,000 outstanding warrants or (b) with respect to any grants that may be issued pursuant to the 2021 Plan. There are 27,600,000 Public Shares of Common Stock outstanding. The maximum number of Public Shares that Tuscan may accept for conversion is 27,110,763, leaving 489,237 Public Shares outstanding following such conversions. So, if no conversions are assumed, 27,600,000 Public Shares are outstanding, and if the maximum conversions are assumed, 489,237 Public Shares are outstanding.

The Charter Proposal

The stockholders of Tuscan will vote on a separate proposal to adopt the Proposed Charter and the Proposed Bylaws, which will be effective following the Business Combination. See the section titled “The Charter Proposal.”

The Advisory Charter Proposals

The stockholders of Tuscan will vote on separate proposals to approve and adopt, on a non-binding advisory basis, certain differences between the Charter and the Proposed Charter, which are being separately presented in accordance with SEC requirements, including:

•        Advisory Charter Proposal A — Microvast Holdings will have authorized capital stock of 800,000,000 shares, consisting of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock.

•        Advisory Charter Proposal B — So long as the Stockholders Agreement remains in effect and Wu is a stockholder of Microvast Holdings, (1) any increase or decrease in the number of directors on the Board shall require the affirmative vote of the directors then in office nominated by Wu and (2) each committee of the Board will consist of a number of directors proportionate to the number of directors on the Board nominated by Wu, in each case, pursuant to the terms of the Stockholders Agreement.

•        Advisory Charter Proposal C — So long as Wu owns at least 10% of the total voting power of Microvast Holdings, (1) special meetings of the stockholders may only be called by the Board, the chairman of the Board, or Wu and (2) the Proposed Charter may only be amended by the affirmative vote of the holders of at least 75% of the total voting power of Microvast Holdings.

•        Advisory Charter Proposal D — Microvast Holdings will elect to not be governed by Section 203 of the DGCL.

See the section titled “The Advisory Charter Proposals.”

The Nasdaq Proposal

The stockholders of Tuscan will vote on a proposal to approve (1) the issuance of up to an aggregate of 230,000,000 shares of Common Stock to the securityholders of Microvast in the Business Combination (and is inclusive of the shares to be issued pursuant to the Framework Agreement and the CL Private Placement), (2) the issuance of 6,736,111 shares of Common Stock in the Bridge Notes Conversion and (3) the issuance of an aggregate of 48,250,000 shares of Common Stock at a price of $10.00 per share, for an aggregate purchase price of $482,500,000 pursuant to a series of PIPE Subscription Agreements with the PIPE Investors, which PIPE Financing will close simultaneously with, and is conditioned on the closing of, the Business Combination. See the section titled “The Nasdaq Proposal.”

The Director Election Proposal

At the Annual Meeting, seven directors will be elected to Tuscan’s board of directors, in each case to serve staggered terms on the board until the first, second and third annual meetings of stockholders, respectively, until their successors are elected and qualified. Upon the consummation of the Business Combination, if the proposed nominees are elected, the directors of Tuscan will be Yang Wu, Yanzhuan Zheng, Craig Webster, Stanley Whittingham, Arthur Wong, Stephen Vogel and Ying Wei. See the section titled “The Director Election Proposal.”

The Incentive Plan Proposal

The 2021 Plan will reserve 5% of the fully-diluted shares of Common Stock outstanding immediately following the Closing (not including the shares underlying awards rolled over from the Microvast Plan) for issuance in accordance with the 2021 Plan’s terms. The purpose of the 2021 Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of Tuscan and its affiliates and promoting the creation of long-term value for stockholders of Tuscan by closely aligning the interests of such individuals with those of other stockholders. The 2021 Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of stockholder value. See the section titled “The Incentive Plan Proposal.” The 2021 Plan is attached as Annex C to this proxy statement. You are encouraged to read the 2021 Plan in its entirety.

The Adjournment Proposal

If the officer presiding over the Annual Meeting determines that it would be in the best interests of Tuscan to adjourn the Annual Meeting to give Tuscan more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, if Tuscan would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Business Combination, or if another condition to closing the Business Combination has not been satisfied), Tuscan’s board of directors may submit a proposal to adjourn the Annual Meeting to a later date or dates. See the section titled “The Adjournment Proposal.”

Tuscan’s Initial Stockholders

As of the record date for the Annual Meeting, the Sponsor Group beneficially owned and were entitled to vote an aggregate of 7,458,589 shares of Common Stock, which currently constitutes approximately 20.85% of the outstanding shares of Common Stock.

In connection with the initial public offering, each of the Tuscan initial stockholders agreed to vote the shares of Common Stock held by him, her or it in favor of the Business Combination Proposal. The initial stockholders are contractually obligated to vote their shares in favor of all other proposals being presented at the Annual Meeting. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding Common Stock, must be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved.

The shares of Common Stock held by the Sponsor Group have no conversion rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by Tuscan. In connection with the initial public offering, the Founder Shares were placed into escrow. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (1) with respect to 50% of such shares, for a period ending on the earlier of the one-year anniversary of the date of the consummation of Tuscan’s initial business combination and the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period following the consummation of our initial business combination and (2) with respect to the remaining 50% of such shares, for a period ending on the one-year anniversary of the date of the consummation of Tuscan’s initial business combination, or earlier if, subsequent to the initial business combination, Tuscan consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Tuscan’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The limited exceptions include transfers, assignments or sales (1) to the Sponsor Group or the Sponsor Group’s officers, directors, consultants or their affiliates, (2) to an entity’s members upon its liquidation, (3) to relatives and trusts for estate planning purposes, (4) by virtue of the laws of descent and distribution upon death, (5) pursuant to a qualified domestic relations order, (6) to Tuscan for no value for cancellation in connection with the consummation of the initial business combination, or (7) in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (6) or with Tuscan’s prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions.

Date, Time and Place of Annual Meeting of Tuscan’s Stockholders

The Annual Meeting will be held at 9:00 a.m., eastern time, on               , 2021. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the Annual Meeting will be a virtual meeting.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the Annual Meeting if they owned shares of Common Stock at the close of business on               , 2021, which is the record date for the Annual Meeting. Stockholders will have one vote for each share of Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Tuscan Warrants do not have voting rights. On the record date, there were                shares of Common Stock outstanding, of which 27,600,000 were shares sold in Tuscan’s initial public offering, which Tuscan refers to as its Public Shares.

Quorum and Vote of Tuscan Stockholders

A quorum of Tuscan stockholders is necessary to hold a valid meeting. A quorum will be present at the Tuscan Annual Meeting if a majority of the issued and outstanding shares of Common Stock on the record date that are entitled to vote at the Annual Meeting are represented by stockholders present at the Annual Meeting or by proxy. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

The proposals presented at the Annual Meeting will require the following votes:

•        Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote “against” the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if Tuscan has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination.

•        Charter Proposal — The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposal. The Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on the proposal without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposal.

•        Advisory Charter Proposals — The approval of the Advisory Charter Proposals will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote “against” the Advisory Charter Proposals. Brokers are not entitled to vote on the Advisory Charter Proposals absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Advisory Charter Proposals. A vote to approve the Advisory Charter Proposals is an advisory vote, and therefore, is not binding on Tuscan, Microvast or their respective boards of directors.

•        Nasdaq Proposal — The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Nasdaq Proposal.

•        Director Election Proposal — The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Abstentions will have no effect on the Director Election Proposal because an abstention is not a vote cast with respect to the proposal. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Consequently, broker non-votes will have no effect with respect to the Director Election Proposal.

•        Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

•        Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Adjournment Proposal. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “against” the Adjournment Proposal.

The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock, none of which are Public Shares. Such shares, as well as any shares of Common Stock acquired in the open market by the Sponsor Group, are contractually obligated to be voted in favor of the Proposals. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding Common Stock, must be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved.

Under the Merger Agreement, the approval of each of the Business Combination Proposal, Charter Proposal, Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal is a condition to the consummation of the Business Combination.

Conversion Rights

Pursuant to the Charter, a holder of Public Shares may demand that Tuscan convert such shares into cash if the Business Combination is consummated; provided that Tuscan may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination. Holders of Public Shares will be entitled to receive cash for these shares only if they deliver their shares to Tuscan’s transfer agent no later than two business days prior to the Annual Meeting. Holders of Public Shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such Public Shares as of the record date to exercise conversion rights. If the Business Combination is not consummated, these shares will not be converted into cash. If a holder of Public Shares properly demands conversion, delivers his, her, or its shares to Tuscan’s transfer agent as described above, and the Business Combination is consummated, Tuscan will convert each Public Share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination. It is anticipated that this would amount to approximately $               per share calculated as of two business days prior to the consummation of the Business Combination. If a holder of Public Shares exercises its conversion rights, then it will be exchanging its shares of Common Stock for cash and will no longer own the shares. See the section titled “Annual Meeting of Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Holders of Tuscan Warrants will not have conversion rights with respect to such warrants.

Appraisal Rights

Tuscan stockholders (including the initial stockholders) and warrant holders do not have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Tuscan has hired Morrow Sodali LLC to assist in the proxy solicitation process.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Annual Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “Annual Meeting of Stockholders — Revoking Your Proxy.”

Interests of Tuscan’s Directors, Officers and Others in the Business Combination

Tuscan’s directors and executive officers have interests in the Business Combination which include, among other things:

•        If the Business Combination or another business combination is not consummated by April 30, 2021 or such later date as approved by Tuscan’s stockholders, Tuscan will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event:

•        the 6,810,000 shares of Common Stock beneficially held by the Sponsor, a company affiliated with Stephen Vogel, Tuscan’s Chief Executive Officer, and an additional 90,000 shares of Common Stock acquired by the Sponsor, of which 30,000 shares have been allocated to each of the three current independent directors of Tuscan (a portion of which are subject to forfeiture pursuant to the Escrow Agreement), all of which were acquired for an aggregate purchase price of approximately $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 558,589 shares of Common Stock and 558,589 Private Warrants underlying the Private Units that were acquired by the Sponsor simultaneously with the initial public offering for an aggregate purchase price of approximately $5.6 million. Such shares of Common Stock and Private Warrants had an aggregate market value of approximately $               million and $               million, respectively, based on the last sale price of $               and $               of the Common Stock and Tuscan Warrants, respectively, on Nasdaq on             , 2021.

•        the economic interests in the Sponsor held by Tuscan’s directors and officers, each of whom is a member of the Sponsor, which gives them an interest in the securities of Tuscan held by the Sponsor, and which interests would also become worthless if Tuscan does not complete a business combination within the applicable time period, include the following:

•        Ms. Butte, an independent director of Tuscan, made an investment in the equity of the Sponsor in the amount of $25,000, which gives Ms. Butte an interest in 2,500 Private Units and 2,500 additional shares of Common Stock held by the Sponsor, which Private Units would have a market value of approximately $               and which additional shares of Common Stock would have a market value of approximately $              , based on the last sale price of $               and $               of the Tuscan Units and Common Stock, respectively, on Nasdaq on               , 2021;

•        Mr. Selig, an independent director of Tuscan, made an investment in the equity of the Sponsor in the amount of $100,000, which gives Mr. Selig an interest in 10,000 Private Units and 10,000 additional shares of Common Stock held by the Sponsor, and Mr. Selig has an interest in an additional 125,000 shares of Common Stock held by the Sponsor, which Private Units would have a market value of approximately $               and which additional shares of Common Stock (totaling 135,000 shares) would have a market value of approximately $              , each based on the last sale price of $               and $               of the Tuscan Units and Common Stock, respectively, on Nasdaq on               , 2021;

•        Mr. Rieger, an independent director of Tuscan, made an investment in the equity of the Sponsor in the amount of $250,000, which gives Mr. Rieger an interest in 25,000 Private Units and 25,000 additional shares of Common Stock held by the Sponsor, which Private Units would have a market value of approximately $               and which additional shares of Common Stock would have a market value of approximately $              , based on the last sale price of $               and $               of the Tuscan Units and Common Stock, respectively, on Nasdaq on               , 2021;

•        Ms. Epstein, the President, Chief Financial Officer and a director of Tuscan, made an investment in the equity of the Sponsor in the amount of $100,000, which gives Ms. Epstein an interest in 10,000 Private Units and 10,000 additional shares of Common Stock held by the Sponsor, and Ms. Epstein is entitled to receive an additional 400,000 shares of Common Stock held by the Sponsor, which Private Units would have a market value of approximately $               and which additional shares of Common Stock (totaling 410,000 shares) would have a market value of approximately $              , each based on the last sale price of $               and $               of the Tuscan Units and Common Stock, respectively, on Nasdaq on               , 2021;

•        Stephen Vogel is expected to be a director of Microvast Holdings following the Business Combination. As such, in the future he may receive cash fees, stock options or stock awards that the Board determines to pay to its directors.

•        In connection with Tuscan’s initial public offering, the Sponsor has agreed that it will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by certain claims of target businesses or vendors or other entities that are owed money by Tuscan for services rendered or contracted for or products sold to Tuscan. If Tuscan is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Tuscan for services rendered or contracted for or products sold to Tuscan, but only if such a vendor or target business has not executed such a waiver.

•        If Tuscan is unable to complete a business combination within the required time period, it will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, the Sponsor has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has agreed not to seek repayment for such expenses.

•        Affiliates of InterPrivate Capital LLC (“InterPrivate”), a co-sponsor of Tuscan, have subscribed to purchase 6,500,000 shares of Common Stock pursuant to the PIPE for an aggregate purchase price of $65 million, which shares have a market value of $          , based on the last sale price of the Common Stock on Nasdaq on           , 2021. In addition, Mr. Vogel and the Sponsor entered into an agreement with InterPrivate pursuant to which InterPrivate would advise Tuscan with respect to Tuscan’s evaluation of business combination transactions. Pursuant to the agreement, the Sponsor granted InterPrivate a profits interest attributable to a portion of the securities of Tuscan held by the Sponsor, subject to the consummation of the Business Combination.

•        If a business combination is not completed, Tuscan’s board of directors may not receive reimbursement for any out-of-pocket expenses incurred by them on Tuscan’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed that portion of the Trust Account that is not required to be retained in the Trust Account.

•        All rights specified in the Charter relating to the right of officers and directors to be indemnified by Tuscan, and of Tuscan’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and Tuscan liquidates, Tuscan will not be able to perform its obligations to its officers and directors under those provisions.

•        The Sponsor or its affiliates may loan money to Tuscan through the closing of the Business Combination. Such loans are payable, without interest, at the closing of the Business Combination; provided however that at the Sponsor’s option, up to $1,500,000 may be converted into up to 150,000 Private Units. The 150,000 shares of Common Stock and Private Warrants underlying such Private Units had an aggregate market value of approximately $               and $              , respectively based on the last sale price of $               and $               of the Common Stock and Tuscan Warrants, respectively, on Nasdaq on               , 2021. If the Business Combination is not consummated, these loans will not be repaid.

Recommendation to Stockholders

Tuscan’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Annual Meeting are fair to and in the best interest of Tuscan’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the election of all of the persons nominated for election as directors, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Conditions to the Closing of the Business Combination

General Conditions

Under the terms of the Merger Agreement, the consummation of the Transactions is conditioned, among other things:

•        No law being in effect that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions;

•        All waiting periods under the HSR Act having expired or terminated;

•        The requisite approval of the Microvast stockholders having been obtained (which approval was obtained on February 1, 2021);

•        The Tuscan stockholders have approved the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal; and

•        The Framework Agreement continuing to be in full force and effect.

Microvast’s Conditions to Closing

The obligations of Microvast to consummate the Business Combination is also conditioned upon, among other things:

•        The representations of Tuscan and Merger Sub being accurate (subject to certain bring-down standards);

•        The agreements and covenants of Tuscan and Merger Sub required by the Merger Agreement to be performed prior to the Effective Time having been performed in all material respects;

•        There being no material adverse effect with respect to Tuscan having occurred between the date of the Merger Agreement and the Closing that is continuing;

•        The Common Stock to be issued in the Merger and in the PIPE Financing having been approved for listing on Nasdaq;

•        Tuscan’s existing directors, other than Stephen Vogel, resigning, effective as of the Closing;

•        Tuscan’s existing officers resigning, effective as of the Closing;

•        All conditions to the funding of the PIPE Financing having been satisfied or waived;

•        The stockholders of Tuscan having approved the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal at the Annual Meeting;

•        After giving effect to the exercise of conversion rights by Public Stockholders of outstanding Public Shares, the amount of funds available to Tuscan, whether inside or outside of the trust account, plus the gross proceeds received from the PIPE Financing, being at least $250,000,000;

•        Tuscan and the Sponsor Group executing the Registration Rights Agreement;

•        Tuscan and the Sponsor Group executing the Stockholders Agreement;

•        The execution of certain documents contemplated by the Framework Agreement (which documents have been executed as of February 1, 2021); and

•        Tuscan issuing to the MVST SPV 17,253,182 shares of Common Stock, which represents the MPS Minority Holders’ share of 210,000,000 shares of Common Stock.

Tuscan’s and Merger Sub’s Conditions to Closing

The obligations of Tuscan and Merger Sub to consummate the Business Combination is also conditioned upon, among other things:

•        The representations of Microvast being accurate (subject to certain bring-down standards);

•        The agreements and covenants of Microvast required by the Merger Agreement to be performed prior to the Effective Time having been performed in all material respects;

•        There being no material adverse effect with respect to Microvast having occurred between the date of the Merger Agreement and the Closing that is continuing;

•        The Microvast Holders and the MPS Investors executing the Registration Rights Agreement;

•        The Microvast Holders and the MPS Investors executing the Stockholders Agreement;

•        The execution of certain documents contemplated by the Framework Agreement (which documents have been executed as of February 1, 2021); and

•        Microvast and the Microvast Holders that are party to Microvast’s existing shareholders agreement having terminated such agreement.

Waivers

Either Tuscan or Microvast may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to the Charter, Tuscan cannot consummate the Business Combination if it has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination.

Termination

The Merger Agreement may be terminated prior to the Closing, as follows:

•        by mutual written consent of Tuscan and Microvast;

•        by either Tuscan or Microvast if the Transactions are not consummated on or before July 31, 2021 (or May 1, 2021 if the deadline by which Tuscan must consummate a business combination is not extended), subject to certain limitations;

•        by either Tuscan or Microvast if any applicable governmental authority shall have issued a final and non-appealable order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

•        by either Tuscan or Microvast if Tuscan’s stockholders fail to approve the Proposals;

•        by Tuscan if Microvast shall have failed to deliver the requisite approval of the Microvast stockholders within 24 hours after the execution of the Merger Agreement (which approval was timely obtained and delivered);

•        by Microvast if Tuscan shall have failed to deliver the consent of Tuscan as sole stockholder of Merger Sub within 24 hours after the execution of the Merger Agreement (which consent was timely obtained and delivered);

•        by either Tuscan or Microvast upon certain material breaches of the other party;

•        by Tuscan if, prior to obtaining the requisite stockholder approval, the Microvast board of directors makes an Adverse Recommendation Change (as defined in this proxy statement); or

•        by Microvast at any time prior to receipt of the Microvast stockholder approval in order to enter into a definitive agreement with respect to a Superior Proposal (as defined in this proxy statement), if Microvast’s board of directors determines in good faith, in consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

In certain circumstances, a termination fee may be due upon termination of the Merger Agreement. See the section titled “The Merger Agreement — Termination” for more information. On February 1, 2021, the requisite approval of the Microvast stockholders was obtained, and the consent of Tuscan as sole stockholder of Merger Sub was delivered to Microvast.

Anticipated Tax Consequences of the Business Combination

Each of Tuscan and Microvast intends and expects the Merger to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. For a description of the anticipated material U.S. federal income tax consequences of the merger, please see the information set forth in “The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Tuscan will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Microvast comprising the ongoing operations of Microvast Holdings, Microvast senior management comprising the senior management of Microvast Holdings, and that the former owners and management of Microvast will have control of the Board after the Business Combination. In accordance with guidance applicable to these circumstances, the Business Combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Microvast issuing shares for the net assets of Tuscan, accompanied by a recapitalization. The net assets of Tuscan will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Closing will be those of Microvast.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the applicable state offices necessary to effectuate the Business Combination.

Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 38. Such risks include, but are not limited to:

•        Risks related to Microvast’s business and industry, including that:

•        Microvast’s future growth depends on the willingness of commercial vehicle and specialty vehicle operators and consumers to adopt electric vehicles. Developments in alternative technology or other fossil fuel alternatives may adversely affect the demand for Microvast’s battery products.

•        Certain components of Microvast’s batteries pose safety risks that may cause accidents. Microvast may be subject to financial and reputational risks due to product recalls and product liability claims, and Microvast could face substantial liabilities which exceed its resources.

•        Microvast has a limited customer base and depends on a small number of customers for a significant portion of its revenues to date and this dependence is likely to continue.

•        The unavailability, reduction or elimination of, or uncertainty regarding, government and economic incentives or subsidies available to end-users and original equipment manufacturers in the PRC and abroad could have a material adverse effect on Microvast’s business, financial condition, operating results and prospects.

•        In connection with the audits of Microvast’s consolidated financial statements as of and for the years ended December 31, 2018 and 2019, Microvast and its independent registered public accounting firm identified two material weaknesses in its internal control over financial reporting. If Microvast fails to develop and maintain an effective system of internal control over financial reporting, it may be unable to accurately report its financial results or prevent fraud, and investor confidence and the market price of the Common Stock may be adversely impacted.

•        Microvast’s limited operating history makes evaluating its business and future prospects difficult, and may increase the risk of your investment.

•        Microvast has incurred losses in the operation of its business and anticipates that it will continue to incur losses in the future. Microvast may never achieve or sustain profitability.

•        Microvast may experience difficulty in developing and commercializing new products.

•        Microvast currently purchases certain key raw materials and components from third parties, some of which it only sources from one supplier or from a limited number of suppliers.

•        If Microvast is unable to integrate its products into vehicles manufactured by its OEM customers, its results of operations could be impaired.

•        Microvast’s business depends substantially on the continuing efforts of its senior executives and other key personnel as well as the ability to attract, train and retain highly skilled employees and key personnel.

•        Microvast’s management has limited experience in operating a public company.

•        Microvast’s planned expansion into new applications and markets poses additional risks which could adversely affect its business, financial condition and results of operations.

•        Microvast’s operations expose it to litigation, environmental and other legal compliance risks. Compliance with environmental regulations can be expensive, and Microvast’s failure to comply with these regulations may result in monetary damages and fines, adverse publicity and a material adverse effect on its business.

•        The uncertainty in global economic conditions and the risks related to health epidemics, including the COVID-19 pandemic, could have a material adverse effect on its business and results of operations.

•        Risks related to Microvast’s intellectual property, including that:

•        Microvast relies substantially on unpatented proprietary technologies and Microvast’s success depends on its ability to obtain, maintain and protect its intellectual property rights.

•        Microvast may not be able to protect its intellectual property rights in the PRC.

•        Risks related to doing business in the PRC, including that:

•        Any future revocation of approvals or any future failure to obtain approvals applicable to Microvast’s business or any adverse changes in foreign investment policies of the PRC government may have a material adverse impact on Microvast’s business, financial condition and results of operations.

•        Changes in the economic and political policies of the PRC government could have a material adverse effect on Microvast’s business and operations.

•        Risks related to the Business Combination, including that:

•        If Public Stockholders fail to properly demand conversion rights, they will not be entitled to convert their Common Stock into a pro rata portion of the cash in Tuscan’s trust account.

•        Tuscan’s board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.

•        The financial and other interests of the Tuscan board of directors may have influenced the board’s decision to approve the Business Combination.

•        Tuscan’s stockholders will have a reduced ownership and voting interest of Tuscan after consummation of the Business Combination.

•        Upon the Closing, the rights of stockholders of Microvast Holdings arising under the Proposed Charter and Proposed Bylaws will differ from and may be less favorable than the rights of stockholders of Tuscan arising under the Charter and current Tuscan bylaws.

•        The Proposed Charter and Proposed Bylaws will contain certain provisions that limit the ability of stockholders to take certain actions and could delay, discourage or prevent takeover attempts that stockholders may consider favorable.

SELECTED HISTORICAL FINANCIAL INFORMATION

Tuscan and Microvast are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

Tuscan’s balance sheet as of September 30, 2020 and Tuscan’s income statement and cash flow data for the nine months ended September 30, 2019 and 2020 are derived from Tuscan’s unaudited quarterly financial statements, included elsewhere in this proxy statement. Tuscan’s balance sheet as of December 31, 2018 and 2019 and Tuscan’s income statement and cash flow data for the period from November 5, 2018 (inception) to December 31, 2018 and the year ended December 31, 2019 are derived from Tuscan’s annual financial statements, audited by Marcum LLP, independent registered public accountants, included elsewhere in this proxy statement.

Microvast’s consolidated balance sheet as of September 30, 2020 and Microvast’s consolidated income statement and cash flow data for the nine months ended September 30, 2019 and 2020 are derived from Microvast’s unaudited quarterly financial statements, included elsewhere in this proxy statement. Microvast’s consolidated balance sheet as of December 31, 2018 and 2019 and Microvast’s consolidated income statement and cash flow data for the two years ended December 31, 2019 are derived from the audited financial statements included elsewhere in this proxy statement.

The information is only a summary and should be read in conjunction with each of Tuscan’s and Microvast’s financial statements and related notes and the sections titled “Tuscan’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Microvast’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Tuscan or Microvast.

Selected Historical Financial Information — Tuscan

	As of December 31,		As of September 30, 2020
	2018	2019
Balance Sheet Data:
Total assets	$101,200	$280,499,613	$282,531,168
Total liabilities	$76,792	$296,124	$826,108
Common stock subject to possible redemption, 27,110,763, 27,126,477, and no shares at redemption value at September 30, 2020, and December 31, 2019 and 2018, respectively	—	275,203,480	276,705,058
Total stockholders’ equity	$101,200	$5,000,009	$5,000,002

	For the Period From November 5, 2018 (inception) through December 31,	For the year ended December 31,	For the Nine Months Ended September 30,
	2018	2019	2019	2020
Statement of Operations Data:
Loss from operations	$(792)	$(778,815)	$(527,663)	$(654,803)
Other income, net	$—	$5,041,245	$3,622,432	$2,556,661
Income (loss) before income taxes	$(792)	$4,262,430	$3,094,769	$1,901,858
Provision for income taxes	$—	$(895,251)	$(650,041)	$(400,287)
Net income (loss)	$(792)	$3,367,179	$2,444,728	$1,501,571
Weighted average shares outstanding, basic and diluted(1)	6,300,000	7,927,608	7,792,096	8,384,294
Basic and diluted net income (loss) per common share(2)	$(0.00)	$(0.07)	$(0.04)	$(0.06)

Statement of Cash Flows Data:
Net cash used in operating activities	$(342)	$(1,634,432)	$(1,115,949)	$(563,890)
Net cash provided by (used in) investing activities	$—	$(275,062,000)	$(275,280,000)	$479,473
Net cash provided by (used in) financing activities	$17,842	$276,829,235	$276,819,235	$200,000

____________

(1)      Excludes an aggregate of 27,110,763 and 27,157,275 shares subject to possible redemption at September 30, 2020 and 2019 and 27,126,477 shares subject to possible redemption, at December 31, 2019. Excluded an aggregate of up to 900,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters, at December 31, 2018.

(2)      Net loss per common share - basic and diluted excludes income attributable to common stock subject to possible redemption of $1,970,861 and $2,777,233 for the nine months ended September 30, 2020 and 2019 and $3,911,933 for the year ended December 31, 2019, respectively.

Selected Historical Financial Information — Microvast

(in thousands, except share and per share data)

	As of December 31,		As of September 30, 2020
	2018(1)	2019(1)
	Restated	Restated
Balance Sheet Data:
Total assets	$580,410	$415,820	$377,970
Total liabilities	$471,409	$377,801	$367,045
Total Mezzanine equity	$375,583	$358,280	$389,520
Total stockholders’ deficit	$(260,918)	$(320,261)	$(378,595)

	For the year ended December 31,	For the year ended December 31,	For the Nine Months Ended September 30,
	2018(1)	2019(1)	2019	2020
	Restated	Restated
Statement of Operations Data:
Revenue	$174,235	$76,434	$45,613	$59,400
Operating Loss	$(49,688)	$(53,861)	$(36,777)	$(25,400)
Loss before provision for income taxes	$(54,266)	$(59,474)	$(41,224)	$(29,069)
Income tax expense	$(6,425)	$(189)	$(99)	$(5)
Net Loss	$(60,691)	$(59,663)	$(41,323)	$(29,074)
Weighted average shares outstanding of common stock	617,880	617,880	617,880	617,880
Basic and diluted net loss per common share	$(161.90)	$(186.90)	$(139.82)	$(104.48)

Statement of Cash Flows Data:
Net cash (used in) provided by operating activities	$(5,492)	$13,371	$(5,118)	$5,799
Net cash provided by (used in) investing activities	$156,048	$(3,954)	$517	$(14,425)
Net cash used in financing activities	$(169,906)	$(52,180)	$(48,018)	$(2,360)

____________

Note:

(1)      Microvast has restated its consolidated financial statements for the years ended December 31, 2018 and 2019. For details, please refer to Note 25 to Microvast’s consolidated financial statements included elsewhere in this proxy statement.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Business Combination as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, while Tuscan is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the transaction will be reflected as the equivalent of Microvast issuing stock for the net assets of Tuscan, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Microvast. The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives effect to the Business Combination described above as if it had occurred on September 30, 2020. The selected unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2020 and for the year ended December 31, 2019 give effect to the Business Combination described above as if it had occurred on January 1, 2019.

The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the Microvast Holdings appearing elsewhere in this proxy statement and the accompanying notes to the pro forma financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of Tuscan and Microvast for the applicable periods included in this proxy statement. The Selected Pro Forma Information has been presented for informational purposes only and are not necessarily indicative of what the Microvast Holdings’ financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Selected Pro Forma Information does not purport to project the future financial position or operating results of the Microvast Holdings.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential conversion into cash of Common Stock:

•        Assuming No Conversions:    This presentation assumes that none of Tuscan’s stockholders exercise Conversion rights in connection with the Business Combination with respect to their Public Shares.

•        Assuming Maximum Conversions:    This presentation assumes that stockholders holding 27,110,763 of Tuscan’s Public Shares exercise their Conversion rights in connection with the Business Combination and that such shares are converted into their pro rata share (approximately $10.22 per share) of the funds in the Trust Account. Furthermore, Tuscan will not convert shares of Common Stock in an amount that would result in Tuscan’s failure to have net tangible assets equaling or exceeding $5,000,001. This scenario assumes that 27,110,763 Public Shares are converted into an aggregate conversion payment of approximately $277,100,000 based on $282,180,000 in the Trust Account and 27,600,000 Public Shares outstanding as of September 30, 2020.

	Combined Pro Forma
(in thousands, except share and per share data)	Assuming No Conversions	Assuming Maximum Conversions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data Nine months ended September 30, 2020
Revenues	$59,400	$59,400
Costs of revenues	$(49,624)	$(49,624)
Gross Profit	$9,776	$9,776
Operating Expenses	$(36,633)	$(36,633)
Loss from Operations	$(26,055)	$(26,055)
Loss before income tax	$(28,824)	$(28,824)
Net loss	$(28,829)	$(28,829)
Weighted average shares outstanding of common stock	300,473,111	273,362,348
Basic and diluted net loss per share	$(0.10)	$(0.11)

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2019
Revenues	$76,434	$76,434
Costs of revenues	$(72,432)	$(72,432)
Gross Profit	$4,002	$4,002
Operating Expenses	$(61,885)	$(61,885)
Loss from Operations	$(54,640)	$(54,640)
Loss before income tax	$(59,053)	$(59,053)
Net loss	$(57,119)	$(57,119)
Weighted average shares outstanding of common stock	300,473,111	273,362,348
Basic and diluted net loss per share	$(0.19)	$(0.21)
	Combined Pro Forma
(in thousands)	Assuming No Conversions	Assuming Maximum Conversions
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data As of September 30, 2020
Total assets	$1,104,837	$827,657
Total liabilities	$285,570	$285,570
Total equity attributable to stockholders	$819,267	$542,087
Total liabilities and equity	$1,104,837	$827,657

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical comparative share information for Tuscan and Microvast and unaudited pro forma condensed combined per share information of Microvast Holdings after giving effect to the Business Combination, assuming two conversion scenarios as follows:

•        Assuming No Conversions:    This presentation assumes that none of Tuscan’s stockholders exercise Conversion rights with respect to their Public Shares.

•        Assuming Maximum Conversions:    This presentation assumes that stockholders holding 27,110,763 of Tuscan’s Public Shares exercise their Conversion rights and that such shares are converted into their pro rata share (approximately $10.22 per share) of the funds in the Trust Account. Furthermore, Tuscan will not convert shares of Class A stock in an amount that would result in Tuscan’s failure to have net tangible assets equaling or exceeding $5,000,001. This scenario assumes that 27,110,763 Public Shares are converted into an aggregate conversion payment of approximately $277,100,000 based on $282,000,000 in the Trust Account and 27,600,000 Public Shares outstanding as of September 30, 2020.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2019. This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement, and the historical financial statements of Tuscan and Microvast and related notes. The unaudited pro forma combined per share information of Tuscan and Microvast is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Tuscan and Microvast would have been had the companies been combined during the periods presented.

			Combined Pro Forma(2)
	Tuscan (Historical)	Microvast (Historical)	Assuming No Conversions	Assuming Maximum Conversions
As of and for the Nine Months Ended September 30, 2020
Book value per share(1)	0.60	(612.80)	2.73	1.98
Weighted average shares outstanding, basic and diluted:	8,384,294	617,880	300,473,111	273,362,348
Net loss per common share	(0.06)	(104.48)	(0.10)	(0.11)

As of and for the Year Ended December 31, 2019
Book value per share(1)	0.63	(518.32)	N/A	N/A
Weighted average shares outstanding, basic and diluted:	7,927,608	617,880	300,473,111	273,362,348
Net loss per common share	(0.07)	(186.90)	(0.19)	(0.21)

____________

(1)      Book value per share = Total equity excluding mezzanine equity/shares outstanding

(2)      There is no Unaudited Pro Forma Condensed Combined Balance Sheet required for December 31, 2019, so no pro forma book value per share for December 31, 2019 is presented.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement. The value of your investment in the Company following consummation of the Business Combination will be subject to the significant risks affecting the Company and the inherent risks of the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement. If any of the events described below occur, the business and financial results of the Company could be adversely affected in a material way. This could cause the trading price of the Common Stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Risks Related to Microvast’s Business

Microvast’s future growth depends upon the willingness of commercial vehicle and specialty vehicle operators and consumers to adopt electric vehicles.

Microvast’s growth is highly dependent upon the adoption of electric vehicles by commercial vehicle and specialty vehicle operators and consumers. If the markets for electric vehicles in the PRC, Europe or North America do not develop as Microvast expects or develop more slowly than it expects, Microvast’s business, prospects, financial condition and operating results will be harmed, because demand for its products and services will not increase as expected or may even be reduced. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors.

Other factors may influence the adoption of electric vehicles, including, but not limited to:

•        perceptions about electric vehicle quality, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•        perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•        volatility in sales of electric vehicles;

•        perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including vehicle electronics and regenerative braking systems;

•        negative perceptions of electric vehicles, such as that they are more expensive than non-electric vehicles and are only affordable with government subsidies or that they have failed to meet customer expectations;

•        the limited range over which electric vehicles may be driven on a single battery charge and the effects of weather on this range;

•        the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•        concerns about electric charging infrastructure availability and reliability, which could derail past and present efforts to promote electric vehicles as a practical solution to vehicles which require gasoline;

•        concerns about charging station standardizations, convenience and cost influencing consumers’ perceptions regarding the convenience of electric vehicle charging stations;

•        concerns of potential customers about the susceptibility of battery packs to damage from improper charging, as well as the lifespan of battery packs and the cost of their replacement;

•        concerns regarding comprehensive insurance coverage related to electric vehicles;

•        developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, which could adversely affect sales of electric vehicles;

•        the environmental consciousness of consumers;

•        the availability and volatility in the cost of natural gas, diesel, coal, oil, gasoline and other fuels relative to electricity, for example, the sharp reduction in prices for gasoline in 2020;

•        the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles;

•        concerns regarding the value and costs for upkeep of electric vehicles in the used car market;

•        the availability of enough skilled labor in after-sale services; and

•        macroeconomic factors.

In anticipation of an expected increase in the demand for electric vehicles in the next few years, Microvast has commercialized four types of ultra-fast charging lithium battery technologies (LpTO, LpCO, MpCO and HnCO). Microvast also intends to continue to invest in the research and development (“R&D”) of more ultra-fast charging lithium battery products and to expand the range of applications for such batteries. However, the markets Microvast has targeted, primarily those in the PRC, Europe and North America, may not achieve the level of growth it expects. If any market fails to achieve Microvast’s expected level of growth, it may have excess manufacturing capacity and may not be able to generate enough revenue to achieve or sustain its profitability.

Certain components of Microvast’s batteries pose safety risks that may cause accidents, which could lead to liability to Microvast, cause delays in manufacturing of its product and/or adversely affect market acceptance.

Microvast’s battery systems contain lithium-ion cells, which have been used for years in laptops and cell phones. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. Highly publicized incidents of laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. Moreover, there have been numerous widely publicized reports of electric buses bursting into flames, particularly in the PRC. The events have also raised questions about the suitability of these lithium-ion cells for automotive applications. Microvast is aware of at least two incidents occurring in its customers’ vehicles. One incident resulting in a fire arose when an electric bus powered by Microvast’s battery was left on a disqualified charger overnight. The other incident resulting in a fire involved a bus that was driven through deep water in a flood for over an hour. Microvast has subjected its battery systems to various tests and damaging treatments such as baking, overcharging, crushing or puncturing to assess the response of its battery systems to deliberate and sometimes destructive abuse. However, there can be no assurance that a field failure of Microvast’s battery systems will not occur, which could damage the vehicle in which it is fitted or lead to personal injury or death and may subject Microvast to lawsuits. Moreover, any failure of a competitor’s battery system, especially those that use a high volume of cells similar to Microvast’s, may cause indirect adverse publicity for Microvast. Such adverse publicity would negatively affect Microvast’s brand and harm its business, prospects, financial condition and operating results.

As with any battery, Microvast’s lithium-based batteries can short circuit when not handled properly. Due to the high energy and power density of lithium-based batteries, a short circuit can cause rapid heat buildup. Under extreme circumstances, this could cause a fire. This is most likely to occur during the formation or testing phase of Microvast’s process. While Microvast incorporates safety procedures and specific safety testing in its battery testing facilities to minimize safety risks, Microvast cannot assure you that an accident in any part of its facilities where charged batteries are handled will not occur. Any such accident could result in injury to Microvast’s employees or damage to its facility and would require an internal investigation by its technical staff. Microvast’s general liability insurance may not be sufficient to cover potential liability that would result from such accidents. Any such injuries, damages or investigations could lead to liability to Microvast, cause delays in manufacturing of its product and/or adversely affect market acceptance which could adversely affect its operations and financial condition.

Microvast’s manufacturing process incorporates pulverized solids, which can be toxic to employees when allowed to become airborne in high concentrations. Microvast has incorporated safety controls and procedures into its manufacturing processes designed to maximize the safety of its employees and neighbors. Any related incident, including fire or personnel exposure to toxic substances, could result in significant manufacturing delays or claims for damages resulting from injuries, which could adversely affect Microvast’s operations and financial condition.

Microvast has a limited customer base and depends on a small number of customers for a significant portion of its revenues to date and this dependence is likely to continue.

Due to the nature of Microvast’s industry and its limited operating history, Microvast has a limited customer base and has depended on a small number of customers for a significant portion of its revenue. In the years ended December 31, 2018, 2019 and the nine months ended September 30, 2020, Microvast sold its electric battery products to 119, 221, and 186 customers, respectively. Microvast’s top five customers accounted for approximately 45.8%, 42.7% and 46.8% of its revenues in the years ended December 31, 2018, 2019 and the nine months ended September 30, 2020, respectively. Microvast’s limited customer base and customer concentration could make it difficult to negotiate attractive prices for its products and could expose Microvast to the risk of substantial losses if a single dominant customer stops purchasing, or significantly reduces orders for, its products. Microvast expects that a limited number of customers will continue to contribute a significant portion of its sales in the near future. Microvast’s ability to maintain close relationships with these top customers is essential to the growth and profitability of its business. If Microvast fails to sell its products to one or more of these top customers in any particular period, or if a large customer purchases fewer of its products, defers orders or fails to place additional orders with Microvast, or if it fails to develop additional major customers, Microvast’s revenue could decline, and its results of operations could be adversely affected.

The unavailability, reduction or elimination of, or uncertainty regarding, government and economic incentives or subsidies available to end-users and original equipment manufacturers in the PRC and abroad could have a material adverse effect on Microvast’s business, financial condition, operating results and prospects.

Microvast believes that, currently, the availability of government subsidies and incentives available to end-users and original equipment manufacturers (“OEM”) is an important factor considered by its customers when purchasing its batteries for electric vehicles, and that its growth depends in part on the availability and amounts of these subsidies and incentives. Microvast’s sales volume decreased from approximately 497.9 megawatt hours (“MWh”) for the year ended December 31, 2018 to approximately 234.3 MWh for the year ended December 31, 2019. This decrease in sales volume was primarily attributable to a change in subsidy policies in the PRC in 2019 that resulted in delayed purchases by customers based in the PRC. Any further reduction or elimination of government and economic incentives or subsidies may result in the diminished competitiveness of the alternative fuel vehicle industry generally or electric vehicles that use Microvast’s batteries in particular.

Currently, government programs in the PRC and in Europe favor the purchase of electric vehicles, including through disincentives that discourage the use of gasoline-powered vehicles. If such government programs are reduced or eliminated, or the available benefits thereunder are exhausted earlier than anticipated, demand for electric vehicles may decrease and Microvast’s sales of electric battery products could be adversely affected. In addition, customers may delay taking delivery of Microvast’s battery products if they believe that certain electric vehicle incentives will be available at a later date, which may adversely affect its business, financial condition, operating results and prospects.

In connection with the audits of Microvast’s consolidated financial statements as of and for the years ended December 31, 2018 and 2019, Microvast and its independent registered public accounting firm identified two material weaknesses in its internal control over financial reporting. If Microvast fails to develop and maintain an effective system of internal control over financial reporting, it may be unable to accurately report its financial results or prevent fraud, and investor confidence and the market price of the Common Stock may be adversely impacted.

Prior to the Business Combination, Microvast was a private company with limited accounting personnel and other resources with which to address its internal control over financial reporting. In the course of auditing Microvast’s consolidated financial statements as of and for the years ended December 31, 2018 and 2019 in accordance with PCAOB auditing standards, Microvast and its independent registered public accounting firm identified two material weaknesses and other control deficiencies in its internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

One material weakness that has been identified related to the insufficient financial reporting and accounting personnel with appropriate U.S. GAAP knowledge and SEC reporting requirements to properly address complex U.S. GAAP technical accounting issues and to prepare and review financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. The other material weakness that has been identified related to the lack of comprehensive accounting policies and procedures manual including comprehensive book closing procedures in accordance with U.S. GAAP. Either of these material weaknesses, if not timely remedied, may lead to significant misstatements in Microvast’s consolidated financial statements in the future. For example, such material weaknesses have resulted in not consolidating a variable interest entity of which Microvast was a primary beneficiary, which has been rectified by restatements of the consolidated balance sheets and statements of operations as of and for the years ended December 31, 2018 and 2019. Another example is that due to the lack of comprehensive book closing procedures, a cutoff error was rectified by restatement of the consolidated balance sheet and statement of operations as of and for the year ended December 31, 2019. For details, please refer to note 25 to Microvast’s consolidated financial statements for the years ended December 31, 2018 and 2019 included elsewhere in this proxy statement. In the future, Microvast may identify additional material weaknesses. In addition, if its independent registered public accounting firm attests to, and reports on, the management assessment of the effectiveness of its internal controls, its independent registered public accounting firm may disagree with its management’s assessment of the effectiveness of its internal controls.

Neither Microvast nor its independent registered public accounting firm undertook a comprehensive assessment of Microvast’s internal control for purposes of identifying and reporting material weakness and other control deficiencies in its internal control over financial reporting. Had Microvast performed a formal assessment of its internal control over financial reporting or had its independent registered public accounting firm performed an audit of its internal control over financial reporting, additional deficiencies may have been identified.

Following the identification of the material weakness, Microvast has taken measures and plans to continue to take measures to remediate these control deficiencies. See the section titled “Microvast’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” However, the implementation of these measures may not fully address the material weaknesses in Microvast’s internal control over financial reporting, and Microvast cannot conclude that they have been fully remediated. Microvast’s failure to correct the material weakness or its failure to discover and address any other deficiencies could result in inaccuracies in its financial statements and impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

Following the Business Combination, Microvast Holdings will be a public company in the United States subject to the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that it include a report from management on its internal control over financial reporting in its annual report on Form 10-K beginning with its annual report for the fiscal year ending December 31, 2021. In addition, once Microvast Holdings ceases to be an “emerging growth company” as such term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. Microvast Holdings’ management may conclude that its internal control over financial reporting is not effective. Moreover, even if Microvast Holdings’ management concludes that its internal control over financial reporting is effective, its independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with its internal control over financial reporting or the level at which its controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from Microvast. In addition, after Microvast becomes a public company, its reporting obligations may place a significant strain on its management, operational and financial resources and systems for the foreseeable future. Microvast may be unable to timely complete its evaluation testing and any required remediation.

During the course of documenting and testing Microvast’s internal control procedures, in order to satisfy the requirements of Section 404, it may identify other or more material weaknesses or deficiencies in its internal control over financial reporting. In addition, if Microvast fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, it may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. Generally speaking, if Microvast fails to achieve and maintain an effective internal control environment, it could suffer material misstatements in its financial statements and fail to meet its reporting obligations, which would likely cause investors to lose confidence in its reported financial information. This could in turn limit Microvast Holdings’ access to capital markets, harm its results of operations and lead to a decline in the trading price of its stock. Additionally, ineffective internal control over financial reporting could expose Microvast Holdings to increased risk of fraud or misuse of corporate assets and subject it to potential delisting from the stock exchange on which it lists, regulatory investigations and civil or criminal sanctions. Microvast Holdings may also be required to restate its consolidated financial statements for prior periods.

Microvast’s limited operating history makes evaluating its business and future prospects difficult, and may increase the risk of your investment.

Microvast has a limited operating history on which investors can evaluate its business, operating results and prospects. To date, Microvast has derived its revenues principally from sales of its LpTO and LpCO battery systems, primarily for use in electric buses. Microvast’s LpTO battery system was first launched in 2009 and deployed into commercial operation the same year. Microvast’s revenues were $174.2 million, $76.4 million and $59.4 million for the years ended December 31, 2018, 2019 and the nine months ended September 30, 2020, respectively. In line with Microvast’s Clean City Transit plan (the “CCT Plan”), it intends in the longer term to derive substantial revenues from the sales of its battery solutions to other business segments including electric taxis, electric passenger cars, commercial vehicles and others, but has limited operating history with respect to these markets, which limits Microvast’s ability to accurately forecast the take-up of its battery packs by such manufacturers. Microvast’s component manufacturing plans will also be available to outside sales, and may not be adopted or may take longer to adopt than anticipated. Microvast’s efforts to expand beyond its existing markets may never result in new products that achieve market acceptance, create additional revenue or become profitable and if this occurs, its financial results will be harmed.

Microvast has incurred losses in the operation of its business and anticipates that it will continue to incur losses in the future. Microvast may never achieve or sustain profitability.

Microvast incurred a net loss of approximately $57.5 million for the year ended December 31, 2019 and an accumulated deficit of approximately $320.3 million from its inception in 2006 through the year ended December 31, 2019. Microvast believes that it will continue to incur operating and net losses each quarter until at least the time it begins significant production of its higher energy cell products, which is not expected to occur until 2024, and may occur later.

Microvast expects the rate at which it will incur losses to be significantly higher in future periods as it, among other things, continues to incur significant expenses in connection with the design, development and manufacturing of its batteries; as it expands its R&D activities; invests in manufacturing capabilities; builds up inventories of components for its batteries; increases its sales and marketing activities; develops its distribution infrastructure; and increases its general and administrative functions to support its growing operations. Microvast may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase its losses.

Microvast may be unable to meet its future capital requirements, which could limit its ability to grow and have a material adverse effect on its financial position and results of operations.

The development, design, manufacture and sale of batteries is a capital-intensive business, which Microvast currently finances through various types of financings. As a result of the capital-intensive nature of Microvast’s business, it expects to sustain substantial operating expenses without generating sufficient revenues to cover expenditures for a number of years. Over time, Microvast expects that it will need to raise additional funds, including through entry into joint venture arrangements, through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with Microvast’s principal sources of liquidity, ongoing costs such as R&D relating to its batteries, the construction of large factories, any significant unplanned or accelerated expenses, and new strategic investments. Microvast cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and its financial condition, results of operations, business and prospects could be materially and adversely affected.

The demand for batteries in the transportation and other markets depends on the attractiveness of fossil fuel alternatives. Extended periods of low oil prices could adversely affect demand for electric and hybrid electric vehicles.

Lower oil prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced and governments may eliminate or modify regulations or economic incentives related to fuel efficiency and alternate forms of energy. If oil prices remain at deflated levels for extended periods of time, the demand for hybrid and electric vehicles may decrease and the demand for Microvast’s batteries could be reduced, which would have a material adverse effect on its business.

In addition, alternatives to gasoline such as compressed natural gas and biofuels could impact the demand for electric vehicles if the distribution and costs of these alternative fuels become more attractive through innovation. Biodiesel for trucks and specialty vehicles could become more commonplace, which would directly compete with Microvast’s bus and specialty vehicle batteries, which may result in decreased demand for its product.

Microvast may not be able to maintain its competitive position if it faces intense competition from other battery manufacturers, many of which have significantly greater resources.

The market for batteries used in electric vehicles and light electric vehicles is intensely competitive and is characterized by frequent technological changes and evolving industry standards. Microvast expects competition to become more intense. Increased competition may result in declines in average selling prices, causing a decrease in gross profit margins. Microvast has faced and will continue to face competition from other manufacturers of lithium-ion batteries, as well as from companies engaged in the development of batteries incorporating new technologies. There are other competitors capable of manufacturing and delivering fast-charging battery systems that can charge as quickly as Microvast’s LpTO and LpCO power battery solutions and it cannot assure you that they will not also enter the markets that it is currently in or intending to enter. For example, certain battery manufacturers offer lithium-based battery solutions that can be fully charged with similar amount of time as Microvast’s battery solutions, but with much shorter life cycles compared to its solutions. Other major manufacturers of high-power lithium batteries currently include Panasonic, Samsung SDI, BYD Auto, Tianjin Lishen, Boston-Power, Wanxiang Group, Amperex Technology and LG Chem. In addition, Microvast expects vehicle manufacturers will enter the markets for its products and become its competitors. Potential customers may choose to do business with established vehicle manufacturers, because of their perception that vehicle manufacturers are more stable, have greater manufacturing capacity and capability to adapt battery products to their vehicles.

Many of these competitors have greater financial, personnel, technical, manufacturing, marketing, sales and other resources than Microvast does. As a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and evolving industry standards. Many of Microvast’s competitors are developing a variety of battery technologies, such as lithium polymer, silicon anode and solid-state batteries, which are expected to compete with its existing product lines. Other companies undertaking R&D activities of solid-polymer lithium-ion batteries have developed prototypes and are constructing commercial scale manufacturing facilities. It is possible that Microvast’s competitors will be able to introduce new products with more desirable features than Microvast’s and their new products will gain market acceptance. If Microvast’s competitors successfully do so, it may not be able to maintain its competitive position and its future success would be materially and adversely affected.

If Microvast is unable to anticipate customer preferences and successfully develop attractive products, it might not be able to maintain or increase its revenue and profitability.

Microvast’s success depends on its ability to identify and originate product trends as well as to anticipate and react to changing customer demands in a timely manner. If Microvast is unable to introduce new products or novel technologies in a timely manner or its new products or technologies are not accepted by customers, its competitors may introduce more attractive products, which could hurt its competitive position. Microvast’s new products might not receive customer acceptance if customer preferences shift to other products, and its future success depends in part on its ability to anticipate and respond to these changes. Failure to anticipate and respond in a timely manner to changing customer preferences could lead to, among other things, lower revenue and excess inventory levels.

As Microvast continually seeks to enhance its products, it may incur additional costs to incorporate new or revised features. Microvast might not be able to, or determine that it is not in its interests to, raise prices to compensate for these additional costs.

Developments in alternative technology may adversely affect the demand for Microvast’s battery products.

Significant developments in alternative technologies, such as fuel cell technology, advanced diesel, ethanol or natural gas, or breathing batteries, may materially and adversely affect Microvast’s business, prospects, financial condition and operating results in ways that it may not currently anticipate. Existing and other battery technologies, fuels or sources of energy may emerge as customers’ preferred alternatives to Microvast’s battery products. Any failure by Microvast to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay Microvast’s development and introduction of new and enhanced alternative products, which could result in decreased revenue and a loss of market share to its competitors.

Microvast’s R&D efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies evolve, Microvast plans to upgrade or adapt its energy solutions with the latest technology, in particular lighter weight modules and packs, advanced cooling methods, and advanced battery chemistry, which may also negatively impact the adoption of its other products. However, Microvast may not compete effectively with alternative systems if it is not able to source and integrate the latest technology into its battery products.

Microvast mainly manufactures and markets lithium-based battery systems. If a viable substitute product or chemistry to lithium-based battery systems emerges and gains market acceptance, Microvast’s business, financial condition and results of operations will be materially and adversely affected. Furthermore, Microvast’s failure to keep up with rapid technological changes and evolving industry standards within the lithium-based battery market may cause its products to become obsolete and less marketable, resulting in loss of market share to its competitors.

Microvast mainly manufactures and markets lithium-based battery systems. As Microvast believes that the market for lithium-based batteries has good growth potential, it has focused its R&D activities on exploring new lithium chemistries and formulas to enhance its product quality and features while reducing cost. Some of Microvast’s competitors are conducting R&D on alternative battery technologies, such as fuel cells and super capacitors, and academic studies are ongoing as to the viability of sulfur and aluminum-based battery technologies. If any viable substitute products emerge and gain market acceptance because they have more enhanced features, more power, more attractive pricing, or better reliability, the market demand for Microvast’s products may decrease, and accordingly its business, financial condition and results of operations would be materially and adversely affected.

Furthermore, the lithium-based battery market is characterized by rapid technological changes and evolving industry standards, which are difficult to predict. This, coupled with the frequent introduction of new products and models, has shortened product life cycles and may render Microvast’s products obsolete or less marketable. For example, research on the electrochemical applications of carbon nanotechnology and other storage technologies is developing at a rapid pace, and many private and public companies and research institutions are actively engaged in the development of new battery technologies based on carbon nanotubes, nanostructured carbon materials and other non-carbon materials. If Microvast fails to adopt these new technologies, such technologies may, if successfully developed by its competitors, offer significant performance or price advantages compared with its technologies and its technology leadership and competitive strengths may be adversely affected.

Microvast’s ability to adapt to evolving industry standards and anticipate future standards will be a significant factor in maintaining and improving its competitive position and its prospects for growth. To achieve this goal, Microvast has invested and plan to continue investing significant financial resources in its R&D infrastructure. R&D activities, however, are inherently uncertain, and Microvast might encounter practical difficulties in commercializing its research results. Accordingly, Microvast’s significant investment in its R&D infrastructure may not lead to marketable products. On the other hand, Microvast’s competitors may improve their technologies or even achieve technological breakthroughs either as alternatives to lithium-based battery systems or improvements on existing lithium-based battery systems that would render Microvast’s products obsolete or less marketable. Therefore, Microvast’s failure to effectively keep up with rapid technological changes and evolving industry standards by introducing new and enhanced products may cause Microvast to lose its market share and to suffer a decrease in its revenue.

Microvast may be subject to declining average selling prices, which may harm its revenue and gross profits.

Microvast has experienced declines in the average selling prices of its battery systems, which decreased by 6.8% from $349.93 per kWh in 2018 to $326.21 per kWh in 2019, and increased by 20.1% to $391.91 per kWh in the nine months ended September 30, 2020. As production of electric power battery systems scales up and technology continues to improve, Microvast expects the average selling prices of its power battery systems to decline over time. As a result, manufacturers of these electric products expect Microvast to cut its costs and lower the price of its products. Microvast may have to reduce the price of its products in order to meet market demand due to market-driven downward pricing pressures in the future. Microvast’s revenue and profitability will suffer if it is unable to offset any declines in its average selling prices by developing new or enhanced products with higher selling prices or gross profit margins, increasing its sales volumes or reducing its manufacturing costs on a timely basis.

The battery efficiency of electric vehicles declines over time, which may negatively influence potential customers’ decisions whether to purchase an electric vehicle.

Over time vehicles using Microvast’s battery systems will see performance decline as the battery decays, particularly in the driving range. If this turns off potential customers of electric vehicles built using Microvast’s battery system, it could negatively impact its sales.

Microvast’s future depends on the needs and success of its customers, as well as the demand for its customers’ products or services.

The demand for Microvast’s battery products will ultimately depend on its end-market users. Decisions to purchase Microvast’s battery packs and modules may depend on the performance of the industries of its customers and if demand for output in those industries decreases, then the demand for its products may decrease as well. Demand in these industries is impacted by numerous factors, including, but not limited to, commodity prices, infrastructure spending, consumer spending, customer fleet replacement schedules, travel restrictions, fuel costs, energy demands, municipal spending and government mandates and incentives. Increases or decreases in these variables may significantly impact the demand for Microvast’s products. If Microvast is unable to predict demand accurately, it may be unable to meet its customers’ needs, resulting in the loss of potential sales, or it may produce excess products, resulting in increased inventories and overcapacity in its production facilities, increasing its unit production cost and decreasing its operating margins.

Further, Microvast’s customers’ inability to market and sell their products or services successfully, whether from lack of market acceptance or otherwise, could materially and adversely affect its business and prospects because such customers may not order new or additional products from Microvast. If Microvast cannot achieve the expected level of sales, it will not be able to make sufficient profits to offset the expenditures it has incurred to expand its production capacity, nor will it be able to grow its business. Accordingly, Microvast’s business, financial condition, results of operations and future success would be materially and adversely affected.

Microvast’s products might fail to qualify as “domestic origin” for purposes of “Buy America” requirements imposed on the recipients of U.S. Government grants.

Some of Microvast’s customers may be recipients of grants subject to regulations implemented by the U.S. Federal Transit Authority for purchases of rolling stock, including “Buy America” requirements codified at 49 C.F.R. Part 661. In some cases, Microvast’s customers must ensure that its products, when incorporated into rolling stock subject to “Buy America” requirements, qualify as “domestic origin” components or subcomponents. All of Microvast’s products are manufactured using parts or components that are imported from other countries. If Microvast’s products manufactured from imported parts or components fail to meet the regulatory thresholds to qualify as “domestic origin” under the applicable regulations, Microvast might be disqualified or otherwise precluded from supplying those products to customers that are subject to applicable “Buy America” requirements, or it might be liable to those customers for having failed to comply with certifications or representations that are products are “domestic origin,” each of which would likely adversely affect its business, prospects, financial condition and operating results.

Microvast may incur significant costs because of the warranties it supplies with its products and services.

With respect to Microvast’s battery products, it typically offers warranties against any defects due to product malfunction or workmanship for a period of five years from the date of purchase with the option to purchase additional warranty up to a maximum of 8 years. Microvast provides a reserve for these potential warranty expenses, which is based on an analysis of historical warranty issues. There is no assurance that future warranty claims will be consistent with past history, and in the event Microvast experiences a significant increase in warranty claims, there is no assurance that its reserves will be sufficient. This could have a material adverse effect on Microvast’s business, financial condition and results of operations.

If Microvast cannot continue to develop and commercialize new products in a timely manner, and at favorable margins, it may not be able to compete effectively. Even if Microvast is able to develop new products, a change in its product, customer or geographic mix may cause its results of operations to differ substantially from its anticipated results in any particular period.

The battery industry has seen a fast pace of innovation in product life, product design and technology application. Microvast and its competitors have made, and continue to make, investments in R&D with the goal for further innovation. The successful development and introduction of new products face the uncertainty of customer acceptance and reaction from competitors, which could materially affect the sales of Microvast’s existing products. In addition, Microvast’s ability to develop new products and to sustain existing products is affected by whether it can:

•        develop and fund research and technological innovations;

•        receive and maintain necessary protections for its proprietary intellectual property rights;

•        obtain necessary governmental approvals and registrations;

•        comply with relevant governmental regulations; and

•        anticipate customer needs and preferences successfully.

The failure to develop and launch new products successfully could hinder the growth of Microvast’s business and any delay in the development or launch of a new product could also compromise its competitive position. If competitors introduce new or enhanced products that significantly outperform ours, or if they develop or apply manufacturing technology which permits them to manufacture at a significantly lower cost relative to ours, Microvast may be unable to compete successfully in the market segments affected by these changes.

Even if Microvast is able to develop new products, its manufacturing capability may not be equipped to engage in high volume manufacturing of such new products and its ability to commercialize these new products may be hindered. Microvast may be required to invest in upgrades or modifications to its existing manufacturing processes and its technical personnel may be required to expend significant time and resources in order to enable its existing manufacturing lines to produce its new products. Any such requirement to make such upgrades or modifications may be costly and affect Microvast’s ability to commercialize any new products, which may adversely affect its business, financial condition, operating results and prospects.

Even if Microvast is able to develop and commercialize new products, its overall profitability may not meet expectations if its products, customers or geographic mix are substantially different than anticipated. Microvast also may not effectively transition its components design and technology to achieve acceptable manufacturing yields using the technologies necessary to satisfy its customers’ product needs, or it may encounter quality problems with the battery systems it manufactures. If Microvast is unable to timely and cost-effectively develop components with leading technology and overall quality, its ability to sell its battery systems may be significantly diminished, which could materially and adversely affect its business and financial results.

In addition, as a result of Microvast’s vertical integration of components manufacturing, it makes more capital investments and carries a higher percentage of fixed costs than it would if it were not vertically integrated. If Microvast’s overall level of manufacturing decreases for any reason, and it is unable to reduce its fixed costs to match sales, its components manufacturing assets may face under-utilization that may impact its operating results. Microvast is therefore subject to additional risks related to overall asset utilization, including the need to operate at high levels of utilization to drive competitive costs and the need for assured supply of components that it does not manufacture itself. In addition, as a result of adverse labor rates or availability, Microvast may be required to increase investments in automation, which may cause its capital expenditures to increase. If Microvast does not adequately address the challenges related to its components manufacturing operations, Microvast’s ongoing operations could be disrupted, resulting in a decrease in its revenue or profit margins and negatively impacting its operating results.

Microvast may experience significant delays in the design, production and launch of its new products, which could harm its business, prospects, financial condition and operating results.

Microvast’s R&D team is continually looking to improve its battery systems. Any delay in the financing, design, production and launch of Microvast’s new products could materially damage its brand, business, prospects, financial condition and operating results. There are often delays in the design, production and commercial release of new products, and to the extent Microvast delays the launch of the items identified above, its growth prospects could be adversely affected as it may fail to grow its market share, to keep up with competing products or to satisfy customers’ demands or needs.

Microvast may not be able to substantially increase its manufacturing output in order to fulfill orders from its customers.

Microvast expects to expand its battery manufacturing capacity to meet the expected demand for its products. This expansion will impose significant added responsibilities on Microvast’s senior management and its resources, including financial resources and the need to identify, recruit, maintain, and integrate additional employees. Microvast’s proposed expansion will also expose it to greater overhead and support costs and other risks associated with the manufacture and commercialization of new products. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such expansion could harm Microvast’s business, prospects, results of operations and financial condition. Even if Microvast succeeds in expanding its manufacturing capacity, it may not have enough demand for its products to justify the increased capacity. If there is persistent mismatch in the demand for Microvast’s products and its manufacturing capacity, its business, financial condition and results of operations could be adversely affected.

Microvast expects to use some of the proceeds from the Business Combination to expand its manufacturing facilities to increase its manufacturing output to meet increased demand for its products. However, Microvast’s ability to substantially increase its manufacturing output is subject to significant constraints and uncertainties, including:

•        delays by Microvast’s suppliers and equipment vendors and cost overruns as a result of a number of factors, many of which may be beyond its control, such as increases in raw material prices and problems with equipment vendors;

•        delays in government approval process or denial of required approvals by relevant government authorities;

•        diversion of significant management attention and other resources; and

•        failure to execute Microvast’s expansion plan effectively.

If Microvast is unable to increase its manufacturing output because of any of the risks described above, it may be unable to fulfill customer orders or achieve the growth it expects. Under Microvast’s supply agreements with its customers, it would typically be liable to pay a charge of between 0.001% and 0.5% of the total contract price per day for its delay in delivering products, as well as any resulting costs and expenses incurred by the customers. In addition, if Microvast is unable to fulfill customer orders, its reputation could be affected, and its customers could source battery systems from other companies. The combination of the foregoing could adversely affect Microvast’s business, financial condition and results of operations.

Microvast’s failure to cost-effectively manufacture its batteries in quantities which satisfy its customers’ demand and product specifications and their expectations for product quality and reliable delivery could damage its customer relationships and result in significant lost business opportunities for Microvast.

Microvast manufactures its products rather than relying upon third-party outsourcing. To be successful, Microvast must cost-effectively manufacture commercial quantities of its complex batteries that meet its customer specifications for quality and timely delivery. To facilitate the commercialization of Microvast’s products, it will need to further reduce its manufacturing costs, which Microvast intends to do by improving its manufacturing and development operations. Historically Microvast has manufactured its product in the PRC, but intends to perform more manufacturing in Europe and North America in the future. Microvast depends on the performance of its manufacturing operations to manufacture and deliver its products to its customers. If Microvast is unable to manufacture products in commercial quantities on a timely and cost-effective basis, it could lose its customers and be unable to attract future customers.

Microvast may not be able to accurately plan its manufacturing based on its sales contracts, which may result in excess product inventory or product shortages.

Microvast typically has a short delivery window to deliver goods to its customers once an order has been placed. To meet short delivery deadlines, Microvast generally decides on its manufacturing level and timing, procurement, facility requirements, personnel needs, and other resources requirements based on an estimate taking into account forecasted demand, its past dealings with such customers, market conditions and other relevant factors. Microvast’s customers’ final purchase orders may not be consistent with its estimates. If the final purchase orders substantially differ from Microvast’s estimates, it may have excess product inventory or product shortages. Excess product inventory could result in unprofitable sales or write-offs as Microvast’s products are susceptible to obsolescence and price declines. Producing additional products to make up for any product shortages within a short time frame may be difficult, making Microvast unable to fulfill the purchase orders. In either case, Microvast’s results of operation maybe adversely affected.

Microvast relies on complex machinery for its operations and production involves a degree of risk and uncertainty in terms of operational performance and costs.

Both Microvast’s pilot manufacturing facilities and its large-scale manufacturing facility require large-scale machinery. Such machinery suffers unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of Microvast’s production equipment may significantly affect the intended operational efficiency. While the manufacturing equipment field is maturing there are still significant changes and improvements occurring with respect to manufacturing devices. Such changes pose a risk that Microvast’s manufacturing line will become outdated faster than anticipated. Expenses to upgrade equipment to more cutting-edge designs may be necessary, raising costs.

New component materials developed through Microvast’s vertically integrated manufacturing process may require new, advanced equipment to produce. During the scale-up of new components it may be difficult to predict a number of cost and risk factors including material yields, operation times, environmental hazards, utility needs, optimal equipment design, and necessary maintenance cycles which could add time and cost risks. Once scaled, the process may be found economically unfeasible.

Operational problems with Microvast’s manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. In addition, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. All of these operational problems could have a material adverse effect on Microvast’s business, results of operations, cash flows, financial condition or prospects.

Microvast’s battery packs rely on software and hardware that are highly technical, and if these systems contain errors, bugs or vulnerabilities, or if it is unsuccessful in addressing or mitigating technical limitations in its systems, its business could be adversely affected.

Microvast’s products rely on software and hardware, including software and hardware developed or maintained internally or by third parties, that are highly technical and complex and will require modification and updates over the life of a battery pack. In addition, certain of Microvast’s products depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Microvast’s software and hardware may contain errors, bugs or vulnerabilities, and its systems are subject to certain technical limitations that may compromise its ability to meet the objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within Microvast’s software and hardware. Although Microvast attempts to remedy any issues that it observes in its products as effectively and rapidly as possible, such efforts may not be timely, may hamper production, or may not be to the satisfaction of Microvast’s customers. If Microvast is unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in its software and hardware, it may suffer damage to its brand, loss of customers, loss of revenue or liability for damages, any of which could adversely affect its business and financial results.

Microvast relies on third parties to manufacture chargers and charging poles and to build charging stations that are necessary for using its products. Microvast’s ability to market its products depends on the establishment of charging station networks that meet the needs of its products. If any of the charging station networks are not compatible with Microvast’s products and technologies, Microvast’s sales could be adversely affected. The lack of a network or a compatible network could affect the implementation of Microvast’s strategy and adversely affect its business and its operating results.

Microvast designs, develops and manufactures electric power battery systems for electric vehicles. However, Microvast does not manufacture chargers or charging poles that are necessary for using its products. In addition, Microvast relies on third parties, such as city governments, utility providers and private investors, to build charging stations. A key part of Microvast’s CCT Plan that aims to introduce its battery systems to electric buses, then to taxis and finally to passenger cars is premised on establishing compatible charging station networks in urban areas that accommodate its technologies and products. If no charging station network is built in markets in which Microvast targets its products, there would be little demand for electric battery products in that area. Even if such a network were built, it might not be compatible with Microvast’s products, in which case the demand for its technologies and products in those markets would be limited, which could affect the implementation of its strategy and its business and its operating results may be adversely affected.

Further, existing charging station networks have not been established under a uniform standard and could diminish Microvast’s sales if any of the networks are not compatible with its products and technologies. In particular, Microvast’s products and technologies require charging stations that can provide high voltages compared to existing charging stations for ultra-fast charging to function. In order for Microvast’s fast-charging battery systems to become widely adopted in electric buses, electric taxis and electric passenger cars, a critical mass of compatible fast-charging stations must be installed and in operation in any given urban area that Microvast plans to enter. Establishing a network of fast-charging stations requires significant capital investment and government approvals. It also requires government regulators to believe that the merits of fast-charging stations support the costs of such construction. If a sufficient number of charging stations that accommodate Microvast’s products and technologies cannot be built up and be functional in a timely manner, it will be difficult for Microvast to retain its existing customers and to attract new customers. As a result, Microvast’s business, results of operations, financial condition and prospects may be materially and adversely affected.

The ultra-fast charging infrastructure created for electric city buses are presumed to be compatible with electric taxis and electric passenger vehicles installed with Microvast’s battery systems, which ensure that the voltage system, connector and control communications are compatible with the taxi or passenger vehicle battery system. As Microvast does not produce or own the charging stations, there can be no assurance that they would be made available to or continue to be compatible with taxis and passenger vehicles that are installed with Microvast’s batteries. If the charging stations are not made available or are no longer compatible, the implementation of Microvast’s strategy and its business and its operating results may be adversely affected.

If emerging standards in charging station networks are not compatible with Microvast’s current products or in-development products and technologies, Microvast may miss market opportunities and its financial performance will suffer. If other companies’ products and services, including industry-standard technologies or other new standards, emerge or become dominant in any of these areas, or differing standards emerge in global markets, demand for Microvast’s technology and products could diminish. As standards emerge, such as those in the PRC which include specifications for hardware, connecting equipment and service networks and standards for communication and inspection, compatibility of prior fast charging stations envisioned in Microvast’s CCT Plan could be made obsolete.

Microvast also incorporates materials manufactured by third parties into its products. If there are quality issues with respect to these third-party components included in Microvast’s battery systems, it may not discover the issue until after its products have been shipped and installed. In addition, Microvast may have little or no recourse against these third-party suppliers arising out of warranty claims made by Microvast’s customers. Microvast has determined that certain “tabs” manufactured by a third-party and included in a batch of its batteries were defective and has, as a result of claims made by its customers, incurred warranty claims to date of approximately $5 million to cover this issue.

Microvast currently purchases certain key raw materials and components from third parties, some of which it only sources from one supplier or from a limited number of suppliers.

Microvast currently purchases certain key raw materials for its electrodes and a variety of other components from third parties, some of which it only sources from one supplier or from a limited number of suppliers. Microvast does not have any long-term contracts with suppliers of raw materials and components, and its current suppliers may be unable to satisfy its future requirements on a timely basis. Moreover, the price of purchased raw materials, components and assembled batteries could fluctuate significantly due to circumstances beyond Microvast’s control. If Microvast’s current suppliers are unable to satisfy its long-term requirements on a timely basis, it may be required to seek alternative sources for necessary materials and components, produce the raw materials or components in-house or redesign its proposed products to accommodate available substitutes or at reasonable cost. However, given Microvast’s current state of business, it may not be able to enter into the required manufacturing supply agreements with the battery manufacturers and component suppliers. If Microvast fails to secure a sufficient supply of key raw materials and components and it is unable to produce them in-house in a timely fashion, it would result in a significant delay in its manufacturing and shipments, which may cause Microvast to breach its sales contracts with its customers. Furthermore, failure to obtain sufficient supply of these raw materials and components or produce them in-house at a reasonable cost could also harm Microvast’s revenue and gross profit margins.

If Microvast is unable to integrate its products into vehicles manufactured by its OEM customers, its results of operations could be impaired.

Microvast cooperates with its OEM customers to integrate the design of its LpTO, LpCO, MpCO and HnCO products, and any future products, into commercial and specialty electric vehicles, such as electric buses, electric cars and electric taxis. Microvast’s battery systems are composed of modules assembled from battery cells that it manufactures. OEMs often require unique configurations or custom designs for battery systems. Microvast tailors the design of its battery systems to the electric vehicles manufactured by its OEM customers. This development process requires not only substantial lead time between the commencement of design efforts for customized battery systems and the commencement of volume shipments of the battery products to the customer, but also the cooperation and assistance of the OEMs in order to determine the requirements for each specific application. Technical problems may arise that affect the acceptance of Microvast’s product by the OEMs. If Microvast is unable to design and develop products that meet the OEMs’ requirements, it may lose opportunities to obtain purchase orders, and Microvast’s reputation may be damaged. In addition, Microvast may not receive adequate assistance from OEMs to successfully commercialize its products, which could impair its results of operations.

To the extent Microvast enters into strategic relationships, it will be dependent upon its partners.

Some of Microvast’s products are not intended for direct sale to end users and its business may require it to enter into strategic relationships with manufacturers of other power industry equipment that use batteries and other energy storage devices as important components of their finished products. The agreements governing any future strategic relationships may not provide Microvast with control over the strategic relationship activities and

Microvast’s future partners, if any, could retain the right to terminate the strategic relationship at their option. Microvast’s future partners will have significant discretion in determining the efforts and level of resources that they dedicate to Microvast’s products and may be unwilling or unable to fulfill their obligations to Microvast. In addition, Microvast’s future partners may develop and commercialize, either alone or with others, products that are similar to or competitive with the products that it intends to produce.

Any failure to offer high-quality technical support services may adversely affect Microvast’s relationships with its customers and harm its financial results.

Microvast’s customers depend on its support organization to resolve any technical issues relating to its products. In addition, Microvast’s sales process is highly dependent on the quality of its products, its business reputation and on strong recommendations from its existing customers. Any failure to maintain high-quality and highly-responsive technical support, or a market perception that Microvast does not maintain high-quality and highly-responsive support, could harm its reputation, adversely affect its ability to sell its products to existing and prospective customers, and harm its business, operating results and financial condition.

Microvast offers technical support services with its products and may be unable to respond quickly enough to accommodate short-term increases in demand for support services, particularly as Microvast increases the size of its customer base. Microvast also may be unable to modify the format of its support services to compete with changes in support services provided by competitors. It is difficult to predict demand for technical support services and if demand increases significantly, Microvast may be unable to provide satisfactory support services to its customers. Additionally, increased demand for these services, without corresponding revenue, could increase costs and adversely affect Microvast’s results of operations.

Under certain circumstances, Microvast’s customers can cancel or terminate their contracts.

Microvast has ongoing arrangements with its customers and target customers. Some of these arrangements are evidenced by non-binding letters of intent and memoranda of understanding, early stage agreements that are used for design and development purposes but will require renegotiation at later stages of development or production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or may not materialize into next-stage contracts or long-term contract partnership arrangements. If these arrangements are terminated or if Microvast is unable to enter into next-stage contracts or long-term operational contracts, its business, prospects, financial condition and operating results may be materially adversely affected.

Microvast’s lengthy and variable sales cycle makes it difficult for it to accurately forecast its revenue and other operating results. As a result, Microvast expects its results of operation to fluctuate on a quarterly and annual basis, which could cause the stock price of Microvast Holdings to fluctuate or decline.

The sales cycle for Microvast’s products is lengthy, beginning from initial contact with a prospective customer to routine commercial utilization of its products, which makes it difficult for it to accurately forecast its revenue in a given period, and may cause its revenue and operating results to vary significantly from period to period. Some potential customers of Microvast’s products typically need to commit significant time and resources in evaluating the technology used in its products and their decision to purchase its products may be further limited by budgetary constraints, lack of funding and numerous rounds of internal review and approval, which are beyond Microvast’s control. Microvast spends substantial time and effort assisting potential customers in evaluating its products, including providing demonstrations and validation. Even after initial approval by appropriate decision makers, the negotiation and documentation processes for the actual adoption of Microvast’s products can be lengthy. As a result of these factors, based on Microvast’s experience to date, its sales cycle has varied and can sometimes be four years or longer. In addition, the revenue generated from sales of Microvast’s products may fluctuate from time to time due to market and general economic conditions. As a result, Microvast’s financial results may fluctuate on a quarterly basis which may adversely affect the price of Microvast Holdings’ stock.

Microvast experiences fluctuations in quarterly and annual operating results.

Microvast’s quarterly and annual operating results have fluctuated in the past and likely will fluctuate in the future. The demand for Microvast’s products is driven largely by the demand for the end-product applications that are powered by its products. Accordingly, the battery industry is affected by market conditions that are often outside

Microvast’s control. Microvast’s results of operations may fluctuate significantly from period to period due to a number of factors, including general economic, industry and market conditions, capacity ramp up by competitors, industrywide technological changes, the loss of a key customer and the postponement, rescheduling or cancellation of large orders by a key customer. As a result of these factors and other risks discussed in this section, year-over-year comparisons should not be relied upon to predict Microvast’s future performance.

Microvast’s working capital requirements involve estimates based on demand expectations and may decrease or increase beyond those currently anticipated, which could adversely impact its operating results and financial condition.

In order to fulfill the product delivery requirements of Microvast’s customers, it plans for working capital needs in advance of customer orders. As a result, Microvast bases its funding and inventory decisions on estimates of future demand. If demand for Microvast’s products does not increase as quickly as it has estimated or drops off sharply, Microvast’s inventory and expenses could rise, and its business and operating results could suffer. Alternatively, if Microvast experiences sales in excess of its estimates, Microvast’s working capital needs may be higher than those currently anticipated. Microvast’s ability to meet this excess customer demand depends on its ability to arrange for additional financing for any ongoing working capital shortages, since it is likely that cash flow from sales will lag behind these investment requirements.

Microvast’s business depends substantially on the continuing efforts of its senior executives and other key personnel, and its business may be severely disrupted if it lost their services.

Microvast’s future success heavily depends on the continued service of its senior executives and other key employees. In particular, Microvast relies on the expertise and experience of its Chairman, Chief Executive Officer, and President, Mr. Yang Wu, its Chief Financial Officer, Mr. Yanzhuan (Leon) Zheng, and its Chief Technology Officer, Dr. Wenjuan Mattis. If one or more of Microvast’s other senior executives are unable or unwilling to continue to work for it in their present positions, Microvast may encounter similar problems, but on a compounded basis. Moreover, if any of Microvast’s current or former senior executives joins a competitor or forms a competing company, Microvast may lose customers, suppliers, know-how and key personnel. Each of Microvast’s executive officers has entered into an employment agreement with Microvast, which contains non-competition and confidentiality clauses. However, if any dispute arises between Microvast’s current or former executive officers and Microvast, it is hard to predict the extent to which any of these agreements could be enforced in different countries.

The success of Microvast’s business depends on its ability to attract, train and retain highly skilled employees and key personnel.

Because of the highly specialized, technical nature of Microvast’s business, it must attract, train and retain a sizable workforce comprising highly skilled employees and other key personnel. Since Microvast’s industry is characterized by high demand and intense competition for talent, Microvast may have to pay higher salaries and wages and provide greater benefits in order to attract and retain highly skilled employees or other key personnel that Microvast will need to achieve its strategic objectives. As Microvast is still a relatively young company and its business has grown rapidly, Microvast’s ability to train and integrate new employees into its operations may not meet the requirements of its growing business. Microvast’s failure to attract, train or retain highly skilled employees and other key personnel in numbers that are sufficient to satisfy its needs would materially and adversely affect its business. Staff that Microvast is unable to retain also pose a risk, since they can inform competitors of Microvast’s know-how and may lessen the technological advantages over Microvast’s competitors that it has developed.

Microvast’s management has limited experience in operating a public company.

Microvast’s executive officers have limited experience in the management of a publicly traded company. Microvast’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could significantly increase the amount of time they devote to these activities that result in less time being devoted to the management and growth of Microvast. Microvast may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for Microvast to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that Microvast will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Microvast may acquire or invest in other companies or technologies, which could divert its management’s attention, result in dilution to Microvast Holdings’ stockholders and otherwise disrupt its operations and adversely affect its business.

Microvast may selectively acquire or invest in other companies or technologies that it believes could complement or expand its platform, enhance its technical capabilities or otherwise offer growth opportunities. However, acquisitions are complex, costly and time-consuming processes and involve numerous risks. The pursuit of potential acquisitions may divert the attention of management and cause Microvast to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. Acquisitions also could result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect Microvast’s operating results and financial condition. If Microvast acquires additional businesses, it may not be able to integrate the acquired personnel, operations and technologies successfully or effectively manage the combined business following the acquisition. Microvast also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•        inability or difficulty integrating and benefiting from acquired technologies, services or clients in a profitable manner;

•        unanticipated costs or liabilities associated with the acquisition;

•        difficulty integrating the accounting systems, operations and personnel of the acquired business;

•        adverse effects to Microvast’s existing business relationships with business partners and clients as a result of the acquisition;

•        assuming potential liabilities of an acquired company;

•        possibility of overpaying for acquisitions, particularly those with significant intangibles and those assets that derive value using novel tools or are involved in niche markets;

•        difficulty in acquiring suitable businesses, including challenges in predicting the value an acquisition will ultimately contribute to Microvast’s business;

•        the potential loss of key employees of the acquired business; and

•        use of substantial portions of Microvast’s available cash to consummate the acquisition.

Any of the above difficulties could adversely affect Microvast’s ability to maintain relationships with clients, partners, suppliers and associates or Microvast’s ability to achieve the anticipated benefits of the acquisition, or could reduce its earnings or otherwise adversely affect its business and financial results.

In addition, a significant portion of the purchase price of companies Microvast acquires may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if Microvast’s acquisitions do not yield expected returns, it may be required to take charges to its operating results based on this impairment assessment process, which could adversely affect its results of operations.

Microvast has expanded its presence in markets other than its main manufacturing site in PRC and may continue to do so, including acquiring foreign companies or otherwise, which could expose Microvast to business risks not encountered in the PRC, including risks associated with the marketing, distribution and sale of Microvast’s products internationally, that could limit the effectiveness of its growth strategy and cause its operating results to suffer.

For the years ended December 31, 2018, 2019 and the nine months ended September 30, 2020, Microvast derived 16.1%, 21.6% and 44.3%, respectively, of its sales from outside the PRC. Microvast currently has one wholly owned subsidiary in the United Kingdom and has made sales to the United Kingdom, Belgium, Germany and Turkey. As a result, Microvast is subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Microvast may in the future seek to expand its presence in markets other than the PRC, including making acquisitions that help Microvast access new markets. Operating in new markets requires significant resources and management’s attention. Furthermore, expansion into new markets requires Microvast to make significant expenditures, including the establishment of local operating entities, hiring of local employees and establishing facilities in advance of generating any revenue. Any efforts to expand into new markets might not be successful in creating demand for Microvast’s products outside of the PRC or in effectively selling its products in the markets it enters. In addition, conducting operations in new markets, including the marketing, distribution and sale of Microvast’s products, subjects Microvast to new or unfavorable regulatory, economic and political risks that Microvast has not generally faced in the PRC market. These risks include:

•        localization of the marketing and deployment of Microvast’s products;

•        lack of familiarity with, and burdens of, complying with foreign laws, legal and commercial standards, regulatory requirements, export requirements, tariffs and other barriers, including laws related to employment or labor;

•        conforming Microvast’s products to various international regulatory and safety requirements where Microvast’s products are sold, or homologation;

•        difficulty in establishing, staffing and managing foreign operations;

•        difficulties attracting customers in new jurisdictions;

•        difficulty in engaging and retaining distributors that are knowledgeable about, and can function effectively, in overseas markets;

•        management, communication and integration problems resulting from cultural or language differences and geographic dispersion;

•        different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•        increased costs associated with maintaining marketing efforts in various countries;

•        new and different sources of competition;

•        increased financial accounting and reporting burdens and complexities;

•        diversion of Microvast’s management’s attention and resources to explore, negotiate, or close acquisitions and to integrate, staff and manage geographically remote operations and employees;

•        sufficiency of qualified labor pools in various international markets;

•        foreign government taxes, regulations and permit requirements, including foreign taxes that Microvast may not be able to offset against taxes imposed upon Microvast in the United States, and foreign tax and other laws limiting Microvast’s ability to repatriate funds to the United States;

•        changes in global currency systems or fluctuations in exchange rates that may increase the volatility of or adversely affect Microvast’s foreign-based revenue;

•        Microvast’s ability to enforce its contractual rights;

•        compliance with the anti-corruption laws, economic sanction laws and regulations, export controls and other laws and regulations regarding international business operations;

•        foreign government trade restrictions, customs regulations, tariffs and price or exchange controls;

•        preferences of foreign nations for domestically produced products;

•        uncertain political and economic climates; and

•        inability to obtain, maintain or enforce intellectual property rights in some countries.

These factors may cause Microvast’s costs of doing business in markets other than the PRC to exceed its comparable costs incurred in the PRC market. Any negative impact from Microvast’s business efforts in new markets could adversely affect its business, operating results and financial condition as a whole.

Additionally, as Microvast has expanded into new markets, Microvast has faced challenges with ensuring that its charging equipment works successfully with the charging infrastructure in such markets, including United Kingdom and Germany. If customers experience problems with the way Microvast’s charging equipment works with the local charging infrastructure, or Microvast is unable to adapt its equipment to resolve such problems, then the viability and acceptance of its vehicles in such markets could be materially and adversely affected. If Microvast fails to successfully address these risks, its business, prospects, operating results and financial condition could be materially harmed.

Microvast’s planned expansion into new applications and markets poses additional risks which could adversely affect its business, financial condition and results of operations.

To date Microvast has focused its business on the sale of its LpTO and LpCO battery systems, primarily for use in electric buses. However, Microvast intends to expand into new applications and expand its customer demographic in order to further grow its business. The lithium-based battery market is highly competitive and there can be no assurance that use of Microvast’s products for these new applications will gain market acceptance.

In addition, Microvast is expanding its sales in the United States and Europe and is seeking to further expand its presence in Asia as its businesses in those regions continues to grow. However, these markets are less tested for Microvast’s products and Microvast faces risks in expanding the business to these markets, which include differences in regulatory requirements for product testing, intellectual property protection (including patents and trademarks), tax incentive policy, legal systems and rules, marketing costs, fluctuations in currency exchange rates and changes in political and economic conditions. If Microvast cannot successfully expand into these markets as it planned, Microvast’s strategic goal will be impacted and its prospects will be materially and adversely affected.

Microvast may require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.

Microvast intends to continue to make investments to support its business growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance its products, improve its operating infrastructure or acquire complementary businesses and technologies. Microvast’s capital requirements will depend on many factors, including, but not limited to:

•        technological advancements;

•        market acceptance of Microvast’s products and product enhancements, and the overall level of sales of Microvast’s products;

•        R&D expenses;

•        Microvast’s relationships with its customers and suppliers;

•        Microvast’s ability to control costs;

•        sales and marketing expenses;

•        enhancements to Microvast’s infrastructure and systems and any capital improvements to its facilities;

•        Microvast’s ability to maintain existing manufacturing equipment;

•        potential acquisitions of businesses and product lines; and

•        general economic conditions, including the effects of international conflicts and their impact on the automotive industry in particular.

Accordingly, Microvast may need to engage in equity or debt financings to secure additional funds. If Microvast raises additional funds through future issuances of equity or convertible debt securities, its existing stockholders could suffer significant dilution, and any new equity securities it issues could have rights, preferences and privileges superior to those of holders of its common stock. Any debt financing that it may secure in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Microvast to obtain additional capital and to pursue business opportunities, including potential acquisitions. Microvast may not be able to obtain additional financing on terms favorable to it, if at all. If Microvast is unable to obtain adequate financing or financing on terms satisfactory to it when Microvast requires it, Microvast’s ability to continue to support its business growth and to respond to business challenges could be significantly impaired, and its business may be adversely affected.

Microvast may be subject to financial and reputational risks due to product recalls and product liability claims, and Microvast could face substantial liabilities which exceed its resources.

Lithium-based battery systems for use in electric vehicles are inherently complex and subject to failure, accidents or other malfunctions. Accordingly, Microvast may be exposed to product recalls and product liability claims. The risk of product recalls and product liability claims, and associated adverse publicity, is inherent in the development, manufacturing and sale of Microvast’s products. Microvast’s products and the products of third parties in which Microvast’s products are a component are becoming increasingly sophisticated and complicated as advancements in technologies occur, and as demand increases for lighter and more powerful rechargeable batteries. At the same time, product quality and liability issues present significant risks. Product quality and liability issues may affect not only Microvast’s own products but also the third-party products in which Microvast’s battery products are a component. Microvast’s efforts and the efforts of its development partners to maintain product quality may not be successful, which may result in Microvast incurring expenses in connection with, for example, product recalls and product liability claims, and adversely impact Microvast’s brand image and reputation as a producer of high-quality products. Any product recall or product liability claims seeking significant monetary damages could have a material adverse effect on Microvast’s business and financial condition. A product recall or product liability claim could generate substantial negative publicity about Microvast’s products and business, interfere with its manufacturing plans and product delivery obligations as it seeks to replace, or repair affected products, and inhibit or prevent commercialization of other future product candidates.

Microvast’s operations expose it to litigation, environmental and other legal compliance risks.

Microvast is subject to a variety of litigation, environmental, health and safety and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, government contracts, health and safety liabilities, environmental matters and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices. Microvast or one of its business units could be charged with wrongdoing as a result of such matters. If convicted or found liable, Microvast could be subject to significant fines, penalties, repayments or other damages (in certain cases, treble damages). As a business with international reach, Microvast is subject to complex laws and regulations in jurisdictions in which it operates, including the United States, the PRC, European Union and the United Kingdom. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how Microvast conducts its operations and structures its investments and could limit its ability to enforce its rights. See the section titled “Business — Legal Proceedings.”

Changes in environmental and climate laws or regulations, including laws relating to greenhouse gas emissions, could lead to new or additional investment in manufacturing designs, subject Microvast to additional costs and restrictions, including increased energy and raw materials costs, and could increase environmental compliance expenditures.

Microvast may fail to comply with certain health and production safety laws and regulations governing hazardous materials.

In the sourcing of Microvast’s products throughout the world, Microvast processes, stores, disposes of and otherwise uses large amounts of hazardous materials. As a result, Microvast is subject to extensive and evolving health and production safety laws and regulations governing, among other things: the health of Microvast’s employees and safety production requirements regarding the generation, handling, storage, use and transportation of hazardous materials. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws or regulations, or to obtain or comply with the relevant permits, could result in fines, criminal charges or other sanctions by regulators. Furthermore, Microvast may be ordered to rectify a noncompliance within a stipulated deadline; and if Microvast fails to do so, it may be ordered to cease operations. From time to time Microvast has had instances of alleged or actual noncompliance that may result in the imposition of fines, penalties and required corrective actions. For instance, Microvast is required under PRC law to design and build occupational disease prevention facilities concurrently with the construction of Microvast’s manufacturing facilities, where hazardous elements which adversely affect the health of Microvast’s employees are generated or used. Microvast’s ongoing compliance with health and safety laws, regulations and permits could require Microvast to incur significant expenses, limit Microvast’s ability to modify or expand its facilities or continue manufacturing and make other capital improvements. In addition, private parties, including current or former employees, could bring personal injury or other claims against Microvast due to the presence of, or exposure to, hazardous substances used, stored or disposed of by Microvast or contained in Microvast’s products.

As components of electric vehicles, Microvast’s products as installed in the products of its customers are subject to motor vehicle standards and the failure of the vehicles to satisfy such mandated safety standards could have a material adverse effect on the demand for Microvast’s products, its business and its operating results.

Microvast’s products are used as components in electric vehicles. All vehicles sold must comply with applicable international, federal, and state motor vehicle safety standards, which vary by national and other jurisdictions. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by Microvast’s vehicle manufacturing customers to satisfy motor vehicle standards could have a material adverse effect on Microvast’s business and operating results.

Moreover, Microvast may incur its own significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy are currently evolving and Microvast faces risks associated with changes to these regulations.

To the extent the laws become more stringent or otherwise change, Microvast’s components or the vehicles into which they are incorporated may not comply with applicable international, federal, state or local laws, which would have an adverse effect on Microvast’s business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, Microvast’s business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions Microvast has not yet entered or laws of which Microvast is unaware in jurisdictions it has entered that may restrict its sales or other business practices. Even for those jurisdictions Microvast has analyzed, the laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with Microvast or its customer’s ability to sell products could have a negative and material impact on Microvast’s business, prospects, financial condition and results of operations.

Compliance with environmental regulations can be expensive, and Microvast’s failure to comply with these regulations may result in monetary damages and fines, adverse publicity and a material adverse effect on its business.

As a manufacturer, Microvast is subject to various environmental laws and regulations on air emission, waste water discharge, solid waste, noise and the disposal of hazardous materials. Cobalt and lithium are toxic materials that are important raw materials in Microvast’s batteries. Microvast also uses, generates and discharges other toxic, volatile and hazardous chemicals and wastes in its research, development and manufacturing activities. At Microvast’s primary manufacturing site, under the PRC environmental regulations, Microvast is required to maintain the pollutant emission levels at each of its facilities within the levels prescribed by the relevant governmental authorities and obtain a pollution discharge permit for its water and air emissions. Microvast is also required to design and build environmental treatment facilities concurrently with the construction of its manufacturing facilities, where waste air, waste water and waste solids Microvast generates can be treated in accordance with the relevant requirements. In addition, certain laws and regulations require enterprises like Microvast that generate hazardous wastes, to engage companies which are licensed and qualified to process the hazardous wastes, and to collect, store, dispose of and transfer the hazardous waste. If Microvast fails to comply with national and local environmental protection laws and regulations, the relevant governmental authorities may impose fines or deadlines to cure instances of noncompliance, and may even order Microvast to cease operations if Microvast fails to comply with their requirements. In particular, any breach by Microvast in connection with requirements relating to the handling of hazardous wastes may subject Microvast to monetary damages and fines. In addition, if any third party suffers any loss as a result of Microvast’s pollutant emission practices, Microvast’s improper handling of hazardous wastes or Microvast’s noncompliance with environmental regulations, such third parties may seek damages from Microvast. Microvast cannot assure you that it will be able to comply with all environmental laws and regulations at all times as the environmental legal regime is evolving and becoming more stringent, especially in the PRC. Therefore, if the PRC government imposes more stringent regulations in the future, Microvast will have to incur additional substantial costs and expenses in order to comply with new regulations, which may negatively affect Microvast’s results of operations. If Microvast fails to comply with any of the present or future environmental regulations in any material aspect or cause any loss to any third parties due to Microvast’s pollutant emission practices, improper handling of hazardous wastes or other environmental noncompliance, Microvast may suffer from negative publicity and may be required to pay substantial fines, pay damages to such third parties, or suspend or even cease operations. Failure to comply with environmental laws and regulations may materially and adversely affect Microvast’s business, financial condition and results of operations.

To the extent Microvast ships its products outside of the PRC, or to the extent its products are used in products sold outside of the PRC, they may be affected by the following: the transportation of non-rechargeable and rechargeable lithium batteries is regulated by the International Civil Aviation Organization (the “ICAO”), and corresponding International Air Transport Association (the “IATA”), Pipeline & Hazardous Materials Safety Administration (the “PHMSA”), Dangerous Goods Regulations and the International Maritime Dangerous Goods Code (the “IMDG”), and in the PRC by General Administration of Civil Aviation of China and Maritime Safety Administration of People’s Republic of China. These regulations are based on the United Nations, or UN, Recommendations on the Transport of Dangerous Goods Model Regulations and the UN Manual of Tests and Criteria. Microvast currently ships its products pursuant to ICAO, IATA and PHMSA hazardous goods regulations. The regulations require companies to meet certain testing, packaging, labeling and shipping specifications for safety reasons. Microvast complies with all current PRC and international regulations for the shipment of its products, and will comply with any new regulations that are imposed. Microvast has obtained certificates for safe transport of goods for shipping its lithium battery products by air and water. If Microvast is unable to comply with the new regulations, however, or if regulations are introduced that limit its ability to transport its products to customers in a cost-effective manner, this could have a material adverse effect on Microvast’s business, financial condition and results of operations.

Microvast’s general liability insurance may not be sufficient to cover potential liability from product liability claims.

Microvast currently has general liability insurance with an annual limit of up to approximately $56.9 million to cover liabilities arising from product liability claims or product recalls worldwide (excluding the United States and Canada), which may not be sufficient to cover potential liability claims. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product recalls and product liability claims could prevent or inhibit the commercialization of Microvast’s product or could result in a loss of customers and decrease in revenue, unexpected expenses and a loss of market share, and if any of Microvast’s products are found to have reliability, quality or compatibility problems, Microvast will be required to accept returns, provide replacements, provide refunds, or pay damages. Microvast cannot assure you that as it continues distribution of its products that it will be able to obtain or maintain adequate coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Even if Microvast maintains adequate insurance, any successful claim could materially and adversely affect Microvast’s reputation and prospects, and divert management’s time and attention. If Microvast is sued for any injury allegedly caused by its future products, its liability could exceed its total assets and its ability to pay such liability. In any case, Microvast may still be required to incur substantial amounts to cover costs associated with product recalls and/or to indemnify its customers in respect of their product quality claims against Microvast, which would materially and adversely affect the results of Microvast’s operations and severely damage its reputation.

The enactment of legislation implementing changes in the United States of taxation of international business activities or the adoption of other tax reform policies could materially impact Microvast’s financial position and results of operations.

Changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. federal income tax laws that may be enacted in the future, could impact the tax treatment of Microvast’s foreign earnings. Due to Microvast’s international business activities, any changes in the U.S. federal income taxation of such activities may increase its worldwide effective tax rate and adversely affect its financial position and results of operations.

Microvast could be subject to additional tax liabilities.

Microvast is subject to federal, state and local taxes in the United States and are also subject to tax in certain foreign jurisdictions. Significant judgment is required in evaluating Microvast’s tax positions and its worldwide provision for taxes. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, Microvast’s tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations, including those relating to income tax nexus, by Microvast’s earnings being lower than anticipated in jurisdictions where Microvast has lower statutory rates and higher than anticipated in jurisdictions where it has higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of its deferred tax assets and liabilities. Microvast may be audited in various jurisdictions, and such jurisdictions may assess additional taxes against Microvast. Although Microvast believes its tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from Microvast’s historical tax provisions and accruals, which could have a material adverse effect on Microvast’s operating results or cash flows in the period or periods for which a determination is made.

Microvast’s international operations subject it to potentially adverse tax consequences.

Microvast generally conducts its international operations through wholly owned subsidiaries, branches and representative offices and reports its taxable income in various jurisdictions worldwide based upon its business operations in those jurisdictions. Microvast’s intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with Microvast’s determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and Microvast’s position was not sustained, Microvast could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of Microvast’s operations. Microvast believes that its financial statements reflect adequate reserves to cover such a contingency, but there can be no assurances in that regard.

According to the Enterprise Income Tax Law of the PRC (the “EIT Law”) and the Regulation on Implementing the EIT Law, related party transactions must be conducted on an arm’s-length basis. Such transactions between related parties may be subject to audit or scrutiny by the PRC tax authorities within 10 years after the taxable year when the transactions are conducted. If the relevant PRC tax authorities determine that the related party transactions occurred in PRC have not been conducted on an arm’s-length basis, they may adjust the taxable income of Microvast’s PRC subsidiary through a transfer pricing adjustment and impose additional taxes (together with applicable interest) on Microvast’s PRC subsidiary, as well as penalties for under-reporting of taxable income.

The uncertainty in global economic conditions could negatively affect Microvast’s operating results.

Microvast’s operating results are directly affected by the general global economic conditions of the industries in which its major customer groups operate. Microvast’s business segments are highly dependent on the economic and market conditions in each of the geographic areas in which it operates. The uncertainty in global economic conditions varies by geographic segment and can result in substantial volatility in global credit markets. Credit volatility could impact Microvast’s working capital for manufacturing, or result in cost changes or interruptions to suppliers whose components Microvast relies upon if it is unable to access the needed credit for its operations.

These conditions affect Microvast’s business by reducing prices that its customers may be able or willing to pay for its products or by reducing the demand for its products, which could in turn negatively impact Microvast’s sales and result in a material adverse effect on its business, cash flow, results of operations and financial condition.

Microvast faces risks related to health epidemics, including the COVID-19 pandemic, which could have a material adverse effect on its business and results of operations.

Microvast faces various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact Microvast’s employees and operations and the operations of its customers, suppliers, vendors and business partners, and may negatively impact its sales and marketing activities, the construction schedule of manufacturing plants, and the production schedule of its battery systems. For example, Microvast’s manufacturing site in PRC was ordered closed in February 2020 for approximately one month due to COVID-19, and as a result, production and development plans were delayed. In addition, various aspects of Microvast’s business and manufacturing plant, cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect Microvast’s manufacturing and building plans, sales and marketing activities, business and results of operations.

The spread of COVID-19 has caused Microvast to modify its business practices (including employee travel, recommending that all non-essential personnel in the United States work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), and Microvast may take further actions as may be required by government authorities or that Microvast determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of Microvast’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, Microvast’s operations will be impacted.

The extent to which the COVID-19 pandemic impacts Microvast’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of Microvast’s customers, suppliers, vendors and business partners to perform, including third party suppliers’ ability to provide components and materials used in Microvast’s products. Microvast may also experience an increase in the cost of raw materials used in its commercial production. Even after the COVID-19 pandemic has subsided, Microvast may continue to experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could have a material adverse effect on the demand for Microvast’s customers products. Under difficult economic conditions, potential customers may seek to reduce spending by forgoing electric vehicles for other traditional options. Decreased demand for Microvast’s electric vehicles, could negatively affect its business.

There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. Microvast does not yet know the full extent of COVID-19’s impact on its business, its operations, or the global economy as a whole. However, the effects could have a material impact on Microvast’s results of operations, and it will continue to monitor the situation closely.

Microvast’s facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events.

Microvast’s facilities or operations could be adversely affected by events outside of Microvast’s control, such as natural disasters, wars, health epidemics such as the ongoing COVID-19 pandemic, and other calamities. Microvast cannot assure you that any backup systems will be adequate to protect Microvast from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Microvast’s ability to provide services.

Microvast’s batteries and its website, systems, and data it maintains may be subject to intentional disruption, other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact Microvast’s reputation and future sales.

Microvast expects to face significant challenges with respect to information security and maintaining the security and integrity of its systems and other systems used in its business, as well as with respect to the data stored on or processed by these systems. Advances in technology, an increased level of sophistication, and an increased level of expertise of hackers, new discoveries in the field of cryptography or others can result in a compromise or breach of the systems used in Microvast’s business or of security measures used in Microvast’s business to protect confidential information, personal information, and other data.

The availability and effectiveness of Microvast’s batteries, and Microvast’s ability to conduct its business and operations, depend on the continued operation of information technology and communications systems, some of which it has yet to develop or otherwise obtain the ability to use. Systems used in Microvast’s business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. Microvast anticipates using outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as Microvast. Some of the systems used in Microvast’s business will not be fully redundant, and Microvast’s disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in Microvast’s business could result in lengthy interruptions in its service.

Social media platforms present risks and challenges that could cause damage to Microvast’s brand and reputation, and which could subject it to liability, penalties and other restrictive sanctions.

Social media platforms present risks and challenges that could cause damage to Microvast’s brand and reputation, and which could subject Microvast to liability, penalties and other restrictive sanctions. Microvast has adopted internal policies and procedures regarding social media, which may not be effective in preventing the inappropriate use of social media platforms, including blogs, social media websites and other forms of Internet-based communications. These platforms allow individuals access to a broad audience of consumers, investors and other interested persons. The considerable expansion in the use of social media over recent years has increased the volume and speed at which negative publicity arising from these events can be generated and spread, and Microvast may be unable to timely respond to, correct any inaccuracies in, or adequately address negative perceptions arising from such media coverage. The use of such platforms by Microvast’s officers and other employees and former employees has had and could in the future increase Microvast’s costs, cause damage to Microvast’s brand and reputation, result in the disclosure of confidential information, lead to litigation or subject Microvast to regulatory inquiries, penalties and other restrictive sanctions and adverse consequences if the SEC, the Department of Justice, or any other government agency were to pursue legal action in the future. In addition, negative or inaccurate posts or comments about Microvast on social media platforms could damage Microvast’s reputation, brand image and goodwill, and Microvast could lose the confidence of its customers and partners, regardless of whether such information is true and regardless of any number of measures Microvast may take to address them.

Risks Related to Microvast’s Intellectual Property

Microvast relies substantially on unpatented proprietary technologies.

Microvast’s success depends in part on its ability to protect its proprietary trade secrets, confidential information and know-how, technology, trademarks and other intellectual property and intellectual property rights. To do so, Microvast relies generally on copyright, trademark and trade secret laws, confidentiality and invention assignment agreements with employees and third parties, and other agreements with consultants, vendors and clients. Specifically, Microvast relies substantially on unpatented proprietary technology. A significant number of Microvast’s material proprietary technologies are know-how or trade secrets. For example, Microvast’s proprietary polyvinylidene fluoride separator that allows for faster charge rates is unpatented. To protect Microvast’s trade secrets, know-how and other proprietary information, it requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. Microvast cannot assure you that these agreements will provide meaningful protection for Microvast’s trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how or other proprietary information. There can be no assurance that employees, consultants, vendors and clients have executed such agreements or have not breached or will not breach their agreements with Microvast, that Microvast will have adequate remedies for any breach, or that its trade secrets will not otherwise become known or independently developed by competitors. Despite the protections Microvast does place on its intellectual property, a third party could, without authorization, copy or otherwise obtain and use its products or technology, or develop similar technology. The theft or unauthorized use or publication of Microvast’s trade secrets and other confidential business information could reduce the differentiation of its products and harm its business, the value of its investment in development or business acquisitions could be reduced and third parties might make claims against Microvast related to losses of their confidential or proprietary information. Any of the foregoing could materially and adversely affect Microvast’s business.

Further, it is possible that others will independently develop the same or similar technology or otherwise obtain access to Microvast’s unpatented technology, and in such cases, Microvast may not be able to assert any trade secret rights against such parties. Costly and time-consuming litigations could be necessary to enforce and determine the scope of Microvast’s trade secret rights and related confidentiality and nondisclosure provisions. If Microvast fails to obtain or maintain trade secret protection, or if Microvast’s competitors obtain Microvast’s trade secrets or independently develop technology similar to Microvast’s or competing technologies, Microvast’s competitive business position could be materially and adversely affected. In addition, some courts inside and outside the United States may be less willing or unwilling to protect trade secrets and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases.

Microvast’s success depends on its ability to obtain, maintain and protect its intellectual property rights.

Microvast relies on its trademarks, service marks, trade names and brand names to distinguish its products from the products of its competitors, and has registered or applied to register many of these trademarks. Microvast’s trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks, and Microvast cannot assure you that its trademark applications will be approved. During trademark registration proceedings, Microvast may receive rejections. Although Microvast is given an opportunity to respond to those rejections, it may be unable to overcome such rejections. In addition, in the U.S. Patent and Trademark Office and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against Microvast’s trademarks, and its trademarks may not survive such proceedings. In the event that Microvast’s trademarks are successfully challenged, Microvast could be forced to rebrand its products, which could result in loss of brand recognition and could require Microvast to devote resources towards advertising and marketing new brands. Further, Microvast cannot assure you that competitors will not infringe its trademarks or that Microvast will have adequate resources to enforce its trademarks and trade names, which it needs to build name recognition among potential partners or customers in its markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding Microvast’s ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Microvast’s registered or unregistered trademarks or trade names. Over the long term, if Microvast is unable to establish name recognition based on its trademarks and trade names, then Microvast may not be able to compete effectively and its business may be adversely affected.

Microvast also relies, in part, on its ability to obtain and maintain patent protection for its proprietary products and processes. The process of applying for and obtaining a patent is expensive and time consuming, and Microvast may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or Microvast financially may not be able to protect its proprietary rights at all. Despite Microvast’s efforts to protect its proprietary rights, unauthorized parties may be able to obtain and use information that Microvast regards as proprietary. In addition, the issuance of a patent does not ensure that it is valid or enforceable, so even if Microvast obtains patents, they may not be valid or enforceable against third parties. In addition, the issuance of a patent does not give Microvast the right to practice the patented invention. Third parties may have blocking patents that could prevent Microvast from marketing Microvast’s own products and practicing its own technology. Alternatively, third parties may seek approval to market their own products similar to or otherwise competitive with Microvast’s products. In these circumstances, Microvast may need to defend and/or assert its patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or agency with jurisdiction may find Microvast’s patents invalid and/or unenforceable. Even if Microvast has valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve Microvast’s business objectives. Some of Microvast’s patents and patent applications may be co-owned with third parties. If Microvast is unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including Microvast’s competitors, and Microvast’s competitors could market competing products and technology. In addition, Microvast may need the cooperation of any such co-owners of Microvast’s patents in order to enforce such patents against third parties, and such cooperation may not be provided to Microvast. Any of the foregoing could have a material adverse effect on Microvast’s competitive position, business, financial conditions, results of operations, and prospects.

Issued patents may be challenged, narrowed, invalidated or circumvented. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of non-U.S. countries may not allow Microvast to protect its inventions with patents to the same extent as the laws of the United States and Europe. Because patent applications in the United States, Europe and many other non-U.S. jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in scientific literature lag behind actual discoveries, Microvast cannot be certain that it was the first to make the inventions claimed in its issued patents or pending patent applications, or that Microvast was the first to file for protection of the inventions set forth in its patents or patent applications. As a result, Microvast may not be able to obtain or maintain protection for certain inventions. Therefore, the enforceability and scope of Microvast’s patents in the United States, Europe, and the PRC and in other non-U.S. countries cannot be predicted with certainty and, as a result, any patents that Microvast owns may not provide sufficient protection against competitors. Microvast may not be able to obtain or maintain patent protection from its pending patent applications, from those it may file in the future, or from those it may license from third parties. Moreover, even if Microvast is able to obtain patent protection, such patent protection may be of insufficient scope to achieve its business objectives.

In some instances, Microvast may have legal grounds to enforce its rights related to its patented technology, but may elect not to do so because of the cost of litigation or the limited value in enforcing its patent rights.

Microvast may not be able to protect its intellectual property rights in the PRC.

The validity, enforceability and scope of protection available under the relevant intellectual property laws in the PRC are uncertain and still evolving. Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, the protection of intellectual property rights in the PRC may not be as effective as in the U.S. or other developed countries. There can be no assurance that Microvast’s intellectual property rights will not be challenged by third parties or found by a governmental authority to be invalid or unenforceable. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and Microvast may need to resort to litigation to enforce or defend patents issued to Microvast or its other intellectual property rights or to determine the enforceability, scope and validity of Microvast’s proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs, loss of Microvast’s proprietary rights, and diversion of resources and management’s attention.

Microvast could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

In recent years, there has been significant litigation in the United States, Europe and the PRC involving patents and other intellectual property rights. Companies in the battery industry are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and Microvast’s competitors and other third parties may hold patents or have pending patent applications which could be related to Microvast’s business. For example, Microvast is aware of third-party patents and patent applications (if issued) that may be construed to cover one or more of Microvast’s products or technologies. If these patents or patent applications (if issued) are asserted against Microvast and Microvast is found to infringe any of these patents, and is unsuccessful in demonstrating that such patents are invalid or unenforceable, then Microvast could be required to pay substantial monetary damages or cease further development or commercialization of one or more of its products or technologies. Although Microvast generally conducts a freedom to operate search and review with respect to its products and technologies, Microvast cannot guarantee that its search and review is complete and thorough, nor can Microvast be sure that it has identified each and every patent and pending application in the United States and abroad that is relevant or necessary to the commercialization of its products or use of its technology. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that Microvast’s products or technologies may infringe. In addition, third parties may obtain patents in the future and claim that use of Microvast’s technologies infringes upon these patents. These risks have been amplified by the increase in third parties, which Microvast refer to as non-practicing entities, whose primary business is to assert infringement claims or make royalty demands. It is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be patent applications pending related to Microvast’s technologies, many of which are confidential when filed. Microvast relies substantially on unpatented proprietary technology, which may make it more difficult to protect and enforce its intellectual property rights. Microvast cannot assure you that it will have meaningful protection for its trade secrets, know-how or other intellectual property and proprietary information in the event of any unauthorized use, misappropriation, or disclosure, which could have a material adverse impact on its business.

Third parties may infringe, misappropriate or otherwise violate Microvast’s intellectual property or proprietary rights or Microvast may be required to defend against claims of infringement, misappropriation or other violations of the intellectual property or proprietary rights of a third party. To counter infringement or unauthorized use claims or to defend against such claims can be expensive and time consuming. If Microvast is party to an intellectual property-related proceeding and even if such proceeding is resolved in Microvast’s favor, litigation or other legal proceedings relating to intellectual property claims may cause Microvast to incur significant expenses, and could distract Microvast’s technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Microvast Holdings’ stock. Such litigation or proceedings could substantially increase Microvast’s operating losses and reduce the resources available for development activities or any future sales, manufacturing, marketing or distribution activities. Microvast may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Moreover, many of Microvast’s current and potential competitors may dedicate substantially greater resources than Microvast can to the protection and enforcement of intellectual property rights, especially patents. Incurring significant expenses and distracting Microvast’s personnel for an intellectual property-related proceeding could have a material adverse effect on Microvast’s business, financial condition, results of operations and prospects.

Microvast may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to Microvast, could cause Microvast loss of significant rights and inability to continue providing its existing product offerings.

Microvast’s success also depends largely on its ability to use and develop its technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to lithium-ion battery technology patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain, expensive and time-consuming. Microvast may receive in the future notices that claim Microvast or its clients using Microvast’s products have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in Microvast’s market grows and the functionality of products among competitors overlaps. If Microvast is sued by a third party that claims that Microvast’s technology infringes its rights, the litigation, whether or not successful, could be extremely costly to defend, divert Microvast’s management’s time, attention, and resources, damage its reputation and brand and substantially harm its business. Further, in some instances, Microvast’s agreements with its clients include indemnification provisions under which it agrees to indemnify such parties for losses suffered or incurred in connection with third party claims for intellectual property infringement. The results of any intellectual property litigation to which Microvast might become a party, or for which Microvast is required to provide indemnification, may also require Microvast to do one or more of the following:

•        cease offering or using technologies that incorporate the challenged intellectual property;

•        make substantial payments for legal fees, settlement payments or other costs or damages to the party claiming infringement, misappropriation or other violation of intellectual property rights;

•        obtain a license to sell or use the relevant technology, which may not be available on reasonable terms or at all; or

•        redesign technology to avoid infringement, which may not be feasible.

Microvast’s failure to develop non-infringing technologies or license the intellectual property or the proprietary rights on a timely basis would harm Microvast’s business, possibly materially. Protracted litigation could result in Microvast’s customers, or potential customers, deferring or limiting their purchase or use of Microvast’s products until resolution of such litigation. Parties making the infringement claim may also obtain an injunction that can prevent Microvast from selling its products or using technology that contains the allegedly infringing contents. If Microvast were to discover that its products violate third-party proprietary rights, there can be no assurance that Microvast would be able to continue offering its products on commercially reasonable terms, or at all, to redesign its technology to avoid infringement or to avoid or settle litigation regarding alleged infringement without substantial expense and damage awards. Any intellectual property litigation or proceeding could have a material adverse effect on Microvast’s business, results of operation and financial condition.

Microvast may have difficulties transferring and communicating technology globally, especially if communications and visa processes between the PRC and other countries worsen.

In different parts of the world the technology platforms that are used to facilitate communication between staff are different, or in some cases banned. For example, the PRC has banned a number of technology apps, and the United States has recently discussed banning the communication platform WeChat. As the options for communication becomes restricted, it may become difficult to efficiently coordinate complex manufacturing supply chains in a global setting, causing delays or missed income opportunities.

In addition, as most of Microvast’s historical business is located in PRC, visa’s being issued for staff to be trained in the PRC, or vice versa, may be restricted or denied, limiting Microvast’s ability to train and pass along proprietary information efficiently. In some cases, the software used may need to be different, which makes it difficult to share certain engineering documents and resources between global subsidiaries. Delays due to inefficiencies in communication and file sharing may impact decision making, lead to errors, and affect Microvast’s ability to maximize profit.

Risks Related to Doing Business in the European Union

Microvast is legally obligated to take back used batteries from clients and the cost of doing so may differ materially from Microvast’s estimates.

According to the Directive 2013/56/EU, which amended the Directive 2006/66/EC and which has been implemented in Germany with the German Battery Act (Batteriegesetz), Microvast is obligated, in several countries, to take back and recycle or otherwise safely dispose of all batteries it directly sells as producer free of charge for its clients. Microvast will begin selling batteries and battery systems in 2021 as a direct producer in the European market. As Microvast’s batteries have an expected life-span of approximately ten years, Microvast expects the next tranche of end-of-life batteries to be returned to Microvast in 2031 at the latest, a cycle which Microvast expects to be ongoing. In order to address the financial and other risks associated with battery exchange, Microvast has decided to either exchange batteries itself or to sell them to partners such as Umicore following their second ten-year life cycle. Microvast estimates that roughly half of the batteries it has sold will be refurbished and resold while the remaining batteries are expected to be recycled or reutilized for other purposes.

Changes in regulatory policies and customer practices could have a material adverse effect on Microvast’s business and operations.

New European regulations that will likely be in place by 2025 will push local (European) battery cell production and “green” energy usage for battery production. Battery passports may be introduced. These topics are already under discussion at the European Union level.

OEM customer requirements for locally produced battery cells are starting to come into force. This will lead to increased competitiveness in the European market, as all major cell manufacturers will be localized with European cell production (e.g. CATL, LG, S-Volt, Samsung SDI and Northvolt).

Risks Related to Doing Business in the PRC

Any future revocation of approvals or any future failure to obtain approvals applicable to Microvast’s business or any adverse changes in foreign investment policies of the PRC government may have a material adverse impact on Microvast’s business, financial condition and results of operations.

PRC regulations relating to foreign ownership in the power battery manufacturing industry, including the manufacturing of Microvast’s current main products, as set out in the Catalogue for the Guidance of Foreign Investment Industries, or the Catalogue, have been revised periodically over the past decade. When Microvast established its PRC subsidiary as a wholly foreign owned enterprise, or a WFOE, in December 2006, the then applicable Catalogue did not set forth any restrictions over foreign ownership of companies engaged in the manufacturing of power batteries. In the revised Catalogue effective as of 2007, only Sino-foreign equity joint ventures were permitted to engage in the manufacturing of power batteries (nickel-metal hydride or lithium-ion) which are used in vehicle electronic systems, but the manufacturing of high-tech green batteries, such as power nickel-metal hydride batteries, nickel-zinc batteries and lithium-ion batteries, remained free of foreign ownership restrictions. In 2008, Microvast’s PRC subsidiary changed its business scope to include the research, development, manufacturing and relevant follow-up servicing of electricity-storing systems (including lithium-ion batteries), which Microvast believes are classified as high-tech green batteries, and the change of business scope was approved by the relevant authority. Under the Catalogue effective as of 2012 and the Catalogue effective as of 2015, foreign ownership in the manufacturing of high energy power batteries (energy density 2:110 watt hours per kilogram (“Wh/kg”), cycle life 2:2,000 times) shall not exceed 50%. Microvast’s PRC subsidiary’s business falls under such restricted category in such Catalogue effective as of 2012 and 2015, although no such category existed when Microvast’s PRC subsidiary was approved to engage in such business in 2008. In 2012, after the 50% foreign ownership limit was first introduced into the Catalogue, and again in 2015, Microvast increased the registered capital of its PRC subsidiary which required the approval of the relevant regulator. In both instances, the regulator did not enforce the 50% foreign ownership limit under the Catalogue effective as of 2012 and 2015.

In the revised Catalogue effective as of 2017, foreign ownership restrictions over the manufacturing of power batteries were lifted. In 2018, the Chinese legislature issued the Special Administrative Measures for Access of Foreign Investment (Negative List) to replace the Catalogue. Under the new Negative List regime, any industry that is not on the Negative List is free from foreign ownership restrictions. The most updated version of the Negative List is the Negative List (2020 Version), under which there are no foreign ownership restrictions over the manufacturing of power batteries. Therefore, the current business scope of Microvast’s PRC subsidiary and its shareholding structure are in compliance with the current Chinese foreign investment laws and regulations. However, Microvast cannot rule out that the historic irregularity may give rise to any risk on part of Microvast’s PRC subsidiary.

Changes in the economic and political policies of the PRC government could have a material adverse effect on Microvast’s business and operations.

All of Microvast’s operations and manufacturing and most of its customers are in the PRC. Accordingly, Microvast’s results of operations, financial condition and prospects are significantly dependent on economic and political developments in the PRC. The PRC’s economy differs from the economies of developed countries in many aspects, including the level of development, growth rate and degree of government control over foreign exchange and allocation of resources. While the PRC’s economy has experienced significant growth in the past 30 years, the growth has been uneven across different regions and periods and among various economic sectors in the PRC. Microvast cannot assure you that the PRC’s economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on its business and results of operations.

The PRC government exercises significant control over the PRC’s economic growth through the allocation of resources, control over payment of foreign currency-denominated obligations, implementation of monetary policy, and preferential treatment of particular industries or companies. Certain measures adopted by the PRC government may restrict loans to certain industries, such as changes in the statutory deposit reserve ratio and lending guidelines for commercial banks by the People’s Bank of China (the “PBOC”). These current and future government actions could materially affect Microvast’s liquidity, access to capital, and ability to operate Microvast’s business.

The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy but may also have a negative effect on Microvast. Microvast’s financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to Microvast. In addition, any stimulus measures designed to boost the Chinese economy, may contribute to higher inflation, which could adversely affect Microvast’s results of operations and financial condition.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and Microvast.

Historically, Microvast has conducted substantially all of its business through its PRC subsidiary, though Microvast expects other global regions to become a main part of its business in the coming years. Microvast’s PRC subsidiary is generally subject to laws and regulations applicable to foreign investments in the PRC and, in particular, laws applicable to FIEs. The PRC legal system is a civil law system based on written statutes, and prior court decisions may be cited for reference, but have limited precedential value. Since the late 1970s, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in the PRC. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties for you and Microvast. Moreover, there can be no assurance that the PRC government will not amend or revise existing laws, rules or regulations, or promulgate new laws, rules or regulations, in a manner which materially and adversely affects Microvast’s business, results of operations or financial condition. For example, the PRC government may require additional approvals, licenses or permits for Microvast’s business and operations, or impose stricter requirements or conditions for the maintenance or renewal of approvals, licenses or permits required for Microvast’s business and operations. Any loss of or failure to obtain, maintain or renew Microvast’s approvals, licenses or permits could disrupt Microvast’s operations or subject Microvast to fines or penalties imposed by the PRC government.

The Foreign Investment Law came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in the PRC, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend of rationalizing the foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The Foreign Investment Law, together with its implementation rules and ancillary regulations, may materially impact Microvast’s shareholding structure, corporate governance practice and increase Microvast’s compliance costs, for example through the imposition of stringent ad hoc and periodic information reporting requirements.

The PRC government exerts substantial influence over the manner in which Microvast must conduct its business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Microvast’s ability to operate in the PRC may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, production safety, land use rights, property, and other matters. In addition, the central or local governments of the jurisdictions in which Microvast operates may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on Microvast’s part to ensure its compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof and could require Microvast to divest itself of any interest Microvast then holds in Chinese properties or joint ventures.

PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent Microvast from using the proceeds of the Business Combination to make loans or additional capital contributions to Microvast’s PRC subsidiary.

Microvast may transfer funds to its PRC subsidiary or finance its PRC subsidiary by means of shareholder loans or capital contributions upon completion of the Business Combination. Any loans from Microvast to its PRC subsidiary, which is a foreign-invested enterprise, cannot exceed statutory limits determined by (1) the formula under the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing issued by PBOC; or (2) the difference between the investment amount and the registered capital of such subsidiary (if applicable), and shall be registered with the State Administration of Foreign Exchange (the “SAFE”), or its local counterparts. Any capital contributions Microvast makes to its PRC subsidiary are subject to the approval by or filing and registration with Administration for Market Regulation (the “AMR”), the Ministry of Commerce of PRC (the “MOFCOM”), the National Development and Reform Commission of PRC (the “NDRC”) and SAFE, or their local counterparts. Microvast may not be able to obtain these government registrations or approvals on a timely basis, if at all. If Microvast fails to receive such registrations or approvals, Microvast’s ability to provide loans or capital contributions to its PRC subsidiary in a timely manner may be negatively affected, which could materially and adversely affect Microvast’s liquidity and its ability to fund and expand its business.

Microvast may rely on dividends and other distributions on equity paid by its subsidiaries for its cash needs.

Microvast is a holding company, and it conducts all of its operations through its subsidiaries. There are statutory and regulatory limitations on the payment of dividends by certain of Microvast’s subsidiaries to Microvast. If Microvast’s subsidiaries are unable to make dividend payments to Microvast and sufficient cash or liquidity is not otherwise available, Microvast may not be able to make principal and interest payments on its outstanding debt or repurchase shares of its common stock. In particular, Microvast may rely on dividends and other distributions on equity paid by its PRC subsidiary for its cash needs, including the funds necessary to pay dividends and other cash distributions to its stockholders, to service any debt it may incur and to pay its operating expenses. Current regulations in the PRC permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. According to the PRC corporate law, Microvast’s PRC subsidiary is required to set aside at least 10% of its after-tax profit based on the PRC accounting standards and regulations each year to its statutory surplus reserve, until the balance in the reserve reaches 50% of the registered capital of Microvast’s PRC subsidiary. Funds in the reserve are not distributable to Microvast in forms of cash dividends, loans or advances. In addition, if Microvast’s PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to Microvast, which in turn will adversely affect Microvast’s available cash. Any limitations on the ability of Microvast’s PRC subsidiary to transfer funds to Microvast could materially and adversely limit Microvast’s ability to grow, make investments or acquisitions that could be beneficial to its business and otherwise fund and conduct its business.

In addition, under the EIT Law, dividends payable by a FIE to any of its foreign non-resident enterprise investors shall be subject to a 10% withholding tax, unless such foreign non-resident enterprise investor’s jurisdiction of incorporation has signed a tax treaty or arrangement for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income with the PRC that provides for a reduced rate of withholding tax on dividends.

Discontinuation of preferential tax treatments Microvast currently enjoys or other unfavorable changes in tax law could result in additional compliance obligations and costs.

Microvast’s PRC subsidiary is qualified as a high and new technology enterprise under PRC law. As a result, Microvast’s PRC subsidiary enjoys a preferential PRC enterprise income tax rate of 15%. The high and new technology enterprise qualification is reassessed by the relevant authorities every three years. The discontinuation of the preferential tax treatment Microvast enjoys could materially and adversely affect Microvast’s results of operations. See the section titled “Microvast’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Components of Results of Operations — Income Tax Expense.”

Microvast’s PRC subsidiary may not continue to receive government subsidies.

Microvast’s PRC subsidiary has historically received subsidies from the PRC government for technology innovation and expansion of manufacturing capacity. Government subsidies are granted in connection with government’s efforts to promote the development of the local economy and other policies. Some local government subsidies may also be challenged by higher level government authorities. Therefore, government subsidies may be modified or terminated at the sole discretion of the relevant governmental authorities. Since the PRC laws, regulations and policies with respect to subsidies are developing and may change, Microvast cannot assure you that such government subsidies will continue. In the event that Microvast’s PRC subsidiary ceases to receive any government subsidies, any subsidy is reduced, or any of Microvast’s past subsidies are challenged, Microvast’s business, results of operations and financial condition may be adversely affected.

Restrictions on currency exchange may limit Microvast’s ability to receive and use its sales revenue effectively.

The majority of Microvast’s sales will be settled in Renminbi (“RMB”), Euros and U.S. dollars, and any future restrictions on currency exchanges may limit Microvast’s ability to use revenue generated in RMB to fund any future business activities outside the PRC or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign- invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in the PRC authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to various degrees of governmental approval or regulation in the PRC, and companies may be required to open and maintain separate foreign exchange accounts for capital account items.

The PRC government has issued several rules and regulations to lift the restriction on foreign currency for capital account items. For instance, on June 9, 2016, SAFE issued a circular entitled the Notice of the State Administration of Foreign Exchange on Reforming and Regulating the Policies for the Administration of Foreign Exchange Settlement under the Capital Account, under which, foreign exchange received by PRC companies under the capital account and RMB capital converted therefrom may be used for expenditure under current accounts within their respective business scope as well as expenditure under the capital account permitted by laws and regulations, subject to the following restrictions that the funds shall not be: (1) directly or indirectly, used for expenditures beyond the business scope of the companies or prohibited by the laws and regulations; (2) directly or indirectly, used for securities investment or financial products other than banks’ financial products with principal guaranteed, unless otherwise provided for by any law or regulation; (3) used to grant loans to non-affiliated enterprises, except those circumstances expressly permitted in the business scope; (4) used to build or purchase the real estate not for self-use (except real estate enterprises).

On October 23, 2019, SAFE issued a circular entitled the Notice by the State Administration of Foreign Exchange of Further Facilitating Cross-border Trade and Investment, under which, non-investing FIEs are permitted to legally make domestic equity investments with their capital funds provided that the current Negative List is not violated, and domestic investment projects are real and legitimate.

As it is uncertain how the SAFE regulations will be interpreted or implemented, Microvast cannot predict how these regulations will affect its business operations or future strategy, including the remittance of dividends and foreign currency-denominated borrowings, which may adversely affect its results of operations and financial condition.

If currency exchange rates fluctuate substantially in the future, Microvast’s financial results, which are reported in U.S. dollars, and the value of Microvast Holdings’ securities could be adversely affected.

The value of the Microvast Holdings’ securities will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which Microvast’s sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect Microvast’s financial results reported in U.S. dollar terms without giving effect to any underlying change in Microvast’s business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend of Microvast Holdings issues that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments Microvast makes in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. From July 2008 to June 2010, the RMB traded within a narrow range against the U.S. dollar. Since June 2010 the RMB further depreciated against the U.S. dollar, from approximately RMB 6.83 per U.S. dollar as of June 1, 2010 to approximately RMB 7.15 per U.S. dollar as of September 29, 2019. However, the RMB has since depreciated against the U.S. dollar to approximately RMB 6.53 per U.S. dollar as of December 31, 2020. It is difficult to predict how RMB exchange rates may change going forward.

Very limited hedging transactions are available in the PRC to reduce Microvast’s exposure to exchange rate fluctuations. To date, Microvast has not entered into any hedging transactions. While Microvast may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and Microvast may not be able to successfully hedge its exposure at all. In addition, Microvast’s foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict Microvast’s ability to convert RMB into foreign currencies. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Failure to comply with PRC foreign exchange regulations relating to the investment in offshore special purpose companies by PRC residents may subject Microvast’s PRC resident stockholders to personal liability, limit Microvast’s ability to acquire PRC companies or to inject capital into Microvast’s PRC subsidiary, limit Microvast’s PRC subsidiary’s ability to distribute profits to Microvast or otherwise materially adversely affect Microvast.

On July 14, 2014, SAFE issued the Circular on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-trip Investment through Special Purpose Vehicles, or Circular 37, which replaced the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Financing and Round-trip Investment through Special Purpose Vehicles, or Circular 75, promulgated by SAFE on October 21, 2005. Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in Circular 37 as a “special purpose vehicle.” Circular 37 further requires an amendment to the registration in the event of any changes with respect to the basic information of the special purpose vehicle, such as changes in a PRC resident individual shareholder, name or operation period; or any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material events.

Microvast has requested PRC residents who it knows hold direct or indirect interest in Microvast to make the necessary applications, filings and amendments as required under Circular 37 and other related rules. Xiang Li, Diaokun Xiao, Xiaoping Zhou and Guoyou Deng have completed required registrations with Circular 75 in relation to their holding of interest in Microvast and are preparing to make amendments in connection with Microvast’s financing and restructuring. However, Microvast cannot assure you that the amendments in connection with Microvast’s financing restructuring will be duly and timely completed with the local SAFE branch. In addition, Microvast may not be informed of the identities of all the PRC residents holding direct or indirect interest in Microvast, and Microvast cannot provide any assurance that these PRC residents will comply with Microvast’s request to make or obtain any applicable registrations or comply with other requirements under Circular 37 or other related rules. The failure or inability of Microvast’s PRC resident shareholders to comply with the registration procedures set forth in these regulations may in practice, subject Microvast to fines and legal sanction, restrict Microvast’s cross-border investment activities, prevent repatriating Microvast’s profits and dividends to Microvast’s PRC resident shareholders, limit the ability of Microvast’s wholly foreign- owned subsidiaries in the PRC to distribute dividends and the proceeds from any reduction in capital, share transfer or subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC law for circumventing applicable foreign exchange restrictions. As a result, Microvast’s business operations and its ability to distribute profits to you could be materially and adversely affected.

Failure to comply with PRC regulations relating to the offshore investment by Microvast’s PRC enterprise stockholders or Microvast’s PRC subsidiary may restrict Microvast’s PRC subsidiary to continue operating its offshore subsidiary or otherwise materially adversely affect Microvast.

Under the current PRC laws, PRC enterprises investing in offshore projects, including both greenfield projects and mergers and acquisitions, should obtain an offshore investment certificate from MOFCOM and complete the foreign exchange registration with SAFE before remittance of any investment amount offshore. In addition, in accordance with the Administrative Measures on the Approval and Filing of Offshore Investment Projects promulgated by the NDRC, on April 8, 2014 and amended on December 27, 2014, offshore investment projects locating at sensitive area or country or involving sensitive industries are subject to NDRC prior approval, and if the Chinese party’s investment amount is $2 billion or above, the NDRC shall issue an examination and approval opinion and submit it to the State Council for approval. All other offshore investment projects should be subject to NDRC filing prior to their execution. The above requirements apply to the establishment of Microvast’s U.K. subsidiary and Microvast’s Singapore subsidiary by Microvast’s PRC subsidiary in 2014 and 2017 respectively and, the investment by Microvast’s PRC enterprise stockholders in Microvast in September 2015. Microvast’s PRC subsidiary and its PRC enterprise stockholders had each procured the relevant offshore investment certificates from local MOFCOM and foreign exchange registration from SAFE, except for the establishment of its Singapore subsidiary by its PRC subsidiary. In addition, none of them had completed the required filing with the relevant NDRC. Based on discussions with Zhejiang NDRC, Microvast’s understanding is that, in practice, NDRC filings are not required for establishment of Microvast’s U.K. subsidiary by Microvast’s PRC subsidiary and investment by Microvast’s PRC enterprise stockholders in Microvast. So far, Microvast’s PRC subsidiary has not made any capital injection to its Singapore subsidiary and its Singapore subsidiary has not run any business. However, Microvast cannot assure you that the provincial Zhejiang NDRC or the NDRC will not order Microvast’s PRC subsidiary or Microvast’s PRC enterprise stockholders to take corrective actions in the future, neither can Microvast make any guarantee that its PRC subsidiary or its PRC enterprise stockholders will be able to conduct such corrective actions in time, or at all. If Microvast’s PRC subsidiary or its PRC enterprise stockholders fail to conduct the corrective actions required by NDRC, Microvast’s equity investment in and operation of the U.K. subsidiary and the Singapore subsidiary may be adversely affected, and Microvast’s PRC subsidiary and PRC enterprise stockholders may be subject to penalties and fines. The capability of Microvast’s PRC subsidiary to conduct further overseas investment may also be negatively affected. In addition, failure to register the establishment of Microvast’s Singapore subsidiary by its PRC subsidiary with SAFE will affect its PRC subsidiary’s ability to receive any dividends distributed by its Singapore subsidiary.

Failure to comply with PRC regulations regarding the registration requirements for stock ownership plans or stock option plans may subject PRC plan participants or Microvast to fines and other legal or administrative sanctions.

Under SAFE regulations, PRC residents who participate in an employee stock ownership plan or stock option plan in an overseas publicly listed company are required to register with SAFE or its local branch and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of these participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise or sale of stock options. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes.

Microvast and its PRC resident employees who participate in Microvast’s share incentive plans will be subject to these regulations when Microvast Holdings becomes publicly listed in the United States. If Microvast or its PRC resident option grantees fail to comply with these regulations, Microvast or its PRC resident option grantees may be subject to fines and other legal or administrative sanctions.

In addition, the State Administration for Taxation has issued certain circulars concerning employee share options or non-vested shares. Under these circulars, the employees working in the PRC who exercise share options or are granted non-vested shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed companies have obligations to file documents related to employee share options or non-vested shares with relevant tax authorities. When a withholding agent withholds taxes or an individual files a tax return, such withholding agent or the individual shall submit to the competent tax authority information with respect to, among other things, the type of equity they have accepted or transferred, their subscription of shares of stock, names of the people under the incentive plan, taxable income and taxes payable. If any of Microvast’s employees fail to pay or the withholding agent fails to withhold the income taxes payable by its employees according to relevant laws and regulations, Microvast’s PRC subsidiary may face sanctions imposed by the tax authorities or other PRC government authorities.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for Microvast to pursue growth through acquisitions in the PRC.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including in some situations, requiring approval of MOFCOM when a foreign investor takes control of a Chinese domestic enterprise. Since January 1, 2020, the Foreign Investment Law and its implementation rules have come into force. Consequently, as a matter of PRC law, no approval by or filing with the MOFCOM will be required for the offshore investors’ investment in a Chinese domestic enterprise whose industry falls out of the Negative List. However, since the M&A Rule has not been formally abolished yet, it remains uncertain in practice as to whether the M&A Rule still applies. In addition, in recent years, the PRC government authorities have heightened their scrutiny over acquisition transactions by imposing anti-trust review and national security review, which may greatly complicate the transaction process if these reviews are triggered. In the future, Microvast may grow its business in part by acquiring complementary businesses; however, the above rules may affect Microvast’s ability to expand its business or maintain its market share.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based upon U.S. laws, including the federal securities laws or other foreign laws against Microvast or its management.

Most of Microvast’s current operations are conducted in the PRC. Moreover, some of Microvast’s current directors and officers are nationals or residents of the PRC. All or a substantial portion of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside the PRC upon these persons. In addition, uncertainty exists as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against Microvast or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the PRC against Microvast or such persons predicated upon the securities laws of the United States or any state thereof.

The audit reports included in this proxy statement are prepared by an auditor that is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed PRC-based companies due to lack of PCAOB inspection and other developments may have a material adverse impact on Microvast’s listing and trading in the U.S. and the trading prices of the Common Stock.

Microvast’s independent registered public accounting firm that will issue the audit reports included in its annual reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board (the “PCAOB”), is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because Microvast has substantial operations within the PRC and the PCAOB is currently unable to conduct inspections of the work of Microvast’s independent registered public accounting firm as it relates to those operations without the approval of the PRC authorities, Microvast’s independent registered public accounting firm is not currently inspected by the PCAOB. This lack of PCAOB inspections in the PRC prevents the PCAOB from regularly evaluating Microvast’s independent registered public accounting firm’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

On May 24, 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission (the “CSRC”), and the Ministry of Finance (the “MOF”), which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and the PRC. On inspection, it appears that the PCAOB continues to be in discussions with the PRC regulators, CSRC and the MOF to permit joint inspections in the PRC of audit firms that are registered with PCAOB in relation to the audit of the PRC companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in the PRC. The joint statement reflects a heightened interest in this issue. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including the PRC, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB’s inability to inspect audit work paper and practices of accounting firms in the PRC, with respect to their audit work of U.S. reporting companies. However, it remains unclear what further actions the SEC and PCAOB will take and its impact on the PRC companies listed in the U.S.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets (the “PWG”) to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or “Non-Cooperating Jurisdictions” (NCJs), the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies. If Microvast fails to meet the new listing standards before the deadline specified thereunder due to factors beyond its control, it could face possible de-listing from the NASDAQ, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, the Common Stock’s trading in the United States. There were recent media reports about the SEC’s proposed rulemaking in this regard. It is uncertain whether the PWG recommendations will be adopted, in whole or in part, and the impact of any new rule on Microvast cannot be estimated at this time.

Inspections of other firms that the PCAOB has conducted outside the PRC have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of auditors in the PRC makes it more difficult to evaluate the effectiveness of Microvast’s auditor’s audit procedures or quality control procedures as compared to auditors outside of the PRC that are subject to PCAOB inspections. Investors may lose confidence in Microvast’s reported financial information and procedures and the quality of its financial statements.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular the PRC’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress that would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on Microvast’s Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the New York Stock Exchange of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the HFCAA. The HFCAA was approved by the U.S. House of Representatives on December 2, 2020. The HFCAA was signed into law by the president of the United States on December 18, 2020. In essence, the HFCAA requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of Act and any additional rulemaking efforts to increase U.S. regulatory access to audit information in the PRC could cause investor uncertainty for affected SEC registrants, including Microvast, the market price of the Common Stock could be materially adversely affected, and Microvast Holdings could be delisted if it is unable to meet the PCAOB inspection requirement in time.

If additional remedial measures are imposed on the Big Four PRC-based accounting firms, including Microvast’s independent registered public accounting firm, in the administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC, with respect to requests for the production of documents, Microvast could be unable to timely file future financial statements in compliance with the requirements of the Securities Exchange Act of 1934.

Starting in 2011, the PRC affiliates of the “big four” accounting firms, including Microvast’s independent registered public accounting firm, were affected by a conflict between U.S. and PRC law. Specifically, for certain U.S. listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the PRC firms access to their audit work papers and related documents. The firms were, however, advised and directed that under PRC law they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in the PRC had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the PRC affiliates of the “big four” accounting firms, including Microvast’s independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the PRC accounting firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the PRC accounting firms reached a settlement with the SEC whereby the proceedings were stayed. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents would normally be made to the CSRC. The PRC accounting firms would receive matching Section 106 of the Sarbanes-Oxley Act, and would be required to abide by a detailed set of procedures with respect to such requests, which in substance would require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the PRC affiliates of the “big four” accounting firms, including Microvast’s independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, Microvast could be unable to timely file future financial statements in compliance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, companies listed in the United States with major operations in the PRC may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding PRC-based, United States-listed companies, and the market price of the Common Stock may be adversely affected.

If Microvast’s independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and Microvast was unable to timely find another registered public accounting firm to audit and issue an opinion on Microvast’s financial statements, Microvast’s financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of the Common Stock from the NASDAQ or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the Common Stock in the United States.

Under the EIT Law, Microvast may be classified as a “resident enterprise” of the PRC. Such classification will likely result in unfavorable tax consequences to Microvast and its non-PRC stockholders.

Under the EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The Regulations on Implementing the EIT Law defines de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

The State Administration of Taxation has issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, with retrospective effect from January 1, 2008, or the Notice, further interpreting the application of the EIT Law and its implementation to a non-Chinese enterprise or group controlled by onshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (1) its senior management in charge of daily operations reside or perform their duties mainly in the PRC; (2) its financial or personnel decisions are made or approved by bodies or persons in the PRC; (3) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in the PRC; and (4) at least half of its directors with voting rights or senior management often resident in the PRC. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, detailed measures regarding the imposition of tax on non-domestically incorporated resident enterprises are unavailable. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

Microvast believes that it is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that Microvast and any of its subsidiaries outside of the PRC is a “PRC resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, Microvast may be subject to the enterprise income tax at a rate of 25% on Microvast’s worldwide taxable income as well as PRC enterprise income tax reporting obligations. Second, although under the EIT Law and its implementing rules dividends paid to Microvast from its PRC subsidiary would qualify as “tax-exempt income,” Microvast cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, if Microvast is determined to be a “PRC resident enterprise,” it is possible that a 10% withholding tax may be imposed on dividends Microvast pays to its non-PRC stockholders (other non-resident individual investors) and with respect to gains derived by Microvast’s non-PRC stockholders from transferring Microvast’s shares, while Microvast’s non-resident individual investors may be subject to a PRC individual income tax rate of 20%, unless otherwise provided by any tax treaties or similar arrangements. Microvast is actively monitoring the possibility of “PRC resident enterprise” treatment for the 2021 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

The heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on Microvast’s business operations, its acquisition or restructuring strategy or the value of your investment in Microvast.

The State Administration of Taxation has promulgated several rules and notices to tighten the scrutiny over acquisition transactions in recent years, including the Circular of State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfers by Non-resident Enterprises on December 10, 2009 with retroactive effect from January 1, 2008, or SAT Circular 698, the Notice of State Administration of Taxation on Certain Issues Concerning the Administration of Enterprise Income Tax of Non-resident Enterprises on March 28, 2011, or SAT Circular 24, and the Notice of the State Administration of Taxation on Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises on February 3, 2015, or SAT Circular 7. For example, SAT Circular 7 provides that if a non-PRC resident enterprise indirectly transfers so-called PRC Taxable Properties, referring to properties of an establishment or a place of business in the PRC, real estate properties in the PRC and equity investments in a PRC tax resident enterprise, by disposition of the equity interests in an overseas non-public holding company without a reasonable commercial purpose and resulting in the avoidance of PRC enterprise income tax, such transfer will be re-characterized as a direct transfer of the PRC Taxable Properties and gains derived from such transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 7 has listed several factors to be taken into consideration by the tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, despite these factors, an indirect transfer satisfying all the following criteria will be deemed to lack reasonable commercial purpose and be taxable under the PRC laws: (1) 75% or more of the equity value of the overseas enterprise being transferred is derived directly or indirectly from PRC Taxable Properties; (2) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the overseas enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or 90% or more of its income is derived directly or indirectly from the PRC; (3) the functions performed and risks assumed by the overseas enterprise and any of its subsidiaries that directly or indirectly hold the PRC Taxable Properties are limited and are insufficient to prove their economic substance; and (4) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Properties is lower than the potential Chinese tax on the direct transfer of those assets. Notwithstanding the previous sentence, the indirect transfers falling into the scope of a safe harbor under SAT Circular 7 may not be subject to PRC tax. Safe harbors in SAT Circular 7 include qualified group restructurings, public market trades and tax treaty exemptions.

Under SAT Circular 7 and other PRC tax regulations, in case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall be the withholding agent and are required to withhold the PRC tax from the transfer price. If the withholding agents fail to do so, the transferor is required to report to and pay the PRC tax to the PRC tax authorities. If neither party complies with the tax payment or withholding obligations under SAT Circular 7, the tax authority may impose penalties such as late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with SAT Circular 7.

Although the rules and notices discussed above have been promulgated for years, there is a lack of clear statutory interpretation for their implementation. As a result, there is no assurance that the tax authorities will not apply SAT Circular 24 and SAT Circular 7 to Microvast’s restructuring. Consequently, Microvast and its existing non-PRC resident investors may be at risk of being taxed, or subject to penalties under these rules and notices and may be required to expend valuable resources to comply with or to establish that Microvast should not be taxed under these rules and notices, which may have a material adverse effect on Microvast’s financial condition and results of operations or those non-PRC resident investors’ investments in Microvast.

Microvast may be exposed to liabilities under the Foreign Corrupt Practices Act, U.K. Bribery Act, Chinese and other anti-corruption laws, and any determination that Microvast violated these laws could have a material adverse effect on Microvast’s business.

Microvast is subject to the Foreign Corrupt Practices Act, or FCPA, U.K. Bribery Act and other applicable anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. Microvast has operations, has agreements with third parties, and makes most of its sales in the PRC. Since most of the end users and OEM bus manufacturers are state-owned companies in the PRC, substantially most of Microvast’s interactions with its end users and customers are with “government officials,” as such term is defined in the FCPA. The PRC also strictly prohibits bribery of government officials. Microvast’s activities in the PRC create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of its subsidiaries, even though they may not always be subject to its control. Microvast has implemented safeguards that seek to discourage and prevent these practices by its employees. However, Microvast’s existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of its subsidiaries may engage in conduct for which Microvast might be held responsible. Violations of the FCPA, the U.K. Bribery Act, or Chinese or other anti-corruption laws may result in severe criminal or civil sanctions, and Microvast may be subject to other liabilities in addition to adverse publicity, which could negatively affect Microvast’s business, operating results and financial condition. In addition, the U.S. government may seek to hold Microvast’s subsidiaries liable for successor liability FCPA violations committed by companies in which Microvast invests or that it acquires.

The implementation of the new PRC employment contract law and increases in the labor costs in the PRC may hurt Microvast’s business and profitability.

The PRC adopted the new Labor Contract Law on June 29, 2007, which became effective on January 1, 2008 and was amended on December 28, 2012. The Labor Contract Law and related rules and regulations impose more stringent requirements on employers with regard to, among others, minimum wages, severance payment and non-fixed-term employment contracts, and establish time limits for probation periods, as well as the duration and the times that an employee can be placed on a fixed-term employment contract. Due to the lack of clarity with respect to implementation of the Labor Contract Law and its implementation rules and regulations and potential penalties and fines, it is uncertain how they will impact Microvast’s current employment policies and practices. In particular, compliance with the Labor Contract Law and its implementation rules and regulations may increase Microvast’s operating expenses. In the event that Microvast decides to terminate some of its employees or otherwise change its employment or labor practices, the Labor Contract Law and its implementation rules and regulations may also limit Microvast’s ability to effect those changes in a manner that it believes to be cost-effective or desirable, and could result in a material decrease in Microvast’s profitability.

Labor costs in the PRC may also be subject to high levels of wage inflation, as it is common for companies to offer high salaries to lure skilled staff away from established manufacturers. Thus, Microvast may need to pay higher wages to keep current, or hire new, skilled staff.

Microvast’s failure to adequately contribute the statutory employee benefit plans may expose Microvast to potential penalties.

Companies operating in the PRC are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of Microvast’s employees up to a maximum amount specified by the local government from time to time at locations where Microvast operates its businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in the PRC given the different levels of economic development in different locations. If Microvast is subject to late fees or fines in relation to the underpaid employee benefits, or such noncompliance, Microvast’s financial condition and results of operations may be adversely affected.

If Microvast becomes directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, Microvast may have to expend significant resources to investigate and resolve the matter which could harm its business operations, stock price and reputation and could result in a loss of your investment in Microvast Holdings’ stock, especially if such matter cannot be addressed and resolved favorably.

Recently, there have been cases where U.S. public companies that have substantially all of their operations in the PRC have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions, and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on Microvast, Microvast’s business and Microvast Holdings’ stock price. If Microvast becomes the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, Microvast will have to expend significant resources to investigate such allegations and/or defend Microvast. This situation will be costly and time consuming and distract Microvast’s management from growing its business. If such allegations are not proven to be groundless, Microvast and its business operations will be adversely affected and your investment in Microvast Holdings’ stock could be rendered worthless.

In addition, the United States government has recently been highly critical of U.S. listed Chinese companies, in some cases working to bar them from U.S. markets or stock exchanges. So far, these allegations are mainly centered on communication companies, or companies with suspected ties to the Chinese military. While Microvast believes these concerns don’t apply to it, future allegations or regulations might negatively impact Microvast.

Risks Related to the Business Combination

Tuscan may not have sufficient funds to consummate the Business Combination.

As of September 30, 2020, Tuscan had $255,886 in cash available to it outside the trust account to fund its working capital requirements. If Tuscan is required to seek additional capital, it would need to borrow funds from its initial stockholders, management team or other third parties to operate or may be forced to liquidate. Neither Tuscan’s initial stockholders, members of its management team, nor any of their affiliates are under any obligation to advance funds to Tuscan in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to Tuscan upon completion of the Business Combination. If Tuscan is unable to consummate the Business Combination because it does not have sufficient funds available, Tuscan will be forced to cease operations and liquidate the trust account. If Tuscan liquidates the trust account, it is anticipated that Public Stockholders would receive approximately $        per Public Share. Tuscan’s Warrants would expire worthless.

If Tuscan’s stockholders fail to properly demand conversion rights, they will not be entitled to convert their shares of Common Stock into a pro rata portion of the trust account.

Tuscan stockholders holding Public Shares may demand that Tuscan convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination. To demand conversion rights, Tuscan stockholders must deliver their shares (either physically or electronically using the DWAC System) to Tuscan’s transfer agent no later than two business days prior to the Annual Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Tuscan’s transfer agent will need to act to facilitate this request. It is Tuscan’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Tuscan does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While Tuscan has been advised that it takes a short time to deliver shares through the DWAC System, it cannot assure you of this fact. Accordingly, if it takes longer than Tuscan anticipates for stockholders to deliver their shares, stockholders who wish to convert may be unable to meet the deadline for exercising their conversion rights. Any Tuscan stockholder who fails to properly demand conversion rights by delivering his, her, or its stock will not be entitled to convert his, her, or its shares into a pro rata portion of the trust account for conversion of his shares. See the section entitled “Annual Meeting of Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Tuscan will not have any right to make damage claims against Microvast or its stockholders for the breach of any representation, warranty or covenant made by Microvast in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the closing. Further, Tuscan agreed to waive any claims it may have against Microvast or its stockholders or any of their respective directors, managers, officers, or affiliates relating to the operation of Microvast or its subsidiaries or their respective businesses or relating to the Merger Agreement or any related agreement, to the fullest extent permitted by law. Accordingly, there are no remedies available to Tuscan with respect to any breach of the representations, warranties, covenants or agreements of Microvast to the Merger Agreement after the closing, and, as a result, Tuscan will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Microvast at the time of the Business Combination (except, in limited instances, for certain fraud claims those covenants contained therein that by their terms apply or are to be performed in whole or in part after the closing).

Tuscan’s securities may be delisted prior to the consummation of the Business Combination.

On January 6, 2021, Tuscan received a notice from the Listing Qualifications Department of The Nasdaq Stock Market stating that Tuscan failed to hold an Annual Meeting of stockholders within 12 months after its fiscal year ended December 31, 2019, as required by Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), Tuscan submitted a plan to regain compliance on February 4, 2021. If Nasdaq accepts the plan, Nasdaq may grant Tuscan up to 180 calendar days from its fiscal year end, or until June 29, 2021, to regain compliance. There can be no assurance that Nasdaq will grant an extension. If an extension is not granted, Tuscan’s securities would be delisted from Nasdaq and would then trade on the over-the-counter markets.

If Tuscan’s securities are delisted from Nasdaq, Tuscan would have to wait an extensive period of time before it would be able to seek listing on Nasdaq due to Nasdaq’s reverse merger rules. Accordingly, Tuscan may not be able to satisfy the condition to closing in the Merger Agreement which requires Tuscan to seek approval to list the Common Stock on Nasdaq following completion of the Business Combination. If such condition is not waived by Microvast, the Merger may not be consummated.

Tuscan’s securities may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in Tuscan’s securities and subject Tuscan to additional trading restrictions.

Tuscan intends to apply to have its securities post- Business Combination listed on the Nasdaq Capital Market. Tuscan will be required to meet the initial listing requirements to be listed, including having a minimum number of Public Stockholders. Tuscan may not be able to meet those initial listing requirements. Even if Tuscan’s securities are so listed, Tuscan may be unable to maintain the listing of its securities in the future. If Tuscan fails to meet the initial listing requirements and Nasdaq does not list its securities and the related closing condition is waived by the parties, Tuscan could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for Tuscan; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Although publicly traded, the trading market in Common Stock may become substantially less liquid than the average trading market for a stock quoted on the Nasdaq Stock Market following the consummation of the Business Combination, and this low trading volume may adversely affect the price of Common Stock.

Common Stock trades on the Nasdaq Capital Market. Because Public Stockholders have the option to convert their shares to cash in connection with the Business Combination, the trading volume of Common Stock may substantially decrease compared to other companies listed on Nasdaq. Limited trading volume will subject Common Stock to greater price volatility and may make it difficult for you to sell your shares of Common Stock at a price that is attractive to you, and Tuscan may not be able to meet the listing standards for Nasdaq.

Tuscan may issue additional shares of Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Common Stock.

Upon consummation of the Business Combination, Tuscan will have Tuscan Warrants outstanding to purchase up to an aggregate of 28,288,000 shares of Common Stock. Following the consummation of the Business Combination, Tuscan may also issue additional shares of Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding Tuscan Warrants, or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Tuscan’s issuance of additional shares of Common Stock or other equity securities of equal or senior rank would have the following effects:

•        Tuscan’s existing stockholders’ proportionate ownership interest in Tuscan will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of Common Stock may be diminished; and

•        the market price of Common Stock may decline.

Future resales of the Common Stock issued in connection with the Merger may cause the market price of Tuscan’s securities to drop significantly, even if Microvast’s business is doing well.

Under the Merger Agreement, the Microvast stockholders will receive their pro rata portion of an aggregate of 210,000,000 shares of Common Stock and could receive up to an additional 20,000,000 shares of Common Stock if certain earnout conditions are achieved.

Pursuant to the Merger Agreement, the Sponsor Group and certain Microvast Holders will enter into the Registration Rights and Lock-Up Agreement, providing for certain lock-up periods with respect to the shareholders party thereto Under the Registration Rights and Lock-Up Agreement, the stockholders party thereto will be entitled to certain demand and piggyback registration rights with respect to the resale of the shares owned by them. See the section titled “The Merger Agreement — Additional Agreements.”

In addition, Tuscan will issue an aggregate of 6,736,111 shares of Common Stock upon the Bridge Notes Conversion and 48,250,000 shares of Common Stock in the PIPE Financing. Upon expiration of the applicable lock-up periods and upon the effectiveness of any registration statement Tuscan files pursuant to the above-referenced Registration Rights and Lock-Up Agreement, in a registered offering of securities pursuant to the Securities Act, or otherwise in accordance with Rule 144 under the Securities Act, the Sponsor Group, the PIPE Investors and Microvast stockholders may sell large amounts of Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Tuscan’s stock price or putting significant downward pressure on the price of Tuscan’s stock.

The Tuscan board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.

Tuscan’s board of directors did not obtain a third-party fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, Tuscan’s board concluded that the

Business Combination was fair to and in the best interest of Tuscan and its stockholders. The lack of a third-party fairness opinion may lead an increased number of stockholders to vote against the proposed Business Combination or demand Conversion of their shares for cash, which could potentially impact Tuscan’s ability to consummate the Business Combination or adversely affect Tuscan’s liquidity following the consummation of the Business Combination.

Tuscan’s current directors and executive officers and their affiliates own shares of Common Stock and Private Units that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with Microvast.

Tuscan’s officers and directors and/or their affiliates beneficially own Founder Shares and Private Units that they purchased prior to, or simultaneously with, Tuscan’s initial public offering. Tuscan’s executive officers, directors and their affiliates have no Conversion rights with respect to their Founder Shares and their Private Units will expire worthless in the event the Business Combination with Microvast or another target is not effected in the required time period. These financial interests may have influenced the decision of Tuscan’s directors and officers to approve the Business Combination with Microvast and to continue to pursue such Business Combination. In considering the recommendations of Tuscan’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section titled “The Business Combination Proposal — Interests of Tuscan’s Directors and Officers and Others in the Business Combination.”

The Sponsor, an entity affiliated with Stephen Vogel, is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced management’s decision to pursue the Business Combination with Microvast and the board’s decision to approve it.

If the Business Combination or another business combination are not consummated by Tuscan within the required time period, the Sponsor, an entity affiliated with Stephen Vogel, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Tuscan for services rendered or contracted for or products sold to Tuscan, but only if such a vendor or target business has not executed a waiver agreement. If Tuscan consummates a business combination, on the other hand, Tuscan will be liable for all such claims. Neither Tuscan nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Tuscan.

These obligations of the Sponsor may have influenced management to pursue the Business Combination with Microvast or Tuscan’s board of director’s decision to approve the Business Combination. In considering the recommendations of Tuscan’s board of directors to vote for the Business Combination Proposal and other proposals, Tuscan’s stockholders should consider these interests. See the section titled “The Business Combination Proposal — Interests of Tuscan’s Directors and Officers and Others in the Business Combination.”

Tuscan’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to Public Stockholders.

If proceeds in the trust account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Tuscan’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Tuscan currently expects that its independent directors would take legal action on Tuscan’s behalf against the Sponsor to enforce its indemnification obligations to Tuscan, it is possible that Tuscan’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Tuscan’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to Public Stockholders may be reduced below $10.00 per share.

The exercise of Tuscan’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Tuscan’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Tuscan to agree to amend the Merger Agreement, to consent to certain actions taken by Microvast or to waive rights that Tuscan is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Microvast’s business, a request by Microvast to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Microvast’s business and would entitle Tuscan to terminate the Merger Agreement. In any of such circumstances, it would be at Tuscan’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Tuscan and what he or they may believe is best for himself, herself, or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, Tuscan does not believe there will be any changes or waivers that Tuscan’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Tuscan will circulate a new or amended proxy statement and resolicit Tuscan’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

If Tuscan is unable to complete the Business Combination with Microvast or another business combination by April 30, 2021 or such later date as may be approved by Tuscan’s stockholders, Tuscan will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Tuscan and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than approximately $        per share.

Under the terms of the Charter, Tuscan must complete the Business Combination with Microvast or another business combination by April 30, 2021 or Tuscan must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Tuscan. Although Tuscan has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Public Stockholders. If Tuscan is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to Tuscan if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Tuscan’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Furthermore, the Sponsor will not be personally liable to Public Stockholders and instead will only have liability to Tuscan. Tuscan has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. Tuscan has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the trust account in such a situation may be less than the approximately $        estimated to be in the trust as of two business days prior to the Annual Meeting date, due to such claims.

Additionally, if Tuscan is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Tuscan otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Tuscan may not be able to return to Public Stockholders the estimated $        per Public Share.

In the event that the Business Combination with Microvast is not approved, Public Stockholders who tendered their shares for conversion may be unable to sell their shares when they wish.

If the Business Combination is not consummated, Tuscan will promptly return the certificates of Public Shares to Public Stockholders who sought to convert their shares into cash in connection with the Business Combination. Accordingly, investors who attempted to convert their shares in such a circumstance may be unable to sell their securities after the failed acquisition until Tuscan has returned their securities to them. The market price for Common Stock may decline during this time and you may not be able to sell your shares when you wish to, even while other stockholders that did not seek conversion may be able to sell their shares.

Tuscan’s stockholders may be held liable for claims by third parties against Tuscan to the extent of distributions received by them.

If Tuscan is unable to complete the Business Combination with Microvast or another business combination within the required time period, Tuscan will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to Tuscan to pay Tuscan’s franchise and income taxes, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (2) and (3) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Tuscan cannot assure you that it will properly assess all claims that may be potentially brought against Tuscan. As such, Tuscan’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Tuscan cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Tuscan.

If Tuscan is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Tuscan’s stockholders. Furthermore, because Tuscan intends to distribute the proceeds held in the trust account to Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Tuscan’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Tuscan to claims of punitive damages, by paying Public Stockholders from the trust account prior to addressing the claims of creditors. Tuscan cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Tuscan stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the trading price of Tuscan’s stock.

At any time prior to the Annual Meeting, during a period when they are not then aware of any material non-public information regarding Tuscan or its securities, Tuscan’s initial stockholders, officers, directors, Microvast, the Microvast stockholders, officers, and directors, and/or their respective affiliates may purchase Tuscan shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the then outstanding shares of Common Stock present and entitled to vote at the meeting to approve the Business

Combination Proposal vote in its favor and that Tuscan have at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination, after taking into account holders of Public Shares demanding conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. Entering into any such arrangements may result in the completion of the business combination that may not otherwise have been possible. Additionally, such arrangements may have a depressive effect on the trading price of Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Annual Meeting.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Tuscan or Microvast can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on Microvast or Tuscan, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

•        any change affecting generally the industries or markets in which Microvast and its subsidiaries operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world;

•        acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the actions of governmental authorities in response thereto, including any COVID-19 measures;

•        any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group;

•        any change in U.S. GAAP (or the interpretation thereof); and

•        any change in law, rules, regulations, orders, or other binding directives issued by any governmental authority (or the interpretation thereof).

Furthermore, Tuscan or Microvast may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, Tuscan’s stock price may suffer.

The Business Combination may be completed even if a majority of the Public Shares are voted against the Business Combination Proposal.

As previously indicated herein, holders of the Sponsor Group have agreed to vote all shares of Common Stock held by them in favor of the Merger and all other proposals being presented by Tuscan at the Annual Meeting. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding Common Stock, or 37.5% of the Public Shares, must be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Tuscan expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Tuscan expects to achieve from the acquisition of Microvast’s business.

Tuscan is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Common Stock less attractive to investors.

Tuscan is an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, Tuscan is only required to provide two years of audited financial statements and only two years of related selected financial data and management discussion and analysis of financial condition and results of operations disclosure. In addition, Tuscan is not required to obtain auditor attestation of its reporting on internal control over financial reporting, has reduced disclosure obligations regarding executive compensation and is not required to hold non-binding advisory votes on executive compensation. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Tuscan has elected to take advantage of such extended transition period. Tuscan cannot predict whether investors will find the Common Stock to be less attractive as a result of its reliance on these exemptions. If some investors find the Common Stock to be less attractive as a result, there may be a less active trading market for the Common Stock and the price of the Common Stock may be more volatile.

Tuscan will remain an emerging growth company until the earliest of: (1) the end of the fiscal year in which Tuscan has total annual gross revenue of $1.07 billion; (2) the last day of Tuscan’s fiscal year following the fifth anniversary of the date on which Tuscan consummated its initial public offering (or December 31, 2024); (3) the date on which Tuscan issues more than $1.0 billion in non-convertible debt during the preceding three-year period; or (4) the end of the fiscal year in which the market value of the Common Stock held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter.

Further, there is no guarantee that the exemptions available to Tuscan under the JOBS Act will result in significant savings. To the extent that Tuscan chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact Tuscan’s financial condition.

The Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Tuscan or its directors, officers, employees or stockholders.

The Charter requires, to the fullest extent permitted by law, that derivative actions brought in Tuscan’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; provided that Tuscan’s stockholders will not be deemed to have waived Tuscan’s compliance with federal securities laws and the rules and regulations thereunder and can therefore bring claims for breach of these provisions in any appropriate forum. Any person or entity purchasing or otherwise acquiring any interest in shares of Tuscan’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Tuscan or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, Tuscan may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Upon the Closing, the rights of stockholders of Microvast Holdings arising under the Proposed Charter and Proposed Bylaws will differ from and may be less favorable than the rights of stockholders of Tuscan arising under the Charter and current Tuscan bylaws.

Upon the Closing, the rights of stockholders of Microvast Holdings will arise under the DGCL as well as the Proposed Charter and Proposed Bylaws. These new organizational documents contain provisions that differ in some respects from the Charter and Tuscan bylaws currently in effect, and, therefore, some rights of stockholders of Microvast Holdings could differ from and be less favorable than the rights that Tuscan stockholders currently possess.

The forms of the Proposed Charter and Proposed Bylaws are attached hereto as Annex B-1 and B-2, respectively, and Tuscan urges you to read them in their entirety.

The Proposed Charter and Proposed Bylaws will contain certain provisions that limit the ability of stockholders to take certain actions and could delay, discourage or prevent takeover attempts that stockholders may consider favorable.

The Proposed Charter and Proposed Bylaws that will be in effect upon the Closing differ from the Charter and Tuscan bylaws currently in effect. Among other differences, the Proposed Charter and Proposed Bylaws contain provisions that could have the effect of rendering more difficult, discouraging, delaying or preventing a takeover attempt that may be beneficial to the stockholders of Microvast Holdings but that is deemed undesirable by Wu and therefore depress the trading price of Microvast Holdings’ common stock. These provisions could also make it difficult for stockholders of Microvast Holdings to take certain actions, including electing directors who are not nominated by Wu or the Sponsor or amending the Proposed Charter. The Proposed Charter and Proposed Bylaws will provide for, among other things:

•        the ability of the Board to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

•        the number of directors on the Board shall be determined by resolution of the Board, provided that any increase or decrease in the number of directors shall require the affirmative vote of the directors nominated by Wu as provided in the Stockholders Agreement;

•        the requirement that any Board vacancies occurring by reason of the death, resignation or removal of any director nominated by Wu or the Sponsor must be filled by the stockholder who was entitled to nominate such director to the Board;

•        the requirement that committees of the Board shall consist of the number of directors nominated by Wu that is proportionate to the number of directors on the Board nominated by Wu;

•        the prohibition of stockholder action by written consent for any action that is required or permitted to be taken at an annual or special stockholders meeting;

•        the ability to call for a special meeting of stockholders shall only be available to (i) the Board, (ii) the chairman of the Board and (iii) Wu, so long as Wu beneficially owns at least 10% of the total voting power of all the then outstanding shares of stock of Microvast Holdings entitled to vote generally in the election of directors, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        the limitation that directors on the Board may only be removed for a cause and only upon the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of Microvast Holdings entitled to vote generally in the election of directors, voting together as a single class;

•        the election that Microvast Holdings not be governed by Section 203 of the DGCL, which would prohibit Microvast Holdings from taking certain actions involving an “interested stockholder” for a certain period of time;

•        the requirement that any amendment to the Proposed Charter shall be approved by (i) the holders of 75% of the total voting power of all the then outstanding shares of stock of Microvast Holdings entitled to vote generally in the election of directors, so long as Wu beneficially owns at least 10% of the total voting power of all the then outstanding shares of stock of Microvast Holdings entitled to vote generally in the election directors, or (ii) the holders of a majority of the total voting power of all the then outstanding shares of stock of Microvast Holdings entitled to vote generally in the election of directors, if Wu ceases to beneficially own at least 10% of the total voting power of all the then outstanding shares of stock of Microvast Holdings entitled to vote generally in the election directors; and

•        the ability of the Board to amend the Proposed Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or management.

Any provision of the Proposed Charter or Proposed Bylaws that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of Microvast Holdings’ capital stock and could also affect the price that some investors are willing to pay for Microvast Holdings’ common stock.

The forms of the Proposed Charter and Proposed Bylaws are attached hereto as Annex B-1 and B-2, respectively, and Tuscan urges you to read them in their entirety.

The Proposed Charter will not limit the ability of the Sponsor to compete with Microvast Holdings.

The Sponsor and its affiliates engage in a broad spectrum of activities, including sponsoring other special purpose acquisition corporations. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with the interests of Microvast Holdings or those of its stockholders. The Proposed Charter does not prohibit the Sponsor or any of its affiliates, directors or employees from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Microvast Holdings or any of its affiliates now engages or proposes to engage. The Sponsor may also pursue acquisition opportunities that would be complementary to the business of Microvast Holdings, and, as a result, those acquisition opportunities may not be available to Microvast Holdings. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment in Microvast Holdings, even though such transactions might involve risks to the other stockholders of Microvast Holdings.

Risks Related to Ownership of Common Stock Following the Merger

The Common Stock price may be volatile or may decline regardless of Microvast Holding’s operating performance. You may lose some or all of your investment.

The trading price of Common Stock following the Merger is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to Microvast’s Business and Industry” and the following:

•        the impact of the COVID-19 pandemic on Microvast Holding’s financial condition and the results of operations;

•        Microvast Holding’s operating and financial performance and prospects;

•        Microvast Holding’s quarterly or annual earnings or those of other companies in its industry compared to market expectations;

•        conditions that impact demand for Microvast Holding’s products;

•        future announcements concerning Microvast Holding’s business, its product users’ businesses or its competitors’ businesses;

•        the public’s reaction to Microvast Holding’s press releases, other public announcements and filings with the SEC;

•        the market’s reaction to Microvast Holding’s reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

•        the size of Microvast Holding’s public float;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of Microvast Holding’s success, or lack thereof, in pursuing its growth strategy;

•        strategic actions by Microvast Holdings or its competitors, such as acquisitions or restructurings;

•        changes in laws or regulations which adversely affect Microvast Holding’s industry or Microvast Holdings;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in senior management or key personnel;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of Microvast Holding’s capital stock;

•        changes in Microvast Holding’s dividend policy;

•        adverse resolution of new or pending litigation against Microvast; and

•        changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of Common Stock, regardless of Microvast Holding’s operating performance. In addition, price volatility may be greater if the public float and trading volume of Common Stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If Microvast Holdings were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from its business regardless of the outcome of such litigation.

Microvast Holdings does not intend to pay dividends on Common Stock for the foreseeable future.

Microvast Holdings currently intends to retain all available funds and any future earnings to fund the development and growth of its business. As a result, Microvast Holdings does not anticipate declaring or paying any cash dividends on the Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the business prospects, results of operations, financial condition, cash requirements and availability, legal requirements, certain restrictions related to indebtedness, industry trends and other factors that the Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing current and future indebtedness. In addition, Microvast Holdings may incur additional indebtedness, the terms of which may further restrict or prevent it from paying dividends on the Common Stock. As a result, you may have to sell some or all of your Common Stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Microvast Holdings’ inability or decision not to pay dividends, particularly when others in Microvast’s industry have elected to do so, could also adversely affect the market price of the Common Stock.

If securities analysts do not publish research or reports about Microvast Holdings, or if they issue unfavorable commentary about Microvast Holdings or industry or downgrade the Common Stock, the price of the Common Stock could decline.

The trading market for the Common Stock will depend in part on the research and reports that third-party securities analysts publish about Microvast Holdings and the industries in which it operates. Microvast Holdings may be unable or slow to attract research coverage and if one or more analysts cease coverage on Microvast Holdings, the price and trading volume of its securities would likely be negatively impacted. If any of the analysts that may cover Microvast Holdings change their recommendation regarding its securities adversely, or provide more favorable relative recommendations about its competitors, the price of Microvast Holdings’ securities would likely decline. If any analyst that may cover Microvast Holdings ceases covering it or fails to regularly publish reports on it, it could cause Microvast Holdings to lose visibility in the financial markets, which could cause the price or trading volume of the securities to decline. Moreover, if one or more of the analysts who cover Microvast Holdings downgrades the Common Stock, or if Microvast Holdings’ reporting results do not meet their expectations, the market price of Common Stock could decline.

The issuance of additional shares of Common Stock or convertible securities could make it difficult for another company to acquire Microvast Holdings, may dilute your ownership and could adversely affect the stock price.

Following the proposed Business Combination, Microvast Holdings intends to file a registration statement with the SEC on Form S-8 providing for the registration of shares of Common Stock issued or reserved for issuance under the Incentive Plan. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction. From time to time in the future, Microvast Holdings may also issue additional shares of Common Stock or securities convertible into Common Stock pursuant to a variety of transactions, including acquisitions. The issuance by Microvast Holdings of additional shares of Common Stock or securities convertible into Common Stock would dilute your ownership of Microvast Holdings and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of Common Stock.

In the future, Microvast Holdings expects to obtain financing or to further increase its capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of Common Stock bear the risk that our future offerings may reduce the market price of Common Stock and dilute their percentage ownership. See “Description of Capital Stock of Microvast Holdings.”

Risks If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved, Tuscan’s board of directors will not have the ability to adjourn the Annual Meeting to a later date.

If, at the Annual Meeting, the officer presiding over the Annual Meeting determines that it would be in the best interests of Tuscan to adjourn the Annual Meeting to give Tuscan more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, Tuscan would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Business Combination, or another condition to closing the Business Combination has not been satisfied), Tuscan’s board of directors will seek approval to adjourn the Annual Meeting to a later date or dates. If the Adjournment Proposal is not approved, Tuscan’s board of directors will not have the ability to adjourn the Annual Meeting to a later date. In such event, the Business Combination would not be completed and, if another business combination is not consummated as permitted by Tuscan’s stockholders, Tuscan will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

ANNUAL MEETING OF STOCKHOLDERS

General

Tuscan is furnishing this proxy statement to Tuscan’s stockholders as part of the solicitation of proxies by Tuscan’s board of directors for use at the Annual Meeting of Tuscan stockholders to be held on             , 2021, and at any adjournment or postponement thereof. This proxy statement provides Tuscan’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held at 9:00 a.m. eastern time on             , 2021. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the Annual Meeting will be a virtual meeting.

Purpose of the Tuscan Annual Meeting

At the Annual Meeting, Tuscan is asking holders of Common Stock to:

(1)    consider and vote upon a proposal to adopt the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and the Business Combination contemplated therein, including the Merger (Business Combination Proposal);

(2)    consider and vote upon a proposal to adopt the Proposed Charter and the Proposed Bylaws, in the forms attached hereto as Annex B-1 and Annex B-2, respectively (Charter Proposal)

(3)    consider and vote upon, on a non-binding advisory basis, proposals to approve certain differences between the Charter and the Proposed Charter, which are being presented in accordance with SEC requirements as the following four separate sub-proposals: (a) Microvast Holdings will have authorized capital stock of 800,000,000 shares, consisting of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock (Advisory Charter Proposal A); (b) so long as the Stockholders Agreement remains in effect, (i) any increase or decrease in the number of directors on Board shall require the affirmative vote of the directors then in office nominated by Wu and (ii) each committee of the Board will consist of a number of directors proportionate to the number of directors on the Board nominated by Wu, in each case, pursuant to the terms of the Stockholders Agreement (Advisory Charter Proposal B); (c) so long as Wu owns at least 10% of the total voting power of Microvast Holdings, (i) in addition to the Board and the chairman of the Board, special meetings of the stockholders may be called by Wu and (ii) the Proposed Charter may only be amended by the affirmative vote of the holders of at least 75% of the total voting power of Microvast Holdings (Advisory Charter Proposal C); and (d) Microvast Holdings shall elect to not be governed by Section 203 of the DGCL (Advisory Charter Proposal D and together with the other sub-proposals, Advisory Charter Proposals);

(4)    consider and vote upon a proposal as required by the rules of the Nasdaq Stock Market, to approve the issuance of (a) up to an aggregate of 230,000,000 shares of Common Stock to the securityholders of Microvast in the Business Combination (consisting of the Closing Shares and Earn-Out Shares), (b) 6,736,111 shares of Common Stock in the Bridge Notes Conversion and (c) an aggregate of 48,250,000 shares of Common Stock at a price of $10.00 per share, for an aggregate purchase price of $482,500,000 pursuant to a series of PIPE Subscription Agreements with the PIPE Investors, which PIPE Financing will close simultaneously with the Business Combination (Nasdaq Proposal);

(5)    consider and vote upon a proposal to elect seven directors to the board of directors of Tuscan to serve staggered terms on the board until the first, second and third annual meetings of stockholders, respectively, following the consummation of the Business Combination until their successors are duly elected and qualified (Director Election Proposal);

(6)    consider and vote upon a proposal to approve the adoption of the 2021 Plan (Incentive Plan Proposal); and

(7)    consider and vote upon a proposal to adjourn the Annual Meeting to a later date or dates if it is determined by Tuscan and Microvast that more time is necessary to further solicit proxies necessary for the approval of one or more of the Proposals (Adjournment Proposal).

Recommendation of Tuscan Board of Directors

Tuscan’s board of directors believes that the Business Combination Proposal and the other Proposals to be presented at the Annual Meeting are fair to and in the best interest of Tuscan’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the Annual Meeting if they owned shares of Common Stock at the close of business on             , 2021, which is the record date for the Annual Meeting. Stockholders will have one vote for each share of Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Tuscan Warrants do not have voting rights. On the record date, there were 35,483,802 shares of Common Stock outstanding, of which 27,600,000 were Public Shares.

Quorum and Vote of Tuscan Stockholders

A quorum of Tuscan stockholders is necessary to hold a valid meeting. A quorum will be present at the Annual Meeting if a majority of the issued and outstanding shares of Common Stock on the record date that are entitled to vote at the Annual Meeting are represented by stockholders present at the Annual Meeting or by proxy. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

The proposals presented at the Annual Meeting will require the following votes:

•        Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if Tuscan has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination, after taking into account holders of Public Shares that have properly demanded conversion of their Public Shares into cash.

•        Charter Proposal — The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposal. The Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposals.

•        Advisory Charter Proposals — The approval of each of the Advisory Charter Proposals will require the affirmative vote of the holders of a majority of then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Advisory Charter Proposals. Brokers are not entitled to vote on the Advisory Charter Proposals absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Advisory Charter Proposals.

•        Nasdaq Proposal — The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Nasdaq Proposal.

•        Director Election Proposal — The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Abstentions will have no effect on the Director Election Proposal because an abstention is not a vote cast with respect to the proposal. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Consequently, broker non-votes will have no effect with respect to the Director Election Proposal.

•        Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

•        Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Adjournment Proposal. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “against” the Adjournment Proposal.

The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock, none of which are Public Shares. Such shares, as well as any shares of Common Stock acquired in the open market by the Tuscan initial stockholders, are contractually obligated to be voted in favor of the proposals presented at the Annual Meeting. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding shares of Common Stock, must be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved.

Under the Merger Agreement, the approval of each of the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal is a condition to the consummation of the Business Combination.

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

•        By Mail.    You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of the Tuscan board of directors. Proxy cards received after a matter has been voted upon at the Annual Meeting will not be counted.

•        At the Virtual Meeting.    You may virtually attend the Annual Meeting and vote by submitting the ballot via the live webcast. If you wish to attend the virtual meeting, you must reserve your attendance at least two (2) business days in advance of the Annual Meeting by contacting Morrow Sodali LLC, by telephone at (800) 662-5200 or by email at [•]@morrowsodali.com. See “Questions and Answers about the Proposals — How do I attend the virtual meeting?” for more information.

If you hold your Common Stock in “street name,” you should follow the instructions sent to you by your bank, broker or other nominee in order to vote your shares. If you wish to vote shares held in “street name” in person at the Annual Meeting, you must contact their bank, broker or other nominee and request a document called a “legal proxy.” Requesting a legal proxy will automatically cancel any voting directions previously given to such bank, broker or other nominee.

If you do not give instructions to such bank, broker or other nominee, such bank, broker or other nominee can vote your Common Stock with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the Nasdaq for which your broker or other agent may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker or other agent instructions, your broker will not be able to vote (“broker non-vote”). It is anticipated that all proposals other than the adjournment proposal will be non-discretionary items.

You may receive more than one set of voting materials. For example, if you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in “street name” in more than one brokerage account, you will receive voting materials for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card you receive and provide instructions on how to vote your shares with respect to each brokerage account for which you receive proxy materials, in order to be sure, you cast a vote with respect to all of your shares of Common Stock.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Stephen Vogel, Tuscan’s Chairman and Chief Executive Officer, in writing before the Annual Meeting that you have revoked your proxy; or

•        you may attend the virtual meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may call Morrow Sodali LLC, Tuscan’s proxy solicitor at (800) 662-5200.

Conversion Rights

Holders of Public Shares may seek to convert their shares, regardless of whether they vote for or against the Business Combination Proposal and regardless of whether they hold their shares on the record date. Holders of Public Shares will be entitled to receive cash for these shares if they deliver their shares to Tuscan’s transfer agent no later than two business days prior to the Annual Meeting. If the Business Combination is not completed, these shares will not be converted into cash. If a holder of Public Shares properly demands conversion, Tuscan will convert each Public Share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination (which is anticipated to be approximately $             per share).

Tuscan’s Sponsor Group will not have conversion rights with respect to the Common Stock held by them.

Tuscan requires Public Stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to Tuscan’s transfer agent or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, no later than two business days prior to the Annual Meeting. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the converting holder.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the Business Combination. Furthermore, if a holder of a Public Share delivered his certificate in connection with an election of their conversion and subsequently decides prior to the vote on the Business Combination not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, Tuscan will promptly return any shares delivered by public holders.

Tuscan will not be able to consummate the Business Combination if it would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination.

The closing price of Common Stock on the record date was $            . It is anticipated that the cash held in the trust account two business days prior to the consummation of the Business Combination will be approximately $             (approximately $             per Public Share). Prior to exercising conversion rights, stockholders should verify the market price of Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Tuscan cannot assure its stockholders that they will be able to sell their shares of Common Stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its conversion rights, then it will be exchanging its shares of Common Stock for cash and will no longer own those shares.

Appraisal Rights

Neither stockholders nor warrant holders of Tuscan have appraisal rights in connection the Business Combination under the DGCL.

Proxy Solicitation Costs

Tuscan is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Tuscan and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Tuscan will bear the cost of the solicitation.

Tuscan has hired Morrow Sodali LLC to assist in the proxy solicitation process. Tuscan will pay that firm a fee of $[•] plus disbursements. Such fee will be paid with non-trust account funds.

Tuscan will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Tuscan will reimburse them for their reasonable expenses.

Sponsor Group

As of the record date, the Sponsor Group beneficially owned and was entitled to vote an aggregate of 7,458,589 shares of Common Stock. The shares of Common Stock held by the Sponsor Group constitute approximately 20.8% of the outstanding shares of Common Stock as of the record date. The Sponsor Group has agreed to vote all shares of Common Stock owned by them in favor of all of the proposals being presented at the Annual Meeting. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding shares of Common Stock, must be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved.

The shares of Common Stock held by the Sponsor Group have no conversion rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by Tuscan. In connection with the initial public offering, the Founder Shares were placed into escrow. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions) (1) with respect to 50% of such shares, for a period ending on the earlier of the one-year anniversary of the date of the consummation of Tuscan’s initial business combination and the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period following the consummation of our initial business combination and (2) with respect to the remaining 50% of such shares, for a period ending on the one-year anniversary of the date of the consummation of Tuscan’s initial business combination, or earlier if, subsequent to the initial business combination, Tuscan consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Tuscan’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The limited exceptions include transfers, assignments or sales (1) to the Sponsor Group or the Sponsor Group’s officers, directors, consultants or their affiliates, (2) to an entity’s members upon its liquidation, (3) to relatives and trusts for estate planning purposes, (4) by virtue of the laws of descent and distribution upon death, (5) pursuant to a qualified domestic relations order, (6) to Tuscan for no value for cancellation in connection with the consummation of the initial business combination, or (7) in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (7) or with Tuscan’s prior consent) where the transferee agrees to the terms of the Escrow Agreement and to be bound by these transfer restrictions.

Additionally, at any time prior to the Annual Meeting, during a period when they are not then aware of any material non-public information regarding Tuscan or its securities, the Tuscan initial stockholders, officers, directors and Microvast and the Microvast stockholders, officers, and directors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the then outstanding shares of Common Stock present and entitled to vote at the meeting to approve the Business Combination Proposal vote in its favor or to decrease the number of Public Shares that were being converted to cash. While the nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Tuscan initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on the trading price of Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Annual Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Tuscan will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Structure of the Business Combination

Subject to the terms and conditions of the Merger Agreement, all of the equity interests of Microvast issued and outstanding as of immediately prior to the Merger will be converted into an aggregate of 210,000,000 Closing Shares. The Business Combination will result in Tuscan acquiring the Microvast business.

Following the Closing, the stockholders of Microvast will have the ability to earn an additional 20,000,000 Earn-Out Shares if the daily volume weighted average price of the Common Stock, as reported by Bloomberg Financial L.P. using the AQR function, is greater than or equal to $18.00 for any twenty (20) trading days within a thirty (30) trading day period (or a change of control of Tuscan occurs that results in the holders of Common Stock receiving a per share price equal to or in excess of $18.00), during the period commencing on the date of Closing and ending on the third anniversary of the date of Closing. The number of Earn-Out Shares and the price per share is subject to adjustment to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock.

Projected Post-Merger Ownership of Tuscan

Immediately following the Closing, the current Microvast Holders will hold approximately 69.9% of the issued and outstanding Common Stock and the current stockholders of Tuscan will hold approximately 9.2% of the issued and outstanding Common Stock, which pro forma ownership (1) assumes no Public Stockholder exercises its conversion rights in connection with the Business Combination, and (2) reflects the issuance of an aggregate of 48,250,000 shares of Common Stock in the PIPE Financing but does not include the effect of any other financing of Tuscan. If the maximum number of Public Shares are converted into cash such that Microvast does not have the right to terminate the Merger Agreement as described herein (i.e., Tuscan has at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination), such percentages will be approximately 76.8% and 0.2%, respectively.

Additional Agreements

See the section titled “The Merger Agreement — Additional Agreements.”

Headquarters; Trading Symbols

After completion of the Business Combination:

•        the corporate headquarters and principal executive offices of Tuscan will be those of Microvast, located at 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477 and its telephone number at that address will be (281) 491-9505; and

•        if the parties’ application for listing is approved, Common Stock and Tuscan Warrants will be traded on Nasdaq under the symbols MVST and MVSTW, respectively.

Background of the Business Combination

Tuscan is a blank check company that was incorporated in Delaware on November 5, 2018, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. While Tuscan’s initial strategy was to acquire a business in the cannabis industry, it began to focus its efforts outside of the cannabis industry when it became difficult to acquire cannabis-related companies at attractive valuations. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and the Tuscan board of directors. The terms of the Business Combination were the result of extensive arm’s-length negotiations between Tuscan’s management team, in consultation with its board of directors and financial and legal advisors, the Sponsor, and representatives of Microvast, in consultation with Microvast’s financial and legal advisors.

Microvast’s management team and the Microvast Board, together with its financial and legal advisors, reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, capital markets transactions and possible acquisitions.

The following is a brief description of the background of these negotiations, the Merger and related Business Combination. The following does not purport to catalogue every conversation among representatives of Tuscan, Microvast and other parties.

On March 7, 2019, Tuscan completed its initial public offering of 27,600,000 Tuscan Units, which included the full exercise by the underwriters of their over-allotment option. Each Tuscan Unit consists of one share of Common Stock and one Tuscan Warrant, with each Tuscan Warrant entitling the holder to purchase one share of Common Stock at an initial exercise price of $11.50 per share. The Tuscan Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $276,000,000. Simultaneous with the consummation of the initial public offering, Tuscan consummated the private placement of the Private Units at a price of $10.00 per unit, generating gross proceeds of $6,870,000. The Private Units are identical to the Tuscan Units sold in the initial public offering, except that the warrants underlying the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Since the initial public offering, Tuscan’s activity has been limited to the evaluation of business combination candidates.

Prior to the consummation of its initial public offering, neither Tuscan, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Tuscan.

Tuscan’s efforts to identify a prospective target business were not limited to a particular industry or geographic region. Although Tuscan’s initial strategy was to acquire a business in the cannabis industry, it began to focus its efforts outside of the cannabis industry when it became difficult to acquire cannabis-related companies at attractive valuations. Tuscan’s management considered a variety of factors in evaluating prospective target businesses, including, but not limited to, the following:

•        financial condition and results of operation;

•        growth potential;

•        brand recognition and potential;

•        experience and skill of management and availability of additional personnel;

•        capital requirements;

•        competitive position;

•        barriers to entry;

•        stage of development of the products, processes or services;

•        existing distribution and potential for expansion;

•        degree of current or potential market acceptance of the products, processes or services;

•        proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

•        impact of regulation on the business;

•        regulatory environment of the industry;

•        costs associated with effecting the business combination;

•        industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates; and

•        macro competitive dynamics in the industry within which the target company competes.

After Tuscan’s initial public offering, Tuscan’s officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of Tuscan were contacted by, and representatives of Tuscan contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. Tuscan’s officers and directors and their affiliates also brought to Tuscan’s attention target business candidates.

During that period, Tuscan’s officers:

•        developed a list of more than 150 potential acquisition candidates;

•        entered into non-disclosure agreements with approximately 75 target companies;

•        had in person, telephonic or email discussions with approximately 65 of those companies, of which approximately 15 were actively pursued (including Microvast) by engaging in significant due diligence and detailed discussions directly with the senior executives and/or stockholders; and

•        submitted indications of interest or letters of intent to 8 acquisition candidates (including Microvast).

During this period, Tuscan had at least 15 meetings with its board of directors to discuss potential targets.

The potential targets that Tuscan actively pursued covered a variety of industries, including cannabis-related companies, electric vehicle technology solutions, additive manufacturing technology, consumer apparel, electrification solutions, artificial intelligence, e-commerce platforms and business intelligence. Tuscan’s due diligence on potential targets included reviews of the target business’s management, stockholders, business model, valuation, balance sheet and historical and projected financials, in each case to the extent made available, among other diligence reviews. The decision to pursue a business combination with Microvast over other potential targets included, but was not limited to, one or more of the following reasons:

•        a difference in valuation expectations between Tuscan and the senior executives or stockholders of the other potential targets;

•        the decision by the potential targets to pursue alternative strategic transactions or to postpone their review of strategic alternatives;

•        the maturity of the business of the potential target companies, the companies’ financial performance and other factors identified during Tuscan’s due diligence review and the presence of other potential business combination opportunities that more closely met Tuscan’s criteria and guidelines, including Microvast;

•        the level of engagement by, and advanced negotiations and discussions with, Microvast as compared to other potential targets where engagement was more limited, and negotiations and discussions did not progress as rapidly;

•        Microvast’s willingness to enter into the non-binding letter of intent and the mutual exclusivity agreement discussed below on terms that Microvast’s directors and officers believed were attractive; and

•        Tuscan’s and its board of directors’ belief, based on their preliminary evaluation and the terms of the non-binding letter of intent, that Microvast was the most attractive potential business combination target that met its key criteria in a target.

Tuscan decided to pursue a combination with Microvast because it determined that Microvast represented a compelling opportunity based upon Microvast’s financial profile, with significant historical revenues as well as the professional backgrounds of its founders.

At this time and during the following weeks, Tuscan continued to pursue alternative business combination targets and engaged in significant discussions with senior management and bankers from other companies. These meetings included detailed management presentations on potential acquisition targets.

During the third week of August, Microvast was proposed as a potential business combination through a representative of InterPrivate, a private investment firm in Tuscan’s network of private equity and venture investors. At that time, Microvast was exploring the possibility of going public through a merger with a SPAC in a process lead by its financial advisors, Barclays Capital Inc. (“Barclays”) and Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), in connection with a possible initial public offering. In connection with that process, representatives of Tuscan participated in a management presentation by Microvast and its financial advisors. Following this meeting, Tuscan decided to continue its evaluation of Microvast, and on September 4, 2020, Tuscan and Microvast entered into a non-disclosure agreement pursuant to which Tuscan was granted access to a confidential data room containing due diligence materials and a financial model.

Concurrently with these discussions, Tuscan conducted meetings with multiple external law firms to evaluate their capabilities in areas relevant to Microvast’s business and transactions of the nature under discussion. Following these meetings, Tuscan appointed Greenberg Traurig, P.A. (“Greenberg”) as its legal counsel.

During the first two weeks of September, Tuscan continued its review of the due diligence materials, including a full financial model, contained in the data room. Also, during this period, representatives of Microvast and Tuscan conducted a meeting to discuss the possibility of a transaction as well as further due diligence matters, including an investment presentation provided by Microvast in advance of the meeting and to discuss Microvast’s financial model and business strategy in further detail. Following the meeting, representatives of Tuscan began populating an internal data room with additional due diligence materials to facilitate review by members of its investment team, its board of directors and its advisors.

During the week of September 14, Tuscan and its advisors began working on a draft term sheet for the transaction. Also, during this week, Tuscan contacted representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”) regarding engaging the firm as Tuscan’s financial advisor to provide financial advice on a potential transaction with Microvast as well as advice on the industry generally and the potential reception that a combination with Microvast would have in the public markets.

During this period, advisors to Tuscan submitted a draft exclusivity letter and non-binding indication of interest, which included an obligation of each of Tuscan and Microvast to negotiate exclusively with each other regarding a potential transaction for an initial 20-day period and included a proposed pre-transaction value of $2.4 billion. During this period, the parties and their advisers discussed multiple drafts of the letter of intent in which they exchanged proposals on terms including the pre-transaction equity value, the minimum cash condition, lockup restrictions and a framework for and the timing of Tuscan seeking the consent of its shareholders to extend its deadline to consummate a business combination.

On September 24, 2020 the parties executed an exclusivity letter, which included a non-binding indication of interest as an exhibit thereto and an obligation of each of Tuscan and Microvast to negotiate exclusively with each other regarding a potential transaction for a period from September 24, 2020 to October 13, 2020, which date was automatically extended to December 31, 2020 pursuant to the terms thereof and then extended by agreement of the parties for successive periods unless earlier terminated by either party. The indication of interest attached as an exhibit to the exclusivity letter contemplated a business combination between Tuscan and Microvast for aggregate consideration based on a pre-transaction equity value ascribed to Microvast of $2.1 billion.

During the week of October 1, 2020, Tuscan held discussions with Morgan Stanley regarding the feasibility of executing a pre-closing “PIPE” to support the potential transaction as well as the possibility of Tuscan engaging Morgan Stanley to serve as its financial advisor in connection with a potential transaction. These discussions ultimately led to Tuscan and Morgan Stanley entering into an engagement letter on October 9, 2020 pursuant to which Morgan Stanley agreed to serve as Tuscan’s financial advisor in connection with the potential transaction in exchange for the payment of a fixed fee contingent upon the successful consummation of a business combination transaction.

On October 9, 2020, Microvast held a meeting with representatives of Morgan Stanley and Tuscan at which Microvast gave a presentation regarding its current and planned business and its views regarding a potential business combination transaction. After the meeting, Tuscan met with representatives of Morgan Stanley to continue their discussions regarding valuation metrics and the potential receptivity of the public markets to a transaction with Microvast.

On October 26, 2020, Tuscan and its advisors hosted a virtual kick-off meeting to organize the overall business combination process, introduce members of the business and legal teams, discuss Tuscan’s process for extending its deadline to consummate a transaction and organize the approach for completing legal, accounting and business due diligence.

Over the next several weeks, Tuscan, together with its advisors, continued its legal, financial and business due diligence on Microvast, including calls regarding accounting and auditing matters with Morgan Stanley, Tuscan’s counsel and Microvast’s auditor during the second half of October and technical due diligence meetings in October and November with Tuscan’s technical advisors, Morgan Stanley, Barclays, Houlihan Lokey and representatives of Microvast. Between November and January, representatives of Tuscan, including its directors and officers, conducted further due diligence with respect to Microvast and, over the same period, Tuscan’s external advisors conducted due diligence with respect to Microvast.

Throughout October and November, Tuscan and Microvast, including their financial advisors, continued work on tentative private placement roadshow materials. During this period representatives of Tuscan, its advisors and Microvast held telephonic conferences and virtual meetings to discuss many commercial and legal elements of Microvast’s business to assist Tuscan and its advisors in developing a financial model of the company.

Microvast’s counsel, Shearman & Sterling LLP (“Shearman”), delivered an initial draft Merger Agreement to Tuscan and Greenberg on November 12, 2020.

Shearman and Greenberg held numerous conference calls and exchanged drafts of the Merger Agreement and related agreements during the following weeks and until the Merger Agreement was executed on February 1, 2021.

On December 3, 2020, Tuscan received stockholder approval to extend the date by which it must complete an initial business combination from December 7, 2020 to April 30, 2021. In connection with such extension, holders of 3,198 Public Shares exercised their right to convert their shares into cash at a conversion price of approximately $10.22 per share, for an aggregate conversion amount of approximately $32,684.

Over the following week, Tuscan, Microvast, Greenberg and Shearman had numerous conference calls to discuss and finalize the transactions contemplated by the Merger Agreement and related agreements.

Following preliminary discussions with Tuscan, Greenberg and Shearman regarding a potential proposal for the MPS Investors in late December, on December 30, 2020, Microvast and its PRC legal counsel had a conference call with certain MPS Investors to discuss potential terms of the MPS Transactions. Microvast, its PRC legal counsel and Shearman continued such discussions with MPS Investors, and subsequent update discussions with Tuscan and Greenberg, during the first two weeks of January 2021. On January 21, 2021, Microvast delivered an initial draft of the Framework Agreement to the MPS Investors and Tuscan. From January 21, 2021 through the end of January, the parties to the Framework Agreement had numerous conference calls to discuss and finalize the terms of the MPS Transactions contemplated by the Framework Agreement and related agreements.

On January 22, 2021, Tuscan’s board of directors, with representatives of Greenberg present, met via Zoom meeting to discuss the transaction, including a detailed discussion of the latest draft of the Merger Agreement and the related transaction documents and the legal due diligence conducted to date. The board of directors reviewed the proposed terms of the Merger Agreement and other related transaction agreements that were being negotiated with Microvast and its representatives.

On January 25, 2021, Tuscan’s board of directors, with representatives of Greenberg present, met via Zoom meeting and Greenberg provided the board of directors with a presentation on its fiduciary duties in connection with approval of the transactions and the Merger Agreement and related transaction documents.

On January 29, 2021, Tuscan’s board of directors, with representatives of Greenberg present, met via Zoom to discuss the transaction, receive a detailed update with respect to the Merger Agreement and the related transaction documents that had been negotiated with Microvast and its representatives and to receive a further update on legal due diligence. The board of directors then discussed other factors including those described below under the caption “— Microvast’s Board of Directors’ Reasons for the Approval of the Business Combination.” At the end of the meeting, the Merger Agreement and related documents and agreements were unanimously approved by Tuscan’s board of directors, subject to final negotiations and modifications, and the board determined to recommend the approval of the Merger Agreement to Tuscan’s stockholders.

The Merger Agreement and related documents and agreements were executed prior to market open on February 2, 2021, at which time Tuscan and Microvast issued a joint press release announcing the execution of the Merger Agreement and Tuscan filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the Business Combination.

Tuscan’s Board of Directors’ Reasons for Approval of the Business Combination

As described under “— Background of the Business Combination” above, Tuscan’s board of directors, in evaluating the Business Combination, consulted with Tuscan’s management and financial and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, Tuscan’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, Tuscan’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Tuscan’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Tuscan’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Tuscan board of directors reviewed the results of the due diligence conducted by our management, which included:

•        extensive meetings and calls with Morgan Stanley and Microvast’s management to understand and analyze Microvast’s business and to understand Microvast’s final financial models and forecasts;

•        consultation with industry experts regarding (i) the market for lithium ion batteries; (ii) the potential differentiation between Microvast’s battery technologies and similar industry categories; and (iii) the competitive landscape in the electric vehicle battery industry;

•        consultation with Tuscan’s legal and financial advisors;

•        review of Microvast’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence

•        review of Microvast’s financial statements;

•        research on comparable public companies;

•        research on comparable transactions; and

•        reviews of certain projections provided by Microvast.

In approving the combination, Tuscan’s board of directors did not obtain a fairness opinion. The officers and directors of Tuscan have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Morgan Stanley, enabled them to make the necessary analyses and determinations regarding the Business Combination.

Tuscan’s management also considered a comparable company analysis to assess the potential value that the public markets would likely ascribe to Microvast, and this analysis was presented to Tuscan’s board of directors. These companies were selected by Tuscan and its financial advisor as publicly traded companies having businesses that were considered, in certain respects, to be similar to the Microvast’s business.

Tuscan looked at several categories of potentially comparable companies, including electric vehicle companies (car, truck and bus) and electric vehicle battery companies.

Management presented to Tuscan’s board of directors the implied valuation of Microvast and the underlying rationale for such implied valuation including comparable companies

Although none of the selected companies reviewed in this analysis were directly comparable to Microvast, the companies had one or more similar operating and financial characteristics as Microvast. Tuscan’s board of directors considered this analysis and viewed Microvast to be favorable compared to such other companies.

Tuscan’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        Battery Technologies Superior to Alternatives.    Tuscan’s management and its board of directors believe that Microvast’s battery technologies outperform its competitors on battery life, charging times, safety and total cost of ownership, which will enable future growth;

•        Broad, Proprietary Intellectual Property Portfolio.    Tuscan’s management and board of directors considered Microvast’s intellectual property portfolio, including its more than 300 patents that cover all four major battery components and are exclusively owned;

•        Field-Proven Technologies.    Tuscan’s management and its board of directors considered that Microvast’s technology has been deployed in nearly 30,000 vehicles with a multi-year track record;

•        Vertical Integration.    Tuscan’s management and its board of directors considered Microvast’s vertically integrated manufacturing process for its battery solutions that it believes is unique in the industry;

•        Large and Growing Market Opportunity.    Tuscan’s management and its board of directors considered Microvast’s current and projected market opportunity;

•        Potential Opportunities in New Applications.    Tuscan’s management and its board of directors believe that there are significant growth opportunities for Microvast’s technology in other applications including passenger vehicles, energy storage solutions and consumer electronics;

•        Strategic Customer and Research Partnerships.    Tuscan’s management and its board of directors considered Microvast’s customer partnerships with industry leaders, including FPT, Oshkosh Corporation and a leading German luxury sports car company, among others, as well as research and development partnerships with BMW, the United States Council for Automotive Research and Argonne National Laboratory.

•        Financial Condition.    Tuscan’s board of directors also considered factors such as Microvast’s outlook, pipeline, financial plan and capital structure, as well as valuations and trading of publicly traded companies and valuations of precedent combination and combination targets in similar and adjacent sectors as well as projected financial data supplied by Microvast;

•        Due Diligence.    Tuscan’s management conducted due diligence examinations of Microvast and discussions with Microvast’s management and Tuscan’s financial and legal advisors concerning Tuscan’s due diligence examination of Microvast;

•        Experienced Management Team.    Tuscan’s management and its board of directors believe that Microvast has a strong management team experienced in battery technologies, which is expected to remain with Microvast Holdings to seek to execute Microvast’s strategic and growth goals;

•        Other Alternatives.    Tuscan’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Tuscan, that the proposed Business Combination represents the best available business combination opportunity for Tuscan based upon the process utilized to evaluate and assess other potential combination targets, and Tuscan’s board of directors’ belief that such process has not presented a better available alternative; and

•        Negotiated Transaction.    The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Tuscan and Microvast.

In the course of its deliberations, Tuscan’s board of directors considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•        The risk that Microvast may not be able to execute on its business plan or achieve or sustain profitability.

•        The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

•        The risk that the Business Combination might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•        Competition in the electric vehicle battery market is intense and, as a result, Microvast may fail to attract and retain users, which may negatively impact Microvast’s operations and growth prospects.

•        Economic downturns and political and market conditions beyond Microvast’s control, including a reduction in consumer discretionary spending and potential economic effects of COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

•        Microvast’s projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties and Microvast’s operating results may vary, which may make future results difficult to predict with certainty.

•        Microvast’s growth prospects may suffer if it is unable to develop successful product offerings, if it fails to pursue additional product offerings or if it loses any of its key executives or other key employees. In addition, if Microvast fails to make optimal investment decisions in its product offerings and technology platform, it may not attract and retain key users and its revenue and results of operations may be adversely affected.

•        Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination and the PIPE Financing, and having a minority share position may reduce the influence that Tuscan’s current stockholders have on the management of Microvast Holdings.

•        Microvast may be subject to litigation in the operation of its business and Microvast’s insurance may not provide adequate levels of coverage against any claims. An adverse outcome in one or more legal proceedings or inadequate insurance coverage could adversely affect Microvast’s business.

•        The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain Microvast’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Microvast anticipates.

•        Tuscan’s board of directors did not obtain an opinion from any independent investment banking or accounting firm that the consideration Tuscan would pay to acquire Microvast is fair to Tuscan or its stockholders from a financial point of view. In addition, Tuscan’s board of directors considered the limits of the due diligence performed by Tuscan’s management and outside advisors and the inherent risk that even a thorough review may not uncover all potential risks of the business. Accordingly, Tuscan’s board of directors may be incorrect in its assessment of the Business Combination;

•        The interests of Tuscan’s board of directors and officers in the Business Combination (see “— Interests of Tuscan’s Directors and Officers in the Business Combination”); and

•        Other Risks Factors.    Various other risk factors associated with the business of Microvast, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement.

After considering the foregoing potentially negative and potentially positive reasons, Tuscan’s board of directors concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons. The Tuscan board of directors recognized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing discussion.

The above discussion of the material factors considered by Tuscan’s board of directors sets for the principal factors it considered but is not intended to be exhaustive.

Satisfaction of 80% Test

It is a requirement under the Charter that any business acquired by Tuscan have a fair market value equal to at least 80% of the balance of the funds in the trust account (exclusive of taxes payable) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Microvast generally used to approve the Business Combination described herein, the Tuscan board of directors determined that this requirement was met. The Tuscan board of directors determined that consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Tuscan and its stockholders and appropriately reflected Tuscan’s value. In reaching this determination, the Tuscan board of directors concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, diversification and business model as well as quantitative factors such as Microvast’s historical operating performance and its potential for future growth in revenues and profits. Tuscan’s board of directors believed that the financial skills and background of its members qualified it to conclude that the acquisition of Microvast met this requirement. In addition, Tuscan’s board of directors considered the financial analysis reviewed by Tuscan’s management.

Interests of Tuscan’s Directors, Officers and Others in the Business Combination

When you consider the recommendation of Tuscan’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that Tuscan’s initial stockholders, including its directors and executive officers, have interests in such proposal that may be different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        If the Business Combination or another business combination is not consummated by April 30, 2021 or such later date as approved by Tuscan’s stockholders, Tuscan will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event:

•        the 6,810,000 shares of Common Stock beneficially held by the Sponsor, a company affiliated with Stephen Vogel, Tuscan’s Chief Executive Officer, and an additional 90,000 shares of Common Stock acquired by the Sponsor, of which 30,000 shares have been allocated to each of the three current independent directors of Tuscan (a portion of which are subject to forfeiture pursuant to the Escrow Agreement), all of which were acquired for an aggregate purchase price of approximately $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 558,589 shares of Common Stock and 558,589 Private Warrants underlying the Private Units that were acquired by the Sponsor simultaneously with the initial public offering for an aggregate purchase price of approximately $5.6 million. Such shares of Common Stock and Private Warrants had an aggregate market value of approximately $         million and $         million, respectively, based on the last sale price of $         and $         of the Common Stock and Tuscan Warrants, respectively, on Nasdaq on         , 2021

•        the economic interests in the Sponsor held by Tuscan’s directors and officers, each of whom is a member of the Sponsor, which gives them an interest in the securities of Tuscan held by the Sponsor, and which interests would also become worthless if Tuscan does not complete a business combination within the applicable time period, include the following:

•        Ms. Butte, an independent director of Tuscan, made an investment in the equity of the Sponsor in the amount of $25,000, which gives Ms. Butte an interest in 2,500 Private Units and 2,500 additional shares of Common Stock held by the Sponsor, which Private Units would have a market value of approximately $         and which additional shares of Common Stock would have a value of approximately $        , based on the last sale price of $         and $         of the Tuscan Units and Common Stock, respectively, on Nasdaq on         , 2021;

•        Mr. Selig, an independent director of Tuscan, made an investment in the equity of the Sponsor in the amount of $100,000, which gives Mr. Selig an interest in 10,000 Private Units and 10,000 additional shares of Common Stock held by the Sponsor, and Mr. Selig has an interest in an additional 125,000 shares of Common Stock held by the Sponsor, which Private Units would have a market value of approximately $         and which additional shares of Common Stock (totaling 135,000 shares) would have a market value of approximately $        , each based on the last sale price of $         and $         of the Tuscan Units and Common Stock, respectively, on Nasdaq on         , 2021;

•        Mr. Rieger, an independent director of Tuscan, made an investment in the equity of the Sponsor in the amount of $250,000, which gives Mr. Rieger an interest in 25,000 Private Units and 25,000 additional shares of Common Stock held by the Sponsor, which Private Units would have a market value of approximately $         and which additional shares would have a market value of approximately $        , based on the last sale price of $         and $         of the Tuscan Units and Common Stock, respectively, on Nasdaq on         , 2021;

•        Ms. Epstein, the President, Chief Financial Officer and a director of Tuscan, made an investment in the equity of the Sponsor in the amount of $100,000, which gives Ms. Epstein an interest in 10,000 Private Units and 10,000 additional shares of Common Stock held by the Sponsor, and Ms. Epstein is entitled to receive an additional 400,000 shares of Common Stock held by the Sponsor, which Private Units would have a market value of approximately $         and which additional shares of Common Stock (totaling 410,000 shares) would have a market value of approximately $        , each based on the last sale price of $         and $         of the Tuscan Units and Common Stock, respectively, on Nasdaq on         , 2021;

•        Stephen Vogel is expected to be a director of Microvast Holdings following the Business Combination. As such, in the future he may receive cash fees, stock options or stock awards that the Board determines to pay to its directors.

•        In connection with Tuscan’s initial public offering, the Sponsor has agreed that it will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by certain claims of target businesses or vendors or other entities that are owed money by Tuscan for services rendered or contracted for or products sold to Tuscan. If Tuscan is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Tuscan for services rendered or contracted for or products sold to Tuscan, but only if such a vendor or target business has not executed such a waiver.

•        Affiliates of InterPrivate, a co-sponsor of Tuscan, have subscribed to purchase 6,500,000 shares of Common Stock pursuant to the PIPE for an aggregate purchase price of $65 million, which shares have a market value of $            , based on the last sale price of the Common Stock on Nasdaq on            , 2021. In addition, Mr. Vogel and the Sponsor entered into an agreement with InterPrivate pursuant to which InterPrivate would advise Tuscan with respect to Tuscan’s evaluation of business combination transactions. Pursuant to the agreement, the Sponsor granted InterPrivate a profits interest attributable to a portion of the securities of Tuscan held by the Sponsor, subject to the consummation of the Business Combination.

•        If Tuscan is unable to complete a business combination within the required time period, it will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, the Sponsor has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has agreed not to seek repayment for such expenses.

•        If a business combination is not completed, Tuscan’s board of directors may not receive reimbursement for any out-of-pocket expenses incurred by them on Tuscan’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed that portion of the Trust Account that is not required to be retained in the Trust Account.

•        All rights specified in the Charter relating to the right of officers and directors to be indemnified by Tuscan, and of Tuscan’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and Tuscan liquidates, Tuscan will not be able to perform its obligations to its officers and directors under those provisions.

•        The Sponsor or its affiliates may loan money to Tuscan through the closing of the Business Combination. Such loans are payable, without interest, at the closing of the Business Combination; provided however that at the Sponsor’s option, up to $1,500,000 may be converted into up to 150,000 Private Units. The 150,000 shares of Common Stock and Private Warrants underlying such Private Units had an aggregate market value of approximately $         and $        , respectively based on the last sale price of $         and $         of the Common Stock and Tuscan Warrants, respectively, on Nasdaq on         , 2021. If the Business Combination is not consummated, these loans will not be repaid.

Material U.S. Federal Income Tax Consequences of the Business Combination

The following is a discussion of the material U.S. federal income tax consequences for (i) holders of Common Stock that elect to have their Common Stock converted into cash if the Merger is completed, and (ii) stockholders of Microvast who exchange their shares of stock in Microvast for Common Stock in the Merger. This discussion addresses only those holders that hold their common stock or warrants as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons subject to the alternative minimum tax;

•        persons holding Common Stock or Microvast stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        banks, insurance companies and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Common Stock or Microvast stock, as the case may be, who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States,

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Common Stock or Microvast stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Merger that are associated with certain conversions of Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Tuscan has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations of the Conversion to the Holders of Common Stock

Holders of Common Stock who do not exercise their conversion rights will not be selling, exchanging, or otherwise transferring their Common Stock as described in this section. Tuscan did not obtain a tax opinion regarding the U.S. federal income tax consequences of the Merger, including the conversion of Common Stock.

U.S. Holders

Conversion of Common Stock.    In the event that a U.S. holder’s Common Stock is converted pursuant to the conversion provisions described in the section titled “Annual Meeting of Stockholders — Conversion Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the conversion qualifies as a sale of the Common Stock under Section 302 of the Code. If the conversion qualifies as a sale of the Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Conversion Treated as a Sale of Common Stock” below. If the conversion does not qualify as a sale of the Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Conversion Treated as a Distribution.”

Whether a conversion qualifies for sale treatment will depend largely on whether the U.S. holder owns any Common Stock following the conversion (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Common Stock held by the U.S. holder both before and after the conversion (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of shares of Common Stock outstanding both before and after the conversion. The conversion of Common Stock generally will be treated as a sale of the Common Stock (rather than as a corporate distribution) if the conversion (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in Tuscan or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only shares of Common Stock actually owned by the U.S. holder, but also shares of Common Stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any Common Stock that a U.S. holder directly or constructively acquires pursuant to the Merger generally should be included in determining the U.S. federal income tax treatment of the conversion.

In order to meet the substantially disproportionate test, the percentage of Tuscan’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the conversion of Common Stock must, among other requirements, be less than 80% of the percentage of Tuscan’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the conversion (taking into account both conversions by other holders of Common Stock and the shares of Common Stock to be issued pursuant to the Merger). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of Tuscan’s capital stock actually and constructively owned by the U.S. holder are converted or (ii) all of the shares of Tuscan’s capital stock actually owned by the U.S. holder are converted, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The conversion of Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s conversion results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Tuscan. Whether the conversion will result in a meaningful reduction in a U.S. holder’s proportionate interest in Tuscan will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a conversion.

If none of the foregoing tests are satisfied, then the conversion will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Conversion Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the converted Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Conversion Treated as a Sale of Common Stock.    If the conversion qualifies as a sale of Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the conversion and the U.S. holder’s adjusted tax basis in its disposed of Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock so disposed of exceeds one year. It is unclear, however, whether the conversion rights with respect to the Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Conversion Treated as a Distribution.    If the conversion does not qualify as a sale of Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock as described under “— U.S. Holders — Gain or Loss on Conversion Treated as a Sale of Common Stock” above.

Dividends (including constructive dividends paid pursuant to a conversion of Common Stock) Tuscan pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a conversion of Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Tuscan pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the conversion rights with respect to the Common Stock described in this proxy statement/prospectus/consent solicitation statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding.    In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a conversion of Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Conversion of Common Stock.    The characterization for U.S. federal income tax purposes of the conversion of a Non-U.S. holder’s Common Stock pursuant to the conversion provisions described in the section titled “Annual Meeting of Stockholders — Conversion Rights” generally will correspond to the U.S. federal income tax characterization of such a conversion of a U.S. holder’s Common Stock, as described under “U.S. Holders — Conversion of Common Stock” above, and the consequences of the conversion to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Conversion Treated as a Sale of Common Stock” and “Non-U.S. Holders — Taxation of Conversion Treated as a Distribution,” as applicable.

Gain on Conversion Treated as a Sale of Common Stock.    A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a conversion treated as a sale of Common Stock unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the conversion and certain other requirements are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Common Stock (Tuscan would be treated as a buyer with respect to a conversion of Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Tuscan believes that it is not, and has not been at any time since our formation, a United States real property holding corporation and Tuscan does not expect to be a United States real property holding corporation immediately after the Merger is completed.

Taxation of Conversion Treated as a Distribution.    If the conversion does not qualify as a sale of Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Tuscan’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Tuscan’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “Non-U.S. Holders — Gain on Conversion Treated as a Sale of Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.    Payments of dividends (including constructive dividends received pursuant to a conversion of Common Stock) on Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a conversion of stock) on Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a conversion of Common Stock.

U.S. Federal Income Tax Considerations of the Merger for Microvast Stockholders

The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their Microvast stock for Common Stock in the Merger. This discussion applies only to shares of Microvast stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

Characterization of the Merger

Each of Tuscan and Microvast intends and expects the Merger to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In the Merger Agreement, each of Tuscan, Merger Sub and Microvast agrees to prepare and file all tax returns consistent with the treatment of the Merger as a reorganization and not to take any inconsistent position on any tax return or during the course of any audit, litigation or other proceeding with respect to taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

The obligations of Tuscan and Microvast to complete the Merger are not conditioned on the receipt of an opinion from Greenberg Traurig, LLP to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and no such opinion will be delivered from any legal or accounting counsel, and the Merger will occur even if it does not so qualify.

U.S. Federal Income Tax Consequences for U.S. Holders

Assuming the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of Microvast stock will be as follows:

•        a U.S. holder will not recognize gain or loss upon the exchange of Microvast stock for Common Stock pursuant to the Merger;

•        a U.S. holder’s aggregate tax basis for the shares of Common Stock received in the Merger will equal the U.S. holder’s aggregate tax basis in the shares of Microvast stock surrendered in the Merger; and

•        the holding period of the shares of Common Stock received by a U.S. holder in the Merger will include the holding period of the shares of Microvast stock surrendered in exchange therefor.

For purposes of the above discussion regarding the determination of the bases and holding periods for shares of Common Stock received in the Merger, U.S. holders who acquired different blocks of Microvast stock at different times for different prices must calculate their bases and holding periods in their shares of Microvast stock separately for each identifiable block of such stock exchanged in the Merger.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of Common Stock in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Merger (1) at least 1% (by vote or value) of the total outstanding stock of Microvast, or Microvast “securities” (as specially defined for U.S. federal income tax purposes) or (2) stock of Microvast with an aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Merger is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s shares of Microvast stock, and any such “securities” surrendered in the Merger, the date of completion of the Merger and the name and employer identification number of each of Microvast and Tuscan.

If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and is a taxable transaction, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of Microvast stock for shares of Common Stock equal to the difference between the fair market value, at the time of the exchange, of the Common Stock received in the Merger and such U.S. holder’s tax basis in the shares of Microvast stock surrendered in the Merger. Such gain or loss would be long-term capital gain or loss if the Microvast stock was held for more than one year at the time of the Merger. In addition, the U.S. holder’s aggregate tax basis in the shares of Common Stock received in the Merger would equal their fair market value at the time of the closing of the Merger, and the U.S. holder’s holding period of such shares of Common Stock would commence the day after the closing of the Merger.

Non-U.S. Holders

The U.S. federal income tax consequences of the Merger for Non-U.S. holders of Microvast stock will generally be the same as for U.S. holders except as noted below.

Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Merger (i.e., if the Merger does not qualify as a reorganization under Section 368(a) of the Code and is a taxable transaction) unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Merger and certain other requirements are met; or

•        Microvast is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the Non-U.S. holder held Microvast stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s Microvast stock as a result of the Merger would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Microvast believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither Microvast nor Tuscan expects to be a United States real property holding corporation immediately after the Merger is completed.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Tuscan will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Microvast comprising the ongoing operations of Microvast Holdings, Microvast senior management comprising the senior management of Microvast Holdings, and that the former owners and management of Microvast will have control of the Board after the Business Combination. In accordance with guidance applicable to these circumstances, the Business Combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Microvast issuing shares for the net assets of Tuscan, accompanied by a recapitalization. The net assets of Tuscan will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Closing will be those of Microvast.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the applicable state offices necessary to effectuate the Merger.

Required Vote

The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Additionally, the Business Combination will not be consummated if Tuscan would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other Proposals (except an Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

As of the date of this proxy statement, Tuscan does not believe there will be any changes or waivers that Tuscan’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Tuscan will circulate a new or amended proxy statement and resolicit Tuscan’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

Pursuant to the Sponsor Agreement, the Sponsor Group is required to vote their shares of Common Stock in favor of the Business Combination Proposal. The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding shares of Common Stock, must be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved.

Recommendation of the Tuscan Board of Directors

THE TUSCAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TUSCAN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The Merger Agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Tuscan, Microvast or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Tuscan and Merger Sub, on the one hand, and Microvast, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Tuscan and Microvast do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Tuscan or Microvast, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Tuscan, Merger Sub and Microvast and are modified by the disclosure schedules.

General; Structure of the Business Combination

On February 1, 2021, Tuscan, Microvast and Merger Sub entered into the Merger Agreement, pursuant to which Merger Sub will be merged with and into Microvast, with Microvast surviving the Merger as a direct wholly-owned subsidiary of Tuscan. The Merger Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

The Merger will become effective immediately upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the closing date to be specified by Tuscan and Microvast, on the third business day following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of all of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or on such other date as Tuscan and Microvast may mutually agree.

The merger consideration to be issued to the Microvast stockholders in the Merger consists of a portion of the 210,000,000 shares of Common Stock (“Closing Transaction Consideration”) and the Earn-Out Shares, if any, as and when received. The conditions for the issuance of the Earn-Out Shares are described further below in “— Earn-Out Shares.”

Conversion of Securities

Under the Merger Agreement, each share of Microvast’s common stock and preferred stock issued and outstanding immediately prior to the Effective Time (other than those owned by Tuscan, Merger Sub or Microvast or any of their respective direct or indirect wholly owned subsidiaries, which shares will automatically be cancelled and cease to exist) will be converted into the right to receive, and become exchangeable for, a portion of (1) the Closing Transaction Consideration and (2) the Earn-Out Shares, if any, as set forth in the more fully described in this proxy statement. The portion of the Closing Transaction Consideration and Earn-Out Shares, if any, otherwise payable in respect of the interests under the Convertible Loan Agreement will be paid in accordance with the subscription agreements contemplated by the Framework Agreement, as more fully described in this proxy statement.

Each of the options to purchase Microvast’s common stock that is outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted at the Effective Time into an option to acquire a number of shares of Common Stock equal to the product of (1) the number of shares of Microvast’s common stock subject to the option as of immediately prior to the Effective Time and (2) the 160.3 (the “Common Exchange Ratio”), rounded down to the nearest whole share, at an exercise price per share of Common Stock equal to the quotient of (A) the exercise price per share of Microvast’s common stock subject to the option as of immediately prior to the Effective Time divided by (B) the Common Exchange Ratio, rounded up to the nearest whole cent.

Each restricted stock unit of Microvast represents the right of the holder to receive one share of Microvast’s common stock (or, if applicable, cash or a combination of cash and shares), subject to a dollar-denominated cap. Each such restricted stock unit that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into a restricted stock unit of Tuscan, covering the Common Exchange Ratio of a share of Common Stock, rounded to the nearest whole number. With respect to the capped restricted stock units of Microvast, the cap applicable to each corresponding restricted stock unit of Tuscan will be equal to the quotient of (1) the applicable dollar cap divided by (2) the Common Exchange Ratio.

All Bridge Notes will be converted in accordance with the terms of the Note Purchase Agreement and such Bridge Notes into the right to receive shares of Common Stock. The Bridge Notes were issued in tranches of $25,000,000 (“Tranche 1”) and $32,500,000 (“Tranche 2”) that will convert at the Effective Time into an aggregate of 6,736,111 shares of Common Stock pursuant to the Bridge Notes Conversion. The Bridge Notes issued in Tranche 1 will convert into 3,125,000 shares of Common Stock at a conversion price of $8.00 per share and the Bridge Notes issued in Tranche 2 will convert into 3,611,111 shares of Common Stock at a conversion price of $9.00 per share. Holders of shares of Common Stock issued in connection with such Bridge Note Conversion will receive registration rights no less favorable than the holders of Common Stock issued in connection with the PIPE Financing, as described below.

Earn-Out Shares

Following the Closing, in addition to the Closing Transaction Consideration, if during the period commencing on the closing date and ending on the third anniversary thereof (the “Earn Out Period”) the daily volume weighted average price of the Common Stock is greater than or equal to $18.00 for any 20 trading days within a 30 trading day period, then within five business days after the occurrence of such triggering event, Tuscan shall issue or cause to be issued to the Microvast stockholders and the MPS Investors the Earn-Out Shares. Further, if a change of control of Tuscan occurs during the Earn Out Period that would result in the holders of Common Stock receiving a per share price equal to or in excess of $18.00, then, immediately prior to the consummation of such change of control, all of the Earn-Out Shares will be issued to the former Microvast securityholders and the MPS Investors and such holders will be eligible to participate in such change of control.

Additional Covenants

Proxy Statement

Under the terms of the Merger Agreement, Tuscan has agreed, as promptly as practicable after the date of the Merger Agreement and after receipt of the PCAOB audited financial statements of Microvast required to be included in this proxy statement, with the assistance, cooperation and commercially reasonable efforts of Microvast, to prepare and file this proxy statement with the SEC for the purpose of (i) providing the Tuscan stockholders with the opportunity to convert their shares of Common Stock and (ii) soliciting proxies from the Tuscan stockholders to vote at the Annual Meeting in favor of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and any other matters necessary to effect the consummation of the Business Combination.

If this proxy statement has not been mailed prior to March 22, 2021, then unless otherwise agreed by the parties, Tuscan must prepare and file with the SEC a proxy statement for the purpose of amending the Charter and the Trust Agreement to extend the time period for Tuscan to consummate a business combination from April 30, 2021 to July 31, 2021.

Microvast Stockholder Approval

Pursuant to the Merger Agreement, promptly, and in any event within 24 hours, following the execution of the Merger Agreement, Microvast is required to obtain the approval of its stockholders with respect to the Merger Agreement and the Transactions by irrevocable written consent. Such written consent containing the requisite approval of the Microvast stockholders was delivered on February 1, 2021.

Stock Exchange Listing

Under the terms of the Merger Agreement, Tuscan has agreed to use its commercially reasonable efforts to (i) cause the shares of Common Stock to be issued in connection with the Merger, the Bridge Note Conversion and the PIPE Financing to be approved for listing on Nasdaq as of the Closing and (ii) maintain the listing of the Common Stock on Nasdaq prior to the Closing.

No Solicitation; Change in Recommendation

Under the terms of the Merger Agreement, Microvast and Tuscan have each agreed not to directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Merger Agreement or its respective representatives) in connection with or in response to any Acquisition Proposal (or any inquiry with respect thereto), (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend in writing, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate, approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar arrangement or agreement related to any Acquisition Proposal (or any proposal, offer or indication of interest that could reasonably be expected to lead to an Acquisition Proposal), (vi) amend, release any third person from, or waive any provision of, any confidentiality or standstill agreement to which such party is a party, or (vii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal.

Microvast and Tuscan have each agreed to notify the others as reasonably promptly as practicable (and in any event within 48 hours) in writing of the receipt by such party or any of its representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such party or its affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each party has agreed to keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information, including by providing a copy (if in writing) of any material modifications to the financial or other terms and conditions of any such inquiry, proposal or offer. Each party has also agreed to, and will cause its representatives to, immediately cease and terminate any solicitations, discussions or negotiations with any person with respect to any Acquisition Proposal.

Notwithstanding the restrictions set forth above, the Merger Agreement provides that, prior to the receipt of the requisite approval of the Microvast stockholders (which approval was obtained on February 1, 2021), the Microvast Board may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Microvast Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), and thereafter furnish to such third party non-public information related to Microvast pursuant to a confidentiality agreement.

Except as described below, Microvast has agreed that neither the Microvast Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Tuscan or Merger Sub, the Microvast Board’s recommendation or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the Microvast stockholders any Acquisition Proposal or Superior Proposal, (ii) make any public statement inconsistent with the Microvast Board’s recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”), or (iv) authorize, cause or permit Microvast or any of its subsidiaries or any of their respective representatives to enter into any Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the requisite approval of the Microvast stockholders (which approval was obtained on February 1, 2021), but not after, the Microvast Board may make an Adverse Recommendation Change or cause Microvast to terminate the Merger Agreement to enter into (or permit any of its subsidiaries to enter into) an acquisition agreement with respect to an Acquisition Proposal only if the Microvast Board has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Microvast Board’s fiduciary duties under applicable law and (ii) that such Acquisition Proposal constitutes a Superior Proposal. Prior to taking such action, (A) Microvast must promptly notify Tuscan, in writing, at least three business days (the “Microvast Notice Period”) before making an Adverse Recommendation Change or entering into such an acquisition agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall (1) state expressly that Microvast has received an Acquisition Proposal that the Microvast Board intends to declare a Superior Proposal and that the Microvast Board intends to make an Adverse Recommendation Change and/or Microvast intends to enter into such an acquisition agreement and (2) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Superior Proposal), and a description of any financing commitments relating thereto; (B) Microvast shall, and shall cause its subsidiaries to, and shall cause its and its subsidiaries’ representatives to, during the Microvast Notice Period, negotiate with Tuscan in good faith in respect of adjustments to the terms and conditions of the Merger Agreement such that such proposal would cease to constitute a Superior Proposal, if Tuscan, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Microvast Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Microvast Notice Period shall be extended, if applicable, to ensure that at least three business days remains in the Microvast Notice Period subsequent to the time Microvast notifies Tuscan of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Microvast Notice Period (as extended pursuant to the preceding clause (B)) the Microvast Board determines in good faith, after consulting with its outside financial advisor and legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Tuscan during the Microvast Notice Period to the terms and conditions of the Merger Agreement. Prior to taking such action, Microvast shall have complied in all material respects with its obligations under the non-solicitation provisions of the Merger Agreement and if the Microvast Board terminates the Merger Agreement to enter into an acquisition agreement with respect to such a Superior Proposal, Microvast pays to Tuscan the Termination Fee (as defined below) due under the Merger Agreement.

•        “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any person or group at any time relating to an Alternative Transaction.

•        “Alternative Transaction” means (A) with respect to Microvast and its subsidiaries, a transaction (other than the Business Combination) concerning the direct or indirect sale or other disposition of (1) 10% or more of the business or assets of Microvast and its subsidiaries, taken as a whole, or (2) any Equity Interests or interests in the profits of Microvast or any of its subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, joint venture or partnership, or otherwise and (B) with respect to Tuscan, a transaction (other than the Business Combination) concerning a business combination.

•        “Superior Proposal” means a bona fide, written Acquisition Proposal, not solicited, received, initiated or facilitated in violation of the non-solicitation provisions of the Merger Agreement, involving (a) assets that generate more than 50% of the consolidated total revenues of Microvast and its subsidiaries, taken as a whole, (b) assets that constitute more than 50% of the consolidated total assets of Microvast and its subsidiaries, taken as a whole, or (c) more than 50% of the total voting power of the equity securities of Microvast, in each case, that the Microvast Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to Microvast than the transactions contemplated by the Merger Agreement after taking into account all such factors and matters deemed relevant in good faith by the Microvast Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated thereby after taking into account any changes to the terms of the Merger Agreement irrevocably offered in writing by Tuscan in response to such Superior Proposal pursuant to the terms of the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Microvast, Tuscan and Merger Sub relating to, among other things, their ability to enter into the Merger Agreement and their outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects are modified by the disclosure schedules and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

Conduct of Business Pending the Merger

Microvast has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, it will conduct its business in the ordinary course of business and in material compliance with applicable law. Microvast has also agreed to, in each case in all material respects, use its commercially reasonable efforts to maintain and preserve intact its business and organization, retain its officers and employees and maintain and preserve its relationships with its officers and employees, suppliers, vendors, licensors, governmental authorities, creditors and others having business relations with Microvast or its subsidiaries.

In addition to the general covenants above, Microvast has agreed that prior to the Effective Time or earlier termination of the Merger Agreement, subject to specified exceptions, Microvast and its subsidiaries will not, without the written consent of Tuscan (which may not be unreasonably withheld, conditioned or delayed):

•        change or amend its organizational documents;

•        issue, deliver, transfer, assign or sell, or authorize or propose the issuance, delivery, transfer, assignment or sale of, any shares of any class of its capital stock or other equity interests or authorize or propose any change in its equity capitalization or capital structure, or enter into any contract with respect to the voting of its equity interests;

•        authorize the issuance of any other equity interest in respect of, in lieu of or in substitution for any of its equity interests or other securities or purchase, redeem or otherwise acquire or retire for value any of the equity interests, in each case other than the issuance of Microvast’s common stock upon exercise of options or restricted stock units granted prior to the date of the Merger Agreement;

•        declare or pay any distribution in respect of its equity interests or authorize the issuance of any other equity interests in respect of, in lieu of or in substitution for any of its equity interests or other securities, or reclassify, combine, split, subdivide, purchase, redeem or otherwise acquire or retire for value any of its equity interests, in each case other than in respect of existing options or restricted stock units or pursuant to Microvast’s existing shareholders agreement, the Bridge Notes or the Convertible Loan Agreement;

•        (i) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material intellectual property) or (ii) merge or consolidate, or agree to merge or consolidate, with or into any other person;

•        (i) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $5,000,000 in the aggregate, (ii) make or agree to make any capital expenditures in excess of $2,500,000 in the aggregate, (iii) make a loan or advance to or investment in any third party, or (iv) incur any indebtedness for borrowed money in excess of $2,500,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

•        (i) except in the ordinary course of business, enter into any material contract or (ii) amend, modify, terminate (excluding any expiration in accordance with its terms) or waive any material right under any material contract;

•        (i) increase the compensation or benefits payable to any current or former director, officer, employee or consultant, other than (A) health and welfare plan renewals in the ordinary course of business or (B) increases in base salary or wage of employees in the ordinary course of business; (ii) pay or promise to pay any bonus to any such current or former director, officer, employee or consultant, other than the payment of bonuses in the ordinary course of business for a completed fiscal year; (iii) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (iv) hire or otherwise enter into any employment or consulting agreement or arrangement with any person (other than to fill a vacancy in the ordinary course of business) or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $150,000; or (v) enter into any new, or materially amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or consultant whose annual base salary or wage would exceed $150,000;

•        adopt, amend or terminate any material benefit plan or benefit arrangement except as may be required by applicable law;

•        intentionally permit any material intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material intellectual property;

•        enter into, amend, or terminate (other than terminations in accordance with their terms) any contract with any related party, or waive any material right in connection therewith;

•        make any change in accounting methods, principles, practices or procedures, except to the extent required to comply with GAAP;

•        make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a governmental authority relating to a material amount of taxes, file any materially amended tax return or claim for refund of a material amount of taxes, or make any material change to a method of accounting for tax purposes, in each case except as required by applicable law or in compliance with GAAP;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        settle, compromise, release or waive its rights under any claim or litigation, other than for (i) cash in an amount less than $250,000, (ii) routine collection and settlement matters, or (iii) in connection with ordinary course commercial matters; provided that no such settlement, compromise, release or waiver shall (x) include any admission of wrongdoing by Microvast or any of its subsidiaries, or (y) obligate or require it to take, or refrain from taking, any action; or

•        authorize or agree (in writing or otherwise) to take any of the actions described above.

Tuscan has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, it and Merger Sub will conduct their respective businesses in the ordinary course of business and in material compliance with applicable law. Tuscan has also agreed that it and Merger Sub will, in each case in all material respects, use their commercially reasonable efforts to maintain and preserve intact their respective businesses and organizations, retain their respective officers and employees and maintain and preserve their relationships with their officers and employees, suppliers, vendors, licensors, governmental authorities, creditors and others having business relations with any such person.

In addition to the general covenants above, Tuscan has agreed that prior to the Effective Time or earlier termination of the Merger Agreement, subject to specified exceptions, Tuscan and Merger Sub will not, without the written consent of Microvast (which may not be unreasonably withheld, conditioned or delayed):

•        change or amend any of their respective organizational documents;

•        other than pursuant to the PIPE Financing, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any equity interest or authorize or propose any change in the equity capitalization or capital structure or enter into any contract with respect to the voting of its equity interests;

•        declare or pay any distribution in respect of its equity interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its securities, or purchase, redeem or otherwise acquire or retire for value any of its securities except for Conversions from the Trust Account that are required pursuant to the Charter;

•        (i) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material intellectual property) or (ii) merge or consolidate, or agree to merge or consolidate, with or into any other person;

•        (i) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (ii) make or agree to make any capital expenditures, (iii) make a loan or advance to or investment in any third party, or (iv) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than working capital loans made by the Sponsor necessary to finance Tuscan’s ordinary course administrative costs and expenses and Tuscan’s transaction expenses;

•        (i) except in the ordinary course of business, enter into any material contracts or (ii) amend, modify, terminate (excluding any expiration in accordance with its terms) or waive any material right under any material contracts;

•        hire any new employees, consultants or advisors or enter into any new employment, consulting or advisor agreements;

•        enter into, amend, or terminate (other than terminations in accordance with their terms) any contract with any related party, or waive any material right in connection therewith (other than working capital loans made by the Sponsor);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP;

•        make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a governmental authority relating to a material amount of taxes, file any materially amended tax return or claim for refund of a material amount of taxes, or make any material change to a method of accounting for tax purposes, in each case except as required by applicable law or in compliance with GAAP;

•        amend, waive or otherwise change the Trust Agreement in any manner adverse to Tuscan; or

•        authorize or agree (in writing or otherwise) to take any of the actions described above.

Conditions to Closing

General Conditions

Under the terms of the Merger Agreement, the consummation of the Business Combination is conditioned upon, among other things:

•        No law being in effect that prohibits, makes illegal, enjoins or prevents the consummation of the Business Combination;

•        All waiting periods under the HSR Act having expired or terminated;

•        The requisite approval of the Microvast stockholders having been obtained (which approval was obtained on February 1, 2021);

•        The Tuscan stockholders having approved the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal; and

•        The Framework Agreement continuing to be in full force and effect.

Microvast’s Conditions to Closing

The obligations of Microvast to consummate the Business Combination is also conditioned upon, among other things:

•        The representations of Tuscan and Merger Sub being accurate (subject to certain bring-down standards);

•        The agreements and covenants of Tuscan and Merger Sub required by the Merger Agreement to be performed prior to the Effective Time having been performed in all material respects;

•        No material adverse effect with respect to Tuscan having occurred between the date of the Merger Agreement and the Closing that is continuing;

•        The Common Stock to be issued in the Merger and in the PIPE Financing having been approved for listing on Nasdaq;

•        Tuscan’s existing directors, other than Stephen Vogel, resigning, effective as of the Closing;

•        Tuscan’s existing officers resigning, effective as of the Closing;

•        All conditions to the funding of the PIPE Financing having been satisfied or waived;

•        The stockholders of Tuscan having approved the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal at the Annual Meeting;

•        After giving effect to the exercise of Conversion rights by Public Stockholders of outstanding Public Shares in connection with the Business Combination, the amount of funds available to Tuscan, whether inside or outside of the trust account, plus the gross proceeds received from the PIPE Financing, being at least $250,000,000;

•        Tuscan and the Sponsor Group executing the Registration Rights Agreement;

•        Tuscan and the Sponsor Group executing the Stockholders Agreement;

•        The execution of certain documents contemplated by the Framework Agreement (which documents have been executed as of February 1, 2021); and

•        Tuscan issuing to the MVST SPV 17,253,182 shares of Common Stock, which represents the MPS Minority Holders’ share of the Closing Transaction Consideration.

Tuscan’s and Merger Sub’s Conditions to Closing

The obligations of Tuscan and Merger Sub to consummate the Business Combination is also conditioned upon, among other things:

•        The representations of Microvast being accurate (subject to certain bring-down standards);

•        The agreements and covenants of Microvast required by the Merger Agreement to be performed prior to the Effective Time having been performed in all material respects;

•        No material adverse effect with respect to Microvast having occurred between the date of the Merger Agreement and the Closing that is continuing;

•        The Microvast Holders and the MPS Investors executing the Registration Rights Agreement;

•        The Microvast Holders and the MPS Investors executing the Stockholders Agreement;

•        The execution of certain documents contemplated by the Framework Agreement (which documents have been executed as of February 1, 2021); and

•        Microvast and the Microvast Holders that are party to Microvast’s existing shareholders agreement having terminated such agreement.

Termination

The Merger Agreement may be terminated prior to the Closing, as follows:

•        by mutual written consent of Tuscan and Microvast;

•        by either Tuscan or Microvast if the Transactions are not consummated on or before July 31, 2021 (or May 1, 2021 if the deadline by which Tuscan must consummate a business combination is not extended), subject to certain limitations;

•        by either Tuscan or Microvast if any applicable governmental authority shall have issued a final and non-appealable order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

•        by either Tuscan or Microvast if Tuscan’s stockholders fail to approve the Proposals (other than the Advisory Proposals);

•        by Tuscan if Microvast shall have failed to deliver the requisite approval of the Microvast stockholders within 24 hours after the execution of the Merger Agreement;

•        by Microvast if Tuscan shall have failed to deliver the consent of Tuscan as sole stockholder of Merger Sub within 24 hours after the execution of the Merger Agreement;

•        by either Tuscan or Microvast upon certain material breaches of the other party;

•        by Tuscan if, prior to obtaining the requisite stockholder approval, the Microvast Board makes an Adverse Recommendation Change; or

•        by Microvast at any time prior to receipt of the Microvast stockholder approval in order to enter into a definitive agreement with respect to a Superior Proposal (as defined herein), if the Microvast Board determines in good faith, in consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

On February 1, 2021, the requisite approval of the Microvast stockholders was obtained, and the consent of Tuscan as sole stockholder of Merger Sub was delivered to Microvast.

Effect of Termination

If the Merger Agreement is terminated, the Merger Agreement will become void, and there will be no liability under the Merger Agreement on the part of any party thereto, except as set forth in the Merger Agreement or in the case of termination subsequent to a willful material breach of the Merger Agreement by a party thereto.

Termination Fee

Microvast will pay a termination fee in the amount of $63,000,000 (the “Termination Fee”), in the event that:

•        ((i) The Merger Agreement is terminated (x) by Microvast or Tuscan, if the Closing does not occur prior to July 31, 2021 (or May 1, 2021 if the deadline by which Tuscan must consummate a business combination is not extended), (y) by Tuscan if (1) Microvast fails to deliver the requisite stockholder approval to Tuscan within 24 hours after the execution of the Merger Agreement (which approval was delivered on February 1, 2021), or (2) there has been a breach of, or (in the case of representations and warranties) inaccuracy in, any representation, warranty, covenant or agreement of Microvast set forth in the Merger Agreement; (ii) a bona fide Acquisition Proposal has been made, proposed or otherwise communicated to Microvast in writing after the date of the Merger Agreement; and (iii) within six months of the date the Merger Agreement is terminated, Microvast enters into a definitive agreement with respect to such Acquisition Proposal; or

•        The Merger Agreement is terminated (x) by Tuscan if the Microvast Board or a committee thereof, prior to obtaining the requisite approval of the Microvast stockholders, makes an Adverse Recommendation Change or (y) by Microvast, if at any time prior to receiving the requisite stockholder approval, Microvast enters into an acquisition agreement with respect to a Superior Proposal. The requisite approval of the Microvast stockholders was obtained on February 1, 2021.

Additional Agreements

Framework Agreement

Contemporaneously with the execution of the Merger Agreement, Tuscan, Microvast, MVST SPV, MPS, the MPS Investors and certain other parties entered into the Framework Agreement, pursuant to which such parties agreed to, among other things, enter into certain agreements and effect certain transactions in connection with the Business Combination. The purpose of the Framework Agreement is to, among other things, (1) provide the MPS Investors with the same economic benefits they would have had if each of them had participated directly in the Business Combination as stockholders of Microvast as of immediately prior to the effective time of the Business Combination, (2) effect the discharge of all of the obligations of MPS and Microvast to the MPS CL Investors in respect of the Convertible Loan Agreement and (3) acquire all of the outstanding equity interests in MPS held by the MPS Minority Investors, so that, following the consummation of the transactions contemplated by the Framework Agreement (collectively, the “MPS Transactions”), MPS will become a wholly-owned subsidiary of Microvast. The Framework Agreement provides that:

(a)     the MPS Transactions are subject to and conditioned upon the Closing;

(b)    in connection with the MPS Transactions, upon the Closing, the MPS CL Investors will waive certain rights with respect to the Convertible Loans held by them, and the MPS Minority Investors will waive any voting or economic rights they may have in any MPS equity held by them;

(c)     with respect to the MPS Minority Investors, (1) upon the Closing, Tuscan will issue 17,253,182 shares of Common Stock to MVST SPV, which represent the number of shares that would otherwise have been issued to the MPS Minority Investors in the Business Combination had the MPS Minority Investors been direct stockholders of Microvast, and (2) following the Closing and the expiration of a six-month lock-up period, Tuscan and MVST SPV will cause such shares to be sold and will use the net proceeds from such sales to acquire all of the MPS equity held by the MPS Minority Investors; and

(d)     with respect to the MPS CL Investors, (1) upon the Closing, Tuscan will issue, in the aggregate, 6,719,845 shares of Common Stock (the “CL Shares”) to the CL Affiliates pursuant to subscription agreements entered into with each such CL Affiliate in exchange for promissory notes secured by the CL Shares in an aggregate amount equal to MPS’ outstanding obligations to the MPS CL Investors under the Convertible Loans, which represent the number of shares that would otherwise have been issued to the MPS CL Investors in the Business Combination had the MPS CL Investors been direct stockholders of Microvast, and (2) subject to the MPS CL Investors obtaining certain regulatory approvals, MPS will repay the outstanding Convertible Loans and the CL Affiliates will repay to the Company the promissory notes used to subscribe for the CL Shares, resulting in MPS’s and Microvast’s obligations under the Convertible Loans being fully discharged. If such regulatory approvals are not obtained within a certain period of time following the Closing, then (A) the Convertible Loans will be converted into MPS equity, (B) following the expiration of a six-month lock-up period, the CL Affiliates will sell the CL Shares and use the net proceeds from such sales to purchase the MPS equity held by the MPS CL Investors, and (C) following such purchase, the Company will acquire the CL Affiliates for a nominal purchase price so that, following such transactions, all of the MPS equity that was issued upon conversion of the Convertible Loans will be held by the Company.

CL Subscription Agreements

In connection with MPS Transactions, and concurrently with the execution of the Merger Agreement, Tuscan has entered into subscription agreements (each, a “CL Subscription Agreement”) with each of the CL Affiliates pursuant to which such CL Affiliates have agreed to purchase an aggregate of 6,719,845 CL Shares in a private placement for promissory notes with an aggregate principal amount equal to the total outstanding amount of the Convertible Loans (the “CL Private Placement”). The CL Shares issued pursuant to the CL Private Placement will be used by MPS in connection with the MPS Transactions to (1) discharge all of the obligations of MPS and Microvast to the MPS CL Investors with respect to the Convertible Loans and (2) acquire all of the outstanding equity interests in MPS held by the MPS Investors.

Each CL Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (1) such date and time as the Merger Agreement is terminated in accordance with its terms; (2) the mutual written agreement of the parties to such CL Subscription Agreement; (3) the failure of any of the conditions to closing set forth in such CL Subscription Agreement to be satisfied on or prior to the Closing; and (4) the election of each CL Affiliate that is a party to a CL Subscription Agreement, if the consummation of the transactions contemplated by such CL Subscription Agreement has not occurred by the Termination Date. As of the date hereof, it is not contemplated that the CL Shares to be issued pursuant to the CL Subscription Agreements will be registered under the Securities Act until after the Closing. At the Closing, the CL Affiliates will enter into the Registration Rights and Lock-Up Agreement that will provide such CL Affiliates with certain registration rights and bind them to a six-month lock-up.

Tuscan Support Agreement

In connection with the Business Combination and concurrently with the execution of the Merger Agreement, the Sponsor Group, Tuscan and Microvast entered into the Tuscan Support Agreement, pursuant to which each member of the Sponsor Group agreed to vote all shares of Common Stock held by such member in favor of the Business Combination and each other proposal being submitted for the vote of Tuscan stockholders herein and abstain from exercising any conversion rights that they may have in connection with the Business Combination. The Sponsor has agreed that if Tuscan’s transaction expenses exceed $46,000,000 (collectively, the “Tuscan Expense Cap”), then, the Sponsor shall either (1) pay any such amount in excess of the Tuscan Expense Cap to Tuscan in cash or (2) forfeit to Tuscan (for no consideration) such number of shares of Common Stock (valued at $10.00 per share) that would, in the aggregate, have a value equal to such amount in excess of the Tuscan Expense Cap. In addition, the Sponsor agreed to amend the Escrow Agreement to reflect that, among other things, an aggregate of 1,687,500 shares of Common Stock currently held by it would be subject to forfeiture unless, subsequent to the one-year anniversary of the Closing, the sale price of Common Stock equals or exceeds certain specified trading prices for any 20 trading days within any 30-trading day period prior to the fifth anniversary of the Closing.

Registration Rights and Lock-Up Agreement

In connection with the Business Combination and concurrently with the execution of the Merger Agreement, Microvast Holdings will enter into the Registration Rights and Lock-Up Agreement, pursuant to which Microvast Holdings will be obligated to file a registration statement to register the resale of certain securities of the Company held by the parties to the Registration Rights and Lock-Up Agreement. The Registration Rights and Lock-Up Agreement will also provide the parties thereto with “piggy-back” registration rights, subject to certain requirements and customary conditions. Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides (1) Wu will be subject to a lock-up of one year with respect to 25% of his shares and a lock-up of two years for the remaining 75% of his shares, provided that, with respect to the 25% of his shares subject to the one-year lock-up, he can sell those shares if the shares trade at $15.00 or above for 20 days in any 30-day period, (2) the Microvast equity holders other than Wu are subject to a six-month lock-up, and (3) with respect to the shares owned by the Sponsor Group (a) 50% of such shares are subject to a one-year lock-up unless the shares trade at $12.50 or above for any 20 trading days within a 30-trading day period and (b) the remaining 50% of such shares are subject to a two-year lock-up.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

Introduction

Tuscan is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of Microvast becoming a wholly-owned subsidiary of Tuscan as a result of Merger Sub, a wholly-owned subsidiary of Tuscan, merging with and into Microvast, and Microvast surviving the merger as a wholly owned subsidiary of Tuscan. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

In connection with the Business Combination, (1) Tuscan will issue 48,250,000 shares of Common Stock to certain investors for $482,500,000, (2) Tuscan will issue 6,736,111 shares of Common Stock upon conversion of an aggregate of $57,500,000 outstanding Bridge Notes pursuant to the Bridge Note Conversion, (3) Merger Sub will merge with and into Microvast with Microvast as the surviving corporation of the Merger, (4) all of the outstanding equity interests in Microvast will be converted into 210,000,000 shares of Common Stock, (5) each of the 27,600,000 shares of publicly held Common Stock that was outstanding prior to the Merger will remain outstanding unless the holders thereof elect to convert such shares into cash in connection with the Business Combination, and (6) the 687,000 Tuscan Units and 6,900,000 shares of Common Stock owned by the Sponsor and 300,000 shares of Common Stock held by EarlyBirdCapital will remain outstanding. In addition, if, during the 5-year period following the closing of the Merger, the Common Stock trades above $18.00 per share, 20,000,000 Earn-Out Shares will be issued to the former equity holders of Microvast. The following unaudited pro forma condensed combined financial statements of Tuscan presents the combination of the financial information of Tuscan and Microvast, adjusted to give effect to the Business Combination including:

•        the reverse recapitalization between Microvast and Tuscan, whereby no goodwill or other intangible assets are recorded, in accordance with GAAP; and

•        the consummation of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 present pro forma effect to the Business Combination as if they have been completed on January 1, 2019. The unaudited pro forma combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Microvast Holdings’ financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Microvast Holdings. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Tuscan was derived from the unaudited and audited financial statements of Tuscan as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019, included elsewhere in this proxy statement. The historical financial information of Microvast was derived from the unaudited and audited consolidated financial statements of Microvast as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019, included elsewhere in this proxy statement. This information should be read together with Tuscan’s and Microvast’s audited and unaudited financial statements and related notes, the sections titled “Tuscan’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Microvast’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

Under both the no Conversion and maximum Conversion scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Former Microvast equity holders will control Microvast before and after the Business Combination. As there is no change in control, Microvast has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Former Microvast equity holders will have a majority of the voting power of Microvast Holdings under both the no Conversion and maximum Conversion scenarios;

•        Former Microvast equity holders will have the ability to nominate and represent majority of the Board;

•        Microvast’s former management will comprise all of the management and executive positions of Microvast Holdings.

Under this method of accounting, Tuscan will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Microvast issuing stock for the net assets of Tuscan, accompanied by a recapitalization. The net assets of Tuscan will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Microvast.

Description of the Business Combination

On February 1, 2021, Tuscan entered into the Merger Agreement. The consideration to be paid in connection with the Business Combination will consist of shares of Common Stock. At the closing of the Merger Agreement, a series of transactions will occur, including the following: (1) Tuscan will issue 48,250,000 shares of Common Stock to certain investors for $482,500,000; (2) Tuscan will issue 6,736,111 shares of Common Stock upon conversion of an aggregate of $57,500,000 outstanding Bridge Notes pursuant to the Bridge Note Conversion; (3) Merger Sub will merge with and into Microvast with Microvast as the surviving corporation of the Merger; (4) all of the outstanding equity interests in Microvast will be converted into 210,000,000 shares of Common Stock; (5) each of the 27,600,000 shares of publicly held Common Stock that was outstanding prior to the Merger will remain outstanding unless the holders thereof elect to convert such shares into cash in connection with the Business Combination; and (6) the 687,000 Units and 6,900,000 shares of Common Stock owned by the Sponsor and 300,000 shares of Common Stock held by EarlyBirdCapital will remain outstanding. In addition, if, during the 5-year period following the closing of the Merger, the Common Stock trades above $18.00 per share, 20,000,000 Earn-Out Shares will be issued to the former equity holders of Microvast.

Following the consummation of the transactions contemplated by the Merger Agreement, Microvast will be a wholly owned subsidiary of Tuscan. Under no Conversion and maximum Conversion scenarios, former Microvast equity holders are expected to own 69.9% and 76.8% of Tuscan, respectively.

The following summarizes the consideration (excluding the Earn-Out Shares) under the no Conversion and maximum Conversion scenarios:

•        Assuming No Conversions:    This presentation assumes that none of Tuscan’s stockholders exercise Conversion rights with respect to their Public Shares in connection with the Business Combination.

•        Assuming Maximum Conversions:    This presentation assumes that stockholders holding 27,110,763 of Tuscan’s Public Shares exercise their Conversion rights in connection with the Business Combination and that such shares are converted into their pro rata share (approximately $10.22 per share) of the funds in the Trust Account. Furthermore, Tuscan will not convert shares of Class A stock in an amount that would result in Tuscan’s failure to have net tangible assets equaling or exceeding $5,000,001. This scenario assumes that 27,110,763 Public Shares are converted into an aggregate conversion payment of approximately $277,100,000 based on $282,000,000 in the Trust Account and 27,600,000 Public Shares outstanding as of September 30, 2020.

The following summarizes the pro forma shares of Common Stock outstanding under the two conversion scenarios:

	Assuming No Conversions		Assuming Max Conversions
	(Shares)%		(Shares)%
Existing Microvast Equity Holders(a)	210,000,000	69.9%	210,000,000	76.8%
Existing Microvast Convertible Noteholders	6,736,111	2.2%	6,736,111	2.4%
Tuscan public stockholders	27,600,000	9.2%	489,237	0.2%
Sponsor Group	7,458,589	2.5%	7,458,589	2.7%
EarlyBirdCapital	428,411	0.1%	428,411	0.2%
PIPE Investors	48,250,000	16.1%	48,250,000	17.7%
Pro Forma Common Stock	300,473,111	100%	273,362,348	100%

____________

(a)      Excludes the Earn-Out Shares, if any.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are based on the historical financial statements of Tuscan and Microvast. The unaudited transaction adjustments are based on information currently available, assumptions and estimates underlying the unaudited transaction adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(in thousands, except share and per share data)

						Assuming Maximum Conversions
	As of September 30, 2020		Assuming No Conversions			As of September 30, 2020
	Tuscan (Historical)	Microvast (Historical)	Transaction Adjustments (Note 3)		As of September 30, 2020 Pro Forma Combined	Additional Transaction Adjustments (Note 3)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	256	23,099	282,180	A	749,871	(277,180)	K	472,691
			(30)	B
			(65,270)	G
			(364)	H
			540,000	I
			(30,000)	J
Restricted cash	—	8,233	—		8,233	—		8,233
Accounts receivable, net of allowance for doubtful accounts	—	58,100	—		58,100	—		58,100
Notes receivable	—	23,254	—		23,254	—		23,254
Inventories, net	—	51,233	—		51,233	—		51,233
Prepaid expense and other current assets	88	5,040	—		5,128	—		5,128
Total current assets	344	168,959	726,516		895,819	(277,180)		618,639
Non-current assets
Property, plant and equipment, net	—	192,038	—		192,038	—		192,038
Land use right, net	—	13,532	—		13,532	—		13,532
Acquired intangible assets, net	—	2,357	—		2,357	—		2,357
Marketable securities held in Trust Account	282,180	—	(282,180)	A	—	—		—
Deferred tax assets	7	—	—		7	—		7
Other non-current assets	—	1,084	—		1,084	—		1,084
Total non-current assets	282,187	209,011	(282,180)		209,018	—		209,018
Total assets	282,531	377,970	444,336		1,104,837	(277,180)		827,657
Current liabilities
Accounts payable	—	34,386	—		34,386	—		34,386
Advance from customers	—	2,566	—		2,566	—		2,566
Accrued expenses and other current liabilities	262	59,717	(30)	B	29,949	—		29,949
			(30,000)	J
Amount due to related parties	—	11	—		11	—		11
Income tax payables	364	665	(364)	H	665	—		665
Short-term bank borrowings	—	9,794	—		9,794	—		9,794
Notes payable bonds payables	—	27,188	—		27,188	—		27,188
Short-term bonds payables	—	29,915	(29,915)	E	—	—		—
Total current liabilities	626	164,242	(60,309)		104,559	—		104,559
Non-current liabilities
Deposit liability for series B2 convertible preferred shares	—	21,792	(21,792)	E	—	—		—
Long-term bonds payables	—	73,147	—		73,147	—		73,147
Convertible promissory note – related party	200	—	(200)	C	—	—		—
Other non-current liabilities	—	107,864	—		107,864	—		107,864
Total non-current liabilities	200	202,803	(21,992)		181,011	—		181,011
Total Liabilities	826	367,045	(82,301)		285,570	—		285,570

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

AS OF SEPTEMBER 30, 2020

(in thousands, except share and per share data)

					Assuming Maximum Conversions
	As of September 30, 2020		Assuming No Conversions		As of September 30, 2020
	Tuscan (Historical)	Microvast (Historical)	Transaction Adjustments (Note 3)		As of September 30, 2020 Pro Forma Combined	Additional Transaction Adjustments (Note 3)		Pro Forma Combined
Commitments
Common stock subject to possible redemption, 27,110,763 shares at redemption value at September 30, 2020	276,705	—	(276,705)	D	—	—		—
Mezzanine equity
Series C1 convertible redeemable preferred shares	—	79,607	(79,607)	E	—			—
Series C2 convertible redeemable preferred shares	—	79,750	(79,750)	E	—			—
Series D1 convertible redeemable preferred shares	—	141,921	(141,921)	E	—			—
Redeemable non-controlling interests	—	88,242	(88,242)	E	—			—
Total mezzanine equity	—	389,520	(389,520)		—			—
Equity
Ordinary shares	1	6	3	D	30	(3)	K	27
			22	E
			(6)	E
			5	I
Additional paid-in capital	131	—	200	C	1,198,438	(277,177)	K	921,261
			276,702	D
			441,211	E
			4,868	F
			(64,670)	G
			539,995	I
Warrants	—	—			—			—
Statutory reserves	—	6,032			6,032	—		6,032
Retained earnings (Accumulated deficit)	4,868	(381,590)	(4,868)	F	(382,190)	—		(382,190)
			(600)	G
Accumulated other comprehensive income/(deficit)	—	(3,043)	—		(3,043)	—		(3,043)
Total equity	5,000	(378,595)	1,192,862		819,267	(277,180)		542,087
Total liabilities, mezzanine equity and equity	282,531	377,970	444,336		1,104,837	(277,180)		827,657

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share data)

	Nine Months Ended September 30, 2020		Transaction Adjustments		Nine Months Ended September 30, 2020	Additional Transaction Adjustments (Assuming Maximum Conversions) (Note 3)	Nine Months Ended September 30, 2020
	Tuscan (Historical)	Microvast (Historical)	(Assuming No Conversions Note 3)		Pro Forma Combined (Assuming No Conversions)
Revenues	—	59,400	—		59,400	—	59,400
Cost of revenues	—	(49,624)	—		(49,624)	—	(49,624)
Gross profit	—	9,776	—		9,776	—	9,776

Operating expenses:
General and administrative	(655)	(13,996)			(14,651)	—	(14,651)
Research and development expenses	—	(12,518)	—		(12,518)	—	(12,518)
Selling and marketing expenses	—	(9,464)	—		(9,464)	—	(9,464)
Total operating expenses	(655)	(35,978)	—		(36,633)	—	(36,633)
Subsidy income		802	—		802	—	802
Operating loss	(655)	(25,400)	—		(26,055)	—	(26,055)

Other income and expenses:
Interest income	2,590	502	(2,590)	AA	502	—	502
Interest expense	—	(4,234)	900	BB	(3,334)	—	(3,334)
Other expenses, net	—	63	—		63	—	63
Unrealized loss on marketable securities held in Trust Account	(33)	—	33	CC	—	—	—
Income (Loss) before income tax	1,902	(29,069)	(1,657)		(28,824)	—	(28,824)
Income tax expense	(400)	(5)	400	DD	(5)	—	(5)
Net Income (loss)	1,502	(29,074)	(1,257)		(28,829)	—	(28,829)
Weighted average shares outstanding of common stock	8,384,294				300,473,111		273,362,348
Basic and diluted net loss per share	$(0.06)				$(0.10)		$(0.11)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share data)

	Year Ended on December 31, 2019		Transaction Adjustments		Year Ended on December 31, 2019	Additional Transaction Adjustments (Assuming Maximum Conversions) (Note 3)	Year Ended on December 31, 2019
	Tuscan (Historical)	Microvast (Historical)	(Assuming No Conversions Note 3)		Pro Forma Combined (Assuming No Conversions)
Revenues	—	76,434	—		76,434	—	76,434
Cost of revenues	—	(72,432)	—		(72,432)	—	(72,432)
Gross profit	—	4,002	—		4,002	—	4,002

Operating expenses:
General and administrative expenses	(779)	(19,399)	—		(20,178)	—	(20,178)
Research and development expenses	—	(25,995)	—		(25,995)	—	(25,995)
Selling and marketing expenses	—	(15,712)	—		(15,712)	—	(15,712)
Total operating expenses	(779)	(61,106)	—		(61,885)	—	(61,885)
Subsidy income	—	3,243	—		3,243	—	3,243
Loss from operations	(779)	(53,861)	—		(54,640)	—	(54,640)

Other income and expenses:
Interest income	4,912	884	(4,912)	AA	884	—	884
Interest expense	—	(6,352)	1,200	BB	(5,152)	—	(5,152)
Other expense, net	—	(145)	—		(145)	—	(145)
Unrealized gain on marketable securities held in Trust Account	129	—	(129)	CC	—	—	—
Income (Loss) before income tax	4,262	(59,474)	(3,841)		(59,053)	—	(59,053)
Income tax expense	(895)	(189)	895	DD	(189)	—	(189)
Net Income (loss)	3,367	(59,663)	(2,946)		(59,242)	—	(59,242)
Less: Net loss attributable to noncontrolling interest		(2,123)			(2,123)	—	(2,123)
Net Income (loss)	3,367	(57,540)	(2,946)		(57,119)	—	(57,119)
Weighted average shares outstanding of common stock	7,927,608				300,473,111		273,362,348
Basic and diluted net loss per share	$(0.07)				$(0.19)		$(0.21)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Microvast has been determined to be the accounting acquirer, primarily due to the fact that former Microvast equity holders will continue to control Microvast Holdings. Under this method of accounting, while Tuscan is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Microvast issuing stock for the net assets of Tuscan, accompanied by a recapitalization. The net assets of Tuscan will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Microvast.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 present pro forma effect to the Business Combination as if they have been completed on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        Tuscan’s unaudited condensed balance sheet as of September 30, 2020 and the related notes, included elsewhere in this proxy statement; and

•        Microvast’s unaudited condensed consolidated balance sheet as of September 30, 2020 and the related notes, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        Tuscan’s unaudited condensed statement of operations for the nine months ended September 30, 2020 and the related notes, included elsewhere in this proxy statement; and

•        Microvast’s unaudited condensed consolidated statement of operation for the nine months ended September 30, 2020 and the related notes, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•        Tuscan’s audited statement of operations for the year ended December 31, 2019 and the related notes, included elsewhere in this proxy statement; and

•        Microvast’s audited consolidated statement of operations for the year ended December 31, 2019 and the related notes, included elsewhere in this proxy statement.

Management has made significant estimates and assumptions in its determination of the transaction adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, or dis-synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The transaction adjustments reflecting the consummation of the Business Combination is based on certain currently available information and certain assumptions and methodologies that Tuscan believes are reasonable under the circumstances. The unaudited condensed transaction adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the transaction adjustments and it is possible the difference may be material. Tuscan believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the transaction adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Microvast Holdings. They should be read in conjunction with the historical financial statements and notes thereto of Tuscan and Microvast.

2. Accounting Policies

Upon consummation of the Business Combination, Microvast Holdings’ management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Microvast Holdings. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to by using transaction accounting adjustments, autonomous entity adjustments and optional disclosure of management’s adjustments related to synergies and dis-synergies. Tuscan and Microvast have not had any historical relationship prior to the Business Combination. Accordingly, no transaction adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Microvast Holdings filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Microvast Holdings’ common stock outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

A.     Reflects the reclassification of cash held in the Trust Account that becomes available following the Business Combination, assuming no Conversion.

B.      Reflects the settlement of accrued expenses pursuant to the Administrative Support Agreement which will be terminated upon the consummation of the Merger.

C.     Reflects the conversion of an unsecured promissory note to the Sponsor into 20,000 units on the same terms as the Private Units.

D.     Reflects the conversion of $276.7 million conversion value of common stock subject to conversion to permanent equity assuming no Tuscan stockholders exercise their Conversion rights.

E.      Reflects the conversion of the Microvast Convertible Loans, Preferred Stock and noncontrolling interests into Common Stock in accordance with the Merger Agreement and the Framework Agreement.

F.      Reflects the elimination of Tuscan’s historical accumulated retained earnings.

G.     Represents preliminary estimated transaction costs incurred as part of the Business Combination totaling $65.3 million, consisting of (i) approximately $22.8 million of placement agent fees and related expenses payable to the placement agents upon the closing of the PIPE transaction, (ii) financial and transaction advisory fees of approximately $18.4 million payable upon consummation of the Business Combination, (iii) a fee of approximately $9.7 million payable to EarlyBirdCapital under the agreement that Tuscan entered into with EarlyBirdCapital in connection with the initial public offering (see “Tuscan’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations”), and (iv) printing, legal, accounting and other fees of $14.4 million. $64.7 million has been recorded as a reduction to additional paid-in capital and the remainder as an increase to accumulated deficit.

H.     Reflects the settlement of Tuscan’s income tax payable that will be settled at the Closing.

I.       Reflects proceeds of (i) $57.5 million from the issuance of 6,736,111 shares of Common Stock pursuant to the subscription agreements for the Bridge Note Conversion (the price for the shares converted from convertible notes is $8 and $9 for Tranche I and Tranche II, respectively) and (ii) $482.5 million from the issuance of 48,250,000 shares of Common Stock at a price of $10.00 per share pursuant to the PIPE Subscription Agreements.

J.       Reflects the partial settlement of accrued expenses and other current liabilities that will be settled at Closing.

K.     Represents the Conversion of the maximum number of 27,110,763 shares of Common Stock for $277.1 million allocated to common stock and additional paid-in capital using par value of $0.0001 per share and at a Conversion price of $10.22 per share (based on Common stock subject to possible conversion as of September 30, 2020 of $277.1 million).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 are as follows:

AA:  Reflects the elimination of interest income generated from investment held in Trust Account.

BB:   Reflects the elimination of interest expense as a result of loan repayment at Closing.

CC:   Reflects the elimination of unrealized loss on investment held in Trust Account.

DD:  Reflects the elimination of income tax expense as a result of elimination of the Trust Account income.

4. Earnings per Share

Represents net earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are converted, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of conversion for the year ended December 31, 2019 and for the nine months ended September 30, 2020:

	Year Ended December 31, 2019		Nine Months Ended September 30, 2020
(in thousands, except share and per share data)	No Conversions	Maximum Conversions	No Conversions	Maximum Conversions
Pro forma net loss	(57,119)	(57,119)	(28,829)	(28,829)
Pro forma weighted average shares outstanding – basic and diluted	300,473,111	273,362,348	300,473,111	273,362,348
Pro forma net loss per share – basic and diluted	(0.19)	(0.21)	(0.10)	(0.11)

Pro forma weighted average shares outstanding – basic and diluted
Existing Microvast Equity Holders	210,000,000	210,000,000	210,000,000	210,000,000
Existing Microvast Convertible Noteholders	6,736,111	6,736,111	6,736,111	6,736,111
Tuscan public shares	35,487,000	8,376,237	35,487,000	8,376,237
PIPE Investors	48,250,000	48,250,000	48,250,000	48,250,000
Pro Forma Common Stock	300,473,111	273,362,348	300,473,111	273,362,348

Further, Tuscan also excluded any Earn-Out Shares issuable under the contingent consideration earnout section of the Merger Agreement as none of the contingencies have been resolved and/or achieved as of the filing date.

ANTICIPATED ACCOUNTING TREATMENT

The Microvast equity holders under both the no conversion and maximum conversion scenarios will continue to control Microvast before and after the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with GAAP.

Microvast has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (1) Microvast equity holders will have a majority of the voting power under both the no conversion and maximum conversion scenarios; (2) Microvast equity holders will have the ability to nominate and represent majority of the Board; and (3) Microvast’s former management will comprise all of the management of Microvast Holdings. Under this method of accounting, Tuscan will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Microvast issuing stock for the net assets of Tuscan, accompanied by a recapitalization. The net assets of Tuscan will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Microvast.

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical comparative share information for Tuscan and Microvast and unaudited pro forma condensed combined per share information of Microvast Holdings after giving effect to the Business Combination, assuming two conversion scenarios as follows:

•        Assuming No Conversions:    This presentation assumes that none of Tuscan’s stockholders exercise Conversion rights with respect to their Public Shares in connection with the Business Combination.

•        Assuming Maximum Conversions:    This presentation assumes that stockholders holding 27,110,763 of Tuscan’s Public Shares exercise their Conversion rights in connection with the Business Combination and that such shares are converted into their pro rata share (approximately $10.22 per share) of the funds in the Trust Account. Furthermore, Tuscan will not convert shares of Class A stock in an amount that would result in Tuscan’s failure to have net tangible assets equaling or exceeding $5,000,001. This scenario assumes that 27,110,763 Public Shares are converted into an aggregate conversion payment of approximately $277,100,000 based on $282,000,000 in the Trust Account and 27,600,000 Public Shares outstanding as of September 30, 2020.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2019. This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement, and the historical financial statements of Tuscan and Microvast and related notes. The unaudited pro forma combined per share information of Tuscan and Microvast is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Tuscan and Microvast would have been had the companies been combined during the periods presented.

			Combined Pro Forma(2)
	Tuscan (Historical)	Microvast (Historical)	Assuming No Conversions	Assuming Maximum Conversions
As of and for the Nine Months Ended September 30, 2020
Book value per share(1)	0.60	(612.73)	2.73	1.98
Weighted average shares outstanding, basic and diluted:	8,384,294	617,880	300,473,111	273,362,348
Net loss per common share	(0.06)	(104.48)	(0.10)	(0.11)

As of and for the Year Ended December 31, 2019
Book value per share(1)	0.63	(518.32)	N/A	N/A
Weighted average shares outstanding, basic and diluted:	7,927,608	617,880	300,473,111	273,362,348
Net loss per common share	(0.07)	(186.90)	(0.19)	(0.21)

____________

(1)      Book value per share = Total equity excluding mezzanine equity/shares outstanding

(2)      There is no Unaudited Pro Forma Condensed Combined Balance Sheet required for December 31, 2019, so no pro forma book value per share for December 31, 2019 is presented.

THE CHARTER PROPOSAL

The Charter Proposal, if approved, will approve certain amendments to the Charter and Tuscan’s bylaws, which will become effective immediately following the Business Combination and are embodied in the Proposed Charter and the Proposed Bylaws attached hereto as Annex B-1 and Annex B-2, respectively, including to:

•        change the name of Tuscan from “Tuscan Holdings Corp.” to “Microvast Holdings, Inc.”;

•        (1) increase the total number of authorized shares of capital stock from 66,000,000 to 800,000,000 shares of capital stock, (2) increase the number of authorized shares of Common Stock from 65,000,000 shares to 750,000,000 shares and (3) increase the number of authorized shares of Tuscan preferred stock, par value $0.0001 per share, from 1,000,000 shares to 50,000,000 shares;

•        provide that the number of directors which shall constitute the Board shall be determined in the manner set forth in the Proposed Bylaws, except that any increase or decrease in the number of directors constituting the Board shall require the affirmative vote of the directors nominated by Wu then in office;

•        provide that each committee of the Board shall consist of the number of directors nominated by Wu that is proportionate to Wu’s ownership interest (rounded up) in Microvast Holdings;

•        provide that subject to holders of preferred stock, the holders of common stock of Microvast Holdings will be entitled to participate in dividends or other distributions as declared by the Board;

•        provide that the stockholders of Microvast Holdings shall hold an Annual Meeting for the purpose of electing directors or to transact any other business properly brought before the stockholders at such meeting and that special meetings of the stockholders of Microvast Holdings may be called by (1) the Board, (2) the chairman of the Board or (3) Wu, so long as Wu maintains beneficial ownership of at least 10% of the total voting power of all the outstanding shares of stock of Microvast Holdings entitled to vote generally in the election of directors;

•        provide that the affirmative vote of a majority of the total voting power of the outstanding capital stock of Microvast Holdings entitled to vote generally in the election of directors is required to amend, alter, change, add to or repeal the Proposed Bylaws;

•        elect that Microvast Holdings shall not be governed by Section 203 of the DGCL;

•        provide that the Proposed Charter may only be amended (1) so long as Wu maintains beneficial ownership of at least 10% of the total voting power of all the outstanding shares of stock of Microvast Holdings entitled to vote generally in the election of directors, by the affirmative vote of the holders of at least 75% of the total voting power of all the then outstanding shares of stock of Microvast Holdings entitled to vote generally in the election of directors or (2) if Wu does not beneficially own at least 10% of the total voting power of all the outstanding shares of stock of Microvast Holdings entitled to vote generally in the election of directors, by a majority of the total voting power of all outstanding shares of stock of Microvast Holdings then entitled to vote generally in the election of directors, voting together as a single class; and

•        remove the various provisions applicable only to special purpose acquisition corporations that the Charter contains, including the requirement that Tuscan wind-up its affairs and liquidate if it does not complete a business combination by the termination date set forth therein (Article Sixth).

In the judgment of Tuscan’s board of directors, the Charter Proposal is desirable for, among other things, the following reasons:

•        The change of name from Tuscan to Microvast Holdings is desirable to reflect the Business Combination with Microvast and Microvast Holdings’ business going forward and so that all companies in the corporate structure use the “Microvast” name;

•        The greater number of authorized number of shares of Common Stock is desirable for Tuscan to have sufficient shares to issue to the Microvast stockholders and PIPE Investors to complete the Business Combination and for Microvast Holdings to have sufficient authorized shares for financing its business, acquiring other businesses, forming strategic partnerships and alliances and declaring stock dividends and stock splits as it deems necessary or appropriate;

•        Wu will be the largest single shareholder of Microvast Holdings after the consummation of the Business Combination, and as the founder and Chief Executive Officer of Microvast, he will be able to exercise certain control rights over Microvast Holdings, including being able to nominate directors to the Board who will bring a diversity of experiences and perspectives that will help grow the business of Microvast Holdings moving forward;

•        As a public company, Microvast Holdings will be required to hold a stockholders meeting at least once per year;

•        The Charter provides that Tuscan’s corporate existence will terminate if a business combination is not consummated by the termination date, which will no longer be applicable after the consummation of the Business Combination; and

•        Article Sixth of the Charter relates to the operation of Tuscan as a special purpose acquisition corporation prior to the consummation of its initial business combination and would not be applicable to Tuscan after consummation of the Business Combination.

Notwithstanding the foregoing, authorized but unissued shares may enable the Board to render it more difficult or to discourage an attempt to obtain control of Microvast Holdings and thereby protect continuity of or entrench its management, which may adversely affect the market price of Microvast Holdings’ common stock. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal were not in the best interests of Microvast Holdings, such shares could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Microvast Holdings to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Tuscan currently has no plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Copies of the Proposed Charter and the Proposed Bylaws, which will effect the foregoing amendments, are attached to this proxy statement as Annex B-1 and Annex B-2, respectively.

Required Vote

The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposal. The Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposal.

If the Business Combination Proposal is not approved, the Charter Proposal will not be presented at the Annual Meeting. Under the Merger Agreement, the approval of the Charter Proposal is a condition to the consummation of the Business Combination.

The Sponsor Group is contractually obligated to vote their shares of Common Stock in favor of the Charter Proposal. The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding shares of Common Stock, must be voted in favor of the Charter Proposal in order for the Charter Proposal to be approved.

Recommendation of the Tuscan Board of Directors

TUSCAN’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

THE ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, our stockholders are being asked to consider and vote upon, on a non-binding advisory basis, a proposal to approve certain differences between the Charter and the Proposed Charter, which are being presented in accordance with SEC requirements as four separate sub-proposals. By presenting these sub-proposals separately, we intend to provide our stockholders with a means to communicate their views on important governance provisions to our board of directors. The differences reflected in these sub-proposals were specifically negotiated for by Tuscan and, in the judgment of our board of directors, were essential to entering into the Merger Agreement and necessary to adequately address the needs of Microvast Holdings. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Tuscan and Microvast intend that the Proposed Charter in the form attached hereto as Annex B-1 and the Proposed Bylaws in the form attached hereto as Annex B-2 will take effect at consummation of the Business Combination, assuming the adoption of the Charter Proposal.

Advisory Charter Proposals

The following table sets forth a summary of the governance provisions applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed Charter and the Proposed Bylaws, each in the form attached hereto as Annex B-1 and Annex B-2, respectively. All stockholders are encouraged to read the Proposed Charter and the Proposed Bylaws in their entirety for a more complete description of their terms.

Advisory Charter Proposal	Existing Charter	Proposed Charter
Advisory Charter Proposal A — Authorized Shares	Our existing Charter authorizes 66,000,000 shares of capital stock, consisting of 65,000,000 shares of common stock and 1,000,000 shares of preferred stock.	The Proposed Charter would authorize 800,000,000 shares of capital stock, consisting of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock.
Advisory Charter Proposal B — Number of Directors; Committees	The number of directors shall be fixed exclusively by the board of directors.

The number of directors on the Board will be fixed in the manner set forth in the Proposed Bylaws, except that any increase or decrease in the number of directors shall require the affirmative vote of the directors appointed by Wu then in office.

Committees shall be fixed by the board of directors.

Each committee of the Board will consist of a proportionate number of the directors on the Board appointed by Wu. The number (rounded up to the nearest whole number) will be determined by multiplying the number of directors by the quotient of the shares of common stock owned by Wu divided by the total number of outstanding shares of common stock.

Advisory Charter Proposal C — Special Meetings; Required Vote to Amend the Charter

A special meeting of the stockholders may only be called by (1) the board of directors, (2) the president or (3) the chairman, and shall be called by the secretary upon written request of stockholders owning a majority of the issued and outstanding capital stock.

Special meetings may only be called by (1) the Board, (2) the Chairman of the Board or (3) Wu, so long as Wu beneficially owns at least 10% of the total voting power of the outstanding capital stock of Microvast Holdings, and may not be called by any stockholders other than Wu.

Advisory Charter Proposal	Existing Charter	Proposed Charter

No amendment to Article Sixth shall be effective during the “Target Business Acquisition Period” unless approved by the affirmative vote of the holders of at least 65% of the then outstanding shares of Common Stock.

So long as Wu owns at least 10% of the total voting power of the outstanding capital stock of Microvast Holdings, the Proposed Charter may only be amended by the affirmative vote of at least 75% of the total voting power of the outstanding capital stock of Microvast Holdings. If Wu ceases to own at least ten percent 10% of the total voting power of the outstanding capital stock of Microvast Holdings, the Proposed Charter may be amended by the affirmative vote of a majority of the total voting power of the outstanding capital stock of Microvast Holdings.

Advisory Charter Proposal D — DGCL Section 203	Section 203 of the DGCL is a default provision.	Microvast Holdings will elect not to be governed by Section 203 of the DGCL.

Reasons for Approval of Advisory Charter Proposals

Advisory Charter Proposal A — Authorized Shares

The Proposed Charter is intended to provide adequate authorized share capital to (1) accommodate the issuance of shares of Common Stock as part of the stock consideration in the Business Combination and (2) provide flexibility for future issuances of shares of Common Stock if determined by the Board to be in the best interests of Microvast Holdings after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Advisory Charter Proposal B — Number of Directors; Committees

The Tuscan board of directors believes that requiring the affirmative vote of the directors appointed by Wu to increase or decrease the number of directors will enhance the likelihood of continuity and stability in the composition of the Board, avoid costly takeover battles, reduce Microvast Holdings’ vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire Microvast Holdings.

Given Wu’s track record in overseeing Microvast’s growth over the last decade and Tuscan’s desire to assure management that it will be able to work with a board that shares its views on Microvast’s industry, we believe that the proposed amendments to the director committee provisions in the Charter are appropriate.

Advisory Charter Proposal C — Special Meetings; Required Vote to Amend the Charter

Tuscan’s board of directors believes that stockholder-called special meetings could cause Microvast Holdings to incur substantial expense, be disruptive to its business operations and to long-term stockholder interests and divert the focus of the Board and executive officers from effectively managing the business on behalf of all stockholders. The ability of stockholders to call special meetings could also lead to potential abuses and waste of limited corporate resources. In addition, current laws and rules applicable to Microvast Holdings also afford stockholders opportunities to express their views on key corporate actions. Allowing Wu to request a special meeting of stockholders while Wu holds a substantial portion of the voting power of the outstanding shares of Common Stock achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of Microvast Holdings and its stockholders.

Tuscan’s board of directors believes that supermajority voting requirements are appropriate at this time to protect all stockholders of Microvast Holdings against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, Tuscan’s board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of Microvast Holdings common stock following the Business Combination. Going forward, a supermajority voting requirement encourages any person seeking control of Microvast Holdings to negotiate with the Board to reach terms that are appropriate for all stockholders. In addition, the supermajority voting requirements are desirable to enhance the likelihood of continuity and stability in the composition of the Board, avoid costly takeover battles, reduce Microvast Holdings’ vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire Microvast Holdings.

Advisory Charter Proposal D — DGCL Section 203

Tuscan’s board of directors believes that opting out of Section 203 of the DGCL will enable Microvast Holdings to best take advantage of all future corporate opportunities that may benefit Microvast Holdings and its stockholders, including those that involve doing business with an “interested stockholder” as defined under Section 203 of the DGCL.

Required Vote

The approval of the Advisory Charter Proposals requires the affirmative vote of then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Advisory Charter Proposals. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Advisory Charter Proposals.

As discussed above, a vote to approve or reject a sub-proposal that comprises the Advisory Charter Proposals is an advisory vote, and therefore, is not binding on Tuscan, Microvast or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Tuscan and Microvast intend that the Proposed Charter and the Proposed Bylaws, in the forms attached hereto as Annex B-1 and Annex B-2, respectively, will take effect at consummation of the Business Combination, assuming the adoption of the Charter Proposal.

The Sponsor Group is contractually obligated to vote their shares of Common Stock in favor of the Advisory Charter Proposals. The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding shares of Common Stock, must be voted in favor of the Advisory Charter Proposals in order for the Advisory Charter Proposals to be approved.

Recommendation of the Tuscan Board of Directors

THE TUSCAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TUSCAN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

THE NASDAQ PROPOSAL

Overview

In connection with the Merger, we intend to effect the issuance of (1) 210,000,000 shares of Common Stock to the holders of Microvast’s capital stock pursuant to the Merger Agreement (plus an additional 20,000,000 Earn-Out Shares) and (2) 6,736,111 shares of Common Stock in the Bridge Notes Conversion. Additionally, Tuscan entered into a series of PIPE Subscription Agreements with the PIPE Investors for the sale of an aggregate of 48,250,000 shares of Common Stock at a price of $10.00 per share, for an aggregate purchase price of $482,500,000, which PIPE Financing will close simultaneously with the Business Combination.

Why Tuscan Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

•        Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company, if such securities are not issued in a public offering for cash and (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities, or (2) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such securities.

•        Under Nasdaq Listing Rule 5635(b), stockholder approval is required where the issuance of securities will result in a change of control.

•        Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (1) the closing price immediately preceding the signing of the binding agreement or (2) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

The maximum aggregate number of shares of Common Stock issuable pursuant to the Merger Agreement and PIPE Subscription Agreements represents greater than 20% of the number of shares of Common Stock before such issuance. As a result, stockholder approval of the issuance of shares of Common Stock issuable pursuant to the Merger Agreement and PIPE Subscription Agreements is required under Nasdaq rules.

Required Vote

The approval of the Nasdaq Proposal requires the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Nasdaq Proposal.

If the Business Combination Proposal and Charter Proposal are not approved, the Nasdaq Proposal will not be presented at the Annual Meeting. The Merger is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor Group is contractually obligated to vote their shares of Common Stock in favor of the Nasdaq Proposal. The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding shares of Common Stock, must be voted in favor of the Nasdaq Proposal in order for the Nasdaq Proposal to be approved.

Recommendation of the Tuscan Board of Directors

THE TUSCAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TUSCAN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, Tuscan has agreed to take all necessary action, including causing the directors of Tuscan to resign, so that effective at the Closing, the entire board of directors of Microvast Holdings will consist of seven individuals, with Yang Wu serving as Chairman of the Board. Three of the directors will be independent directors in accordance with the requirements of the NASDAQ and/or a qualified member of the audit committee of the Board. The directors shall be divided into three classes designated Class I, Class II and Class III. Class I directors will hold office until the first Annual Meeting, Class II directors will hold office until the second Annual Meeting and Class III directors will hold office until the third Annual Meeting, in each case after this Annual Meeting. The successors to the class of directors whose term expires at that Annual Meeting will be elected by a plurality of the votes of the stockholders and will hold office until the third succeeding Annual Meeting and until his or her successor is elected and qualified.

Tuscan is proposing the election by stockholders of the following seven individuals, who will take office immediately following the Closing and who will constitute all the members of the Board: Yang Wu, Yanzhuan Zheng, Craig Webster, Stanley Whittingham, Arthur Wong, Stephen Vogel and Ying Wei.

If elected, Stephen Vogel and Ying Wei will serve as Class I directors and will hold office until the first Annual Meeting, Stanley Whittingham and Arthur Wong will serve as Class II directors and hold office until the second Annual Meeting and Yang Wu, Yanzhuan Zheng and Craig Webster will serve as Class III directors and hold office until the third Annual Meeting, in each case, after this Annual Meeting. Each of [•] are expected to qualify as an independent director under NASDAQ listing standards.

Subject to other provisions in the Proposed Charter and the Proposed Bylaws, the number of directors that constitutes the entire Board will be fixed by resolution adopted by the Board, except that any increase or decrease in the number of directors constituting the Board shall require the affirmative vote of the directors appointed by Wu then in office.

Subject to the rights of holders of any series of preferred stock with respect to the election of directors, if any, any director may be removed from office only for cause by the affirmative vote of at least a majority of the total voting power of the then outstanding shares of stock entitled to vote generally in the election of directors. Subject to the rights of the holders of any series of preferred stock any vacancy or newly-created directorship shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum. A person so elected by the Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director shall have been chosen and until his or her successor will be duly elected and qualified.

Under the Stockholders Agreement, Wu has the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of Microvast Holdings at which directors are elected, a number of individuals (rounded up to the nearest whole number) (the “Wu Directors”) equal to (a) the total number of directors, multiplied by (b) the quotient obtained by dividing the shares of Common stock beneficially owned by Wu by the total number of outstanding shares of Common Stock. Yang Wu, Yanzhuan Zheng, Stanley Whittingham and Arthur Wong were nominated by Wu as the initial Wu Directors. So long as the Sponsor beneficially owns at least 5,481,441 shares of Common Stock, the Sponsor has the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which Directors are elected, one individual (the “Sponsor Director”). Stephen Vogel was nominated by the Sponsor as the Sponsor Director.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting of stockholders. The appointments of directors resulting from the election will only become effective if the Business Combination is completed.

The Tuscan board of directors knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from the Company’s and Tuscan’s records.

Information about Officers, Directors and Nominees

At the effective time of the Business Combination, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in this section, the Board and officers of Microvast Holdings will be as follows:

Name	Age	Position
Yang Wu	55	Chief Executive Officer, Chairman of the Board, Director
Yanzhuan Zheng	57	Chief Financial Officer, Director
Craig Webster	49	Director
Arthur Wong	60	Director
Stanley Whittingham	79	Director
Stephen Vogel	71	Director
Ying Wei	54	Director
Shane Smith	53	President, Microvast U.S.
Wenjuan Mattis, Ph.D.	40	Chief Technology Officer
Sascha Rene Kelterborn	47	Senior Vice President and Managing Director, Microvast EMEA
Shengzian Wu, Ph.D.	38	CEO-Microvast China

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

The biography of Mr. Vogel is set forth below in the section titled “Directors, Officers, Executive Compensation and Corporate Governance of Tuscan Prior to the Business Combination — Management and Board of Directors of Tuscan.” The biographies of Yang Wu, Yanzhuan Zheng, Craig Webster, Ying Wei, Shane Smith, Wenjuan Mattis, Ph.D, Sascha Rene Kelterborn and Shengzian Wu, Ph.D. are set forth below in the section titled “Management of Microvast.” The biographies for Stanley Whittingham and Arthur Wong can be found immediately below.

Stanley Whittingham has been a distinguished professor of chemistry and director at Binghampton University since ____. M. Stanley Whittingham’s research interest and expertise includes elucidation of the limiting mechanisms, chemical and structural, of intercalation reactions using a variety of synthetic and characterization approaches, both in-situ and ex-situ. He was awarded the Nobel Prize in Chemistry in 2019 for his work with lithium ion batteries. He obtained his Ph.D in Chemistry, his Master of Arts and his Bachelor of Arts degrees from, Oxford University.

Arthur Wong is one of our independent directors and chairman of the audit committee. Mr. Wong currently serves as an independent director and Chairman of the Audit Committee of Daqo New Energy Corp. (NYSE: DQ), Tarena International, Inc. (NASDAQ: TEDU), Canadian Solar Inc. (NASDAQ: CSIQ) and Maple Leaf Educational Systems Limited (HKSE: 1317). From 2008 to 2018, Mr. Wong served as the Chief Financial Officer for Asia New-Energy, Nobao Renewable Energy, GreenTree Inns Hotel Management Group and Beijing Radio Cultural Transmission Company Limited sequentially. From 1982 to 2008, Mr. Wong worked for Deloitte Touche Tohmatsu, in Hong Kong, San Jose and Beijing over various periods of time, with his last position as a partner in the Beijing office. Mr. Wong received a bachelor’s degree in applied economics from the University of San Francisco and a higher diploma of accountancy from Hong Kong Polytechnic University. He is a member of the American Institute of Certified Public Accountants, the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.

Committee Appointments

There will be three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. It is expected that the following appointments will be made:

Audit Committee: [•];

Compensation Committee: [•]; and

Nominating and Corporate Governance Committee: [•].

All the nominees are “independent” under the revised listing standards of the NASDAQ. Arthur Wong is also a “financial expert” under the listing requirements of the NASDAQ.

Required Vote

The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld, or the shares are subject to a broker non-vote, the proxies solicited by the Tuscan board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Tuscan board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal, the Charter Proposal or the Nasdaq Proposal are not approved and the applicable condition in the Merger Agreement is not waived, the Director Election Proposal will not be presented at the Annual Meeting.

The Sponsor Group is contractually obligated to vote their shares of Common Stock in favor of the director nominees. The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock.

Recommendation of the Tuscan Board of Directors

THE TUSCAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TUSCAN STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

THE INCENTIVE PLAN PROPOSAL

The stockholders of Tuscan are being asked to approve the 2021 Plan. The Tuscan board of directors intends to adopt the 2021 Plan, subject to approval from the stockholders of Tuscan. If approved, the 2021 Plan will become effective upon the Closing and will be used by Tuscan following the Closing. Where the interests of Microvast before the Closing and the interests of Tuscan following the Closing are the same with respect to the 2021 Plan, the term “Company” will be used.

The Tuscan board of directors believes that the Company must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The Tuscan board of directors expects that the 2021 Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the Company’s success and in providing incentive to these individuals to promote the success of the Company.

Summary of the 2021 Plan

The following summary is not a complete statement of the 2021 Plan and is qualified in its entirety by reference to the complete text of the 2021 Plan, a copy of which is attached as Annex C to this proxy statement.

General.    The purposes of the 2021 Plan are to attract, retain and motivate officers and key employees (including prospective employees), directors, consultants and others who may perform services for the Company and its affiliates to compensate them for their contributions to the long-term growth and profits of the Company and its affiliates. These incentives are provided through the grant of stock options (including incentive stock options intended to be qualified under Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units, cash-based awards and other stock-based awards. Any of these awards may, but need not, be made as performance-based incentive awards.

Authorized Shares.    The 2021 Plan will reserve 5% of the fully-diluted shares of Common Stock outstanding immediately following the Closing (not including the shares underlying awards rolled over from the Microvast Plan) for issuance in accordance with the 2021 Plan’s terms.

If shares covered by an award are not purchased or are forfeited or expire, settled through the issuance of consideration other than shares (including cash), or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the 2021 Plan. However, shares tendered by a participant, repurchased by the Company using proceeds from the exercise of a stock option or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an award will not again be available for future grants under the 2021 Plan.

Adjustments to Shares Subject to the 2021 Plan.    In the event of a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution that results in any increase or decrease in the number of issued shares, the Administrator (as defined below), in order to preserve, but not increase, participants’ rights under the 2021 Plan, will substitute or adjust the number and kind of shares that may be issued under the 2021 Plan or under particular forms of award agreements, the number and kind of shares subject to outstanding awards, the exercise or grant prices of options and stock appreciation rights, and the annual award limits and other value determinations applicable to outstanding awards.

Administration.    The compensation committee of the Board will administer the 2021 Plan (referred to as the “Administrator”); provided that such committee consist of at least two members of the board, each of whom qualifies as a non-employee director under Rule 16b-3 of the Exchange Act, and as an independent director under the rules of the stock exchange for so long as the Company is a publicly traded corporation. Subject to the provisions of the 2021 Plan, the Administrator has the power to administer the 2021 Plan, including but not limited to, the authority to (1) direct the Company to grant awards pursuant to the 2021 Plan, (2) determine the grantees to whom and the times at which awards will be granted, (3) determine the price at which options are granted, (4) determine the type of option to be awarded and the number of shares subject to such option, (5) determine the number of shares granted pursuant to each award, (6) to employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of the 2021 Plan, and (7) approve the form and terms and conditions of the award documents and of each award. The Administrator’s interpretation and construction of any provisions of the 2021 Plan or any award are final, binding and conclusive.

Eligibility.    Awards may be granted to employees, directors, consultants and advisors of the Company and any affiliate of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company.

Stock Options.    Stock options in the form of nonstatutory stock options or incentive stock options may be granted under the 2021 Plan. The Administrator determines the number of shares subject to each option. The Administrator determines the exercise price of options granted under the 2021 Plan; provided that the exercise price must at least be equal to the fair market value of the Company’s common stock on the date of grant. The term of a stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The grantee may pay the exercise price of an option (i) by cash or its equivalent, (ii) previously acquired shares, (iii) a cashless exercise in accordance with procedures authorized by the Administrator, (iv) through net-share settlement or similar procedure involving the withholding of shares, or (v) any combination of the foregoing. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the Administrator determines the other terms of options. After the termination of service of a grantee other than due to death or disability, his or her option will remain exercisable for the period provided in the award agreement, but no more than three months from the date of termination in the event of an incentive stock option. After the termination of service of a grantee due to death or disability, the option will remain exercisable for the period provided in the award agreement, but no more than one year from the date of termination in the event of an incentive stock option.

Stock Appreciation Rights.    Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Common Stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The grant price for a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant. Subject to the provisions of the 2021 Plan, the Administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards.    Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares of the Common Stock that vest in accordance with terms and conditions established by the Administrator. The Administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the 2021 Plan, will determine the terms and conditions of such awards. The Administrator may impose whatever conditions to vesting it determines to be appropriate. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant unless the Administrator provides otherwise.

Restricted Stock Units.    Restricted stock units may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of Common Stock. Subject to the provisions of the 2021 Equity Plan, the Administrator determines the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. A holder of restricted stock units will have only the rights of a general unsecured creditor of the Company, until the delivery of shares, cash or other securities or property. On the delivery date, the holder of each restricted stock unit not previously forfeited or terminated will receive one share, cash or a combination thereof, as specified by the Administrator.

Performance Shares.    Performance shares may be granted under the 2021 Plan. Each performance share represents an amount equal to the fair market value of one share of Common Stock and are earned based upon the achievement of certain pre-established performance goals over a stated performance period. Subject to the provisions of the 2021 Equity Plan, the Administrator determines the terms and conditions of performance share awards, including the performance goals, the performance period and the form and timing of payment. A holder of performance shares will have only the rights of a general unsecured creditor of the Company, until the delivery of shares, cash or other securities or property, if any, after the end of the applicable performance period as determined by the Administrator. On the delivery date, the holder of each earned performance share not previously forfeited or terminated will receive one share, cash or a combination thereof, as specified by the Administrator.

Transferability of Awards.    Unless otherwise determined by the Administrator in its sole discretion, no award (or any rights and obligations thereunder) granted to any person under the 2021 Plan may be transferred other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and all such awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or the recipient’s legal representative.

Grants to Non-Employee Directors.    Grants made to non-employee directors may be in any form other than incentive stock options. The fair value of any awards granted to a non-employee director, including cash compensation in respect of such director’s service, may not exceed $750,000 in any one calendar year. The Administrator may also permit a non-employee director to receive an award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees).

Change in Control.    The 2021 Plan provides that in the event of a change of control, as defined under the 2021 Plan, each outstanding award will be treated as the Administrator determines, including accelerating the expiration or termination date or the date of exercisability of an award, settling any award by means of a cash payment, or removing any restrictions from or imposing any additional restrictions on any outstanding awards.

Amendment; Termination.    The Board has the authority to amend the 2021 Plan from time to time; provided that such amendment does not materially adversely impair the rights of the recipient of any award without the recipient’s consent. Stockholder approval also is required to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. The Board has also reserved the right to terminate the 2021 Plan at any time, and the 2021 Plan will automatically terminate in 2031.

Summary of U.S. Federal Income Tax Consequences of the 2021 Plan

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options.    An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “Disqualifying Disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the Disqualifying Disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. General rules may apply with respect to certain subsequent sales of the shares in a Disqualifying Disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price, and such amount should be deductible by the Company for federal income tax purposes. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights.    In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of Common Stock or cash received. Any additional gain or loss recognized upon any later disposition of the shares, if any, would be capital gain or loss.

Restricted Stock Awards.    A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards.    There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Share Awards.    There are no immediate tax consequences of receiving an award of performance shares. A participant who is awarded performance shares generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable performance period or, if later, the settlement date. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A.    Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an award under the 2021 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). General rules limit the deductibility of compensation paid to the Company’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE 2021 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants, and Directors

As of the date hereof, no awards have been granted under the 2021 Plan.

Required Vote

The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

If the Business Combination Proposal, Charter Proposal, Director Election Proposal and Nasdaq Proposal are not approved, the Incentive Plan Proposal will not be presented at the Annual Meeting.

The Sponsor Group is contractually obligated to vote their shares of Common Stock in favor of the Incentive Plan Proposal. The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding shares of Common Stock, must be voted in favor of the Incentive Plan Proposal in order for the Incentive Plan Proposal to be approved.

Recommendation of the Tuscan Board of Directors

THE TUSCAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TUSCAN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows Tuscan’s board of directors to submit a proposal to adjourn the Annual Meeting to a later date or dates if the officer presiding over the Annual Meeting determines, with Microvast’s consent, that it would be in the best interests of Tuscan to adjourn the Annual Meeting to give Tuscan more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, Tuscan would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Business Combination, or another condition to closing the Business Combination has not been satisfied). In no event will Tuscan solicit proxies to adjourn the Annual Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time for Tuscan to complete the Business Combination, such as providing it more time to solicit additional proxies to vote in favor of the Business Combination Proposal, to meet the requirement that Tuscan have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination, or to satisfy any other closing condition.

In addition to an adjournment of the Annual Meeting upon approval of an Adjournment Proposal, the board of directors of Tuscan is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Tuscan will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an Adjournment Proposal is presented to the meeting and is not approved by the stockholders, Tuscan’s board of directors may not be able to adjourn the Annual Meeting to a later date if necessary. In such event, the Business Combination would not be completed.

Required Vote

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “against” the Adjournment Proposal.

The Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

The Sponsor Group is contractually obligated to vote their shares of Common Stock in favor of the Adjournment Proposal. The Sponsor Group holds approximately 20.85% of the outstanding shares of Common Stock. Accordingly, only 10,343,313 Public Shares, constituting approximately 29.15% of the outstanding shares of Common Stock, must be voted in favor of the Adjournment Proposal in order for the Adjournment Proposal to be approved, if presented.

Recommendation of the Tuscan Board of Directors

THE TUSCAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TUSCAN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO TUSCAN

Introduction

Tuscan is a Delaware company incorporated on November 5, 2018 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Prior to executing the Merger Agreement with Microvast, Tuscan’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering

In connection with Tuscan’s organization, Tuscan issued an aggregate of 5,750,000 shares of Common Stock to the Sponsor Group for an aggregate purchase price of $25,000, or approximately $0.004 per share. In March 2019, Tuscan effected a stock dividend of 0.2 shares of Common Stock for each outstanding share of Common Stock, resulting in the Sponsor Group holding an aggregate of 6,900,000 shares of Common Stock. In November 2018, Tuscan also issued to designees of EBC, the representative of the underwriters of Tuscan’s initial public offering, an aggregate of 300,000 Representative Shares of at a price of $0.0001 per share.

On March 7, 2019, Tuscan completed its initial public offering of 27,600,000 units, which included the full exercise by the underwriters of their over-allotment option. Each Tuscan Unit consists of one share of Common Stock and one Tuscan Warrant, with each Tuscan Warrant entitling the holder to purchase one share of Common Stock at an initial exercise price of $11.50 per share. The Tuscan Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $276,000,000. Simultaneous with the consummation of the initial public offering, Tuscan consummated the private placement of an aggregate of 687,000 Private Units at a price of $10.00 per unit, generating gross proceeds of $6,870,000. The Private Units are identical to the Tuscan Units sold in the initial public offering, except that the warrants underlying the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Since the initial public offering, Tuscan’s activity has been limited to the evaluation of business combination candidates.

On December 3, 2020, Tuscan received stockholder approval to extend the date by which it must complete an initial business combination from December 7, 2020 to April 30, 2021. In connection with such extension, holders of 3,198 Public Shares exercised their right to convert their shares into cash at a conversion price of approximately $10.22 per share, for an aggregate conversion amount of approximately $32,684.

Offering Proceeds Held in Trust

An aggregate amount of $276,000,000, or $10.00 per share sold to the public in the initial public offering, was placed in a trust account and invested in U.S. treasuries or United States bonds having a maturity of 180 days or less or money market funds meeting the applicable conditions of Rule 2a-7 under the Investment Company Act of 1940, as amended. As of the record date, Tuscan held approximately $             in the trust account.

Except as described in the prospectus for Tuscan’s initial public offering and in the section titled “Tuscan’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” below, these proceeds will not be released until the earlier of the completion of an initial business combination and Tuscan’s redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Tuscan acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (exclusive of taxes payable) at the time of the execution of a definitive agreement for its initial business combination. As described elsewhere in this proxy statement, Tuscan’s board of directors determined that this test was met in connection with the Business Combination with Microvast.

Stockholder Approval of the Business Combination

Under the Charter, in connection with any proposed business combination, Tuscan must seek stockholder approval of an initial business combination at a meeting called for such purpose at which Public Stockholders may seek to convert their Public Shares, regardless of whether they vote for or against the Business Combination, subject to the limitations described in the prospectus for Tuscan’s initial public offering. Accordingly, in connection with the Business Combination with Microvast, Public Stockholders may seek to convert their Public Shares in accordance with the procedures set forth in this proxy statement.

Voting Restrictions in Connection with Stockholder Meeting

In connection with the Merger Agreement, the Sponsor Group agreed to vote all shares of Common Stock held by them in favor of the Merger.

None of Tuscan’s officers, directors, initial stockholders or their affiliates has purchased any shares of Common Stock in the open market or in private transactions (other than the Private Units purchased simultaneously with Tuscan’s initial public offering). However, at any time prior to the Annual Meeting, during a period when they are not then aware of any material non-public information regarding Tuscan or its securities, the Sponsor Group, Microvast, Microvast stockholders, officers, or directors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present and entitled to vote at the Annual Meeting to approve the Business Combination Proposal vote in its favor and that Tuscan have at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination, where it appears that such requirements would otherwise not be met. All shares repurchased by Tuscan’s affiliates pursuant to such arrangements would be voted in favor of the Business Combination. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Liquidation if No Business Combination

Under Tuscan’s charter, if Tuscan does not complete the Business Combination with Microvast or another initial business combination by April 30, 2021 (or such later date as may be approved by Tuscan’s stockholders), Tuscan shall (1) cease all operations except for the purposes of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the Public Shares for cash for a redemption price per share, as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to approval of Tuscan’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Tuscan board of directors pursuant to Section 275(a) of the DGCL finding the dissolution of Tuscan advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of (2) and (3) above) to Tuscan’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per-share redemption price shall be equal to a pro rata share of the trust account plus (a) any pro rata interest earned on the funds held in the trust account and not previously released to Tuscan to pay its taxes and (b) the balance of Tuscan’s net assets outside of the trust account at such time, divided by the total number of Public Shares then outstanding.

Each of Tuscan’s initial stockholders has agreed to waive its rights to participate in any distribution from Tuscan’s trust account or other assets with respect to the Founder Shares and shares underlying Private Units. There will be no distribution from the trust account with respect to Tuscan Warrants which will expire worthless if Tuscan is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Tuscan’s creditors which would be prior to the claims of Public Stockholders. Although Tuscan has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Tuscan has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Tuscan will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements.

The Sponsor has agreed that it will be liable to Tuscan if and to the extent any claims by a vendor for services rendered or products sold to Tuscan, or a prospective target business with which Tuscan has discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Tuscan’s indemnity of the underwriters of Tuscan’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Furthermore, the Sponsor will not be liable to Public Stockholders and instead will only have liability to Tuscan. There is no assurance that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so, as Tuscan has not required the Sponsor to retain any assets to provide for its indemnification obligations, nor has Tuscan taken any further steps to ensure that it will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than the approximately $             estimated to be in the trust as of two business days prior to the Annual Meeting, due to claims of creditors. Additionally, if Tuscan is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Tuscan’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Tuscan’s stockholders. To the extent any bankruptcy claims deplete the trust account, Tuscan cannot assure you it will be able to return to Public Stockholders at least approximately $             per Public Share.

Public Stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods, if the stockholders seek to have Tuscan convert their respective shares for cash upon a business combination which is actually completed by Tuscan, or if Tuscan seeks certain amendments to its charter prior to Tuscan’s consummation of a business combination or its liquidation. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Tuscan’s trust account distributed to Public Stockholders upon the redemption of 100% of its outstanding Public Shares in the event Tuscan does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of Tuscan’s trust account distributed to Public Stockholders upon the redemption of 100% of its Public Shares in the event Tuscan does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Tuscan is unable to complete a business combination within the prescribed time frame, it will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of Tuscan’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (2) and (3) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if a business combination does not occur, it is Tuscan’s intention to redeem its Public Shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Tuscan does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Tuscan’s stockholders’ liability with respect to liquidating distributions as described above. As such, Tuscan’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Tuscan’s stockholders may extend well beyond the third anniversary of such date.

Because Tuscan will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Tuscan to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Tuscan is a blank check company, rather than an operating company, and Tuscan’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Tuscan will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, the Sponsor has agreed to pay the funds necessary to complete such liquidation and has agreed not to seek repayment for such expenses.

Facilities

Tuscan maintains its principal executive offices at 135 E. 57th St., 18th Floor, New York, NY 10022. The cost for this space is included in the $10,000 per-month fee Vogel Partners, LLP, an affiliate of Tuscan’s Chief Executive Officer, charges for general and administrative services. Tuscan considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Employees

Tuscan has two executive officers. These individuals are not obligated to devote any specific number of hours to Tuscan’s matters and intend to devote only as much time as they deem necessary to its affairs. Tuscan does not have, and does not intend to have, any full-time employees prior to the consummation of the Business Combination.

Directors and Officers

Tuscan’s current directors and executive officers are as follows:

Name	Age	Title
Stephen A. Vogel	71	Chairman and Chief Executive Officer
Ruth Epstein	57	President, Chief Financial Officer and Director
Stefan M. Selig	56	Director
Richard O. Rieger	62	Director
Amy Butte	52	Director

Stephen A. Vogel has served as Tuscan’s Chairman and Chief Executive Officer since its inception. He has also served as Chairman and Chief Executive Officer of Tuscan Holdings Corp. II (“Tuscan II”), a blank check company like Tuscan that is searching for a target business with which to consummate an initial business combination, since March 2019. Mr. Vogel has over 40 years of operating and private equity experience. He has served as General Partner of Vogel Partners, LLP, a private investment firm, since 1996. Since May 2018, he has served as President of Twelve Seas Investment Company, a blank check company seeking to consummate an initial business combination, and has served as a director since June 2018. From December 2016 until February 2018, Mr. Vogel was Executive Chairman of Forum Merger Corporation, a blank check company that completed its initial public offering in April 2017. Forum completed its initial business combination in February 2018 with C1 Investment Corp. and in connection with the consummation of the business combination changed its name to ConvergeOne Holdings, Inc. (NASDAQ: CVON). Mr. Vogel began his career in 1971 as President, Chief Executive Officer and co-founder of Synergy Gas Corp., a retail propane distribution company. After selling Synergy Gas Corp. to Northwestern Corp. in 1995, Mr. Vogel co-founded EntreCapital Partners, a private equity firm that focused on companies facing operational or management challenges, and served until 1999. Additionally, he was a venture partner at EnerTech Capital Partners, an energy focused venture capital firm, from 1999 to 2002, and an operating partner at Tri-Artisan Capital Partners, LLC, an investment bank, from 2004 to 2006. Mr. Vogel also served as Chief Executive Officer of Grameen America, a not-for-profit organization that provides microloans to low-income borrowers in the United States, from 2008 to 2013. He was on the board of Netspend (NASDAQ: NTSP), a leader for prepaid stored value platforms, from 2011 to 2013. Mr. Vogel was a member of the Board of Trustees at Montefiore Medical

Center and Children’s Hospital for over 20 years and served on the Board of Trustees at Lighthouse International, a non-profit organization. Mr. Vogel is a past Trustee of the Horace Mann School and previously served on the Board of Directors of the National Propane Gas Association. Mr. Vogel received a BS degree from Syracuse University School of Management.

Ruth Epstein has served as Tuscan’s President, Chief Financial Officer and a member of Tuscan’s board of directors since November 2018. Ms. Epstein has over 25 years’ experience providing financial and strategic advisory services to companies across a wide range of mature and emerging growth industries. She has also been an active investor in, and advisor to, companies operating in the legal cannabis industry. In 2017, she founded, and has since served as a Partner of, BGP Advisors LLC, a financial and strategic advisory firm providing consulting and management services to companies in the emerging legal cannabis industry. She has also been a registered representative at Pickwick Capital Partners since January 2019. In 2018, Ms. Epstein served as Chief Financial Officer and Chief Operating Officer of Treez, Inc., California’s leading provider of point of sale and retail management solutions to cannabis dispensaries. From 2014 through February 2017, Ms. Epstein served as Senior Vice President of Business Development for Holt Media Companies. From 2009 to 2013, Ms. Epstein served as Chief Operating Officer for Arjewel Partners, LLC/ Bigelow Capital, LP, a long-short hedge fund. Prior to 2009, Ms. Epstein raised an independent film fund and served as Executive Producer on several independent feature films. She began her career at Goldman, Sachs & Co. in the Investment Banking Division. During her ten-year tenure with Goldman, Ms. Epstein served as Vice President in Corporate Finance, working on numerous IPOs, debt and equity offerings and M&A transactions. Ms. Epstein received a BA in Economics with Highest Honors from Wesleyan University and an MBA from Harvard Business School with First Year Honors.

Stefan M. Selig has served as a member of Tuscan’s board of directors since November 2018. Mr. Selig is the founder and Managing Partner of BridgePark Advisors LLC, a firm formed in January 2017 which provides personalized strategic advice on a broad range of critical business and financial issues and transaction execution. Mr. Selig served as Under Secretary of Commerce for International Trade at the U.S. Department of Commerce from June 2014 to June 2016, and during this period headed the International Trade Administration, a global bureau of more than 2,200 trade and investment professionals. During this period, he also served as the Executive Director of the U.S. Travel and Tourism Advisory Board, sat on the board of directors of the Overseas Private Investment Corporation, was a Commissioner for the Congressional Executive Commission on China and was the Executive Director of the President’s Advisory Council on Doing Business in Africa. Prior to that, he held various senior level leadership positions at Bank of America Merrill Lynch beginning in 1999, including being the Executive Vice Chairman of Global Corporate & Investment Banking from 2009 to 2014, and prior to that, he was Vice Chairman of Global Investment Banking and Global Head of Mergers & Acquisitions. Mr. Selig currently serves on the board of directors of Simon Property Group, Inc., Entercom Communications Corp. and Safehold Inc. Mr. Selig received an MBA from Harvard Business School and a BA from Wesleyan University.

Richard O. Rieger has been a member of Tuscan’s board of directors since February 2019. He has also served as Chief Financial Officer of Tuscan II since June 2019 and served as a director of Tuscan II from March 2019 to June 2019. Mr. Rieger has over 33 years of investment experience. Since January 2016, he has served as the President of Inkblot Capital, LLC, which is a family office. Prior to this, Mr. Rieger was a Principal, Member of the Executive Committee and Co-Chief Investment Officer of Kingdon Capital Management LLC (“Kingdon”) from 1992 to September 2014 and then served as a consultant to Kingdon until December 2015. He joined Kingdon in December 1992 as a Portfolio Manager and was named Co-Director of Domestic Equity Research in March 1995 and the Chief Investment Officer in May 2002. From January 1992 to December 1992, Mr. Rieger worked as a securities Analyst and a Portfolio Manager for Glickenhaus & Co., an investment manager. Prior to this, Mr. Rieger served as an Analyst for several investment firms, including Ladenburg Thalmann & Co. Inc., Allen & Company and Sloate, Weisman, Murray & Co. Mr. Rieger is on the Photography Committee at the Museum of Modern Art and the Investment Committee of Ethical Cultural Fieldston School. He previously served on the board of the University Settlement House in New York City and was a trustee at the Ethical Cultural Fieldston School and the Rippowam Cisqua School in Bedford NY.

Amy Butte has been a member of Tuscan’s board of directors since February 2019. Ms. Butte has significant experience in leading and advising companies through the IPO process. She spearheaded two public offerings as Chief Financial Officer, including the public offering of the New York Stock Exchange in 2006. She has served as a Board Member and Audit Chair for Digital Ocean Inc., a high-growth technology company, since 2018 and an Independent Director, Audit Chair and Risk Committee member for BNP Paribas USA, Inc., an entity created to ensure compliance with Dodd-Frank regulations, since 2016. She has also served as an advisor to the Long Term Stock Exchange, Inc., a Silicon Valley led start up creating a vision and market place for long-term investors, issuers, and leaders, and Carbon38, Inc., an online athleisure destination, each since 2015, and previously served as an advisor to other start-up companies. Previously, she was an Independent Director for the Fidelity Investments Strategic Advisors Funds (2011 to 2017), a Board Member for Accion International, a global microfinance organization (2008 to 2016) and the founder of a fintech startup, TILE Financial (2008 to 2012). From 2002 to 2008, Ms. Butte was CFO and Strategist for the Financial Services Division of Credit Suisse First Boston, Inc., CFO and Executive Vice President at Nasdaq, and CFO of Man Financial, Inc. Between 1996 and 2002, Ms. Butte was an equity research analyst at Merrill Lynch & Co. and Bear Stearns & Co., where she took part in multiple capital markets transactions.

Legal Proceedings

There are no legal proceedings pending against Tuscan.

Periodic Reporting and Audited Financial Statements

Tuscan has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Tuscan’s Annual Reports contain financial statements audited and reported on by Tuscan’s independent registered public accounting firm. Tuscan has filed with the SEC its Annual Reports on Form 10-K covering the fiscal years ended December 31, 2019 and 2018 and its Quarterly Reports on Form 10-Q covering the fiscal quarters ended March 31, 2019, June 30, 2019, September 30, 2019, March 31, 2020, June 30, 2020, and September 30, 2020.

Holders

As of             , 2021, there were              holders of record of Tuscan Units,              holders of record of Common Stock and              holders of record of Tuscan Warrants. Tuscan’s management believes it has in excess of 300 beneficial holders of its securities.

Tuscan’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Tuscan’s financial condition and results of operations should be read in conjunction with Tuscan’s financial statements and notes to those statements included in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement.

In this section, references to “our,” “us” or “we” refer to Tuscan Holdings Corp., unless the context requires otherwise.

Results of Operations

Our only activities from November 5, 2018 (inception) through September 30, 2020 were organizational activities, those necessary to consummate the Initial Public Offering, described below, and, after the Initial Public Offering, searching for a target company for a business combination. We do not expect to generate any operating revenues until after the completion of the Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2020, we had a net loss of $101,287, which consisted of operating costs of $174,340 and an unrealized loss on marketable securities held in the Trust Account of $532,988, offset by interest income on marketable securities held in the Trust Account of $579,117 and an income tax benefit of $26,924.

For the nine months ended September 30, 2020, we had net income of $1,501,571, which consisted of interest income on marketable securities held in the Trust Account of $2,589,682, offset by operating costs of $654,803, an unrealized loss on marketable securities held in the Trust Account of $33,021, and a provision for income taxes of $400,287.

For the three months ended September 30, 2019, we had net income of $896,594, which consisted of interest income on marketable securities held in the Trust Account of $1,577,268 and an unrealized gain on marketable securities held in the Trust Account of $187,306, offset by operating costs of $262,271 and a provision for income taxes of $231,097.

For the nine months ended September 30, 2019, we had net income of $2,444,728, which consisted of interest income on marketable securities held in the Trust Account of $3,657,526 and an unrealized gain on marketable securities held in the Trust Account of $35,094, offset by operating costs of $527,663 and a provision for income taxes of $650,041.

Liquidity and Capital Resources

On March 7, 2019, we consummated our initial public offering of 24,000,000 units, at a price of $10.00 per unit, generating gross proceeds of $240,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 615,000 Private Units to our Sponsor and EarlyBirdCapital and its designee, generating gross proceeds of $6,150,000.

On March 12, 2019, in connection with the underwriters’ exercise of their over-allotment option in full, we consummated the sale of an additional 3,600,000 Units at a price of $10.00 per Unit, generating total gross proceeds of $36,000,000. In addition, we also consummated the sale of an additional 72,000 Private Units to our Sponsor and EarlyBirdCapital and its designee at $10.00 per Private Unit, generating total gross proceeds of $720,000.

Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Private Units, a total of $276,000,000 was placed in the Trust Account. We incurred $6,059,098 in Initial Public Offering related costs, including $5,520,000 of underwriting fees, and $539,098 of other costs.

As of September 30, 2020, we had marketable securities held in the Trust Account of $282,180,433 (including approximately $6,180,000 of interest income and unrealized gains) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through September 30, 2020, we withdrew approximately $1,417,000 of interest earned on the Trust Account to pay our franchise and income tax obligations, of which approximately $479,000 was withdrawn during the nine months ended September 30, 2020.

For the nine months ended September 30, 2020, cash used in operating activities was $563,890. Net income of $1,501,571 was affected by interest earned on marketable securities held in the Trust Account of $2,589,682, an unrealized loss on marketable securities held in our Trust Account of $33,021 and a deferred income tax benefit of $34,003. Changes in operating assets and liabilities provided $525,203 of cash from operating activities.

For the nine months ended September 30, 2019, cash used in operating activities was $1,115,949. Net income of $2,444,728 was affected by interest earned on marketable securities held in the trust account of $3,657,526, an unrealized gain on marketable securities held in our trust account of $35,094 and a deferred income tax provision of $7,370. Changes in operating assets and liabilities provided $69,125 of cash from operating activities.

We intend to use substantially all of the funds held in the Trust Account, to acquire a target business and to pay our expenses relating thereto, including a fee payable to EarlyBirdCapital, upon consummation of our initial business combination for assisting us in connection with our initial business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the remaining funds held in the Trust Account will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, R&D of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of September 30, 2020, we had cash of $255,886. We intend to use the funds held outside the Trust Account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

On April 20, 2020, the Sponsor committed to provide us an aggregate of $500,000 in loans. The loans shall be non-interest bearing, unsecured and due upon the consummation of a business combination. In the event that a business combination does not close, the loans would be repaid only out of funds held outside the Trust Account to the extent such funds are available. Otherwise, all amounts loaned to us would be forgiven.

On April 21, 2020, we issued an unsecured promissory note to the Sponsor in the aggregate amount of $300,000 (the “Sponsor Note”). The Sponsor Note is non-interest bearing and payable upon the consummation of a business combination. The Sponsor Note is convertible, at the lender’s option, into units of the post-business combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. If a business combination is not consummated, the Sponsor Notes will not be repaid by us and all amounts owed thereunder by us will be forgiven except to the extent that we have funds available to us outside of our Trust Account. As of September 30, 2020, there was $200,000 outstanding under the Sponsor Note.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or our officers and directors or their affiliates may, but are not obligated to, loan us funds on a non-interest basis as may be required, except as described above. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of the Sponsor Notes may be convertible into Private Units, at a price of $10.00 per unit. The units would be identical to the Private Units.

If our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to convert a significant number of our Public Shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account.

Off-balance sheet financing arrangements

Tuscan did not have any off-balance sheet arrangements as of September 30, 2020.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay an affiliate of our Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on March 5, 2019 and will continue to incur these fees monthly until the earlier of the completion of a business combination and our liquidation.

We have engaged EarlyBirdCapital to act as an advisor in connection with a business combination, to assist us in holding meetings with our stockholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with a business combination, assist us in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with the business combination. We will pay EarlyBirdCapital a cash fee for such services upon the consummation of a business combination in an amount equal to $9,660,000 (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at our sole discretion to other FINRA members that assist us in identifying and consummating a business combination.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net Loss Per Common Share

We apply the two-class method in calculating earnings per share. Common Stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to Common Stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Principal Accounting Fees and Services

The firm of Marcum LLP acts as our independent registered public accounting firm. The following is a summary of fees paid to Marcum LLP for services rendered.

Audit Fees

During the fiscal year ended December 31, 2019 and 2018, fees for our independent registered public accounting firm are $88,415 and $56,125 for the services they performed in connection with our initial public offering and the audit of our December 31, 2019 and 2018 financial statements included in this proxy statement.

Audit-Related Fees

During the fiscal period ended December 31, 2019 and 2018, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.

Tax Fees

During the fiscal period ended December 31, 2019 and 2018, fees for our independent registered public accounting firm are $5,974 and $0 for services to us for tax compliance, tax advice and tax planning.

All Other Fees

During the fiscal period ended December 31, 2019 and 2018, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Audit Committee Approval

Because our audit committee was not formed until March 5, 2019, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. However, in accordance with Section 10A(i) of the Exchange Act, before we engage our independent registered public accounting firm to render audit or non-audit services on a going-forward basis, the engagement will be approved by our audit committee.

BUSINESS OF MICROVAST

Unless the context otherwise requires, references in this “Business of Microvast” to “Microvast”, the “Company”, “we”, “us” and “our” refer to the business and operations of Microvast and its consolidated subsidiaries.

We are a technology innovator for lithium ion (“Li-ion”) batteries. We design, develop and manufacture battery systems for electric vehicles and energy storage systems that feature ultra-fast charging capabilities, long life and superior safety. Our vision is to solve the key constraints in electric vehicle development and in high-performance energy storage applications. We believe the ultra-fast charging capabilities of our battery systems make charging electric vehicles as convenient as fueling conventional vehicles. We believe that the long battery life of our battery systems also reduces the total cost of ownership of electric vehicles and energy storage applications.

We offer our customers a broad range of cell chemistries: lithium titanate oxide (“LTO”), lithium iron phosphate (“LFP”), nickel manganese cobalt version 1 (“NMC-1”) and nickel manganese cobalt version 2 (“NMC-2”). Based on our customer’s application, we design, develop and integrate the preferred chemistry into our cell, module and pack manufacturing capabilities. Our strategic priority is to offer these battery solutions for commercial vehicles and energy storage systems. We define commercial vehicles as light, medium, heavy-duty trucks, buses, trains, mining trucks, marine and port applications, automated guided and specialty vehicles. For energy storage applications, we focus on high-performance applications such grid management and frequency regulation.

Additionally, as a vertically integrated battery company, we design, develop and manufacture the following battery components: cathode, anode, electrolyte and separator. We also intend to market our full concentration gradient (“FCG”) cathode and polyaramid separator to passenger car OEMs and consumer electronics manufacturers. Please see the illustration below for an explanation of the functions of different battery parts.

After initially focusing on the PRC and Asia-Pacific regions, we have expanded our presence and product promotion to Europe and the United States to capitalize on the rapidly growing electrification markets. The success of this strategic shift was validated by a global cooperation agreement with FPT, the global powertrain brand of CNH Industrial Group in 2020 and a further long-term partnership with Oshkosh beginning of 2021 to supports Oshkosh’s technology strategy which is focused on electrification and the development of advanced products.

Since we launched our first ultra-fast battery system in 2009, we have sold and delivered approximately 2,013.4 MWh of battery systems or in terms of vehicles, approximately 28,000 vehicles have been powered by our battery systems. As of September 30, 2020, we had a backlog order of approximately $31.9 million for our battery systems equivalent to approximately 90.8 MWh. Our revenue for the nine months ended September 30, 2020 increased $13.8 million, or 30.2%, compared to the same period in 2019.

In Europe, we have delivered over 1,500 units of ultra-fast charging battery systems to bus OEMs and operators as of December 31, 2020. A number of prototype projects are ongoing with regard to sports cars, commercial vehicles (through a partnership with FPT Industrial), trucks, port equipment and marine applications. In addition, we are jointly developing electric power-train solutions with leading commercial vehicle OEMs and a first-tier automotive supplier using LTO, NMC1 and NMC2 technologies. Set forth below is a diagram explaining the basic workings of batteries.

Standard Battery Components

1 **CATHODE**
Terminal which acts as the source of lithium ions and the energy of a battery; typically represents 50%+ of the cost of a battery

2 **SEPARATOR**
Physical barrier which prevents contact between cathode and anode enhancing battery safety in normal and abused conditions

3 **ELECTROLYTE**
Chemical medium to transport lithium ions between the cathode and anode

4 **ANODE**
Terminal which stores lithium ions during charging and releases ions during discharging

Electric current flows from anode to cathode during discharge (reversed during charging)

4
1
3
2
e
Ions

Key Performance Metrics

Energy Density (Wh/kg) [1]
Higher energy density offers greater range and longer screen time

Life Cycles [2]
No. of charge / discharge cycles operationally

Charging Time
Faster charging capability offers greater mobility

Safety
Ability to withstand adverse conditions (temperature, impact, etc.)

EV Battery Construction

Cell

Basic unit that contains the electrodes, electrolyte and separator

Module

Cluster of cells

Pack

Cluster of modules + BMS

Industry and Market Opportunity

We believe global economic growth, greater awareness of environmental issues, government regulations and incentives and improved electric powertrain technologies are increasing the demand for environmentally friendly energy solutions, including electric vehicles. With the growing focus on, and the broad scientific acceptance of, the link between greenhouse gas emissions and climate change, many countries are adopting increasingly stringent environmental standards, especially as regards the emissions of CO2 from many forms of transport. It will be increasingly difficult for the conventional combustion engine to meet the emission targets being proposed, and it is this which creates the huge opportunity for Microvast’s battery technologies.

Advances in chemistry and materials, of which Microvast has been a leading innovator, have significantly improved electric powertrains. This, combined with the growing investment in charging station infrastructure and clear air initiatives, is leading to higher penetration rates for electric vehicles globally. Many consumers and businesses are increasingly willing to consider buying electric vehicles with new features and capabilities as their preferred clean-energy solution. We believe the following factors will result in significant growth in the market for electric vehicles:

•        Emission regulations:    The introduction of public policies related to the reduction of greenhouse gas emissions, enhanced energy efficiency and increasing restrictions on the use of diesel engines, especially in the EU, represent one of the key market drivers for Li-ion e-mobility solutions. In 2014, the EU member states agreed to the 2030 Framework, which includes targets and policy objectives to achieve a more competitive, secure and sustainable energy system within the European Union. The 2030 Framework seeks to reduce energy consumption by 27% by the end of 2030 compared to a “business as usual” scenario (base year 2014). The 2030 Framework also seeks to reduce greenhouse gas emissions by 40% when compared to 1990 levels by 2030. In addition, the European Union has adopted a European Green Deal with the goal of no net emissions of greenhouse gases by 2050. We believe that electrifying the many types of commercial vehicles, which is one of our focus areas, is an important step for countries to meet the current CO2 and NOx targets, which make cities and, in particular, city centers cleaner.

•        Strong pull from transportation authorities and car manufacturers:    Transportation authorities across Europe (for example, in London, Copenhagen, Barcelona, Paris and Milan) have communicated their mid-to-long term plans to replace existing ICE-based bus fleets with new electrified buses. Moreover, regional and city governments across many countries in Europe have been active in general promotion of e-mobility penetration, through, for example, introduction of bans on diesel cars in city centers and plans for free public transportation in certain towns and cities. More than 200 cities have already introduced emission and access regulation zones and a number of large cities, such as Paris and Madrid, have pledged to ban diesel vehicles from city centers by 2025. On December 15, 2020, the European Automobile Manufacturers’ Association (ACEA) announced that Europe’s truck manufacturers have concluded that by 2040 all new trucks sold need to be fossil free in order to reach carbon-neutrality by 2050. ACEA represents 16 major Europe-based car, van, truck and bus makers.

•        Push for expanded electric vehicle market from major fleet companies:    In January 2020, Amazon.com, AT&T Inc., DHL Express USA Inc. and other select companies with major delivery fleets came together and joined the Corporate Electric Vehicle Alliance (CEVA). CEVA will help member companies make and achieve bold commitments to fleet electrification, and is expected to boost the electric vehicle market by signaling the breadth and scale of corporate demand for electric vehicles — expanding the business case for the production of a more diverse array of electric vehicle models:

•        Amazon:    As part of The Climate Pledge, which includes a commitment to deliver 50% of shipments with net zero carbon by 2030, it is pursuing the highest standards in transportation sustainability.

•        DHL:    As part of its commitment to achieve net zero emissions from transport activities by 2050 globally, it has set the ambitious interim target of performing 70% of first- and last-mile operations with green vehicles by 2025. Electric vehicles will play an important role in reaching that target.

•        IKEA:    It has a commitment to use electric vehicles for all of its in-home furniture deliveries by 2025.

Globally, the total addressable market for commercial vehicles is large and rapidly growing. According to Bloomberg New Energy Finance (BNEF), electric vehicle penetration in the key markets for commercial vehicle sales (i.e., U.S., Europe, the PRC, Japan and South Korea) is expected to grow from approximately 1.5% of the total units sold in 2020 to approximately 8.5% by 2025. Based on this estimate, the growth in commercial vehicles will increase the demand for battery capacity from 17.5 gigawatt hours (“GWh”) in 2019 to 98.6 GWh in 2025.

We believe that the adoption of electric vehicles has been handicapped by many challenges imposed by conventional battery systems, including:

•        Range anxiety and reduced mobility.    Electric vehicles powered by conventional battery systems need significantly more time to be fully charged and many models (usually with battery capacity of no more than 40kw/h) only provide up to 100 miles of range. This has compared unfavorably to internal combustion engine vehicles which can travel more than 300 miles between fuel stops and can refuel within 10 minutes.

•        High replacement costs.    Most conventional battery systems have a shorter life span than the useful life of the vehicles that they are installed in. As a result of this mismatch, the battery typically needs to be replaced during the life of the vehicle, leading to significant replacement costs.

•        Safety.    Li-ion batteries are known to be a factor in consumer electronic and passenger vehicle fires.

•        Design and performance not optimized for commercial vehicles.    Conventional battery systems designed for passenger cars offer longer charge times and limited cycle life, thus reducing operational efficiency and battery life.

Our Solution

Our approach is offering a tailored battery solution based on the operating requirements of our customers. With a broad range of battery chemistries to select from, we can offer several different battery solutions to our customer. We offer lithium titanite oxide (LTO), lithium iron phosphate (LFP) and two version of nickel, manganese and cobalt (NMC-1, NMC-2). We believe our technologies and battery systems offer the following advantages over commonly used battery systems:

•        Ultra-Fast Charging Capability.    Depending on the selected battery chemistry, we can offer battery solutions that can be fully charged within 10-30 minutes, significantly faster than commonly used battery systems. The ultra-fast charging capabilities of our battery systems significantly enhance electric vehicle mobility and have the potential to accelerate consumer adoption of electric vehicles. Our latest generation LTO cells can be fully charged within 10 minutes, while providing an energy density up to 180 watt hours per liter (“Wh/l”) and 95 Wh/kg. These ultra-fast charging capabilities and long battery life can meet the diverse vehicle design requirements of our OEM customers. Our NMC-2 products can be fully charged within 30 minutes, providing the highest energy density fast charge batteries available on the market today.

•        Long Battery Life.    Depending on the selected battery chemistry, we can offer battery solutions with a life between 2,500 and 20,000 full charge/discharge cycles. The longer battery life enables our battery systems’ useful life to match the life of the vehicles in which our systems are installed, avoiding the need to replace the battery and thereby lowering our customers’ total cost of ownership. For example, our LTO batteries retain 90% of their initial capacity after approximately 10,300 full charge/discharge cycles, according to a test report produced by WMG, an academic department at the University of Warwick in the United Kingdom.

•        Enhanced Margin of Safety.    Drawing from an intellectual property library that took over a decade to develop, we work to increase the margin of safety of our products, beginning with the initial design and through the use of carefully selected battery components. Our LTO battery is inherently safer than other battery chemistries, with very good thermal stability, the ability to operate in a broad range of temperatures, and lower risk of internal short circuits and fire-related hazards. For products demanding higher energy densities, our in-house manufactured battery components, the aramid separator, non-flammable electrolyte, and full concentration gradient cathode individually or collectively are being implemented in certain current and future products to improve product safety. Our in-depth knowledge of how these battery components interact with each other in the battery cell is utilized in the design and build of our products, helping ensure our products have better safety margins.

Our Competitive Strengths

We believe the following strengths position us well to capitalize on and lead the global vehicle electrification trend:

Breakthrough battery solutions

Our vision is to solve the key constraints in electric vehicle batteries and to design electric vehicle power systems that facilitate the mass adoption of electric vehicles. Our battery solutions have a proven track record enabled by our transformational technologies that make electric vehicles more convenient, affordable and safe.

•        We believe our ultra-fast charging battery technology makes charging electric vehicles as convenient as fueling conventional vehicles and has the potential to accelerate consumer adoption of electric vehicles. In addition, our ultra-fast charging battery technology significantly increases the utilization and efficiency of charging stations with its short charging time requirements.

•        Our battery solutions significantly reduce the total cost of ownership of an electric vehicle. Our ultra-fast charging battery technology enables our customers to install fewer battery packs per vehicle, while the longer battery life matches with the life of the vehicle, eliminating the need to replace the battery during the life of the vehicle.

Since the first electric buses powered with our battery system were put into commercial operation in 2009, we have sold and delivered over 28,000 battery systems for commercial vehicles. As of December 31, 2020, our systems are in use in 170 cities from 19 countries under diverse weather conditions, accumulating an estimated 3.8 billion miles of operational distance.

We believe our battery solutions best position us to be a key player in the vehicle electrification revolution and to pave the way for mass adoption of electric vehicles.

Market leader in providing ultra-fast charging battery solutions

We are a provider of ultra-fast charging battery solutions to electric vehicles globally. We believe our ultra-fast charging battery technology best positions us to continue penetrating the fast-growing global electric vehicle market. Since we first launched our LTO ultra-fast charging battery technology in 2009, we have successfully deployed our product portfolio in large scale commercial operations in the PRC, the Asia-Pacific and in Europe. With our expanding customer base in Europe, as validated by the global cooperation agreement with FPT, the global powertrain brand of CNH Industrial Group and the completion of the construction of our manufacturing facility in Germany, we believe we are well on our way of establishing ourselves as a leading supplier of Li-ion battery solutions for commercial vehicles in Europe. In the U.S., we entered into a long-term partnership with Oshkosh, signed in beginning of 2021, to support Oshkosh’s technology strategy which is focused on electrification and the development of advanced products. These partnerships underline our increasing success on a global scale.

Vertical integration from initial concept development to final system manufacturing

We have adopted a customer-oriented product development approach to provide highly customized solutions. This is facilitated by our vertical integration which extends from core battery chemistry to application technologies such as battery management systems and other power control electronics. Our vertical integration capability is supported by our unique R&D and design capabilities across the complete battery system and our established in-house manufacturing capability. This vertical integration capability gives us the flexibility to produce key materials in-house to manage supply and cost of materials. We believe we are one of the very few leading battery solution providers that can provide highly customized battery systems with the ability to address a range of battery materials, manufacturing, application engineering and design issues. The ability to work with partners and customers across the design process enables us to better understand customers’ needs and allows us to customize our products to their specific requirements.

Our vertical integration also enables a quicker and more coordinated development process for new technologies and products. It also ensures better quality and cost control during the manufacturing process. Furthermore, by managing each design step, from battery chemistry to power system, we can better protect our intellectual property and know-how.

Proven track record of innovation

We have adopted a customer focused approach in directing our R&D efforts in order to develop battery technologies that are bespoke to the requirements of commercial vehicle owners. We focus on building our battery systems from the ground up, not relying on any third-party technologies or approaches. The combination of our vertically integrated manufacturing system and cutting-edge lab research has helped us to innovate, develop and quickly commercialize new technologies and products.

We have a strong track record of product innovation, the successful commercialization of such innovations, and those products being proven over many years and across many different types of commercial vehicles. For example, we first launched LTO ultra-fast charging battery technology in 2009 and put it into commercial operation in the same year. As of December 31, 2020, our LTO ultra-fast charging battery system has been sold and delivered for use in over 1,200 buses.

In 2013 we launched the second generation LTO battery system which offers higher energy density while retaining fast charging and long cycle life capabilities. In 2017 we launched the NMC-1 battery system which offers much higher energy density while maintaining market leading fast charging and long cycle life attributes. Most recently, in 2019, we launched the NMC-2 battery system which can be fully charged in 30 minutes while providing the highest energy density fast charge batteries available on the market today.

We have a R&D team of over 500 scientists and engineers, including leading electric vehicle battery industry veterans as well as experts in the research and science community, who are focused on developing cutting edge technologies. As of December 31, 2020, we have been granted 334 patents and have 142 patent applications pending.

Large and growing customer base and applications

We have strategically prioritized the development of battery systems for commercial vehicles and energy storage applications. We believe that our battery systems have a unique combination of features: ultra-fast charging capabilities, long battery life and enhanced safety. These features are highly valued by commercial vehicles and high-performance energy storage customers who are sensitive to the total cost of ownership.

We can count as our customers some of the leading global bus OEMs including Yutong, Higer, Foton, King Long, VDL and Wright Bus. With our batteries being deployed across a broad range of commercial vehicles, including automated guided vehicles, port equipment, mining trucks, fork-lift trucks, we have customer relationships with the likes of Kion, Kalmar, Kone Cranes, Linde, PSA Singapore and Gaussin. All of these names are recognized as leading OEMs in their particular area of focus.

Experienced and visionary senior management team with highly motivated employees

Our founder Mr. Yang Wu, our Chief Executive Officer and Chairman, and Dr. Wenjuan Mattis, our Chief Technology Officer, have led us in successfully innovating and commercializing new technologies. Wu is a visionary leader and entrepreneur with over 25 years of experience in technology development. While most of our competitors were still focusing on developing lithium iron phosphate-based battery technologies, he focused on developing a new battery technology to create an ultra-fast charging battery to address the key constraints for electric vehicle development. Dr. Mattis has over 16 years of experience in lithium-ion battery business and has 22 publications and 81 patents. Our senior management team also includes Mr. Leon Zheng, our chief financial officer. Mr. Zheng has over 20 years of experience in accounting, finance and capital markets. Our expansion to regions beyond the Asia Pacific region is led, for the United States, Canada and South America markets, by Mr. Shane Smith, and for Europe, Middle East and North Africa markets, by Mr. Sascha Kelterborn. Mr. Smith and Mr. Kelterborn are both experienced senior managers with more than 20 years international business experience.

As we grow, we remain focused on hiring employees who share the same ethos. We have built a team focused on developing innovative solutions to the problems faced by electric vehicle batteries, and we believe our employees’ shared passion, experience and vision represent an increasingly important competitive advantage.

Our Strategies

Our strategy is to globally market our competitive product portfolio. Initially, we intend to focus our sales and marketing efforts for our battery solutions on commercial vehicle and energy storage customers, where our vertical integration and high-performance technology can address the challenging and diverse set of requirements desired by these customers. For passenger electric vehicles and consumer electronics application we are marketing our FCG cathode and polyaramid separator components to manufacturers that need better materials to meet demands for higher energy densities and greater intrinsic safety.

Global market presence

After primarily being focused on the PRC and Asia-Pacific regions, we are expanding our presence and product promotion to Europe and the United States to capitalize on the rapidly growing electrification markets. In 2021, we are launching a marketing campaign to introduce Microvast to more potential customers in regions outside the Asia Pacific region and adding more headcounts to support business development.

The European market presents enormous growth opportunities for electric vehicles, driven by higher emission standards, reduced total cost of ownership compared to gas-based combustion engines, and growing environmental awareness. In the United States, we believe a new political administration is likely to push the electrification revolution through regulation. In pursuing contract opportunities with industry-leading companies in the United States, we have seen how our potential customers recognize the lower total cost of ownership for commercial vehicles and are seeking alternative forms of energy for energy storage applications.

As we expand our presence globally, we will continue to invest in our existing partnerships in the PRC and the Asia Pacific region and continue to grow our business there.

Improve performance and reduce total cost of ownership of our battery systems

The total cost of ownership is an important criterion for commercial electric vehicle and energy storage system customers. In order to maintain our leading position in the market we will continue investing in R&D for our high performing battery technology and seek new innovations to further lower cost.

For battery system solutions this means continuing to develop new battery cells and modules and improving the energy densities of our existing batteries. Our R&D team is constantly working to integrate new designs, technologies and materials into our cells to enhance performance and lower the cost. Microvast has used this approach to develop cells with various chemistries (LTO, LFP, NMC-1, NMC-2), and to provide a variety of products (LpTO, LpCO, MpCO, HnCO) with different energy densities, fast charge times and cycle life.

One important strategy Microvast has employed historically, and will continue to focus on going forward, is the research emphasis on advanced materials to enhance our products. For example, our 2019 R&D 100 Award for a battery incorporating our unique FCG and polyaramid components showcases how new materials enable higher energy density and longer cycle life products as well as improving performance and lowering total costs of ownership. Improving performance at the base components has the added advantage of making both our battery solutions and our component products more attractive.

Expand manufacturing capacity to meet growing demand

We plan to prudently expand our manufacturing capacity to capture the large and growing market opportunity for electric vehicles. Our capacity expansion will be phased in based on our ongoing assessment of medium- and long-term demand for our products. We have reached manufacturing capacity of approximately 3 GWh per year as of December 31, 2020. We plan to achieve a total manufacturing capacity of 11 GWh per year by 2025 to support market demand for our existing products. As for battery components, we plan to expand our manufacturing capacity for the polyaramid separator and FCG cathode.

In January 2021, we completed building a 170,000 square foot facility near Berlin, Germany, installed a fully automated battery module line and are in the process of installing a semi-automated pack equipment line to support anticipated demand. This facility, once fully equipped, can support up to 6 GWh capacity. In light of anticipated EU regulations designed to require battery cell production to be located in Europe and “green” energy usage for battery production and the introduction of a “battery passport”, we anticipate that in the near future we will need to build additional cell capacity in Europe to meet local demand.

In February 2021, we expect to begin converting an existing building we purchased in Clarksville, Tennessee to support 2.0 GWh of cell, module and pack capacity. It is anticipated that this facility will primarily serve our customers in the U.S.

With facilities and resources in the PRC, Europe and the United States, we have manufacturing capabilities that are close to our customers and poised to meet our customers’ demand. Our strategic footprint also addresses national interest concerns and tariffs and reduce logistic expenses.

Our Solutions, Technologies and Applications

Our Solutions

We are in the business of developing and selling innovative, and industry leading, energy storage solutions to OEM customers. In addition to designing and manufacturing the physical battery system, we offer services such as engineering and design, maintenance and support services.

The battery system is based on our proprietary LTO, LFP, NMC-1 or NCM-2 cell products. The cells are then made into battery modules, which are then assembled into a battery pack. We handle the manufacturing of the cell, module and pack and work with the OEM to customize the battery system, so it can be integrated into their vehicles. The battery pack maybe air-cooled, or liquid cooled and is designed with a flexible layout to accommodate different cell numbers and multi-layering with frames. In some cases, battery management software and installation may be provided to the customer. The battery management software monitors the battery, improving the safety and thermal control, which enhances the battery system lifetime and cost efficiency. For the packs, we assemble using standard components, making them easier to install and maintain.

As part of the customization process, we conduct feasibility testing using a prototype of a customer’s vehicles to obtain feedback from the customer to customize the battery system for the customer’s specific use. We install the battery systems for our customers after we deliver the battery systems to them. We also provide maintenance services and train our customers’ staff on the use and maintenance of our products.

We currently sell our battery systems primarily to OEMs for use in electric commercial vehicles. Our battery systems have a number of other applications, including (a) as energy storage for renewable energy generators and utility grids, (b) for frequency regulation, and (c) as uninterrupted power supply in other high-power electric equipment and devices. In addition, we can sell components of our battery system, such as the FCG cathode or polyaramid separator, to other manufacturers focused on passenger electric vehicles.

Our Technologies

Microvast has been developing technologies for fast charging, long life, high safety batteries since the research objectives were outlined in 2008. Since then we have developed technologies spanning the battery system production through our vertical integration approach; from basic cell materials like cathode, anode and separator, to cooling systems and software controls for the battery pack. Some of the key highlights from our technology portfolio are:

Battery Cell Materials

•        Polyaramid Separator — Our separator, conceived and developed entirely within the company, is significantly more stable under heat than traditional poly-ethylene separators. Polyaramid is similar to Kevlar, the material that is used in bullet-proof vests, and its excellent thermal properties (stable to nearly 300°C in air) are well known, but only Microvast has developed the techniques necessary to form this material into ~10um thick, meters wide and hundreds of meters long porous separator material that is suited for Li-ion batteries. The material is currently being evaluated through a United States Advanced Battery Consortium grant, and the project manager from one of the big three OEMs describes this technology as “the greatest breakthrough in LIB separator technology in 20 years”.

•        Lithium Titanium Oxide (LTO) — Our LTO powder is specifically manufactured to promote high power operation, making it ideal for ultra-fast-charging applications. LTO is the safest Li-ion battery anode material on the market today because it’s one of the only anode materials inherently stable against traditional Li-ion electrolytes.

•        Full Concentration Gradient (FCG) Cathode — Our gradient cathode was licensed from Argonne National Labs in 2017. Since then we have developed significant, flexible manufacturing know-how to produce the material with minimal cost increases compared to normal NMC materials. By controlling the concentration of metals within a particle, the material’s safety can be enhanced. This is because the gradient is a designer cathode, meaning the material design can be tailored for specific end uses and cells/customers can receive a unique material product explicitly for their needs. This customization makes the technology well suited for ultra-fast charge and low cost advanced Li-ion cells. We believe this technology is especially well suited going forward for the development of materials that greatly reduce or eliminate cobalt from the cathode.

•        Non-Flammable Electrolyte — Since Li-ion batteries typically use flammable organic solvents, they have the potential, under certain conditions to catch fire. Our technology, protected through patents and trade secrets, will not catch fire even if a flame is directly brought in contact with a cup of the electrolyte formulation. Using our electrolyte greatly retards, and in some cases can stop entirely, a Li-ion cell from catching fire. Reducing the flammability of Li-ion cells is an important safety feature that we believe will become even more sought after as the market pushes towards ever higher, and hence less stable, energy density cells.

Cell Chemistry

•        LTO — This material is used in place of the typical graphite on the anode. LTO greatly enhances the Li-ion cell’s safety and fast charge ability, at the cost of some energy density. Our cells using LTO have exceptional lifetimes. Our cells using LTO have successfully addressed a key problem for the technology, cell gassing. By eliminating the gas generation during cycling, our cells can have exceptionally long performance lifetimes.

•        LFP — One of the safest cathode options, LFP is manufactured from low cost materials making it highly affordable. Our LFP cells were developed at the behest of a Chinese OEM, and our technology was selected over one of the biggest battery companies in the world because our performance and price was superior to the competitors.

•        NMC — Applications requiring higher energy cell density today must be built using the layered metal oxide crystal structure (which includes NMC, NCA, NMCA and FCG). Our cells based on this chemistry have some of the best cycle performance available today, which we attribute to our better understanding of the various cell materials from our vertical integration structure. By controlling the cathode and separator technologies going forward, our NMC cells will have lower prices and enhanced safety compared to many of our competitors’ products. Cells suing NMC technology have been third-party evaluated by TUV and various U.S. National Labs, confirming our claims to performance.

Our Applications

Electric Buses and Other Commercial Vehicles

The ultra-fast charging capabilities of our battery systems means that electric buses equipped with our batteries would only need to charge for 10 to 30 minutes, depending on the battery chemistry. In buses, this allows a single charge for each loop or multiple loops they travel. In contrast, electric buses equipped with certain of our competitors’ technology would need to charge overnight to store sufficient energy to run an entire day. Furthermore, our battery system’s life span matches the useful life of a typical bus, which avoids the need to replace the battery during the useful life of the vehicle.

The high energy density of our battery systems makes our battery systems an ideal choice for delivery vans and trucks. It reduces the charging interval and thus ensures a smooth daily operation of the commercial vehicle by equipping sufficient energy onboard. Ultra-fast charging capability enables the use of automated guided vehicles in harbors and airports applications where 24-hour operations is required.

Materials

All Li-ion batteries are comprised of an anode, cathode, electrolyte and separator.

•        Anode — Our anode is selected historically from LTO or graphite in our product cells. In the coming years we anticipate that we will develop and market a new product that contains silicon or silicon oxide.

•        Cathode — Our LFP is sourced from a commercial supplier. For NMC our existing products are made using commercially supplied material, and our future cell products will utilize FCG when possible. For NMC based cathodes the sourcing and availability of cobalt is a key issue for many OEM buyers. As such, we are actively engaged in research to greatly reduce or eliminate the use of cobalt from our material stream.

•        Electrolyte — Our present Li-ion cells use liquid-based electrolyte formulations. For carbonate-based electrolytes we typically elect to buy the base solvents from commercial suppliers due to lower costs from their economies of scale, and then blend solutions in-house to ensure our proprietary mixtures are not shared outside the company.

•        Separator — Another key material in our Li-ion cells. While we have in the past used the industry norm PE/PP materials, we are now working to integrate as many cells as possible with our new polyaramid technology. In addition, we are actively working to build on our polyaramid knowledge to develop a solid electrolyte battery system that incorporates the polyaramid material as a component of the solid electrolyte. If the solid electrolyte approach is successful, not only will it eliminate the use of liquid electrolyte, but it will also potentially enable new anode chemistries such as Li metal, which is needed to reach cells with over 1000 Wh/L energy densities.

Quality and Safety Control

Our batteries have passed quality and safety control testing under the QC/T 743-2006 standard by the National Coach Quality Supervision and Test Center, a non-government entity accredited to verify certain PRC government quality and safety control standards.

In September and October 2013, we were certified by Shanghai NQA Certification Co., Ltd., a third-party accreditor, to be compliant with ISO 9001:2008 and ISO/TS16949 relating to quality management systems, respectively. ISO/TS16949 is a quality management standard that is required for suppliers to the automobile industry. We have also obtained Conformitè Europëenne, European Quality Standard (“CE”) certification from SGS-CSTC (Shanghai) Co., Ltd. and Underwriter Laboratories, U.S. Quality Certification (“UL”) for product safety. Each certifying institution has its own requirements for maintaining valid certifications. Each of the UL certificates and CE certificates requires our products to be certified before they can be sold in the United States and the European Union, respectively.

We have obtained the UN38.3 safety certification for Li-ion batteries that allows our batteries to be transported by air.

The Testing Center of MPS is accredited in accordance with ISO/IEC 17025: 2005 General Requirements for the Competence of Testing and Calibration Laboratories (CNAS-CL01 Accreditation Criteria for the Competence of Testing and Calibration Laboratories) for the competence to undertake the services it provides.

Manufacturing Capacity

We measure our manufacturing capacity in MWh, which represents energy capacity of all batteries produced for a single complete discharge, rather than the number of batteries we produce per year.

As of December 31, 2020, we had an annual manufacturing capacity of approximately 3 GWh cell, module and pack capacity, 600 tons per year of cathode capacity, 3,000 tons of electrolyte capacity and 5 million square meters for a separator pilot line in Huzhou, China.

We completed the construction of a module and pack manufacturing facility near Berlin, Germany in 2021. In the United States, we plan to add 2 GWh cell, module and pack manufacturing capacity. Additionally, we plan to add 6 GWh battery cell and module capacity and 10 million square meters of separator capacity to our facility in Huzhou, China. We are planning to increase our total battery manufacturing capacity to approximately 11 GWh per year by 2025.

Patents and Other Intellectual Property

We have devoted more than 14 years to R&D on our intellectual property. As of December 31, 2020, we had been granted 334 patents, including 287 patents granted in the PRC and 39 patents granted in the United States, and 121 patent applications pending in the above major market jurisdictions and 13 patent applications pending in Europe. Assuming no adjustment or extension to the patent validity terms, our PRC patents will expire between 2021 and 2037, and our U.S. patents will expire between 2031 and 2039.

We possess patents, licenses and/or know-how covering the following proprietary technologies:

•        Separators — We have developed a high-thermal separator, made of polyaramid polymer with a melting point of above 300°C, which we believe will improve the safety of our batteries. As of December 31, 2020, we owned 5 patents and 19 pending patent applications covering our proprietary separators and process relating to our separators.

•        FCG Cathode — In 2017 we licensed the process from Argonne National Labs. The FCG cathode is distinguished by its unique manufacture, where a clear and gradual gradient in the transition metal content can be observed during analysis of a cathode particle. Since that time, we have been granted three and submitted 24 patents for protection in the PRC, United States and Europe.

•        Electrolytes — We have developed a high/low-temperature electrolyte that is stable at high temperatures (approximately 70°C) and can release approximately 70% of the energy at extremely cold temperatures (approximately -30°C) at a charge rate of 1C. As of December 31, 2020, we owned 17 patents, licensed 3 patents, and had 11 pending patent applications relating to our proprietary electrolytes.

•        Lithium titanium oxide powder — Our proprietary lithium titanium oxide powder used for our electrodes compacts densely, leading to higher volumetric density while sustaining the ultra-fast charging properties of our batteries. It also allows our batteries to operate with less resistance by preventing the formation and/or degradation of solid-electrolyte interphase (a barrier formed between the electrolyte solution and electrode when the battery is charged) and limits the formation of dendrites. Dendrites reduce performance and increase the risk of short circuits and fire-related hazards. More importantly, our proprietary powder causes negligible volume expansion when the battery is charged and discharged. This provides our batteries with stability during recharges and extends the life of the battery. As of December 31, 2020, we owned 2 patents in the PRC relating to our proprietary lithium titanium oxide powder.

•        Carbon, silicon — We are experimenting with and have developed various types of anode materials. For example, we have developed porous carbon-based anode materials which allow for higher charging rate. The porous structure allows for faster transport of lithium ions, contributing to the fast charging properties of our batteries. As of December 31, 2020, we owned 15 patents and 6 pending patent applications in the PRC relating to our proprietary carbon, silicon anodes.

Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection for our designs and technology. Our policy is to protect our proprietary and intellectual property position by, in addition to filing patent applications in various jurisdictions related to our proprietary technology, relying on trade secrets, know-how and continuing technological innovation. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. Thus, we may not be able to meaningfully protect our trade secrets. To protect our rights in these areas, it is our policy to require our employees, consultants, advisors and collaborators to enter into confidentiality agreements. However, such confidentiality agreements may be breached, and we may not have adequate remedies for any such breach. While we have attempted to protect the unpatented proprietary technology that we develop or acquire, and will continue to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend, to a large extent, upon continued innovation and technological expertise. For more comprehensive discussion of the risks related to our intellectual property, please see “Risk Factors — Risks Related to Our Intellectual Property.”

We use trademarks on some of our batteries and believe that having distinctive trademarks is an important factor in marketing our batteries. We have registered in the PRC, the United States and internationally our Microvast mark (including the Microvast logo) and our other trademarks, include the LpTO, LpCO and Clean City Transit marks.

Research and Development

Our research, development and engineering efforts are focused on developing new battery solutions and continuously improving the performance of existing battery systems. We design our battery systems by targeting specific performance metrics such as energy density, power density and specific power, charge rate capability, cycle life, through-put energy and various safety and abuse-tolerance metrics.

As of December 31, 2020, our R&D team comprised of 533 full-time researchers including 18 doctorates and 69 masters-degree holders. Our R&D team is led by our Chief Technology Officer, Dr. Mattis. Dr. Mattis has over 11 years of experience in lithium-ion battery business and has 22 publications and 81 patents. Overseen by Dr. Mattis, our technology center is responsible for material development, cell development, product development, FCG manufacture, aramid separator manufacture, future technology development, testing simulation and analytical, and intellectual property.

Our R&D efforts are focused on the following areas:

•        Improving the energy density, power, life and safety through developing key battery materials:    At our Huzhou facilities, we devote substantial effort to developing new compositions and structures of cathode and anode materials. We focus on lowering the cost of synthesizing these materials. We are currently experimenting with a variety of cathode and anode materials, including carbon and silicon. These compositions and processes are validated at the laboratory and pilot-plant scale before being transitioned to our high-volume manufacturing facilities.

•        High Energy Cell & It Components:    A major emphasis for our R&D efforts is making new technologies to boost the energy density of a Li-ion cell without hindering the performance. A portion of this work is supported by research grants such as our $3 million Extreme Fast Charge and our $4.5 million Low Cost, Fast Charge grants from the U.S. DOE and USABC, respectively. We are currently exploring a variety of FCG designs, and emerging anode technologies as part of this effort to maximize the performance while minimizing the cost. The cells developed utilize our existing technologies whenever possible, such as our polyaramid separator.

•        Battery Cell Safety:    As the energy densities of cells rise new safety solutions are needed for the cell. We are focused on studying the sources of safety events, and then making materials or compositions in the electrolyte, cathode, anode or separator to address these findings. One area we are increasingly exploring for cell safety is a solid-state electrolyte system designed around our polyaramid technology.

•        New Cell Applications Development:    To grow our market we are doing testing and cell development for emerging applications that often have requirements different from electric vehicles. Often times a new application requires a particular specification to drastically improve without sacrificing too much performance or cost to make the change. An example topic area is high temperature cells, which are challenging for traditional materials, but may be accessible with our electrolyte, cathode and separator technologies.

•        Process Development & Scale-Up:    We are continually looking for new materials and processes that could enhance the competitive edge of our cells, via performance or cost, in the market. Once a new technology shows promise, a sample scale-up, and potentially a pilot plant process, is undertaken so the processing economics and material performance can be fully evaluated.

•        Improving electrical, mechanical and thermal designs.    Physical battery design is an important consideration for the scalability, durability, cooling and abuse-tolerance of lithium-ion batteries, especially those used in large high-power battery systems. We have developed and will continue to develop innovative constructions for our battery modules and packs.

•        Improving battery systems-level designs.    We develop battery systems that can be used by a number of customers, and we work with our customers to develop customized battery systems for specific applications. In addition, we are developing control strategies and other systems to manage grid-scale energy storage units.

We believe that our ability to deliver higher performance batteries and battery systems depends upon the rapid and effective transfer of the technology developed in our R&D laboratories into our high-volume manufacturing facilities. Therefore, we maintain pilot plant facilities and we reserve a portion of our manufacturing capacity for structured experiments related to manufacturing process development.

In December 2006, we established a research center, which covers approximately 6,800 square meters, in our Huzhou manufacturing facilities. The center is equipped with a full range of scientific equipment for a material science research center, including X-ray powder diffraction machine, scanning electron microscope, gas chromatograph/mass spectrometer cape, laser particle size analyzers, electrochemical comprehensive test analyzers and other scientific equipment. In September 2016 we also set up a research center in Orlando, Florida to work on longer term technology development.

Our R&D expenses totaled $32.4 million, $26.0 million and $12.5 million for the years ended December 31, 2018, 2019 and for the nine months ended September 30, 2020, respectively.

Sales and Marketing

We market and sell our products primarily through a direct sales force, consisting of individuals who generally have experience selling battery systems into the specific market segments to which they are assigned. Our sales force is divided into four regional divisions: Europe, Middle East and Africa (EMEA), North America, the PRC, and Asia-Pacific. Each region is supervised by a regional leader who is responsible for developing and delivering to a sales forecast.

Focused on commercial vehicles, we engage electric vehicle and drive train manufacturers directly to educate and inform them about the benefits of our technology and products. We also promote our product portfolio to energy storage customers made up of integrators and utility companies.

For battery components, our product promotion starts with R&D engineers for passenger car OEMs and consumer electronics manufacturers. Once we are comfortable with a potential customer, and the appropriate legal documents are in place, samples of materials may be sent out for evaluation to support the sale of the component.

Our sales cycles vary by market segment, but typically follow a lengthy development and qualification period prior to commercial manufacture. We expect that the total time from customer introduction to commercial manufacture will range from 2 to 4 years depending on the specific solution and market segment. For example, total time in the transportation market includes a customer’s preliminary technology review, which generally ranges from 3 to 9 months followed by test and evaluation which generally ranges from 12 to 18 months.

We focus our marketing efforts on increasing brand awareness, communicating advantages of our solutions and generating qualified leads for our sales force. We rely on a variety of marketing platforms, including participation in industry conferences and trade shows, to share our technologies with customers, as well as public relations, industry research and our collaborative relationships with our strategic investors and business partners.

Customers

We work under various arrangements with major global electric vehicle manufacturers to develop batteries and battery systems for the plug-in hybrid electric vehicle, battery electric vehicle and hybrid electric vehicle markets. In the PRC, our customer base covers some of the largest passenger car and commercial vehicle OEMs, including SAIC, JBM, King Long Group, Foton and Zhongtong Bus. In Europe, our primary customers include industry-leading companies such as FPT, the global powertrain brand of CNH Industrial Group, ZF Friedrichshafen AG (ZF Group), Safra, CARGOTEC, a luxury sport vehicle German OEM, VDL, TFL and the London Bus Operators (former Wrightbus). In the United States, our partners include OSHKOSH Corporation.

Due to the long sales cycle of our solutions and the relatively small customer base of limited electric bus manufacturers, we experience significant customer concentration. For the nine months ended September 30, 2020, our top five customers contributed 46.8% of our revenue. See “Microvast’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Components of Results of Operations — Revenue” and “Risk Factors — Risks Related to Microvast’s Business — Microvast has a limited customer base and depends on a small number of customers for a significant portion of its revenues to date and this dependence is likely to continue.”

As of September 30, 2020, we had an order backlog for our battery systems of approximately $31.9 million, equivalent to approximately 90.8 MWh. We expect to fulfill the entire backlog within 2021. Some of our purchase orders require an upfront payment from the customer that is not refundable if the customer terminates the contract.

We enter into contracts with customers for the sale of our battery systems. These contracts are typically in the form of purchase orders for a fixed quantity of batteries and include terms and conditions relating to payment and termination that we believe are customary and standard in our industry. We also enter into long-term supply agreements with certain customers. We are capable of providing, and may offer to our customers services, such as engineering and design, maintenance and support.

We provide warranties for our batteries that are consistent with international market standards.

From time to time, we enter into strategic agreements with our customers, for example, our agreements with King Long Group and BAIC Foton and FPT. In 2020, we entered into a global commercial cooperation agreement with FPT, the global powertrain brand of CNH Industrial Group, pursuant to which we supply FPT with battery modules which will be manufactured in our new Microvast facility near Berlin, Germany, and enable FPT to design and assemble battery packs in-house at its facility in Turin, Italy. The solutions will be offered for CNH Industrial vehicles and to third-party customers. A long-term partnership with Oshkosh was just signed in 2021 to support Oshkosh’s technology strategy which is focused on electrification and the development of advanced products.

Employees

As of December 31, 2020, we had 1,254 full-time employees, with 533 in R&D, 428 in manufacturing operations/supply chain, 75 in sales and marketing and 218 in general and administration. Of all of our employees, 13 are located in our US office and 1,200 are located at our PRC facilities and office.

Facilities

We occupy properties in the United States, the United Kingdom, Germany and the PRC for our operations. As of December 31, 2020, we owned or leased land with a total area of approximately 3.14 million square feet and buildings with a total floor area of approximately 1.73 million square feet.

Our corporate headquarters is located in Stafford, Texas, where we occupy a leased office facility of approximately 4,400 square feet. The lease for this office will expire on June 30, 2021.

We have two other offices in the United States. One is in Sugar Land, Texas, a leased facility of approximately 5,600 square feet. The lease will expire on July 31, 2021. It is our sales and marketing office in the United States. We also have a R&D office in Orlando, Florida, consisting of a 1,200 square foot leased office and lab space, which lease will expire on September 30, 2021.

In January 2021, we acquired an existing 577,000 square feet building on 82 acres in Clarksville, Tennessee. We plan to build a 2.0 GWh cell, module and pack production line to produce qualified products beginning in 2022.

United Kingdom

In the United Kingdom we currently have the following two workshop facilities: Unit 1, split into 540 square feet of office space and 1,150 square feet used as a service workshop; and Unit 7 with 800 square feet of office space, 1,900 square feet of storage, pre-shipping preparation/testing area and 600 square feet of small spares storage.

Germany

In 2020, we entered into a 15-year lease for a property on the outskirts of Berlin, Germany, with an option for renewal. We have plans to hire approximately 250 employees. The facility has an office space of around 37,674 square feet, a production space of around 107,640 square feet, plus a warehouse of around 53,820 square feet. In this facility we also have around 6,500 square feet of space for Quality and Testing and around 6,500 square feet for a service and prototype workshop.

The first production line which we constructed has a capacity of 500,000 modules per year, which is equivalent to 1 GWh per year. The production space is large enough to accommodate five full automated module and two pack production lines. The anticipated full annual capacity of this facility is 6 GWh of battery modules and packs. We plan to operate this facility in three daily shifts. This facility will be also IATF 16949, ISO9001, ISO14001 and OSHA certified and will be operated with 100% green energy. The start of operations is scheduled for the first quarter of 2021.

PRC

As of December 31, 2020, we owned four parcels of land with a total ground area of approximately 3,140,000 square feet, seventeen buildings and four apartments with a total floor area of approximately 1,400,000 square feet in Huzhou, China. We are also applying for the building ownership certificate for one building. Typically, building ownership certificates are issued within three to five months after the relevant application is accepted by the government authorities. These properties, which constitute our principal owned properties, are currently being used for manufacturing, office space, canteen services or dormitories.

As of December 31, 2020, we leased a total gross floor area of approximately 61,000 square feet in the PRC for factory space, research centers, office space, dormitories, warehouse for non-dangerous goods, battery pack workshop and for other ancillary uses.

Competition

Competition in the battery industry is intense and rapidly evolving. Our markets are subject to changing technology trends, shifting customer needs and expectations and frequent introduction of new technologies. We believe the primary competitive factors in our markets are:

•        product performance, reliability and safety;

•        integrated solutions;

•        total cost of ownership;

•        regional and industrial regulations;

•        pricing;

•        new technologies/chemistries; and

•        manufacturing capabilities.

Our competitors include, but not limited to, LG Chem, Samsung SDI, Panasonic, BYD, CATL and SK Innovation; all large, high volume battery manufacturers. See “Risk Factors — Risks Related to Microvast’s Business — Microvast mainly manufactures and markets lithium-based battery systems. If a viable substitute product or chemistry to lithium-based battery systems emerges and gains market acceptance, Microvast’s business, financial condition and results of operations will be materially and adversely affected. Furthermore, Microvast’s failure to keep up with rapid technological changes and evolving industry standards within the lithium-based battery market may cause our products to become uncompetitive and less marketable, resulting in loss of market share to our competitors.”

Adherence to ESG Principles

We believe that our impact on the environment; how we manage our relationships with employees, suppliers, customers and the communities where we operate; and the accountability of our leadership to our stockholders are critically important to our business. As a company whose business success is driven by our highly skilled workforce, we are especially committed to supporting our employees and fostering a culture of diversity and inclusion that makes our employees feel safe, empowered and engaged. We plan to report how we oversee and manage environmental, social and governance (“ESG”) factors material to our business under the sector-specific ESG standards recommended by the Sustainability Accounting Standards Board (“SASB”), an organization which provides an ESG framework of standards preferred by investors for ESG evaluation. As part of our plan to provide ESG disclosures pursuant to SASB standards, we will evaluate aligning our internal sustainability goals with certain Sustainable Development Goals (“UN SDGs”) to begin forming commitments to contribute to the UN SDGs.

Governmental Regulation and Environmental Compliance

Environmental Matters — Our PRC facility

As we conduct our manufacturing activities in the PRC, we are subject to the requirements of PRC environmental laws and regulations on air emission, wastewater discharge, solid waste and noise and the generation, handling, storage, use, transportation and disposal of hazardous materials. The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, the PRC Law on the Prevention and Control of Noise Pollution, the Environmental Impact Assessment Law of the PRC, and the administration Regulations on the Environmental Protection of Construction Project. We believe we are in compliance with these environmental laws and regulations in all material aspects. We have built environmental treatment facilities concurrently with the construction of our manufacturing facilities, where waste air, wastewater and waste solids we generate can be treated in accordance with the relevant requirements. We have outsourced disposal of hazardous solid waste we generate to a third-party contractor according to the relevant PRC laws. Certain key materials used in manufacturing, such as nickel, manganese, electrolyte and separators, have proven innocuous to the environment. We believe we have maintained pollutant emission levels at each of our facilities within levels prescribed by the relevant governmental authorities.

Environmental Matters — Our European production facility

Operations at our German facility will be subject to a variety of environmental, health and safety regulations, including those governing the generation, handling, storage, use, transportation and disposal of hazardous materials. To conduct our operations, we will obtain the Quality Management Standards IATF 16949:2016 and ISO 9001:2015 followed by ISO 14001:2015 — Environmental Quality Management Standard and ISO 50001:2011 — Energy Management. For safer working conditions we will also implement ISO 45001-2018 — Occupational Health and Safety and all our machines and production lines are delivered with CE label according to the Machinery Directive 2006/42/EC.

In transit, lithium-ion batteries are subject to rules governing the transportation of “dangerous goods.” We will only use such carriers that meets the legal requirements. We have policies and programs in place to help assure compliance with our obligations (for example, machine guarding, laser welding, hazardous material management and transportation). Furthermore, in order to obtain the existing building permits we were obligated to perform environmental compliance and fire protection concept requirements under German regulations. All these standards and certificates are designed to comply with all the government regulations and laws, as well the standards of the automotive industry.

We intend to employ regular audits through third parties to monitor compliance and continuous improvement. We train our employees and conduct internal audits of our operations to assess our fulfillment of these policies. As a further confirmation that the environment is very important for us, shows our pilot project for “Sustainable Battery Production” with TÜV SÜD Germany.

General Environmental Matters

We are not currently subject to any admonitions, penalties, investigations or inquiries imposed by the environmental regulators, nor are we subject to any claims or legal proceedings to which we are named as a defendant for violation of any environmental law or regulation. We do not have any reasonable basis to believe that there is any threatened claim, action or legal proceedings against us relating to any environmental law or regulation that would have a material adverse effect on our business, financial condition or results of operations. See “Risk Factors — Risks Related to Microvast’s Business — Compliance with environmental regulations can be expensive, and Microvast’s failure to comply with these regulations may result in monetary damages or fines, adverse publicity and a material adverse effect on its business.”

Workers’ Health and Production Safety Compliance

We are subject to the requirements of PRC laws and regulations on the health of our employees and production safety. The major workers’ health and production safety regulations applicable to us include the PRC Law on the Prevention and Control of Occupational Diseases and the PRC Law on Safety Production and the Regulation on the Safety Management of Hazardous Chemicals.

Certain key materials used in manufacturing, such as nickel, manganese, electrolyte and separators, have proven innocuous to workers’ health and safety. Our PRC subsidiary is required to engage a qualified institution to make a safety evaluation report on its work safety conditions and to file such safety evaluation report with the local work safety authority for the use of hazardous chemicals in our manufacturing process. However, our PRC subsidiary has historically failed to comply with such requirements. For compliance purposes, our PRC subsidiary has engaged a qualified institution to examine the safety production conditions of our 750 MWh lithium battery system manufacturing line and filed the safety evaluation report with the local work safety authority on January 13, 2016.

To improve the working environment and minimize the adverse impact on our workers by such innocuous elements, we have designed occupational disease preventive facilities to be installed with our manufacturing facilities now under construction. In addition, we have submitted a pre-assessment report on occupational disease hazard to the local branch of the Administration for Work Safety, which was approved on September 29, 2015. We failed to comply, however, with such requirements when constructing our 150 MWh lithium ferrous phosphate battery manufacturing line and our 1,000-ton lithium-ion power battery material manufacturing line which Ochemate transferred to us in 2013. Although we subsequently installed occupational disease preventive facilities with such manufacturing lines, we may still be subject to fines, penalties or demands for our previous noncompliance.

We are not currently subject to any admonitions, penalties, investigations or inquiries relating to workers’ health and production safety law or regulations, nor are we subject to any claims or legal proceedings to which we are named as a defendant for violation of any workers’ health and production safety law or regulation. We do not have any reasonable basis to believe that there is any threatened claim, action or legal proceedings against us relating to any workers’ health and production safety law or regulation that would have a material adverse effect on our business, financial condition or results of operations. See “Risk Factors — Risks Related to Microvast’s Business — Microvast may fail to comply with certain health and production safety laws and regulations governing hazardous materials.”

Insurance

We maintain product liability, public liability, property all risks and business interruption insurance and employer’s liability insurance in the markets we operate in, all in amounts consistent with our risk of loss and industry practice, but this insurance may not be adequate to cover all losses or liabilities that we may incur in our operations. Our property and equipment insurance does not cover the full value of our property and equipment, which could leave us exposed in the event of loss or damage to our properties or claims filed against us. See “Risk Factors — Risks Related to Microvast’s Business — Microvast’s general liability insurance may not be sufficient to cover potential liability from product liability claims.”

Legal Proceedings

From time to time we are a party to litigation matters and subject to claims that arise in the ordinary course of business. There is no pending or threatened legal proceeding to which we are a party that, in our opinion, is likely to have a material adverse effect on our results of operations or financial condition. However, the results of litigation and claims are inherently unpredictable. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. See “Risk Factors — Risks Related to Microvast’s Business — Microvast’s operations expose it to litigation, environmental and other legal compliance risks.”

Microvast was incorporated under the laws of the State of Texas in October 2006, and converted into a Delaware corporation on December 31, 2015. Its principal executive office is located at 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477 and its telephone number at that address is (281) 491-9505.

MANAGEMENT OF MICROVAST

Throughout this section, unless otherwise noted “we”, “us”, “our” and “Microvast” refer to Microvast. and its consolidated subsidiaries.

The following table sets forth certain information regarding our executive officers and directors as of the filing of this proxy statement/prospectus.

Board of Directors	Age	Title
Yang Wu	55	Chairman, Chief Executive Officer, Director
Diaokun Xiao	56	Chief Operating Officer, Director
Yanzhuan (Leon) Zheng	57	Chief Financial Officer, Director
Wenjuan Mattis, Ph.D.	40	Chief Technology Officer, Director
Craig Webster	49	Director
Wei Ying	54	Director

Other Executive Officers
Shane Smith	53	Executive Vice President & President, MP Solutions
Sascha Rene Kelterborn	47	Senior Vice President & Managing Director, Microvast EMEA
Shengxian Wu, Ph.D.	38	CEO-Microvast China

Directors:

Yang Wu is the founder of Microvast and has been our chairman, chief executive officer and director since our inception in October 2006. From 2000 to 2006, Wu served as chief executive officer at Omex Environmental Engineering Co., Ltd., a water treatment company, which was founded by him and acquired by Dow Chemical Company in 2006. From 1996 to 2000, Wu served as chief executive officer and founder of Omex Engineering and Construction Inc., and from 1989 to 1996, Wu was the founder of World Wide Omex, Inc., which was an agent for a large oilfield service company. Wu holds a bachelor’s degree from Southwest Petroleum University, Chengdu.

Diaokun Xiao has served as our chief operating officer and as a director since our inception in December 2006. From January 2001 to June 2006, Mr. Xiao served as chief operating officer at Omex Environmental Engineering Co., Ltd., a water treatment company. Mr. Xiao holds a master’s degree from Chongqing University.

Yanzhuan (Leon) Zheng has served as our chief financial officer and as a director since 2010. In this capacity he is in charge of all accounting, taxation and financial reporting activities. He is also heavily involved in the company’s financial and strategic planning, execution and capital market activities. Mr. Zheng started his career with Arthur Anderson LLP in 1997 before joining Eisner Amper LLP (formerly Imowitz Konig LLP) in 2001. Mr. Zheng then joined Quantum Energy Partners, a Houston-based private equity firm in 2007. Mr. Zheng holds a M.S. in accounting from Texas A&M University and is a Certified Public Accountant and a CFA Charter holder.

Dr. Wenjuan Mattis joined Microvast in 2013; she has served as Microvast’s Chief Technology Officer since January 2018, leading the development of battery materials, cells, modules and packs from R&D to production. Prior to that she served as VP of Technology since January 2015, and as Chief Scientist from October 2013 to December 2014. From March 2010 to October 2013, Dr. Mattis served as Senior Research Engineer at Dow Chemical Company in Midland, Michigan, where she led and participated in battery projects developing materials and cells for xEV and consumer electronics. In May 2016, Dr. Mattis was elected as the youngest member of the Board of Directors of IMLB (International Meeting on Lithium Batteries) association, which is the largest and most prestigious battery association. She has also served as the Vice President of International Automotive Lithium Battery Association (IALB) since June 2013. Dr. Mattis holds a Bachelor of Science degree in Mechanics and Engineering Science at Fudan University, Shanghai and a Ph.D. degree in Materials Science and Engineering at the Pennsylvania State University. Dr. Mattis has been working on the development of lithium ion battery technology for over 16 years. She has authored 22 papers and holds 81 patents.

Craig Webster has served as our director since 2012. Mr. Webster joined the Ashmore Group, a dedicated Emerging Markets investment manager, in January 2005, holding positions as General Counsel (2007-2010) and Global Head of its Special Situations Funds (2013-2018). During his time at Ashmore, he was a member of the firm’s investment committees for its special situations funds and Latam Infrastructure Fund. He has previously served as non-executive director for BTS Group, a company listed on the stock exchange of Thailand and Petron Corporation, a company listed on the Philippine Stock Exchange. Mr. Webster holds a bachelor of arts degree in Marketing from the University of Stirling and the CPE and LPC qualifications from the College of Law (York). He qualified as a lawyer with DLA (now DLA Piper) in 1998, and then worked as a lawyer specializing in cross-border M&A and corporate restructurings with Weil, Gotshal & Manges (1998-2003).

Wei Ying Mr. Ying also has been a director of the Company since June 2017. Mr. Ying has been a managing partner and director of CDH Shanghai Dinghui Bai Fu Investment Management Co., Ltd. and some of its affiliates since December 2014. CDH Shanghai Dinghui Bai Fu Investment Management Co., Ltd. is a key investment manager entity under CDH Investment. Mr. Ying has been an independent non-executive director of CHTC Fong’s Industries Company Limited, a company listed on the Hong Kong Stock Exchange since September 2011, an independent non-executive director of Fountain Set (Holdings) Limited, a company listed on the Hong Kong Stock Exchange since January 2015, a director of Giant Network Group Co., Ltd., a company listed on the Shenzhen Stock Exchange since May 2016, an independent non-executive director of Zhongsheng Group Holdings Limited, a company listed on the Hong Kong Stock Exchange since December 2016, a director of Beijing East Environment Energy Technology Co., Ltd., a company listed on The National Equities Exchange and Quotations, since July 2017, a director of Yunji Inc., a company listed on the Nasdaq Stock Market since February 2018, and a director of Sinocelltech Group Limited, a company listed on the Shanghai Stock Exchange since February 2019. Mr. Ying has also been a director of Guolian Industry Investment Fund Management (Beijing) Co., Ltd. since February 2014, a director of Huaian Yuchu Transportation Co., Ltd. since August 2016, a director of Zhejiang Liji Electronics Co., Ltd. since December 2020, a director of Ane (Cayman) Inc. and its affiliates since August 2016, a director of Ningbo Dingcheng Investment Management Co., Ltd. since March 2018, a director of Shenzhen Tajirui Biomedical Co., Ltd. since July 2018, a director of Ningbo Dingyi Asset Management Co., Ltd. since October 2015, and a director of Shanghai Jiexin VC Investment Management Co., Ltd. since January 2017. Mr. Ying has a Bachelor’s Degree in economics from Zheijiang Gohgshang University and a Master of Business Administration from the University of San Francisco School of Management.

Other Executive Officers

Shane Smith has served as the Executive Vice President & President of MP Solutions since August 2019. Prior to joining us, he was Sr. Vice-President of Product Marketing of TransCore, a subsidiary of Roper Technologies, from 2013-2019. From 1996-2013, Mr. Smith worked for TriQuint Semiconductor, today Qorvo, Inc., in various roles of increasing responsibility. In 2011, he was the Vice-President for Global Marketing for Mobile Devices. From 1990-1996, Mr. Smith was a submarine officer in the United States Navy. Mr. Smith holds a Bachelor’s degree from the United States Naval Academy, certified Naval Nuclear Engineer, and a Master of Science in Business from the Johns Hopkins University. He serves as a trustee of the U.S. Naval Academy Foundation.

Sascha Rene Kelterborn has been our Senior Vice President of Sales & Marketing Western Globe since January 2018. He has also served as Managing Director of MPS and of Microvast GMBH since June 2017. He originally joined us as Deputy Managing Director of Microvast GMBH in January 2017. Prior to joining us, he served as Managing Director of Kelterborn & Partner, providing consulting services to the railway, building supply and industrial sector from January 2015 to January 2017. From December 2007 until November 2014, he served in numerous positions with Vossloh AG, Werdohl, Germany, including Vice President CIS & Mongolia, December 2010 to November 2014, and Vice President Sales December 2007 to November 2010. At times during his engagement with Vossloh AG, he also served in the following positions: President of Vossloh Fastening Systems America Corp., Chicago, USA; Regional Director Vossloh Middle East Business Rail LLC, Abu Dhabi, UAE; Member of the International Sales Steering Committee of the Vossloh AG; Member of the supervisory board of ZAO Vossloh Fastening Systems, Moscow, Russia; and Member of the supervisory board of Vossloh Fastening Systems, Kunshan, China.

Dr. Shengxian Wu has served as Chief Executive Officer, Microvast China, since January 2021. He first joined us in April 2016, as director of Microvast China’s powertrain department. In June 2017, he became dean of Microvast China’s product research institute, and in January 2020, he became general manager of Pack BU. Prior to joining Microvast China, he was manager of the battery system department at Zhejiang Greely Holding Group. Dr. Wu holds a bachelor of science degree in Environmental Engineering from Beijing Institute of Technology and a Ph.D. in Lithium Battery from Beijing Institute of Technology.

Board Composition

The business and affairs of Microvast are managed under the direction of its board of directors, which currently consists of six members. The members of the Microvast Board were elected pursuant to the provisions of its shareholders agreement, as in effect as of the date hereof. In connection with the Business Combination, Wu and the Sponsor Group will enter into a Stockholders Agreement governing the election of board members, as discussed in the section titled “The Business Combination Proposal – Additional Agreements”.

EXECUTIVE COMPENSATION OF MICROVAST

Throughout this section, unless otherwise noted, “Microvast” refers to Microvast and its consolidated subsidiaries.

The following sets forth information about the compensation paid to or accrued by Microvast’s principal executive officer and its two other most highly compensated persons serving as executive officers as of December 31, 2020 (“Fiscal 2020”). These executives are referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Yang Wu(4) Chief Executive Officer	2020	—	—	26,722	26,722
Shane Smith EVP, President of MP Solutions	2020	250,000	7,987,500	—	8,237,500
Sascha Kelterborn SVP, Managing Director of Microvast GmbH	2020	250,000	3,346,080	—	3,596,080

____________

(1)      Amounts reflect annual base salary paid for Fiscal 2020.

(2)      The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s ASC Topic 718. They do not reflect the actual economic value realized by the named executive officers. See Note 18 to Microvast’s audited consolidated financial statements included elsewhere in this proxy statement for a discussion of the assumptions made by Microvast in determining the grant-date fair value of Microvast’s equity awards. For additional information on the stock awards and option awards made to the named executive officers, please see “Outstanding Equity Awards at Fiscal Year-End” below.

(3)      Amount represents medical insurance premium Microvast paid for Wu in Fiscal 2020.

(4)      Wu did not receive any compensation for his services in Fiscal 2020.

Narrative Disclosure to Summary Compensation Table

Elements of Compensation

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. With the exception of Microvast’s CEO, who does not receive a base salary for his services to Microvast, the relative levels of base salary for Microvast’s named executive officers are designed to reflect each named executive officer’s scope of responsibility and accountability to Microvast. Each named executive officer’s base salary for Fiscal 2020 is listed in the “Summary Compensation Table,” above.

Annual Cash Incentive Compensation Program

Microvast does not currently maintain any annual cash incentive compensation program. For fiscal year 2020, none of Microvast’s named executive officers received any discretionary annual cash bonus.

Equity-based compensation

Microvast grants equity awards in the form of stock options and restricted stock units (RSUs) to its employees, including its named executive officers, as the long-term incentive component of Microvast’s compensation program. Microvast’s stock options allow its employees to purchase shares of common stock of Microvast at a price per share equal to the fair market value of its common stock on the date of grant. In the past, the Microvast Board has determined the fair market value of its common stock based on inputs including valuation reports prepared by third-party valuation firms and most recent transactions. Microvast stock options generally vest, subject to the recipient’s continued employment with or services to Microvast or one of its affiliates in the same position or in a position having equal or greater authority, duties and responsibilities as the recipient’s position with Microvast on the grant date, as to one-third of the total number of shares underlying the option (subject to adjustment as provided in the Microvast Plan (as defined below)) on the first to occur of (1) a liquidity event or (2) a change in control (as such terms are defined in Microvast’s shareholders’ agreement), and as to an additional one-third of the total number of shares underlying this option on each of the first and second anniversaries of the initial vesting date. Microvast’s restricted stock units allow its employees to receive one share of common stock of Microvast per unit upon vesting. Certain restricted stock units granted by Microvast are subject to a maximum value of $1,005.85 per unit (as referred to herein as capped RSUs), which is the fair market value of Microvast’s common stock as of the grant date. Microvast capped RSUs generally contain the same vesting schedule and conditions as Microvast stock options. None of Microvast’s named executive officers were granted any RSUs (including capped RSUs) during the fiscal year 2020.

Employment Arrangements

Except for Mr. Kelterborn, Microvast’s named executive officers are not parties to written employment arrangements. The material terms of Mr. Kelterborn’s employment agreement are summarized below. This summary is not a complete description of all provisions of the employment agreement and is qualified in its entirety by reference to the written employment agreement. For a description of compensation paid to Microvast’s named executive officers for fiscal year 2020, please refer to the “Summary Compensation Table” above.

Mr. Kelterborn

Mr. Kelterborn and Microvast GmbH entered into service agreement on June 1, 2017 (the “Kelterborn Agreement”). The Kelterborn Agreement provides Mr. Kelterborn an annual base salary, an annual target bonus opportunity of 30% of his annual base salary based on performance, certain employee benefit and paid time off in accordance with Microvast’s policies. Mr. Kelterborn is also subject to confidentiality obligations and a one-year post-employment non-competition covenant.

Outstanding Equity Awards at Fiscal Year-End

Microvast maintains a stock incentive plan, the Microvast, Inc. Stock Incentive Plan, as amended (the “Microvast Plan”). The purpose of the Microvast Plan is to promote the interests of Microvast by attracting and retaining key employees, directors, independent contractors or other service providers of Microvast and to enable such individuals to acquire an equity interest in and participate in the long-term growth and financial success of Microvast.

The following table summarizes the number of outstanding equity awards held by each of Microvast’s named executive officers in the form of stock options and restricted stock units as of December 31, 2020, each granted pursuant to the Microvast Plan. The named executive officers do not hold any outstanding equity awards other than those described in the table below.

Name	Grant Date		Number of Securities underlying Unexercised Options Exercisable (#)	Number of Securities underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date
Yang Wu(2)	—		—	—	—	—
Shane Smith	7/28/2020	(3)	—	15,000	$1,005.85	7/27/2030
Sascha Kelterborn	7/24/2017	(3)	—	3,000	$1,005.85	7/23/2027
	7/28/2020	(3)	—	4,000	$1,005.85	7/27/2030

____________

(1)      This column represents the fair market value of a share of our common stock on the grant date, as determined by Tuscan’s board of directors.

(2)      Wu does not hold any stock options or restricted stock units or any other form of equity-based compensation.

(3)      This option vests, subject to the named executive officer’s continued employment with or services to Microvast or one of its affiliates in the same position or in a position having equal or greater authority, duties and responsibilities as the named executive officer’s position with Microvast on the grant date, as to one-third of the total number of shares underlying this option (subject to adjustment as provided in the Microvast Plan) on the first to occur of (1) a liquidity event or (2) a change in control (as such terms are defined in Microvast’s shareholders’ agreement), and as to an additional one-third of the total number of shares underlying this option on each of the first and second anniversaries of the initial vesting date. In connection with the Business Combination, this option will convert into an option to acquire shares of Tuscan as described in “Summary of the Proxy Statement — The Business Combination Proposal” above, subject to the same vesting schedule described in the previous sentence.

Retirement Plans

Microvast does not maintain any U.S. qualified retirement plans or supplemental non-qualified retirement plans.

Director Compensation

None of Microvast’s directors receive any compensation for their services on the Microvast Board.

MICROVAST’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Microvast’s management believes is relevant to an assessment and understanding of Microvast’s consolidated results of operations and financial condition. The discussion should be read together with the historical consolidated financial statements and related notes and unaudited pro forma condensed financial information that are included elsewhere in this proxy statement. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Unless the context otherwise requires, references in this “Microvast’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Microvast”, the “Company”, “we”, “us” and “our” refer to the business and operations of Microvast and its consolidated subsidiaries.

Overview

We are a technology innovator for Li-ion batteries. We design, develop and manufacture battery systems for electric vehicles and energy storage that feature ultra-fast charging capabilities, long life and superior safety. Our vision is to solve the key constraints in electric vehicle development and in high-performance energy storage applications. We believe the ultra-fast charging capabilities of our battery systems make charging electric vehicles as convenient as fueling conventional vehicles. We believe that the long battery life of our battery systems also reduces the total cost of ownership of electric vehicles and energy storage applications.

We offer our customers a broad range of cell chemistries:    LTO, LFP, NMC-1 and NMC-2. Based on our customer’s application, we design, develop and integrate the preferred chemistry into our cell, module and pack manufacturing capabilities. Our strategic priority is to offer these battery solutions for commercial vehicles and energy storage systems. We define commercial vehicles as light, medium, heavy-duty trucks, buses, trains, mining trucks, marine applications, automated guided and specialty vehicles. For energy storage applications, we focus on high-performance applications such grid management and frequency regulation.

Additionally, as a vertically integrated battery company, we design, develop and manufacture the following battery components: cathode, anode, electrolyte and separator. We also market our FCG cathode and polyaramid separator to passenger car OEMs and consumer electronics manufacturers. Please see the illustration located in the description of Microvast’s business for an explanation of the functions of different battery parts.

After initially focusing on the PRC and Asia-Pacific region, we have expanded our presence and product promotion to Europe and the United States to capitalize on their rapidly growing electrification markets. The success of this strategic shift was validated by a global cooperation agreement with FPT, the global powertrain brand of CNH Industrial Group, in 2020 to supply FPT with battery modules and enable FPT to design and assemble battery packs in-house at its facility in Turin, Italy, to be offered for CNH Industrial vehicles and to third-party customers. Further validation was provided by the new long-term partnership with Oshkosh just signed in 2021 to support Oshkosh’s technology strategy which is focused on electrification and the development of advanced products.

Since we launched our first ultra-fast battery system in 2009, we have sold and delivered approximately 2,013.4 MWh of battery systems. As of September 30, 2020, we had a backlog order of approximately $31.9 million for our battery systems equivalent to approximately 90.8 MWh. Our revenue for the nine months ended September 30, 2020 increased $13.8 million, or 30.2%, compared to the same period in 2019.

In Europe, we have delivered over 1,500 units of ultra-fast charging battery systems to bus OEMs and operators as of December 31, 2020. Small-scale prototype projects are ongoing with regard to sports cars, commercial vehicles (through a partnership with FPT), trucks, port equipment and marine applications. In addition, we are jointly developing electric power-train solutions with leading commercial vehicle OEMs and a first-tier automotive supplier using LTO, NMC1 and NMC2 technologies.

Key Factors Affecting Our Performance

We believe that our future success will be dependent on several factors, including those discussed below. While these areas represent opportunities for us, they also represent challenges and risks that we must successfully address in order to continue the growth of our business and improve our results of operations.

Technology and Product Innovation

Our financial performance is driven by development and sales of new products with innovative technology. Our ability to develop innovative technology has been and will continue to be dependent on our dedicated research team. In the future, we intend to continue to invest in R&D in order to continually develop and introduce innovative products. We expect our results of operations will continue to be impacted by our ability to develop new products with improved performance and reduced ownership cost, as well as the cost of our R&D efforts.

Market Demand

Our revenue and profitability depend substantially on the demand for battery systems and battery components, which is driven by the growth of the commercial and passenger electric vehicle and energy storage markets. Many factors contribute to the development of electric vehicles sector, including product innovation, general economic and political conditions, environmental concerns, energy demand, government support and economic incentives. While governmental economic incentives and mandates can drive market demand for electric vehicles and, as a result, battery systems and components, governmental economic incentives are being gradually reduced or eliminated. Any reduction or elimination of governmental economic incentives may result in reduced demand for our products and adversely affect our financial performance.

Manufacturing Capacity

Our growth depends on being able to meet anticipated demand for our products. In order to do this, we will need to increase our manufacturing capacity. As of September 30, 2020, we had a backlog of approximately $31.9 million for our battery systems, equivalent to approximately 90.8 MWh. We expect to use some of the proceeds from the Business Combination to expand our manufacturing facilities to increase our manufacturing output to address our backlog and to capture growing market opportunities. The capacity expansion will be carried out in a measured manner based on our ongoing assessment of medium- and long-term demand for our solutions. Our planned capacity expansion will require significant capital expenditures and will require corresponding expansion of our supporting infrastructure, further development of our sales and marketing team, expansion of our customer base and strengthened quality control.

Sales Geographic Mix

After primarily being focused on the PRC and Asia-Pacific region, we are expanding our presence and product promotion to Europe and the United States to capitalize on the rapidly growing elective vehicle markets in those geographies. As we expand our geographic focus to Europe and the United States, we believe sales of our products in Europe and the United States will generate higher gross margins. It has been our experience that buyers in Europe and the United States are more motivated by the technologies and quality of our products than are buyers in the PRC, making them less sensitive to the price of our products than are similarly situated buyers in the PRC. Therefore, the geographic source of our revenue will have an impact on our revenue and gross margins.

Manufacturing Costs

Our profitability may also be affected by our ability to effectively manage our manufacturing costs. Our manufacturing costs are affected by fluctuations in the price of raw materials. If raw material prices increase, we will have to offset these higher costs either through price increases to our customers or through productivity improvements. Our ability to control our raw materials costs is also dependent on our ability to negotiate with our suppliers for a better price, and our ability to source raw materials from reliable suppliers in a cost-efficient manner. In addition, we expect that an increase in our sales volume will enable us to lower our manufacturing costs through economies of scale.

Regulatory Landscape

We operate in an industry that is subject to many established environmental regulations, which have generally become more stringent over time, particularly with respect to hazardous waste generation and disposal and pollution control. These regulations affect the cost of our products and our gross margins. We are also affected by regulations in our target markets such as economic incentives to purchasers of electric vehicles, tax credits for electric vehicle manufacturers, and economic penalties that may apply to a car manufacturer based on its fleet-wide emissions.

Each of these regulations may expand the market size of electric vehicles, which would in turn benefit us. We have operations and sales in the PRC, the Asia Pacific region, Europe and the United States and, as a result, changes in trade restrictions and tariffs could impact our ability to meet projected sales or margins.

COVID-19

To date, COVID-19 has had a limited adverse impact on our sales, operations, supply chains, and distribution systems, and has resulted in delivery delays. Due to precautionary measures related to COVID-19 and resulting global economic impacts, we may experience further reductions in demand for certain of our products.

Basis of Presentation

We currently conduct our business through one operating segment. Our historical results are reported in accordance with U.S. GAAP and in U.S. dollars.

Components of Results of Operations

Revenue

We derive revenue from the sales of our electric battery products, including LpTO, LpCO, MpCo and HnCo battery power systems. While we have historically marketed and sold our products primarily in the PRC, we are also expanding our sales presence internationally. The following table sets forth a breakdown of our revenue by major geographic regions in which our customers are located, for the periods indicated:

	Year Ended December 31
	2018(1)		2019(1)
	(In thousands)		(In thousands)
	Amt	%	Amt	%
Asia-Pacific	$157,340	90%	$65,437	86%
Europe	16,568	10%	10,679	14%
Others	327	0%	318	0%
Total	$174,235	100%	$76,434	100%

____________

Note:

(1)      We have restated our consolidated financial statements for the years ended December 31, 2018 and 2019. For details, please refer to Note 25 to our consolidated financial statements included elsewhere in this proxy statement.

	Nine-Month ended September 30
	2019		2020
	(In thousands)		(In thousands)
	Amt	%	Amt	%
Asia-Pacific	$37,307	82%	$42,632	72%
Europe	8,180	18%	16,376	28%
Others	126	0%	392	0%
Total	$45,613	100%	$59,400	100%

We have historically derived a portion of our revenue in a given reporting period from a limited number of key customers, which varied from period to period. The following table summarizes net revenues from customers that accounted for over 10% of our net revenues for the periods indicated:

	Year Ended December 31
	2019	2018
A	11%	16%

	Nine-Month ended September 30
	2019	2020
B	14%	—
C	12%	—
D	11%	—
E	—	11%

Cost of Revenue and Gross Profit

Cost of revenues includes the cost of raw materials, labor, warranty costs and depreciation and related expenses that are directly attributable to the manufacturing of products.

Gross profit is equal to revenue less cost of revenues. Gross profit margin is equal to gross profit divided by revenue.

Operating Expense

Operating expenses consist of selling and marketing, general and administrative and R&D expenses.

Selling and marketing expenses.    Selling and marketing expenses consist primarily of personnel- related costs associated with our sales and marketing functions and other expenses related to advertising and promotions of our products. We intend to hire additional sales personnel, initiate additional marketing programs and build additional relationships with our customers. Accordingly, we expect that our selling and marketing expenses will continue to increase in absolute dollars in the long term as we expand our business.

General and administrative expenses.    General and administrative expenses consist primarily of personnel-related expenses associated with our executive, legal, finance, human resource and information technology functions, as well as fees for professional services, depreciation and amortization and insurance expenses. We expect to incur additional costs as we hire personnel and enhance our infrastructure to support the anticipated growth of our business.

Research and development expenses.    R&D expenses consist primarily of personnel-related expenses, raw material expenses relating to materials used for experiments, utility expenses and depreciation expenses attributable to R&D activities. Over time, we expect our R&D expense to increase in absolute dollars as we continue to make significant investments in developing new products, applications, functionality and other offerings.

Subsidy Income

Government subsidies represent government grants received from local government authorities. The amounts of and conditions attached to each subsidy were determined at the sole discretion of the relevant governmental authorities. Our subsidy income is non-recurring in nature.

Other Income and Expenses

Other income and expenses consist primarily of interest expense associated with our debt financing arrangements, interest income earned on our cash balances, gains and losses from foreign exchange conversion, and gains and losses on disposal of assets.

Income Tax Expense

We are subject to income taxes in the United States and foreign jurisdictions in which we do business, namely the PRC, Germany and the United Kingdom. These foreign jurisdictions have statutory tax rates different from those in the United States. Accordingly, our effective tax rates will vary depending on the relative proportion of foreign to U.S. income, the absorption of foreign tax credits, changes in the valuation of our deferred tax assets and liabilities and changes in tax laws. We regularly assess the likelihood of adverse outcomes resulting from the examination of our tax returns by the U.S. Internal Revenue Service (the “IRS”), and other tax authorities to determine the adequacy of our income tax reserves and expense. Should actual events or results differ from our current expectations, charges or credits to our income tax expense may become necessary. Any such adjustments could have a significant impact on our results of operations.

Income tax in the PRC is generally calculated at 25% of the estimated assessable profit of our subsidiaries in the PRC, except that two of our PRC subsidiaries were qualified as “High and New Tech Enterprises” and thus enjoyed a preferential income tax rate of 15%. Federal corporate income tax rate of 21% is applied for our U.S. entity. Income tax in the United Kingdom is calculated at an average tax rate of 19% of the estimated assessable profit of our subsidiary in the United Kingdom. German enterprise income tax, which is a combination of corporate income tax and trade tax, is calculated at 31.9% of the estimated assessable profit of our subsidiary in Germany.

Results of Operations

Comparison of the Nine Months Ended September 30, 2019 to the Nine Months Ended September 30, 2020

The following table sets forth our historical operating results for the periods indicated:

	Nine Months Ended September 30,		$ Change	% Change
	2019	2020
	(In thousands)	(In thousands)
Revenues	$45,613	$59,400	$13,787	30.2%
Cost of revenues	(39,309)	(49,624)	(10,315)	26.2%
Gross profit	6,304	9,776	3,472	55.1%
	13.8%	16.5%
Operating expenses:
General and administrative	(15,299)	(13,996)	1,303	(8.5)%
Research and development	(18,861)	(12,518)	6,343	(33.6)%
Selling and marketing	(9,841)	(9,464)	377	(3.8)%
Total operating expenses	(44,001)	(35,978)	8,023	(18.2)%
Subsidy Income	920	802	(118)	(12.8)%
Operating loss	(36,777)	(25,400)	11,377	(30.9)%

Other income and expenses:
Interest income	637	502	(135)	(21.2)%
Interest expense	(4,926)	(4,234)	692	(14.0)%
Other income/(expenses), net	(158)	63	221	(139.9)%
Loss before income tax	(41,224)	(29,069)	12,155	(29.5)%
Income tax expense	(99)	(5)	94	(94.9)%
Net Loss	(41,323)	(29,074)	12,249	(29.6)%
Less: Net loss attributable to noncontrolling interests	(2,137)	—	2,137	(100.0)%
Net loss attributable to Microvast, Inc.	(39,186)	(29,074)	10,112	(25.8)%

Revenue

Our revenue for the nine months ended September 30, 2020 increased primarily due to an increase in the average selling price from $333.3/Kwh in the nine months ended September 30, 2019 to $391.9/Kwh in the nine months ended September 30, 2020. We were able to increase the average selling price through the commercialization of our new generation of products. Additionally, we increased sales in Europe where we are able to sell our products at a higher average selling price relative to sales in the PRC. The increase in revenue was also driven by an increase in sales volume from approximately 136.9 MWh for nine months ended September 30, 2019 to approximately 151.6 MWh for the same period in 2020.

Cost of Revenue and Gross Profit

Our cost of sales for the nine months ended September 30, 2020 increased $10.3 million, or 26.2%, compared to the same period in 2019. The increase in cost of sales was primarily attributable to increased accrued warranty obligations resulting from growth of revenue for the nine months ended September 30, 2020.

Our gross profit margin increased from 13.8% for the nine months ended September 30, 2019 to 16.5% for the same period in 2020. The increase in gross margin was primarily due to the increase in average selling price of our products for the nine months ended September 30, 2020. Our gross margin also increased as a result of better economies of scale resulting from increased sales volume.

Operating Expense

Selling and Marketing

Selling and marketing expenses for the nine months ended September 30, 2020 remained stable, compared to the same period in 2019.

General and Administrative

General and administrative expenses for the nine months ended September 30, 2020 decreased $1.3 million, or 8.5%, compared to the same period in 2019. This was primarily attributable to a decrease in compensation and benefits costs as a result of a reduction in headcount and a reduction of salaries of our employees. We also experienced a decrease in travel costs primarily due to travel restrictions implemented in response to the COVID-19 global pandemic.

Research and Development

R&D expenses for the nine months ended September 30, 2020 decreased $6.3 million, or 33.6%, compared to the same period in 2019. This was primarily attributable to a decrease in compensation and benefits costs as a result of a reduction in headcount and a reduction of salaries of our employees.

Other Income and expense

Interest expense decreased 14.0% during the nine months ended September 30, 2020 compared to the same period in 2019. The decrease in interest expense was primarily attributable to decreased bank borrowings in the nine months ended September 30, 2020.

Comparison of the Years Ended December 31, 2018 and 2019

	Year Ended December 31		$ Change	% Change
	2018(1)	2019(1)
	(In thousands) Restated	(In thousands) Restated
Revenues	$174,235	$76,434	$(97,801)	(56.1)%
Cost of revenues	(139,764)	(72,432)	67,332	(48.2)%
Gross profit	34,471	4,002	(30,469)	(88.4)%
	19.8%	5.2%
Operating expenses:
General and administrative	(47,851)	(19,399)	28,452	(59.5)%
Research and development	(32,448)	(25,995)	6,453	(19.9)%
Selling and marketing	(13,398)	(15,712)	(2,314)	17.3%
Total operating expenses	(93,697)	(61,106)	32,591	(34.8)%
Subsidy Income	9,538	3,243	(6,295)	(66.0)%
Operating Loss	(49,688)	(53,861)	(4,173)	8.4%

Other income and expenses:
Interest income	2,007	884	(1,123)	(56.0)%
Interest expense	(3,979)	(6,352)	(2,373)	59.6%
Other income/(expenses), net	(2,606)	(145)	2,461	(94.4)%
Loss before income tax	(54,266)	(59,474)	(5,208)	9.6%
Income tax expense	(6,425)	(189)	6,236	(97.1)%
Net Loss	(60,691)	(59,663)	1,028	(1.7)%
Less: Net loss attributable to noncontrolling interest	(5,799)	(2,123)	3,676	(63.4)%
Net loss attributable to Microvast, Inc.	(54,892)	(57,540)	(2,648)	4.8%

____________

Note:

(1)      We have restated our consolidated financial statements for the years ended December 31, 2018 and 2019. For details, please refer to Note 25 to our consolidated financial statements included elsewhere in this proxy statement.

Revenue

Our revenue in 2019 decreased $97.8 million, or 56.1%, compared to 2018. The decrease was primarily due to decreased sales volume from approximately 497.9 MWh for the year ended December 31, 2018 to approximately 234.3 MWh for the year ended December 31, 2019. The decrease in sales volume was primarily attributable to a change in government subsidy policies in the PRC in 2019 that resulted in fewer purchases by customers based in the PRC.

Cost of Revenue and Gross Profit

Our cost of sales in 2019 decreased $67.3 million, or 48.2%, compared to 2018. The decrease in cost of sales during 2019 was primarily due to the decrease in sales volume in 2019.

Our gross profit margin decreased from 19.8% during 2018 to 5.2% for 2019. The decrease in gross margin was a result of a decrease in the average selling price in the PRC market in 2019 mainly due to (i) a change in government subsidy policies and standards in 2019 resulting in sales of certain products to non-subsidy customers at a lower price and (ii) overall lower sales prices in the PRC.

Operating Expense

Selling and Marketing

Selling and marketing expenses in 2019 increased $2.3 million, or 17.3%, compared to 2018. The increase in selling and marketing expenses was primarily due to increased marketing activities in 2019 related to the expansion into Europe, product certification and branding expense.

General and Administrative

General and administrative expenses in 2019 decreased $28.5 million, or 59.5%, compared to 2018. The decrease in general and administrative expenses was primarily due to (i) decreased impairment losses and (ii) decreased personnel related expenses and other administrative expense due to a planned cutback in spending. In 2018, we recorded $10.1 million impairment against accounts receivable due to increased uncertainty in collectability of receivable from certain customers, a $13.6 million inventory impairment and a $1.2 million impairment of plant, parts and equipment due to a discontinued product line. By contrast, in 2019 we recorded a combined $2.9 million impairment against accounts, inventory and plant, parts and equipment.

Research and Development

R&D expenses in 2019 decreased $6.5 million, or 19.9%, compared to 2018. The decrease in R&D expenses was primarily due to reduced staff, fewer research projects and reduced material costs related to reduced R&D activity. This decrease in spending in 2019 was the result of planned optimization of research and the abandonment of other less promising projects.

Subsidy Income

Subsidy income decreased 66.0% from $9.5 million in 2018 to $3.2 million in 2019, primarily due to a one-time award granted by local governments in the PRC in 2018 in connection with the expansion of our manufacturing capacity and technology innovation.

Other Income and expense

Interest income in 2019 decreased 56.0% compared to 2018. The decrease in interest income was primarily attributable to lower average cash balances in our bank accounts in 2019.

Interest expense in 2019 increased 59.6% compared to 2018. The increase in interest expense was primarily attributable to an increase in annual interest rate for our outstanding loans from 6% to 10% that occurred in August 2018.

Other expenses in 2019 decreased from $2.6 million in 2018 to $0.1 million 2019, which were primarily related to loss from disposal of property, plant and equipment.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from capital contributions from equity holders, issuance of convertible notes and bank borrowings. As of September 30, 2020, our principal sources of liquidity were our cash and cash equivalents in the amount of $23.1 million.

As of September 30, 2020, we had bank borrowings of $9.8 million, the terms of which range from 6 to 12 months. The interest rates of our bank borrowings ranged from 4.92% to 5.22% per annum. As of September 30, 2020, we had outstanding convertible bonds of $73.1 million, with interest rates ranging from 0% to 4%. These convertible bonds are due as follows: $29.2 million is due in 2023; $29.2 million is due in 2024; and $14.7 million is due in 2026. As of September 30, 2020, we had other outstanding loans with an outstanding balance of $121.9 million, with an interest rate of 10%. Of this amount, a payment of $30 million is due on March 31, 2021 and the remaining balance is due on June 30, 2023. As of September 30, 2020, we were in compliance with all material terms and covenants of our loan agreements, credit agreements, bonds and notes.

The consolidated net cash position as of September 30, 2020 included cash, cash equivalents and restricted cash of $23.2 million held by our PRC subsidiary that is not available to fund domestic operations unless funds are repatriated. Should we need to repatriate to the U.S. part or all of the funds held by our PRC subsidiaries, we would need to accrue and pay withholding taxes equivalent to 10% of the funds repatriated. We do not intend to pay any cash dividends on our ordinary shares in the foreseeable future and intend to retain all of the available funds and any future earnings for use in the operation and expansion of our business in the PRC, the EU and the United States.

We had recurring losses in recent years and had total stockholders’ deficits of $378.6 million and working capital totaled at $4.7 million as of September 30, 2020 which may raise substantial doubt about our ability to continue as a going concern for the foreseeable future.

We have generated positive cash flows from operations in 2019 and the nine months ended September 30, 2020, of $13,371 and $5,799, respectively, and expect to generate positive operating cash flows for the full years 2020 and 2021. In addition, we obtained proceeds from financing activities of $57,500 from the issuance of convertible notes in January and February 2021, and are expecting to receive additional funds from further financing sources from new investors. We believe we will be able to meet our working capital requirements for at least the next 12 months. However, our liquidity assumptions may prove to be incorrect, and we could utilize our available financial resources sooner than we currently expect. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

We plan to raise additional funds to finance our operations through further equity offerings equity-linked, or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by the incurrence of indebtedness, we will be subject to increased fixed payment obligations and could also be subject to restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. If we are unable to obtain additional funds, we would also take other measures to reduce expenses to offset any shortfall. See “Risk Factors — Risks Related to Microvast’s Business — Microvast may require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.”

Cash Flows

The following table provides a summary of Microvast’s cash flow data for the periods indicated:

	Nine Months Ended September 30
	2019	2020
Amount in thousands
Net cash (used in) provided by operating activities	(5,118)	5,799
Net cash provided by (used in) investing activities	517	(14,425)
Net cash used in financing activities	(48,018)	(2,360)

Cash Flows from Operating Activities

During the nine months ended September 30, 2020, our operating activities generated $5.8 million in cash. This increase in cash consisted of (1) $13.4 million in cash paid after adjusting our net loss for non-cash and non-operating items, of which $11.4 million is depreciation of property, plant and equipment; (2) $19.2 million increase in cash flows from operating assets and liabilities including $22.4 million cash inflow due to collection of accounts receivable and notes receivable.

Cash Flows from Investing Activities

During the nine months ended September 30, 2020, cash used in investing activities totaled $14.4 million. This cash outflow primarily consisted of capital expenditures of $15.3 million related to purchase of property and equipment in connection with our expansion plan, $2.0 million related to the purchase of short-term investments, partially offset by proceeds of $2.9 million from maturity of short-term investments.

Cash Flows from Financing Activities

During the nine months ended September 30, 2020, cash used in financing activities totaled $2.4 million. This cash outflow was a result of $17.6 million repayment on bank borrowings, partially offset by $15.2 million proceeds from bank borrowings.

The following table provides a summary of Microvast’s cash flow data for the periods indicated:

	Years Ended December 31
	2018 Restated(1)	2019 Restated(1)
Amount in thousands
Net cash (used in) provided by operating activities	(5,492)	13,371
Net cash provided by (used in) investing activities	156,048	(3,954)
Net cash used in financing activities	(169,906)	(52,180)

____________

Note:

(1)      We have restated our consolidated financial statements for the years ended December 31, 2018 and 2019. For details, please refer to Note 25 to our consolidated financial statements included elsewhere in this proxy statement.

Cash Flows from Operating Activities

During the year ended December 31, 2019, our operating activities provided $13.4 million in cash. This increase in cash consisted of (1) $38.3 million in cash used after adjusting our net loss for non-cash and non-operating items including $14.7 million depreciation of property, plant and equipment and $4.2 million provision for obsolete inventories (2) $51.7 million increase in cash flows from operating assets and liabilities including $78.8 million increase from collection of accounts receivable and notes receivable

During the year ended December 31, 2018, our operating activities used $5.5 million in cash. This decrease in cash consisted of (1) $13.4 million in cash used after adjusting our net loss for non-cash and non-operating items including $12.2 million depreciation of property, plant and equipment (2) $7.9 million increase in cash flows from operating assets and liabilities primarily from collection of accounts receivable and notes receivable and partially offset by amount paid to suppliers.

Cash Flows from Investing Activities

During the year ended December 31, 2019, cash used in investing activities totaled $4.0 million and primarily consisted of capital expenditures of $20.2 million related to the purchase of property and equipment associated with our existing manufacturing facilities, and $20.4 million related to the purchase of short-term investments, partially offset by proceeds of $36.6 million from maturity of short-term investments.

During the year ended December 31, 2018, cash generated from investing activities totaled $156.0 million and primarily consisted of $204.4 million cash from maturity of short-term investments, partially offset by capital expenditures of $30.4 million related to the purchase of property and equipment and intangible assets associated with our existing manufacturing facilities and $18.0 million related to the purchase of short-term investments.

Cash Flows from Financing Activities

During the year ended December 31, 2019, cash used in financing activities totaled $52.2 million and included repayments on borrowings of $86.1 million, and repayment on repurchase shares from exiting noncontrolling interests of $32.7 million, and partially offset by proceeds of $17.7 million from bank borrowings, and $48.9 million proceeds from issuance of convertible bonds.

During the year ended December 31, 2018, cash used in financing activities totaled $169.9 million and included repayments on bank borrowings of $41.9 million, repurchase of shares of our Series B2 Preferred Stock of $3.7 million and repayment on repurchase shares from exiting noncontrolling interests of $211.6 million, partially offset by proceeds of $62.4 million from bank borrowings, and $24.9 million proceeds from issuance of convertible bonds.

Contractual Obligations and Commitments

Our capital expenditures amounted to $30.4 million and $20.2 million for 2018 and 2019, respectively. Our capital expenditures in 2018 related primarily to the purchase of equipment associated with our existing manufacturing facilities. Our capital expenditures in 2019 related primarily to the construction of manufacturing facilities under our expansion plan.

Starting from 2021, we plan to build an approximately 1.2 million square feet manufacturing facility to achieve a manufacturing capacity of 12 GWh. We expect to complete the expansion by the end of 2025. See “Business of Microvast — Manufacturing Capacity.” We expect that the total capital expenditures relating to our expansion plan will be approximately $1,122.5 million, which we plan to finance through proceeds from bank borrowings and from the Business Combination. We expect to incur capital expenditures of $195.5 million, $93.6 million, $200.7 million, $266.6 million and $284.4 million for our expansion plan the years ending December 31, 2021, 2022, 2023, 2024 and 2025, respectively.

Our planned capital expenditure amounts are based on management’s current estimates and may be subject to change. There can be no assurance that we will execute our capital expenditure plans as contemplated at or below estimated costs, and we may also from time to time determine to undertake additional capital projects and incur additional capital expenditures. As a result, actual capital expenditures in future years may be more or less than the amounts shown.

The following table summarizes Microvast’s contractual obligations and other commitments for cash expenditures as of December 31, 2019 and the years in which these obligations are due:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years		3-5 Years	More than 5 years
Amount in thousands
Bond Payable*	$29,915	$29,915		$—	$—	$—
Deposit liability for series B2 convertible preferred shares*	$21,792	$—		$21,792	$—	$—
Interest	$53,026	$10,959		$24,001	$17,316	$750
– Short-term bank borrowings	$123	$123
– Bond payable	$9,924	$1,390		$4,410	$3,374	$750
– Payable for redemption value of noncontrolling interest	$42,979	$9,446		$19,591	$13,942
Lease commitments	$4,414	$1,354		$1,819	$1,227	$14
Purchase obligations	$5,955	$5,955	$
Capital commitments	$15,664	$9,750		$5,914
Total	$130,766	$57,933		$53,526	$18,543	$764

____________

*        The convertible bond and deposit liability for series B2 convertible preferred shares will convert to equity in connection with the Business Combination.

Off-Balance Sheet Arrangements

Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe the following critical accounting policies involve a higher degree of judgment and complexity than our other accounting policies. Therefore, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Consolidation of Variable Interest Entity

We determine whether we have a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (“VIE”). Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. We consolidate voting interest entities in which we have all, or at least a majority of, the voting interest. As defined in applicable accounting standards, VIEs are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an enterprise has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE.

We and a third party established Huzhou Hongwei New Energy Automobile Co., Ltd. (“Hongwei”), of which we each subscribed 20% and 80% equity interest, respectively. In 2017, we made contributions of cash and intangible assets to Hongwei, whereas the other equity interest holder did not make capital contributions. Hongwei met the definition as a VIE. We concluded that Hongwei, since its inception, was a VIE and we were its primary beneficiary. Accordingly, Hongwei has been consolidated by us. We became the sole equity interest owner of Hongwei in October 2019.

Revenue Recognition

On January 1, 2019, we adopted ASU 2014-09, Revenue Contracts with Customers (Topic 606) (“Topic 606”), applying the modified retrospective method to all contracts that were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. We adjusted the retained earnings and deferred revenue at amount of $1,565 on January 1, 2019 for the cumulative impact of adopting Topic 606.

Nature of Goods and Services

Our sales revenue consists primarily of sales of lithium batteries. Our obligation is providing electronic power products. Revenue is recognized at the point of time when control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for the goods or services.

Disaggregation of revenue

For the year ended December 31, 2019, our revenues generated from Asia-Pacific, Europe and other geographic regions where the customers are located were $65,437, $10,679 and $318, respectively.

Sales Incentive

In 2018, we provided sales incentives to some of our customers, which mainly relates the reduced sales prices. The sales incentives are discounts to be applied to future sales to the customer which cannot be exchanged for cash. To the extent that the sales incentive represents a material right or options to acquire additional goods or services at a discount in the future period, the material right is recognized as a separate performance obligation at the outset of the arrangement based on the most likely amount of incentive to be provided to the customer. Amounts allocated to a material right are recognized as revenue when those future goods are sold to the customers. During 2019, no such sales incentives were granted to customers.

Contract balances

Contract balances include accounts receivable and advance from customers. Accounts receivable represent cash not received from customers and are recorded when the right to consideration is unconditional. The allowance for doubtful accounts reflects the best estimate of probable losses inherent to the account receivable balance. Contract liabilities, recorded in advance from customers in the consolidated balance sheet, represents payment received in advance or payment received related to a material right provided to a customer to acquire additional goods or services at a discount in a future period. During the year ended December 31, 2019, we recognized $556 of revenue previously included in advance from customers as of January 1, 2019, which consist of payments received in advance related to its sales of lithium batteries.

Product Warranty

We provide product warranties, which entail repair or replacement of non-conforming items, in conjunction with sales of products. Estimated costs related to warranties are recorded in the period in which the related product sales occur. The warranty liability recorded at each balance sheet date reflects management’s best estimates of its product warranties based on historical information and other currently available evidence.

Our product warranties generally range from one to eight years. We establish a reserve for the estimated cost of the product warranty at the time revenue is recognized. The portion of the warranties we expect to incur within the next 12 months is recorded in accrued expenses and other current liabilities, while the remainder is recorded in other non-current liabilities on the consolidated balance sheets. Warranty reserves are recorded as a cost of revenue.

Inventories

Our inventories consist of raw materials, work in process and finished goods. Inventories are stated at the lower of cost or net realizable value. Inventory costs include expenses that are directly or indirectly incurred in the acquisition, including shipping and handling costs charged to us by suppliers, and production of manufactured product for sale. Costs of materials and supplies used in production, direct labor costs and allocated overhead costs are all included in the inventory costs. The allocated overhead cost includes the depreciation, insurance, employee benefits, and indirect labor. Cost is determined using the weighted average method. Inventories are written down to net realizable value taking into consideration estimates of future demand, technology developments, market conditions and reasonably predicative costs of completion or disposal.

Income Taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized.

We account for uncertain tax positions by reporting a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Tax benefits are recognized from uncertain tax positions when we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Stock-Based Compensation

Equity-settled share-based payments to employees is measured at the fair value of the equity instruments at the grant date. Fair value excludes the effect of non-market based vesting conditions. At each balance sheet date, we assess the number of equity instruments expected to vest based on the estimate on the probability of meeting non-market based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in the income statement such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity.

For cash-settled share-based payments to employees, a liability is recognized for the services acquired, measured initially at the fair value of the liability. At each balance sheet date until the liability is settled, and at the date of settlement, the fair value of the liability is re-measured with any changes in fair value recognized in consolidated statements of operations for the year.

Equity-settled share-based payment to nonemployees are measured at fair value at the earlier of the commitment date or the date the services was completed and recognized over the period the service is provided.

Common Stock Valuations

Prior to the Business Combination, we are a private company with no quoted market prices for our ordinary shares. Therefore, we need to make estimates of the fair value of our ordinary shares as one of the inputs in determining the fair value of share-based compensation awards. We estimated the fair value of our ordinary shares and share-based compensation award granted to our employees with assistance from an independent third-part appraiser (the “Appraiser”). We are ultimately responsible for the determination of all amounts related to share-based compensation recorded in the financial statements.

The following table sets forth the fair value of our ordinary shares estimated at different dates in 2018-2020:

Date	Class of Shares	Fair Value	Purpose of Valuation	DLOM	Discount Rate
March 1, 2018	Ordinary shares	$515.37	Share option grant	20%	17.00%
July 28, 2020	Ordinary shares	$976.98	Share option grant	10%	16.50%

These estimates will not be necessary to determine the fair value of common stock following the Business Combination.

In determining the fair value of our equity interest in 2018-2020, we applied the income approach/discounted cash flow, or DCF, analysis based on management’s best estimates of our projected cash flow as of the valuation date. We considered the market approach and searched for public companies with business nature and in a development stage similar to ours. However, we identified no companies that were similar to us in all aspects and we therefore only used the results obtained from the market approach to assess the reasonableness of the results obtained from the income approach. Determination of the fair value of our ordinary shares required that complex and subjective judgments be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares, our operating history and prospects at the time of valuation.

The DCF method incorporates management’s best estimation of projected cash flow as of measurement date. The projected cash flow estimation includes, among other factors, analysis of projected revenue growth, gross margins and terminal value. The assumptions used in deriving the fair value of ordinary shares are consistent with our business plan.

The DCF method involves applying appropriate discount rates to discount the future cash flows forecast to present value. In determining an appropriate discount rate, we considered the weighted-average cost of capital, or WACC.

Weighted Average Cost of Capital.    We calculated the cost of equity of the business as of the valuation dates using the capital asset pricing model, or CAPM, the most commonly adopted method for estimating the required rate of return for equity. Under CAPM, the cost of equity is determined by considering the risk-free rate, systematic risk, equity market premium, size of our company, the scale of our business and our ability to achieve forecasted projections. In deriving the WACC, we selected certain publicly traded companies for reference as our guideline companies. In order to reflect the operating environment in the PRC and the general sentiment in the U.S. capital markets, we selected guideline companies considering the following factors: (i) the guideline companies should provide similar products, and (ii) the guideline companies should either have their principal operations in Asia Pacific region, as we operate in the PRC, and/or are publicly listed companies in the United States as we plan to list our shares in the United States.

After considering the WACC, the relative risk of the industry and the characteristics of our company, we used a discount rate of 17% in March 2018 and 16.5% in July 2020.

The above assumptions used in determining the fair values were consistent with our business plan and major milestones we achieved. We also applied general assumptions, including the following:

•        there will be no major changes in the existing political, legal, fiscal and economic conditions in countries in which we will carry on our business;

•        there will be no major changes in the current taxation law in countries in which we operate, that the rates of tax payable remain unchanged and that all applicable laws and regulations will be complied with;

•        exchange rates and interest rates will not differ materially from those presently prevailing;

•        the availability of financing will not be a constraint on the future growth of our operations;

•        we will retain and have competent management, key personnel, and technical staff to support our ongoing operations; and

•        industry trends and market conditions for related industries will not deviate significantly from economic forecasts.

Since our capital structure includes convertible preferred shares and ordinary shares at each grant date, we used the option-pricing method to allocate equity value of our company to preferred and ordinary shares, taking into account the guidance prescribed by the Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale or merger of our company, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares based on historical volatility of guideline companies’ shares. Had we used different estimates of volatility, the allocations between preferred and ordinary shares would have been different.

We also applied a discount for lack of marketability, or DLOM, 10.0%-20.0%, to reflect the fact that there is no ready market for shares in a closely-held company like us. When determining the DLOM, the Finnerty model was used. Under this method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the discount for lack of marketability. This option pricing method was used because it takes into account certain company-specific factors, including the timing of the expected liquidity event and the volatility of the share price of the guideline companies engaged in the same industry.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Immediately following the Business Combination, we will be an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through the end of the 2021 fiscal year and expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Internal Control Over Financial Reporting

Prior to the Business Combination, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2018 and 2019 under

PCAOB standards, we and our independent registered public accounting firm identified two material weaknesses and certain information technology related deficiencies in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis.

One material weakness that has been identified related to the insufficient financial reporting and accounting personnel with appropriate U.S. GAAP knowledge and SEC reporting requirements to properly address complex U.S. GAAP technical accounting issues and to prepare and review financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. The other material weakness that has been identified related to the lack of a comprehensive accounting policies and procedures manual including comprehensive book closing procedures in accordance with U.S. GAAP. Either of these material weaknesses, if not timely remedied, may lead to significant misstatements in Microvast’s consolidated financial statements in the future. For example, such material weaknesses have resulted in not consolidating a variable interest entity of which Microvast was a primary beneficiary, which has been rectified by restatements of the consolidated balance sheets and statements of operations as of and for the years ended December 31, 2018 and 2019. Another example is that due to the lack of comprehensive book closing procedures, a cutoff error was rectified by restatement of the consolidated balance sheet and statement of operations as of and for the year ended December 31, 2019. For details, please refer to note 25 to Microvast’s consolidated financial statements for the years ended December 31, 2018 and 2019 included elsewhere in this proxy statement. In the future, Microvast may identify additional material weaknesses. In addition, if our independent registered public accounting firm attests to, and reports on, the management assessment of the effectiveness of our internal controls, our independent registered public accounting firm may disagree with our management’s assessment of the effectiveness of our internal controls.

We plan to implement a number of measures to address the material weaknesses that has been identified in connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2018 and 2019 under PCAOB standards. We will hire additional qualified financial and accounting staff with working experience of U.S. GAAP and SEC reporting requirements. We will continue to further expedite and streamline our reporting process and develop our compliance process, including establishing a comprehensive accounting policies and procedures manual, to allow early detection, prevention and resolution of potential compliance issues. We intend to conduct regular and continuous U.S. GAAP accounting and financial reporting programs and send our financial staff to attend external U.S. GAAP training courses. We also intend to hire additional resources to strengthen the financial reporting function and set up a financial and system control framework. However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. See “Risk Factors — Risks Related to Microvast’s Business — In connection with the audits of Microvast’s consolidated financial statements as of and for the years ended December 31, 2018 and 2019, Microvast and its independent registered public accounting firm identified two material weaknesses in its internal control over financial reporting. If Microvast fails to develop and maintain an effective system of internal control over financial reporting, it may be unable to accurately report our financial results or prevent fraud.”

As an emerging growth company, we may take advantage of an exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 with respect to management’s assessment of our internal control over financial reporting.

Recent Accounting Pronouncements

See Note 2 to the audited consolidated financial statements beginning on page F-85 of this proxy statement for more information about recent accounting pronouncements, the timing of their adoption, and Microvast’s assessment, to the extent it has made one, of their potential impact on Microvast’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our cash and cash equivalents consist of cash and money market accounts. Such interest-earning instruments carry a degree of interest rate risk. To date, fluctuations in interest income have not been significant. Our borrowings under our line of credit carry variable interest rates so such risks are limited as it relates to our current borrowings.

The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash equivalents have a short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. We do not believe that an increase or decrease in interest rates of 100 basis points would have a material effect on our operating results or financial condition. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

Foreign Currency Risk

Our major operational activities are carried out in the PRC and a majority of the transactions are denominated in Renminbi. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We have experienced and will continue to experience fluctuations in our operating results as a result of transaction gains and losses related to translating certain cash balances, trade accounts receivable and payable balances, and intercompany balances that are denominated in currencies other than the U.S. Dollar, principally Renminbi. The effect of an immediate 10% adverse change in foreign exchange rates on Renminbi-denominated accounts as of September 30, 2020, including intercompany balances, would result in a foreign currency loss of $1.35 million. In the event our foreign sales and expenses increase, our operating results may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. At this time, we do not, but we may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.

Credit Risk

Our credit risk primarily relates to our trade and other receivables, restricted cash, cash equivalents and amounts due from related parties. We generally grant credit only to clients and related parties with good credit ratings and also closely monitor overdue debts. In this regard, we consider that the credit risk arising from our balances with counterparties is significantly reduced.

In order to minimize the credit risk, we have delegated a team responsible for determining credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. In addition, we review the recoverable amount of each individual debtor at the end of each reporting period to ensure that adequate impairment losses are made for irrecoverable amounts. We will negotiate with the counterparties of the debts for settlement plans or changes in credit terms, should the need arise. In this regard, we consider that our credit risk is significantly reduced.

Seasonality

We typically experience higher sales during our third and fourth fiscal quarters as compared to our first and second fiscal quarters due to reduced purchase from our customers, who are mainly Chinese bus OEMs, during the Chinese Spring Festival holiday season in our first fiscal quarter. However, our limited operational history makes it difficult for us to judge the exact nature or extent of the seasonality of our business.

MANAGEMENT OF TUSCAN FOLLOWING THE BUSINESS COMBINATION

Throughout this section, unless otherwise noted, “we”, “us” and “our” refer to Tuscan Holdings Corporation prior to the consummation of the Merger and Microvast Holdings upon and after the consummation of the Merger.

Information about Anticipated Executive Officers and Directors Upon the Closing of the Business Combination

Pursuant to the Merger Agreement, in connection with the closing of the Merger, Wu and the Sponsor Group will enter into the Stockholders Agreement. The Stockholders Agreement provides that, among other things, immediately following the consummation of the Merger, the Board will be comprised of Yang Wu, Yanzhuan Zheng, Stanley Whittingham, Arthur Wong, Craig Webster, Stephen Vogel and Ying Weiand . See “The Business Combination Proposal — Additional Agreements”. The following table sets forth the persons Tuscan and Microvast anticipate will become the executive officers and directors of Microvast Holdings. For biographical information concerning Yang Wu, Yanzhuan Zheng, Wenjuan Mattis, Shane Smith, Sascha Kelterborn, Shengzian Wu, Craig Webster and Wei Ying, see “Information about Microvast — Directors and Executive Officers.” For biographical information concerning Stephen Vogal see . “Information about Tuscan — Directors and Executive Officers.” For biographical information concerning Arthur Wong and Stanley Whittingham see “Director Nomination Proposal — Information about Directors.”

If elected, Stephen Vogel and Ying Wei and will serve as Class I directors and will hold office until the first Annual Meeting, Stanley Whittingham and Arthur Wong will serve as Class II directors and hold office until the second Annual Meeting and Yang Wu, Yanzhuan Zheng and Craig Webster will serve as Class III directors and hold office until the third Annual Meeting.

Executive Officers	Age	Title
Yang Wu	55	Chairman, Chief Executive Officer, Director
Yanzhuan (Leon) Zheng	57	Chief Financial Officer, Director
Wenjuan Mattis, Ph.D.	40	Chief Technology Officer
Shane Smith	53	Executive Vice President & President, MP Solutions
Shengxian Wu, Ph.D.	38	CEO-Microvast China
Sascha Rene Kelterborn	47	Senior Vice President & Managing Director, Microvast EMEA

Non-Executive Directors
Craig Webster	49	Director
Wei Ying	54	Director
Stanley Whittingham	79	Director
Arthur Wong	60	Director
Stephen Vogel	71	Director

Family Relationships

There are no family relationships between any of Microvast Holdings’ executive officers and directors or director nominees.

Independence of Directors

As a result of its Common Stock continuing to be listed on the Nasdaq following the consummation of the Merger, Microvast Holdings will adhere to the rules of such exchange in determining whether a director is independent. The Board has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer or employee of a company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that [____] will be considered independent directors. Microvast Holdings’ independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

We recognize that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the company at any point in time. As a result, no policy exists requiring combination or separation of leadership roles, and our governing documents do not mandate a particular structure. This has allowed Tuscan’s board of directors the flexibility to establish the most appropriate structure at any given time.

Upon the consummation of the Merger, one of the key functions of the Board will be informed oversight of Microvast Holdings’ risk management process. The Board will not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. The Board will be responsible for monitoring and assessing strategic risk exposure and Microvast Holdings’ audit committee will have the responsibility to consider and discuss Microvast Holdings’ major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Microvast Holdings’ compensation committee will assess and monitor whether Microvast Holdings’ compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of Microvast Holdings’ Board of Directors

The Board will direct the management of the business and affairs of Microvast Holdings, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. After the consummation of the Merger, Microvast Holdings will have an audit committee, a nominating committee and a compensation committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Audit Committee

Tuscan has established an audit committee of its board of directors. It is expected that following the consummation of the Merger, [____] will serve as members of Microvast Holdings’ audit committee and [____] will serve as chairman of the audit committee. Each of the members of the audit committee will be independent under the applicable Nasdaq listing standards.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Tuscan board of directors whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Our audit committee held [____] meetings in 2020.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Microvast Holdings will be required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

[____] will serve as a financial expert on the audit committee.

Nominating Committee

Tuscan has established a nominating committee of its board of directors. It is expected that following the consummation of the Merger, [____] will serve as members of Microvast Holdings’ nominating committee and [____] will serve as chairman of the nominating committee. Each of the members of the nominating committee will be independent under the applicable Nasdaq listing standards.

The primary purpose of Microvast Holdings’ nominating committee is to assist the Board in matters relating to the appropriate size, functioning, and needs of the Board including, but not limited to, recruitment and retention of high-quality members of the board of directors and committee composition and structure.

Our nominating committee held [____] meetings in 2020.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the Tuscan board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

In general, in order to provide sufficient time to enable the nominating committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with Microvast Holdings’ Annual Meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than thirty (30) days after the end of Microvast Holdings’ fiscal year.

Compensation Committee Information

Tuscan has established a compensation committee of its board of directors. It is expected that [____] will serve as members of Microvast Holdings’ compensation committee following the consummation of the Merger. Under Nasdaq listing standards and applicable SEC rules, Microvast Holdings’ compensation committee must consist of all independent members. [____] meet the independent director standard under the Nasdaq listing standard, and [____] will serve as chairman of the compensation committee following the consummation of the Merger.

Tuscan has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our compensation committee held no meetings in 2020.

Code of Ethics

Tuscan has adopted a code of ethics that applies to all executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Tuscan’s business. Upon the consummation of the Merger, such code of ethics will apply to all executive officers, directors and employees of Microvast Holdings and its subsidiaries. We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to [address to be added].

Compensation Committee Interlocks and Insider Participation

None of the members or intended members of the compensation committee is currently one of Tuscan’s or Microvast’s officers or employees. None of Tuscan’s or Microvast Holdings’ executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving or will serve as a member of Tuscan’s or Microvast Holdings’ board of directors or compensation committee.

Stockholder and Interested Party Communications

Prior to the Merger, Tuscan’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Tuscan securities at that time. However, Microvast Holdings’ management following the consummation of the Merger may establish a process for stockholder and interested party communications in the future.

Executive Officer and Director Compensation Following the Business Combination

In connection with the Merger, Microvast entered into individual employment agreements with the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer of Microvast, each to be assumed by the Company effective as of the consummation of the Merger.

Executive Employment Agreements

Subject to earlier termination in accordance with the executive employment agreements (the “Executive Employment Agreements”), each of Chief Executive Officer, Chief Financial Officer and Chief Technology Officer of Microvast will continue service to the Company in their existing roles until the third anniversary of the closing of the Merger, which terms will be automatically extended for additional 12-month periods unless a notice of non-renewal is given by either party in accordance with the notice requirements of the Executive Employment Agreements prior to the expiration of the term then in effect.

The Executive Employment Agreement for each of Chief Executive Officer, Chief Financial Officer and Chief Technology Officer of Microvast provides for an annual base salary of $350,000 for the Chief Executive Officer, $275,000 for the Chief Financial Officer, and $300,000 for the Chief Technology Officer. The Executive Employment Agreement for each of Chief Executive Officer, Chief Financial Officer and Chief Technology Officer of Microvast also provides for the opportunities to participate in the Company’s annual incentive bonus plan for senior executives and the Company’s long-term incentive plan, each in accordance with the terms of such plans that may be in effect from time to time and subject to such other terms as the Board may approve. The executives are also eligible to participate in the benefit plans or programs of the Company generally provided to other similarly situated executives of the Company.

The Executive Employment Agreement for each of Chief Executive Officer, Chief Financial Officer and Chief Technology Officer of Microvast may be terminated by either the Company or the executives at any time and for any reason upon thirty (30) day’s prior written notice. Upon a termination by the Company or an executive for any reason, an executive (or his or her estate upon a termination due to death of the executive) will receive all accrued salary and any earned but unpaid bonuses through and including the date of termination. Following a termination due to death or disability of an executive, the executive (or his or her estate) will also receive: (1) a pro rata bonus for the annual bonus that the executive would have earned for the fiscal year in which the death or disability occurs based on performance as determined by the Board, prorated for the period of time during the fiscal year worked by the executive; and (2) if the death or disability occurs within three years following the closing of the Merger, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the closing of the Merger that were granted to the executive prior to the closing of the Merger. Any other outstanding equity awards or long-term incentive awards granted to the executive following the closing of the Merger will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination due to termination by the Company without Cause (as defined in the Executive Employment Agreements) or due to resignation by an executive for Good Reason (as defined in the Executive Employment Agreements), in either case prior to a Change in Control (as defined in the Executive Employment Agreements), subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (1) an amount equal to, for the Chief Executive Officer of Microvast, two and a half times, and for the Chief Financial Officer and Chief Technology Officer of Microvast, one and a half times, the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) target annual bonus for the fiscal year in which the termination or resignation occurs, payable in substantially equal monthly installments over a period of 30 months for the Chief Executive Officer of Microvast and 18 months for the Chief Financial Officer and Chief Technology

Officer of Microvast (the “Severance Period”); and (2) if the termination without Cause or resignation for Good Reason occurs within three years following the closing of the Merger, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the closing of the Merger that were granted to the executive prior to the closing of the Merger. Any other outstanding equity awards or long-term incentive awards granted to the executive following the closing of the Merger will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination due to termination by the Company without Cause or due to resignation by an executive for Good Reason on or within two years following the closing of a Change in Control, subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (1) an amount equal to, for the Chief Executive Officer of Microvast, three times, and for the Chief Financial Officer and Chief Technology Officer of Microvast, two times, the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) target annual bonus for the fiscal year in which the termination or resignation occurs, payable in a single lump sum within 75 days of the termination or resignation; (2) a pro rata bonus of the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) annual bonus the executive would have earned for the fiscal year in which the termination or resignation occurs based on performance as determined through the date of termination or resignation, prorated for the period of time during the fiscal year worked by the executive, payable in a single lump sum within 75 days of the termination or resignation; and (3) full acceleration of all outstanding equity awards held by the executive as of the date of termination or resignation.

Each of Chief Executive Officer, Chief Financial Officer and Chief Technology Officer of Microvast is subject to restrictive covenants as follows: (1) a post-termination non-compete for a period of 18 months following an executive’s termination or resignation for any reason; (2) confidentiality restrictions through the time period such confidential information remains not generally known to the public; and (3) customer and employee non-solicitation and noninterference for a period of 18 months following an executive’s termination or resignation for any reason.

Equity Awards under the 2021 Plan

Following the closing of the Merger, the Company intends to grant equity-based awards under the 2021 Plan to reward long-term performance of its executive officers, including the named executive officers of Microvast who will continue service to the Company in their existing roles. We believe that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of our executive officers, including the named executive officers, with the interests of its stockholders and serve to motivate and retain the individual executive officers, including the named executive officers.

Director Compensation following the Business Combination

Following the closing of the Merger, our Board will determine the annual compensation to be paid to the members of our Board. The Company currently intends to provide members of our Board an annual cash retainer and a grant of stock options pursuant to the 2021 Plan in consideration of their services to the Board.

Recoupment Policy

The Board will administer the Company’s clawback policies consistent with the Sarbanes-Oxley Act, which would recover the Company’s executives’ incentive bonuses or equity awards in the event of a financial restatement that would trigger recoupment under the Sarbanes-Oxley Act.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Tuscan

The following table sets forth information regarding the beneficial ownership of Common Stock as of the record date and immediately following the consummation of the Business Combination by:

•        each person known by Tuscan to be the beneficial owner of more than 5% of Tuscan’s outstanding shares of Common Stock either on the record date or after the consummation of the Business Combination;

•        each of Tuscan’s current executive officers and directors;

•        each person who will become an executive officer or a director of Tuscan upon consummation of the Business Combination;

•        all of Tuscan’s current executive officers and directors as a group; and

•        all of Tuscan’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.

				After Business Combination
		Prior to Business Combination(2)		Assuming No Conversions(3)		Assuming Maximum Conversions(4)
Name and Address of Beneficial Owners(1)		Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Officers Prior to the Business Combination:
Stephen A. Vogel	(5)	7,368,589	20.77%	7,927,178	2.64%	7,927,178	2.90%
Ruth Epstein		—	0%				%
Stefan Selig	(6)	30,000	*	30,000	*	30,000	*
Amy Butte	(6)	30,000	*	30,000	*	30,000	*
Richard O. Rieger	(6)	30,000	*	30,000	*	30,000	*
All directors and officers prior to the Business Combination as a group (5 persons)		7,458,589	21.02%	8,017,178	2.67%	8,017,178	2.93%
Directors and Officers After the Business Combination:
Yang Wu		—	0%	85,036,953.93	28.30%	85,036,953.93	31.16%
Yanzhuan Zheng		—	0%	313,009.43	*	313,009.43	*
Stanley Whittingham		—	0%	—	0%	—	0%
Arthur Wong		—	0%	—	0%	—	0%
Craig Webster		—	0%	—	0%	—	0%
Stephen Vogel	(5)	7,368,589	20.77%	7,927,178	2.64%	7,927,178	2.90%
Ying Wei		—	0%	—	0%	—	0%
Wenjuan Mattis		—	0%	198,415.61	*	198,415.61	*
All directors and officers after the Business Combination as a group (7 persons)		7,368,589	20.77%	93,475,556,97	31.11%	93,475,556,97	34.19%
Five Percent Holders:
Tuscan Holdings Acquisition LLC	(5)	7,368,589	20.77%	7,927,178	2.64%	7,927,178	2.91%
Polar Asset Management Partners	(7)	2,697,287	7.60%	2,697,287	*	2,697,287	*
Weiss Asset Management LP	(8)	2,666,049	7.51%	2,666,049	*	2,666,049	*
Yang Wu		—	0%	85,036,953.93	28.30%	85,036,953.93	31.16%
CDH Griffin Holdings Company Limited	(9)	—	0%	37,180,488.14	12.37%	37,180,488.14	13.63%
Ashmore Group plc	(10)	—	0%	23,503,434.38	7.82%	23,503,434.38	8.61%
International Finance Corporation		—	0%	23,503,274.11	7.82%	23,503,274.11	8.61%
					0%		0%
			0%		0%		0%

____________

*        Less than one percent.

(1)      Unless otherwise indicated, the business address of each of the individuals listed is c/o Tuscan Holdings Corp., 135 E. 57th Street, 18th Floor, New York, NY 10022.

(2)      The pre-Closing percentage of beneficial ownership in the table above is calculated based on 35,483,802 shares of Common Stock outstanding as of the record date. Unless otherwise indicated, Tuscan believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them prior to the consummation of the Business Combination.

(3)     The post-Closing percentage of beneficial ownership is calculated based on 300,473,111 shares of Common Stock outstanding immediately after the consummation of the Business Combination. This number of shares of Common Stock (a) assumes that no Tuscan stockholders properly elect to convert their shares for cash, (b) assumes that 48,250,000 shares of Common Stock will be issued to the PIPE Investors, but does not take into effect any securities which may be issued in any other financing, and (c) assumes that no shares of Common Stock are forfeited under the Sponsor Agreement. The denominator used for any stockholder who owns Tuscan Warrants includes such number of shares of Common Stock issuable upon the exercise of such Tuscan Warrants. Unless otherwise indicated, Tuscan believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them upon the consummation of the Business Combination.

(4)      The post-Closing percentage of beneficial ownership is calculated based on 273,362,348 shares of Common Stock outstanding immediately after the consummation of the Business Combination. The number of shares of Common Stock (a) assumes that 27,110,763 Tuscan stockholders properly elect to convert their shares for cash, (b) assumes that 48,250,000 shares of Common Stock will be issued to the PIPE Investors, but does not take into effect any securities which may be issued in any other financing, and (c) assumes that no shares of Common Stock are forfeited under the Sponsor Agreement. The denominator used for any stockholder who owns Tuscan Warrants includes such number of shares of Common Stock issuable upon the exercise of such Tuscan Warrants. Unless otherwise indicated, Tuscan believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them upon the consummation of the Business Combination.

(5)      Represents shares held by Tuscan Holdings Acquisition LLC, an entity controlled by Stephen Vogel. Number of shares held after the Business Combination includes 558,589 shares of Common Stock underlying Private Warrants that will become exercisable 30 days after the Closing. Does not include up to 300,000 shares of Common Stock underlying up to 150,000 Private Units that may be issued to the Sponsor upon conversion of up to $1.5 million principal amount of promissory notes that may be issued to the Sponsor. Mr. Vogel disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(6)      Does not include any securities held by Tuscan Holdings Acquisition LLC, of which each person is a member. Each such person disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(7)      Represents shares held by Polar Multi-Strategy Master Fund and certain managed accounts, for which Polar Asset Management Partners Inc. serves as investment advisor. The business address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Information derived from a Schedule 13G filed with the SEC on February 13, 2020.

(8)      Represents shares held by BIP GP, including shares beneficially owned by a private investment partnership (“Partnership”) of which BIP GP is the sole general partner. Weiss Asset Management is the sole investment manager to the Partnership. WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP and BIP GP. Each of BIP GP, WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The principal place of business of BIP GP, Weiss Asset Management, WAM GP, and Andrew Weiss is 222 Berkeley St., 16th Floor, Boston, Massachusetts 02116. Information derived from a Schedule 13G filed on July 10, 2020.

(9)      Represents shares held by Evergreen Ever Limited, Ningbo Yuxiang Investment Partnership and Ningbo Dinghui Jiaxuan Investement Partnership, for which CDH Griffin Holdings Company Limited is the ultimate parent entity.

(10)    Represents shares held by Ashmore Global Special Situations Fund 4 Limited, Ashmore Global Special Situations Fund 5 Limited and Ashmore Cayman SPC Limited, for which Ashmore Group plc is the ultimate parent entity.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Policy

Tuscan’s code of ethics, which was adopted upon consummation of Tuscan’s initial public offering, requires Tuscan to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Tuscan board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Tuscan or any subsidiary is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Tuscan also requires each director and executive officer to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Tuscan’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Tuscan enters into such transactions. All ongoing and future transactions between Tuscan and any officer or director or their respective affiliates will be on terms believed by Tuscan to be no less favorable to Tuscan than are available from unaffiliated third parties. Such transactions will require prior approval by the audit committee and a majority of Tuscan’s uninterested “independent” directors, or the members of Tuscan’s board of directors who do not have an interest in the transaction, in either case who had access, at Tuscan’s expense, to Tuscan’s attorneys or independent legal counsel. Tuscan will not enter into any such transaction unless the audit committee and a majority of the disinterested “independent” directors determine that the terms of such transaction are no less favorable to Tuscan than those that would be available with respect to such a transaction from unaffiliated third parties.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Microvast as a private company does not have a formal written related party transaction policy. Microvast will implement its own policies and procedures with respect to the approval of related party transactions in connection with the consummation of the Business Combination.

Tuscan Related Party Transactions

Founder Shares

In November 2018, Tuscan issued 5,750,000 shares of Common Stock for $25,000 in cash, at a purchase price of approximately $0.004 per share, in connection with Tuscan’s organization (the “Founder Shares”). In March 2019, Tuscan effected a stock dividend of 0.2 shares of Common Stock for each outstanding share, resulting in Tuscan’s initial stockholders holding an aggregate of 6,900,000 Founder Shares. The foregoing issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The Founder Shares are identical to the shares of Common Stock included in the units sold in the initial public offering.

Promissory Notes

Mr. Vogel advanced Tuscan an aggregate of $86,748 to be used for the payment of costs related to the Initial Public Offering. The advances were non-interest bearing, unsecured and due on demand. The advances were repaid upon the consummation of the initial public offering on March 7, 2019.

Administrative Service Fee

Vogel Partners, LLP, an affiliate of Mr. Vogel, has agreed that, until the earlier of the consummation of an initial business combination or Tuscan’s liquidation, it will make available to Tuscan certain general and administrative services, including office space, utilities and administrative support, as Tuscan may require from time to time. Tuscan has agreed to pay Vogel Partners, LLP $10,000 per month for these services. Tuscan believes, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Vogel Partners, LLP is at least as favorable as it could have obtained from an unaffiliated person.

Private Placement Units

Simultaneously with the consummation of the initial public offering, Tuscan consummated the private placement of 687,000 Private Units at a price of $10.00 per Private Unit, generating total proceeds of $6,870,000. The Private Units were sold to the Sponsor and EarlyBirdCapital and its designees. The Private Units are identical to the units sold in the initial public offering, except that the warrants underlying the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. The initial purchasers have agreed not to transfer, assign or sell any of the Private Units and underlying securities until after the completion of an initial business combination.

Working Capital Loans

In order to meet Tuscan’s working capital needs, the Sponsor, initial stockholders, officers and directors or their affiliates may, but are not obligated to, loan Tuscan funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per private unit. The units would be identical to the Private Units. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. As of the record date, an aggregate of $               had been loaned to Tuscan.

Registration Rights

The holders of the founders’ shares, as well as the holders of the Private Units and any units the Sponsor, initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), are entitled to registration rights pursuant to an agreement signed in connection with the initial public offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the founders’ shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. The holders of a majority of the Private Units and units issued in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. Tuscan will bear the expenses incurred in connection with the filing of any such registration statements. This registration rights agreement will be terminated and replaced at the closing with the Registration Rights and Lock-Up Agreement described elsewhere herein.

Tuscan Support Agreement

In connection with the Business Combination and concurrently with the execution of the Merger Agreement, the Sponsor Group, Tuscan and Microvast entered into the Tuscan Support Agreement, pursuant to which each member of the Sponsor Group agreed to vote all shares of Common Stock held by such member in favor of the Business Combination and each other proposal being submitted for the vote of Tuscan stockholders herein and abstain from exercising any conversion rights that they may have in connection with the Business Combination. The Sponsor also agreed to pay certain of Tuscan’s transaction expenses that exceed a certain cap and to amend the Escrow Agreement to provide for forfeiture of an aggregate of 1,687,500 shares of Common Stock currently held by it unless certain specified trading prices are met over certain trading periods prior to the fifth anniversary of the Closing. See the section titled “The Business Combination Proposal — Additional Agreements” for additional information.

Microvast’s Related Party Transactions

Registration Rights and Lock-Up Agreement

In connection with the Merger Agreement, at the Closing the Microvast Holders, the MPS Investors, the CL Affiliates and the Sponsor Group will enter into the Registration Rights and Lock-Up Agreement with Tuscan, pursuant to which the Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the parties thereto. The Registration Rights and Lock-Up Agreement will also provide the parties thereto with “piggy-back” registration rights, subject to certain requirements and customary conditions. Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the shares of Common Stock held by the parties thereto to be locked-up for a period of time in accordance with the terms set forth therein. See the section titled “The Merger Agreement — Additional Agreements.”

Framework Agreement

Concurrently with the execution of the Merger Agreement, Tuscan, MVST SPV, Microvast, MPS, the MPS CL Investors, the MPS Minority Investors and certain other parties entered into the Framework Agreement, pursuant to which, among other things, (1) the MPS CL Investors will waive certain rights with respect to the Convertible Loans held by such MPS CL Investors that were issued under the Convertible Loan Agreement and, in connection therewith, the CL Affiliates will subscribe for the number of shares that would otherwise have been issued to the MPS CL Investors in the Business Combination had the MPS CL Investors been direct stockholders of Microvast, and (2) the MPS Minority Investors will waive any voting or economic rights they may have in any MPS equity held by them and, in connection therewith, Tuscan will issue to MVST SPV (or any successor thereto), to be held on behalf of such MPS Minority Investors, the number of shares that would otherwise have been issued to the MPS Minority Investors in the Business Combination had the MPS Minority Investors been direct stockholders of Microvast. See the section titled “The Merger Agreement — Additional Agreements.”

Saiyuan Convertible Loan — September 2020 Amendment

On December 29, 2018, Wu, Microvast, MPS, certain MPS CL Investors and Huzhou Saiyuan Equity Investment Partnership (Limited Partnership) (湖州赛源股权投资合伙企业(有限合伙) (“Saiyuan”) entered into a convertible loan agreement pursuant to which Saiyuan extended a RMB 600 million convertible loan to MPS, which, upon MPS’ default, is convertible into equity interests of MPS. On September 28, 2020, the parties entered into a supplemental agreement to amend certain terms of the convertible loan.

Business Combination with Ochem and Ochemate

On December 31, 2015, Microvast completed the divestment of its chemical business, which was conducted through Ochem and Ochemate. As Ochem, Ochemate and Microvast are under common control of Microvast stockholders, transactions with Ochem and Ochemate after the divestment are related party transactions of Microvast.

As of December 31, 2019, Microvast had receivables due from Ochem of $1.9 million, related to the advance payment for materials purchased from Ochem.

As of December 31, 2019, Ochem and Ochemate had provided $32.6 million of guarantees to secure certain bank facilities granted to Microvast and its subsidiaries (the “Microvast Group”).

MPS, in which Microvast has a 91.97% ownership interest, received certain interest-free loans from Ochem and Ochemate in 2019, with a total transaction amount of $15.1 million. The outstanding balance of such loans was zero as of December 31, 2019.

Indemnification of Directors

The third amended and restated certificate of incorporation of Microvast in effect provides that Microvast will indemnify its directors, officers and agents to the fullest extent permitted by applicable law. It is contemplated that each of the directors and officers of Microvast will enter into an indemnification agreement with Microvast in a form substantially similar to Microvast’s form director indemnification agreement in connection with the Business Combination and as contemplated by the Stockholders Agreement.

Employment Agreements

Except for Mr. Kelterborn, Microvast’s named executive officers are not parties to written employment arrangements. See the section titled “Executive Compensation of Microvast — Employment Arrangements.”

DESCRIPTION OF CAPITAL STOCK OF Microvast holdings

Capital Stock of Microvast Holdings

The following summary sets forth the material terms of the Microvast Holdings’ securities following the Closing. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Proposed Charter, a form of which is attached as Annex B-1 to this proxy statement/prospectus, and the Proposed Bylaws, a form of which is attached as Annex B-2 to this proxy statement/prospectus. We urge you to read the Proposed Charter and Proposed Bylaws in their entirety for a complete description of the rights and preferences of the Microvast Holdings’ securities following the Closing.

Authorized Stock

The Proposed Charter will authorize the issuance of 800,000,000 shares of capital stock, consisting of 750,000,000 shares of Common Stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Upon the Closing, we expect that there will be 300,437,311 shares of Common Stock outstanding, assuming that (a) 210,000,000 shares of Common Stock will be issued to existing Microvast Equity Holders, including those shares issuable pursuant to the Framework Agreement, (b) 6,736,111 shares of Common Stock will be issued to the Microvast Convertible Noteholders, (c) the Sponsor Group owns 7,458,589 outstanding shares of Common Stock and none of these shares are forfeited pursuant to the Tuscan Support Agreement, (d) EarlyBirdCapital owns 428,411 outstanding shares of Common Stock, (e) 48,250,000 shares of Common Stock will be issued to the PIPE Investors and (f) none of the 27,500,000 Public Shares will be converted. None of the assumptions take into account (x) the issuance of up to 20,000,000 Earn-Out Shares or (y) any shares of Common Stock issuable (i) at $11.50 per share, upon exercise of the 28,287,000 outstanding warrants or (ii) with respect to any grants that may be issued pursuant to the 2021 Plan. All shares of Common Stock are fully paid and non-assessable.

Voting.    Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of shares of Common Stock will vote together as a single class (or, if the holders of one or more outstanding series of preferred stock are entitled to vote together with the holders of Common Stock as a single class, together with the holders of such other series of preferred stock) on all matters submitted to a vote of Microvast Holdings’ stockholders generally. Generally, all matters to be voted on by stockholders must be approved by a majority (or, (1) in the case of election of directors, by a plurality and (2) in the case of amendment of the Proposed Charter, so long as Wu maintains beneficial ownership of at least 10% of the total voting power of all the outstanding shares of Microvast Holdings entitled to vote generally in the election of directors, by a vote of at least 75%) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights.    Subject to preferences that may be applicable to any outstanding series of preferred stock or any other outstanding class or series of stock, the holders of shares of Common Stock are entitled to receive such dividends or distributions, if any, as may be declared from time to time by the Board out of funds or assets legally available therefor.

Rights upon Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Common Stock are entitled to assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Common Stock, then outstanding, if any.

Other Rights.    The holders of Common Stock have no preemptive, preferential, or similar rights with respect to issuances of shares of stock of Microvast Holdings. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of Common Stock will be subject to those of the holders of any shares of preferred stock Microvast Holdings may issue in the future.

Preferred Stock

No shares of preferred stock will be issued or outstanding immediately after the Closing. The Proposed Charter will authorize the Board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of Common Stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Microvast Holdings without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock. At present, we have no plans to issue any preferred stock.

Warrants

As a result of the Business Combination each of the Tuscan warrants will remain outstanding and be exercisable for one share of Common Stock at an exercise price of $11.50.

Dividends

We have not paid any cash dividend on our Common Stock to date and do not intend to pay cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the Closing. The payment of any cash dividends subsequent to the Closing will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Registration Rights

At the Closing, each of the stockholders of Microvast, the MPS Investors, the CL Affiliates and the Sponsor Group will enter into a registration rights and lock-up agreement with Tuscan, pursuant to which the Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the stockholders of Microvast and indirectly held by the MPS Investors. The Registration Rights and Lock-Up Agreement will also provide the stockholders of Microvast and the MPS Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions. Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the shares of Common Stock held by the Microvast Holders and indirectly held by the MPS Investors to be locked-up for a period of time in accordance with the terms set forth therein. For more information, see the section titled “The Merger Agreement — Additional Agreements.”

The holders of the founders’ shares, as well as the holders of the Private Units and any units the Sponsor, initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), are entitled to registration rights pursuant to an agreement signed in connection with the IPO.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of Securities

We intend to apply to list our Common Stock on the NASDAQ under the symbol “MVST” upon the Closing.

Anti-Takeover Effects of the Proposed Charter and the Proposed Bylaws

Some provisions of the Proposed Charter and the Proposed Bylaws, which are summarized in the following paragraphs, are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. However, these provisions may have the effect of rendering more difficult, discouraging, delaying, or preventing an acquisition deemed undesirable by Wu or the Board and therefore depress the trading price of the Company’s Common Stock.

Authorized but Unissued Capital Stock

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board

The Proposed Charter will provide that the Board (other than those directors, if any, elected by the holders of any outstanding series of preferred stock) is divided into three classes of directors. For more information on the classified board, see the section titled “The Director Election Proposal.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company as the classification of the Board makes it more time consuming for stockholders to replace a majority of the directors.

Number of Directors

The Proposed Charter will provide that the number of directors on the Board will be fixed in the manner set forth in the Proposed Bylaws, except that any increase or decrease in the number of directors shall require the affirmative vote of the directors appointed by Wu then in office.

Board of Director Vacancies

The Proposed Charter will provide that, with respect to directors elected by the stockholders generally entitled to vote, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on the Board.

Directors Removed Only for Cause

The Proposed Charter will provide that any director elected by the stockholders generally entitled to vote may only be removed for cause.

Special Meeting of Stockholders

The Proposed Charter will provide that special meetings of stockholders may only be called by (1) the Board, (2) the chairman of the Board or (3) Wu, so long as Wu beneficially owns at least 10% of the total voting power of the outstanding capital stock of Microvast Holdings, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Action by Written Consent

The Proposed Charter will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.

Supermajority Requirement for Amendments of the Proposed Charter

The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. The Proposed Charter provides that so long as Wu owns at least 10% of the total voting power of the outstanding capital stock of Microvast Holdings, the Proposed Charter may only be amended by the affirmative vote of at least 75% of the total voting power of the outstanding capital stock of Microvast Holdings. If Wu ceases to own at least 10% of the total voting power of the outstanding capital stock of Microvast Holdings, the Proposed Charter may be amended by the affirmative vote of a majority of the total voting power of the outstanding capital stock of Microvast Holdings. Such requirement for a supermajority to approve amendments to the Proposed Charter could enable a minority of the stockholders of the Company to exercise veto power over such amendments.

Notice Requirements for Stockholder Proposals and Director Nominations

The Proposed Charter and Proposed Bylaws will provide advance notice procedures for stockholders seeking to bring business before the Annual Meeting of stockholders or to nominate candidates for election as directors at the Annual Meeting of stockholders. The Proposed Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult to bring matters before the Annual Meeting.

Exclusive Forum Selection

The Proposed Charter will provide that, unless we consent to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of the Company, (2) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (3) action asserting a claim against the Company or any director or officer of the Company (a) arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine of the law of the State of Delaware will, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in the Proposed Charter. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of this provision is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith or knowingly or intentionally violated the law.

The Proposed Charter and the Proposed Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of Tuscan’s or Microvast’s respective directors, officers or employees for which indemnification is sought.

APPRAISAL RIGHTS

Neither Tuscan stockholders nor Tuscan warrant holders have appraisal rights under the DGCL in connection with the Business Combination.

STOCKHOLDER PROPOSALS

The Tuscan 2022 Annual Meeting of stockholders will be held on or about             , 2022 unless the date is changed by the Tuscan board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2022 Annual Meeting, you need to provide it to Tuscan by no later than           , 2021. You should direct any proposals to Tuscan’s secretary at its principal office at 135 E. 57th Street, 18th Floor, New York, NY 10022. Following the Business Combination, such communications should be sent to Microvast’s principal executive offices at 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477.

If you are a stockholder and you want to present a matter of business to be considered or nominate a director to be elected at the annual meeting, under the Proposed Bylaws, which will be adopted upon the consummation of the Business Combination, you must give timely notice of the matter or the nomination, in writing, to Tuscan’s secretary. To be timely, the notice has to be given between 60 and 90 days before the annual meeting date (or between              and             , if the annual meeting is held on             , 2022).

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Tuscan’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Tuscan Holdings Corp., 135 E 57th Street, 18th Floor, New York, NY 10022. Following the Business Combination, such communications should be sent in care of Tuscan, at 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477. Each communication will be forwarded, depending on the subject matter, to the Tuscan board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of Tuscan Holdings Corp. as of December 31, 2019 and 2018 and for the fiscal year ended December 31, 2019 and for the period from November 5, 2018 (inception) through December 31, 2018 appearing in this proxy statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement, and are included in reliance on such report given upon such firm as experts in auditing and accounting. Representatives of Marcum LLP will be present at the Annual Meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

The financial statements of Microvast, Inc. as of December 31, 2019 and 2018 and for the two years ended December 31, 2019 appearing in this proxy statement have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent registered public accounting firm, as stated in their report thereon appearing herein which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the restatement for correction of errors. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Tuscan and its agents that deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of Tuscan’s proxy statement. Upon written or oral request, Tuscan will deliver a separate copy of the proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Tuscan deliver single copies of such documents in the future. Stockholders may notify Tuscan of their requests by writing Tuscan at its principal executive offices at 135 E. 57th Street, 18th Floor, New York, NY 10022. Following the Business Combination, such requests should be made by writing Tuscan at Microvast’s principal executive offices at 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477.

WHERE YOU CAN FIND MORE INFORMATION

Tuscan files reports, proxy statements and other information electronically with the SEC. You may access information on Tuscan at the SEC website containing reports, proxy statements and other information at http://www.sec.gov. This proxy statement describes the material elements of exhibits and other information attached as annexes to this proxy statement. Information and statements contained in this proxy statement are qualified in all respects by reference to the copy of the exhibit or other document included as an annex to this proxy statement.

All information contained in this proxy statement relating to Tuscan has been supplied by Tuscan, and all such information relating to Microvast has been supplied by Microvast. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination, you should contact via phone or in writing:

Tuscan Holdings Corp.

135 E. 57th St, 18th Floor

New York, NY 10022

Tel: (646) 948-7100

You may also contact our proxy solicitor in phone or in writing at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

E-mail: [•]@morrowsodali.com

TUSCAN HOLDINGS CORP.

CONDENSED BALANCE SHEETS

	December 31, 2019	September 30, 2020
		(unaudited	)
ASSETS
Current assets
Cash	$140,303	$255,886
Prepaid income taxes	69,818	—
Prepaid expenses and other current assets	186,247	87,915
Total Current Assets	396,368	343,801

Deferred tax assets	—	6,934
Marketable securities held in Trust Account	280,103,245	282,180,433
Total Assets	$280,499,613	$282,531,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$269,055	$261,636
Income taxes payable	—	364,472
Total Current Liabilities	269,055	626,108

Convertible promissory note – related party	—	200,000
Deferred tax liability	27,069	—
Total Liabilities	296,124	826,108

Commitments

Common stock subject to possible redemption, 27,110,763 and 27,126,477 shares at redemption value at September 30, 2020 and December 31, 2019, respectively	275,203,480	276,705,058

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 65,000,000 shares authorized; 8,376,427 and 8,360,523 shares issued and outstanding (excluding 27,110,763 and 27,126,477 shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	836	838
Additional paid in capital	1,632,786	131,206
Retained earnings	3,366,387	4,867,958
Total Stockholders’ Equity	5,000,009	5,000,002
Total Liabilities and Stockholders’ Equity	$280,499,613	$282,531,168

The accompanying notes are an integral part of the condensed financial statements.

TUSCAN HOLDINGS CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
Operating costs	$262,271	$174,340	$527,663	$654,803
Loss from operations	(262,271)	(174,340)	(527,663)	(654,803)

Other income:
Interest income	1,577,268	579,117	3,657,526	2,589,682
Unrealized loss on marketable securities held in Trust Account	(187,306)	(532,988)	(35,094)	(33,021)
Other income, net	1,389,962	46,129	3,622,432	2,556,661

(Loss) income before income taxes	1,127,691	(128,211)	3,094,769	1,901,858
Benefit (provision) for income taxes	(231,097)	26,924	(650,041)	(400,287)
Net (loss) income	$896,594	$(101,287)	$2,444,728	$1,501,571

Weighted average shares outstanding, basic and diluted(1)	8,274,315	8,387,847	7,792,096	8,384,294

Basic and diluted net loss per common share(2)	$(0.02)	$(0.01)	$(0.04)	$(0.06)

____________

(1)      Excludes an aggregate of 27,110,763 and 27,157,275 shares subject to possible redemption at September 30, 2020 and 2019

(2)      Net loss per common share — basic and diluted excludes income attributable to common stock subject to possible redemption of $22,645 and $1,091,123 for the three months ended September 30, 2020 and 2019 and $1,970,861 and $2,777,233 for the nine months ended September 30, 2019, respectively.

The accompanying notes are an integral part of the condensed financial statements.

TUSCAN HOLDINGS CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2020	8,360,523	$836	$1,632,786	$3,366,387	$5,000,009
Change in value of common stock subject to possible redemption	43,951	4	(1,632,786)	(133,280)	(1,766,062)
Net income	—	—	—	1,766,055	1,766,055
Balance – March 31, 2020	8,404,474	840	—	4,999,162	5,000,002
Change in value of common stock subject to possible redemption	(16,627)	(1)	29,917	133,280	163,196
Net loss	—	—	—	(163,197)	(163,197)
Balance – June 30, 2020	8,387,847	$839	$29,917	$4,969,245	$5,000,001
Change in value of common stock subject to possible redemption	(11,420)	(1)	101,289	—	101,288
Net loss	—	—	—	(101,287)	(101,287)
Balance – September 30, 2020	8,376,427	$838	$131,206	$4,867,958	$5,000,002

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019

	Common Stock		Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2019	7,200,000	$720	$25,480	$(792)	$25,408
Sale of 27,600,000 Units, net of underwriting discounts and offering costs	27,600,000	2,760	269,938,142	—	269,940,902
Sale of 687,000 Private Units	687,000	68	6,869,932	—	6,870,000
Common stock subject to possible redemption	(27,181,690)	(2,718)	(272,116,910)	—	(272,119,628)
Net income	—	—	—	283,325	283,325
Balance – March 31, 2019	8,305,310	830	4,716,644	282,533	5,000,007
Common stock subject to possible redemption	(30,995)	(3)	(1,264,811)	—	(1,264,814)
Net income	—	—	—	1,264,809	1,264,809
Balance – June 30, 2019	8,274,315	$827	$3,451,833	$1,547,342	$5,000,002
Common stock subject to possible redemption	(30,995)	(3)	(1,264,811)	—	(1,264,814)
Net income	—	—	—	1,264,809	1,264,809
Balance – September 30, 2019	8,329,725	$833	$2,555,238	$2,443,936	$5,000,007

The accompanying notes are an integral part of the condensed financial statements.

TUSCAN HOLDINGS CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2019	2020
Cash Flows from Operating Activities:
Net income	$2,444,728	$1,501,571
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(3,657,526)	(2,589,682)
Unrealized loss on marketable securities held in Trust Account	35,094	33,021
Deferred tax benefit	(7,370)	(34,003)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(173,767)	98,332
Prepaid income taxes	—	69,818
Accounts payable and accrued expenses	(62,589)	(7,419)
Income taxes payable	305,481	364,472
Net cash used in operating activities	(1,115,949)	(563,890)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(276,000,000)	—
Cash withdrawn from Trust Account to pay income taxes	720,000	479,473
Net cash provided by (used in) investing activities	(275,280,000)	479,473

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	270,480,000	—
Proceeds from sale of Private Units	6,870,000	—
Due to related party	—	2,833
Repayment of due to related party	—	(2,833)
Advances from related party	86,748	—
Repayment of advances from related party	(86,748)	—
Proceeds from convertible promissory note – related party	—	200,000
Proceeds from promissory note – related party	15,000	—
Repayment of promissory note – related party	(90,342)	—
Payment of offering costs	(455,423)	—
Net cash provided by financing activities	276,819,235	200,000

Net Change in Cash	423,286	115,583
Cash – Beginning	17,500	140,303
Cash – Ending	$440,786	$255,886

Supplemental cash flow information:
Cash paid for income taxes	$720,000	$—

Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$271,835,860	$—
Change in value of common stock subject to possible redemption	$2,445,171	$1,501,578

The accompanying notes are an integral part of these condensed financial statements.

TUSCAN HOLDINGS CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Tuscan Holdings Corp. (the “Company”) was incorporated in Delaware on November 5, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company is focusing its search on companies in the cannabis industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through September 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on March 5, 2019. On March 7, 2019, the Company consummated the Initial Public Offering of 24,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $240,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 615,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Tuscan Holdings Acquisition LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”) and its designee, generating gross proceeds of $6,150,000, which is described in Note 4.

Following the closing of the Initial Public Offering on March 7, 2019, an amount of $240,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (“Trust Account”) which are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On March 12, 2019, the underwriters exercised their over-allotment option in full, resulting in the sale of an additional 3,600,000 Units for $36,000,000, less the underwriters’ discount of $720,000. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 72,000 Private Units at $10.00 per Private Unit, generating total gross proceeds of $720,000. A total of $36,000,000 was deposited into the Trust Account from the sale of the additional Units pursuant to the over-allotment option and the additional sale of Private Units, bringing the aggregate proceeds held in the Trust Account to $276,000,000.

Transaction costs amounted to $6,059,098, consisting of $5,520,000 of underwriting fees and $539,098 of other offering costs. In addition, as of September 30, 2020, cash of $255,886 was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, solely if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased after the Initial Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

The Sponsor and EarlyBirdCapital have agreed (a) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Shares if the Company fails to consummate a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until December 7, 2020 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed an agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Special Meeting to Extend Combination Period

The Company has scheduled a special meeting of stockholders for December 3, 2020, pursuant to which, among other matters, it will seek stockholder approval to extend the Combination Period from December 7, 2020 to April 30, 2021 (the “Extension Meeting”). The Company’s public stockholders will be able to elect to redeem their shares in connection with the Extension Meeting for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes). There is no assurance that the Company’s stockholders will vote to approve the extension of time with which the Company has to complete a Business Combination. If the Company does not obtain stockholder approval, the Company would wind up its affairs and liquidate.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of September 30, 2020, the Company had $255,886 held outside of the Trust Account. As of April 20, 2020, the Sponsor committed to provide an aggregate of $500,000 in loans to the Company. The loans shall be non-interest bearing, unsecured and due upon the consummation of a Business Combination. In the event that a Business Combination does not close, the loans would be repaid only out of funds held outside the Trust Account to the extent such funds are available. Otherwise, all amounts loaned to the Company would be forgiven. On April 21, 2020, the Sponsor loaned the Company an aggregate of $200,000 (see Note 5). Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or December 7, 2020, the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 13, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

Marketable Securities Held in Trust Account

At September 30, 2020 and December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. Through September 30, 2020, the Company withdrew approximately $1,417,000 of interest earned in the Trust Account to pay its franchise and income taxes, of which approximately $479,000 was withdrawn during the nine months ended September 30, 2020.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and September 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

On March 27,2020, President Trump signed the Coronavirus Aid, Relief and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow business to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limited under IRC section 163 (j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2019 and 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 28,287,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Reconciliation of Net Loss Per Common Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
Net (loss) income	$896,594	$(101,287)	$2,444,728	$1,501,571
Less: Income attributable to common stock subject to possible redemption	(1,091,123)	(22,645)	(2,777,233)	(1,970,861)
Adjusted net loss	$(194,529)	$(123,932)	$(332,505)	$(469,290)

Weighted average shares outstanding, basic and diluted	8,274,315	8,387,847	7,792,096	8,384,294

Basic and diluted net loss per common share	$(0.02)	$(0.01)	$(0.04)	$(0.06)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3. INITIAL PUBLIC OFFERING

On March 7, 2019, the Company consummated the Initial Public Offering and sold 24,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). On March 12, 2019, in connection with the underwriters’ exercise of the over-allotment option in full, the Company sold an additional 3,600,000 Units at a price of $10.00 per Unit. Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital and its designee purchased an aggregate of 615,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $6,150,000. The Sponsor purchased 500,047 Private Units and EarlyBirdCapital and its designee purchased an aggregate of 114,953 Private Units. On March 12, 2019, in connection with the underwriters’ exercise of the over-allotment option in full, the purchasers purchased an aggregate of an additional 72,000 additional Private Units, of which 58,542 Private Units were purchased by the Sponsor and 13,458 Private Units were purchased by EarlyBirdCapital and its designee, for an aggregate purchase price of $720,000. Each Private Unit consists of one share of common stock (“Private Share”) and one warrant (“Private Warrant”). Each Private Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In November 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. On March 5, 2019, the Company effected a stock dividend of 0.2 shares of common stock for each outstanding share (the “Stock Dividend”), resulting in 6,900,000 Founder Shares being issued and outstanding. The 6,900,000 Founder Shares included an aggregate of up to 900,000 shares

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the holders of the Founder Shares would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the holders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Units and Representative Shares (see Note 7). In connection with the underwriters’ exercise of the over-allotment option in full on March 12, 2019, 900,000 Founder Shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advance from Related Party

The Company’s Chief Executive Officer advanced the Company an aggregate of $86,748 to be used for the payment of costs related to the Initial Public Offering. The advances were non-interest bearing, unsecured and due on demand. The advances were repaid upon the consummation of the Initial Public Offering on March 7, 2019.

Due to Affiliate

During the nine months ended September 30, 2020, an affiliate of the Company paid expenses on behalf of the Company that were mainly settled during the same period.

Promissory Note — Related Party

In November 2018, the Company issued an unsecured promissory note to the Company’s Chief Executive Officer (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $90,342. The Promissory Note was non-interest bearing and payable on the earlier of (i) November 1, 2019, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines not to proceed with the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on March 7, 2019.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account to the extent such funds are available. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On April 20, 2020, the Sponsor committed to provide an aggregate of $500,000 in loans to the Company. The loans shall be non-interest bearing, unsecured and due upon the consummation of a Business Combination. In the event that a Business Combination does not close, the loans would be repaid only out of funds held outside the Trust Account to the extent such funds are available. Otherwise, all amounts loaned to the Company would be forgiven.

On April 21, 2020, the Company issued an unsecured promissory note to the Sponsor in the aggregate amount of $300,000 (the “Note”). The Note is non-interest bearing and payable upon the consummation of a Business Combination. The Note is convertible, at the lender’s option, into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. If a Business Combination is not consummated, the notes will not be repaid by the Company and all amounts owed thereunder by the Company will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account. As of September 30, 2020, there was $200,000 outstanding under the Note.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on the March 5, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Company’s Chief Executive Officer a total of $10,000 per month for office space, utilities and secretarial and administrative support. For each of the three months ended September 30, 2020 and 2019, the Company incurred $30,000 in fees for these services. For the nine months ended September 30, 2020 and 2019, the Company incurred $90,000 and $70,000 in fees for these services, respectively. At September 30, 2020 and December 31, 2019, fees amounting to $30,000 and $0, respectively, are included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on March 7, 2019, the holders of the Founder Shares, Representative Shares, Private Units, and any units that may be issued upon conversion of Working Capital Loans (and all underlying securities) are entitled to registration rights. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Representative Shares, Private Units or units issued in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time commencing after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital and its designee may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital and its designee may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 6. COMMITMENTS (cont.)

the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to $9,660,000 (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other FINRA members that assist the Company in identifying and consummating a Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 65,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 8,376,427 and 8,360,523 shares of common stock issued and outstanding, excluding 27,110,763 and 27,126,477 shares of common stock subject to possible redemption, respectively.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) March 7, 2020. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within 90 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•        If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. In addition, so long as the Private Warrants are held by EarlyBirdCapital and its designee, the Private Warrants will expire five years from the effective date of the Initial Public Offering.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to our Sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummated an initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Representative Shares

In November 2018, the Company issued to the designees of EarlyBirdCapital, for a nominal consideration, 300,000 shares (after giving effect to the Stock Dividend) of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,200 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights (or to sell any shares in a tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following March 5, 2019 (“FINRA Restricted Period”), nor may they be sold, transferred, assigned, pledged or hypothecated during the FINRA Restricted Period except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and September 30, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	September 30, 2020
Assets:
Marketable securities held in Trust Account	1	$280,103,245	$282,180,433

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Merger Agreement

On February 1, 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with TSCN Merger Sub Inc., a Delaware corporation and newly formed, wholly-owned direct subsidiary of the Company (“Merger Sub”), and Microvast, Inc., a Delaware Corporation (“Microvast”), pursuant to which the Company will effect a business combination with Microvast (the “Proposed Business Combination”).

Pursuant to the Merger Agreement, at the effective time of the Proposed Business Combination (the “Effective Time”), Merger Sub will be merged with and into Microvast (the “Merger”), with Microvast surviving the Merger as a wholly-owned direct subsidiary of the Company. At the Effective Time, by virtue of the Merger, (1) each share of Microvast common stock and Microvast preferred stock owned by the Company, Merger Sub or Microvast or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the Effective Time will automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration will be

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 9. SUBSEQUENT EVENTS (cont.)

delivered in exchange therefor and (2) each share of Microvast common stock and Microvast preferred stock issued and outstanding immediately prior to the Effective Time (other than those described in clause (1) above) will be converted into the right to receive, and become exchangeable for, a portion of the merger consideration, with each Microvast stockholder being entitled to receive his, her or its portion of (a) the closing transaction consideration and (b) the earn out shares, if any. The portion of the merger consideration otherwise payable in respect of the interests under the Convertible Loan Agreement will be paid in accordance with the subscription agreement contemplated by the Framework Agreement (as described below). The closing of the Proposed Business Combination (the “Closing”) is subject to certain conditions, including but not limited to the approval of the Company’s stockholders and Microvast’s stockholders of the Merger Agreement.

Framework Agreement

On February 1, 2021, the Company, MVST SPV Inc., a newly formed Delaware corporation and wholly owned subsidiary of the Company (“MVST SPV”), Microvast, Microvast Power System (Huzhou) Co., Ltd., Microvast’s majority owned subsidiary (“MPS”), certain MPS convertible loan investors (the “CL Investors”) and certain minority equity investors in MPS (the “MPS Minority Investors” and, together with the CL Investors, the “MPS Investors”) and certain other parties entered into a framework agreement (the “Framework Agreement”), pursuant to which, among other things, (1) the CL Investors will waive certain rights with respect to the convertible loans (the “Convertible Loans”) held by such CL Investors that were issued under that certain Convertible Loan Agreement, dated November 2, 2018, among Microvast, MPS, such CL Investors and the MPS Investors (the “Convertible Loan Agreement”) and, in connection therewith, certain affiliates of the CL Investors (“CL Affiliates”) will subscribe for the number of shares that would otherwise have been issued to the CL Investors in the Proposed Business Combination had the CL Investors been direct stockholders of Microvast, and (2) the MPS Minority Investors will waive any voting or economic rights they may have in any MPS equity held by them and, in connection therewith, the Company will issue to MVST SPV (or any successor thereto), to be held on behalf of such MPS Minority Investors, the number of shares that would otherwise have been issued to the MPS Minority Investors in the Proposed Business Combination had the MPS Minority Investors been direct stockholders of Microvast. On February 5, 2021, MVST SPV was converted from a Delaware corporation into a Delaware limited liability company named “MVST SPV LLC”.

Sponsor Support Agreement

On February 1, 2021, the Company, the Sponsor, Microvast and certain stockholders of the Company entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor and certain officers and directors of the Company (collectively, the “Sponsor Group”) agreed, among other things, to vote all equity interests of the Company held by such member of the Sponsor Group in favor of the approval and adoption of the Proposed Business Combination. Additionally, such members of the Sponsor Group have agreed not to (a) transfer any of their equity interests in the Company (or enter into any arrangement with respect thereto) other than as set forth therein or (b) exercise any conversion rights of any equity interests held by such member of the Sponsor Group in connection with the approval of the Proposed Business Combination.

The Sponsor also agreed that, to the extent that certain expenses of the Company are in excess of $46,000,000 (unless such expenses shall have been approved by Microvast), the Sponsor will either (i) pay any such excess amount in cash or (ii) forfeit to the Company such number of shares of the Company’s common stock held by the Sponsor that would have a value equal to such excess. The Sponsor also agreed to amend the escrow agreement to make certain adjustments to the terms of the escrow of its shares of the Company’s common stock as set forth in the Sponsor Support Agreement.

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 9. SUBSEQUENT EVENTS (cont.)

Company Stockholder Support Agreement

On February 1, 2021, certain stockholders of Microvast holding the shares of Microvast capital stock necessary to approve the Proposed Business Combination entered into a Company Stockholder Support Agreement with the Company and Microvast (the “Stockholder Support Agreement”), pursuant to which, among other things, such stockholders have agreed to vote all of their shares of Microvast capital stock in favor of the approval and adoption of the Proposed Business Combination. Additionally, such stockholders have agreed not to (a) transfer any of their shares of Microvast capital stock (or enter into any arrangement with respect thereto) other than as set forth therein or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Registration Rights and Lock-Up Agreement

Pursuant to the Merger Agreement and as a condition to the Closing, the Company, the Sponsor, Microvast and certain stockholders of each of the Company and Microvast (such stockholders, the “Holders”) will enter into the Registration Rights and Lock-Up Agreement.

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides that (1) Yang Wu will be subject to a lock-up of one year with respect to 25% of his shares and a lock-up of two years for the remaining 75% of his shares, provided that, with respect to the 25% of his shares subject to the one-year lock-up, he can sell those shares if the shares trade at $15.00 or above for 20 days in any 30-day period, (2) the Microvast equity holders other than Yang Wu are subject to a six-month lock-up, and (3) with respect to the shares owned by the Sponsor Group (a) 50% of such shares are subject to a one-year lock-up unless the shares trade at $12.50 or above for any 20 trading days within a 30-trading day period and (b) the remaining 50% of such shares are subject to a one-year lock-up.

Subscription Agreements

On February 1, 2021, the Company entered into subscription agreements with certain investors, pursuant to which the investors have agreed to purchase in the aggregate approximately 48,250,000 shares of the Company’s common stock in a private placement for $10.00 per share (the “Private Placement”) for anticipated gross proceeds of approximately $482,500,000. The purpose of the Private Placement is to raise additional capital for use in connection with the Proposed Business Combination and to meet the minimum cash requirements of the Company provided in the Merger Agreement. The Private Placement is conditioned on, among other things, the Closing of the Proposed Business Combination.

Convertible Note

The registration statement for the Company’s Initial Public Offering provides that the Sponsor or the Company’s officers, directors, initial stockholders or their affiliates may loan funds to the Company, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion in order to meet the Company’s working capital needs. The registration statement further provides that each such loan would be evidenced by a promissory note, and the notes would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the holder’s discretion, up to $1.5 million of the notes may be converted into units at a price of $10.00 per unit. Such units are identical to the Private Units issued in connection with the Initial Public Offering.

TUSCAN HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020

(Unaudited)

NOTE 9. SUBSEQUENT EVENTS (cont.)

On February 12, 2021, the Sponsor extended a loan to the Company in the aggregate principal amount totaling $1.2 million, of which $300,000 was drawn upon on such date. As a result, as of February 12, 2021, the Sponsor had lent to the Company a total of $600,000, including $300,000 pursuant to the February 12, 2021 note. The Sponsor intends to convert such amount into 150,000 units of the Company at the Closing of the Proposed Business Combination with Microvast. Such units will have terms identical to the terms of the Company’s Private Units (see Note 1 for a description of the Private Units) and will consist of (i) 150,000 shares of the Company’s common stock and (ii) warrants to purchase 150,000 shares of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Tuscan Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tuscan Holdings Corp. (the “Company”) as of December 31, 2018 and 2019, the related statements of operations, changes in stockholder’s equity and cash flows for the period from November 5, 2018 (inception) through December 31, 2018 and for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2019, and the results of its operations and its cash flows for the period from November 5, 2018 (inception) through December 31, 2018 and for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY
March 13, 2020

TUSCAN HOLDINGS CORP.
BALANCE SHEETS

	December 31, 2018	December 31, 2019
ASSETS
Current assets
Cash	$17,500	$140,303
Prepaid income taxes	—	69,818
Prepaid expenses and other current assets	25	186,247
Total Current Assets	17,525	396,368

Marketable securities held in Trust Account	—	280,103,245
Deferred offering costs	83,675	—
Total Assets	$101,200	$280,499,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$450	$269,055
Promissory note – related party	75,342	—
Total Current Liabilities	75,792	269,055

Deferred tax liability	—	27,069
Total Liabilities	75,792	296,124

Commitments

Common stock subject to possible redemption, 27,126,477 and no shares at redemption value at December 31, 2019 and 2018, respectively	—	275,203,480

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 65,000,000 shares authorized; 8,360,523 and 7,200,000 shares issued and outstanding (excluding 27,126,477 and no shares subject to possible redemption) at December 31, 2019 and 2018, respectively	720	836
Additional paid in capital	25,480	1,632,786
Retained earnings/(Accumulated deficit)	(792)	3,366,387
Total Stockholders’ Equity	25,408	5,000,009
Total Liabilities and Stockholders’ Equity	$101,200	$280,499,613

The accompanying notes are an integral part of the financial statements.

TUSCAN HOLDINGS CORP.
STATEMENTS OF OPERATIONS

	For the Period from November 5, 2018 (Inception) to December 31, 2018	Year Ended December 31, 2019
Formation and operating costs	$792	$778,815
Loss from operations	(792)	(778,815)

Other income:
Interest income	—	4,912,346
Unrealized gain on marketable securities held in Trust Account	—	128,899
Other income	—	5,041,245

Income (loss) before provision for income taxes	(792)	4,262,430
Provision for income taxes	—	(895,251)
Net income (loss)	$(792)	$3,367,179

Weighted average shares outstanding, basic and diluted(1)	6,300,000	7,927,608

Basic and diluted net loss per common share(2)	$(0.00)	$(0.07)

____________

(1)      Excludes an aggregate of 27,126,477 shares subject to possible redemption, at December 31, 2019. Excluded an aggregate of up to 900,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters, at December 31, 2018.

(2)      Net loss per common share — basic and diluted excludes income attributable to common stock subject to possible redemption of $3,911,933 for the year ended December 31, 2019.

The accompanying notes are an integral part of the financial statements.

TUSCAN HOLDINGS CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholder’s Equity
	Shares	Amount
Balance – November 5, 2018 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	6,900,000	690	24,310	—	25,000
Issuance of Representative Shares	300,000	30	1,170	—	1,200
Net loss	—	—	—	(792)	(792)
Balance – December 31, 2018	7,200,000	720	25,480	(792)	25,408
Sale of 27,600,000 Units, net of underwriting discounts and offering costs	27,600,000	2,760	269,938,142	—	269,940,902
Sale of 687,000 Private Units	687,000	68	6,869,932	—	6,870,000
Common stock subject to possible redemption	(27,126,477)	(2,712)	(275,200,768)	—	(275,203,480)
Net income	—	—	—	3,367,179	3,367,179
Balance – December 31, 2019	8,360,523	$836	$1,632,786	$3,366,387	$5,000,009

The accompanying notes are an integral part of the financial statements.

TUSCAN HOLDINGS CORP.
STATEMENTS OF CASH FLOWS

	For the Period from November 5, 2018 (Inception) to December 31, 2018	Year Ended December 31, 2019
Cash Flows from Operating Activities:
Net income (loss)	$(792)	$3,367,179
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	—	(4,912,346)
Unrealized gains on marketable securities held in Trust Account	—	(128,899)
Deferred tax provision	—	27,069
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	—	(186,222)
Prepaid income taxes	—	(69,818)
Accounts payable and accrued expenses	450	268,605
Net cash used in operating activities	(342)	(1,634,432)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(276,000,000)
Cash withdrawn from Trust Account to pay income taxes	—	938,000
Net cash used in investing activities	—	(275,062,000)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	25,000	—
Proceeds from sale of Units, net of underwriting discounts paid	—	270,480,000
Proceeds from sale of Private Units	—	6,870,000
Advances from related party	—	86,748
Repayment of advances from related party	—	(86,748)
Proceeds from promissory note – related party	75,342	15,000
Repayment of promissory note – related party	—	(90,342)
Payment of offering costs	(82,500)	(455,423)
Net cash provided by financing activities	17,842	276,819,235

Net Change in Cash	17,500	122,803
Cash – Beginning	—	17,500
Cash – Ending	$17,500	$140,303

Supplemental cash flow information:
Cash paid for income taxes	$—	$938,000

Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$271,835,860
Change in value of common stock subject to possible redemption	$—	$3,367,620
Issuance of Representative Shares	$1,200	$—

The accompanying notes are an integral part of the financial statements.

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Tuscan Holdings Corp. (the “Company”) was incorporated in Delaware on November 5, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company is focusing its search on companies in the cannabis industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through December 31, 2019 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on March 5, 2019. On March 7, 2019, the Company consummated the Initial Public Offering of 24,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $240,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 615,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Tuscan Holdings Acquisition LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”) and its designee, generating gross proceeds of $6,150,000, which is described in Note 4.

Following the closing of the Initial Public Offering on March 7, 2019, an amount of $240,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (“Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On March 12, 2019, the underwriters exercised their over-allotment option in full, resulting in the sale of an additional 3,600,000 Units for $36,000,000, less the underwriters’ discount of $720,000. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 72,000 Private Units at $10.00 per Private Unit, generating total gross proceeds of $720,000. A total of $36,000,000 was deposited into the Trust Account from the sale of the additional Units pursuant to the over-allotment option and the additional sale of Private Units, bringing the aggregate proceeds held in the Trust Account to $276,000,000.

Transaction costs amounted to $6,059,098, consisting of $5,520,000 of underwriting fees and $539,098 of other offering costs. In addition, $809,840 of cash was held outside of the Trust Account upon closing of the Initial Public Offering and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, solely if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased after the Initial Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

The Sponsor and EarlyBirdCapital have agreed (a) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Shares if the Company fails to consummate a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until December 7, 2020 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed an agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Marketable securities held in Trust Account

At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the year ended December 31, 2019, the Company withdrew $938,000 of interest earned in the Trust Account to pay its income taxes.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 28,287,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	For the Period from November 5, 2018 (Inception) to December 31, 2018	Year Ended December 31, 2019
Net income (loss)	$(792)	$3,367,179
Less: Income attributable to common stock subject to possible redemption	—	(3,911,933)
Adjusted net loss	$(792)	$(544,754)
Weighted average shares outstanding, basic and diluted	6,300,000	7,927,608
Basic and diluted net loss per common share	$(0.00)	$(0.07)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019 and 2018, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 3. INITIAL PUBLIC OFFERING

On March 7, 2019, the Company consummated the Initial Public Offering and sold 24,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). On March 12, 2019, in connection with the underwriters’ exercise of the over-allotment option in full, the Company sold an additional 3,600,000 Units at a price of $10.00 per Unit. Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital and its designee purchased an aggregate of 615,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $6,150,000. The Sponsor purchased 500,047 Private Units and EarlyBirdCapital and its designee purchased an aggregate of 114,953 Private Units. On March 12, 2019, in connection with the underwriters’ exercise of the over-allotment option in full, the purchasers purchased an aggregate of an additional 72,000 additional Private Units, of which 58,542 Private Units were purchased by the Sponsor and 13,458 Private Units were purchased by EarlyBirdCapital and its designee, for an aggregate purchase price of $720,000. Each Private Unit consists of one share of common stock (“Private Share”) and one warrant (“Private Warrant”). Each Private Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In November 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. On March 5, 2019, the Company effected a stock dividend of 0.2 shares of common stock for each outstanding share (the “Stock Dividend”), resulting in 6,900,000 Founder Shares being issued and outstanding. The 6,900,000 Founder Shares included an aggregate of up to 900,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the holders of the Founder Shares would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the holders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Units and Representative Shares (see Note 7)). In connection with the underwriters’ exercise of the over-allotment option in full on March 12, 2019, 900,000 Founder Shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advance from Related Party

The Company’s Chief Executive Officer advanced the Company an aggregate of $86,748 to be used for the payment of costs related to the Initial Public Offering. The advances were non-interest bearing, unsecured and due on demand. The advances were repaid upon the consummation of the Initial Public Offering on March 7, 2019.

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Related Party

In November 2018, the Company issued an unsecured promissory note to the Company’s Chief Executive Officer (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $90,342. The Promissory Note was non-interest bearing and payable on the earlier of (i) November 1, 2019, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines not to proceed with the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on March 7, 2019.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account to the extent such funds are available. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on the March 5, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Company’s Chief Executive Officer a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2019, the Company incurred and paid $100,000 in fees for these services.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on March 7, 2019, the holders of the Founder Shares, Representative Shares, Private Units, and any units that may be issued upon conversion of Working Capital Loans (and all underlying securities) are entitled to registration rights. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Representative Shares, Private Units or units issued in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time commencing after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital and its designee may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital and its designee may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 6. COMMITMENTS (cont.)

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to $9,660,000 (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other FINRA members that assist the Company in identifying and consummating a Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 65,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 8,360,523 and 7,200,000 shares of common stock issued and outstanding, excluding 27,126,477 and no shares of common stock subject to possible redemption, respectively.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) March 7, 2020. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within 90 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•        If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. In addition, so long as the Private Warrants are held by EarlyBirdCapital and its designee, the Private Warrants will expire five years from the effective date of the Initial Public Offering.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to our Sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummated an initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Representative Shares

In November 2018, the Company issued to the designees of EarlyBirdCapital, for a nominal consideration, 300,000 shares (after giving effect to the Stock Dividend) of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,200 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights (or to sell any shares in a tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following March 5, 2019 (“FINRA Restricted Period”), nor may they be sold, transferred, assigned, pledged or hypothecated during the FINRA Restricted Period except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 8. INCOME TAX

The Company’s deferred tax assets (liabilities) at December 31, 2018 and the provision for income taxes for the period from November 5, 2018 (inception) through December 31, 2018 were deemed to be de minimis.

The Company’s deferred tax liability is as follows:

December 31, 2019
Deferred tax liability
Unrealized gain on marketable securities	$(27,069)
Deferred tax liability	$(27,069)

The income tax provision consists of the following:

December 31, 2019
Federal
Current	$868,182
Deferred	27,069
State
Current	$—
Deferred	—
Income tax provision	$895,251

As of December 31, 2019, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:

December 31, 2019
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Income tax provision	21.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination. The Company considers New York to be a significant state tax jurisdiction

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$280,103,245

NOTE 10. SELECTED QUARTERLY INFORMATION (UNAUDITED)

The following table presents summarized unaudited quarterly financial data for each of the four quarters for the year ended December 31, 2019 and for the period from November 5, 2018 (inception) through December 31, 2018. The data has been derived from the Company’s unaudited financial statements that, in management’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the financial statements and notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2019
Operating costs	$70,042	$195,350	$262,271	$251,152
Interest income	$409,539	$1,670,719	$1,577,268	$1,254,820
Unrealized gain (loss) on marketable securities	$19,142	$133,070	$(187,306)	$163,993
Net income	$283,325	$1,264,809	$896,594	$922,451
Basic and diluted loss per share	$(0.00)	$(0.02)	$(0.02)	$(0.03)

TUSCAN HOLDINGS CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 10. SELECTED QUARTERLY INFORMATION (UNAUDITED) (cont.)

Fourth Quarter
For the period from November 5, 2018 (inception) through December 31, 2018
Operating costs	$792
Net loss	$(792)
Basic and diluted loss per share	$(0.00)

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

MICROVAST, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	December 31, 2019	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$27,978	$23,099
Restricted cash	13,806	8,233
Accounts receivable (net of allowance for doubtful accounts of $5,537 and $4,709 as of December 31, 2019 and September 30, 2020, respectively)	67,641	58,100
Notes receivable	33,356	23,254
Short-term investments	958	—
Inventories, net	57,304	51,233
Prepaid expenses and other current assets	3,948	5,040
Amount due from related parties	1,856	—
Total Current Assets	206,847	168,959
Property, plant and equipment, net	191,323	192,038
Land use rights, net	13,422	13,532
Acquired intangible assets, net	2,657	2,357
Other non-current assets	1,571	1,084
Total Assets	$415,820	$377,970

Liabilities
Current liabilities:
Accounts payable	$35,580	$34,386
Advance from customers	3,675	2,566
Accrued expenses and other current liabilities	34,995	59,717
Amount due to related parties	—	11
Income tax payables	657	665
Short-term bank borrowings	11,922	9,794
Notes payable	35,166	27,188
Bonds payable	73,803	29,915
Total Current Liabilities	195,798	164,242
Deposit liability for series B2 convertible preferred shares (“Series B2 Preferred”)	21,792	21,792
Long-term bonds payable	29,259	73,147
Other non-current liabilities	130,952	107,864
Total Liabilities	$377,801	$367,045

MICROVAST, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS — (CONTINUED)
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	December 31, 2019	September 30, 2020
Mezzanine Equity (Note 15 and Note 17)
Series C1 convertible redeemable preferred shares (“Series C1 Preferred”) (US$0.01 par value; 166,950 and 166,950 shares authorized as of December 31, 2019 and September 30, 2020, 166,950 and 166,950 shares issued and outstanding as of December 31, 2019 and September 30, 2020)	$76,684	$79,607
Series C2 convertible redeemable preferred shares (“Series C2 Preferred”) (US$0.01 par value; 126,345 and 126,345 shares authorized as of December 31, 2019 and September 30, 2020, 126,345 and 126,345 shares issued and outstanding as of December 31, 2019 and September 30, 2020)	73,100	79,750
Series D1 convertible redeemable preferred shares (“Series D1 Preferred”) (US$0.01 par value; 139,186 and 139,186 shares authorized as of December 31, 2019 and September 30, 2020, 139,186 and 139,186 shares issued and outstanding as of December 31, 2019 and September 30, 2020)	127,935	141,921
Redeemable noncontrolling interests	80,561	88,242
Total Mezzanine Equity	$358,280	$389,520

Commitments and contingencies (Note 24)

Shareholders’ Deficit
Ordinary shares (par value of US$0.01 per share, 1,500,000 shares authorized as of December 31, 2019 and September 30, 2020; 617,880 shares issued and outstanding as of December 31, 2019 and September 30, 2020)	$6	$6
Additional paid-in capital	3,727	—
Statutory reserves	6,032	6,032
Accumulated deficit	(320,760)	(381,590)
Accumulated other comprehensive deficit	(9,266)	(3,043)
Total Shareholders’ Deficit	(320,261)	(378,595)
Total Liabilities, Mezzanine Equity and Shareholders’ Deficit	$415,820	$377,970

The accompanying notes are an integral part of these consolidated financial statements.

MICROVAST, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Nine months ended September 30,
	2019	2020
Revenues	$45,613	$59,400
Cost of revenues	(39,309)	(49,624)
Gross profit	6,304	9,776

Operating expenses:
General and administrative expenses	(15,299)	(13,996)
Research and development expenses	(18,861)	(12,518)
Selling and marketing expenses	(9,841)	(9,464)
Total operating expenses	(44,001)	(35,978)
Subsidy income	920	802
Loss from operations	(36,777)	(25,400)

Other income and expenses:
Interest income	637	502
Interest expense	(4,926)	(4,234)
Other (expense)/income, net	(158)	63
Loss before provision for income taxes	(41,224)	(29,069)
Income tax expense	(99)	(5)
Net loss	$(41,323)	$(29,074)

Less: Net loss attributable to noncontrolling interests	(2,137)	—

Net loss attributable to Microvast, Inc.	$(39,186)	$(29,074)

Less: Accretion of Series A1/C1 Preferred	3,245	2,923
Less: Accretion of Series B1/C2 Preferred	6,000	6,650
Less: Accretion of Series EEL/D1 Preferred	26,639	13,986
Less: Accretion for noncontrolling interests	11,321	11,924
Net loss attributable to ordinary shareholders of Microvast, Inc.	$(86,391)	$(64,557)

Net loss per share attributable to ordinary shareholders of Microvast, Inc.
Basic and diluted	$(139.82)	$(104.48)
Weighted average shares used in calculating net loss per ordinary share
Basic and diluted	617,880	617,880

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MICROVAST, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands of U.S. dollars)

	Nine months ended September 30,
	2019	2020
Net loss	$(41,323)	$(29,074)
Foreign currency translation adjustment	(10,816)	6,223
Comprehensive loss	$(52,139)	$(22,851)
Less:
Comprehensive loss attributable to noncontrolling interests	(2,052)	—
Total comprehensive loss attributable to Microvast, Inc.	$(50,087)	$(22,851)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MICROVAST, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Statutory reserve	Microvast, Inc. Shareholders’ Deficit	Noncontrolling interest	Total Deficit
	Shares	Amount
Balance as of January 1, 2019	617,880	$6	$—	$(261,655)	$(5,301)	$6,032	$(260,918)	$(5,664)	$(266,582)
Net loss				(39,186)			(39,186)	(2,137)	(41,323)
Accretion for Series A1/C1 Preferred			(3,245)				(3,245)		(3,245)
Accretion for Series B1/C2 Preferred			(6,000)				(6,000)		(6,000)
Accretion for Series EEL/D1 Preferred			(26,639)				(26,639)		(26,639)
Accretion for the exiting noncontrolling interests			(4,380)				(4,380)		(4,380)
Foreign currency translation adjustments					(10,901)		(10,901)	85	(10,816)
Cumulative effect adjustment related to opening retained earnings for adoption of ASC 606				(1,565)			(1,565)		(1,565)
Fair value change of preferred shares due to extinguishment			61,138				61,138		61,138
Fair value change of redeemable noncontrolling interests due to extinguishment			8,299				8,299		8,299
Accretion for redeemable noncontrolling interests			(6,941)				(6,941)		(6,941)
Balance as of September 30, 2019	617,880	$6	$22,232	$(302,406)	$(16,202)	$6,032	$(290,338)	$(7,716)	$(298,054)

MICROVAST, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other Comprehensive loss	Statutory reserve	Total Microvast, Inc. Shareholders’ Deficit
	Shares	Amount
Balance as of January 1, 2020	617,880	$6	$3,727	$(320,760)	$(9,266)	$6,032	$(320,261)
Net loss				(29,074)			(29,074)
Accretion for Series A1 Preferred			(2,923)				(2,923)
Accretion for Series B1 Preferred			(804)	(5,846)			(6,650)
Accretion for Series EEL Preferred				(13,986)			(13,986)
Accretion for the exiting noncontrolling interests				(4,243)			(4,243)
Foreign currency translation adjustments					6,223		6,223
Accretion for redeemable noncontrolling interests				(7,681)			(7,681)
Balance as of September 30, 2020	617,880	$6	$—	$(381,590)	$(3,043)	$6,032	$(378,595)

The accompanying notes are an integral part of these consolidated financial statements.

MICROVAST, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Nine months ended September 30,
	2019	2020
Cash flows from operating activities
Net loss	$(41,323)	$(29,074)
Adjustments to reconcile net loss to net cash (used in) generated from operating activities:
Loss on disposal of property, plant and equipment	67	205
Depreciation of property, plant and equipment	10,596	11,384
Amortization of land use right and intangible assets	536	529
Reversal of doubtful accounts	(4,278)	(861)
Provision for obsolete inventories	4,261	1,326
Impairment loss from property, plant and equipment	2,928	645
Product warranty	1,864	2,468
Changes in operating assets and liabilities:
Notes receivable	24,076	10,630
Accounts receivable	46,558	11,782
Inventories	1,398	6,021
Prepaid expenses and other current assets	(208)	(625)
Amount due from/to related parties	(295)	1,859
Other non-current assets	156	(154)
Notes payable	(35,183)	(8,612)
Accounts payable	(14,020)	(2,545)
Advance from customers	957	(1,165)
Accrued expenses and other liabilities	(3,225)	1,981
Income tax payables	17	5
Net cash (used in) generated from operating activities	(5,118)	5,799

Cash flows from investing activities
Purchases of property, plant and equipment	(16,821)	(15,375)
Proceeds on disposal of property, plant and equipment	7	6
Purchase of short-term investments	(17,340)	(2,002)
Proceeds from maturity of short-term investments	34,671	2,946
Net cash generated from (used in) investing activities	517	(14,425)

Cash flows from financing activities
Proceeds from borrowings	10,129	15,230
Repayment of bank borrowings	(59,809)	(17,590)
Repayment of loan	(14,571)	—
Loans borrowing from related parties	6,856	18,063
Repayment of related party loans	(6,856)	(18,063)
Repurchase shares from exiting noncontrolling interests	(32,701)	—
Issuance of convertible bonds	48,934	—
Net cash used in financing activities	(48,018)	(2,360)
Effect of exchange rate changes	(693)	534
Decrease in cash, cash equivalents and restricted cash	(53,312)	(10,452)
Cash, cash equivalents and restricted cash at beginning of the period	85,541	41,784
Cash, cash equivalents and restricted cash at end of the period	$32,229	$31,332

MICROVAST, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (CONTINUED)
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Nine months ended September 30,
	2019	2020
Reconciliation to amounts on consolidated balance sheets
Cash and cash equivalents	$30,216	$23,099
Restricted cash	2,013	8,233
Total cash, cash equivalents and restricted cash	$32,229	$31,332

Supplemental disclosure of cash flow information
Interest paid	$1,993	$1,438
Income tax paid	$—	$—

Non-cash investing and financing activities
Payable for redemption of noncontrolling interest	$112,496	$121,941
Payable for purchase of property, plant and equipment	$26,921	$15,323

The accompanying notes are an integral part of these consolidated financial statements.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Microvast, Inc. (the “Company” or “Microvast”) was incorporated under the laws of the State of Texas in the United States of America (“USA”) on October 12, 2006 and re-domiciled to the State of Delaware on December 31, 2015. The Company, its subsidiaries and variable interest entity (“VIE”) (collectively, the “Group”) are primarily engaged in developing, manufacturing, and selling electronic power products for electric vehicles primarily in the People’s Republic of China (“PRC”) and Europe.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and use of estimates

The accompanying unaudited condensed consolidated financial statements include the financial information of Microvast Inc. (the ‘‘Company’’) and its subsidiaries and VIE (collectively, the ‘‘Group’’). The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and U.S. generally accepted accounting standards for interim financial reporting. Accordingly, certain information and disclosures normally included in the notes to the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’) have been omitted from these interim financial statements. The results of operations for the nine-month periods ended September 30, 2019 and 2020 are not necessarily indicative of the results for the full years.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto included in the Group’s audited consolidated financial statements for each of the two years in the period ended December 31, 2018 and 2019. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include normal recurring adjustments) necessary for a fair representation of financial results for the interim periods presented. The Group believes that the disclosures are adequate to make the information presented not misleading.

The financial information as of December 31, 2019 presented in the unaudited condensed financial statements is derived from the Group’s audited consolidated financial statements for the year ended December 31, 2019.

The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Group’s consolidated financial statements for each of the two years in the period ended December 31, 2019.

Significant accounting estimates reflected in the Group’s financial statements include allowance for doubtful accounts, provision for obsolete inventories, impairment of long-lived assets, valuation allowance for deferred tax assets, product warranties, fair value measurement of the redeemable preferred shares, redeemable noncontrolling interests, share based compensation, consolidation of variable interest entity and going concern assumption.

Basis of consolidation

The unaudited condensed consolidated financial statements of the Group include the financial statements of the Company and its subsidiaries and VIE; all intercompany transactions and balances have been eliminated upon consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Group will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business is dependent on, among other things, the Group’s ability to generate sufficient cash flows from operations, and the Group’s ability to arrange adequate financing arrangements.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group had recurring losses in recent years and had total shareholders’ deficits of $378,595 and working capital totaled at $4,717 as of September 30, 2020 which may raise substantial doubt about the Group’s ability to continue as a going concern for the foreseeable future prior to the consideration of the management’s plans articulated below.

The Group has generated positive cash flows from operations in 2019 and the nine months ended September 30, 2020, of $13,371 and $5,799, respectively, and expects to generate positive operating cash flows for the full years 2020 and 2021. In addition, the Group obtained proceeds from financing activities of $57,500 from the issuance of convertible notes in January and February 2021 (Note 25) and, is expecting to receive additional funds from further financing sources from new investors (Note 25).

Therefore, as of the date issuance of these financial statements, management is of the opinion that the Group will be able to satisfy its liabilities as they become due in the next twelve months, and accordingly, these consolidated financial statements are prepared on a going concern basis.

Consolidation of Variable Interest Entity

The Group determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a VIE. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. The Group consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, VIEs are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an enterprise has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE.

The Group and a third party established Hongwei, of which they each subscribed 20% and 80% equity interest, respectively. In 2017, the Group made contributions of cash and intangible assets to Hongwei; whereas the other equity interest holder did not make capital contributions. Hongwei met the definition as a VIE. The Group concluded that Hongwei, since its inception, was a VIE and the Group was its primary beneficiary. Accordingly, Hongwei has been consolidated by the Group. The Group became the sole equity interest owner of Hongwei in October 2019 (Note 15).

Revenue recognition

Nature of Goods and Services

The Group’s sales revenue consists primarily of sales of lithium batteries. The obligation of the Group is providing the electronic power products. Revenue is recognized at the point of time when control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration the Group expects to be entitled to in exchange for the goods or services.

Disaggregation of revenue

For the nine-month period ended September 30, 2020, the Group’s revenues generated from Asia-Pacific, Europe and other geographic regions where the customers are located were $42,632, $16,376 and $392, respectively.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract balances

Contract balances include accounts receivable and advance from customers. Accounts receivable represent cash not received from customers and are recorded when the right to consideration is unconditional. The allowance for doubtful accounts reflects the best estimate of probable losses inherent to the account receivable balance. Contract liabilities, recorded in advance from customers in the consolidated balance sheet, represents payment received in advance or payment received related to a material right provided to a customer to acquire additional goods or services at a discount in a future period. For the nine months ended September 30, 2019 and 2020, revenue recognized that was included in the deferred revenue balance as of January 1, 2019 and January 1, 2020 amounted to $518 and $459, which consist of payments received in advance related to its sales of lithium batteries.

Recent accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. Non-public business entities should apply the amendments to annual periods beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early application of the guidance is permitted. In transition, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. In July 2018, ASU 2016-02 was updated with ASU No. 2018-11, Targeted Improvements to ASC 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. Before ASU 2018-11 was issued, transition to the new lease standard required application of the new guidance at the beginning of the earliest comparative period presented in the consolidated financial statements. In November 2019 and June 2020, the FASB issued ASU 2019-10 and ASU 2020-05 to defer the effective date. Therefore, Leases (Topic 842) is effective for private entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Group is in the process of evaluating the impact of the adoption of this standard.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Statements. This ASU requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. This ASU affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For non-public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. All entities may adopt the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Group is evaluating the impact of the adoption of this standard on its consolidated financial statements.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

3. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	December 31, 2019	September 30, 2020
Accounts receivable	$73,178	$62,809
Allowance for doubtful accounts	(5,537)	(4,709)
Accounts receivable, net	$67,641	$58,100

Movement of allowance for doubtful accounts was as follows:

	December 31, 2019	September 30, 2020
Balance at beginning of year	$10,111	$5,537
Charge to expenses	(4,250)	(861)
Write off	(233)	—
Exchange difference	(91)	33
Balance at end of year	$5,537	$4,709

4. INVENTORIES, NET

Inventories consisted of the following:

	December 31, 2019	September 30, 2020
Work in process	$27,854	$27,155
Raw materials	17,201	16,098
Finished goods	12,249	7,980
Total	$57,304	$51,233

Provision for obsolete inventory at $4,261 and $1,326 were recognized for the nine months ended September 30, 2019 and 2020, respectively.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

	December 31, 2019	September 30, 2020
Advances to suppliers	$1,038	$2,039
Value-added tax (“VAT”) receivables	1,748	1,695
Other receivables	627	691
Deposits	535	615
Total	$3,948	$5,040

The balance of the VAT receivables represented the amount available for future deduction against VAT payable.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

6. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	December 31, 2019	September 30, 2020
Machineries and equipment	$73,535	$116,921
Buildings	37,479	38,430
Leasehold improvements	22,571	24,575
Fixtures and electronic equipment	7,459	9,076
Motor vehicles	4,641	5,387
Total	145,685	194,389
Less: accumulated depreciation	(46,243)	(59,049)
Construction in progress	91,881	56,698
Property, plant and equipment, net	$191,323	$192,038

The Group recorded depreciation expenses of $10,596 and $11,384 for the nine months ended September 30, 2019 and 2020, respectively. $2,928 and $645 impairment loss was recognized for the nine months ended September 30, 2019 and 2020, respectively, primarily related to the obsolete machineries and equipment as a result of technology development or product upgrade.

7. LAND USE RIGHTS, NET

Land use rights consisted of the following:

	December 31, 2019	September 30, 2020
Cost of land use rights	$15,002	$15,383
Less: accumulated amortization	(1,580)	(1,851)
Land use rights, net	$13,422	$13,532

The land use rights were acquired for the use of the Group’s production facilities. Land use rights are amortized on a straight-line basis for 50 years or shorter of the estimated usage periods or the terms of the land use right agreements. The Group recorded amortization expenses of $228 and $224 for the nine months ended September 30, 2019 and 2020, respectively. Future amortization expense is $299 per year for each of the next five years through December 31, 2024 and thereafter.

8. ACQUIRED INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

	December 31, 2019	September 30, 2020
Cost of acquired intangible assets	$3,968	$3,993
Less: accumulated amortization	(1,311)	(1,636)
Acquired intangible assets, net	$2,657	$2,357

The Group recorded amortization expense of $308 and $305 for the nine months ended September 30, 2019 and 2020, respectively. No impairment loss was recognized for the nine months ended September 30, 2019 and 2020.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

8. ACQUIRED INTANGIBLE ASSETS, NET (cont.)

The annual amortization expense for each of the five succeeding fiscal years and thereafter are as follows:

Three-month period ended December 31, 2020	$102
2021	392
2022	233
2023	233
2024	233
2025	233
Thereafter	931
Total	$2,357

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31, 2019	September 30, 2020
Payable to exiting Investors(i)	$—	$30,000
Payables for purchase of property, plant and equipment	23,515	15,323
Product warranty	3,723	3,864
Accrued payroll and welfare	2,577	2,602
Accrued expenses	2,103	1,232
Other tax payable	494	962
Interest payable	—	994
Deposits received from the contractors	275	178
Deferred subsidy income-current	127	206
Other current liabilities	2,181	4,356
Total	$34,995	$59,717

____________

(i)      The payable to exiting Investors represents the amount to be paid for the redemption of the shares owned by certain noncontrolling shareholders of a subsidiary. See Note 15.

10. PRODUCT WARRANTY

Movement of product warranty was as follows:

	December 31, 2019	September 30, 2020
Balance at beginning of the period	$16,565	$18,416
Provided during the period	3,501	2,468
Utilized during the period	(1,650)	(2,322)
Balance at end of the period	$18,416	$18,562
Product warranty – current	$3,723	$3,864
Product warranty – non-current	14,693	14,698

The warranty costs recorded were $1,864 and $2,468 during the nine months ended September 30, 2019 and 2020, respectively.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

11. BANK BORROWINGS

The Group entered into various loan agreements, i.e. banking facilities, with certain Chinese banks. The original terms of the loans range from 3 to 36 months and the interest rates range from 3.60 % to 5.75 % per annum. Changes in bank borrowings for the year ended December 31, 2019 and nine months ended September 30, 2020 are as follows:

	December 31, 2019	September 30, 2020
Beginning balance as of January 1	$66,267	$11,922
Proceeds from bank borrowings	17,735	15,230
Repayments of principal during the year	(71,674)	(17,590)
Exchange difference	(406)	232
Ending balance	$11,922	$9,794

Including:
Current	$11,922	$9,794

Certain assets of the Group had been pledged to secure the above banking facilities granted to the Group. The aggregate carrying amount of the assets pledged by the Group as of December 31, 2019 and September 30, 2020 are as follows:

	December 31, 2019	September 30, 2020
Buildings	$22,414	$22,130
Machinery and equipment	20,936	19,592
Land use rights	2,672	2,695
Total	$46,022	$44,417

In addition, the Group’s related parties Ochem Chemical Co., Ltd (“Ochem”) and Ochemate Material Technologies Co., Ltd (“Ochemate”) provided $32,607 and $20,061 of guarantees to secure certain bank facilities granted to the Group as of December 31, 2019 and September 30, 2020, respectively.

12. OTHER NON-CURRENT LIABILITIES

	December 31, 2019	September 30, 2020
Payable to exiting Investors	$114,870	$91,941
Product warranty – non-current	14,693	14,698
Deferred subsidy income- non-current	1,389	1,225
Total	$130,952	$107,864

The payable to exiting Investors represent the amount to be paid for the redemption of the shares owned by certain noncontrolling interests holders of a subsidiary. See Note 15.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

13. BONDS PAYABLE

	December 31, 2019	September 30, 2020
Bonds payable
Huzhou Saiyuan Equity Investment Partnership Firm (Limited Partnership) (“Huzhou Saiyuan”)	$43,888	$—
Third-party investors	29,915	29,915
Total	$73,803	$29,915

Long–term bonds payable
Huzhou Saiyuan	$29,259	$73,147
Total	$29,259	$73,147

Convertible Bonds issued to Huzhou Saiyuan

On December 29, 2018, MPS signed an agreement with Huzhou Saiyuan, an entity established by the local government, to issue convertible bonds to Huzhou Saiyuan for a total consideration of $87,776 (RMB600 million), of which $29,259 (RMB200 million) was converted from the existing non-interest-bearing loan with Huzhou Saiyuan as of December 31, 2018. The Company pledged its 12.39% equity holding over MPS to Huzhou Saiyuan to facilitate the issuance of convertible bonds. Besides the previous converted bond $29,259 (RMB200 million), Huzhou Saiyuan further subscribed $14,629 (RMB100 million) on January 9, 2019 and $29,259 (RMB200 million) on February 1, 2019, respectively. As of December 31, 2019, the outstanding balance of the convertible bonds to Huzhou Saiyuan is $73,147 (equivalent to RMB500 million), of which $43,888 (equivalent to RMB300 million) will be due within 1 year.

If the subscribed bonds are not repaid by the maturity date, Huzhou Saiyuan has the right to dispose the equity interests pledged by the Company in proportion to the amount of matured bonds, or convert the bond to the equity interests of MPS within 60 days after the maturity date. If Huzhou Saiyuan decides to convert the bonds to equity interests of MPS, the equity interests pledged should be released and the convertible bonds should be converted to the equity interest of MPS based on the entity value of MPS at $950,000.

On September 28, 2020, MPS signed a supplemental agreement for extension on repayment of convertible bonds to Huzhou Saiyuan, and agreed to effect the issuance of the unsubscribed RMB100 million bonds by replacing the bonds issued on January 9, 2019 and extend the maturity of the previously subscribed RMB400million bonds for two and a half years. An additional one-year extension could be granted to the Group if the Group submits a written application before the extended maturity date. Pursuant to the extension agreement in September 2020, the terms on repayments and interests were agreed as below:

Issuance Date	Subscribed Amount	Maturity Date	Repayment Amount	Annual Interest Rate
February 1, 2019	$29,259 (RMB200 million)	June 30, 2023	$29,259 (RMB200 million)	3 ~ 4%
December 31, 2018	$29,259 (RMB200 million)	April 28, 2024	$14,629 (RMB100 million)	0 ~ 4%
		July 11, 2024	$7,315 (RMB50 million)	0 ~ 4%
		October 1, 2024	$7,315 (RMB50 million)	0 ~ 4%
January 1, 2020	$14,629 (RMB100 million)	April 13, 2026	$14,629 (RMB100 million)	3 ~ 4%

As of September 30, 2020, the outstanding balance of the convertible bonds to Huzhou Saiyuan totaled at $73,147 (equivalent to RMB500 million).

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

13. BONDS PAYABLE (cont.)

Convertible Bonds issued to third-party investors

On November 2, 2018, MPS signed a convertible bond agreement with two third-party investors (the “bond holders”), through which the bond holders agreed to provide a non-interest bearing loan in an aggregate amount of $58,516 (RMB400 million) or up to $73,147 (RMB500 million) to MPS, and the bond holders could convert the bonds into a number of Series D2 preferred shares of the Company (the “Series D2 Preferred”) once approvals from the PRC and US government were obtained.

On November 2, 2018, $24,869 (RMB170 million) cash proceed was received by MPS. On January 14, 2019, one of the bond holders transferred part of its subscription quota at the amount of $4,388 (RMB30 million) to a new investor who completed the subscription of $3,730 (RMB25.5 million) and $658 (RMB4.5 million) in January and June 2019, respectively. While the other bond holders subscribed $658 (RMB4.5 million) on January 28, 2019. As of December 31, 2019, $29,915 (RMB204.5 million) was subscribed by the bond holders.

Upon issuance of the convertible bond to these third-party investors, the Company signed a contribution and issuance agreement with the existing preferred shareholders on November 2, 2018, in which all preferred shareholders of the Company agreed that when contribution conditions are met, the existing shareholders will exchange their respective Series A1, Series B1 and Series EEL Preferred for Series C1 Preferred shares (“Series C1 Preferred”) for Series A1 shareholders, Series C2 Preferred shares (“Series C2 Preferred”) for Series B1 shareholders and Series D1 Preferred shares(“Series D1 Preferred”) for EEL, respectively, with rights and obligations amended. The key contribution conditions is that the third party convertible bond holders shall have paid MPS an aggregate amount of $29,259 (RMB200 million). As cash contribution amount of $29,259 was received by MPS on January 30, 2019, the Series C1, C2 and D1 Preferred have been issued on the same day. See Note 18.

As of December 31, 2019, the approvals from PRC and US government were not yet obtained thus the bond holders could not convert the bond into Series D2 Preferred and consensus was reached during 2019 that obtaining the approvals was extended to November 1, 2020. On February 1, 2021, the bond holders (“CB Investors”) entered into a framework agreement with Tuscan Holdings Corp. (“Holdings”), a special purpose acquisition company (“SPAC”), MPS and the Company in connection with the proposed SPAC transaction, pursuant to which the convertible bonds will be settled at a number of Holdings common shares in accordance with the arrangements under the SPAC transaction.

14. INCOME TAXES

US

The Company is incorporated in the U.S. and is subject to the U.S. state and federal income tax.

Starting from January 1, 2018, 21% rate is applied for tax and income earned as determined in accordance with the relevant tax rules and regulations. The amount of the net operating loss deduction allowed is limited to 80% of taxable income computed without regard to the net operating loss deduction. Net operating loss incurred in taxable years beginning after December 31, 2017 is permitted to be carried forward indefinitely but may not be carried back.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security Act” (“CARES ACT”). The CARES Act, among other things, includes provisions relating to net operating loss carryback periods. The Company is evaluating the impact, if any, that the CARES Act may have on the Company’s future operations, financial position, and liquidity.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

14. INCOME TAXES (cont.)

PRC

Under the Enterprise Income Tax Law of the PRC (the “EIT Law”), PRC enterprise income tax is generally calculated at 25% of the Company’s subsidiaries located in the PRC as determined in accordance with the EIT Law, except for certain subsidiaries which enjoy tax rates substantially lower than 25% due to incentive policies.

MPS was recognized as a “New and High Tech Enterprises” (“NHTE”) by relevant PRC government authorities in 2012 and received renewal of its NHTE status in 2015 and 2018. Therefore, MPS, as the NHTE, is entitled to a rate of 15% for 2019 and 2020.

Hongwei was recognized as a “New and High Tech Enterprises” (“NHTE”) by relevant PRC government authorities in 2020. Therefore, Hongwei, as the NHTE, is entitled to a rate of 25% for 2019 and 15% for 2020.

The withholding tax of 10% under the EIT Law is imposed on dividends declared to foreign investors with respect to profit earned by PRC subsidiaries from January 1, 2008 onward. Deferred tax liability was not provided with respect to undistributed profits of relevant PRC subsidiaries for the nine months ended September 30, 2019 and 2020, as the Group concluded that profits generated by the relevant PRC subsidiaries are considered to be permanently reinvested, because the Group does not have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future and intends to retain all of its available funds and any future earnings for use in the operation and expansion of its business.

UK

UK corporation tax is calculated at an average tax rate of 19% for the nine months ended September 30, 2019 and 2020, respectively. The estimated assessable profit generated by the Company’s subsidiary located in UK would be imposed the enterprise income tax at such rate, in accordance with the Corporation Tax Acts.

Germany

Germany enterprise income tax which is a combination of corporate income tax and trade tax is calculated at an average tax rate of 31.9% for the nine months ended September 30, 2019 and 2020 for the Company’s subsidiary located in Germany in accordance with relevant tax rules and regulations in Germany.

A provision for income tax of $99 and $5 has been recognized for the nine months ended September 30, 2019 and 2020, respectively, related primarily to foreign subsidiaries. Loss before provision for income taxes for the nine months ended September 30, 2019 and 2020 was as follows:

	Nine months ended September 30,
	2019	2020
Domestic	$(2,421)	$(3,121)
Foreign	(38,803)	(25,948)
Loss before income tax	$(41,224)	$(29,069)

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

14. INCOME TAXES (cont.)

The current and deferred components of the income tax expense in the consolidated statements of operations were as follows:

	Nine months ended September 30,
	2019	2020
Current tax expenses:
Domestic	$—	$—
Foreign	99	5
Total current tax expense	99	5
Deferred tax expense	—	—
Total provision for income taxes	$99	$5

The components of the Group’s deferred tax assets are as follows:

	December 31, 2019	September 30, 2020
Deferred tax assets:
Net operating loss carry-forwards	$22,521	$27,238
Allowance for doubtful accounts and inventory provision	3,323	3,470
Product warranty	2,762	2,784
Impairment of property, plant and equipment	673	776
Deferred income	227	215
Accrued expense	736	1,194
Others	615	615
Less: valuation allowance	(30,857)	(36,292)
Net deferred tax assets	$—	$—

The movements of valuation allowance for the year end December 31, 2019 and the nine months ended September 30, 2020 are as follows:

	December 31, 2019	September 30, 2020
Balance at beginning of the period	$19,503	$30,857
Additions	11,649	5,548
Reversal	(295)	(113)
Balance at end of the period	$30,857	$36,292

Reconciliation between the income tax expense computed by applying the U.S. federal corporate income tax rate of 21% to loss before income tax and actual provision is as follows:

	Nine months ended September 30,
	2019	2020
Loss before income tax	$(41,224)	$(29,069)
Tax credit at the U.S. federal corporate income tax rate of 21%	(8,657)	(6,104)
Tax effect of permanent differences	(2,540)	(1,773)
Tax effect of income tax rate difference in other jurisdictions	2,790	1,821
Changes in valuation allowance	8,599	6,061
Others	(93)	—
Income tax expense	$99	$5

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

14. INCOME TAXES (cont.)

As of September 30, 2020, the Group had a $168,800 operating loss carried forward. The operating loss carried forward for the Company’s PRC subsidiaries amounted to $139,336, which will expire on various dates from 2023 to 2030. For the remaining operating loss, $20,206 will expire on various dates from 2021 to 2039 and $9,258 will be carried forward indefinitely. The Group determined the valuation allowance on an entity by entity basis and assessed the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. The valuation allowance, which is primarily related to entities with net operating loss carry-forwards for which the Group does not believe it will ultimately be realized, was recognized by the Group with the amount of $11,669 and $6,061 for the year ended December 31, 2019 and for the nine months ended September 30, 2020, respectively.

15. NONCONTROLLING INTERESTS

Noncontrolling interests of MPS

In March 2017, the Company sold a 17.39% equity interest of its wholly-owned subsidiary, MPS, to eight third-party investors (the “Investors”) for total cash consideration of $400,000, which was received in 2017. The Group recorded noncontrolling interests of $400,000 upon issuance of the shares. The investors are entitled to receive dividend or distributable assets on a pro rata basis with ordinary shareholder and also enjoy certain preferential rights.

In February 2018, the Company entered into redemption agreements and agreed to repurchase the noncontrolling interest held by 6 investors at a redemption value equal to the initial capital contribution plus 6% simple annual interest. The total noncontrolling interest requested for redemption totaled at 14.05% of the equity interest in MPS (“exiting Investors”). To facilitate the repurchase and redemption transaction, MPS and the exiting Investors entered into certain property mortgage agreements on May 30, 2018.

Given the amount of redemption and repurchase outstanding was not fully paid in accordance with agreed schedule, agreements were signed in October 2019 and April 2020 to extend the overdue payable to November 2020. In September 2020, the overdue payable was further extended to June 30, 2023. In the extension agreement signed in September 2020, all parties agreed that commencing on April 1, 2021, interest shall accrue on the outstanding principal at a compounded interest rate of 10% per annum, and the Company shall pay part of the interest in cash, equal to 5% of the principal, to the exiting Investors. For the remaining interest, it could be accrued and capitalized to principal of the payable to the exiting Investors for next interest period.

Pursuant to the extension agreement, the Group is required to pay $30,000 (RMB214.2 million) before March 31, 2021, and such amount is classified as accrued expenses and other current liabilities as of September 30, 2020. See Note 9. Further, if the Group completes a qualified financing before 2022 with total amount of $200,000, the Group would pay the exiting Investors $30,000 (RMB214.2 million) which shall be made no later than September 30, 2023. If the Group completes new round financing in 2022 or 2023, the Group will pay the exiting Investors an amount calculated based on the proceeds received in the financing, and in no case will the repayment be less than $30,000 (RMB214.2 million). The repayment amount should be calculated based on the following rules:

a)      Minimum repayment of $30,000 (RMB214.2 million) should be paid if the proceeds received in the financing is up to $200,000.

b)      15% of the incremental proceeds should be paid if the proceeds received in the financing is between $200,000 and $400,000.

c)      20% of the incremental proceeds and up to a maximum of the overdue payable amount should be paid if the proceeds received in the financing is above $400,000.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

15. NONCONTROLLING INTERESTS (cont.)

Noncontrolling interests of Hongwei

Noncontrolling interests represents interests held by third parties in Hongwei, the Group’s consolidated VIE.

The noncontrolling interest are presented as a separate component of equity in the consolidated balance sheet. The amount of net loss attributable to noncontrolling interests are $2,137 for nine months ended September 30, 2019.

In 2019, the Group settled an outstanding loan of $14,544 that the noncontrolling interest had made to Hongwei and became Hongwei’s sole owner in October 2019. As a result, the Group reclassified the outstanding balance of noncontrolling interest of $7,716 to additional paid in capital.

The noncontrolling interests of Hongwei for the nine months ended September 30, 2019 are summarized below:

Amounts USD
Balances as of January 1, 2019	$(5,664)
Net loss attributable to noncontrolling interests shareholders	(2,137)
Foreign currency translation adjustment attributed to noncontrolling interest shareholders	85
Balances as of September 30, 2019	$(7,716)

16. ORDINARY SHARES

The Company’s Amended and Restated Certificate of Incorporation authorizes 100,000,000 ordinary shares with a par value of $0.01 per share.

As of December 31, 2019 and September 30, 2020, the Company had 617,880 ordinary shares issued and outstanding.

17. PREFERRED SHARES

In 2018, upon issuance of the convertible bond to third-party investors, the Company signed a contribution and issuance agreement with the existing preferred shareholders, in which all the preferred shareholders of the Company agreed that when contribution conditions from bond holders are met, the existing shareholders will exchange their respective Series A1, Series B1 and Series EEL Preferred where Series C1 Preferred shares (“Series C1 Preferred”) for Series A1 Preferred shareholders, Series C2 Preferred shares (“Series C2 Preferred”) for Series B1 Preferred shareholders, and Series D1 Preferred shares (“Series D1 Preferred”) is for Series EEL Preferred, respectively, with amended preferential rights. In 2019, contribution conditions were met and the Series C1 (formerly A1), C2 (formerly B1) and D1 (formerly EEL) Preferred were issued.

As this transaction resulted in extinguishment of preferred shares, the Group re-measured the fair value of A1/C1, B1/C2 and EEL/D1 Preferred at the transaction date, which led to a decrease of $61,138 in fair value. The decrease in the fair value amount of the redeemable preferred shares was recorded as a change in additional paid-in capital.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

17. PREFERRED SHARES (cont.)

After the transaction, the Company had preferred shares issued and outstanding as follows:

Preferred Shares Category	Number of Shares	Shareholders
Series C1 Preferred	166,950	Ashmore Global Special Situations Fund 4 and Fund 5 Limited Partnership (“Ashmore”) and International Finance Corporation (“IFC”)
Series C2 Preferred	126,345	Ashmore Cayman SPC Limited (“Ashmore Cayman”) and IFC
Series D1 Preferred	139,186	Evergreen Ever Limited (“EEL”)
Total	432,481

The change in the balance of Series Preferred and redeemable noncontrolling interests included in the mezzanine equity for the nine months ended September 30, 2019 and 2020 are as follows:

	Series A1/C1 Preferred	Series B1/C2 Preferred	Series EEL/D1 Preferred	Redeemable noncontrolling interests
Balance as of January 1, 2019	$76,864	$65,881	$153,223	$79,615
Accretion before the extinguishment	961	804	15,439	796
Conversion from Series A1 to C2 Preferred	(11,417)	11,417	—	—
Fair value change of preferred shares and redeemable noncontrolling interests due to the extinguishment	7,135	(12,146)	(56,127)	(8,299)
Accretion after the extinguishment	2,284	5,196	11,200	6,145
Ending balance as of September 30, 2019	$75,827	$71,152	$123,735	$78,257
Balance as of January 1, 2020	$76,684	$73,100	$127,935	$80,561
Accretion for preferred shares	2,923	6,650	13,986	7,681
Ending balance as of September 30, 2020	$79,607	$79,750	$141,921	$88,242

Pursuant to the Merger Agreement entered by the Company on February 1, 2021, all the preferred shares shall be cancelled in exchange for a number of Holdings common shares upon closing of the SPAC Transaction. See Note 25.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

18. SHARE-BASED PAYMENT

Share options

Share options activity for the nine months ended September 30, 2019 and 2020 was as follows:

Share options	Number of shares	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual life
		(US$)	(US$)
Outstanding as of January 1, 2019	54,962	$889.35	$346.63	8.1
Forfeited	(7,685)	934.82	363.82
Outstanding as of September 30, 2019	47,277	881.97	343.83	7.4
Expected to vest and exercisable as of September 30, 2019	47,277	$881.97	$343.83	7.4
Outstanding as of January 1, 2020	47,277	$881.97	$343.83	7.1
Granted	173,890	1,005.85	489.96
Forfeited	(7,461)	623.31	326.36
Outstanding as of September 30, 2020	213,706	$991.80	$463.34	9.2
Expected to vest and exercisable as of September 30, 2020	213,706	$991.80	$463.34	9.2

In determining the fair value of the share options, the binomial option pricing model was applied. The key assumptions used to determine the fair value of the options at the respective grant dates were as follows:

Grant date	For the nine months ended September 30, 2020
Risk-free interest rate(1)	1.61%
Expected dividend yield(2)	0.0%
Volatility(3)	50.2%
Exercise multiple(4)	2.2 – 2.8
Life of options(5)	10 years
Fair value of underlying ordinary shares(6)	$976.98

____________

(1)      Risk-free interest rate was estimated based on the market yield of US Government Bond with maturity close to the expected term of the options, plus country risk spread.

(2)      The dividend yield was estimated by the Company based on its expected dividend policy over the expected term of the options.

(3)      The volatility of the underlying ordinary shares during the lives of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the expected term of the options.

(4)      Exercise multiple represents the value of the underlying share as a multiple of exercise price of the option which, if achieved, results in exercise of the option.

(5)      Life of options was extracted from option agreements.

(6)      The estimated fair value of the ordinary shares underlying the options as of the respective grant dates was determined based on a valuation with the assistance of a third party appraiser.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

18. SHARE-BASED PAYMENT (cont.)

Non-vested share

The non-vested shares activity for the nine months ended September 30, 2019 and 2020 was as follows:

	Number of non-vested shares	Weighted average grant date fair value per share
		(US$)
Outstanding as of January 1, 2019	34,800	$149.40
Outstanding as of September 30, 2019	34,800	$149.40

Outstanding as of January 1, 2020	20,523	$182.13
Transfer to non-vested share units	(20,523)	$182.13
Outstanding as of September 30, 2020	—	—

Non-vested share units

The non-vested shares units will be settled in the form of cash payments. Most of them will be settled at price per unit equal to the fair market value on Initial Vesting Date, and others will be settled at price per unit equal to the lesser of the fair market value on Initial Vesting Date or the value of $1,005.85.

	Number of non-vested share units	Weighted average Grant date fair value per share
		(US$)
Outstanding as of January 1, 2019	114,117	$153.83
Forfeited	(4,819)	$255.99
Outstanding as of September 30, 2019	109,298	$149.32

Outstanding as of January 1, 2020	123,575	$143.89
Forfeited	(446)	$227.24
Transfer from non-vested shares	20,523	$182.13
Outstanding as of September 30, 2020	143,652	$149.10

As of September 30, 2020, the IPO vesting condition was not met and no share-based compensation expenses for share options, non-vested shares or non-vested share units were recorded.

Series B2 Preferred subscribed by employees

On October 30, 2015, the Company issued 79,107 Series B2 Preferred to certain employees of the Company. The Series B2 Preferred were issued for cash consideration of $366.00 per share and all the Series B2 Preferred were fully paid on the date of issuance. The Series B2 Award shall vest with respect to one-fourth of the total number of the Series B2 Award immediately upon the occurrence of a qualified IPO or Initial Vesting Date, and on each of the first, second and third anniversaries of the Initial Vesting Date; provided that through each applicable vesting date, the holder of the Series B2 Award remains employed with the Group.

As of December 31, 2019 and September 30, 2020, 53,319 shares were legally issued and outstanding and the Company recorded a deposit liability of $21,792 at the per share price equal to the original Series B2 Preferred subscription price.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

19. MAINLAND CHINA CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total provisions for such employee benefits were $2,027 and $1,572 for nine months ended September 30, 2019 and 2020, respectively.

20. STATUTORY RESERVES AND RESTRICTED NET ASSETS

PRC legal restrictions permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC regulations. Prior to payment of dividends, pursuant to the laws applicable to the PRC Domestic Enterprises and PRC Foreign Investment Enterprises, the PRC subsidiaries must make appropriations from after-tax profit to non-distributable statutory reserve funds as determined by the Board of Directors of the Group. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of not less than 10% of after-tax profit (as determined under accounting principles and financial regulations applicable to PRC enterprises at each year-end); the other two funds are at the Group’s discretion. These reserve funds can only be used for specific purposes and are not distributable as cash dividends. The Group did not make appropriation to these statutory reserve funds for both of the nine months ended September 30, 2019 and 2020, as no after-tax profit was generated.

As a result of these PRC laws and regulations, the Group’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. The balances of restricted net assets were $156,333 and $156,333 as of December 31, 2019 and September 30, 2020, respectively.

21. SEGMENT INFORMATION

Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers (“CODM”) in deciding how to allocate resources and assess performance. The Group’s CODM has been identified as the Chief Executive Officer (“CEO”), who reviews consolidated results including revenue, gross profit and operating profit at a consolidated level only and does not distinguish between products for the purpose of making decisions about resources allocation and performance assessment. As such, the Group concluded that it has one operating segment and one reporting segment.

Substantially all of the Group’s assets are located in the PRC. Revenues, classified by major geographic regions in which the Group’s customers are located are as follows.

	Nine months ended September, 30
	2019	2020
Revenue from Asia-Pacific region	37,307	42,632
Revenue from Europe	8,180	16,376
Revenue from other regions	126	392
Total	45,613	59,400

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

22. RELATED PARTY BALANCES AND TRANSACTIONS

Name	Relationship with the Group
Ochem	Controlled by CEO
Ochemate	Controlled by CEO

(1)    Amount due from/to related parties:

	December 31, 2019	September 30, 2020
Amount due from related parties:
Ochem(i)	$1,856	$—
Amount due to related parties:
Ochem(ii)	$—	$11

____________

(i)      The balance represents advance payment for materials purchased from Ochem.

(ii)     The balance represents the remaining payable for materials purchased to Ochem.

(2)    Interest-free loans

MPS received certain interest-free loans from related parties Ochemate and Ochem for the nine months ended September 30, 2019 and 2020 with accumulative amount at $6,856 and $18,063, respectively. The outstanding balance was nil as of December 31, 2019 and September 30, 2020.

Also, Ochem and Ochemate provided certain pledges and credit guarantees for the Group to secure bank facilities. Please refer to Note 11.

23. NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	Nine months ended September 30,
	2019	2020
Numerator:
Net loss attributable to ordinary shareholders	$(86,391)	$(64,557)
Denominator:
Weighted average ordinary shares outstanding used in computing basic and diluted net loss per share	617,880	617,880
Basic and diluted net loss per share	$(139.82)	$(104.48)

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

23. NET LOSS PER SHARE (cont.)

For the nine months ended September 30, 2019 and 2020, the following shares outstanding were excluded from the calculation of diluted net loss per ordinary share, as their inclusion would have been anti-dilutive for the periods prescribed.

	Nine months ended September 30,
	2019	2020
Shares issuable upon exercise of share options	51,120	105,142
Shares issuable upon vesting of non-vested shares	34,800	2,280
Shares issuable upon conversion of Series A1 Preferred	21,739	—
Shares issuable upon conversion of Series B1 Preferred	10,849	—
Shares issuable upon conversion of Series B2 Preferred	53,319	53,319
Shares issuable upon conversion of Series C1 Preferred	148,400	166,950
Shares issuable upon conversion of Series C2 Preferred	112,307	126,345
Shares issuable upon conversion of Series EEL/D1 Preferred	139,186	139,186
Shares issuable upon conversion of Series D2 Preferred	102,512	102,512
Shares issuable upon conversion of non-controlling interests of a subsidiary	107,650	107,650

24. COMMITMENTS AND CONTINGENCIES

Litigation

•        Mr. Jeff Q. Xu

On August 19, 2015, Mr. Jeff Q. Xu, the Company’s former vice president of technology, filed a lawsuit against the Company and Mr. Yang Wu, the Company’s Chairman and Chief executive officer. The lawsuit seeks to claim Mr. Xu’s ownership of 15,400 shares of the Company’s ordinary stock. Those shares were the subject of a promissory note (the “Promissory Note”). On August 17, 2018, the court granted the Company’s Motion for Continuance of the September 4 trial date since the First Court of Appeals had not ruled on the pending Petition for Writ of Mandamus challenging the trail court’s denial of the Company’s Motion to Compel Documents from Mr. Xu’s counsel. On August 30, 2018, the First Court of Appeals issued its opinion denying the Company’s Petition for Writ of Mandamus. As of September 30, 2019, the Company anticipated the losses are not probable and cannot be estimated based on information available and therefore, no accrual for contingency loss was recorded in the consolidated financial statements for the nine months ended September 30, 2019.

The case was subsequently settled on December 2, 2020 at total settlement amount of $1,980 with $500 to be paid by the insurance company and $1,480 to be paid by the Company. Accordingly, the Company recorded $1,480 general and administrative expenses and accrued expenses and other current liabilities for the nine months ended September 30, 2020.

•        Mr. Smith

On September 4, 2017, Matthew Smith, the Company’s former attorney, sent a demand letter to the Company alleging claims for breach of contract (involving stock options) and discrimination. On October 5, 2017, Mr. Smith filed a charge of discrimination with the United States Equal Employment Opportunity Commission alleging the same discrimination claims and also claiming his employment was terminated in retaliation for his prior discrimination complaints. In this action, Mr. Smith seeks the following relief: (1) a declaration that he owns the 2,600 ordinary shares and (2) various damages and other equitable remedies over $1,000. The Company denied all allegations and wrongful conduct.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

24. COMMITMENTS AND CONTINGENCIES (cont.)

On February 5, 2018, Mr. Smith filed suit against the Company asserting causes of action for breach of contract against the Company and assert his alleged discrimination and retaliation claims.

The Court issued a Docket Control Order on June 8, 2020, which provides that discovery will continue through October 24, 2020. The matter is set for trial on the court’s docket for November 30, 2020, but due to the conflict between the trial date in the Xu matter described above, the parties are in the process of filing an unopposed motion for continuance seeking a new trial date in April 2021.

Based on the information available, the Company anticipated the losses are not probable and can’t be estimated and therefore, no accrual for contingency loss was recorded in the consolidated financial statements for the nine months ended September 30, 2019 and 2020.

Capital commitments

Capital commitments for construction of property and purchase of property, plant and equipment were $28,735 as of September 30, 2020, which is mainly for the construction of the lithium battery production line.

Lease commitments

Future minimum payments under lease commitments as of September 30, 2020 were as follows:

2020
Three-month period ended December 31, 2020	$503
2021	1,503
2022	1,336
2023	915
2024	370
2025	—
Thereafter	—
$4,627

25. SUBSEQUENT EVENTS

The Group has evaluated events subsequent to the balance sheet date of September 30, 2020 through February 16, 2021, the date on which the financial statements are available to be issued.

Issuance of Convertible Promissory Notes

On January 4, 2021, the Company entered into a note agreement to issue $57,500 convertible promissory notes to certain investors, fully due and payable on the third anniversary of the initial closing date. The notes bear no interest, provided, however, if a liquidity event has not occurred prior to March 31, 2022, an interest rate of 6% shall be applied retrospectively from the date of initial closing. The conversion of the promissory notes are contingent upon the occurrence of a Private Investment in Public Equity (“PIPE”) financing, a liquidity event or a new financing after March 31, 2022 and before the maturity date. The first tranche and second tranche of the convertible promissory notes were issued in January 2021 and February 2021 at amount of $25,000 and $32,500, respectively. As the Company entered into the SPAC Transaction in February 2021, the principal balance and all accrued and unpaid interest under the notes, if any, will automatically be converted at the closing of the SPAC Transaction into a number of shares of common stock of Holdings.

MICROVAST, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

25. SUBSEQUENT EVENTS (cont.)

Acquisition of Building

In January 2021, the Group acquired a manufacturing facility in Tennessee, United States, at the cost of $18.3 million to build production lines.

Merger Transaction

On February 1, 2021, Microvast, Holdings and TSCN Merger Sub Inc. (“Merger Sub”), entered in to an Agreement and Plan of Merger (“Merger Agreement”) for the proposed business combination (the “Merger” or “SPAC Transaction”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Microvast, with Microvast surviving the Merger as a wholly-owned subsidiary of Holdings; and upon consummation of the Merger, all of the issued and outstanding capital stock of Microvast as of immediately prior to the Merger will be cancelled in exchange for the right to receive shares of common stock of Holdings such that, following the consummation of the Merger, all of the stockholders of Microvast immediately prior to the Merger will become stockholders of Holdings.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the shareholders of Microvast, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Microvast, Inc. and its subsidiaries (the “Company”) as of December 31, 2018 and 2019, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes and the schedule listed in Schedule I (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 25 to the consolidated financial statements, the accompanying consolidated financial statements as of December 31, 2018 and 2019 and for each of the two years ended December 31, 2019 have been restated for correction of errors.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
February 16, 2021

We have served as the Company’s auditor since 2011.

CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	December 31, 2018	December 31, 2019
	Restated	Restated
Assets
Current assets:
Cash and cash equivalents	$60,880	$27,978
Restricted cash	24,661	13,806
Accounts receivable (net of allowance for doubtful accounts of $10,111 and $5,537 as of December 31, 2018 and 2019, respectively)	112,462	67,641
Notes receivable	65,333	33,356
Short-term investments	17,319	958
Inventories, net	72,827	57,304
Prepaid expenses and other current assets	5,437	3,948
Amount due from related parties	716	1,856
Total Current Assets	359,635	206,847

Property, plant and equipment, net	202,103	191,323
Land use rights, net	13,895	13,422
Acquired intangible assets, net	3,071	2,657
Other non-current assets	1,706	1,571
Total Assets	$580,410	$415,820

Liabilities
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE without recourse to Microvast, Inc. of $327 as of December 31, 2018)	$49,057	$35,580
Advance from customers (including advance from customers of the consolidated VIE without recourse to Microvast, Inc. of $116 as of December 31, 2018)	1,414	3,675
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIE without recourse to Microvast, Inc. of $310 as of December 31, 2018)	187,349	34,995
Income tax payables (including income tax payables of the consolidated VIE without recourse to Microvast, Inc. of $nil as of December 31, 2018)	741	657
Short-term bank borrowings (including short-term bank borrowings of the consolidated VIE without recourse to Microvast, Inc. of $nil as of December 31, 2018)	44,450	11,922
Notes payable (including notes payable of the consolidated VIE without recourse to Microvast, Inc. of $nil as of December 31, 2018)	61,626	35,166
Bonds payable (including bonds payable of the consolidated VIE without recourse to Microvast, Inc. of $nil as of December 31, 2018)	—	73,803
Loan payable (including loan payable of the consolidated VIE without recourse to Microvast, Inc. of $14,544 as of December 31, 2018)	14,544	—
Total Current Liabilities	359,181	195,798

Deposit liability for series B2 convertible preferred shares (“Series B2 Preferred”) (including deposit liability for series B2 convertible preferred shares of the consolidated VIE without recourse to Microvast, Inc. of $nil as of December 31, 2018)	21,792	21,792
Long-term bank borrowings (including long-term bank borrowings of the consolidated VIE without recourse to Microvast, Inc. of $nil as of December 31, 2018)	21,817	—
Long-term bonds payable (including long-term bonds payables of the consolidated VIE without recourse to Microvast, Inc. of $nil as of December 31, 2018)	54,128	29,259
Other non-current liabilities (including other non-current liabilities of the consolidated VIE without recourse to Microvast, Inc. of $nil as of December 31, 2018)	14,491	130,952
Total Liabilities	$471,409	$377,801

CONSOLIDATED BALANCE SHEETS — (CONTINUED)
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	December 31, 2018	December 31, 2019
	Restated	Restated
Mezzanine Equity (Note 15 and Note 17)
Series A1 convertible redeemable preferred shares (“Series A1 Preferred”) (US$0.01 par value; 195,653 and nil shares authorized, issued and outstanding as of December 31, 2018 and 2019)	$76,864	$—
Series B1 convertible redeemable preferred shares (“Series B1 Preferred”) (US$0.01 par value; 97,642 and nil shares authorized, issued and outstanding as of December 31, 2018 and 2019)	65,881	—
Series C1 convertible redeemable preferred shares (“Series C1 Preferred”) (US$0.01 par value; nil and 166,950 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	—	76,684
Series C2 convertible redeemable preferred shares (“Series C2 Preferred”) (US$0.01 par value; nil and 126,345 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	—	73,100
Series EEL convertible redeemable preferred shares (“Series EEL Preferred”) (US$0.01 par value; 139,186 and nil shares authorized, issued and outstanding as of December 31, 2018 and 2019)	153,223	—
Series D1 convertible redeemable preferred shares (“Series D1 Preferred”) (US$0.01 par value; nil and 139,186 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	—	127,935
Redeemable noncontrolling interests	79,615	80,561
Total Mezzanine Equity	$375,583	$358,280

Commitments and contingencies (Note 24)

Shareholders’ Deficit
Ordinary shares (par value of US$0.01 per share, 1,500,000 shares authorized as of December 31, 2018 and 2019, respectively; 617,880 shares issued and outstanding as of December 31, 2018 and 2019, respectively)	$6	$6
Additional paid-in capital	—	3,727
Statutory reserves	6,032	6,032
Accumulated deficit	(261,655)	(320,760)
Accumulated other comprehensive deficit	(5,301)	(9,266)
Total Microvast, Inc. shareholders’ Deficit	(260,918)	(320,261)
Noncontrolling interests	(5,664)	—
Total Deficit	(266,582)	(320,261)
Total Liabilities, Mezzanine Equity and Shareholders’ Deficit	$580,410	$415,820

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Year ended December 31,
	2018	2019
	Restated	Restated
Revenues	$174,235	$76,434
Cost of revenues	(139,764)	(72,432)
Gross profit	34,471	4,002

Operating expenses:
General and administrative expenses	(47,851)	(19,399)
Research and development expenses	(32,448)	(25,995)
Selling and marketing expenses	(13,398)	(15,712)
Total operating expenses	(93,697)	(61,106)
Subsidy income	9,538	3,243

Loss from operations	(49,688)	(53,861)

Other income and expenses:
Interest income	2,007	884
Interest expense	(3,979)	(6,352)
Other expense, net	(2,606)	(145)
Loss before provision for income taxes	(54,266)	(59,474)
Income tax expense	(6,425)	(189)
Net loss	$(60,691)	$(59,663)
Less: Net loss attributable to noncontrolling interest	(5,799)	(2,123)
Net loss attributable to Microvast, Inc.	$(54,892)	$(57,540)

Less: Accretion of Series A1/C1 Preferred	10,025	4,102
Less: Accretion of Series B1/C2 Preferred	8,391	7,948
Less: Accretion of Series EEL/D1 Preferred	13,223	30,839
Less: Accretion for noncontrolling interests	13,502	15,050

Net loss attributable to ordinary shareholders of Microvast, Inc.	$(100,033)	$(115,479)

Net loss per share attributable to ordinary shareholders of Microvast, Inc.
Basic and diluted	$(161.90)	$(186.90)
Weighted average shares used in calculating net loss per ordinary share Basic and diluted	617,880	617,880

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands of U.S. dollars)

	Year ended December 31,
	2018	2019
	Restated	Restated
Net loss	$(60,691)	$(59,663)
Foreign currency translation adjustment	(28,029)	(3,949)
Comprehensive loss	$(88,720)	$(63,612)
Less:
Comprehensive loss attributable to noncontrolling interests	(3,740)	(2,107)
Total comprehensive loss attributable to Microvast, Inc.	$(84,980)	$(61,505)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Statutory reserve	Total Microvast, Inc. Shareholders’ Deficit	Noncontrolling interest	Total Deficit
	Shares	Amount
			Restated	Restated	Restated		Restated	Restated	Restated
Balance as of January 1, 2018	617,880	$6	—	$(166,282)	$24,787	$6,032	$(135,457)	$59,505	$(75,952)
Net loss	—	—	—	(54,892)	—	—	(54,892)	(5,799)	(60,691)
Accretion for Series A1 Preferred	—	—	—	(10,025)	—	—	(10,025)	—	(10,025)
Accretion for Series B1 Preferred	—	—	—	(8,391)	—	—	(8,391)	—	(8,391)
Accretion for Series EEL Preferred	—	—	(5,828)	(7,395)	—	—	(13,223)	—	(13,223)
Accretion for the noncontrolling interests to be redeemed	—	—	—	(9,497)	—	—	(9,497)	—	(9,497)
Transfer from liability to noncontrolling interests due to redemption ratio change	—	—	—	—	—	—	—	18,841	18,841
Noncontrolling investors’ compensation for performance guarantee	—	—	—	(1,168)	—	—	(1,168)	1,168	—
Foreign currency translation adjustments	—	—	—	—	(30,088)	—	(30,088)	2,059	(28,029)
Reclassification of noncontrolling interests to redeemable noncontrolling interests	—	—	—	—	—	—	—	(81,438)	(81,438)
Accretion for redeemable noncontrolling interests – before extinguishment	—	—	—	(2,505)	—	—	(2,505)	—	(2,505)
Fair value change of redeemable noncontrolling interests due to extinguishment	—	—	5,828	—	—	—	5,828	—	5,828
Accretion for redeemable noncontrolling interests – after extinguishment	—	—	—	(1,500)	—	—	(1,500)	—	(1,500)
Balance as of December 31, 2018	617,880	$6	$—	$(261,655)	$(5,301)	$6,032	$(260,918)	$(5,664)	$(266,582)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT — (CONTINUED)
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Statutory reserve	Total Microvast, Inc. Shareholders’ Deficit	Noncontrolling interest	Total Deficit
	Shares	Amount
			Restated	Restated	Restated		Restated	Restated	Restated
Balance as of January 1, 2019	617,880	$6	$—	$(261,655)	$(5,301)	$6,032	$(260,918)	$(5,664)	$(266,582)
Net loss	—	—	—	(57,540)	—	—	(57,540)	(2,123)	(59,663)
Accretion for Series A1/C1 Preferred	—	—	(4,102)	—	—	—	(4,102)	—	(4,102)
Accretion for Series B1/C2 Preferred	—	—	(7,948)	—	—	—	(7,948)	—	(7,948)
Accretion for Series EEL/D1 Preferred	—	—	(30,839)	—	—	—	(30,839)	—	(30,839)
Accretion for the exiting noncontrolling interests	—	—	(5,805)	—	—	—	(5,805)	—	(5,805)
Foreign currency translation adjustments	—	—	—	—	(3,965)	—	(3,965)	16	(3,949)
Cumulative effect adjustment related to opening retained earnings for adoption of ASC 606	—	—	—	(1,565)	—	—	(1,565)	—	(1,565)
Fair value change of preferred shares due to extinguishment	—	—	61,138	—	—	—	61,138	—	61,138
Fair value change of redeemable noncontrolling interests due to extinguishment	—	—	8,299	—	—	—	8,299	—	8,299
Accretion of redeemable noncontrolling interests	—	—	(9,245)	—	—	—	(9,245)	—	(9,245)
Acquisition of noncontrolling interest	—	—	(7,771)	—	—	—	(7,771)	7,771	—
Balance as of December 31, 2019	617,880	$6	$3,727	$(320,760)	$(9,266)	$6,032	$(320,261)	$—	$(320,261)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Year ended December 31,
	2018	2019
	Restated	Restated
Cash flows from operating activities
Net loss	$(60,691)	$(59,663)
Adjustments to reconcile net income to net cash used in operating activities:
Loss (gain) on disposal of property, plant and equipment	1,204	(458)
Depreciation of property, plant and equipment	12,180	14,676
Amortization of land use right and intangible assets	566	711
Allowance for (reversal of) doubtful accounts	10,142	(4,250)
Provision for obsolete inventories	13,622	4,233
Impairment loss from property, plant and equipment	1,239	2,908
Product warranty	8,342	3,501
Changes in operating assets and liabilities:
Notes receivable	16,453	31,834
Accounts receivable	20,627	46,928
Inventories	7,108	10,446
Prepaid expenses and other current assets	10,696	1,424
Deferred tax assets, net	5,887	—
Amount due from/to related parties	(423)	(1,158)
Other non-current assets	747	280
Notes payable	(25,630)	(25,896)
Accounts payable	(28,380)	(12,880)
Advance from customers	579	2,296
Accrued expenses and other liabilities	213	(1,480)
Income tax payables	27	(81)
Net cash generated from (used in) operating activities	(5,492)	13,371

Cash flows from investing activities
Purchases of property, plant and equipment	(29,812)	(20,260)
Purchase of intangible assets	(551)	—
Proceeds on disposal of property, plant and equipment	35	24
Purchase of short-term investments	(17,997)	(20,353)
Proceeds from maturity of short-term investments	204,373	36,635
Net cash generated from (used in) investing activities	156,048	(3,954)

Cash flows from financing activities
Proceeds from borrowings	62,432	17,735
Repayment of loan	—	(14,475)
Repayment of bank borrowings	(41,913)	(71,674)
Loans borrowing from related parties	53,110	15,142
Repayment of related party loans	(53,110)	(15,142)
Repurchase of Series B2 Preferred	(3,728)	—
Repurchase shares from exiting noncontrolling interests	(211,566)	(32,700)
Issuance of convertible bonds	24,869	48,934
Net cash used in financing activities	(169,906)	(52,180)
Effect of exchange rate changes	(12,623)	(994)
Decrease in cash, cash equivalents and restricted cash	(31,973)	(43,757)
Cash, cash equivalents and restricted cash at beginning of the year	117,514	85,541
Cash, cash equivalents and restricted cash at end of the year	$85,541	$41,784

CONSOLIDATED STATEMENTS OF CASH FLOWS — (CONTINUED)
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Year ended December 31,
	2018	2019
	Restated	Restated
Reconciliation to amounts on consolidated balance sheets
Cash and cash equivalents	$60,880	$27,978
Restricted cash	24,661	13,806
Total cash, cash equivalents and restricted cash	$85,541	$41,784

Supplemental disclosure of cash flow information
Interest paid	$2,020	$2,487
Income tax paid	$511	$58

Non-cash investing and financing activities
Payable for redemption of noncontrolling interest	$137,896	$114,870
Payable for purchase of property, plant and equipment	$33,842	$23,515

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

1. ORGANAZATION AND PRINCIPAL ACTIVITIES

Microvast, Inc. (the “Company” or “Microvast”) was incorporated under the laws of the State of Texas in the United States of America (“USA”) on October 12, 2006 and re-domiciled to the State of Delaware on December 31, 2015. The Company, its subsidiaries and variable interest entity (“VIE”) (collectively, the “Group”) are primarily engaged in developing, manufacturing, and selling electronic power products for electric vehicles primarily in the People’s Republic of China (“PRC”) and Europe.

As of December 31, 2019, details of the Company’s subsidiaries are as follows:

Subsidiaries	Place of incorporation	Date of incorporation or acquisition	Percentage of ownership
Microvast Power Solutions, Inc (“MP Solutions”)	Texas, USA	July 2013	100%
Microvast Power Systems Co., Ltd. (“MPS”)	Huzhou, PRC	December 2006	91.97%
Microvast Power Systems UK Limited (“MP UK”)	Cardiff, United Kingdom (“UK”)	September 2014	100% owned by MPS
Microvast GmbH (“MV GmbH”)	Germany	May 2016	100%
Huzhou Microvast Electric Vehicle Sales Service, Ltd. (“MV E-Vehicle”)	Huzhou, PRC	July 2017	100% owned by MPS
Huzhou Hong Yang Taxi Co., Ltd. (“MV Taxi”)	Huzhou, PRC	October 2017	100% owned by MPS
Microvast APAC PTE. LTD. (“MV Singapore “)	Singapore	May 2017	100% owned by MPS
Huzhou Hongwei New Energy Automobile Co., Ltd. (“Hongwei”)	Huzhou, PRC	December 2016	100% owned by MPS

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”). As disclosed in Note 25 to the consolidated financial statements as of December 31, 2018 and 2019 and for each of the two years ended December 31, 2019 have been restated for correction of errors.

Basis of consolidation

The consolidated financial statements of the Group include the financial statements of the Company and its subsidiaries and VIE. All intercompany transactions and balances have been eliminated upon consolidation.

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business is dependent on, among other things, the Group’s ability to generate sufficient cash flows from operations, and the Group’s ability to arrange adequate financing arrangements.

The Group had recurring losses in the past three years and had working capital totaled at $11,049 as of December 31, 2019 which mainly was caused by the payable to the exiting noncontrolling investors (“exiting Investors”) due to the redemption and repurchase arrangements (Note 15). Prior to the consideration of the management’s plans articulated below, these factors may raise substantial doubt about the Group’s ability to continue as a going concern for the foreseeable future.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group has generated positive cash flows from operations in 2019 and the nine months ended September 30, 2020, of $13,371 and $5,799, respectively, and expects to generate positive operating cash flows for the full years 2020 and 2021. In addition, the Group obtained proceeds from financing activities of $57,500 from the issuance of convertible notes in January and February 2021 (Note 26) and, is expecting to receive additional funds from further financing sources from new investors (Note 26). Therefore, as of the date issuance of these financial statements, management is of the opinion that the Group will be able to satisfy its liabilities as they become due in the next twelve months, and accordingly, these consolidated financial statements are prepared on a going concern basis.

Consolidation of Variable Interest Entity

The Group determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a VIE. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. The Group consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, VIEs are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an enterprise has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE.

The Group and a third party established Hongwei of which they each subscribed 20% and 80% equity interest, respectively. In 2017, the Group made contributions of cash and intangible assets to Hongwei; whereas the other equity interest holder did not make capital contributions. Hongwei met the definition as a VIE. The Group concluded that Hongwei, since its inception, was a VIE and the Group was its primary beneficiary. Accordingly, Hongwei has been consolidated by the Group. The Group became the sole equity interest owner of Hongwei in October 2019 (Note 15).

The following consolidated financial statement balances and amounts of the Company’s VIE were included in the accompanying consolidated financial statements after the elimination of intercompany balances and transactions amongst the Company, its subsidiaries and VIE in the Group. After being Hongwei’s sole equity interest owner in October 2019, the Group consolidated it under voting interest model.

December 31, 2018
Cash and cash equivalents	$5,438
Accounts receivable	833
Inventories, net	1,043
Other current assets	1,277
Total current assets	8,591
Noncurrent assets	2,096
Total assets	10,687
Loan payable	14,544
Other current liabilities	753
Total current liabilities	15,297
Total liabilities	$15,297

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

2018
Net revenues	$509
Net loss	$(5,492)
2018
Net cash used in operating activities	$(6,796)
Net cash used in investing activities	$(1,290)

Noncontrolling interests and redeemable noncontrolling interests

For the Company’s consolidated subsidiaries and VIE, noncontrolling interests are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. Noncontrolling interests are classified as a separate line item in the equity section of the Company’s Consolidated Balance Sheets and have been separately disclosed in the Company’s Consolidated Statements of Operations and Comprehensive Loss to distinguish the interests from that of the Company.

Noncontrolling interests in subsidiaries that are redeemable at the option of the holder and not solely within the control of the Company for cash or other assets are classified outside of permanent equity at redemption value as redeemable noncontrolling interests. If the redemption event is probable to occur, the Company records the redeemable noncontrolling interests at the redemption value on each balance sheet date with the changes recognized as an adjustment to equity.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, costs and expenses in the consolidated financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the consolidated financial statements. Actual results could differ from these estimates. Significant accounting estimates reflected in the Group’s consolidated financial statements include allowance for doubtful accounts, provision for obsolete inventories, impairment of long-lived assets, valuation allowance for deferred tax assets, product warranties, fair value measurement of the redeemable preferred shares, redeemable noncontrolling interests, share based compensation, consolidation of variable interest entity and going concern assumption.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments, which are unrestricted from withdrawal or use, or which have maturities of three months or less.

Restricted cash

Restricted cash represents deposits made to banks to secure bank acceptance notes (or Notes Payable) and letter of credit issued by the Group. It’s common in PRC that the banks require the Group to pledge notes received from its customers, up to 111%, or make a deposit for up to 100% of the face amount of the bank acceptance notes the Group issued as collateral. The deposits and the matured bank acceptance notes from its customers are recorded as restricted cash in the consolidated balance sheets.

Accounts receivable

Accounts receivable represents those receivables derived in the ordinary course of business, net of allowance for doubtful accounts. The Group maintains an allowance for doubtful accounts for estimated losses on accounts receivable. Management considers the following factors when determining the collectability of specific accounts:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

creditworthiness of customers, aging of the receivables, past transaction history with customers and their current financial condition, changes in customer payment terms, specific facts and circumstances, and the overall economic climate in the industries the Group operates.

Notes receivable and payable

The Group accepts bank acceptance notes (“notes”) from customers in the PRC in the normal course of business. The Group may present these notes with banks in the PRC for cash payment or endorse these notes to its suppliers to settle its accounts payable. When the notes are endorsed by the Company, the Company is jointly liable with other endorsers in the note. Notes that have been presented with banks or endorsed to suppliers are derecognized from the consolidated balance sheets when the notes are settled with banks or the obligations as endorser are discharged. Notes receivable and payable are typically non-interest bearing and have maturities of one year or less.

As of December 31, 2018 and 2019, the balance of notes receivable were $65,333 and $33,356, respectively while certain notes receivable was pledged in the bank to secure the issuance of the bank acceptance notes by the Group.

Short-term investments

The Group’s short-term held-to-maturity investments are classified based on their contractual maturity dates which are less than one year and are recorded at their amortized costs. The Company recognized $1,157 and $366 interest income from the short-term investments for the years ended December 31, 2018 and 2019, respectively.

The Group reviews its held-to-maturity investments for other-than-temporary impairment (“OTTI”) based on the specific identification method. The Group considers available quantitative and qualitative evidence in evaluating the potential impairment of its short-term investments. If the cost of an investment exceeds the investment’s fair value, the Group considers, among other factors, general market conditions, expected future performance of the instruments, the duration and the extent to which the fair value of the investment is less than the cost, and the Group’s intent and ability to hold the investments. OTTI is recognized as a loss in the consolidated statements of operations.

Inventories, net

Inventories of the Group consist of raw materials, work in process and finished goods. Inventories are stated at the lower of cost or net realizable value. Inventory costs include expenses that are directly or indirectly incurred in the acquisition, including shipping and handling costs charged to the Group by suppliers, and production of manufactured product for sale. Such as the cost of materials and supplies used in production, direct labor costs and allocated overhead costs are all included in the inventory costs. The allocated overhead cost includes the depreciation, insurance, employee benefits, and indirect labor. Cost is determined using the weighted average method. Inventories are written down to net realizable value taking into consideration of estimates of future demand, technology developments, market conditions and reasonably predicative costs of completion or disposal.

Prepaid expenses and other current assets

Prepaid expenses and other current assets primarily consist of advances to suppliers, deposits and value-added tax receivables.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property, plant and equipment, net

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Buildings	20 years
Machineries and equipment	10 years
Fixtures and electronic equipment	4 – 5 years
Motor vehicles	5 years
Leasehold improvements	Shorter of the lease term or estimated useful lives

Construction in progress represents manufacturing facilities and equipment under construction, and is stated at cost. The capitalization of these costs is ceased when construction in progress is transferred to property, plant and equipment and substantially ready for its intended use. No depreciation is recorded for construction in progress. Repair and maintenance costs are charged to expenses as incurred.

Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives, which are generally 50 years and represent the shorter of the estimated usage periods or the terms of the land use rights agreements.

Acquired intangible assets, net

Acquired intangible assets with definite lives are amortized on a straight-line basis over their expected useful economic lives.

Impairment of long-lived assets

The Company reviews long-lived assets with finite lives, including identifiable intangible assets with determinable useful lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is estimated based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Group to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. During the years ended December 31, 2018 and 2019, the Group recognized impairment losses of $1,239 and $2,908 related to long-lived assets.

Fair value of financial instrument

Financial instruments include cash and cash equivalents, restricted cash, accounts receivable, notes receivable, short-term investments, amount due from/to related parties, accounts payable, short-term bank borrowings, notes payable, bonds payable, and long-term bank borrowings. The Group carries its long-term bank borrowings at amortized cost. The carrying values of other current financial instruments approximate their fair values reported in the consolidated balance sheets due to their short-term maturity.

Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. An asset or liability categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Measured fair value on a recurring basis

The Group measured its financial assets and liabilities at fair value on a recurring basis as of December 31, 2018 and 2019.

Measured fair value on a nonrecurring basis

The Group measured the fair value of the Company’s convertible redeemable preferred share and the redeemable noncontrolling interests of a subsidiary on each of the date when there are changes in the terms of shareholding rights and preferences. The fair value was determined using models with significant unobservable inputs (Level 3 inputs), among which, the Group applied a Discounts For Lack Of Marketability (“DLOM”) of 20% in the fair value measurement for the convertible redeemable preferred share and redeemable noncontrolling interests in 2018 and 2019, since there was no readily available market for shares in a closely-held company similar to the Company. The Black-Scholes option pricing model was used.

The Group measured the long-lived assets using the income approach — discounted cash flow method, when events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.

Revenue recognition

On January 1, 2019, the Group adopted ASU 2014-09, Revenue Contracts with Customers (Topic 606), “Topic 606” applying the modified retrospective method to all contracts that were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. The Group adjusted the retained earnings and deferred revenue at amount of $1,565 on January 1, 2019 for the cumulative impact of adopting Topic 606.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Nature of Goods and Services

The Group’s sales revenue consists primarily of sales of lithium batteries. The obligation of the Group is providing the electronic power products. Revenue is recognized at the point of time when control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration the Group expects to be entitled to in exchange for the goods or services.

Disaggregation of revenue

For the year ended December 31, 2019, the Group’s revenues generated from Asia-Pacific, Europe and other geographic regions where the customers are located were $65,437, $10,679 and $318, respectively.

Sales Incentive

In 2018, the Group provides sales incentives to some of its customers, which mainly relates the reduced sales prices. The sales incentives are discounts to be applied to future sales to the customer which cannot be exchanged for cash. To the extent that the sales incentive represents a material right or options to acquire additional goods or services at a discount in the future period, the material right is recognized as a separate performance obligation at the outset of the arrangement based on the most likely amount of incentive to be provided to the customer. Amounts allocated to a material right are recognized as revenue when those future goods are sold to the customers. During 2019, no such sales incentives were granted to customers.

Contract balances

Contract balances include accounts receivable and advance from customers. Accounts receivable represent cash not received from customers and are recorded when the right to consideration is unconditional. The allowance for doubtful accounts reflects the best estimate of probable losses inherent to the account receivable balance. Contract liabilities, recorded in advance from customers in the consolidated balance sheet, represents payment received in advance or payment received related to a material right provided to a customer to acquire additional goods or services at a discount in a future period. During the year ended December 31, 2019, the Group recognized $556 of revenue previously included in advance from customers as of January 1, 2019, which consist of payments received in advance related to its sales of lithium batteries.

Value added taxes

Value added tax (“VAT”) on sales was calculated at 17% and changed to 16% since May 1, 2018 on revenue from products then to 13% starting from April 1, 2019 and 6% on services. The Group reports revenue net of VAT. Entities in PRC that are VAT general tax payers are allowed to offset qualified VAT paid against their output VAT liabilities.

Cost of revenues

Cost of revenues primarily consists of the cost of the products ultimately sold to customers, shipping and handling costs charged to the Group in the sales, the direct labor costs, product warranty expense, provision for the inventories and other related expenses that are directly attributable to the production of products.

Product Warranty

The Group provides product warranties, which entail repair or replacement of non-conforming items, in conjunction with sales of products. Estimated costs related to warranties are recorded in the period in which the related product sales occur. The warranty liability recorded at each balance sheet date reflects management’s best estimates of its product warranties based on historical information and other currently available evidence.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group’s product warranties generally range from one to eight years. The Group establishes a reserve for the estimated cost of the product warranty at the time revenue is recognized. The portion of the warranties is expected to incur within the next 12 months is recorded in accrued expenses and other current liabilities, while the remaining is recorded in other non-current liabilities on the consolidated balance sheets. Warranty reserves are recorded as a cost of revenue.

Research and development expenses

Research and development expenses primarily consist of salaries and benefits for research and development personnel, materials, office rental expense, general expenses and depreciation expenses associated with research and development activities.

Subsidy income

Government subsidies represent government grants received from local government authorities.

Government subsidies related to the investment in production facilities initially records as other current or other non-current liabilities and amortized on a straight-line basis to offset the cost of revenue over the lives of relevant production assets or amortized on an effective interest method over the term of the loan.

The Group amortized the deferred subsidy at $1,904 and $2,304 during the years ended December 31, 2018 and 2019, respectively. As of December 31, 2018 and 2019, the carrying amount of the current portion of the deferred subsidy income was $398 and $127, and the non-current portion was $1,479 and $1,389, respectively.

Government subsidies are recognized as subsidy income when no conditions are imposed. The Group received and recognized $9,538 and $3,243 of government subsidy income during the years ended December 31, 2018 and 2019, respectively.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized.

The Group accounts for uncertain tax positions by reporting a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Tax benefits are recognized from uncertain tax positions when the Group believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Group recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Share-based payment

Equity-settled share-based payments to employees is measured at the fair value of the equity instruments at the grant date. Fair value excludes the effect of non-market based vesting conditions. At each balance sheet date, the Group assesses the number of equity instruments expected to vest based on the estimate on the probability of meeting non-market based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in the income statement such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

For cash-settled share-based payments to employees, a liability is recognized for the services acquired, measured initially at the fair value of the liability. At each balance sheet date until the liability is settled, and at the date of settlement, the fair value of the liability is re-measured with any changes in fair value recognized in consolidated statements of operations for the year.

Equity-settled share-based payment to nonemployees are measured at fair value at the earlier of the commitment date or the date the services was completed and recognized over the period the service is provided.

Comprehensive loss

Comprehensive loss includes net loss and foreign currency translation adjustments. Comprehensive loss is reported in the Consolidated Statements of Comprehensive Loss.

Net loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretions to redemption value of the preferred shares, by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, any net income is allocated between ordinary shares and other participating securities based on their participating rights. Net loss is not allocated to participating securities when the participating securities do not have a contractual obligation to share losses.

The Company’s preferred shares are participating securities as they participate in undistributed earnings on an as-if-converted basis. The preferred shares have no contractual obligation to fund or otherwise absorb the Company’s losses. Accordingly, any undistributed net income is allocated on a pro rata basis to the ordinary shares and preferred shares; whereas any undistributed net loss is allocated to ordinary shares only.

Diluted earnings/(loss) per share is calculated by dividing net income/(loss) attributable to ordinary shareholders, as adjusted for the accretion and allocation of net income related to the preferred shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the preferred shares and convertible bonds using the if-converted method, and ordinary shares issuable upon the vesting of nonvested shares or exercise of outstanding share option (using the treasury stock method). Ordinary equivalent shares are calculated based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

Foreign currencies

The functional currency of the Company and MP Solutions is the United States dollar (“U.S. dollar”). For the Company’s subsidiaries located in the PRC, the functional currency is the Chinese Renminbi (“RMB”); the Company’s UK subsidiary, MP UK, the functional currency is the Great British Pound (“Pound”); the Company’s Germany subsidiary, MV GmbH, the functional currency is the Euro, and the Company’s Singapore subsidiary, MV Singapore, the functional currency is the Singapore Dollar (“SGD”).

In preparing the consolidated financial statements of each individual group subsidiary, transactions in currencies other than the subsidiary’s functional currency (foreign currencies) are converted into the functional currency at the rates of exchange prevailing on the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences on the monetary items are recognized in the consolidated statements of operations in the period in which they arise.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the purposes of presenting the consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated into the reporting currency of the Group (i.e. US$) at the prevailing exchange rate at the end of the reporting period, and their income and expenses are translated at the average exchange rates for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a component of other comprehensive loss.

Foreign currency risk

RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Cash, cash equivalents and restricted cash of the Group included aggregate amounts of $66,983 and $32,844 as of December 31, 2018 and December 31, 2019, respectively, which were denominated in RMB.

Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, notes receivable and short-term investments. The Group places its cash and cash equivalents with financial institutions with high credit ratings and quality. The Group conducts credit evaluations of customers and generally does not require collateral or other security from its customers.

The following table summarizes net revenues from customers that accounted for 10% or more of the Group’s net revenues for 2018 and 2019:

	December 31, 2018	December 31, 2019
Percentage of revenue contributed by Customer A	16%	11%

The following table summarizes accounts receivable from customers that accounted for 10% or more of the Group’s accounts receivable:

	December 31, 2018	December 31, 2019
Percentage of accounts receivable from Customer B	12%	—

Supplier Concentration

The Group relies on third parties for the supply of raw materials. In instances where these parties fail to perform their obligations, the Group may find alternative suppliers in the open market. For the years ended December 31, 2018 and 2019, 26% and 17% of its raw materials were purchased through company C and D, respectively, but numerous alternate sources of supply are readily available on comparable terms.

Newly adopted accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Updates (“ASU”) 2014-09, “Revenue from Contracts with Customers”. ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration that a company expects to be entitled to in exchange for the goods or services. To achieve this principle, a company must apply five steps including identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when (or as) the company satisfies the performance obligations. Additional quantitative and qualitative disclosure to enhance the understanding about the nature, amount, timing, and uncertainty of revenue and cash

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

flows is also required. ASU 2014-09 is effective for fiscal years beginning after December 15, 2018 for non-public companies, and for interim periods within those years beginning after December 15, 2019. The Group adopted ASU 2014-09 and all related ASUs beginning January 1, 2019 and recorded $1,565 adjustment to retained earnings for the cumulative impact upon adoption of Topic 606.

In January 2016, the FASB issued a new pronouncement ASU 2016-01 Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. The ASU also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. ASU 2016-01 was further amended in February 2018 by ASU 2018-03, “Technical Corrections and Improvements to Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”. ASU 2016-01 and ASU 2018-03 are effective for non-public business entities for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Adoption of the amendment must be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption, except for amendments related to equity instruments that do not have readily determinable fair values which should be applied prospectively. The Group adopted this ASU beginning January 1, 2019 and the adoption did not have a material impact on the Group’s financial position or results of operations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses the following eight specific cash flow issues: Debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (COLIs) (including bank-owned life insurance policies (BOLIs)); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. For non-public entity, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Group adopted this ASU beginning January 1, 2019 and the adoption did not have a material impact on the Group’s financial position or results of operations.

In November 2016, the FASB issued ASU 2016-18: Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this Update require that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update are effective for non-public business entities for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Group adopted this standard on January 1, 2019 and applied a retrospective transition method on its consolidated statements of cash flows for the years ended December 31, 2018 and 2019, respectively.

Recent accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. Non-public business entities should apply the amendments to annual periods beginning after December 15, 2019 and interim periods within fiscal years

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

beginning after December 15, 2020. Early application of the guidance is permitted. In transition, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. In July 2018, ASU 2016-02 was updated with ASU No. 2018-11, Targeted Improvements to ASC 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. Before ASU 2018-11 was issued, transition to the new lease standard required application of the new guidance at the beginning of the earliest comparative period presented in the consolidated financial statements. In November 2019 and June 2020, the FASB issued ASU 2019-10 and ASU 2020-05 to defer the effective date. Therefore, Leases (Topic 842) is effective for private entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Group is in the process of evaluating the impact of the adoption of this standard.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Statements. This ASU requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. This ASU affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For non-public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. All entities may adopt the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Group is evaluating the impact of the adoption of this standard on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement to ASC Topic 820, Fair Value Measurement (“ASC 820”). ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, and/or adding certain disclosures. For non-public business entities, the ASU’s amendments are effective for annual and interim periods within those years, beginning after December 15, 2019. An entity is permitted to early adopt by modifying existing disclosures and delay adoption of the additional disclosures until the effective date. The Group does not expect any material impact on its consolidated financial statements and related disclosures as a result of adopting the new standard.

3. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	December 31, 2018	December 31, 2019
	Restated	Restated
Accounts receivable	$122,573	$73,178
Allowance for doubtful accounts	(10,111)	(5,537)
Accounts receivable, net	$112,462	$67,641

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

3. ACCOUNTS RECEIVABLE (cont.)

Movement of allowance for doubtful accounts was as follows:

	December 31, 2018	December 31, 2019
	Restated	Restated
Balance at beginning of year	$383	$10,111
Charge to expenses	10,142	(4,250)
Write off	—	(233)
Exchange difference	(414)	(91)
Balance at end of year	$10,111	$5,537

4. INVENTORIES, NET

Inventories consisted of the following:

	December 31, 2018	December 31, 2019
	Restated	Restated
Work in process	$45,708	$27,854
Raw materials	17,443	17,201
Finished goods	9,676	12,249
Total	$72,827	$57,304

Provision for obsolete inventory at $13,622 and $4,233 were recognized for the years ended December 31, 2018 and December 31, 2019, respectively.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

	December 31, 2018	December 31, 2019
	Restated	Restated
VAT receivables	$2,607	$1,748
Advances to suppliers	1,470	1,038
Other receivables	696	627
Deposits	664	535
Total	$5,437	$3,948

The balance of the VAT receivables represented the amount available for future deduction against VAT payable.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

6. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	December 31, 2018	December 31, 2019
	Restated	Restated
Machineries and equipment	$65,775	$73,535
Buildings	37,949	37,479
Leasehold improvements	17,352	22,571
Fixtures and electronic equipment	8,011	7,459
Motor vehicles	2,027	4,641
Total	131,114	145,685
Less: accumulated depreciation	(33,128)	(46,243)
Construction in progress	104,117	91,881
Property, plant and equipment, net	$202,103	$191,323

The Group recorded depreciation expenses of $12,180 and $14,676 for the years ended December 31, 2018 and 2019, respectively. $1,239 and $2,908 impairment loss was recognized for the years ended December 31, 2018 and 2019, respectively, primarily related to the obsolete machineries and equipment as a result of technology development or product upgrade.

7. LAND USE RIGHTS, NET

Land use rights consisted of the following:

	December 31, 2018	December 31, 2019
Cost of land use rights	$15,191	$15,002
Less: accumulated amortization	(1,296)	(1,580)
Land use rights, net	$13,895	$13,422

The land use rights were acquired for the use of the Group’s production facilities. Land use rights are amortized on a straight-line basis for 50 years or shorter of the estimated usage periods or the terms of the land use rights agreements. The Group recorded amortization expenses of $316 and $302 for the years ended December 31, 2018 and 2019, respectively. Future amortization expense is $302 per year for each of the next five years through December 31, 2024 and thereafter.

8. ACQUIRED INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

	December 31, 2018	December 31, 2019
	Restated	Restated
Cost of acquired intangible assets	$3,980	$3,968
Less: accumulated amortization	(909)	(1,311)
Acquired intangible assets, net	$3,071	$2,657

The Group recorded amortization expense of $250 and $409 for the years ended December 31, 2018 and 2019, respectively. No impairment loss was recognized for the years ended December 31, 2018 and 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

8. ACQUIRED INTANGIBLE ASSETS, NET (cont.)

The annual amortization expense for each of the five succeeding fiscal years and thereafter are as follows:

2020	$409
2021	394
2022	233
2023	233
2024	233
Thereafter	1,155
Total	$2,657

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31, 2018	December 31, 2019
	Restated	Restated
Payable to exiting Investors	$137,896	$—
Payables for purchase of property, plant and equipment	33,842	23,515
Product warranty	3,553	3,723
Accrued payroll and welfare	3,050	2,577
Accrued expenses	771	2,103
Deferred subsidy income-current	398	127
Deposits received from the contractors	242	275
Other tax payable	622	494
Other current liabilities	6,975	2,181
Total	$187,349	$34,995

The payable for exiting Investors represents the amount to be paid for the redemption of the shares owned by certain noncontrolling shareholders of a subsidiary. See Note 15. As of December 31, 2019, the Group reclassified the payable to exiting Investors with total amount of $114,870 to other non-current liability, which was disclosed in Note 12, given an extension agreement was signed in September 2020 and the due date was extended to June 30, 2023.

10. PRODUCT WARRANTY

Movement of product warranty was as follows:

	December 31, 2018	December 31, 2019
Balance at beginning of the year	$12,572	$16,565
Provided during the year	8,342	3,501
Utilized during the year	(4,349)	(1,650)
Balance at end of the year	$16,565	$18,416
Product warranty – current	$3,553	$3,723
Product warranty – non-current	13,012	14,693

The warranty costs recorded were $8,342 and $3,501 during the years ended December 31, 2018 and 2019, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

11. BANK BORROWINGS

The Group entered into various loan agreements, i.e. banking facilities, with certain Chinese banks. The original terms of the loans range from 3 to 36 months and the interest rates range from 3.60% to 5.75% per annum. Changes in bank borrowings for the years ended December 31, 2018 and 2019 are as follows:

	December 31, 2018	December 31, 2019
Beginning balance as of January 1	$49,183	$66,267
Proceeds from bank borrowings	62,432	17,735
Repayments of principal during the year	(41,913)	(71,674)
Exchange difference	(3,435)	(406)
Ending balance as of December 31	$66,267	$11,922

Including:
Current	$44,450	$11,922
Non-current	21,817	—
Total	$66,267	$11,922

Certain assets of the Group had been pledged to secure the above banking facilities granted to the Group. The aggregate carrying amount of the assets pledged by the Group as of December 31, 2018 and 2019 are as follows:

	December 31, 2018	December 31, 2019
Buildings	$33,284	$22,414
Notes receivable	30,634	—
Machinery and equipment	22,742	20,936
Land use rights	4,446	2,672
Accounts Receivable	1,570	—
Total	$92,676	$46,022

In addition, the Group’s related parties Ochem Chemical Co., Ltd (“Ochem”) and Ochemate Material Technologies Co., Ltd (“Ochemate”) provided $121,010 and $32,607 of guarantees to secure certain bank facilities granted to the Group as of December 31, 2018 and 2019, respectively.

12. OTHER NON-CURRENT LIABILITIES

	December 31, 2018	December 31, 2019
Deferred subsidy income- non-current	$1,479	$1,389
Payable to exiting Investors	—	114,870
Product warranty	13,012	14,693
Total	$14,491	$130,952

The payable for exiting Investors represent the amount to be paid for the redemption of the shares owned by certain noncontrolling interests holders of a subsidiary. See Note 15.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

13. BONDS PAYABLE

	December 31, 2018	December 31, 2019
Bonds payable
Huzhou Saiyuan Equity Investment Partnership Firm (Limited Partnership)(“Huzhou Saiyuan”)	$—	$43,888
Third-party investors	—	29,915
Total	$—	$73,803

Long –term bonds payable
Huzhou Saiyuan	$29,259	$29,259
Third-party investors	24,869	—
Total	$54,128	$29,259

Convertible Bonds issued to Huzhou Saiyuan

On December 29, 2018, MPS signed an agreement with Huzhou Saiyuan, an entity established by the local government, to issue convertible bonds to Huzhou Saiyuan for a total consideration of $87,776 (RMB600 million), of which $29,259 (RMB200 million) was converted from the existing non-interest-bearing loan with Huzhou Saiyuan as of December 31, 2018. The Company pledged its 12.39% equity holding over MPS to Huzhou Saiyuan to facilitate the issuance of convertible bonds. Besides the previous converted bond $29,259 (RMB200 million), Huzhou Saiyuan further subscribed $14,629 (RMB100 million) on January 9, 2019 and $29,259 (RMB200 million) on February 1, 2019, respectively. The remaining unsubscribed convertible bond as of December 31, 2019 was $14,629 (RMB100 million).

If fully subscribed, the terms on the repayments and interests were agreed as below:

Batches	Issuance Date	Subscribed Amount	Maturity Date	Repayment Amount	Annual Interest Rate
1	January 9, 2019	$14,629 (RMB100 million)	December 31, 2019	$21,944 (RMB150 million)	3%

2	February 1, 2019	$29,259 (RMB200 million)	December 31, 2020	$21,944 (RMB150 million)	3%

3	December 31, 2018	$29,259 (RMB200 million)	October 28, 2021	$14,629 (RMB100 million)	Free
			January 11, 2022	$7,315 (RMB50 million)	Free
			April 1, 2022	$7,315 (RMB50 million)	Free

4	Available for issuance	$14,629 (RMB100 million)	October 13, 2023	$14,629 (RMB100 million)	3%

If the subscribed bonds are not repaid by the maturity date, Huzhou Saiyuan has the right to dispose the equity interests pledged by the Company in proportion to the amount of matured bonds, or convert the bond to the equity interests of MPS within 60 days after the maturity date. If Huzhou Saiyuan decides to convert the bonds to equity interests of MPS, the equity interests pledged should be released and the convertible bonds should be converted to the equity interest of MPS based on the entity value of MPS at $950,000.

As of December 31, 2019, the outstanding balance of the convertible bonds to Huzhou Saiyuan is $73,147 (equivalent to RMB500 million), of which $43,888 (equivalent to RMB300 million) will be due within 1 year.

In September 2020, the Group signed an extension agreement with Huzhou Saiyuan, through which the maturity date of each batch convertible bond subscribed by Huzhou Saiyuan was extended by two and a half years

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

13. BONDS PAYABLE (cont.)

(“extension period”). An additional one-year extension could be granted to the Group if the Group submits a written application before the extended maturity date. In addition, both parties agreed that $14,629 (RMB100 million) of batch 1 convertible bond was exchanged for batch 4 which the repayment is due on October 13, 2023. Further, the annual interest rates are all increased to 4% during the extension period, and Huzhou Saiyuan can redeem the convertible bond if the Group fails in expanding production capacity for certain products in Huzhou by December 31, 2022.

Convertible Bonds issued to third-party investors

On November 2, 2018, MPS signed a convertible bond agreement with two third-party investors (the “bond holders”), through which the bond holders agreed to provide a non-interest bearing loan in an aggregate amount of $58,516 (RMB400 million) or up to $73,147 (RMB500 million) to MPS, and the bond holders could convert the bonds into a number of Series D2 preferred shares of the Company (the “Series D2 Preferred”) once approvals from the PRC and US government were obtained.

On November 2, 2018, $24,869 (RMB170 million) cash proceed was received by MPS. On January 14, 2019, one of the bond holders transferred part of its subscription quota at the amount of $4,388 (RMB30 million) to a new investor who completed the subscription of $3,730 (RMB25.5 million) and $658 (RMB4.5 million) in January and June 2019, respectively. While the other bond holders subscribed $658 (RMB4.5 million) on January 28, 2019. As of December 31, 2019, $29,915 (RMB204.5 million) was subscribed by the bond holders.

Upon issuance of the convertible bond to these third-party investors, the Company signed a contribution and issuance agreement with the existing preferred shareholders on November 2, 2018, in which all preferred shareholders of the Company agreed that when contribution conditions are met, the existing shareholders will exchange their respective Series A1, Series B1 and Series EEL Preferred for Series C1 Preferred shares (“Series C1 Preferred”) for Series A1 shareholders, Series C2 Preferred shares (“Series C2 Preferred”) for Series B1 shareholders and Series D1 Preferred shares(“Series D1 Preferred”) for EEL, respectively, with rights and obligations amended. The key contribution conditions is that the third party convertible bond holders shall have paid MPS an aggregate amount of $29,259 (RMB200 million). As cash contribution of $29,259 was received by MPS on January 30, 2019, the Series C1, C2 and D1 Preferred were issued on the same day. See Note 16.

In addition, all parties agreed on the possible scenarios for the conversion as follows:

•        Scenario I: Government approvals obtained and convert to Series D2 Preferred of the Company

If the government approvals are obtained before the due date, the convertible bonds will be converted to Series D2 Preferred of the Company.

•        Scenario II: Government approvals not obtained and convert to equity interests of MPS

If the bond holders fail to obtain the government approvals, the convertible bonds will be converted to equity interests of MPS and the bond holders shall be entitled to the same rights as those with respect to the most senior and recently issued series of preferred shares at the Company as if the bond holders have become shareholders of the Company. Under this scenario, the Group should issue a warrant to the bond holders, through which the bond holders have the right to exchange their equity interest of MPS for the Company’s preferred shares.

•        Scenario III: Government approvals not obtained and fail to convert to the Company’s or MPS’ equity interest

If the bond holders fail to convert the bonds to the Company’s or MPS’ equity interest, all parties agreed that the bonds are not interest-free debts owed by MPS to the bond holders; instead, the bonds are equity investment in MPS as an alternative to a direct investment in the Company. MPS shall not repay the loans to the bond holders and the bond holders shall not request MPS to repay the loans. Also, if the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

13. BONDS PAYABLE (cont.)

conversion fails to occur due to other reasons, the bond holders are entitled to the economic rights as if their aggregate participation in the bonds has been converted into the shares of MPS (“MPS deemed equity”). All parties shall take all actions to the extent permitted by applicable law to ensure that the bond holders shall receive the economic rights at MPS equal to the amounts that would have been received by the bond holders as if, for the purpose of determining and paying such amounts, Series D2 Preferred of the Company had been issued to the bond holders.

•        Scenario IV: Government approvals not obtained, fail to convert to the Company’s or the MPS’ equity interest, and fail to exchange equity interest for Series D2 Preferred through MPS deemed equity

If the bond holders cannot directly exchange their equity interest obtained pursuant to the conversion or its MPS deemed equity for Series D2 Preferred of the Company under the applicable law, the bond holders shall be entitled to request (i) (a) MPS to redeem or the Company to purchase the conversion shares or (b) MPS to repay the loans whether or not the conversion actually takes place, so long as (ii) the holder of the warrant shall deliver as contemplated by the warrant an amount equal to the exchange price and the Series D2 Preferred of the Company shall be issued to such holder pursuant to the terms of the warrant.

•        Conversion Price

The number of shares to be issued to each holder upon the conversion shall be such RMB amount of the registered capital of MPS determined as:

A = B x C / D

Where:

A:     the RMB amount (rounded downwards to the nearest RMB) of the registered capital of MPS to be issued to the holder upon conversion;

B:     the registered capital of MPS as of the due date of obtaining the government approval;

C:     the aggregate participation of that holder in the bond outstanding on the due date of obtaining the government approval; and

D:     the lower of (i) the RMB equivalent of $950,000; or (ii) the pre-money valuation of MPS or the Company in any subsequent equity financing completed after the first date of the bond was issued and prior to the conversion.

As of December 31, 2019, the approvals from PRC and US government were not yet obtained thus the bond holders could not convert the bond into Series D2 Preferred. During 2019, consensus was reached that obtaining the approvals was extended to November 1, 2020.

On February 1, 2021, the Company, Tuscan Holdings Corp. (“Holdings”), a special purpose acquisition company (“SPAC”), and TSCN Merger Sub Inc. (“Merger Sub”), a Delaware corporation wholly owned subsidiary of Holdings, entered in to an Agreement and Plan of Merger (“Merger Agreement”) for the proposed business combination (the “Merger” or “SPAC Transaction”). In connection with the SPAC Transaction, the bond holders (“CB Investors”) entered into a framework agreement with Holdings, MPS and the Company on February 1, 2021.

Pursuant to the framework agreement,

(a)     Effective at the closing, each CB Investor’s overseas affiliate (“CB SPV”) shall subscribe for the applicable shares issued by Holdings. The aggregate number of shares that will be issued shall equal the aggregate number of Holdings shares that would have been issued collectively to the CB Investors with respect to the convertible loan agreement pursuant to the SPAC Transaction had such CB Investors held Microvast shares prior to the consummation of the Merger.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

13. BONDS PAYABLE (cont.)

(b)    Effective as of the closing, the convertible loan agreement shall be amended to waive the repayment rights and conversion rights.

(c)     CB Investors shall obtain relevant approvals required for their investment in its CB SPV. Once CB Investors received the required approvals, MPS shall repay in full any remaining amount held by CB Investors; and concurrently therewith, CB Investor shall use the same proceeds received from such repayment to repay in full of the subscription amount.

14. INCOME TAXES

US

The Company is incorporated in the U.S. and is subject to the U.S. state and federal income tax.

On December 22, 2017, the U.S. government enacted a comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act made broad and complex changes to the U.S. tax code including, but not limited to, (1) reducing the U.S. federal corporate tax rate, (2) requiring a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries that is payable over eight years if an election is made, and (3) bonus depreciation that will allow for full expensing of qualified property. The impact of the Tax Act is not material to the Group’s operation and resulted in a decrease in income tax rate from 35% before January 1, 2018 to 21% after January 1, 2018 for tax and income earned as determined in accordance with the relevant tax rules and regulations. Also the Tax Act eliminates the net operating loss carryback period and makes carry forward period indefinite. The amount of the net operating loss deduction allowed is limited to 80% of taxable income computed without regard to the net operating loss deduction. Net operating loss incurred in taxable years beginning after December 31, 2017 are permitted to be carried forward indefinitely but may not be carried back.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security Act” (“CARES ACT”). The CARES Act, among other things, includes provisions relating to net operating loss carryback periods. The Company is evaluating the impact, if any, that the CARES Act may have on the Company’s future operations, financial position, and liquidity.

PRC

Under the Enterprise Income Tax Law of the PRC (the “EIT Law”), PRC enterprise income tax is generally calculated at 25% of the Company’s subsidiaries located in the PRC as determined in accordance with the EIT Law, except for certain subsidiaries which enjoy tax rates substantially lower than 25% due to incentive policies.

MPS was recognized as a “New and High Tech Enterprises” (“NHTE”) by relevant PRC government authorities in 2012 and received renewal of its NHTE status in 2015 and 2018. Therefore, MPS, as the NHTE, is entitled to a rate of 15% for the years ended December 31, 2018 and 2019.

The withholding tax of 10% under the EIT Law is imposed on dividends declared to foreign investors with respect to profit earned by PRC subsidiaries from January 1, 2008 onward. Deferred tax liability was not provided with respect to undistributed profits of relevant PRC subsidiaries for the years ended December 31, 2018 and 2019, as the Group concluded that profits generated by the relevant PRC subsidiaries are considered to be permanently reinvested, because the Group does not have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future and intends to retain all of its available funds and any future earnings for use in the operation and expansion of its business.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

14. INCOME TAXES (cont.)

UK

UK corporation tax is calculated at an average tax rate of 19% for the years ended December 31, 2018 and 2019, respectively. The estimated assessable profit generated by the Company’s subsidiary located in UK would be imposed the enterprise income tax at such rate, in accordance with the Corporation Tax Acts. The Company did not have taxable profit and no corporation tax expense was recorded for the years ended December 31, 2018 and 2019.

Germany

Germany enterprise income tax which is a combination of corporate income tax and trade tax is calculated at an average tax rate of 31.9% for the years ended December 31, 2018 and 2019 for the Company’s subsidiary located in Germany in accordance with relevant tax rules and regulations in Germany.

A provision for income tax of $6,425 and $189 has been recognized for the years ended December 31, 2018 and 2019, respectively, related primarily to the domestic company. Loss before provision for income taxes for the years ended December 31, 2018 and 2019 was as follows:

	Year Ended December 31,
	2018	2019
	Restated	Restated
Domestic	$(4,965)	$(3,030)
Foreign	(49,301)	(56,444)
Loss before income tax	$(54,266)	$(59,474)

The current and deferred components of the income tax expense in the consolidated statements of operations were as follows:

	Year Ended December 31,
	2018	2019
Current tax expenses:
Domestic	$453	$—
Foreign	85	189
Total current tax expense	538	189
Deferred tax expense:
Domestic	2,856	—
Foreign	3,031	—
Total deferred tax expense	5,887	—
Total provision for income taxes	$6,425	$189

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

14. INCOME TAXES (cont.)

The components of the Group’s deferred tax assets are as follows:

	December 31, 2018	December 31, 2019
	Restated	Restated
Deferred tax assets:
Net operating loss carry-forwards	$12,280	$22,521
Allowance for doubtful accounts and inventory provision	3,595	3,323
Product warranty	2,485	2,762
Impairment of property, plant and equipment	247	673
Deferred income	281	227
Accrued expense	—	736
Others	615	615
Less: valuation allowance	(19,503)	(30,857)
Net deferred tax assets	$—	$—

The movements of valuation allowance for the years end December 31, 2018 and 2019 are as follows:

	Year Ended December 31
	2018	2019
	Restated	Restated
Balance at beginning of the period	$1,822	$19,503
Additions	18,102	11,649
Reversal	(421)	(295)
Balance at end of the period	$19,503	$30,857

Reconciliation between the income tax expense computed by applying the U.S. federal corporate income tax rate of 21% to loss before income tax and actual provision is as follows:

	Year Ended December 31
	2018	2019
	Restated	Restated
Loss before income tax	$(54,266)	$(59,474)
Tax credit at the U.S. federal corporate income tax rate of 21%	(11,396)	(12,490)
Tax effect of permanent differences	(4,033)	(2,961)
Tax effect of income tax rate difference in other jurisdictions	3,417	4,076
Changes in valuation allowance	17,943	11,669
Others	494	(105)
Income tax expense	$6,425	$189

As of December 31, 2019, the Group had $ 131,064 operating loss carried forward. The operating loss carried forward for the Company’s PRC subsidiaries amounted to $105,784, which will expire on various dates from 2023 to 2029. For the remaining operating loss, $15,240 will expire on various dates from 2020 to 2038 and $10,040 will be carried forward indefinitely. The Group determined the valuation allowance on an entity by entity basis and assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. The valuation allowance, which is primarily related to entities with net operating loss carry-forwards for which the Group does not believe it will ultimately be realized, was recognized by the Group with the amount of $17,943 and $11,669 for the years ended December 31, 2018 and 2019, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

15. NONCONTROLLING INTERESTS

Noncontrolling interests of MPS

In March 2017, the Company sold 17.39% equity interest of its wholly-owned subsidiary, MPS, to eight third-party investors (the “Investors”) for total cash consideration of $400,000, which was received in 2017.

The investors are entitled to receive dividend or distributable assets on a pro rata basis with ordinary shareholder and also enjoy certain preferential rights. The equity interest sold by MPS to the Investors are considered as ordinary shares with preferential rights as specified in the investment agreement and listed as follows:

Equity compensation for the Performance Guarantee:

If MPS failed to achieve certain performance target in 2017 and 2018, the investors could be compensated based on the calculation below:

a)      The investors are entitled to a 2% equity compensation in each year for each of the 10% insufficient net profit guarantee (Note), the amount is equal to: (1- actual net profit/guaranteed net profit)/10%*2%* total capital contribution posted in MPS.

b)      If the insufficient net profit in 2017 is less than 5% of the guaranteed net profit in 2017, MPS could be exempted from the equity compensation of 2017.

c)      If the insufficient net profit in 2018 is less than 10% of the guaranteed net profit in 2018, MPS could be exempted from the equity compensation of 2018.

d)      The maximal equity compensation for 2017 and 2018 is 10% of the capital contribution posted in MPS.

e)      Such compensation could be exempted if certain conditions relevant to the regulation and subsidies policies are met.

Note: The net profit guarantee was no less than RMB700 million and RMB1,000 million for 2017 and 2018, respectively.

Repurchase and Redemption rights:

If MPS and the Company made any untrue or misleading statements in the transaction or the management team of the Group has any integrity issue during their tenure in the Group, the Investors have the right to request the Company repurchase or MPS redeem the shares they invested. The repurchase or the redemption price should be equal to the initial capital contribution plus 6% simple annual interest. The Group recorded noncontrolling interests of $400,000 upon issuance of the shares.

In October 2017, 6 out of the 8 investors requested to redeem their equity investments and redemption agreements were subsequently signed in February 2018. According to the agreement, the Company agreed to repurchase the noncontrolling interest held by these six investors, which accounted for 14.87% equity interest in MPS as of December 31, 2017, at a redemption value equal to the initial capital contribution plus 6% simple annual interest. In February 2018, one of these six investors decided only to redeem 50% of its equity investment. Accordingly, the total noncontrolling interest requested for redemption reduced to 14.05% of the total equity interest in MPS (“exiting Investors”).

•        Agreements signed with the exiting Investors

Key terms agreed in the repurchase and redemption agreements signed in February 2018 are as below:

a)      Certain assets of MPS and 30% equity interests owned by the Company were pledged to the exiting Investors for the implementation of the repurchase and redemption agreements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

15. NONCONTROLLING INTERESTS (cont.)

b)      The payment should be made within six months after the agreements were signed, which was before August 2018. If MPS or the Company have not made the payments by August 2018, the exiting Investors can make a decision within the following six months to complete the repurchase and redemption transaction through liquidating the assets pledged by MPS or terminate the repurchase and redemption transaction and remain as the investors of MPS.

In 2017, the Group accreted the noncontrolling interests to be redeemed to their redemption value, which equaled to the purchase price plus 6% simple annual interest over the period since issuance to December 31, 2017. The redemption value of the interests held by the exiting Investors amounted to $356,928 and recorded as accrued expenses and other current liabilities as of December 31, 2017.

c)      The preferential rights owned by the exiting Investors have been suspended for twelve months after the repurchase and redemption agreements were signed, including the right of the equity compensation for the performance guarantee, repurchase, redemption, etc.

d)      Once the repurchase and redemption transaction is completed, the exiting Investors will no long be entitled to any shareholders’ rights in the Company or MPS.

To facilitate the repurchase and redemption transaction, MPS and the exiting Investors entered into certain property mortgage agreements on May 30, 2018.

The Group paid $211,566 to the exiting Investors in total, of which $200,000 was the capital and $11,566 was the interests during 2018. Given the actual payment was behind the schedule as agreed in the repurchase and redemption agreements, a standstill agreement was signed by MPS and the exiting Investors. The agreement separated the overdue amount into first and subsequent instalments, with the first instalment due by October 31, 2018 and the subsequent instalments due contingent on future financing. The agreement also defined overdue interest rates of 6% and 10% to the first and subsequent instalments, respectively. If the overdue amount and the associated interests are not paid in full by February 3, 2019 (“Cure Period”), the exiting Investors are entitled to require MPS and/or the Company to continue their conditions under the repurchase and redemption agreements defined above.

As of December 31, 2018, the redemption value of the exiting noncontrolling interests amounted to $137,896.

During 2019, the Group paid $32,700 to the exiting Investors in total, of which $28,986 was the capital and $3,714 was the interests. Given the balance outstanding was not fully paid before the Cure period, agreements were signed in October 2019 and April 2020 to extend the overdue payable to November 2020; but, if certain scenario is met, the Group should pay the overdue amount immediately. Key scenarios are summarized as below:

a)      The Group is unable to sign into any term sheet of equity financing with new investors before August 31, 2020.

b)      The first six-month period revenue of 2020 is less than the first six-month period revenue of 2019.

c)      Any exiting Investor start to execute the settlement or the Group signs repurchase agreement with other non-employee shareholders.

If the Group signs shares repurchase agreement with any other shareholders and the payment date is before the extended date agreed between the Group and the exiting Investors, the exiting Investors should have the same rights with these shareholders in the settlement and the preference should be based on the earliest overdue date of the payable.

d)      The Company transfers, pledges or disposes its equity interests in MPS, or MPS increases its registered capital or distributes profits to its shareholders, without written approval from the investors in advance.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

15. NONCONTROLLING INTERESTS (cont.)

In September 2020, the overdue payable was further extended to June 30, 2023. Given the negotiation for the extension started in 2019 and the final extension agreement was signed in September 2020, the Group recorded the exiting noncontrolling interests at redemption value of $114,870 held by the exiting Investors under other non-current liabilities as of December 31, 2019.

In the extension agreement signed in September 2020, the conditions under scenario a) and b) above are waived. Also, all parties agreed that commencing on April 1, 2021, interest shall accrue on the outstanding principal at a compounded interest rate of 10% per annum, and the Company shall pay part of the interest in cash, equal to 5% of the principal, to the exiting Investors. For the remaining interest, it could be accrued and capitalized to principal of the payable to the exiting Investors for next interest period.

Pursuant to the extension agreement, the Group is required to pay $30,000 (RMB214.2 million) before March 31, 2021. Further, if the Group completes a qualified financing before 2022 with total amount of $200,000, the Group would pay the exiting Investors $30,000 (RMB214.2 million) which shall be made no later than September 30, 2023. If the Group completes new round financing in 2022 or 2023, the Group will pay the exiting Investors an amount calculated based on the proceeds received in the financing, and in no case will the repayment be less than $30,000 (RMB214.2 million). The repayment amount should be calculated based on the following rules:

a)      Minimum repayment of $30,000 (RMB214.2 million) should be paid if the proceeds received in the financing is up to $200,000.

b)      15% of the incremental proceeds should be paid if the proceeds received in the financing is between $200,000 and $400,000.

c)      20% of the incremental proceeds and up to a maximum of the overdue payable amount should be paid if the proceeds received in the financing is above $400,000.

•        Agreements signed with remaining noncontrolling investors

In February 2018, a commitment letter was signed among the Group and the other two noncontrolling investors who chose to keep their noncontrolling interests holding in MPS and through which the Group granted these investors redemption right if the Company fails to complete an initial public offering in the U.S. by December 31, 2021. The redemption price is the total of the investment amount and a simple interest rate of 6%. Also, the Group agreed to issue a warrant to these investors under which the investors have the right to request the Company redeem their shares in MPS and exchange for 66,336 ordinary shares of the Company.

Accordingly, the Group recorded the redeemable noncontrolling interests as mezzanine equity due to the newly added substantive redemption feature. Before the noncontrolling interests became redeemable in February 2018, the net loss attributable to the noncontrolling shareholders was $1,016 for the year ended December 31, 2018.

In November 2018, another commitment letter was signed with investors who remained as noncontrolling shareholders in MPS, through which the annual interest rate for redemption changed from 6% to 12% and the liquidation preference was adjusted. The shares to be exchange under the warrant were also changed from 66,336 to 107,650 ordinary shares. The fair value difference resulted from the rights and terms change was determined to be

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

15. NONCONTROLLING INTERESTS (cont.)

an extinguishment of the original instrument and replaced by another instrument with different rights and terms. The Group remeasured the redeemable noncontrolling interests at their fair value at the date of the extinguishment. The fair value is calculated by using the Black Scholes Model with the inputs below:

November 2, 2018
Expected liquidation date	December 31, 2021
Length of Holding Period Restriction in years	3.16
Volatility per year	48%
Dividend Yield expressed as % of stock price	0.00

Additionally, given the performance guarantee target was not achieved, the Group recorded $1,168 accrual for the performance guarantee compensation for the investors who held the investments on MPS as of December 31, 2018.

The noncontrolling interests of MPS for the year ended December 31, 2018 are summarized below:

Amounts USD
Balances as of December 31, 2017	$60,571
Transferred from liabilities(i)	18,841
Accrual for performance guarantee compensation	1,168
Net loss attributable to noncontrolling interests shareholders	(1,016)
Foreign currency translation adjustment attributed to noncontrolling interest shareholders	1,874
Reclassification to redeemable noncontrolling interests(ii)	(81,438)
Balances as of December 31, 2018	$—

____________

(i)      The transfer is due to one of the exiting Investors subsequently in February 2018 decided to redeem only half of his holding.

(ii)     The reclassification is due to the substantial redemption right granted to the exiting Investors, thus the noncontrolling interests shall be accounted for redeemable noncontrolling interests when the change occurred in 2018.

In connection with the SPAC Transaction, the redeemable noncontrolling interests’ holders (“NCI Investors”) entered into a framework agreement with Holdings, MPS and the Company on February 1, 2021.

Pursuant to the framework agreement,

(a)     Holdings will form MVST SPV as a wholly-owned subsidiary of Holdings to facilitate the transaction with NCI Investors.

(b)    Prior to the closing, Holdings shall issue an aggregate of 17,253,182 Holdings Shares to MVST SPV to be held on behalf of the NCI Investors.

(c)     Effective from such date that the registration statement first becomes effective, each NCI Investor irrevocably and unconditionally waives (A) any and all rights that such NCI Investor has by virtue of its investment in MPS or ownership of MPS equity and (B) any and all rights and/or claims that such NCI Investor has, or may have, against the Group or properties and assets of the Group under the previous agreements; (C) Effective from the closing, the previous agreements shall terminate and cease be in effect.

(d)    If requested by one or more NCI Investors, MVST SPV shall effect one or more dispositions of the SPV shares held on behalf of the NCI Investors through one or more underwriters. MVST SPV shall use all of the net cash proceeds received to purchase a proportionate amount of the MPS equity held by the NCI Investors. MVST SPV will own all of the MPS equity held by the NCI Investors and the NCI Investors will have received all of the net proceeds generated from the sale of all such SPV shares.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

15. NONCONTROLLING INTERESTS (cont.)

Noncontrolling interests of Hongwei

Noncontrolling interests represents interests held by third parties in Hongwei, the Group’s consolidated VIE.

Noncontrolling interests are presented as a separate component of equity in the consolidated balance sheet. The amount of net loss attributable to noncontrolling interests was $4,783 and $2,123 for year ended December 31, 2018 and 2019, respectively.

In 2019, the Group settled an outstanding loan of $14,544 that the noncontrolling interest had made to Hongwei and became Hongwei’s sole owner in October 2019. As a result, the Group reclassified the outstanding balance of noncontrolling interest of $7,771 to additional paid in capital.

The noncontrolling interests of Hongwei for the years ended December 31, 2018 and 2019 are summarized below:

Amounts USD
Restated
Balances as of December 31, 2017	$(1,066)
Net loss attributable to noncontrolling interests shareholders	(4,783)
Foreign currency translation adjustment attributed to noncontrolling interest shareholders	185
Balances as of December 31, 2018	$(5,664)
Net loss attributable to noncontrolling interests shareholders	(2,123)
Foreign currency translation adjustment attributed to noncontrolling interest shareholders	16
Acquisition of noncontrolling interests	7,771
Balances as of December 31, 2019	$—

16. ORDINARY SHARES

The Company’s Amended and Restated Certificate of Incorporation authorizes 100,000,000 ordinary shares with a par value of $0.01 per share. As of December 31, 2018 and 2019, the Company had 617,880 ordinary shares issued and outstanding.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

17. PREFERRED SHARES

As of January 1, 2018, the Company had preferred shares issued and outstanding as follows:

Preferred Shares Category	Number of Shares as of January 1, 2018	Shareholders
Series A1 Preferred	195,653	Ashmore Global Special Situations Fund 4 and Fund 5 Limited Partnership (“Ashmore”) and International Finance Corporation (“IFC”)
Series B1 Preferred	97,642	Ashmore Cayman SPC Limited (“Ashmore Cayman”) and IFC
Series EEL Preferred	139,186	Evergreen Ever Limited (“EEL”)
Total	432,481

In 2018, upon issuance of the convertible bond to third-party investors, the Company signed a contribution and issuance agreement with the existing preferred shareholders, in which all the preferred shareholders of the Company agreed that when contribution conditions from bond holders are met, the existing shareholders will exchange their respective Series A1, Series B1 and Series EEL Preferred where Series C1 Preferred shares (“Series C1 Preferred”) is for Series A1 Preferred shareholders, Series C2 Preferred shares (“Series C2 Preferred”) is for Series B1 Preferred shareholders, and Series D1 Preferred shares (“Series D1 Preferred”) is for Series EEL Preferred, respectively, with amended preferential rights. In 2019, contribution conditions were met and the Series C1 (formerly A1), C2 (formerly B1) and D1 (formerly EEL) Preferred were issued.

As this transaction resulted in extinguishment of preferred shares, the Group re-measured the fair value of A1/C1, B1/C2 and EEL/D1 Preferred at the transaction date, which led to a decrease of $61,138 in fair value. The decrease in the fair value amount of the redeemable preferred shares was recorded as a change in additional paid-in capital.

The key terms of the Series C1, C2, D1 and D2 (the “Series Preferred”) issued or to be issued by the Company are as follows:

Conversion rights

Each of the Series Preferred shall be convertible, at the option of the holder thereof, at any time into fully-paid ordinary shares at various conversion rates.

Each Series Preferred shall automatically be converted into ordinary shares of the Company, based on the then-effective Series Preferred Conversion Rate, as applicable, immediately upon the closing of a qualified initial public offering (“IPO”).

The conversion price is subject to adjustment for dilution, including but not limited to share splits, subdivisions, combinations, consolidation of ordinary shares, reclassification and other dilutive events.

Voting rights

After the issuance of Series C1 Preferred and Series C2 Preferred (the “Series C Preferred”), and Series D1 Preferred and Series D2 Preferred (the “Series D Preferred”), each preferred shareholder is entitled to the number of votes equal to the number of preferred shares and has voting rights and powers equal to the ordinary shareholders.

Redemption rights

Redemption rights on Series A1/C1, B1/C2 and EEL/D1 Preferred

The Series A1/C1 and B1/C2 Preferred are redeemable at any time by the holder. The preferred shares owned by EEL shall be redeemable at the option of EEL in the event that a qualified IPO or qualified trade sale fails to occur on or prior to December 31, 2021. In the event that any investor exercises its redemption rights under this

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

17. PREFERRED SHARES (cont.)

event after the Series EEL Preferred Shares are redeemable, the redemption right of the Series A1/C1 and B1/C2 Preferred Shares, as applicable, held by such Investor shall be pari passu with the redemption rights of the Series EEL Preferred Shares.

The redemption price for A1/C1, B1/C2 and EEL/D1 Preferred shall be equal to the aggregate amount of (i) the Series A1/C1, B1/C2 and EEL/D1 preferred shares per share purchase price paid or credited as fully paid on such preferred shares, (ii) all accrued, whether declared or not, but unpaid dividends and distributions on such preferred shares calculated up to and including the date of redemption, (iii) a premium which, together with items (i) and (ii) above, would give the holder of such preferred shares an internal rate of return of 15% for A1/C1 and
B1/C2, and 6% (modified to 12% for D1 Preferred) to EEL per annum in respect of the series per share purchase price up to and including the date of redemption.

If Series A1/C1 Preferred and Series B1/C2 Preferred exercise the redemption rights after the Series EEL/D1 Preferred become redeemable, the redemption right of the Series A1/C1 Preferred and Series B1/C2 Preferred shall be pari passu with the redemption rights of Series EEL/D1 Preferred. If the Company does not have sufficient legally available funds to effect redemption, the redemption price for any shares not redeemed increases by 8% per annum with ultimate redemption required when the Company has sufficient legally available funds.

The Company has elected a policy to recognize changes in the redemption value immediately as they occur and adjust the carrying amount to equal the redemption value at end of each reporting period.

Redemption rights on Series B2 Preferred

The Series B2 Preferred were not redeemable, however the liquidation preference makes it redeemable upon certain deemed liquidation events, such as a reorganization or composition with creditors or other analogous insolvency proceeding of the Company. Such liquidation preference was removed upon the issuance of preferred share to EEL.

Dividends rights

Dividends on Series A1/C1, B1/C2 and EEL/D1 Preferred

All shareholders shall be entitled to receive, when and as declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board.

Each share of Series A1/C1 Preferred, Series B1/C2 Preferred and Series EEL/D1 shall be entitled to receive dividends (‘‘Accruing Dividends’’) at the rate per annum of 6% of the Series A1/C1 Preferred, the Series B1/C2 Preferred and the Series EEL/D1 per share purchase price compounded annually.

The Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Such Accruing Dividends shall be payable only when, as, and if declared by the Company’s Board of Directors and the Company shall be under no obligation to pay such dividends until declared.

After the issuance of Series C and D1 Preferred, the dividends preference were amended as follows:

First, to the holders of Series D Preferred that have exercised their redemption rights on or prior to December 31, 2021 to the extent of any unpaid Series D Preferred accruing dividends.

Second, to the holders of Series D Preferred that have not exercised their redemption rights in accordance with the terms of the Shareholders Agreement on or prior to December 31, 2021 to the extent of any unpaid Series D Preferred accruing dividend.

Third, to the holders of Series C Preferred that have exercised their redemption rights on or prior to December 31, 2021 to the extent of any unpaid Series C Preferred accruing dividends.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

17. PREFERRED SHARES (cont.)

Fourth, to the holders of Series C Preferred that have not exercised their redemption rights on or prior to December 31, 2021 to the extent of any unpaid Series C Preferred accruing dividend and.

Fifth, to the holders of ordinary shares.

Dividends on Series B2 Preferred

The Series B2 Preferred shall have no dividend preference and the dividend rights of the holders of Series B2 Preferred shall rank on parity with the ordinary shares of the Company.

Participating rights

The Series Preferred have the right to participate in any distributions made to junior securities on an as-converted basis, junior securities including but not limited to the ordinary shares of the Company.

No dividend was declared or paid to the Series Preferred shareholders during the years ended December 31, 2018 and 2019.

Liquidation preference

Upon the issuance of Series C Preferred and Series D1 Preferred, the liquidation preferences were amended as follows:

•        First, to holders of Series D Preferred, on a pro rata basis, the initial investment plus accruing dividends and the additional amount necessary for holders to receive a return of 12% on the original investment.

•        Second, to unredeemed holders of Series D Preferred , on a pro rata basis, the initial investment plus accruing dividends and the additional amount necessary for holders to receive a return of 12% on the original investment.

•        Third, to holders of Series C Preferred , on a pro rata basis, the initial investment, plus accruing dividends and unpaid dividends.

•        Fourth, to redeemed holders of Series C Preferred, the additional amount necessary for holders to receive a return of 12% on the original investment.

•        Fifth, to unredeemed holders of Series C Preferred, on a pro rata basis, the initial investment plus accruing dividends

•        Sixth, to unredeemed holders of Series C Preferred, the additional amount necessary for holders to receive a return of 12% on the original investment.

•        Last, pari passu to all shareholders of the Company except the above shareholders.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

17. PREFERRED SHARES (cont.)

The change in the balance of Series Preferred and redeemable noncontrolling interests included in the mezzanine equity for the years ended December 31, 2018 and 2019 are as follows:

	Series A1/C1 Preferred	Series B1/C2 Preferred	Series EEL/D1 Preferred	Redeemable noncontrolling interests
Balance as of January 1, 2018	$66,839	$57,490	$140,000	$—
Reclassification from noncontrolling interests	—	—	—	81,438
Accretion before the fair value change	—	—	—	2,505
Fair value change of redeemable noncontrolling interests due to extinguishment	—	—	—	(5,828)
Accretion after the fair value change	10,025	8,391	13,223	1,500
Ending balance as of December 31, 2018	$76,864	$65,881	$153,223	$79,615
Accretion before the extinguishment	961	804	15,439	796
Conversion from Series A1 to C2 Preferred	(11,417)	11,417	—	—
Fair value change of preferred shares and redeemable noncontrolling interests due to the extinguishment	7,135	(12,146)	(56,127)	(8,299)
Accretion after the extinguishment	3,141	7,144	15,400	8,449
Ending balance as of December 31, 2019	$76,684	$73,100	$127,935	$80,561

18. SHARE-BASED PAYMENT

In 2012, the Company adopted a Share Incentive Plan. The plan permits the grant of options to purchase ordinary shares, share appreciation rights, non-vested shares and non-vested share units. The maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the share incentive plan is seventeen percent of the total issued and outstanding company shares on a fully-diluted basis.

The share options, non-vested shares and non-vested share units granted to the Company’s employees or nonemployees shall vest and become non-forfeitable with respect to one-third of the total number of the non-vested share and non-vested share units immediately upon the occurrence of certain performance conditions (the “Initial Vesting Date”), and on each of the first and second anniversaries of the Initial Vesting Date; provided that through each applicable vesting date, the employee or nonemployee is employed.

The share options, non-vested shares and non-vested share units may be vested only upon and after the occurrence of initial public offering, sale or transfer of all or substantially all of the business, operations or assets of the Company or its subsidiaries, taken as a whole, to a third party, or such other sale or transfer of ordinary shares in the Company as determined, in each case, by the Company pursuant to legal documents and other obligations binding upon it. As of December 31, 2019, it was not considered probable that the above performance condition would be achieved and accordingly no compensation expense was recorded.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

18. SHARE-BASED PAYMENT (cont.)

Share options

Share options activity for the years ended December 31, 2018 and December 31, 2019 was as follows:

Share options	Number of shares	Weighted Average exercise price	Weighted average grant date fair value	Weighted average remaining contractual life
		(US$)	(US$)
Outstanding as of January 1, 2018	56,362	$892.24	$350.52	9.1
Granted	1,000	1,005.85	$225.30
Forfeited	(2,400)	1,005.85	$387.63
Outstanding as of December 31, 2018	54,962	$889.35	$346.63	8.1
Forfeited	(7,685)	934.82	$363.82
Outstanding as of December 31, 2019	47,277	$881.97	$343.83	7.1
Expected to vest and exercisable as of December 31, 2019	47,277	$881.97	$343.83	7.1

In determining the fair value of the share options, the binomial option pricing model was applied. The key assumptions used to determine the fair value of the options at the respective grant dates were as follows:

Grant date	For the years ended December 31, 2018
Risk-free interest rate(1)	3.55%
Expected dividend yield(2)	0.0%
Volatility(3)	51.7%
Exercise multiple(4)	2.2
Life of options(5)	10 years
Fair value of underlying ordinary shares(6)	$515.40

____________

(1)      Risk-free interest rate was estimated based on the market yield of US Government Bond with maturity close to the expected term of the options, plus country risk spread.

(2)      The dividend yield was estimated by the Company based on its expected dividend policy over the expected term of the options.

(3)      The volatility of the underlying ordinary shares during the lives of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the expected term of the options.

(4)      Exercise multiple represents the value of the underlying share as a multiple of exercise price of the option which, if achieved, results in exercise of the option.

(5)      Life of options was extracted from option agreements.

(6)      The estimated fair value of the ordinary shares underlying the options as of the respective grant dates was determined based on a valuation with the assistance of a third party appraiser.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

18. SHARE-BASED PAYMENT (cont.)

Non-vested share

The non-vested shares activity for the years ended December 31, 2018 and December 31, 2019 was as follows:

	Number of non-vested shares	Weighted Average Grant date fair value per share
		(US$)
Outstanding as of January 1, 2018	43,723	$139.80
Forfeited	(8,923)	$102.35
Outstanding as of December 31, 2018	34,800	$149.40
Transfer to non-vested share units	(14,277)	$102.35
Outstanding as of December 31, 2019	20,523	$182.13

Non-vested share units

The non-vested shares units will be settled in the form of cash payments. Most of them will be settled at price per unit equal to the fair market value on Initial Vesting Date, and others will be settled at price per unit equal to the lesser of the fair market value on Initial Vesting Date or the value of $1,005.85.

	Number of non-vested share units	Weighted Average Grant date fair value per share
		(US$)
Outstanding as of January 1, 2018	120,007	$155.55
Forfeited	(5,890)	$188.84
Outstanding as of December 31, 2018	114,117	$153.83
Forfeited	(4,819)	$255.99
Transfer from non-vested shares	14,277	$102.35
Outstanding as of December 31, 2019	123,575	$143.89

As of December 31, 2018 and 2019, the IPO vesting condition was not met and no share-based compensation expenses for share options, non-vested shares or non-vested share units were recorded.

Series B2 Preferred subscribed by employees

On October 30, 2015, the Company issued 79,107 Series B2 Preferred to certain employees of the Company. The Series B2 Preferred were issued for cash consideration of $366.00 per share and all the Series B2 Preferred were fully paid on the date of issuance. See Note 17 for the rights of the Series B2 Preferred. The Series B2 Award shall vest with respect to one-fourth of the total number of the Series B2 Award immediately upon the occurrence of a qualified IPO or Initial Vesting Date, and on each of the first, second and third anniversaries of the Initial Vesting Date; provided that through each applicable vesting date, the holder of the Series B2 Award remains employed with the Group.

If a holder of the Series B2 Award terminates employment before the vesting of the Series B2 Award, the Company could choose to repurchase the Series B2 Preferred (and any ordinary shares into which such Series B2 Preferred have been converted) for a per share price equal to the lower of the original Series B2 Preferred subscription price or 70% of the fair market value of such Series B2 Preferred. According to the terms in the Amended and Restated Shareholders Agreement, the Company has the rights (the “Call Option”), but not the obligation to do so, however the Company believes that it is likely that the Company would exercise the Call Option

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

18. SHARE-BASED PAYMENT (cont.)

if the holder of the Series B2 Award terminates the employment relationship with the Company before the Series B2 Awards are vested. After the Series B2 Awards vested and in any event the potion of the ordinary shares vested are not listed in any stock exchange, the Company is obligated to repurchase the ordinary shares at fair value (the “Repurchase Obligation”).

Due to the Company’s Call Option, the Company has in substance granted to the holder of the Award a stock option (the “Stock Option”) with a maximum value of $366.00. The Series B2 Preferred agreement permits employees to exercise the Stock Option in exchange for cash before the requisite service is provided (e.g., before the award is vested under its original terms); however, such arrangements provide that the Company will subsequently repurchase such shares at the subscription price if the employee leaves the Company before the vesting conditions are satisfied. The proceeds received is recognized as a deposit liability and will be transferred to mezzanine equity when such shares vested. In the year 2017, 10,644 shares of Series B2 Preferred after split were repurchased at fair value of $7,974. As of December 31, 2018 and 2019, 53,319 shares after split were legally issued and outstanding. The Company recorded a deposit liability of $21,792 at the per share price equal to the original Series B2 Preferred subscription price as of December 31, 2018 and 2019.

19. MAINLAND CHINA CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total provisions for such employee benefits were $4,262 and $2,722 for the years ended December 31, 2018 and 2019, respectively.

20. STATUTORY RESERVES AND RESTRICTED NET ASSETS

PRC legal restrictions permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC regulations. Prior to payment of dividends, pursuant to the laws applicable to the PRC Domestic Enterprises and PRC Foreign Investment Enterprises, the PRC subsidiaries must make appropriations from after-tax profit to non-distributable statutory reserve funds as determined by the Board of Directors of the Group. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of not less than 10% of after-tax profit (as determined under accounting principles and financial regulations applicable to PRC enterprises at each year-end); the other two funds are at the Group’s discretion. These reserve funds can only be used for specific purposes and are not distributable as cash dividends. The Group did not make appropriation to these statutory reserve funds for both of the years ended December 31, 2018 and 2019, as no after-tax profit was generated.

As a result of these PRC laws and regulations, the Group’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. The balances of restricted net assets were $156,333 and $156,333 as of December 31, 2018 and 2019, respectively.

21. SEGMENT INFORMATION

Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers (“CODM”) in deciding how to allocate resources and assess performance. The Group’s CODM has been identified as the Chief Executive Officer (“CEO”), who reviews consolidated results including revenue, gross profit and operating profit at a consolidated level only and does not distinguish between products for the purpose of making decisions about resources allocation and performance assessment. As such, the Group concluded that it has one operating segment and one reporting segment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

21. SEGMENT INFORMATION (cont.)

Substantially all of the Group’s assets are located in the PRC. Revenues, classified by major geographic regions in which the Group’s customers are located are as follows.

	Year ended December, 31
	2018	2019
	Restated	Restated
Revenue from Asia-Pacific region	$157,340	$65,437
Revenue from Europe	16,568	10,679
Revenue from other regions	327	318
Total	$174,235	$76,434

22. RELATED PARTY BALANCES AND TRANSACTIONS

Name	Relationship with the Group
Ochem	Controlled by CEO
Ochemate	Controlled by CEO

(1)     Amount due from related party:

	December 31, 2018	December 31, 2019
Amount due from related party:
Ochem(i)	$716	$1,856
Total	$716	$1,856

____________

(i)      The balance represents advance payment for materials purchased from Ochem.

(2)     Related parties transactions:

	December 31, 2018	December 31, 2019
	Restated	Restated
Raw material purchased from Ochem	$30	$—
Raw material purchased from Ochemate	$2	$—

(3)     Interest-free loans

MPS received certain interest-free loans from related parties Ochemate and Ochem in years 2018 and 2019 with accumulative amount at $53,110 and $15,142, respectively. The outstanding balance was nil as of December 31, 2018 and 2019.

Also, Ochem and Ochemate provided certain pledges and credit guarantees for the Group to secure bank facilities. Please refer to Note 11.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

23. NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	Year ended December, 31
	2018	2019
	Restated	Restated
Numerator:
Net loss attributable to ordinary shareholders	$(100,033)	$(115,479)

Denominator:
Weighted average ordinary shares outstanding used in computing basic and diluted net loss per share	617,880	617,880
Basic and diluted net loss per share	$(161.90)	$(186.90)

For the years ended December 31, 2018 and 2019, the following shares outstanding were excluded from the calculation of diluted net loss per ordinary share, as their inclusion would have been anti-dilutive for the periods prescribed.

	Year ended December, 31
	2018	2019
Shares issuable upon exercise of share options	55,998	50,594
Shares issuable upon vesting of non-vested shares	39,262	29,401
Shares issuable upon conversion of Series A1 Preferred	195,653	16,304
Shares issuable upon conversion of Series B1 Preferred	97,642	8,137
Shares issuable upon conversion of Series B2 Preferred	53,319	53,319
Shares issuable upon conversion of Series C1 Preferred	—	153,038
Shares issuable upon conversion of Series C2 Preferred	—	115,816
Shares issuable upon conversion of Series EEL/D1 Preferred	139,186	139,186
Shares issuable upon conversion of Series D2 Preferred	17,085	102,512
Shares issuable upon conversion of noncontrolling interests of a subsidiary	67,694	107,650

24. COMMITMENTS AND CONTINGENCIES

Litigation

•        Mr. Jeff Q. Xu

On August 19, 2015, Mr. Jeff Q. Xu, the Company’s former vice president of technology, filed a lawsuit against the Company and Mr. Yang Wu, the Company’s Chairman and Chief executive officer. The lawsuit seeks to claim Mr. Xu’s ownership of 15,400 shares of the Company’s ordinary stock. Those shares were the subject of a promissory note (the “Promissory Note”). On August 17, 2018, the court granted the Company’s Motion for Continuance of the September 4 trial date since the First Court of Appeals had not ruled on the pending Petition for Writ of Mandamus challenging the trail court’s denial of the Company’s Motion to Compel Documents from Mr. Xu’s counsel. On August 30, 2018, the First Court of Appeals issued its opinion denying the Company’s Petition for Writ of Mandamus. As of December 31, 2018 and 2019, the Company anticipated the losses are not probable and cannot be estimated based on information available and therefore, no accrual for contingency loss was recorded in the consolidated financial statements for the years ended December 31, 2018 and 2019.

The case was subsequently settled on December 2, 2020 at total settlement amount of $1.98 million with $0.5 million to be paid by the insurance company and $1.48 million to be paid by the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

24. COMMITMENTS AND CONTINGENCIES (cont.)

Mr. Smith

On September 4, 2017, Matthew Smith, the Company’s former attorney, sent a demand letter to the Company alleging claims for breach of contract (involving stock options) and discrimination. On October 5, 2017, Mr. Smith filed a charge of discrimination with the United States Equal Employment Opportunity Commission alleging the same discrimination claims and also claiming his employment was terminated in retaliation for his prior discrimination complaints. In this action, Mr. Smith seeks the following relief: (1) a declaration that he owns the 2,600 ordinary shares and (2) various damages and other equitable remedies over $1,000. The Company denied all allegations and wrongful conduct.

On February 5, 2018, Mr. Smith filed suit against the Company asserting causes of action for breach of contract against the Company and assert his alleged discrimination and retaliation claims.

The Court issued a Docket Control Order on June 8, 2020, which provides that discovery will continue through October 24, 2020. The matter is set for trial on the court’s docket for November 30, 2020, but due to the conflict between the trial date in the Xu matter described above, the parties are in the process of filing an unopposed motion for continuance seeking a new trial date in April 2021.

Based on the information available, the Company anticipated the losses are not probable and cannot be estimated and therefore, no accrual for contingency loss was recorded in the consolidated financial statements for the years ended December 31, 2018 and 2019.

Capital commitments

Capital commitments for construction of property and purchase of property, plant and equipment were $15,664 as of December 31, 2019, which is mainly for the construction of the lithium battery production line.

Lease commitments

Future minimum payments under lease commitments as of December 31, 2019 were as follows:

2019
2020	$1,354
2021	942
2022	877
2023	873
2024	354
Thereafter	14
$4,414

25. RESTATEMENTS

In preparing the unaudited condensed consolidated financial statements for the nine months ended September 30, 2019 and 2020, the Group identified errors that relate to the investment in Hongwei and revenue cut-off in the consolidated financial statements as of and for the years ended December 31, 2018 and 2019. The nature of the adjustments and their impact to the consolidated balance sheets and statements of operations as of and for the years ended December 31, 2018 and 2019 are as below.

A description of each of the adjustments is as below:

(1)    Investment in Hongwei

As disclosed in Note 15, the Group held 20% equity interest in Hongwei, before it became the sole owner of Hongwei in October 2019. To identify a VIE and determine the primary beneficiary requires management’s thorough

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

25. RESTATEMENTS (cont.)

analysis based on the terms and arrangements. The Group incorrectly accounted for its investment in Hongwei under equity method since its inception. Accordingly, the Group restated its consolidated financial statements reflecting consolidation of Hongwei, under the VIE model, in the consolidated balance sheets in 2017 and 2018 and results of operations for 2017, 2018 and up to September 2019.

(2)    Revenue cut-off

As disclosed in Note 2, the Group recognizes revenue at the point of time when control of the promised goods or service is transferred to the customer. Due to a cut-off issue in 2019, a shipment of goods-in-transit was recorded incorrectly as revenue and cost of revenue in its consolidated statement of operations. Accordingly, the Group restated relevant revenue and corresponding accounts receivable, as well the associated cost, in the consolidated balance sheet in 2019 and results of operations for 2019.

The effects of the restatement for these errors on the consolidated balance sheet is as follows:

	As of December 31, 2018 As previously reported	Correction(1)	As of December 31, 2018 As restated
Assets:
Cash and cash equivalents	$55,441	$5,439	$60,880
Accounts receivable, net	111,629	833	112,462
Inventories, net	71,784	1,043	72,827
Prepaid expenses and other current assets	4,159	1,278	5,437
Property, plant and equipment, net	200,581	1,522	202,103
Acquired intangible assets, net	2,556	515	3,071
Long-term investment	11,639	(11,639)	—
Other non-current assets	1,648	58	1,706
Total assets	$581,361	$(951)	$580,410

Liabilities:
Accounts payable	$48,733	$324	$49,057
Advance from customers	1,297	117	1,414
Accrued expenses and other current liabilities	187,038	311	187,349
Amount due to related parties	4,871	(4,871)	—
Loan payable	—	14,544	14,544
Total liabilities	$460,984	$10,425	$471,409

Shareholders’ Deficit:
Accumulated deficit	$(255,634)	$(6,021)	$(261,655)
Accumulated other comprehensive deficit	(5,610)	309	(5,301)
Total Microvast, Inc. shareholders’ deficit	(255,206)	(5,712)	(260,918)
Noncontrolling interests	—	(5,664)	(5,664)
Total deficit	(255,206)	(11,376)	(266,582)
Total liabilities, mezzanine equity and shareholders’ deficit	$581,361	$(951)	$580,410

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

25. RESTATEMENTS (cont.)

	As of December 31, 2019 As previously reported	Correction(1)	Correction(2)	As of December 31, 2019 As restated
Assets:
Accounts receivable, net	$70,563	—	$(2,922)	$67,641
Inventories, net	55,828	—	1,476	57,304
Total assets	$417,266	—	$(1,446)	$415,820

Shareholders’ Deficit:
Additional paid-in capital	$11,498	$(7,771)	—	$3,727
Accumulated deficit	(327,085)	7,771	(1,446)	(320,760)
Total Microvast, Inc. shareholders’ deficit	(318,815)	—	(1,446)	(320,261)
Total deficit	(318,815)	—	(1,446)	(320,261)
Total liabilities, mezzanine equity and shareholders’ deficit	$417,266	$—	$(1,446)	$415,820

The effects of the restatements on the schedule I — condensed statements of operations is as follows:

	Year ended December 31, 2018 As previously reported	Correction(1)	Year ended December 31, 2018 As restated
Revenues	$174,677	$(442)	$174,235
Cost of revenues	(140,227)	463	(139,764)
General and administrative expenses	(46,299)	(1,552)	(47,851)
Research and development expenses	(27,877)	(4,571)	(32,448)
Selling and marketing expenses	(13,289)	(109)	(13,398)
Operating loss	(43,477)	(6,211)	(49,688)
Interest income	1,776	231	2,007
Loss before income tax	(48,286)	(5,980)	(54,266)
Loss from equity method investment	(1,247)	1,247	—
Net loss	(55,958)	(4,733)	(60,691)
Less: Net loss attributable to noncontrolling interest	(925)	(4,874)	(5,799)
Net loss attributable to Microvast, Inc.	(55,033)	141	(54,892)
Net loss attributable to ordinary shareholders of Microvast, Inc.	$(100,174)	$141	$(100,033)
Net loss per ordinary share:
Basic and diluted	$(162.13)		$(161.90)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

25. RESTATEMENTS (cont.)

	Year ended December 31, 2019 As previously reported	Correction(1)	Correction(2)	Year ended December 31, 2019 As restated
Revenues	$79,795	$(439)	$(2,922)	$76,434
Cost of revenues	(76,125)	2,217	1,476	(72,432)
General and administrative expenses	(23,036)	3,637	—	(19,399)
Research and development expenses	(24,307)	(1,688)	—	(25,995)
Selling and marketing expenses	(15,509)	(203)	—	(15,712)
Subsidy income	3,104	139	—	3,243
Operating loss	(56,078)	3,663	(1,446)	(53,861)
Interest income	849	35	—	884
Loss before income tax	(61,726)	3,698	(1,446)	(59,474)
Loss from equity method investment	(8,864)	8,864	—	—
Net loss	(70,779)	12,562	(1,446)	(59,663)
Less: Net loss attributable to noncontrolling interest	—	(2,123)	—	(2,123)
Net loss attributable to Microvast, Inc.	(70,779)	14,685	(1,446)	(57,540)
Net loss attributable to ordinary shareholders of Microvast, Inc.	$(128,718)	$14,685	$(1,446)	$(115,479)
Net loss per ordinary share:
Basic and diluted	$(208.32)			$(186.90)

The adjustments increase net loss by $4.7 million for 2018 and decrease net loss by $11.1 million for 2019. The effects of the adjustments to the beginning accumulative deficit as of January 1, 2018 was increase in deficit by $5.7 million. These restatement adjustments did not result in any tax impact.

26. SUBSEQUENT EVENTS

The Group has evaluated events subsequent to the balance sheet date of December 31, 2019 through February 16, 2021, the date on which the financial statements are available to be issued.

Outbreak of 2019 Novel Coronavirus (“COVID-19”)

The COVID-19 pandemic has resulted in quarantines, travel restrictions in most parts of the world and the temporary closure of certain public services. While the pandemic has been mostly under control in China, the pandemic may continue to affect the Group’s business operated outside of China, overseas related businesses and its financial condition and operating results for year 2020 and possibly 2021 as well, including but not limited to negative impact to the Group’s total revenues and growth outlook or impairment exposures, operational efficiency and others.

Issuance of Convertible Promissory Notes

On January 4, 2021, the Company entered into a note agreement to issue $57,500 convertible promissory notes to certain investors, fully due and payable on the third anniversary of the initial closing date. The notes bear no interest, provided, however, if a liquidity event has not occurred prior to March 31, 2022, an interest rate of 6% shall be applied retrospectively from the date of initial closing. The conversion of the promissory notes are contingent upon the occurrence of a Private Investment in Public Equity (“PIPE”) financing, a liquidity event or a new financing after March 31, 2022 and before the maturity date. The first tranche and second tranche of the convertible

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

26. SUBSEQUENT EVENTS (cont.)

promissory notes were issued in January 2021 and February 2021 at amount of $25,000 and $32,500, respectively. As the Company entered into the SPAC Transaction in February 2021, the principal balance and all accrued and unpaid interest under the notes, if any, will automatically be converted at the closing of the SPAC Transaction into a number of shares of common stock of Holdings.

Acquisition of Building

In January 2021, the Group acquired a manufacturing facility in Tennessee, United States, at the cost of $18.3 million to build production lines.

Merger Transaction

On February 1, 2021, Microvast, Holdings, and Merger Sub, entered in to the Merger Agreement for the proposed SPAC Transaction. Pursuant to the Merger Agreement, Merger Sub will merge with and into Microvast, with Microvast surviving the Merger as a wholly-owned subsidiary of Holdings; and upon consummation of the Merger, all of the issued and outstanding capital stock of Microvast as of immediately prior to the Merger will be cancelled in exchange for the right to receive shares of common stock of Holdings such that, following the consummation of the Merger, all of the stockholders of Microvast immediately prior to the Merger will become stockholders of Holdings.

ADDITIONAL INFORMATION FINANCIAL STATEMENT SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	December 31, 2018	December 31, 2019
	Restated	Restated
Assets
Current assets:
Cash and cash equivalents	$12,114	$5,378
Prepaid expenses and other current assets	9	9
Amount due from subsidiaries	3,081	3,081
Total Current Assets	15,204	8,468
Property, plant and equipment, net	2	1
Investments in subsidiaries	42,193	—
Total Assets	$57,399	$8,469
Liabilities
Current liabilities:
Accrued expenses and other current liabilities	$—	$2
Income tax payables	557	557
Amount due to subsidiaries	—	12
Total Current Liabilities	557	571
Deposit liability for series B2 convertible preferred shares (“Series B2 Preferred”)	21,792	21,792
Deficits of investments in subsidiaries	—	28,648
Total Liabilities	$22,349	$51,011

Mezzanine Equity
Series A1 convertible redeemable preferred shares (“Series A1 Preferred”) (US$0.01 par value; 195,653 and nil shares authorized, issued and outstanding as of December 31, 2018 and 2019)	$76,864	$—
Series B1 convertible redeemable preferred shares (“Series B1 Preferred”) (US$0.01 par value; 97,642 and nil shares authorized, issued and outstanding as of December 31, 2018 and 2019)	65,881	—
Series C1 convertible redeemable preferred shares (“Series C1 Preferred”) (US$0.01 par value; nil and 166,950 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	—	76,684
Series C2 convertible redeemable preferred shares (“Series C2 Preferred”) (US$0.01 par value; nil and 126,345 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	—	73,100
Series EEL convertible redeemable preferred shares (“Series EEL Preferred”) (US$0.01 par value; 139,186 and nil shares authorized, issued and outstanding as of December 31, 2018 and 2019)	153,223	—
Series D1 convertible redeemable preferred shares (“Series D1 Preferred”) (US$0.01 par value; nil and 139,186 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	—	127,935
Total Mezzanine Equity	$295,968	$277,719

ADDITIONAL INFORMATION FINANCIAL STATEMENT SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
BALANCE SHEETS — (CONTINUED)
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	December 31, 2018	December 31, 2019
	Restated	Restated
Shareholders’ Deficit
Ordinary shares (par value of US$0.01 per share, 1,500,000 shares authorized as of December 31, 2018 and 2019, respectively; 617,880 shares issued and outstanding as of December 31, 2018 and 2019)	$6	$6
Additional paid-in capital	—	3,727
Accumulated deficit	(255,623)	(314,728)
Accumulated other comprehensive deficit	(5,301)	(9,266)
Total Shareholders’ Deficit	(260,918)	(320,261)
Total Liabilities, Mezzanine Equity and Shareholders’ Deficit	$57,399	$8,469

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADDITIONAL INFORMATION FINANCIAL STATEMENT SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
STATEMENT OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Year ended December 31,
	2018	2019
	Restated	Restated
Revenues from subsidiaries	$371	$289
Gross profit	371	289

Operating expenses:
General and administrative expenses	(3,909)	(2,360)
Total operating expenses	(3,909)	(2,360)
Loss from operations	(3,538)	(2,071)

Other income and expenses:
Interest income	25	134
Loss before provision for income taxes	(3,513)	(1,937)
Income tax expense	(3,309)	—
Loss from investment in subsidiaries and variable interest entities	(48,070)	(55,603)
Net loss attributable to Microvast, Inc.	$(54,892)	$(57,540)

ADDITIONAL INFORMATION FINANCIAL STATEMENT SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
STATEMENTS OF COMPREHENSIVE LOSS
(In thousands of U.S. dollars, except share and per share data, or otherwise noted)

	Year ended December 31,
	2018	2019
	Restated	Restated
Net loss	$(54,892)	$(57,540)
Other comprehensive loss, net of tax of nil:
Foreign currency translation adjustment	(30,088)	(3,965)
Total comprehensive loss	$(84,980)	$(61,505)

ADDITIONAL INFORMATION FINANCIAL STATEMENT SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Year ended December 31,
	2018	2019
Net cash generated from (used in) operating activities	$(5,416)	$(6,736)
Net cash generated from investing activities	—	—
Cash flows from financing activities Repurchase shares from former shareholders	(3,728)	—
Net cash used in financing activities	(3,728)	—
Decrease in cash, cash equivalents and restricted cash	(9,144)	(6,736)
Cash, cash equivalents and restricted cash at beginning of the year	21,258	12,114
Cash, cash equivalents and restricted cash at end of the year	$12,114	$5,378

ADDITIONAL INFORMATION FINANCIAL STATEMENT SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
NOTES OF THE CONDENSED FINANCIAL STATEMENTS

1. BASIS FOR PREPARATION

The condensed financial information of the Company has been prepared using the same accounting policies as set out in the Group’s consolidated financial statements except that the Company has used the equity method to account for investments in its subsidiaries.

2. INVESTMENTS IN SUBSIDIARIES

The Company and its subsidiaries were included in the consolidated financial statements where the inter-company transactions and balances were eliminated upon consolidation. For the purpose of the Company’s stand-alone financial statements, its investments in subsidiaries were reported using the equity method of accounting. The Company’s share of income from its subsidiaries were reported as equity in earnings of subsidiaries in the accompanying parent company financial statements.

3. RESTATEMENTS

In preparing the unaudited condensed consolidated financial statements for the nine months ended September 30, 2019 and 2020, the Company identified errors in its previously issued financial statements, and has determined that the impact of the errors was material to the condensed Parent Company financial statements as of and for the year ended December 31, 2018 and 2019, which therefore are restated herein. See Note 25 to the Group’s consolidated financial statements for a description of the related errors.

The effects of the restatement for these errors on the schedule I — condensed balance sheets is as follows:

	As of December 31, 2018 As previously reported	Corrections	As of December 31, 2018 As restated
Investments in subsidiaries	$47,905	$(5,712)	$42,193
Total assets	63,111	(5,712)	57,399
Accumulated deficit	(249,602)	(6,021)	(255,623)
Accumulated other comprehensive deficit	(5,610)	309	(5,301)
Total shareholders’ deficit	(255,206)	(5,712)	(260,918)
Total liabilities, mezzanine equity and shareholders’ deficit	$63,111	$(5,712)	$57,399
	As of December 31, 2019 As previously reported	Corrections	As of December 31, 2019 As restated
Deficits of investments in subsidiaries	$27,202	$1,446	$28,648
Total liabilities	49,565	1,446	51,011
Additional paid-in capital	11,498	(7,771)	3,727
Accumulated deficit	(321,053)	6,325	(314,728)
Total shareholders’ deficit	(318,815)	(1,446)	(320,261)

ADDITIONAL INFORMATION FINANCIAL STATEMENT SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
NOTES OF THE CONDENSED FINANCIAL STATEMENTS

3. RESTATEMENTS — (cont.)

The effects of the restatements on the schedule I — condensed statements of operations is as follows:

	Year ended December 31, 2018 as previously reported	Corrections	Year ended December 31, 2018 as restated
Loss from investment in subsidiaries and variable interest entity	$(48,211)	$141	$(48,070)
Net loss attributable to Microvast, Inc.	$(55,033)	$141	$(54,892)
	Year ended December 31, 2019 as previously reported	Corrections	Year ended December 31, 2019 as restated
Loss from investment in subsidiaries and variable interest entity	$(68,842)	$13,239	$(55,603)
Net loss attributable to Microvast, Inc.	$(70,779)	$13,239	$(57,540)

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TUSCAN HOLDINGS CORP.,

TSCN MERGER SUB INC.

and

MICROVAST, INC.

Dated as of February 1, 2021

RECITALS

Annex A-i

Annex A-ii

Annex A-iii

Annex A Page
Section 11.10	Amendment; Waiver	A-64
Section 11.11	Absence of Third Party Beneficiary Rights	A-64
Section 11.12	Mutual Drafting	A-64
Section 11.13	Further Representations	A-64
Section 11.14	Waiver of Conflicts	A-65
Section 11.15	Currency	A-65
Section 11.16	No Recourse	A-66
Section 11.17	Transfer Taxes, Fees and Stamp Duties	A-66

Exhibit A	Form of Microvast Holdings Charter	Ex A-1
Exhibit B	Form of Microvast Holdings Bylaws	Ex B-1
Exhibit C	Form of Certificate of Merger	Ex C-1
Exhibit D	Directors of Parent and the Surviving Corporation	Ex D-1
Exhibit E	Form of Registration Rights and Lock-Up Agreement	Ex E-1
Exhibit F	Form of Microvast Holdings Stockholders Agreement	Ex F-1
Exhibit G	Form of Questionnaire	Ex G-1
Exhibit H	Form of Equity Incentive Plan	Ex H-1

Annex A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 1st day of February, 2021, by and among Tuscan Holdings Corp., a Delaware corporation (“Parent”), TSCN Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Microvast, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company may be referred to herein, collectively, as the “Parties” and, individually, as a “Party”.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth herein, and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Surviving Corporation”);

WHEREAS, upon the terms and subject to the conditions set forth herein, upon consummation of the Merger, all of the Company Capital Stock issued and outstanding as of immediately prior to the Merger will be converted into shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”), which Company Capital Stock is being valued based on a pre-Merger consolidated equity value of the Company (without taking into account Company Equity Awards or the Promissory Notes) of $2,100,000,000;

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement will be, and is, adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of Parent (the “Parent Board”) has approved this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including (a) the Merger and the issuance of shares of Parent Common Stock in connection with the Merger and the PIPE Financing, (b) the amendment and restatement of the certificate of incorporation of Parent (including the renaming of Parent to “Microvast Holdings, Inc.” in connection with the filing of such amendment and restatement) in the form attached hereto as Exhibit A (the “Microvast Holdings Charter”), (c) the amendment and restatement of the bylaws of Parent in the form attached hereto as Exhibit B (the “Microvast Holdings Bylaws”), to be effective as of the Effective Time, and (d) and the adoption of the Equity Incentive Plan (collectively, the “Transactions”), in each case in accordance with the DGCL, the Organizational Documents of Parent and Merger Sub and the Trust Agreement, as applicable;

WHEREAS, the Parent Board has further (a) determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to, and in the best interests of the Parent Stockholders, (b) resolved to submit this Agreement to the Parent Stockholders for their adoption, (c) has determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account and (d) resolved to recommend adoption of this Agreement, approval of the Microvast Holdings Charter, approval of the issuance of shares of Parent Common Stock in connection with the PIPE Financing and approval of the Transactions by the Parent Stockholders;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (a) approved this Agreement and the consummation of the Merger, (b) determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to, and in the best interests of Parent, in its capacity as the sole stockholder of Merger Sub, (c) declared the advisability of this Agreement and the Merger and resolved to submit this Agreement to Parent, in its capacity as the sole stockholder of Merger Sub, for adoption, and (d) resolved to recommend adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub;

WHEREAS, immediately following the execution of this Agreement, Merger Sub will submit this Agreement and the Transactions to Parent for adoption and approval, and Parent will so adopt this Agreement and approve the Transactions by irrevocable written consent in accordance with the DGCL and Merger Sub’s Organizational Documents;

WHEREAS, the board of directors of the Company (the “Company Board”) has approved this Agreement and the consummation of the Transactions, including the Merger, in accordance with the DGCL and the Organizational Documents of the Company;

Annex A-1

WHEREAS, the Company Board has further (a) determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to, and in the best interests of the Company Stockholders, (b) declared the advisability of this Agreement and the Merger and resolved to submit this Agreement to the Company Stockholders for adoption, and (c) resolved to recommend adoption of this Agreement and approval of the Transactions by the Company Stockholders;

WHEREAS, promptly (and in any event within 24 hours) following the execution of this Agreement, the Company will submit this Agreement and the Transactions to the Company Stockholders for adoption and approval and will seek the Company Stockholder Approval by irrevocable written consent in accordance with the DGCL, the Company’s Organizational Documents and the Company Stockholder Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement for the Parties to enter into the Transaction Documents, the Key Company Holders have entered into an agreement (the “Company Support Agreement”) with Parent and the Company pursuant to which such Key Company Holders have agreed to (a) vote their shares of Company Capital Stock in favor of adopting this Agreement and approving the Transactions (including by delivering an irrevocable written consent within 24 hours following execution of this Agreement), (b) waive any appraisal or similar rights they may have pursuant to the DGCL with respect to the Merger and the other Transactions, and (c) refrain from redeeming or converting any of their shares of Company Capital Stock;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement for the Parties to enter into the Transaction Documents, Parent Sponsor, certain directors and officers of Parent and their Affiliates (together with Parent Sponsor, the “Sponsor Group”) have entered into a support agreement (the “Parent Support Agreement”) with Parent and the Company pursuant to which (a) each member of the Sponsor Group has agreed to (i) vote all Equity Interests of Parent held by such member of the Sponsor Group in favor of the Transaction and all other Voting Matters and, if necessary and applicable, the Extension Proposal, and (ii) abstain from exercising any redemption rights in connection with the Redemption, and (b) Parent Sponsor has agreed that, among other things, (i) certain shares of Parent Common Stock held by it will be subject to forfeiture and vesting as set forth in such Parent Support Agreement, and (ii) Parent Sponsor will pay for any Parent Transaction Expenses in excess of $46,000,000 (or surrender for cancellation for no consideration a number of vested shares of Parent Common Stock held by it having an aggregate value equal to such excess), unless such excess Parent Transaction Expenses have otherwise been approved in writing by the Company in its sole discretion;

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into subscription agreements with certain investors (the “PIPE Subscription Agreements”) providing for the aggregate sale of 48,250,000 shares of Parent Common Stock at $10.00 per share, for aggregate gross proceeds to Parent of $482,500,000 (the “PIPE Financing”), to be consummated immediately prior to the consummation of the Transactions; and

WHEREAS, concurrently with the execution of this Agreement, Parent, MVST SPV Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “MPS Investor Subsidiary”), the Company, Microvast Power Systems, CDH SPV, HHEIP SPV, certain MPS Minority Holders, the lenders under the Convertible Loan Agreement and the other parties thereto have entered into a framework agreement (the “Framework Agreement”), pursuant to which, among other things, effective as of immediately prior to the Closing, (a) the Convertible Loan Agreement will be amended and restated as contemplated therein, (b) to the extent entered into and in full force and effect, the Capital Increase Agreement, Exchange Agreement, Subscription Agreement and Warrant contemplated by the Convertible Loan Agreement will be terminated, (c) CDH SPV will acquire 5,734,018 shares of Parent Common Stock and the right to receive 546,097 Earn Out Shares as set forth in the Merger Consideration Allocation Schedule in exchange for the issuance of a promissory note in favor of Parent, (d) HHEIP SPV will acquire 985,827 shares of Parent Common Stock and the right to receive 93,888 Earn Out Shares in exchange for the issuance of a promissory note in favor of Parent, (e) such shares of Parent Common Stock will be sold and Microvast Power Systems’ obligations to the lenders under the Convertible Loan Agreement will be satisfied in full, (f) Parent will issue to the MPS Investor Subsidiary 17,253,182 shares of Parent Common Stock at the Effective Time, which shares represent such MPS Minority Holders’ aggregate pro rata share of the Closing Transaction Consideration, (g) such MPS Minority Holders will (i) issue an irrevocable proxy in favor of the Surviving Corporation granting the Surviving Corporation full voting rights with respect to the Equity Interests of Microvast Power Systems held by them and (ii) waive all rights to any dividends or other distributions payable in respect of the Equity Interests of Microvast

Annex A-2

Power Systems held by them and (h) the shares of Parent Common Stock issued to the MPS Investor Subsidiary will be sold with the proceeds paid to such MPS Minority Holders in exchange for such Equity Interests of Microvast Power Systems held by them.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

Article I

THE MERGER; Closing

Section 1.1 Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Section 251 of the DGCL, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent. Any reference in this Agreement to the Company for periods from and after the Effective Time will be deemed to include the Surviving Corporation.

Section 1.2 Location and Date. The consummation of the transactions contemplated pursuant to this Agreement, including the Transactions (the “Closing”), shall take place by remote exchange of signatures and documents or at the offices of Shearman & Sterling LLP, 2828 N. Harwood Street, Suite 1800, Dallas, Texas 75201 at 8:00 a.m., Central Time, on the third Business Day following the date on which all conditions to the Closing shall have been satisfied or, if permissible, waived (other than those that by their terms are not contemplated to be satisfied until the time of the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the time of the Closing), or such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. In connection with the Closing, the Parties will cause a certificate of merger, substantially in the form of attached hereto as Exhibit C (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in such form as mutually agreed and as required by and in accordance with the applicable provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, unless Parent and the Company shall agree and specify a subsequent date or time (the time at which the Merger becomes effective, the “Effective Time”).

Section 1.4 Effects of Merger. The Merger will have the effects provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.5 Organizational Documents of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, in each case (a) except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, and (b) until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws, as applicable.

Section 1.6 Directors and Officers of the Surviving Corporation. The Parties shall cause (a) the directors of the Surviving Corporation as of the Effective Time to be the individuals set forth on Exhibit D and (b) the officers of the Company as of immediately prior to the Effective Time to be the officers of the Surviving Corporation as of the Effective Time, each to hold office until his or her successor shall have been duly elected, appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and applicable Law.

Annex A-3

Section 1.7 Amendment of Organizational Documents of Parent; Appointment of Directors and Officers. At the Closing and immediately prior to the Effective Time, Parent shall:

(a)     duly execute and file the Microvast Holdings Charter with the Secretary of State of the State of Delaware, which shall be the certificate of incorporation of Parent until thereafter amended in accordance with the DGCL and as provided in such Microvast Holdings Charter;

(b)     adopt the Microvast Holdings Bylaws, which shall be the bylaws of Parent until thereafter amended in accordance with the DGCL, the Microvast Holdings Charter and as provided in such Microvast Holdings Bylaws;

(c)     take all necessary action, including causing the directors of Parent to resign, so that effective as of the Closing, (i) the Parent Board (at and from such time, the “Microvast Holdings Board”) will consist of seven members comprised of the individuals set forth on Exhibit D and (ii) Yang Wu will be appointed Chairman of the Microvast Holdings Board; and

(d)     take all actions necessary, including causing the executive officers of Parent to resign, so that the individuals serving as executive officers of Parent immediately after the Closing will be the persons who were serving as officers of the Company immediately prior to Closing, each to hold office until his or her successor shall have been duly elected, appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Microvast Holdings Charter, the Microvast Holdings Bylaws and applicable Law.

Section 1.8 Certain Closing Deliveries.

(a)     At the Closing, on the terms and conditions set forth in this Agreement, Parent shall deliver to the Company:

(i)     a copy of the Registration Rights and Lock-Up Agreement in the form attached hereto as Exhibit E (the “Registration Rights and Lock-Up Agreement”), duly executed by Parent and the members of the Sponsor Group;

(ii)     a copy of the Microvast Holdings Stockholders Agreement in the form attached hereto as Exhibit F (the “Microvast Holdings Stockholders Agreement”), duly executed by Parent and members of the Sponsor Group;

(iii)     copies of the subscription agreements and promissory notes entered into with each of CDH SPV and HHEIP SPV as contemplated by the Framework Agreement, duly executed by the parties thereto; and

(iv)     evidence that Parent has issued to the MPS Investor Subsidiary 17,253,182 shares of Parent Common Stock, which shares represent the MPS Minority Holders’ aggregate pro rata share of the Closing Transaction Consideration.

(b)     At the Closing, on the terms and conditions set forth in this Agreement, the Company shall deliver to Parent:

(i)     a copy of the Registration Rights and Lock-Up Agreement, duly executed by the Company Holders;

(ii)     a copy of the Microvast Holdings Stockholders Agreement, duly executed by the Company Holders party thereto;

(iii)     a copy of the amendment to the Convertible Loan Agreement and termination of related agreements pursuant to and in accordance with the Framework Agreement, duly executed by Parent, the Company, Microvast Power Systems, the lenders under the Convertible Loan Agreement and the other parties thereto;

(iv)     a copy of the proxy and waiver contemplated to be entered into by the MPS Minority Holders, duly executed by the parties thereto;

(v)     a termination of the Company Stockholder Agreement, duly executed by the Company and each of the Company Stockholders party thereto;

Annex A-4

(vi)     a properly executed certification that shares of Company Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

(vii)     a copy of a questionnaire, substantially in the form attached hereto as Exhibit G, duly completed and executed by each Company Holder.

Section 1.9 Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The Parties will prepare and file all Tax Returns consistent with the treatment as a reorganization and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each Party agrees to promptly notify the other Parties of any challenge to such tax treatment by any Governmental Authority.

Article II

EFFECT OF the MERGER

Section 2.1 Effect of the Merger on the Capital Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any Company Holder or any Noteholder:

(a)     Cancellation of Certain Company Capital Stock. (i) Each share of Company Common Stock owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Common Shares”) will automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration will be delivered in exchange therefor, and (ii) each share of Company Preferred Stock owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Preferred Shares”) will automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration will be delivered in exchange therefor.

(b)     Conversion of Company Capital Stock. Each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Common Shares and Dissenting Shares) will be converted into the right to receive, and become exchangeable for (i) a portion of the Merger Consideration, with each Company Holder (or a designee thereof in accordance with the Framework Agreement) being entitled to receive his, her or its portion of the (A) Closing Transaction Consideration and (B) Earn Out Shares, if any, in each case as set forth on the Merger Consideration Allocation Schedule, plus (ii) any dividends or other distributions to which the holder thereof becomes entitled upon the surrender of such shares of Company Common Stock in accordance with Section 2.3(d). The portion of the Merger Consideration otherwise payable in respect of the interests under the Convertible Loan Agreement will be paid in accordance with the subscription agreement contemplated by the Framework Agreement.

(c)     Conversion of Promissory Notes. All promissory notes (the “Promissory Notes”) issued under the Note Purchase Agreement, dated January 4, 2021, by and among the Company and the lenders named therein (the “Note Purchase Agreement”) will be converted in accordance with the terms of the Note Purchase Agreement and the Promissory Notes into the right to receive, and become exchangeable for: (i) a portion of the Promissory Notes Consideration, with each Noteholder being entitled to receive (A) with respect to the $25,000,000 of Promissory Notes issued at the Initial Closing (as defined in the Note Purchase Agreement), that number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the principal amount of each such Promissory Note divided by the SPAC Conversion Price (as defined in each such Promissory Note), subject to the payment of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(f), and (B) with respect to the $32,500,000 of Promissory Notes issued at the Second Closing (as defined in the Note Purchase Agreement), that number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the principal amount of each such promissory note divided by the SPAC Conversion Price (as defined in each such Promissory Note),

Annex A-5

subject to the payment of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(f), plus (ii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such Promissory Notes in accordance with Section 2.3(d).

(d)     Cancellation of Shares. As of the Effective Time, all shares of Company Capital Stock converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.1(b) will no longer be outstanding and all shares of Company Capital Stock will automatically be cancelled and retired and will cease to exist, and each holder of (i) a certificate formerly representing any shares of Company Capital Stock (each, a “Certificate”) or (ii) any book-entry account which immediately prior to the Effective Time represented shares of Company Capital Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive (A) a portion of the Merger Consideration in accordance with Section 2.1(b), plus (B) any dividends or other distributions to which the holder thereof becomes entitled upon the surrender of such shares of Company Capital Stock in accordance with Section 2.3(d).

(e)     Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (the “Merger Sub Common Stock”) shall be converted into one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.2 Treatment of Equity Compensation.

(a)     Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock granted under the Company Stock Plan (each, a “Company Stock Option”) that is outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted at the Effective Time into an option (each, a “Replacement Option”) to acquire that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time multiplied by (ii) the Common Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option as of immediately prior to the Effective Time by (B) the Common Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Replacement Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code, as applicable. Each Replacement Option shall have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Option immediately prior to the Effective Time (including vesting schedule, repurchase rights or other applicable restrictions), with such revisions permitted under the terms of the Company Stock Plan as Parent in its good faith discretion determines are necessary to reflect (i) the conversion of the applicable Company Stock Option into a Replacement Option, (ii) the fact that such Replacement Option is exercisable for shares of Parent Common Stock and (iii) the Merger.

(b)     Company RSUs. As of the Effective Time, each restricted stock unit granted under the Company Stock Plan representing the right of the holder thereof to receive one share of Company Common Stock (or, if applicable, cash or a combination thereof), subject to vesting, settlement or other applicable restrictions (each, a “Company RSU”), that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into a restricted stock unit of Parent (each, a “Replacement RSU”) covering the Common Exchange Ratio of a share of Parent Common Stock (rounded to the nearest whole number). In addition, to the extent that a cash-settled Company RSU is subject to a dollar “cap,” the cap applicable to each corresponding Replacement RSU shall be equal to the quotient obtained by dividing (i) the applicable dollar cap by (ii) the Common Exchange Ratio. Each such Replacement RSU shall have, and be subject to, the same terms and conditions that were applicable to the corresponding Company RSU immediately before the Effective Time (including any cap, vesting, repurchase or other applicable restrictions), with such revisions permitted under the terms of the Company Stock Plan as Parent in its good faith discretion

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determines are necessary to reflect (A) the conversion of the applicable Company RSU into a Replacement RSU and (B) the Merger. No Company RSU shall become vested solely by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)     Resolutions and Other Company Actions. Prior to the Effective Time, the Company, the Company Board, and the compensation committee of the Company Board shall adopt all resolutions and take all actions (including obtaining any consents) that may be necessary to effectuate the provisions of Section 2.2(a), Section 2.2(b) and this Section 2.2(c). In addition, the Company Board shall adopt all resolutions and take all actions that may be necessary to terminate the Company Stock Plan effective as of the Effective Time; provided, that the terms of the Company Stock Plan and the award agreements issued thereunder shall continue to apply to the Replacement Options and Replacement RSUs, mutatis mutandis.

(d)     Parent Actions. Prior to the Effective Time, Parent, the Parent Board, and the compensation committee of the Parent Board, as applicable, shall adopt all resolutions and take all actions (including obtaining any consents and reserving for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Replacement Options or Replacement RSUs as a result of the actions contemplated by the provisions of this Section 2.2) that may be necessary to effectuate the provisions of this Section 2.2.

Section 2.3 Exchange and Payment.

(a)     Prior to the mailing of the Proxy Statement, Parent and the Company shall appoint the Exchange Agent and enter into an Exchange Agent Agreement with the Exchange Agent in form and substance reasonably satisfactory to Parent and the Company (the “Exchange Agent Agreement”). On the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Company Holders and Noteholders, for exchange in accordance with this Article II, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Closing Transaction Consideration and Promissory Notes Consideration (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay (i) any dividends or distributions payable pursuant to Section 2.3(d), and (ii) cash in lieu of fractional shares in accordance with Section 2.3(f). The Exchange Fund shall not be used for any purpose other than as set forth in Section 2.3(i).

(b)     Promptly after the Effective Time and in any event not later than the third Business Day thereafter, Parent shall direct the Exchange Agent to mail to each Company Holder entitled to receive a portion of the Merger Consideration pursuant to Section 2.1 and each Noteholder entitled to receive a portion of the Promissory Notes Consideration pursuant to Section 2.1, the Note Purchase Agreement and the Promissory Notes (i) a form of letter of transmittal (which letter shall be in customary form and contain such other provisions as Parent, the Company and the Exchange Agent shall reasonably agree upon prior to the Effective Time) and (ii) instructions for delivering the letter of transmittal and surrendering any applicable Promissory Notes or Certificate or transferring any applicable Book-Entry Share, as the case may be, in exchange for a portion of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f). Upon delivery of such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, (i) each Company Holder shall be entitled to receive in exchange therefor (A) the portion of the Merger Consideration to which he, she or it is entitled, (B) any dividends or other distributions payable pursuant to Section 2.3(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) and (ii) each Noteholder shall be entitled to receive in exchange therefor (A) the portion of the Promissory Notes Consideration to which he, she or it is entitled, (B) any dividends or other distributions payable pursuant to Section 2.3(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f). Until delivery of a duly completed and validly executed letter of transmittal as contemplated by this Section 2.3(b) and surrender of any applicable Promissory Notes or Certificate or transfer of any applicable Book-Entry Share, as the case may be, (i) each share of Company Common Stock shall be deemed after the Effective Time to represent only the right to receive a portion of the Merger Consideration payable in respect thereof,

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any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) and (ii) each Promissory Note shall be deemed after the Effective Time to represent only the right to receive a portion of the Promissory Notes Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).

(c)     If payment of a portion of the Merger Consideration or Promissory Notes Consideration, as applicable, is to be made to a Person other than the Person in whose name the shares of Company Common Stock are registered or the Promissory Notes are issued, it shall be a condition of payment that such shares of Company Common Stock or Promissory Notes shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of a portion of the Merger Consideration or Promissory Notes Consideration, as applicable, to a Person other than the registered holder of such shares of Company Common Stock or Promissory Notes, as the case may be, or shall have established to the satisfaction of Parent that such tax is not applicable.

(d)     No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Promissory Note or untransferred Book-Entry Share, as the case may be, with respect to the Parent Common Stock that such holder has the right to receive pursuant to Section 2.1(a), and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3(f), in each case until such holder shall deliver a duly completed and validly executed letter of transmittal and surrender any applicable Certificate or Promissory Note or transfer any applicable Book-Entry Share, as the case may be, in accordance with this Article II. Following the delivery of a letter of transmittal in accordance with this Article II, subject to the effect of escheat or other applicable Laws, there shall be paid to the record holder of the Company Common Stock or Noteholder covered thereby, without interest, (i) promptly after such delivery, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery and a payment date subsequent to such delivery payable with respect to such whole shares of Parent Common Stock.

(e)     The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) issued and paid upon the delivery for exchange of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly outstanding. At the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of Company Common Stock are presented to Parent or the Exchange Agent for transfer, such shares of Company Common Stock shall be cancelled and exchanged as provided in this Article II.

(f)     Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the delivery for exchange of shares of Company Capital Stock or Promissory Notes, no dividends or other distributions with respect to shares of Parent Common Stock shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent or member of Surviving Corporation. In lieu of the issuance of any such fractional share, Parent shall pay to each former Company Holder or Noteholder who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Capital Stock and interests under the Promissory Notes held at the Effective Time by such Company Holder or Noteholder and rounded to the nearest thousandth when expressed in decimal form) pursuant to this Article II by (ii) $10.00.

(g)     Any portion of the Exchange Fund that remains undistributed to the former Company Holders or Noteholders six months after the Effective Time shall be delivered to Parent, upon demand, and any remaining Company Holders and Noteholders shall thereafter look only to Parent, as general creditors thereof, for payment of any portion of the Merger Consideration, any portion of the Promissory Notes Consideration, any unpaid

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dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) (subject to abandoned property, escheat or other similar Laws). Any portion of the Exchange Fund remaining unclaimed by any Company Holders or Noteholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(h)     None of Parent, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any Person in respect of shares of Parent Common Stock (or any dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)     The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no investment gain or loss thereon shall affect the amounts payable to the Company Holders or Noteholders pursuant to this Article II; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash in the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(j)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the portion of the Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 2.1(b).

Section 2.4 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 2.1, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Common Shares and Cancelled Preferred Shares) and held by a holder who is entitled to demand and has properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the applicable portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, that if, after the Effective Time, such holder fails to perfect, waives, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be deemed to have been converted, as of the Effective Time, into the right to receive the applicable portion of the Merger Consideration in accordance with Section 2.1(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except after consultation with Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.5 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock or any capital stock of Parent shall occur (specifically excluding the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement) by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Closing Transaction Consideration

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and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.6 Closing Statement; Allocation of Merger Consideration; Determination of Available Cash; Payment of Transaction Expenses.

(a)     Subject to Section 2.5, the Parties agree that, notwithstanding anything else contained in this Agreement, (i) the total number of shares of Parent Common Stock available for issuance in respect of the issued and outstanding shares of Company Common Stock, the issued and outstanding shares of Company Preferred Stock, the Convertible Loan Agreement and the Equity Securities in Microvast Power Systems held by the MPS Minority Holders, in each case pursuant to this Agreement and the Framework Agreement, shall be an amount equal to the Closing Transaction Consideration and the Earn Out Shares, if any, as and when received as provided in Section 2.7, which Closing Transaction Consideration and Earn Out Shares, if any, shall be allocated as set forth on Section 2.6(a)(i) of the Company Disclosure Schedule (the “Merger Consideration Allocation Schedule”), and (ii) the number of shares of Parent Common Stock that can be issued pursuant to Replacement Options and the number of shares of Parent Common Stock subject to the Replacement RSUs shall be as set forth on Schedule 2.6(a)(ii) of the Company Disclosure Schedule (the “Company Equity Award Allocation Schedule”). No sooner than five or later than two Business Days prior to the Closing Date, Parent and the Company shall jointly prepare and deliver a statement (the “Closing Statement”) that sets forth the Parties’ good faith determination of the Available Cash and the components thereof, including the amount of funds available in the Trust Account following any Redemptions, the gross proceeds of the PIPE Financing, the Company Transaction Expenses and the Parent Transaction Expenses. The Closing Statement shall be derived in good faith from the Books and Records of Parent and the Company.

(b)     The allocation of the Closing Transaction Consideration and the Earn Out Shares, if any, as and when received as provided in Section 2.7, and the information with respect to the shares of Parent Common Stock that can be purchased under the Replacement Options and that are subject to the Replacement RSUs, in each case as set forth on the Merger Consideration Allocation Schedule or Company Equity Award Allocation Schedule, as applicable, shall be binding on all of the Parties and shall be used by Parent and Merger Sub for purposes of issuing the Closing Transaction Consideration and the Earn Out Shares, if any, as and when received as provided in Section 2.7, to the Company Holders and converting the Company Stock Options and Company RSUs into Replacement Options and Replacement RSUs, respectively, pursuant to this Article II, absent manifest error. In issuing the Merger Consideration, and converting the Company Stock Options and Company RSUs into Replacement Options and Replacement RSUs, respectively, pursuant to this Article II, Parent and Merger Sub shall be entitled to rely fully on the information set forth on the Merger Consideration Allocation Schedule or Company Equity Award Allocation Schedule, as applicable, absent manifest error.

(c)     At the Closing, Parent shall pay directly to each Person to whom Company Transaction Expenses or Parent Transaction Expenses are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all such Company Transaction Expenses or Parent Transaction Expenses, in each case as reflected on the Closing Statement and in accordance with the instructions delivered pursuant to Section 5.13.

Section 2.7 Earn Out.

(a)     Following the Closing, in addition to the Closing Transaction Consideration, if a Triggering Event shall occur during the Earn Out Period, then within five Business Days after the occurrence of such Triggering Event, Parent shall issue or cause to be issued to the Company Holders, in accordance with the Merger Consideration Allocation Schedule, validly issued, fully paid and nonassessable Earn Out Shares.

(b)     If a Change of Control of Parent occurs during the Earn Out Period that will result in the holders of Parent Common Stock receiving a per share price equal to or in excess of $18.00, then, immediately prior to the consummation of such Change of Control, all of the Earn Out Shares shall be issued and shall be allocated as set forth on the Merger Consideration Allocation Schedule, and the holders of such Earn Out Shares shall be eligible to participate in such Change of Control. For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to Parent upon:

(i)     a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of 50% or more of the assets of Parent and its Subsidiaries, taken as a whole;

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(ii)     a merger, consolidation or other Business Combination of Parent resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or

(iii)     any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of Parent representing more than 50% of the voting power of the capital stock of Parent entitled to vote for the election of directors of Parent.

(c)     The Earn Out Shares and the Triggering Event shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock, occurring on or after the date hereof and prior to the time any such Earn Out Shares are delivered to the Company Holders, if any.

(d)     Parent shall, at all times, keep available for issuance a sufficient number of unissued shares of Parent Common Stock to permit Parent to issue the Earn Out Shares, and Parent shall take all actions required to increase the authorized number of shares of Parent Common Stock if at any time there shall be insufficient unissued shares of Parent Common Stock to permit such reservation.

Section 2.8 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Holder or Noteholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Holder or Noteholder (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Except with respect to any compensatory amount payable under this Agreement or if the Company fails to provide a FIRPTA certificate pursuant to Section 1.8(b)(vi), Parent has no knowledge as of the date hereof of any required deduction or withholding from amounts otherwise payable to any Company Holder or Noteholder pursuant to this Agreement. If Parent intends to withhold from amounts otherwise payable pursuant to this Agreement, except with respect to any compensatory amount payable under this Agreement or if the Company fails to provide a FIRPTA certificate pursuant to Section 1.8(b)(vi), then Parent shall use commercially reasonable efforts to provide the Company Holders and Noteholders with written notice of its intention to withhold at least five Business Days prior to any such withholding and the Parties shall use commercially reasonable efforts to minimize any such withholding.

Article III

Representations And Warranties Of The Company

The Company makes the following representations and warranties to Parent and Merger Sub as of the date of this Agreement and as of the Closing, except as disclosed by the Company in the written Company Disclosure Schedule provided to Parent dated the date of this Agreement (the “Company Disclosure Schedule”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosure in any section or subsection of the Company Disclosure Schedule corresponding to any section or subsection of this Article III shall qualify other sections and subsections in this Article III so long as its relevance to such other section or subsection of this Article III is reasonably and readily clear on the face of the information disclosed therein.

Section 3.1 Due Organization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation. Each of the Company and its Subsidiaries (a) has all necessary corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as is currently conducted and (b) except as has not had a Material Adverse Effect, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has provided to Parent true and correct

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copies of the Organizational Documents of the Company and each of its Subsidiaries, each as amended to date and as in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective Organizational Documents in any material respect.

Section 3.2 Authorization; No Conflict.

(a)     The Company has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and, upon receipt of the Company Stockholder Approval, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company, subject only to the receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each such Transaction Document or to consummate the Transactions. This Agreement and each such Transaction Document have been (or will as of the Closing be) duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by any other applicable parties thereto) constitute, or upon such delivery constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”). The Company Board has, as of the date of this Agreement, unanimously (i) declared the advisability of this Agreement and the Merger and determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved this Agreement, the Merger and the other Transactions in accordance with the DGCL and the Organizational Documents of the Company, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption, and (iv) recommended that the Company Stockholders adopt this Agreement and approve the Transactions (including the Merger). The Company Stockholder Approval constitutes the requisite vote of the Company Stockholders to approve this Agreement, the Transaction Documents, the Merger and the other Transactions in accordance with the DGCL, the Company’s Organizational Documents and the Company Stockholder Agreement.

(b)     Assuming the Company Stockholder Approval is obtained, and except for applicable requirements under the HSR Act or as otherwise set forth on Section 3.2(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transaction Documents by the Company and its Subsidiaries, and the consummation of the Transactions, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Organizational Documents of the Company or any of its Subsidiaries; (ii) require any consent, waiver, approval, declaration, authorization or permit of, or notice to or filing with, any Governmental Authority; (iii) conflict with or violate any Law applicable to the Company or any Subsidiary thereof or by which any property or asset of the Company or any Subsidiary thereof is bound or affected; or (iv) violate, conflict with, result in a breach or default under (with notice or lapse of time or both), result in, give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any properties or assets of the Company or any Subsidiary thereof under, give any Person the right to declare a default under, or require any consent, waiver, approval or authorization under, any Material Contract, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not have a Material Adverse Effect.

Section 3.3 Capitalization.

(a)     As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 1,500,000 shares of common stock, par value of $0.01 per share (“Company Common Stock”), of which 671,200 shares are issued and outstanding, and (ii) 432,481 shares of preferred stock, par value of $0.01 per share (the “Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”), of which (A) 166,950 are designated as Series C1 Preferred Stock (the “Company Series C1 Preferred Stock”), all of which are outstanding, (B) 126,345 are designated as Series C2 Preferred Stock (the “Company Series C2 Preferred Stock”, and together with the Company Series C1 Preferred Stock, the “Company Series C Preferred Stock”), all of which are outstanding, and (C) 139,186 are designated as Series D1 Preferred Stock (the “Company Series D1 Preferred Stock”), all of which are outstanding. Section 3.3(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement (i) a list of each outstanding share of Company Capital Stock, the class and series of

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such share, and the name of the holder thereof and (ii) a list of each outstanding Promissory Note, including the Promissory Notes issued concurrently with the execution of this Agreement in connection with the Second Closing (as defined in the Note Purchase Agreement).

(b)     Section 3.3(b) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each outstanding Company Stock Option and Company RSU granted under the Company Stock Plan and: (A) the name of the holder of such Company Stock Option or Company RSU; (B) the number of shares of Company Common Stock subject to such outstanding Company Stock Option or award of Company RSUs; (C) the exercise price of such Company Stock Option; (D) the date on which such Company Stock Option or Company RSU was granted; (E) any dollar cap applicable to a Company RSU; and (F) the date on which such Company Stock Option expires. With respect to the Company Stock Options and Company RSUs, the Company has made available to Parent the information necessary to determine the applicable settlement schedule and vesting, repurchase or other lapse of restrictions schedule, and the extent to which such Company Stock Option or Company RSU is vested and, in the case of a Company Stock Option, exercisable as of the date hereof. All shares of Company Common Stock subject to issuance under the Company Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable. No Company Stock Option has an exercise price that has been or may be less than the fair market value of the underlying equity securities of the Company as of the date such Company Stock Option was granted, or any feature for the deferral of compensation (other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option). Each Company RSU either falls within an exemption to, or complies with, Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(c)     Section 3.3(c) of the Company Disclosure Schedule sets forth a correct and complete list, in each case as of the date hereof, of (i) the name and jurisdiction of organization of each Subsidiary of the Company, and (ii) the issued and outstanding shares of Company Capital Stock and other Equity Interests of the Company and each of its Subsidiaries and the holders thereof (including the percentage of outstanding Equity Interests of each such Subsidiary owned by the Company, either directly or indirectly through one or more Subsidiaries). No Person (other than the Company) directly or indirectly holds any interests in any of the Company’s Subsidiaries. All outstanding shares of Company Capital Stock and other Equity Interests of the Company and each of its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of the Company or such Subsidiary, as applicable), rights of first refusal or similar rights, were not issued in violation of any applicable securities or other Laws, and with respect to the Equity Interests of the Company’s Subsidiaries, are owned free and clear of any Liens other than those imposed under the Company’s or any of its Subsidiaries’ Organizational Documents, as applicable, or applicable securities Laws. No capital contributions for Equity Interests of the Subsidiaries have been repaid to the Company, and there are no obligations to make further contributions. Other than the Company Equity Awards, the Convertible Loan Agreement, the Promissory Notes and as provided for in the Company Charter or the Company Stockholder Agreement, there are no options, warrants, equity securities, calls, rights, commitments or agreements obligating the Company or any Subsidiary thereof to issue, exchange, transfer, deliver or sell any Equity Interests of the Company or any such Subsidiary, or restricting the transfer of any Equity Interests of the Company or any Subsidiary thereof. Other than the Company Support Agreement and the Company Stockholder Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the other Equity Interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no Equity Interests of the Company or any of its Subsidiaries are issuable.

(d)     All of the issued and outstanding Equity Interests of the Company and its Subsidiaries have been granted, offered, sold and issued in material compliance with all applicable securities and other Laws. Except as set forth in the Organizational Documents of the Company or its Subsidiaries, as applicable, and the Company Stockholder Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries, and neither the Company nor any Subsidiary thereof has granted any registrations rights to any Person with respect to any Equity Interests of the Company or any of its Subsidiaries.

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(e)     Neither the Company nor any of its Subsidiaries owns any shares of common stock or other Equity Interest of any Person (other than the Company or one of its Subsidiaries). There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(f)     (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or Company RSU as a result of the proposed Transactions, and (ii) all outstanding shares of Company Capital Stock and all outstanding Company Stock Option or Company RSU under the Company Stock Plan have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(g)     Except for the shares of the Company Capital Stock, the Company Stock Options or Company RSUs under the Company Stock Plan, the Promissory Notes, the interests under the Convertible Loan Agreement and the rights of the MPS Minority Holders with respect to the Equity Interests of Microvast Power Systems held by them, no Equity Interests of the Company, or options, warrants or other rights to acquire any such Equity Interests of the Company, are authorized or issued and outstanding.

Section 3.4 Financial Statements.

(a)     The Company has previously made available to Parent true, correct and complete copies of the following (collectively, the “Financial Statements”): (i) the Company’s audited consolidated financial statements consisting of the consolidated balance sheets as at December 31, 2019, and December 31, 2018, and the related consolidated statements of operations, statements of comprehensive losses, statements of change in equity and statements of cash flows for each year ended December 31, 2019, and December 31, 2018; and (ii) the Company’s unaudited consolidated balance sheet as at September 30, 2020 (the “Base Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related statement of income and statement of cash flows for the nine months then ended. The Financial Statements (including the notes thereto) (i) have been prepared from the Books and Records of the Company and its Subsidiaries, (ii) subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments, applied consistent with past practice, none of which are or would be material, individually or in the aggregate, and except as may be indicated in the notes thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis in accordance with past practices throughout the periods covered thereby, and (iii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the dates, and for the periods, indicated thereon.

(b)     Neither the Company nor any of its Subsidiaries is liable for or subject to any Liability of a nature that is required by GAAP to be reflected or reserved against in a balance sheet, except for (i) Liabilities reflected on the Base Balance Sheet and not previously paid or discharged, (ii) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP incurred since the Most Recent Balance Sheet Date in the ordinary course of business and (iii) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)     The Company and its Subsidiaries maintain, in all material respects, accurate Books and Records reflecting the assets and Liabilities of the Company and its Subsidiaries and maintain, in all material respects, proper and adequate internal accounting controls that are designed to provide reasonable assurance: (i) that transactions are executed with management’s authorization; (ii) that transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in conformity with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has delivered to Parent a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or any of its Subsidiaries. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects in accordance with

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all applicable Laws. From January 1, 2018 to the date of this Agreement, (A) neither the Company nor any of its Subsidiaries has received or otherwise has knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, (B) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof, and (C) there have been no material changes in the Company’s or any of its Subsidiaries’ internal control over financial reporting.

(d)     To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(e)     The PCAOB Financial Statements, when delivered by the Company, shall (i) subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments, and except as may be indicated in the notes thereto, be prepared in accordance with GAAP applied on a consistent basis in accordance with past practices throughout the periods covered thereby, and (ii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the dates, and for the periods, indicated thereon.

Section 3.5 Absence of Changes. Since the Most Recent Balance Sheet Date through the date of this Agreement, (a) the Company and each of its Subsidiaries has conducted its business in the ordinary course of business in all material respects and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) there has not been any event, act or omission that, if such event, act or omission occurred following the execution of this Agreement, would have resulted in a breach of Section 5.1.

Section 3.6 Real Property.

(a)     Section 3.6(a) of the Company Disclosure Schedule lists each parcel of Company Owned Real Property. The Company or a Subsidiary thereof has good and marketable fee simple title to each such parcel of Company Owned Real Property, free and clear of any and all Liens, except for Permitted Liens. All ongoing construction works at the Company Owned Real Property comply in all material respects with all applicable Laws, the applicable land grant contract, any applicable land transfer contract and other applicable contracts entered into with any Governmental Authorities regarding such Company Owned Real Property.

(b)     Section 3.6(b) of the Company Disclosure Schedule sets forth a correct and complete listing of all Company Leased Real Property (including street address and lessor), including the relevant Real Property Lease and each guaranty, amendment, restatement, modification or supplement to any of the foregoing. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries, as applicable, has a valid leasehold interest to the leasehold estate in the Company Leased Real Property granted to the Company or such Subsidiary, as applicable, pursuant to the applicable Real Property Lease (subject to Permitted Liens). True, correct and complete copies of each of the Real Property Leases and all guaranties, amendments, restatements, modifications or supplements thereto have been made available to Parent. There are no leases, subleases, concessions or other Contracts granting to any person other than the Company or any of its Subsidiaries the right to use or occupy any real property, and all of the Real Property Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Enforcement Exceptions, and there is not, under any of such Real Property Leases, any existing material default or event of material default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company, any Subsidiary thereof or, to the Company’s knowledge, any other party thereto, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Company Leased Real Property.

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(c)     There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Subsidiary thereof to use any Company Real Property for the purposes for which it is currently being used, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)     As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened condemnation proceedings, lawsuits or administrative actions relating to any portion of the Company Real Property, nor has the Company or any of its Subsidiaries received notice of any pending or threatened special assessment proceedings affecting any portion of the Company Real Property.

Section 3.7 Assets. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries, collectively, have good and valid title to, or a valid leasehold interest in, all of the assets owned or leased by, or otherwise used in the business of, the Company and its Subsidiaries, free and clear of all Liens (other than Permitted Liens), and such assets are sufficient for the immediate and anticipated future needs of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries, and (b) all of the tangible assets owned by the Company and its Subsidiaries have been maintained in a reasonably prudent manner and are in good operating condition and repair, ordinary wear and tear excepted.

Section 3.8 Taxes.

(a)     The Company and each of its Subsidiaries: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company and each of its Subsidiaries is otherwise obligated to pay (taking into account any extension of time to pay such Taxes), and no material penalties or charges are due with respect to the late filing of any Tax Return; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)     Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding any agreement, contract or arrangement solely between the Company and any of its Subsidiaries), or has any potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)     Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d)     The Company and each of its Subsidiaries have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e)     Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

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(f)     Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(g)     Neither the Company nor any of its Subsidiaries has a request for a material ruling in respect of Taxes pending with any Tax authority.

(h)     The Company has made available to Parent true, correct and complete copies of the final filed U.S. federal income Tax Returns filed by the Company and each of its Subsidiaries for tax years 2016 through 2019.

(i)     Neither the Company not any of its Subsidiaries has within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)     Neither the Company nor any of its Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)     There are no material Tax liens upon any assets of the Company or any of its Subsidiaries except for Permitted Liens.

(l)     Equity interests in the Company are not United States real property interests within the meaning of Section 897(c)(1) of the Code. None of the Company or any of its Subsidiaries: (i) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. None of the Company or any of its Subsidiaries has made an election under Section 965(h) of the Code.

(m)     Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does it intend to or plan to take any action, or have any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the tax treatment as described in Section 1.9 of this Agreement.

Section 3.9 Employee Benefit Plans.

(a)     Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Benefit Plans and material Company Benefit Arrangements (including, for the avoidance of doubt, all material Foreign Benefit Plans).

(b)     With respect to each material Company Benefit Plan and material Company Benefit Arrangement, the Company has made available to Parent, if applicable, (i) a true and complete copy of the current plan or arrangement document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such plan or arrangement, and (v) any material non-routine correspondence from any Governmental Authority with respect to any plan or arrangement within the past three years with respect to which any material liability remains outstanding. The Company does not have any commitment to modify, change or terminate any Company Benefit Plan and Company Benefit Arrangement, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)     Each Qualified Plan has received a favorable determination letter, or is the subject of a favorable advisory or opinion letter as to its qualification, issued by the IRS to the effect that such plan is qualified and the trust related thereto is exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of the Company, no act or omission in the operation of such plan has occurred that could adversely affect its qualified status.

(d)     Each Company Benefit Plan and each Company Benefit Arrangement has been administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA, the Code, the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act. With respect to each Company Benefit Plan and Company Benefit Arrangement: (i) no non-exempt transactions prohibited by

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Section 4975 of the Code or Section 406 of ERISA have occurred; (ii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; (iii) no material actions, suits, claims or disputes are pending, or to knowledge of the Company threatened; (iv) material no audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Authority; (v) all material premiums, contributions, or other payments required to have been made by Law or under the terms of any Company Benefit Plan or Company Benefit Arrangement or any contract or agreement relating thereto as of the Closing Date have been made; and (vi) no act or omission has occurred that has resulted in or would reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole.

(e)     Each individual classified as an independent contractor or other non-employee classification by the Company or any of its Subsidiaries has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan and Company Benefit Arrangement, except as would not result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole.

(f)     Each Foreign Benefit Plan (i) has been established, operated, maintained and administered, in all material respects, in compliance with its terms and the requirements of all applicable Laws and regulations, (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities in all material respects, and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) if intended to qualify for special tax treatment, meets in all material respects all the requirements for such treatment.

(g)     No Company Benefit Plan is or was within the past six years, and neither the Company nor any of its Subsidiaries has, within six years prior to the date of this Agreement, maintained, sponsored or been required to contribute to, or has any Liabilities under any (i) Pension Plan, (ii) multiple employer plan as described in Section 413(c) of the Code, or (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. There are no current or contingent material Liabilities that could reasonably be expected to be imposed upon the Company or any of its Subsidiaries with respect to any Pension Plan maintained by an ERISA Affiliate.

(h)     None of the Company Benefit Plans nor Company Benefit Arrangements provides, nor does the Company nor any of its Subsidiaries have or reasonably expect to have any obligation to provide, retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(i)     The Company is not and will not be obligated, whether under any Company Benefit Plan, Company Benefit Arrangement or otherwise, to pay separation, severance or termination to any current or former employee, director and/or independent contractor directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual.

(j)     The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)     No Company Benefit Plan or Company Benefit Arrangement contains any provision or is subject to any Law that, as a result of the Transactions or upon related, concurrent, or subsequent employment termination, would require or provide any payment or compensation that would constitute an “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan or Company Benefit Arrangement contains any provision or is subject to any Law that would promise or provide any tax gross ups or tax indemnification under Sections 280G or 409A of the Code.

(l)     Each Company Benefit Plan and each Company Benefit Arrangement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

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Section 3.10 Labor Matters.

(a)     The Company and each of its Subsidiaries is, and since January 1, 2018, has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including all contractual commitments and other Laws relating to discrimination, harassment, disability, labor relations, collective bargaining, hours of work, payment of wages and overtime wages, overtime classification, meal and rest breaks, payment for leave, pay equity, immigration and employment eligibility verification, workers compensation, working conditions, employee scheduling, occupational safety and health, plant closings, family and medical leave, employee whistle-blowing, employee privacy, defamation, background checks and other consumer reports regarding employees and applicants, employment practices, negligent hiring or retention, affirmative action and other employment-related obligations on federal contractors and subcontractors, classification of employees, consultants and independent contractors, unemployment compensation, collection and payment of withholding and/or social security and any similar tax, employee benefits, and employee terminations (collectively, “Employment Matters”).

(b)     Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under all applicable Laws; (iii) is not delinquent in any payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise repaid; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business).

(c)     Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no, and since January 1, 2018 there have been no, pending or, to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(d)     Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no, and since January 1, 2018 there have been no, pending or, to the knowledge of the Company, threatened investigations or audits by any Governmental Authority relating to any Employment Matters of the Company or any of its Subsidiaries.

(e)     Neither the Company nor any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization. No employees of the Company or any of its Subsidiaries are represented by any labor union, trade union or labor organization with respect to their employment with the Company or any of its Subsidiaries. No labor union, trade union, labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there are no union organizing activities with respect to any employees of the Company or any of its Subsidiaries. There has been no actual, or to the knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or any of its Subsidiaries. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is engaged in, or during the past four years has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.

(f)     Neither the Company nor any of its Subsidiaries has otherwise experienced any material employment-related liability with respect to the COVID-19 virus or any mutation thereof. No current or former employee of the Company or any of its Subsidiaries has filed or threatened in writing any Actions against the Company or any of its Subsidiaries related to the COVID-19 virus or any mutation thereof.

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Section 3.11 Compliance; Permits.

(a)     Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is conducting, and since January 1, 2018 has conducted, its business and operations in compliance, with all applicable Laws and Material Permits, and neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral communication from any Governmental Authority since January 1, 2018 alleging noncompliance with any applicable Law.

(b)     Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries owns or holds all material Permits necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (the “Material Permits”). Each Material Permit is in full force and effect, and no suspension, revocation or cancellation of any of the Material Permits is pending or, to the Company’s knowledge, threatened. Neither the Company nor any of its Subsidiaries is in material conflict with, or in material default or material violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or material violation) of, any term, condition or provision of any of its Material Permits.

(c)     Since January 1, 2018, (i) there has not been any unauthorized access, unauthorized acquisition, unauthorized disclosure, transfer or export in violation of applicable Laws, or theft of Sensitive Data or other Personal Information from the Company or any of its Subsidiaries that occurred while such Sensitive Data or Personal Information was in the possession or control of the Company or any of its Subsidiaries, and (ii) the Company or any of its Subsidiaries has not been subject to any audits, proceedings or investigations or received any written complaint relating to an improper collection, use, or disclosure of, or a breach in the security of, any such information or data, except in each case, as has not been material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is, and since January 1, 2018 has been, in compliance with all (A) applicable Privacy/Data Security Laws, (B) privacy or other policies and guidelines of the Company and/or any of its Subsidiaries, and (C) applicable Contract requirements, in each case relating to privacy, data security and protection, and the collection, processing and use of Personal Information, except as has not been material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data in the possession or control of the Company or any of its Subsidiaries, including implementing procedures preventing unauthorized access and the introduction of Disabling Devices.

(d)     No public or private subsidies granted or paid to the Company or any of its Subsidiaries have been revoked, suspended or cancelled, and neither the Company nor any of its Subsidiaries is in material default or material violation of any term, condition or provision of any such subsidy.

(e)     Neither the Company nor any Subsidiary thereof produces, designs, tests, manufactures, fabricates or develops any “critical technologies” as defined at 31 C.F.R. § 800.215 and, accordingly, no filing before the Committee on Foreign Investment in the United States is required pursuant to §800.401.

Section 3.12 Legal Proceedings. There is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (and no Action has been brought or, to the knowledge of the Company, threatened since January 1, 2018), and no written notice of any Action involving or relating to the Company or any of its Subsidiaries (or any of their respective properties or assets), whether pending or threatened, has been received by the Company or any of its Subsidiaries, in each case, except as has not been and would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There are no Orders pending or outstanding, or rendered by a Governmental Authority since January 1, 2018, against the Company or any of its Subsidiaries (or any of their respective properties or assets) that have been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

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Section 3.13 Contracts and Commitments.

(a)     Section 3.13(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any of its Subsidiaries is a party (such contracts and agreements as are required to be set forth on Section 3.13(a) of the Company Disclosure Schedule, being the “Material Contracts”).

(i)     all Contracts that involved the expenditure or receipt by the Company and its Subsidiaries of more than $1,000,000 in the aggregate during the 12-month period ending on December 31, 2019 or are reasonably expected to involve the expenditure or receipt by the Company and its Subsidiaries of more than $1,000,000 in the aggregate in the 12-month period ending December 31, 2020;

(ii)     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any of its Subsidiaries is a party that are material to the business of the Company;

(iii)     all management Contracts (excluding Contracts for employment) and Contracts with other consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party;

(iv)     all (A) employment agreements pursuant to which an employee is entitled to receive base annual compensation in excess of $150,000, (B) consulting agreements pursuant to which an independent contractor who is a natural person is entitled to receive annual payments in excess of $150,000, and (C) severance agreements that provide for mandatory or potential severance payments in excess of $150,000;

(v)     all partnership (including strategic partnerships), joint venture or similar Contracts, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) that has been consummated and under which there remains any material obligation or right or that remains in effect but has not yet been consummated, or any other Contract under which the Company or any of its Subsidiaries has any material liability with respect to an “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation;

(vi)     all Contracts with any Governmental Authority to which the Company or any of its Subsidiaries is a party, other than any Permits;

(vii)     all Contracts that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or to hire or retain any person;

(viii)     all Contracts that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company or any of its Subsidiaries or their respective businesses;

(ix)     all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(x)     all Contracts involving use of any Company-Licensed IP required to be listed in Section 3.14(a) of the Company Disclosure Schedule;

(xi)     Contracts which have the primary purpose of licensing or granting rights to Company-Owned IP by the Company or any of its Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or one of its Subsidiary’s standard form customer agreements as have been provided to Parent;

(xii)     all Contracts with any Related Party (other than (A) offer letters for employment on an at-will basis, (B) customary confidentiality, assignment of inventions and/or noncompetition or other similar arrangements and (C) Company Benefit Plans and Company Benefit Arrangements); and

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(xiii)     all Contracts evidencing indebtedness in excess of $500,000, including any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation or lease purchase agreement.

(b)     (i) Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or its applicable Subsidiary and, to the knowledge of the Company, each other party thereto (subject in each case to the Enforcement Exceptions); (ii) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Material Contract, is in material violation, material breach or material default under, any Material Contract, and, to the knowledge of the Company, there exists no condition or event which, after notice, lapse of time or both, would constitute any such violation, breach or default or that would result in an early termination thereof or acceleration of obligations on the part of the Company or any of its Subsidiaries; and (iii) neither the Company nor any Subsidiary thereof has received any written or, to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to Parent or its legal advisors true and complete copies of all Material Contracts without redaction, including all amendments thereto that are material in nature.

Section 3.14 Intellectual Property.

(a)     Section 3.14(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the following: (i) registered Intellectual Property rights and applications for registrations of other Intellectual Property rights that are owned or purported to be owned by the Company or any of its Subsidiaries (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Technology or Business Systems of any other Person, that are material to the business of the Company or any of its Subsidiaries as currently conducted (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000); and (iii) any Software owned or purported to be owned by the Company or any of its Subsidiaries, that is material to the business of the Company or any of its Subsidiaries as currently conducted and that would have a replacement cost of more than $75,000. The Company IP specified on Section 3.14(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used in the operation of the business of the Company and its Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b)     Except for non-exclusive licenses of Intellectual Property granted in the ordinary course of business, the Company or one of its Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license or other permission, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(c)     The Company and each of its Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of the trade secrets and other confidential information in its possession or control. Neither the Company nor any of its Subsidiaries have disclosed any trade secrets or other confidential information that is material to the business of the Company and its Subsidiaries to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such confidential information, including such information obtained in the marketing, sale, distribution and maintenance of the Products.

(d)     (i) There have been no material claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or any of its Subsidiaries in any forum, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company and its Subsidiaries as currently conducted (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons in any material respect; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP in any material respect; and (iv) neither the Company nor any of its Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

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(e)     All current and past founders, officers, management employees, and Persons who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with the Company or one of its Subsidiaries, substantially in the form made available to Parent, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or any of its Subsidiaries and to assign to the Company or one of its Subsidiaries all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or one of its Subsidiaries, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as required by applicable Law.

(f)     Neither the Company nor any of its Subsidiaries or, to the Company’s knowledge, any other Person is in material breach or in material default of any agreement specified in Section 3.14(a) of the Company Disclosure Schedule.

(g)     The Company and its Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any license requiring the Company or any of its Subsidiaries to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h)     The Company or one of its Subsidiaries owns, leases, licenses or otherwise has the legal right to use all Business Systems and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole , has procured a sufficient number of licenses (whether based on users, seats or other metrics) as is currently required for the operation of such Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or one of its Subsidiaries as currently conducted by the Company and its Subsidiaries. The Company and each of its Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(i)     The Company or one of its Subsidiaries has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and its Subsidiaries receive and use such Business Data as of the date hereof.

Section 3.15 Insurance. The Company has made available to Parent each of the material insurance policies under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage. All material insurance policies provide for coverage in such amounts as are prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. With respect to each such material insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) all premiums due and payable under all such insurance policy have been timely paid; and (iii) neither the Company nor any of its Subsidiaries is in material violation, breach or default, and no event has occurred which, after notice or the lapse of time or both, would constitute a material violation, breach or default or permit termination, revocation or modification under such policy.

Section 3.16 Environmental Matters. (a) The Company and each of its Subsidiaries is and has since January 1, 2018 (or earlier to the extent not materially resolved) been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”); (b) neither the Company nor any of its Subsidiaries is the subject of any material outstanding Order with any Governmental Authority in respect of any Environmental Laws; (c) no Action is or in the last five years was pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging that the Company or one of its Subsidiaries may be in material violation of or have a material Liability under any Environmental Law or Environmental Permit; (d) there are no and have not been any, Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any personal or real property owned, leased, operated or used by the Company or any of its Subsidiaries, nor has there been any release, discharge or disposal of any Hazardous Materials

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therefrom, in violation of or which could be the basis of liability or obligation under any Environmental Law; (e) the Company has delivered to Parent true and complete copies of all material environmental Phase I reports commenced or conducted by or on behalf of the Company or any of its Subsidiaries (or by a third party of which the Company or any of its Subsidiaries has knowledge) in relation to the current or prior business of the Company or any of its Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company (or its or their predecessors) that are in the possession, custody or control of the Company or any of its Subsidiaries; and (f) to the knowledge of the Company, no events have occurred as a result of which any Environmental Permit may be revoked or suspended (in whole or in part) or any material conditions may be imposed on the Company.

Section 3.17 Product Safety; Product Warranty; Product Liability. Other than for ordinary course warranty claims, neither the Company nor any of its Subsidiaries has received any written notice, demand or inquiry since January 1, 2018 relating to any material claim, duty, fine, damages, penalty, seizure or forfeiture involving any Product resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, any alleged non-compliance with applicable contractual commitments, or any alleged breach of implied warranties or representations. There has been no product recall conducted by the Company or any of its Subsidiaries since January 1, 2018 with respect to any Product.

Section 3.18 Customers and Suppliers.

(a)     Section 3.18(a) of the Company Disclosure Schedule sets forth a list of (i) the 25 largest customers of the Company and its Subsidiaries (by revenue volume) over the last 12-month period ended November 30, 2020 (collectively, the “Material Customers”) and (ii) the 10 largest suppliers of the Company and its Subsidiaries (by expenditure volume) on goods and services over the 12-month period ended November 30, 2020 (collectively, the “Material Suppliers”).

(b)     None of the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice that (i) any Material Customer has ceased, or intends to cease after the Closing, to use the goods or services (including any Product) of the Company or any of its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries, and (ii) any Material Supplier has ceased, or intends to cease after the Closing, to supply its goods or services to the Company or any of its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

Section 3.19 Brokers and Agents. Other than Barclays plc and Houlihan Lokey, Inc., no broker or finder has acted for the Company or any of its Subsidiaries in connection with this Agreement, the Transaction Documents or the Transactions, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Company or any of its Subsidiaries.

Section 3.20 Certain Business Practices. Since January 1, 2018, none of the Company, any Subsidiary thereof, nor, to the Company’s knowledge, any director, officer, agent or employee, or any other Person acting on behalf, of the Company or any Subsidiary thereof, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery Laws; or (c) made any payment in the nature of criminal or commercial bribery.

Section 3.21 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any Subsidiary thereof, to the Company’s knowledge has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary thereof furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Subsidiary thereof, any goods or services; (c) a beneficial interest in any Contract disclosed in Section 3.13(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Subsidiary thereof, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.21. Neither the Company nor any Subsidiary thereof has, since January 1, 2018, (i) extended or maintained credit, arranged for the

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extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Subsidiary thereof, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 3.22 No Other Parent or Merger Sub Representations or Warranties. The Company acknowledges and agrees that (a) except for the specific representations and warranties expressly set forth in Article IV (as qualified by the Parent Disclosure Schedule) or expressly set forth in a Transaction Document, none of Parent, Merger Sub nor any of their respective Representatives makes any other representation or warranty, either written or oral, express or implied, with respect to Parent and Merger Sub, any of their respective businesses, financial projections, assets, liabilities or operations, or the Transactions, and (b) each of Parent and Merger Sub disclaims any other representations or warranties, whether made by Parent or Merger Sub or any of their respective Representatives. The Company acknowledges and agrees that except for the specific representations and warranties contained in Article IV (as qualified by the Parent Disclosure Schedule) or expressly set forth in a Transaction Document, each of Parent and Merger Sub hereby disclaims all liability and responsibility for and, other than Fraud Claims, the Company (on behalf of itself and the Company Holders) hereby expressly waives and relinquishes any and all rights, claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to, any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company by any Representative of Parent or Merger Sub). Notwithstanding the foregoing, nothing contained in this Agreement shall operate as a waiver of, or shall otherwise limit the ability of any Person to bring, a Fraud Claim.

Article IV

Representations And Warranties Of Parent and Merger Sub

Each of Parent and Merger Sub makes the following representations and warranties to the Company as of the date of this Agreement and as of the Closing, except as disclosed by Parent in (i) the written Parent Disclosure Schedule provided to the Company dated the date of this Agreement (the “Parent Disclosure Schedule”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV, and (ii) the SEC Reports that were available at least one Business Day prior to the date hereof on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” sections of such reports and other disclosures that are generally cautionary, predictive or forward-looking in nature). The disclosure in any section or subsection of the Parent Disclosure Schedule corresponding to any section or subsection of this Article IV shall qualify other sections and subsections in this Article IV so long as its relevance to such other section or subsection of this Article IV is reasonably and readily clear on the face of the information disclosed therein.

Section 4.1 Due Organization. Parent is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Parent has provided to the Company true and correct copies of the Organizational Documents of Parent and Merger Sub, each as amended to date and as in effect as of the date of this Agreement. Neither Parent nor Merger Sub is in violation of any provision of its respective Organizational Documents in any material respect.

Section 4.2 Authorization; No Conflict.

(a)     Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and, upon receipt of the Parent Stockholder Approval and the approval of Parent, in its capacity as the sole stockholder of Merger Sub, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is a party, the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Merger Sub, subject only to the receipt of the Parent Stockholder Approval and the approval of Parent, in its capacity as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and each such Transaction Document or to consummate the

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Transactions. This Agreement and each Transaction Document to which Parent or Merger Sub is a party has been (or will as of the Closing be) duly and validly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by any other applicable parties thereto) constitutes, or upon such delivery constitutes, a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforcement Exceptions.

(b)     Assuming the Parent Stockholder Approval is obtained and Parent, in its capacity as the sole stockholder of Merger Sub, adopts this Agreement, and except for applicable requirements under the HSR Act, the execution, delivery and performance of this Agreement and the Transaction Documents by Parent and Merger Sub and the consummation of the Transactions, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Organizational Documents of Parent or Merger Sub; (ii) except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws, state takeover Laws, and Nasdaq, require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; (iii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected; or (iv) violate, conflict with, result in a breach or default under (with notice or lapse of time or both), result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any properties or assets of Parent or Merger Sub, give any Person the right to declare a default under or require any consent, waiver, approval or authorization under, any Material Parent Contract, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not have a Parent Material Adverse Effect.

Section 4.3 Capitalization.

(a)     As of the date of this Agreement (and prior to giving effect to the consummation of the transactions contemplated by the PIPE Financing and any Redemptions, as of the Closing), the authorized capital stock of Parent consists of (i) 65,000,000 shares of Parent Common Stock, of which 35,487,000 shares are issued and outstanding and 28,287,000 shares are issuable pursuant to the Parent Warrants, and (ii) 1,000,000 preferred shares, none of which are outstanding. All outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of Parent), rights of first refusal or similar rights. Parent has issued 28,287,000 warrants (“Parent Warrants”), with each such Parent Warrant entitling the holder thereof to purchase one share of Parent Common Stock. Other than the Parent Warrants, the Merger Consideration, the Promissory Notes Consideration and the PIPE Financing, there are no options, warrants, rights, commitments or agreements obligating Parent to issue, exchange, transfer, deliver or sell additional Equity Interests of Parent. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement, the Transaction Documents, the Organizational Documents of Parent, the Warrant Agreement, and the PIPE Financing, no Parent Common Stock or other Equity Interests of Parent are issuable.

(b)     All of the outstanding securities of Parent have been granted, offered, sold and issued in material compliance with all applicable securities Laws. Except as set forth in the Organizational Documents of Parent, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or other Equity Interests or securities of Parent.

(c)     Other than its ownership of Merger Sub, Parent does not own any Equity Interest of any Person. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d)     The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01, of which 100 are issued and outstanding. All issued and outstanding Equity Interests of Merger Sub are owned by Parent, have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights. There are no options, warrants, rights, commitments or agreements by which Merger Sub is bound obligating Merger Sub to issue, exchange, transfer, deliver or sell Equity Interests of Merger Sub. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no Equity Interests of Merger Sub are issuable.

(e)     All of the outstanding securities of Merger Sub have been granted, offered, sold and issued in material compliance with all applicable securities Laws.

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(f)     Merger Sub owns no capital stock, securities convertible into capital stock or any other Equity Interest of any Person. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 4.4 Merger Sub.

(a)     Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)     Merger Sub was formed for the purpose of engaging in the Transactions, and Merger Sub has not engaged in any other business or activities.

(c)     At the Effective Time, Merger Sub will not have any assets, liabilities or obligations of any nature or any tax attributes, other than (i) those set forth under its Organizational Documents (including its costs of formation), and (ii) pursuant to this Agreement, the Transaction Documents, and the Transactions.

Section 4.5 Special Purpose Acquisition Company; Absence of Changes. Since the date of its incorporation, (a) except for any actions taken in connection with this Agreement, the Transaction Documents, the Transactions, or the PIPE Financing, Parent has conducted no business other than the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination, and (b) there has not been any Parent Material Adverse Effect.

Section 4.6 Taxes.

(a)     Parent and Merger Sub: (i) have each filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects; (ii) have each paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Parent and Merger Sub is otherwise obligated to pay (taking into account any extension of time to pay such Taxes), and no material penalties or charges are due with respect to the late filing of any Tax Return; (iii) with respect to all material Tax Returns filed by each, have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)     Neither Parent nor Merger Sub is a party to, is bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding any agreement, contract or arrangement solely between Parent and any of its Subsidiaries), or has any potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)     Neither Parent nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d)     Parent and Merger Sub have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e)     Neither Parent nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which Parent was the common parent).

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(f)     Neither Parent nor Merger Sub has any material liability for the Taxes of any person (other than Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(g)     Neither Parent nor Merger Sub has a request for a material ruling in respect of Taxes pending with any Tax authority.

(h)     Neither Parent nor Merger Sub has within the last two years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)     Neither Parent nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)     There are no material Tax liens upon any assets of Parent or Merger Sub, except for Permitted Liens.

(k)     Neither Parent nor Merger Sub (i) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction.

(l)     Neither Parent nor Merger Sub has taken or agreed to take any action, and neither intends to or plans to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the tax treatment as described in Section 1.9 of this Agreement.

Section 4.7 Brokers and Agents. Other than Morgan Stanley & Co. LLC, EarlyBirdCapital, Inc. and those Persons set forth on Schedule 4.7 (which Schedule may be amended from time to time between the date of this Agreement and the Closing upon mutual agreement between Parent and the Company), no broker or finder has acted for Parent or Merger Sub in connection with this Agreement, the Transaction Documents, the Transactions, including the PIPE Financing, or Parent’s initial public offering, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Parent, Merger Sub or Parent Sponsor.

Section 4.8 Financing. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent or Merger Sub obtain financing for or related to any of the Transactions.

Section 4.9 Legal Proceedings. There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub (and no Action has been brought or, to Parent’s knowledge, threatened since the date of Parent’s incorporation), and no written notice of any Action involving or relating to Parent or Merger Sub, whether pending or threatened, has been received by Parent or Merger Sub, in each case to the extent such Action would have a Parent Material Adverse Effect. There are no Orders pending now or rendered by a Governmental Authority since the date of Parent’s incorporation against Parent or Merger Sub that would have a Parent Material Adverse Effect.

Section 4.10 Compliance; Permits. Except as would not have a Parent Material Adverse Effect, each of Parent and Merger Sub is, and since the date of its respective date of incorporation has been, conducting its business and operations, and otherwise is, and has since the date of its respective date of formation been, in compliance with all applicable Laws and material Permits reasonably necessary to lawfully conduct the business of Parent, and Parent has not received any written communication from any Governmental Authority alleging noncompliance in any material respect with any applicable Law or Permit.

Section 4.11 SEC Filings and Parent Financials.

(a)     Parent has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”). Except to the extent available on the SEC’s website through EDGAR, Parent has delivered to the

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Company copies in the form filed with the SEC of all (i) SEC Reports and (ii) certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Parent or the SEC Reports. As of the date hereof, to the knowledge of Parent, (i) none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comments and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Report filed prior to the date hereof.

(b)     The financial statements and notes of Parent contained or incorporated by reference in the SEC Reports (the “Parent Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent at the respective dates of and, for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto, for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and for year-end audit adjustments applied consistent with past practice, none of which are or would be material, individually or in the aggregate).

(c)     Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting, (i) Parent has delivered to the Company a true and complete copy of any disclosure by any representative of Parent to Parent’s independent auditors relating to any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d)     To the knowledge of Parent, no employee of Parent or the Parent Sponsor has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of Parent, any of its Subsidiaries or, to the knowledge of Parent, any officer, employee, contractor, subcontractor or agent of Parent or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(e)     Except as and to the extent reflected or reserved against in the Parent Financials, Parent has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Parent Financials, other than any such Liabilities of the type required be reflected on a balance sheet in accordance with GAAP that have been incurred in the ordinary course of business.

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(f)     There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent other than advancements of expenses in the ordinary course less than $50,000 individually or $100,000 in the aggregate. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g)     Section 4.11(g) of the Parent Disclosure Schedule sets forth Parent’s good faith estimate of Parent Transaction Expenses to be incurred as of the Closing, including reasonable detail separated by service provider. None of the Parent Transaction Expenses are expenses payable or liabilities in respect of or obligations to any member of the Sponsor Group or any of its Affiliates.

Section 4.12 Nasdaq. As of the date of this Agreement, the Parent Public Units, the Parent Common Stock and the Parent Warrants that were included as part of the Parent Public Units (the “Parent Public Warrants”) are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “THCBU”, “THCB” and “THCBW”, respectively. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable corporate governance requirements of Nasdaq for continued listing of the Parent Public Units, Parent Common Stock and Parent Public Warrants thereon and there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Parent Public Units, Parent Common Stock or Parent Public Warrants on Nasdaq.

Section 4.13 Board Recommendation.

(a)     The Parent Board has, as of the date of this Agreement, unanimously (i) declared the advisability of this Agreement and the Merger and determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to and in the best interest of the Parent Stockholders, (ii) approved this Agreement, the Merger and the other Transactions and the other Voting Matters in accordance with the DGCL and the Organizational Documents of Parent, (iii) directed that this Agreement and the other Voting Matters be submitted to the Parent Stockholders for adoption and approval, (iv) recommended that the Parent Stockholders adopt and approve this Agreement and approve the other Voting Matters and (v) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account.

(b)     The Merger Sub Board has, as of the date of this Agreement, unanimously (i) declared the advisability of this Agreement and the Merger and determined that this Agreement, the Transaction Documents and the Merger and the other Transactions are advisable, fair to and in the best interest of Parent, in its capacity as the sole stockholder of Merger Sub, (ii) approved this Agreement, the Merger and the other Transactions in accordance with the DGCL and the Organizational Documents of Merger Sub, (iii) directed that this Agreement be submitted to Parent, in its capacity as the sole stockholder of Merger Sub, for adoption, and (iv) recommended that Parent, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement.

Section 4.14 Trust Account. Parent has made available to the Company a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated as of March 5, 2019, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). As of the date of this Agreement, Parent has at least $282,180,000 in the trust account (the “Trust Account”), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent’s knowledge, the Trustee, enforceable in accordance with its terms, subject to the Enforcement Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (b) entitle any Person (other than (i) the underwriter of Parent’s initial public offering (the “IPO”) and (ii) the Public Stockholders who elect to redeem their shares of Parent Common Stock in accordance with Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except to redeem shares of Parent Common Stock from the Public Stockholders pursuant to any Redemptions or as otherwise described in Section 9.2(a). There is no Action pending, or to Parent’s knowledge, threatened with respect to the Trust Account.

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Section 4.15 Agreements, Contracts and Commitments.

(a)     The SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent is a party (“Material Parent Contracts”).

(b)     Each Material Parent Contract is in full force and effect and, to Parent’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, subject to the Enforcement Exceptions. True, correct and complete copies of all Material Parent Contracts are included in the SEC Reports and have been heretofore made available to the Company.

Section 4.16 Property. Neither Parent nor Merger Sub owns or leases any Real Property or any material personal property. There are no options or other Contracts under which Parent or Merger Sub has a right or obligation to acquire or lease any interest in Real Property or material personal property.

Section 4.17 Employee Matters. Other than any former officers or as described in Parent’s SEC Reports, Parent has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent does not have any unsatisfied material liability with respect to any employee, officer or director. Parent does not maintain, sponsor or have any liability or potential liability with respect to any Parent Benefit Arrangement or Parent Benefit Plan.

Section 4.18 Due Diligence Investigation.

(a)     Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) of assets of the Company and its Subsidiaries, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, Books and Records and other documents and data of the Company and its Subsidiaries for such purpose. Each of Parent and Merger Sub acknowledges and agrees that: (i) in making its decision to enter into this Agreement and the Transaction Documents and to consummate the Transactions, each of Parent and Merger Sub has relied upon its own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedule) or as expressly set forth in any Transaction Document; and (ii) none of the Company Stockholders, the Company and its Subsidiaries or any other Person has made any representation or warranty as to the Company Stockholders, the Company and its Subsidiaries or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedule) or as may expressly be set forth in the Transaction Documents. Each of Parent and Merger Sub has entered into the Transactions with the understanding, acknowledgement and agreement that except as expressly set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedule) no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Company and its Subsidiaries.

(b)     In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, they have received certain projections, including projected statements of operating revenues and income from operations of the business, the Company and its Subsidiaries and certain business plan information. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that it is familiar with such uncertainties, and accordingly, that no representation or warranty is made with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.

Section 4.19 No Other Company Representations or Warranties. Parent and Merger Sub acknowledge and agree that (a) except for the specific representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Schedule) or expressly set forth in a Transaction Document, neither the Company nor any of its Representatives makes any other representation or warranty, either written or oral, express or implied, with respect to the Company and its Subsidiaries, any of their respective businesses, financial projections, assets, liabilities or operations, or the Transactions, and (b) the Company disclaims any other representations or warranties, whether made by the Company or one of its Subsidiaries or any of their respective Representatives. Parent and Merger Sub acknowledge and agree that, except for the specific representations and warranties contained in Article III (as qualified by the Company Disclosure Schedule) or expressly set forth in a Transaction Document, the Company hereby disclaims all liability and responsibility for, and, other than Fraud Claims, Parent and Merger

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Sub hereby expressly waive and relinquish any and all rights, claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to, any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent or its Representatives (including any opinion, information, illustrative or hypothetical example, projection or advice that may have been or may be provided to Parent or its Representatives by any Representative of the Company or one of its Subsidiaries or any information, documents or materials made available to Parent or its Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement). Parent and Merger Sub acknowledge and agree that the Company makes no representations or warranties to Parent regarding (i) merchantability or fitness for any particular purpose or (ii) the future success or profitability of the Company and its Subsidiaries. Notwithstanding the foregoing, nothing contained in this Agreement shall operate as a waiver of, or shall otherwise limit the ability of any Person to bring, a Fraud Claim.

Article V

Pre-Closing Covenants

Section 5.1 Conduct of Business of the Company. Except as (i) set forth in Section 5.1 of the Company Disclosure Schedule, (ii) otherwise expressly contemplated by this Agreement (including consummating the transactions contemplated by the Framework Agreement), (iii) required by applicable Law or a Governmental Authority (including COVID-19 Measures), or (iv) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1 hereof (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (x) conduct their respective businesses in the ordinary course of business and in material compliance with applicable Law, and (y) in each case in all material respects, use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their respective relationships with their officers and employees, suppliers, vendors, licensors, Governmental Authorities, creditors and others having business relations with any such Person. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as otherwise expressly contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause its Subsidiaries not to:

(a)     change or amend any of the Organizational Documents of the Company and its Subsidiaries, or authorize or propose the same;

(b)     issue, deliver, transfer, assign or sell, or authorize or propose the issuance, delivery, transfer, assignment or sale of, any Equity Interest or authorize or propose any change in its equity capitalization or capital structure, or enter into any Contract with respect to the voting of Equity Interests of the Company or any of its Subsidiaries;

(c)     authorize the issuance of any other Equity Interest in respect of, in lieu of or in substitution for any of its Equity Interests or other securities or purchase, redeem or otherwise acquire or retire for value any of the Equity Interests of the Company or any of its Subsidiaries, in each case other than the issuance of Company Common Stock in respect of Company Equity Awards granted prior to the date of this Agreement upon proper exercise thereof;

(d)     declare or pay any distribution in respect of the Equity Interests of the Company or any of its Subsidiaries (other than among the Company and its wholly-owned Subsidiaries) or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for any of the Equity Interests or other securities of the Company or any of its Subsidiaries, or reclassify, combine, split, subdivide, purchase, redeem or otherwise acquire or retire for value any of the Equity Interests of the Company or any of its Subsidiaries, in each case other than in respect of Company Equity Awards or pursuant to the Company Stockholder Agreement, the Promissory Notes or the Convertible Loan Agreement;

(e)     (i) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material Intellectual Property) of the Company or any Subsidiary thereof or (ii) merge or consolidate, or agree to merge or consolidate, with or into any other Person;

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(f)     (i) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $5,000,000 in the aggregate, (ii) make or agree to make any capital expenditures in excess of $2,500,000 in the aggregate, (iii) make a loan or advance to or investment in any third party, or (iv) incur any indebtedness for borrowed money in excess of $2,500,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(g)     (i) except in the ordinary course of business, enter into any Material Contract or (ii) amend, modify, terminate (excluding any expiration in accordance with its terms) or waive any material right under any Material Contract;

(h)     (i) increase the compensation or benefits payable to any current or former director, officer, employee or consultant of the Company or any Subsidiary, other than (A) health and welfare plan renewals in the ordinary course of business or (B) increases in base salary or wage of employees in the ordinary course of business; (ii) pay or promise to pay any bonus to any such current or former director, officer, employee or consultant of the Company or any Subsidiary, other than the payment of bonuses in the ordinary course of business for a completed fiscal year of the Company; (iii) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (iv) hire or otherwise enter into any employment or consulting agreement or arrangement with any person (other than to fill a vacancy in the ordinary course of business) or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $150,000; or (v) enter into any new, or materially amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or consultant whose annual base salary or wage would exceed $150,000;

(i)     adopt, amend or terminate any material Company Benefit Plan or material Company Benefit Arrangement except as may be required by applicable Law;

(j)     intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(k)     enter into, amend, or terminate (other than terminations in accordance with their terms) any Contract with any Related Party, or waive any material right in connection therewith;

(l)     make any change in accounting methods, principles, practices or procedures, except to the extent required to comply with GAAP;

(m)     make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a Governmental Authority relating to a material amount of Taxes, file any materially amended Tax Return or claim for refund of a material amount of Taxes, or make any material change to a method of accounting for Tax purposes, in each case except as required by applicable Law or in compliance with GAAP;

(n)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(o)     settle, compromise, release or waive its rights under any claim or litigation, other than for (i) cash in an amount less than $250,000, (ii) routine collection and settlement matters, or (iii) in connection with ordinary course commercial matters; provided that no such settlement, compromise, release or waiver shall (i) include any admission of wrongdoing by the Company or any Subsidiary thereof, or (ii) obligate or require the Company or any Subsidiary thereof to take, or refrain from taking, any action; or

(p)     authorize or agree (in writing or otherwise) to take any of the actions described in this Section 5.1.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give to Parent, directly or indirectly, the right to control or direct the ordinary course operations of the Company or any of its Subsidiaries prior to the Closing. During the Interim Period, the Company shall not hire any executive officer of

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the Company or any of the Company’s business divisions, or fill any vacancy with respect to any such position, in each case without providing reasonable advance notice thereof to Parent, which notice shall include the resume and proposed title of any such person.

Section 5.2 Conduct of Business of Parent. Except as (i) set forth in Section 5.2 of the Parent Disclosure Schedule, (ii) otherwise expressly contemplated by this Agreement (including consummating the PIPE Financing and the transactions contemplated by the Framework Agreement), (iii) required by applicable Law or a Governmental Authority (including COVID-19 Measures), or (iv) consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Parent shall, and shall cause Merger Sub to, (x) conduct their respective businesses in the ordinary course of business and in material compliance with applicable Law, and (y) in each case in all material respects, use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their relationships with their officers and employees, suppliers, vendors, licensors, Governmental Authorities, creditors and others having business relations with any such Person. Except as set forth in Section 5.2 of the Parent Disclosure Schedule, as otherwise expressly contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not and shall cause Merger Sub not to:

(a)     change or amend any of the Organizational Documents of Parent or Merger Sub, or authorize or propose the same;

(b)     other than pursuant to the PIPE Financing, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any Equity Interest or authorize or propose any change in the equity capitalization or capital structure or enter into any Contract with respect to the voting of Equity Interests of Parent;

(c)     declare or pay any distribution in respect of the Equity Interests of Parent or Merger Sub or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the securities of Parent or Merger Sub, or purchase, redeem or otherwise acquire or retire for value any of the securities of Parent or Merger Sub; provided, that this Section 5.2(c) shall not restrict any Redemption;

(d)     (i) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material Intellectual Property) of Parent or Merger Sub or (ii) merge or consolidate, or agree to merge or consolidate with or into any other Person;

(e)     (i) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (ii) make or agree to make any capital expenditures, (iii) make a loan or advance to or investment in any third party, or (iv) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than working capital loans made by Parent Sponsor necessary to finance Parent’s ordinary course administrative costs and expenses and Parent Transaction Expenses;

(f)     (i) except in the ordinary course of business, enter into any Material Parent Contract or (ii) amend, modify, terminate (excluding any expiration in accordance with its terms) or waive any material right under any Material Parent Contract;

(g)     hire any new employees, consultants or advisors or enter into any new employment, consulting or advisor agreements;

(h)     enter into, amend, or terminate (other than terminations in accordance with their terms) any Contract with any Related Party, or waive any material right in connection therewith (other than working capital loans made by Parent Sponsor);

(i)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(j)     make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP;

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(k)     make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a Governmental Authority relating to a material amount of Taxes, file any materially amended Tax Return or claim for refund of a material amount of Taxes, or make any material change to a method of accounting for Tax purposes, in each case except as required by applicable Law or in compliance with GAAP;

(l)     amend, waive or otherwise change the Trust Agreement in any manner adverse to Parent; or

(m)     authorize or agree (in writing or otherwise) to take any of the actions described in this Section 5.2.

Section 5.3 Information.

(a)     During the Interim Period, the Company shall and shall cause its Subsidiaries to, upon reasonable notice and during regular business hours and at Parent’s sole expense, for any purpose reasonably related to this Agreement or Parent’s prospective economic interest in the Company, afford to the authorized Representatives of Parent reasonable access to (i) officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries during regular business hours, (ii) the Books and Records of the Company and its Subsidiaries and (iii) such additional financial and operating data and other information relating to the business and properties of the Company and its Subsidiaries as Parent may reasonably request; provided, that such access shall not unreasonably disrupt the operations of the Company and its Subsidiaries and Parent and its authorized Representatives shall use their respective commercially reasonable efforts to minimize any such disruption; provided, further, that all such access shall be done in compliance with the social distancing and other public health requirements of the Company or its applicable Subsidiary and any Governmental Authorities that are then in effect.

Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 5.3(a) to provide (i) any information or access that the Company reasonably believes would violate applicable Law, including antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege (it being understood that the Parties shall use their commercially reasonable efforts to cause such information and access to be provided in a manner that would not result in such violation), (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information or access to the extent that it relates to interactions with other prospective buyers of the Company and its Subsidiaries or the negotiation of this Agreement and the Transaction Documents and the Transactions. Parent shall not contact or communicate with any of the Company’s or any Subsidiaries’ customers, suppliers or employees (other than contact with employees to the extent permitted by this Section 5.3(a)) without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)     During the Interim Period, Parent shall and shall cause Merger Sub to, upon reasonable notice and during regular business hours and at the Company’s sole expense, afford to the authorized Representatives of the Company reasonable access to (i) the financial Books and Records of Parent and Merger Sub and (ii) such additional financial and operating data and other information relating to the business and properties of Parent and Merger Sub as the Company may reasonably request; provided, that all such access shall be done in compliance with the social distancing and other public health requirements of Parent and any Governmental Authorities that are then in effect. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Merger Sub shall be required pursuant to this Section 5.3(b) to provide (i) any information or access that Parent reasonably believes would violate applicable Law, including antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege (it being understood that the Parties shall use their commercially reasonable efforts to cause such information and access to be provided in a manner that would not result in such violation), (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information or access to the extent that it relates to interactions with other prospective targets of Parent or Merger Sub or the negotiation of this Agreement and the Transaction Documents and the Transactions.

(c)     Parent acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and that information provided by the Company or any of its Subsidiaries, any Company Stockholder or any Company Stockholder’s Affiliates to Parent pursuant to this Agreement prior to the Closing shall be treated in accordance with

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the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement shall terminate effective as of the Closing.

Section 5.4 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice (and, in any event, within five Business Days) to the other Parties of any event which would reasonably be expected to cause any of the conditions in Article VII not to be fulfilled or the fulfillment of those conditions being materially delayed. The delivery of any notice pursuant to this Section 5.4 shall in no circumstance be deemed to (a) modify the representations, warranties, covenants or agreements hereunder of the Party delivering such notice; (b) modify any of the conditions set forth in Article VII; or (c) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or any Transaction Document or failure to satisfy any condition set forth in Article VII.

Section 5.5 Cause Conditions to be Satisfied. Subject to Section 5.6, (a) the Company shall, and the Company shall cause its Subsidiaries to, use commercially reasonable efforts to cause each of the conditions set forth in Section 7.1 and Section 7.2 to be satisfied at or prior to the Closing; and (b) Parent and Merger Sub shall use commercially reasonable efforts to cause each of the conditions set forth in Section 7.1 and Section 7.3 to be satisfied at or prior to the Closing.

Section 5.6 Governmental Consents and Filing of Notices.

(a)     As soon as reasonably practicable, but in any event within ten Business Days, following the date of this Agreement, Parent and the Company shall make, or cause to be made, all necessary filings and submissions under the HSR Act. Except as may be restricted by applicable Law, (i) the Parties shall cooperate with each other with respect to the obtaining of information needed for the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act by Parent or the Company in connection with the Transactions, (ii) the Parties shall use commercially reasonable efforts and shall cooperate in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, and (iii) the Parties shall, at the earliest practicable date, (A) comply with any formal or informal request for additional information or documentary material from Governmental Authorities, and (B) cooperate and shall provide notice and opportunity to consult regarding all meetings with Governmental Authorities, whether in person or telephonic, and regarding all written communications with Governmental Authorities, in each case in connection with the Transactions. The Parties agree to request early termination with respect to the waiting period prescribed by the HSR Act. Each Party shall promptly notify the other Parties of any written communication made to or received by either Parent and/or the Company (including any of their respective Affiliates), as the case may be, from any Governmental Authority regarding any of the Transactions, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate the other Parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions.

(b)     All filing fees incurred under the HSR Act in connection with the Transactions shall be paid (at the time of filing) 50% by Parent and 50% by the Company, and each Party shall pay its own costs with respect to its preparation of such filings.

(c)     Each Party shall, and shall cause its Affiliates to, cooperate in good faith with each Governmental Authority and take promptly any and all reasonable action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to an Order or other agreement providing for (A) the licensing or other limitations or restrictions on, particular assets, or categories of assets of the Company, Parent or the Surviving Corporation, including its Affiliates, or (B) the

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amendment or assignment of existing relationships and contractual rights and obligations of the Company, Parent or the Surviving Corporation, including its Affiliates, and (ii) promptly effecting the licensing or holding separate of assets or lines of business or the amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummating of the Transactions on or prior to the Termination Date. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, cooperate in all reasonable respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

Section 5.7 Parent Stockholder Meeting; Merger Sub Approval; Company Stockholder Approval.

(a)     As promptly as reasonably practicable after the date of this Agreement and after receipt of the PCAOB Financial Statements then required to be included in the Proxy Statement, Parent shall, with the assistance, cooperation and commercially reasonable efforts of the Company, prepare and file a proxy statement (as amended, the “Proxy Statement”) for the purpose of (i) providing the Parent Stockholders with the opportunity to redeem their shares of Parent Common Stock as contemplated by Parent’s Organizational Documents, the SEC Reports and the Trust Agreement and (ii) soliciting proxies from the Parent Stockholders to vote, at a meeting of the Parent Stockholders to be called and held for such purpose (the “Parent Stockholder Meeting”), in favor of (A) the adoption and approval of this Agreement, the Transaction Documents and the Transactions (the “Business Combination Proposal”), (B) the issuance of Parent Common Stock issuable pursuant to the PIPE Financing (the “PIPE Issuance Proposal”), (C) the approval of the Equity Incentive Plan in the form attached hereto as Exhibit H (the “Equity Incentive Plan”), (D) the election of the members of the Microvast Holdings Board as of the Closing, (E) the approval of the Microvast Holdings Charter (including the increase in the number of authorized shares of Parent Common Stock) and Microvast Holdings Bylaws (the “Parent Organizational Document Proposal”), (F) any other matters necessary to effect the consummation of the Transactions (clauses (A) through (F) of this Section 5.7(a), collectively, the “Voting Matters”), and (G) the adjournment of the Parent Stockholder Meeting in accordance with Section 5.7(f).

(b)     Parent shall comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, Parent’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the holding of the Parent Stockholder Meeting and any Redemptions. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Parent Stockholders, an amendment or supplement to the Proxy Statement.

(c)     Parent shall (i) permit the Company and its counsel to review and comment on the Proxy Statement and any exhibits, amendments or supplements thereto (or other related documents), (ii) consider any such comments in good faith, and (iii) not file the Proxy Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence, including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without first permitting the Company and its counsel to review and comment thereon and considering any such comments in good faith. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or any amendment or supplement thereto has been filed with the SEC and the time when any stop order relating to the Proxy Statement is issued.

(d)     Parent, with the assistance of the Company, shall use its commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC as promptly as reasonably practicable. As soon as reasonably practicable following the clearance of the Proxy Statement, Parent shall distribute the Proxy Statement to the Parent Stockholders, and pursuant thereto, shall (i) call the Parent Stockholder Meeting in accordance with applicable Law and Parent’s Organizational Documents on a date as soon as reasonably practicable following the clearance of the

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Proxy Statement, and (ii) use its commercially reasonable efforts to solicit proxies from the Parent Stockholders to vote in favor of adoption and approval of this Agreement and the other Voting Matters (including by enforcing the Parent Support Agreement). Parent shall appoint an inspector of elections in connection with the Parent Stockholder Meeting and cause such inspector of elections to deliver or cause to be delivered an affidavit or certificate verifying the vote of such Parent Stockholder Meeting to the Trustee in accordance with the terms of the Trust Agreement.

(e)     Parent, acting through the Parent Board, shall include in the Proxy Statement the recommendation of the Parent Board that the Parent Stockholders vote in favor of adoption and approval of this Agreement and the other Voting Matters and shall otherwise use its commercially reasonable efforts to obtain the Parent Stockholder Approval. Neither the Parent Board nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), the Parent Board’s recommendation that the Parent Stockholders vote in favor of adoption and approval of this Agreement and the other Voting Matters.

(f)     Parent shall be entitled to postpone or adjourn the Parent Stockholder Meeting (i) to ensure that any supplement or amendment to the Proxy Statement that the Parent Board has determined in good faith is required by applicable Law is disclosed to the Public Stockholders and for such supplement or amendment to be promptly disseminated to the Public Stockholders prior to the Parent Stockholder Meeting, (ii) if, as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholder Meeting or (iii) on no more than three occasions, as reasonably determined to be necessary or desirable by Parent; provided, that in no event shall Parent postpone or adjourn the Parent Stockholder Meeting beyond the date that is ten Business Days prior to the Termination Date without the prior written consent of the Company; provided, further, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Parent Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(g)     Parent represents that the information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement is “cleared” by the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholder Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(h)     The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement is “cleared” by the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholder Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(i)     Merger Sub Approval. Promptly following the execution of this Agreement, Parent shall adopt this Agreement and approve the Merger, as the sole stockholder of Merger Sub.

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(j)     Company Stockholder Approval. Promptly, and in any event within 24 hours, following the execution of this Agreement, the Company shall obtain the Company Stockholder Approval by irrevocable written consent. Following delivery of such written consent, the Company shall send timely written notice to all Company Stockholders who did not execute such written consent of the action taken by such written consent in compliance with the requirements of the DGCL.

Section 5.8 Disclosure Information.

(a)     During the Interim Period, in connection with the preparation of the Proxy Statement, the Announcement 8-K, the Completion 8-K, the Signing Press Release, the Closing Press Release and any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of Parent, Merger Sub or the Company to any Governmental Authority in connection with the Transactions (each, a “Reviewable Document”), Parent and the Company shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, managers, officers and shareholders (including the directors to be elected to the Microvast Holdings Board pursuant to Section 1.7(c) hereof), assets, Liabilities, condition (financial or otherwise), business, operations and such other matters as may be reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)     Whenever (i) any event occurs, of which Parent or the Company is or becomes aware, which would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (ii) Parent or the Company otherwise discovers that any Reviewable Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, then Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and shall furnish to the other party any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

(c)     Subject to the second sentence of this Section 5.8(c), but notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parent shall not make any public filing with respect to the Transactions (including the Proxy Statement) without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Parent may make any public filing with respect to the Transactions to the extent required by applicable Law; provided, that the Company shall, to the extent permissible and reasonably practicable, be consulted in order to determine the extent to which any such filing is required by applicable Law.

Section 5.9 Securities Listing. Parent shall use its commercially reasonable efforts to cause (a) shares of Parent Common Stock to be issued in connection with the Merger and the PIPE Financing to be approved for, and (b) the Parent Common Stock to maintain its, listing on Nasdaq as of the Closing.

Section 5.10 No Solicitation.

(a)     For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Subsidiaries, a transaction (other than the Transactions) concerning the direct or indirect sale or other disposition of (1) 10% or more of the business or assets of the Company and its Subsidiaries, taken as a whole, or (2) any Equity Interests or interests in the profits of the Company or any of its Subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other Equity Interests, assets, merger, consolidation, issuance of debt securities, joint venture or partnership, or otherwise and (B) with respect to Parent, a transaction (other than the Transactions) concerning a Business Combination.

(b)     During the Interim Period, neither the Company nor Parent shall, and each shall cause its Representatives to not, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any inquiries with respect to, or the making of, any Acquisition

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Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or its respective Representatives) in connection with or in response to any Acquisition Proposal (or any inquiry with respect thereto), (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend in writing, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate, approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar arrangement or agreement related to any Acquisition Proposal (or any proposal, offer or indication of interest that could reasonably be expected to lead to an Acquisition Proposal), or (vi) amend, release any third Person from, or waive any provision of, any confidentiality or standstill agreement to which such Party is a party, (vii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal.

(c)     Each Party shall notify the others as reasonably promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information, including by providing a copy (if in writing) of any material modifications to the financial or other terms and conditions of any such inquiry, proposal or offer. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal.

(d)     Notwithstanding Section 5.10(b), prior to the receipt of the Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.10(e), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Company Acquisition Proposal in writing that the Company Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall be promptly (in all events within 24 hours) provided to Parent); provided, that the Company shall (i) have complied in all material respects with the notice obligations pursuant to the first sentence of Section 5.10(c) and (ii) promptly provide to Parent any material non-public information that is provided to any such Person which has not previously been provided to Parent.

(e)     Except as set forth in this Section 5.10, neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board recommendation or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the Company Stockholders any Company Acquisition Proposal or Company Superior Proposal, (ii) make any public statement inconsistent with the Company Board recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (iv) authorize, cause or permit the Company or any of its Subsidiaries or any of their respective Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 8.1 to enter into (or permit any of its Subsidiaries to enter into) a Company Acquisition Agreement with respect to a Company Acquisition Proposal only if the Company Board has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (ii) that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided, that prior to taking such action, (A) the Company promptly notifies Parent, in writing, at least three Business Days (the “Company Notice Period”) before

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making a Company Adverse Recommendation Change or entering into (or causing one of its Subsidiaries to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Company Superior Proposal, which notice shall (1) state expressly that the Company has received a Company Acquisition Proposal that the Company Board intends to declare a Company Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement and (2) include a copy of the most current version of the proposed agreement relating to such Company Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Company Superior Proposal), and a description of any financing commitments relating thereto; (B) the Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, during the Company Notice Period, negotiate with Parent in good faith in respect of adjustments to the terms and conditions of this Agreement such that such proposal would cease to constitute a Company Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Company Notice Period, there is any material revision to the terms of a Company Superior Proposal, including any revision in price, the Company Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Company Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Company Notice Period (as extended pursuant to the preceding clause (B)) the Company Board determines in good faith, after consulting with its outside financial advisor and legal counsel, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by Parent during the Company Notice Period to the terms and conditions of this Agreement; and provided, further, that the Company shall have complied in all material respects with its obligations under this Section 5.10(e) and if the Company Board terminates this Agreement pursuant to Section 8.1(j) to enter into a Company Acquisition Agreement, the Company pays to Parent the Termination Fee due under Section 8.3(a).

Section 5.11 Trust Account Disbursement. Parent shall cause the Trustee to disburse all funds held in the Trust Account to Parent (or to such Persons as designated by Parent to pay any amounts contemplated by Section 2.1, Company Transaction Expenses or Parent Transaction Expenses) concurrently with the Closing pursuant to the terms set forth in the Trust Agreement.

Section 5.12 Section 16. Prior to the Closing, the Parent Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent equity securities, as applicable, in each case, pursuant to this Agreement and the Transaction Documents, by any person owning securities of the Company and its Subsidiaries who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.13 Unpaid Expenses. In connection with the preparation of the Closing Statement, each Party shall submit invoices and wire payment instructions with respect to each Person to whom Company Transaction Expenses or Parent Transaction Expenses are to be paid at Closing, and if Parent Transaction Expenses exceed $46,000,000, then Parent will, in accordance with the Parent Support Agreement, cause Parent Sponsor to either (a) pay to Parent an amount in cash, or (b) agree to forfeit a number of shares of Parent Common Stock, in each case (i) with a value equal to the amount of such excess, and (ii) unless such excess Parent Transaction Expenses have otherwise been approved in writing by the Company in its sole discretion.

Section 5.14 Extension. If the Proxy Statement is not mailed prior to March 22, 2021, then unless otherwise agreed by the Parties, Parent shall prepare and file with the SEC a proxy statement (as such filing is amended or supplemented, the “Extension Proxy Statement”), for the purpose of amending Parent’s Organizational Documents and the Trust Agreement, in each case, to extend the time period for Parent to consummate a business combination from April 30, 2021 to July 31, 2021 (the “Extension Proposal”). Parent shall comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, Parent’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Extension Proxy Statement, if any, any solicitation of proxies thereunder, the holding of a meeting of Parent Stockholders to consider and vote on the Extension Proposal (the “Parent Extension Stockholder Meeting”) and the Redemption related thereto. Section 5.7(b)-(f) shall apply mutatis mutandis to the Extension Proxy Statement, Extension Proposal, Parent Extension Approval and Parent Extension Stockholder Meeting, including with respect to the actions to be taken by the Parent Board.

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Section 5.15 PIPE Financing. Parent has delivered to the Company copies of all subscription agreements related to the PIPE Financing. Parent shall use its commercially reasonable efforts to consummate the PIPE Financing in accordance with the terms of such subscription agreements; provided that Parent shall not without the prior written consent of the Company amend or waive any provision of any such subscription agreements.

Article VI

Other Covenants

Section 6.1 Further Assurances. From time to time after the Closing Date, upon reasonable request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the Transactions. Following the Closing Date, the Surviving Corporation shall use its commercially reasonable efforts to effect the restructuring transactions contemplated by Section 6.1 of the Company Disclosure Schedule.

Section 6.2 Indemnification, Exculpation and Insurance.

(a)     Parent, from and after the Closing Date through the sixth anniversary of the Closing Date, shall cause (i) the Organizational Documents of Parent and its Subsidiaries (including the Surviving Corporation) to contain provisions no less favorable to the current or former directors, managers, officers or employees of such Person (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of such Person, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.

(b)     Prior to the Closing, the Company may obtain up to six years of “tail” coverage with respect to the Company and its Subsidiaries’ directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of the Company’s directors’ and officers’ liability insurance policies in effect as of the date hereof and covering each D&O Indemnitee covered by the Companies’ and its Subsidiaries’ directors’ and officers’ liability insurance policies in effect as of the date hereof. Prior to the Closing, Parent may obtain up to six years of “tail” coverage with respect to Parent’s directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of Parent’s directors’ and officers’ liability insurance policies in effect as of the date hereof and covering each D&O Indemnitee covered by Parent’s directors’ and officers’ liability insurance policies in effect as of the date hereof. Parent shall maintain and shall cause the Surviving Corporation to maintain each such “tail” policy and not take any action to adversely modify or terminate any such “tail” policy during the applicable tail period thereof.

(c)     The obligations of Parent under this Section 6.2 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 6.2 applies without the consent of the affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2). The provisions of this Section 6.2 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(d)     In the event Parent or any of its Subsidiaries (including the Surviving Corporation) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Parent shall use commercially reasonable efforts to ensure that the successors and assigns of Parent or such Subsidiary, as the case may be, shall assume, at and as of the closing of the applicable transaction referred to in this Section 6.2(d), all of the obligations set forth in this Section 6.2.

Section 6.3 Public Announcements. Except as otherwise provided herein or as required by applicable Law, none of the Parties shall make any disclosure or permit any of its respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Parent and the Company in writing, which approval shall not be unreasonably conditioned, withheld or delayed.

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Parent and the Company have mutually agreed upon and, as promptly as practicable after the execution of this Agreement, shall issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Parent and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter), Parent shall file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Announcement 8-K”). Prior to Closing, Parent and the Company shall mutually agree upon and prepare the press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with or promptly after the Closing, Parent shall issue the Closing Press Release. Parent and the Company shall cooperate in good faith with respect to the preparation of, and, at least three days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant and the other “Form 10” information required to be included therein (the “Completion 8-K”). Within four Business Days following the Closing, Parent shall file the Completion 8-K with the SEC. Nothing contained in this Section 6.3 shall prevent Parent or the Company and/or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to such Person’s investors and prospective investors.

Section 6.4 Equity Incentive Plan. The Parent Board has approved the Equity Incentive Plan in the form attached hereto as Exhibit G, and, prior to the Closing Date, Parent shall include a proposal in the Proxy Statement to approve the Equity Incentive Plan.

Section 6.5 PCAOB Financial Statements. The Company shall use commercially reasonable efforts to deliver, as soon as reasonably practicable after the date of this Agreement, true and complete copies of (a) the audited consolidated balance sheet of the Company as of December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the Company for such years, each audited in accordance with the auditing standards of the PCAOB, together with an audit report thereon from the auditor and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2020, and the related audited consolidated statements of income and cash flows of the Company for such nine-month period, prepared in accordance with the standards of the PCAOB (collectively, the “PCAOB Financial Statements”).

Article VII

Conditions Precedent

Section 7.1 Conditions Precedent to Obligations of Parent, Merger Sub and the Company. The obligations of Parent, Merger Sub and the Company to effect the Closing are subject to the satisfaction or waiver (where permissible), at or before the Closing, of the following conditions:

(a)     No Injunctions or Restraints. No Law shall be in effect that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions.

(b)     HSR Act Approval. Any waiting period (and any extension thereof) under the HSR Act shall have expired or terminated.

(c)     Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(d)     Parent Stockholder Approval. The Parent Stockholder Approval with respect to the Business Combination Proposal, the PIPE Issuance Proposal and the Parent Organizational Document Proposal shall have been obtained.

(e)     Framework Agreement. The Framework Agreement shall continue to be in full force and effect.

Section 7.2 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following additional conditions:

(a)     Accuracy of Representations and Warranties. (i) The Company Fundamental Representations (other than Section 3.3(a) and Section 3.3(b) (Capitalization)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date);

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(ii) the representations and warranties set forth in Section 3.3(a) and Section 3.3(b) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date), other than de minimis inaccuracies; and (iii) the representations and warranties made by the Company (other than the Company Fundamental Representations) (in each case, without taking into account any Material Adverse Effect or other materiality qualifications) shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except in each case under this clause (iii) where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect, and Parent shall have received a certificate signed by an officer of the Company, dated as of the Closing Date, to such effect.

(b)     Compliance with Covenants. The Company shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by the Company prior to the Effective Time, and Parent shall have received a certificate signed by an officer of the Company, dated as of the Closing Date, to such effect.

(c)     Company Deliverables. The Company shall have delivered to Parent the deliverables set forth in Section 1.8(b) required to be delivered by the Company at the Closing.

(d)     Material Adverse Effect. No Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing or otherwise not remedied in all material respects, and Parent shall have received a certificate signed by an officer of the Company, dated as of the Closing, to such effect.

Section 7.3 Conditions Precedent to Obligations of the Company. The obligation of the Company to effect the Closing is subject to the satisfaction or waiver, at or before the Closing Date, of the following additional conditions:

(a)     Accuracy of Representations and Warranties. (i) The Parent Fundamental Representations shall (other than Section 4.3(a) (Capitalization)) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); (ii) the representations and warranties set forth in Section 4.3(a) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date), other than de minimis inaccuracies; and (iii) the representations and warranties made by Parent and Merger Sub (other than the Parent Fundamental Representations (in each case, without taking into account any Parent Material Adverse Effect or other materiality qualifications) shall (except for representations and warranties made as of a specific date, in which case, as of such date) be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing, except in each case under this clause (iii) where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect; and the Company shall have received a certificate signed by an officer of Parent, dated as of the Closing Date, to such effect.

(b)     Compliance with Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by such Party prior to the Effective Time, and the Company shall have received a certificate signed by an officer of Parent, dated as of the Closing Date, to such effect.

(c)     Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing, and the Company shall have received a certificate signed by an officer of Parent, dated as of the Closing Date, to such effect.

(d)     Nasdaq Listing Requirements. The Parent Common Stock comprising (i) the Merger Consideration to be issued pursuant to this Agreement and (ii) to be issued in connection with the PIPE Financing, shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(e)     Appointment to the Board. Effective as of the Closing, the existing directors of Parent, other than those set forth on Section 1.7(c) of the Company Disclosure Schedule, shall have resigned.

(f)     Appointment of Officers. Effective as of the Closing, the existing officers of Parent shall have resigned.

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(g)     PIPE Financing. All conditions precedent to the funding of the PIPE Financing shall have been fulfilled or waived.

(h)     Other Parent Stockholder Approvals. The Parent Stockholder Approval with respect to the Voting Matters shall have been obtained.

(i)     Available Cash. The Available Cash shall be at least equal to $250,000,000.

(j)     Parent Deliverables. Parent shall have delivered to the Company the deliverables set forth in Section 1.8(a) required to be delivered by Parent upon the Closing.

Article VIII

Termination

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, solely:

(a)     by mutual written consent of Parent and the Company;

(b)     by either Parent or the Company if the Closing shall not have occurred by the Termination Date; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach or violation (or with respect to Parent, Merger Sub’s breach or violation) of any representation, warranty, covenant or obligation under this Agreement has been the principal cause of the failure of a condition set forth in Article VII on or before the Termination Date;

(c)     by either Parent or the Company, if any Governmental Authority having competent jurisdiction shall have issued a final, non-appealable order, decree or ruling, or there shall exist any Law, in each case that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions;

(d)     by either Parent or the Company, if the Parent Stockholder Meeting has been held (including any adjournment or postponement thereof permitted by Section 5.7(f)), has concluded, the Parent Stockholders have duly voted, and the Parent Stockholder Approval has not been obtained;

(e)     by Parent if the Company shall have failed to deliver the Company Stockholder Approval to Parent within 24 hours after the execution of this Agreement;

(f)     by the Company if Parent shall have failed to deliver the consent of Parent, as the sole stockholder of Merger Sub, to the adoption of this Agreement within 24 hours after the execution of this Agreement;

(g)     by Parent (if neither it nor Merger Sub is in material breach of its respective representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or (in the case of representations and warranties) inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied (and, if such breach or inaccuracy is curable, such breach or inaccuracy has not been cured or such condition has not been satisfied within 20 Business Days after the delivery by Parent to the Company of written notice thereof);

(h)     by the Company (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or (in the case of representations and warranties) inaccuracy in, any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied (and, if such breach or inaccuracy is curable, such breach or inaccuracy has not been cured or such condition has not been satisfied within 20 Business Days after the delivery by the Company to Parent of written notice thereof);

(i)     by Parent if the Company Board or a committee thereof, prior to obtaining the Company Stockholder Approval, shall have made a Company Adverse Recommendation Change; or

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(j)     by the Company, at any time prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 5.10(e); provided, that prior to or concurrently with such termination the Company pays the Termination Fee due under Section 8.3.

Section 8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable terminating Party to the other Parties, which sets forth the provision of Section 8.1 under which such termination is made. In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no further force or effect, and no Party (nor any of its Representatives) shall have any liability or obligation hereunder, except (i) the provisions of Article X (Definitions) and the following sections, which shall survive any such termination: Section 5.3(c) (Continued Effect of Confidentiality Agreement), this Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 9.2 (Trust Account Waiver), and Article XI (General), and (ii) nothing herein shall relieve any Party from liability for a willful and intentional breach of this Agreement or any Transaction Document prior to such termination.

Section 8.3 Termination Fee.

(a)     In the event that:

(i)     (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) or by Parent pursuant to Section 8.1(e) or Section 8.1(g); (B) a bona fide Company Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company in writing after the date of this Agreement but before the date of such termination, and (C) within six months following the date this Agreement is terminated, the Company enters into a definitive agreement with respect to such Company Acquisition Proposal; provided that, for purposes of clauses (B) and (C) of this Section 8.3(a)(i), the references to “10%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”; or

(ii)     this Agreement is terminated (A) by Parent pursuant to Section 8.1(i) or (B) by the Company pursuant to Section 8.1(j);

then, in any such event under clause (i) or (ii) of this Section 8.3(a), the Company shall pay the Termination Fee to Parent or its designee by wire transfer of same day funds (x) in the case of Section 8.3(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 8.3(a)(ii)(B), simultaneously with or prior to such termination or (z) in the case of Section 8.3(a)(i), upon consummation of the Company Acquisition Proposal referred to therein; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b)     The Parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the Parties to enter into this Agreement. Parent and Merger Sub agree that in the event this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) or by Parent pursuant to Section 8.1(e) or Section 8.1(g) and the Termination Fee is paid to Parent pursuant to this Section 8.3, (i) the payment of such Termination Fee shall be (whether due to any willful, intentional or unintentional breach or for any other reason) the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub and their respective equityholders and Affiliates against the Company or any of its directors, officers and other Affiliates for, and (ii) in no event will Parent or Merger Sub or any of their respective equityholders or Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or Actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Parent of the Termination Fee in accordance with this Section 8.3, neither the Company nor any of its directors, officers or other Affiliates shall have any further liability or obligation to Parent or Merger Sub or any of their equityholders or Affiliates relating to or arising out of this Agreement or the Transactions.

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Article IX

No SURVIVAL; WAIVERS; Guaranty

Section 9.1 No Survival; Waivers.

(a)     The representations, warranties, covenants and agreements of the Parties in this Agreement or in any certificate delivered pursuant to this Agreement will not survive beyond the Closing such that no claim for breach of any such representation, warranty, covenant or agreement may be brought after the Closing with respect thereto against any of the Parties or any of their respective Affiliates, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any of the Parties or any of their respective Affiliates, except only for (i) Fraud Claims or (ii) those covenants and agreements contained herein or in any certificate delivered pursuant to this Agreement that by their terms are to be performed in whole or in part after the Closing (collectively, the “Excluded Company Matters”).

(b)     Parent, for itself and on behalf of its Subsidiaries and, after the Closing, the Surviving Corporation and its Subsidiaries, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of the Company, the Company Stockholders or any of their respective directors, managers, officers or Affiliates relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for the Excluded Company Matters. Furthermore, without limiting the generality of this Section 9.1(b), (i) no claim will be brought or maintained by, or on behalf of, Parent, Merger Sub or any of their respective Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) against the Company, the Company Stockholders or any of their respective directors, managers, officers or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except only for the Excluded Company Matters. Parent acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability set forth in this Section 9.1(b) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than, in each case, the Excluded Company Matters).

(c)     The Company, for itself and on behalf of its Subsidiaries, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of Parent, the Parent Stockholders (including the Parent Sponsor) or any of their respective directors, managers, officers or Affiliates relating to the operation of Parent or Merger Sub or their respective businesses or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for (i) Fraud Claims or (ii) those covenants and agreements contained herein or in any Transaction Document that by their terms are to be performed in whole or in part after the Closing (collectively, the “Excluded Parent Matters”). Furthermore, without limiting the generality of this Section 9.1(c), (i) no claim will be brought or maintained by, or on behalf of, the Company or any Company Stockholder or any of their respective Affiliates against Parent, the Parent Stockholders (including the Parent Sponsor) or any of their respective directors, managers, officers or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Parent or Merger Sub set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except only for Excluded
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Parent Matters. The Company acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability under this Section 9.1(c) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than, in each case, the Excluded Parent Matters).

(d)     The Parties hereto agree that the limits imposed on each Party’s remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

Section 9.2 Trust Account Waiver.

(a)     The Company understands that Parent has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by its underwriters and from certain private placements occurring substantially simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders (including overallotment shares acquired by Parent’s underwriters) (the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus or as set forth in the Trust Agreement, Parent may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem, convert or sell their shares in connection with the consummation of Parent’s initial business combination (as such term is used in the IPO Prospectus) (a “Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if Parent fails to consummate a Business Combination on or prior to April 30, 2021; (iii) with respect to any interest earned on the amounts held in the Trust Account, to Parent, amounts necessary to pay for any franchise and income taxes; (iv) to acquire a target business in connection with the Business Combination and to pay expenses relating thereto (including a fee payable to EarlyBirdCapital upon consummation of the Business Combination); (v) to repay any operating expenses or finders’ fees incurred prior to the consummation of the Business Combination (to the extent that funds outside of the Trust Account are insufficient to cover such expenses); or (vi) to Parent after or concurrently with the consummation of a Business Combination.

(b)     For and in consideration of Parent entering into this Agreement and discussions with the Company regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that:

(i)     notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), in each case, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Transactions or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other agreement or matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Account are collectively referred to hereafter as the “Released Claims”);

(ii)     the Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives, including this Agreement or the Transactions, or any other agreement or matter, and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever in connection therewith or in respect thereof (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates);

(iii)     the irrevocable waiver set forth in the immediately preceding clause (ii) is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law; and

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(iv)     to the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, including this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and such claim shall not permit the Company or its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(c)     Notwithstanding the foregoing, nothing in this Section 9.2 shall waive, limit, amend, alter, change, supersede or otherwise modify the right of the Company or any of its Affiliates to (i) bring any action or actions for specific performance or injunctive and/or equitable relief (including the right of the Company to compel specific performance by Parent and/or Merger Sub of their respective obligations under this Agreement), (ii) bring or seek a claim for damages against Parent and/or Merger Sub, or any of their respective successors or assigns, for any breach of this Agreement against monies or other assets held outside the Trust Account (other than distributions therefrom to the Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a)), or (iii) bring or seek a claim that the Company or its Affiliates may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), but excluding distributions therefrom to the Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a). In the event the Company commences any action or proceeding against or involving the Trust Account in violation of this Section 9.2, Parent shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding.

Article X

Definitions

Section 10.1 Specific Definitions. Section 10.4 includes cross references for capitalized terms that are not otherwise defined in this Section 10.1.

(a)     “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).

(b)     “Action” means a civil, criminal or administrative action, suit, claim, complaint, stipulation, demand, charge, hearing, audit, investigation, request (including request for information), arbitration or proceeding by or before any Governmental Authority.

(c)     “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the Parent Sponsor shall be deemed to be an Affiliate of Parent prior to (but not following) the Effective Time.

(d)     “Available Cash” means, as set forth in the finally-determined Closing Statement, an amount in cash equal to (i) the amount of funds available to Parent, whether in or outside the Trust Account, following payment to any Parent Stockholders who have exercised the Redemption, plus (ii) the gross cash proceeds of the PIPE Financing actually received.

(e)     “Benefit Arrangement” means any employee benefit plan, policy, agreement or arrangement, whether written or unwritten, that is not a Benefit Plan and that provides benefits, compensation, including, without limitation, employment agreements (other than offer letters for at-will employment without an obligation for severance) or consulting agreements, severance pay, stay or retention bonuses or compensation, change in control

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payments or benefits, executive or incentive compensation, sick leave, vacation pay, disability pay, retirement, deferred compensation, bonus, equity based compensation, hospitalization, medical or disability insurance, life insurance, tuition reimbursement, material fringe benefit and any plans subject to Section 125 of the Code.

(f)     “Benefit Plan” has the meaning given in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not otherwise exempt from ERISA by that or another section.

(g)     “Books and Records” means, with respect to any Person, any and all business records, financial books and records, minute books, sales order files, purchase order files, supplier lists, customer lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications and technical data.

(h)     “Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, or other persons and whether in electronic or any other form or medium), that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any of its Subsidiaries.

(i)     “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

(j)     “Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or one of its Subsidiaries.

(k)     “CDH SPV” means Aurora Sheen Limited, a limited liability company established and existing under the laws of the British Virgin Islands.

(l)     “Closing Transaction Consideration” means 210,000,000 shares of Parent Common Stock.

(m)     “Code” means the United States Internal Revenue Code of 1986, as amended.

(n)     “Common Exchange Ratio” means 160.3.

(o)     “Company Acquisition Agreement” means any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal.

(p)     “Company Acquisition Proposal” means an Acquisition Proposal with respect to the Company or its Subsidiaries.

(q)     “Company Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, directors, consultants or service providers of the Company or any of its Subsidiaries.

(r)     “Company Benefit Plan” means any Benefit Plan for which the Company or any of its Subsidiaries is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan that the Company or any of its Subsidiaries maintains or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees, directors, consultants or service providers of the Company or any of its Subsidiaries.

(s)     “Company Bylaws” means the Second Amended and Restated Bylaws of the Company, dated as of June 15, 2017.

(t)     “Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, dated as of January 30, 2019.

(u)     “Company Equity Award” means a Company Stock Option or a Company RSU, as the case may be.

Annex A-50

(v)     “Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Due Organization), Section 3.2(a) (Authorization), Section 3.3 (Capitalization), Section 3.5(b) (Absence of Changes), and Section 3.19 (Brokers and Agents).

(w)     “Company Holder” means the Company Stockholders, the Lenders (as that term is defined in the Convertible Loan Agreement) and the MPS Minority Holders.

(x)     “Company Investors” means the Investors (as that term is defined in the Company Stockholder Agreement).

(y)     “Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

(z)     “Company’s knowledge”, “knowledge of the Company” or phrases of similar import mean the actual knowledge, after reasonable inquiry, of each Person named on Section 10.1(z) of the Company Disclosure Schedule.

(aa)     “Company Leased Real Property” means all Real Property leased, subleased or licensed by the Company or any of its Subsidiaries.

(bb)     “Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries otherwise has a right to use.

(cc)     “Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of its Subsidiaries.

(dd)     “Company Owned Real Property” means all Real Property owned by the Company or any of its Subsidiaries.

(ee)     “Company Real Property” means all Company Owned Real Property and Company Leased Real Property.

(ff)     “Company Stock Plan” means the Microvast, Inc. Stock Incentive Plan.

(gg)     “Company Stockholder Agreement” means the Fourth Amended and Restated Shareholders Agreement, dated as of November 2, 2018, by and among the Company and the Company Stockholders party thereto.

(hh)     “Company Stockholder Approval” means: (i) the adoption of this Agreement by the holders of at least a majority of the issued and outstanding shares of Company Capital Stock, voting together as a single class (with each share of Company Preferred Stock having voting rights on an as-if-converted basis pursuant to the Company Charter); (ii) the approval of this Agreement and the Transactions by the holders of at least 90% of the issued and outstanding shares of Company Series C Preferred Stock, voting together as a single class; (iii) the approval of this Agreement and the Transactions by the holders of at least 90% of the issued and outstanding shares of Company Series D1 Preferred Stock, voting together as a single class; (iv) the prior written consent to this Agreement and the Transactions by each of the Company Investors; and (v) the approval of this Agreement and the Transactions by 67% of the Company Shares (as that term is defined in the Company Stockholder Agreement) held by the Company Investors.

(ii)     “Company Stockholders” means, collectively, the holders of all of the shares of Company Capital Stock.

(jj)     “Company Superior Proposal” means a bona fide, written Company Acquisition Proposal with respect to the Company and its Subsidiaries, not solicited, received, initiated or facilitated in violation of Section 5.10, involving (i) assets that generate more than 50% of the consolidated total revenues of the Company and its Subsidiaries, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (iii) more than 50% of the total voting power of the Equity Interests of the Company, in each case, that the Company Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the Company than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Company Superior Proposal pursuant to, and in accordance with, Section 5.10(e).

Annex A-51

(kk)     “Company Transaction Expenses” means all costs and expenses incurred by or on behalf of the Company or any of its Subsidiaries at or prior to the Closing in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Documents and any related agreements in connection with the Transactions, and the consummation of the Transactions, including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of the Company or any of its Subsidiaries, and those success fees due or otherwise earned upon the Closing set forth on Section 10.1(kk) of the Company Disclosure Schedule (but in all cases excluding the cost of the “tail” directors’ and officers’ liability insurance policies purchased pursuant to Section 6.2).

(ll)     “Confidentiality Agreement” means the Confidentiality Agreement dated September 4, 2020 by and between Parent and the Company.

(mm)     “Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral (including any amendments and other modifications thereto).

(nn)     “Convertible Loan Agreement” means the Convertible Loan Agreement, dated as of November 2, 2018, by and among Microvast Power Systems, the Company, the lenders named therein, and the other parties thereto, as the same may be amended in accordance with the Framework Agreement.

(oo)     “Covered Representations” means the express representations and warranties (i) of the Company, Parent and Merger Sub set forth in Article III or Article IV of this Agreement, respectively, as qualified by the Company Disclosure Schedule and the Parent Disclosure Schedule, respectively, or (ii) in any Transaction Document.

(pp)     “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law or Order promulgated or issued by any Governmental Authority or industry group in connection with or in response to the coronavirus (COVID-19) pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

(qq)     “Disabling Device” means undisclosed Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

(rr)     “Earn Out Period” means the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

(ss)     “Earn Out Shares” means 20,000,000 shares of Parent Common Stock.

(tt)     “Environmental Law” means any Law in any way relating to (i) the protection of human health and safety, to the extent relating to exposure to Hazardous Materials, (ii) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, buildings, installations, plant and animal life or any other natural resource), or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. Seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. Seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. Seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. Seq., Occupational Safety and Health Act, 29 USC. Section 651 et. Seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. Seq., the Safe Drinking Water Act, 42 USC. Section 300f et. Seq., the Oil Pollution Act of 1990 and analogous state acts.

(uu)     “Equity Interest” means, with respect to any Person, (i) any share, restricted share, partnership or limited liability company interest, unit of participation or other similar interest (however designated) in such Person and (ii) any option, restricted stock unit, warrant, purchase right, conversion right, exchange right or other agreement or instrument that would entitle any other Person to acquire any such interest in such Person (including

Annex A-52

share appreciation, phantom share, profit participation or other similar rights), or is exercisable or exchangeable for, or convertible into, any such interest in such Person, or would require such Person to enter into any commitment or agreement containing any such obligation.

(vv)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ww)     “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code and the regulations issued thereunder and/or Section 4001(b)(i) of ERISA.

(xx)     “Exchange Act” means the Securities Exchange Act 1934, as amended.

(yy)     “Exchange Agent” means an exchange agent designated by Parent and reasonably satisfactory to the Company, it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all Parties.

(zz)     “Foreign Benefit Plan” means any Company Benefit Plans and/or Company Benefit Arrangements that are subject to non-U.S. applicable Laws.

(aaa)     “Fraud Claim” means a claim against a Person for fraud, as defined under Delaware law (not including constructive fraud or, for the avoidance of doubt, negligent misrepresentation) of such Person with respect to a Covered Representation when made; provided, that, for the avoidance of doubt, no Person shall be liable for or as a result of any other Person’s fraud.

(bbb)     “Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, legislative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

(ccc)     “Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated under any Environmental Law.

(ddd)     “HHEIP SPV” means Riheng HK Limited (香港日衡有限公司), a limited company established and existing under the laws of Hong Kong and an Affiliate of the HHEIP Investor.

(eee)     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(fff)     “Intellectual Property” means: (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (iv) trade secrets and intellectual property rights in know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (v) Internet domain names and social media accounts; (vi) rights of privacy and publicity and all other intellectual property rights of any kind or description; (vii) all legal rights arising from items (i) through (vi), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

(ggg)     “IPO Prospectus” means that certain prospectus filed with the SEC pursuant to Rule 424(b)(4) on March 5, 2019 in connection with the completion of Parent’s IPO.

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(hhh)     “Key Company Holders” means the Company Investors and the other Company Stockholders named in Section 10.1(hhh) of the Company Disclosure Schedule.

(iii)     “Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(jjj)     “Liability” means any direct or indirect liability, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(kkk)     “Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, trust, silent partnership, option, warrant, attachment, right of first refusal, preemption, proxy, voting trust, conversion, put, call or other claim or right, restriction on transfer, under any shareholder or similar agreement, any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

(lll)     “Material Adverse Effect” means any result, occurrence, circumstance, fact, change, event or effect (collectively, “Events”) that, individually or in the aggregate with any other Events, has had or would be reasonably expected to have a material adverse effect on (i) the business, assets, Liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company or any Company Stockholder to timely consummate the Transactions or to perform its respective obligations hereunder or under the Transaction Documents to which it is a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all other Events) to the extent that it results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (A) any change affecting generally the industries or markets in which the Company and its Subsidiaries operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (B) acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the actions of Governmental Authorities in response thereto, including any COVID-19 Measures; (C) any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group; (D) any change in GAAP (or the interpretation thereof); (E) any change in Law, rules, regulations, Orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof); (F) any failure by the Company to meet any internal or external operating projections or forecasts or revenue or earnings prediction; provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; (G) the taking of any action expressly required by this Agreement; or (H) the public announcement or pendency of this Agreement or any of the Transactions (including but not limited to any impact on the relationships of the Company and its Subsidiaries with customers, vendors, or employees, including voluntary departures of employees as a result of the anticipated Transactions); provided, that in each case under clause (A), (B), (C), (D) or (E) above, such Event does not affect the Company and its Subsidiaries in a disproportionate manner relative to other Persons operating in the industries or markets in which the Company and its Subsidiaries operate.

(mmm)     “Merger Consideration” means the total number of shares of Parent Common Stock issued as Closing Transaction Consideration, plus the Earn Out Shares, if any, as and when received.

(nnn)     “Microvast Power Systems” means Microvast Power System (Huzhou) Co., Ltd., a Sino-foreign equity joint venture company established and existing under the laws of the People’s Republic of China.

Annex A-54

(ooo)     “MPS Minority Holders” means the holders, other than the Company, of Equity Securities of Microvast Power Systems, as set forth on Section 3.3(c) of the Company Disclosure Schedules.

(ppp)     “Multiemployer Plan” means any Benefit Plan described in Section 3(37) of ERISA.

(qqq)     “Noteholder” means the Lenders (as that term is defined in the Note Purchase Agreement), in each case in their capacity as such.

(rrr)     “Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

(sss)     “Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

(ttt)     “ordinary course of business” as used herein means the applicable Person’s ordinary course of business, consistent with past practice.

(uuu)     “Organizational Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, the operating agreement and the certificate of organization of a limited liability company; (v) the trust agreement and any documents that govern the formation of a trust; (vi) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vii) any amendment to any of the foregoing. The “Company’s Organizational Documents” or the “Organizational Documents of the Company” means the Company Charter and the Company Bylaws.

(vvv)     “Parent Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by Parent or any of its Subsidiaries thereof or with respect to which Parent or any of its Subsidiaries thereof has any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, consultants or service providers of Parent or any of its Subsidiaries.

(www)     “Parent Benefit Plan” means any Benefit Plan for which Parent or any Subsidiary thereof is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan that Parent or any Subsidiary thereof maintains or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees of Parent or any Subsidiary thereof.

(xxx)     “Parent Extension Approval” means the approval of the Extension Proposal at the Parent Extension Stockholder Meeting.

(yyy)     “Parent Fundamental Representations” means the representations and warranties set forth Section 4.1 (Due Organization), Section 4.2(a) (Authorization), Section 4.3 (Capitalization) and Section 4.7 (Brokers and Agents).

(zzz)     “Parent’s knowledge”, “knowledge of Parent”, “known by Parent” or phrases of similar import mean the actual knowledge, after reasonable inquiry, of each Person named on Section 10.1(zzz) of the Parent Disclosure Schedule.

(aaaa)     “Parent Material Adverse Effect” means any Event that, individually or in the aggregate with any other Events, has had or would be reasonably expected to have a material adverse effect on (i) the business, assets, Liabilities, operations, results of operations or condition (financial or otherwise) of Parent, or (ii) the ability of Parent or Merger Sub to timely consummate the Transactions or to perform its respective obligations hereunder or under the Transaction Documents to which it is a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all of the other Events) to the extent that it results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account

Annex A-55

in determining whether there has been, a Parent Material Adverse Effect: (A) any change affecting generally the industries or markets in which Parent operates, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (B) acts of God, including pandemics (including the COVID-19 virus or any mutation thereof) and the actions of Governmental Authorities in response thereto, including any COVID-19 Measures; (C) any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group; (D) any change in GAAP (or the interpretation thereof); (E) any change in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof); (F) the taking of any action expressly required by this Agreement; (G) the public announcement or pendency of this Agreement or any of the Transactions; or (H) the consummation and effects of any Redemption; provided, that in each case under clause (A), (B), (C), (D) or (E) above, such Event does not affect Parent in a disproportionate manner relative to other Persons operating in the industries or markets in which Parent operates.

(bbbb)     “Parent Public Units” means the units issued in the IPO or the overallotment consisting of one share of Parent Common Stock and one Parent Warrant.

(cccc)     “Parent Sponsor” means Tuscan Holdings Acquisition LLC, a Delaware limited liability company.

(dddd)     “Parent Stockholders” means, collectively, the holders of all of the shares of Parent Common Stock.

(eeee)     “Parent Stockholder Approval” means the affirmative vote or written consent of the holders of, (i) with respect to the Business Combination Proposal, including the issuance of shares of Parent Common Stock in connection with the Business Combination Proposal, a majority of the outstanding shares of Parent Common Stock as of the record date for the Parent Stockholder Meeting that are present and vote at the Parent Stockholder Meeting, (ii) with respect to the election of each of the directors to the Microvast Holdings Board, a majority of the outstanding shares of Parent Common Stock as of the record date for the Parent Stockholder Meeting that are present at the Parent Stockholder Meeting, and (iii) with respect to any other Voting Matters, the minimum vote of the Parent Stockholders that is required by Law, Parent’s Organizational Documents or the rules of Nasdaq.

(ffff)     “Parent Transaction Expenses” means (i) all costs and expenses incurred or payable by Parent at or prior to the Closing in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Documents and any related agreements in connection with the Transactions, and the consummation of the Transactions (including the PIPE Financing), including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of Parent, the cost of preparing, filing and mailing the Proxy Statement and the Extension Proxy Statement, if any, and any success fees owed by Parent upon the Closing (but in all cases excluding the cost of the “tail” directors’ and officers’ liability insurance policies purchased pursuant to Section 6.2), (ii) all deferred costs and expenses incurred by Parent in connection with its initial public offering, and (iii) all other costs and expenses incurred or payable and unpaid by Parent in connection with the operation of Parent through the Effective Time, including all outstanding indebtedness of Parent; provided, however, that the costs related to preparing, filing and mailing the Extension Proxy Statement, if any, shall not be included as Parent Transaction Expenses in the event the PCAOB Financial Statements (other than for the year ended December 31, 2020) are not delivered by the Company by February 12, 2021.

(gggg)     “Parent VWAP” means, for each Trading Day, the daily volume weighted average price (based on such Trading Day) of the Parent Common Stock on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

(hhhh)     “PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

(iiii)     “Pension Plan” means any Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA (including any Multiemployer Plan).

(jjjj)     “Permit” means, with respect to any Person, any license, accreditation, bond, registration, franchise, permit, easement, variance, consent, approval, right, privilege, certificate or other similar authorization issued, or

Annex A-56

otherwise granted, by any Governmental Authority or any other Person to which or by which such first Person is subject or bound or to which or by which any property, business, operation or right of such first Person is subject or bound.

(kkkk)     “Permitted Liens” means (i) any Lien for Taxes that are not yet due and payable as of the Closing Date or for Taxes that the taxpayer is diligently contesting in good faith and for which adequate reserves have been established, (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the ordinary course of business that does not materially detract from the value or use of the property encumbered thereby, (iii) any minor imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not materially detract from the use of the property encumbered thereby or interfere or otherwise impair the current use, occupancy, value or marketability of title of the assets subject thereto, (iv) restrictions on transfers under applicable state and federal securities Laws, (v) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Company Real Property which are not violated in any material respect by the current use thereof, (vi) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (vii) statutory Liens of lessors under the Real Property Leases for amounts not yet due, or Liens encumbering the fee interests (or any superior leasehold interest) in the Company Leased Real Property that do not materially detract from the use of the property encumbered thereby or interfere or otherwise impair the current use, occupancy, value or marketability of title of the assets subject thereto.

(llll)     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, Governmental Authority or other entity, enterprise, authority or business organization.

(mmmm)     “Personal Information” means (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (iii) any other, similar information or data regulated by Privacy/Data Security Laws.

(nnnn)     “Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

(oooo)     “Product” means any product or service, designed, developed, manufactured, serviced, produced, modified, shipped, marketed, performed, out-licensed, sold, distributed, or other otherwise made available by or on behalf of the Company or any of its Subsidiaries, from which the Company or any of its Subsidiaries has derived previously, is currently deriving or is expected to derive, revenue from the sale or provision thereof, including products or services currently under development by the Company or any of its Subsidiaries.

(pppp)     “Promissory Notes Consideration” means 6,736,111 shares of Parent Common Stock.

(qqqq)     “Qualified Plan” means any Company Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code.

(rrrr)     “Real Property” means all interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

(ssss)     “Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.

(tttt)     “Redemption” means the election of an eligible Parent Stockholder (as determined in accordance with the Organizational Documents of Parent) to redeem all or a portion of the shares of Parent Common Stock held by such Parent Stockholder in accordance with Parent’s Organizational Documents in connection with the Parent Stockholder Approval or the Parent Extension Approval, if applicable.

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(uuuu)     “Related Parties” means the Affiliates of the Parties, the executive officers and directors of the Parties and their Affiliates and any immediate family members of any of the foregoing (or any of their respective Affiliates).

(vvvv)     “Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective officers and directors (or Persons holding comparable positions), employees, consultants, independent contractors, subcontractors, advisors, accountants, legal and other agents or legal representatives.

(wwww)     “SEC” means the U.S. Securities and Exchange Commission.

(xxxx)     “Securities Act” means the Securities Act of 1933, as amended.

(yyyy)     “Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

(zzzz)     “Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

(aaaaa)     “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

(bbbbb)     “Tax” (including with correlative meaning the term “Taxes”) means any and all direct or indirect taxes, charges, fees, duties, contributions, levies, imposts, statutory contributions or other similar assessments or liabilities, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes, obligations to repay state aid or similar assessments imposed by any Governmental Authority, and any interest, fines, penalties or additions to tax imposed with respect to such items.

(ccccc)     “Tax Return” means any and all reports, returns (including information returns and claims for refunds), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, election notice, form, claim or other correspondence or communication, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(ddddd)     “Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

(eeeee)     “Termination Date” means July 31, 2021; provided, however, that if the Parent Extension Approval has not been obtained, the Termination Date shall be May 1, 2021.

(fffff)     “Termination Fee” means $63,000,000.

(ggggg)     “Trading Day” means any day on which the Parent Common Stock is actually traded on the Trading Market.

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(hhhhh)     “Trading Market” means Nasdaq or such other stock market on which the Parent Common Stock shall be trading at the time of determination of Parent VWAP.

(iiiii)     “Transaction Documents” means each of the agreements and instruments contemplated by this Agreement to be executed on the date hereof or on or prior to the Closing Date by a Company Stockholder, the Company, Parent, Merger Sub and/or any of their respective Affiliates. The Transaction Documents include the Microvast Holdings Charter, the Microvast Holdings Bylaws, the Registration Rights and Lock-Up Agreement, the Microvast Holdings Stockholders Agreement, the Exchange Agent Agreement, the Parent Support Agreement, the Company Support Agreement and all documents and agreements entered into in connection with the PIPE Financing, including the PIPE Subscription Agreements.

(jjjjj)     “Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

(kkkkk)     “Triggering Event” means that at any time following the Closing but prior to the expiration of the Earn Out Period, the Parent VWAP is greater than or equal to $18.00 over any 20 Trading Days within any 30-consecutive Trading Day period.

(lllll)     “Warrant Agreement” means that certain Warrant Agreement, dated as of March 5, 2019, by and between Parent and Continental Stock Transfer & Trust Company.

Section 10.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

Section 10.3 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections”, “Exhibits”, “Annexes” and “Schedules” shall be deemed to be references to articles and sections of and exhibits, annexes and schedules to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “the date hereof”, “the date of this Agreement”, “the execution of this Agreement” and phrases of similar import when used in this Agreement shall refer to the date set forth on the first page hereof. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Transaction Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Interests of such Person, in whatever form.

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Section 10.4 Index of Defined Terms.

Defined Term	Section
Acquisition Proposal	Section 5.10(a)
Agreement	Preamble
Alternative Transaction	Section 5.10(a)
Announcement 8-K	Section 6.3
Base Balance Sheet	Section 3.4(a)
Book-Entry Share	Section 2.1(d)
Business Combination	Section 9.2(a)
Business Combination Proposal	Section 5.7(a)
Cancelled Common Shares	Section 2.1(a)
Cancelled Preferred Shares	Section 2.1(a)
Certificate	Section 2.1(d)
Certificate of Merger	Section 1.3
Change of Control	Section 2.7(b)
Closing Statement	Section 2.6(a)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Press Release	Section 6.3
Company	Preamble
Company Adverse Recommendation Change	Section 5.10(e)
Company Board	Recitals
Company Capital Stock	Section 3.3(a)
Company Common Stock	Section 3.3(a)
Company Disclosure Schedule	Article III
Company Notice Period	Section 5.10(e)
Company Preferred Stock	Section 3.3(a)
Company Related Parties	Section 8.3(b)
Company RSU	Section 2.2(b)
Company Series C Preferred Stock	Section 3.3(a)
Company Series C1 Preferred Stock	Section 3.3(a)
Company Series C2 Preferred Stock	Section 3.3(a)
Company Series D1 Preferred Stock	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Support Agreement	Recitals
Completion 8-K	Section 6.3
control	Section 10.1(c)
controlled by	Section 10.1(c)
D&O Indemnitees	Section 6.2(a)
DGCL	Recitals
Dissenting Shares	Section 2.4
Effective Time	Section 1.3
Employment Matters	Section 3.10(a)
Enforcement Exceptions	Section 3.2(a)
Environmental Permits	Section 3.16
Equity Incentive Plan	Section 5.7(a)
Events	Section 10.1(kkk)
Exchange Agent Agreement	Section 2.3(a)
Exchange Fund	Section 2.3(a)

Annex A-60

Defined Term	Section
Excluded Company Matters	Section 9.1(a)
Excluded Parent Matters	Section 9.1(c)
Extension Proposal	Section 5.14
Extension Proxy Statement	Section 5.14
Financial Statements	Section 3.4(a)
Framework Agreement	Recitals
GAAP	Section 3.4(a)
Interim Period	Section 5.1
IPO	Section 4.14
IRS	Section 3.9(b)
Material Contracts	Section 3.13(a)
Material Customers	Section 3.18(a)
Material Parent Contracts	Section 4.15(a)
Material Permits	Section 3.11(b)
Material Suppliers	Section 3.18(a)
Merger	Recitals
Merger Consideration Allocation Schedule	Section 2.6(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 2.1(e)
Microvast Holdings Board	Section 1.7(c)
Microvast Holdings Bylaws	Recitals
Microvast Holdings Charter	Recitals
Microvast Holdings Stockholders Agreement	Section 1.8(a)(ii)
Most Recent Balance Sheet Date	Section 3.4(a)
MPS Investor Subsidiary	Recitals
Note Purchase Agreement	Section 2.1(c)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article IV
Parent Extension Stockholder Meeting	Section 5.14(a)
Parent Financials	Section 4.11(b)
Parent Organizational Document Proposal	Section 5.7(a)
Parent Public Warrants	Section 4.12
Parent Support Agreement	Recitals
Parent Stockholder Meeting	Section 5.7(a)
Parent Warrants	Section 4.3(a)
Parties	Preamble
Party	Preamble
PCAOB Financial Statements	Section 6.5
PIPE Financing	Recitals
PIPE Issuance Proposal	Section 5.7(a)
PIPE Subscription Agreements	Recitals
Promissory Notes	Section 2.1(c)
Proxy Statement	Section 5.7(a)
Public Certifications	Section 4.11(a)
Public Stockholders	Section 9.2(a)

Annex A-61

Defined Term	Section
Registration Rights and Lock-Up Agreement	Section 1.8(a)(i)
Released Claims	Section 9.2(b)(i)
Replacement Option	Section 2.2(a)
Replacement RSU	Section 2.2(b)
Reviewable Document	Section 5.8(a)
SEC Reports	Section 4.11(a)
Signing Press Release	Section 6.3
Sponsor Group	Recitals
Surviving Corporation	Recitals
Transactions	Recitals
Trust Account	Section 4.14
Trust Agreement	Section 4.14
Trustee	Section 4.14
under common control with	Section 10.1(c)
Voting Matters	Section 5.7(a)

Article XI

General

Section 11.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with no “bounceback” or notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 11.1 within two Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Parent or Merger Sub prior to the Closing:

Tuscan Holdings Corp.
135 E. 57th Street, 18th Floor
New York NY 10022
Attention: Stephen A. Vogel
Telephone: (646) 948-7100

With a required copy to (which shall not constitute notice):

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, FL 33131
Attention: Alan Annex
Email: AnnexA@gtlaw.com

If to the Company prior to the Closing:

Microvast, Inc.
12603 Southwest Freeway, Suite 210
Stafford, Texas 77477
Attention: Yang Wu
Email: wuyang@microvast.com

Annex A-62

With a required copy to (which shall not constitute notice):

Shearman& Sterling LLP
2828 N. Harwood Street, Suite 1800
Dallas, Texas 75201
Attention: Paul Strecker

Alain Dermarkar

Email:      Paul.Strecker@Shearman.com

Alain.Dermarkar@Shearman.com

If to Parent or the Surviving Corporation after Closing:

Microvast Holdings, Inc.
12603 Southwest Freeway, Suite 210
Stafford, Texas 77477
Attention: Yang Wu
Email: wuyang@microvast.com

With a required copy to (which shall not constitute notice):

Shearman& Sterling LLP
2828 N. Harwood Street, Suite 1800
Dallas, Texas 75201
Attention: Paul Strecker

Alain Dermarkar

Email:      Paul.Strecker@Shearman.com

Alain.Dermarkar@Shearman.com

Section 11.2 Entire Agreement. This Agreement (which includes the Company Disclosure Schedule, the Parent Disclosure Schedule, the other schedules hereto and the exhibits hereto), the Transaction Documents and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Company Disclosure Schedule, the Parent Disclosure Schedule, the other schedules hereto and the exhibits hereto is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Company Disclosure Schedule, the Parent Disclosure Schedule or any schedule or exhibit shall have the meaning ascribed to such term in this Agreement.

Section 11.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties hereto may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably conditioned, withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 11.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.5 Expenses and Fees. Except as otherwise specifically provided for herein, each of the Parties shall bear its own expenses in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions, including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors.

Section 11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 11.7 Submission to Jurisdiction; WAIVER OF JURY TRIAL. Each of the Parties (a) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware,

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New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any Party hereto may make service on another party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. To the FULLEST extent permitted by applicable law, each Party hereby irrevocably and unconditionally waives all rights to trial by jury in any action OR proceeding contemplated hereby. Each of the Parties (i) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.7.

Section 11.8 Specific Performance. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by such Party of any of the covenants or agreements contained in this Agreement or the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement and the Transaction Documents, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement or the Transaction Documents and to enforce specifically the terms and provisions of this Agreement or the Transaction Documents shall not be required to provide any bond or other security in connection with such order or injunction.

Section 11.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other Governmental Authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other Governmental Authority, the Parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 11.10 Amendment; Waiver. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. Any extension or waiver by any Party of any provision hereto shall be enforceable against such Party only if set forth in an instrument in writing signed on behalf of such Party.

Section 11.11 Absence of Third Party Beneficiary Rights. Except for Section 6.2 and Article IX, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any Person other than the Parties (including any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party).

Section 11.12 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

Section 11.13 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its legal rights

Annex A-64

from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the Transactions and is not relying on any representation or statement made by any other Party as to such tax consequences.

Section 11.14 Waiver of Conflicts.

(a)     The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, Shearman & Sterling LLP may serve as counsel to the Company Stockholders and their Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Shearman & Sterling LLP prior to the Closing Date of the Company. The Parties hereby (i) waive any claim they have or may have that Shearman & Sterling LLP has a conflict of interest or is otherwise prohibited from engaging in such representation as a result of its representation of the Company prior to the Closing and (ii) agree that, in the event that a dispute arises either before or after the Closing between Parent, Merger Sub or the Company (or the Surviving Corporation), on the one hand, and any of the Company Stockholders or any of their respective Affiliates, on the other hand, Shearman & Sterling LLP may represent the Company Stockholders or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent, Merger Sub or the Company (or the Surviving Corporation) and even though Shearman & Sterling LLP has represented the Company in connection with matters related to this Agreement and the Transactions. The Parties also further agree that, as to all communications prior to the Closing among Shearman & Sterling LLP and the Company, the Company Stockholders or the Company Stockholders’ Affiliates and Representatives, to the extent related to the Transactions, the attorney-client privilege and the expectation of client confidence belong to the Company Stockholders and may be controlled by the Company Stockholders and shall not pass to or be claimed by Parent, Merger Sub or the Company (or the Surviving Corporation). Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub or the Company (or the Surviving Corporation), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate thereof) after the Closing, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by Shearman & Sterling LLP to such third party; provided, that neither the Surviving Corporation nor any Company Stockholder (or Affiliate or Representative thereof) may waive such privilege without the prior written consent of the Company.

(b)     The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, Greenberg Traurig, P.A. (or any Affiliate thereof) may serve as counsel to Parent Sponsor, the Surviving Corporation and their respective Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Greenberg Traurig, P.A. prior to the Closing Date of Parent. The Parties hereby (i) waive any claim they have or may have that Greenberg Traurig, P.A. (or any Affiliate thereof) has a conflict of interest or is otherwise prohibited from engaging in such representation as a result of its representation of Parent Sponsor, Parent or Merger Sub prior to the Closing, and (ii) agree that, in the event that a dispute arises either before or after the Closing between Parent, Merger Sub or the Company (or the Surviving Corporation), on the one hand, and Parent Sponsor or any of its Affiliates, on the other hand, Greenberg Traurig, P.A. (or an Affiliate thereof) may represent Parent Sponsor or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent, Merger Sub or the Company (or the Surviving Corporation) and even though Greenberg Traurig, P.A. may have represented the Company in a matter substantially related to such dispute. The Parties also further agree that, as to all communications prior to the Closing among Greenberg Traurig, P.A. and Parent, Parent Sponsor or Parent Sponsor’s Affiliates and Representatives that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belong to Parent Sponsor and may be controlled by Parent Sponsor and shall not pass to or be claimed by Parent, Merger Sub or the Company (or the Surviving Corporation). Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub or the Company (or the Surviving Corporation), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate thereof) after the Closing, Parent may assert the attorney-client privilege to prevent disclosure of confidential communications by Greenberg Traurig, P.A. to such third party; provided, that Parent may not waive such privilege without the prior written consent of Parent Sponsor.

Section 11.15 Currency. Whenever any payment hereunder is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose

Annex A-65

under this Agreement, the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

Section 11.16 No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party or Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17 Transfer Taxes, Fees and Stamp Duties. Except as otherwise provided for in this Agreement and the Transaction Documents, the Surviving Corporation shall bear all stamp duties and transfer Taxes and any fees of courts or Governmental Authorities or regulatory authorities with respect to notifications, filings or regulatory proceedings arising in respect of the occurrence of the Transactions pursuant to this Agreement and the Transaction Documents.

[Signature Pages Follow]

Annex A-66

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

PARENT:

TUSCAN HOLDINGS CORP.

By:	/s/ Stephen A. Vogel
	Name:	Stephen A. Vogel
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-67

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

MERGER SUB:

TSCN MERGER SUB INC.

By:	/s/ Stephen A. Vogel
	Name:	Stephen A. Vogel
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Annex A-68

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

COMPANY:

MICROVAST, INC.

By:	/s/ Yang Wu
	Name:	Yang Wu
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-69

Annex B-1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TUSCAN HOLDINGS CORP.

The present name of the corporation is “Tuscan Holdings Corp.” The corporation was incorporated under the name “Tuscan Holdings Corp.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on November 5, 2018. The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on March 5, 2019 (the “First Amended and Restated Certificate”). The Corporation filed an amendment to the First Amended and Restated Certificate with the Secretary of State of the State of Delaware on December 4, 2020. This Second Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

Article I
NAME

Section 1.1  Name.    The name of the corporation (the “Corporation”) is Microvast Holdings, Inc.

Article II
REGISTERED AGENT AND OFFICE

Section 2.1  Address.    The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange St., County of New Castle, City of Wilmington, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article III
PURPOSE

Section 3.1  Purpose.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
AUTHORIZED STOCK

Section 4.1  Capitalization.    The total number of shares of all classes of stock that the Corporation is authorized to issue is 800,000,000 shares, consisting of (a) 750,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), and (b) 50,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holders is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) (as the same may be amended and/or restated from time to time, this “Certificate of Incorporation”).

Section 4.2  Preferred Stock.

(a)     The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions thereof, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such

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series, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special or other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding.

(b)     Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, no holder of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers in respect thereof.

Section 4.3  Common Stock.

(a)     Voting Rights.  Except as may otherwise be provided in this Certificate of Incorporation or by the DGCL, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation or by the DGCL, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more outstanding series of Preferred Stock are entitled to vote together with the holders of Common Stock as a single class, together with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(b)     Dividends and Distributions.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of stock of the Corporation having a preference over or the right to participate with Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Common Stock, as such, shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation when, as and if declared thereon by the Board from time to time out of funds or assets of the Corporation that are by applicable law available therefor.

(c)     Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of stock of the Corporation having a preference over or the right to participate with Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of outstanding Common Stock, as such, shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by each such stockholder.

Article V
BYLAWS

Section 5.1  Bylaws.    In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the bylaws of the Corporation. In addition to any affirmative vote required by this Certificate of Incorporation or by applicable law, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the bylaws of the Corporation or to adopt any provision inconsistent therewith.

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Article VI
BOARD OF DIRECTORS

Section 6.1  General; Number of Directors.    Except as may otherwise be provided in this Certificate of Incorporation or by the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock to elect one or more directors (collectively, the “Preferred Directors” and each, a “Preferred Director”), the number of directors which shall constitute the Board shall be fixed by and in the manner provided by the bylaws of the Corporation, except that any increase or decrease in the number of directors constituting the Board shall require the affirmative vote of the Wu Directors then in office (as defined in the Stockholders Agreement, dated as of [•] 2021, by and among the Corporation, Yang Wu (“Wu”) and Tuscan Holdings Acquisition, LLC (as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Stockholders Agreement”)).

Section 6.2  Election and Term.    The directors (other than any Preferred Directors) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned by resolution or resolutions of the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director elected to fill any newly created directorship resulting from an increase in any such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting of stockholders at which his or her term expires and until his or her successor shall be elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. The election of directors (other than Preferred Directors) shall be determined by a plurality of the votes cast by the stockholders at a meeting of stockholders at which a quorum is present. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate of Incorporation (and therefore such classification) becomes effective in accordance with the DGCL. Directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation shall so provide.

Section 6.3  Newly Created Directorships and Vacancies.    Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock to elect Preferred Directors and the nomination rights granted pursuant to the terms of the Stockholders Agreement, any newly-created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, resignation, disqualification or removal) shall be filled solely and exclusively by the affirmative vote of a majority of the directors then in office (other than any Preferred Director), although less than a quorum, or by a sole remaining director (other than any Preferred Director), and not by stockholders of the Corporation. Any director (other than a Preferred Director) elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.

Section 6.4  Removal.    Except for any Preferred Directors, any or all of the directors may be removed only for cause and only upon the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6.5  Committees.    Subject to the applicable corporate governance rules of any national securities exchange or other market on which the Common Stock is then listed and the applicable corporate governance guidelines of the Securities and Exchange Commission, each committee of the Board shall consist of such number of Wu Directors (as defined in the Stockholders Agreement) (rounded up to the nearest whole number) equal to (a) the total number of directors comprising such committee multiplied by (b) the quotient of the shares of Common Stock beneficially owned by Wu divided by the total number of outstanding shares of Common Stock.

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Article VII
STOCKHOLDERS

Section 7.1  Stockholders.

(a)     Annual Meetings.    An annual meeting of holders of stock of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

(b)     Special Meetings.    Except as may be otherwise provided in this Certificate of Incorporation, special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time, but only by (i) the Board, (ii) the Chairman of the Board or (iii) Wu, so long as Wu beneficially owns at least ten percent of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, and special meetings of stockholders of the Corporation may not be called by any other person or persons. Any special meeting of stockholders of the Corporation may be postponed by action of the person calling such meeting at any time in advance of such special meeting.

Section 7.2  Action by Written Consent.    Except as may be otherwise provided in this Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

Article VIII
LIMITED LIABILITY AND INDEMNIFICATION

Section 8.1  Limited Liability of Directors.    No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification, repeal or elimination of the provisions of this Section 8.1 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

Section 8.2  Indemnification.    To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided, however, that, except for proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall not be obligated to indemnify any such director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has reasonable cause to believe that the person’s conduct was unlawful. Any amendment, repeal, modification or elimination of the foregoing provisions of this Section 8.2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

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Article IX
SECTION 203 OF THE DGCL

Section 9.1  Section 203.    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Article X
OTHER MATTERS

Section 10.1  Amendments.    The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Section 10.1. In addition to any other vote required by this Certificate of Incorporation or the DGCL, this Certificate of Incorporation may be amended by the affirmative vote of the holders of (a) so long as Wu owns at least ten percent of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, seventy-five percent, or (b) so long as Wu does not own at least ten percent of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, a majority, in each case, of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 10.2  Forum.

(a)     Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim (A) arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the bylaws of the Corporation or (B) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by applicable law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any state or federal court located in the State of Delaware with jurisdiction. This Section 10.2(a) shall not apply to any action asserting claims arising under the Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

(b)     Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any action asserting claims arising under the Securities Act of 1933, as amended.

Section 10.3  Severability.    If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance or for whatever reason whatsoever, to the fullest extent permitted by applicable law: (a) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph or section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent of the law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by [•], its [•], this [•] day of [•], 2021.

By:
Name: [•]
Title: [•]

[Signature Page — Second Amended and Restated Certificate of Incorporation]

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Annex B-2

AMENDED AND RESTATED

BYLAWS

OF

MICROVAST HOLDINGS, INC.

Article I
STOCKHOLDERS

Section 1.  Annual Meetings.    The annual meeting of the stockholders of Microvast Holdings, Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware as shall be fixed exclusively by resolution of the Board of Directors of the Corporation (the “Board”) or a duly authorized committee thereof. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.  Special Meetings.    Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”), the certificate of incorporation of the Corporation (including any certificate of designation relating to any series of preferred stock of the Corporation) (as the same may be amended, restated or amended and restated from time to time, the “Certificate”), special meetings of the stockholders of the Corporation may be called at any time, but only by (a) the Board, (b) the Chairman of the Board or (c) Yang Wu, so long as he beneficially owns at least ten percent of the total voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, and special meetings of stockholders of the Corporation may not be called by any other person or persons.

Section 3.  Notice.    Whenever stockholders are required or permitted to take action at a meeting, a notice of meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which such meeting is called. Unless otherwise provided in the DGCL, the notice shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s mailing address as it appears on the records of the Corporation.

Section 4.  Quorum.    The holders of a majority in voting power of the shares of capital stock outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by the DGCL, by the Certificate or by these Bylaws; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present may, to the extent permitted by applicable law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote of the holders of shares of a class or series or classes or series of capital stock is required, the holders of a majority in voting power of the outstanding shares of such class or series or classes or series of capital stock, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided herein, by the DGCL, by the Certificate or by the Bylaws. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 5.  Conduct of the Meeting.    The Chairman of the Board, or in the absence of the Chairman of the Board or at the Chairman of the Board’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Board’s or the Chief Executive Officer’s direction, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary

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of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of all meetings of stockholders. If neither the Secretary nor an Assistant Secretary is present at a meeting of stockholders, the chairman of the meeting shall appoint a secretary of such meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6.  Voting by Proxy.    At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (a) a stockholder, or such stockholder’s authorized officer, director, employee or agent may execute a document authorizing another person or persons to act for the stockholder as proxy; or (b) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of election or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Any copy, electronic transmission or other reliable reproduction of the document created pursuant to the preceding paragraphs of this Section 6 may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, electronic transmission or other reproduction shall be a complete reproduction of the entire original document.

Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 7.  Voting.    When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate, these Bylaws, the DGCL or the rules and regulations of any stock exchange applicable to the Corporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote of the holders of shares a class or series or classes or series of capital stock is required and a quorum is present, the affirmative vote of the holders of a majority of the votes cast by shares of such class or series or classes or series of capital stock shall be the act of such class or series or classes or series of capital stock, unless the question is one upon which by express provision of the Certificate, these Bylaws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

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Section 8. Record Date.

(a)     In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by the DGCL, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.  Action by Written Consent.    At any time when the Certificate permits action by one or more classes or series of stockholders of the Corporation to be taken by written consent, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate and the DGCL shall be deemed to be recorded when so delivered. No consent shall be effective to take the corporate action referred to therein unless, within 60 days of the first date on which a consent is delivered to the Corporation as required by the DGCL, consents signed by a sufficient number of holders to take such action are delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation in accordance with the applicable provisions of the DGCL. Any action taken pursuant to such consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with the applicable provisions of the DGCL. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 10.  List of Stockholders.    The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information

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required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 11.  Inspectors of Election.    The Board, in advance of all meetings of the stockholders, may appoint one or more inspectors of election, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that the Board fails to so appoint one or more inspectors of election or, in the event that one or more inspectors of election previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of election to fill such vacancy or vacancies. Inspectors of election appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of election with strict impartiality and according to the best of their ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 12.  (a)  Annual Meetings of Stockholders.

(i)     Nominations of persons for election to the Board (other than nominations of persons for election as Preferred Directors (as defined below) and nominations of persons for election to the Board made in accordance with the Stockholders Agreement, dated as of [•], 2021, by and among the Corporation, Yang Wu and Tuscan Holdings Acquisition, LLC (as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Stockholders Agreement”)) and the proposal of other business (other than other business for which a separate vote of the holders of shares of a class or series or classes or series of capital stock is required by the Certificate) to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 3 of this Article I, (B) by or at the direction of the Board or any authorized committee thereof, or (C) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in Section 12(a)(ii) and Section 12(a)(iii) of this Article I and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation in accordance with Section 12(a)(ii) of this Article I.

(ii)     For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 12(a)(i) of this Article I, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety days nor more than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 12(a)(ii) of this Article I shall be the earlier of the

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date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these Bylaws, the date of the preceding year’s annual meeting shall be deemed to be August 5th of the preceding calendar year.

Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (2) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of capital stock of the Corporation at the time of the giving of the notice, the stockholder will be entitled to vote at such meeting and the stockholder (or a qualified representative of the stockholder) will appear in person or by proxy at the meeting to propose such business or nomination, (4) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (y) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the business or elect the nominee and/or (z) otherwise solicit proxies or votes from stockholders in support of such business or nomination, (5) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (6) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the business and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or business and/or the voting of shares of any class or series of capital stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (1) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (2) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of capital stock of the Corporation and/or (3) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 12(a)(ii) or Section 12(b) of this Article I) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen days prior to the meeting or any adjournment or postponement thereof; provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the

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meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen days prior to the meeting or any adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(iii)     Notwithstanding anything in the second sentence of Section 12(a)(ii) of this Article I to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 12(a)(ii) of this Article I, and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation; provided that, if no such announcement is made at least ten days before the meeting, then no such notice shall be required.

(b)     Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 3 of this Article I. Nominations of persons for election to the Board (other than nominations of persons for election as Preferred Directors and nominations of persons for election to the Board made in accordance with the Stockholders Agreement) may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or any authorized committee thereof, or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in Section 12(a)(ii) and Section 12(a)(iii) of this Article I and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation in accordance with Section 12(a)(ii) of this Article I. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board (other than Preferred Directors), any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to the foregoing provisions of this Section 12(b) if the stockholder’s notice as required by Section 12(a)(ii) of this Article I shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(c)     General.

(i)     Other than persons nominated for election as Preferred Directors and persons nominated for election to the Board in accordance with the Stockholders Agreement, only persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to serve as directors and other than business for which a separate vote of the holders of shares of a class or series or classes or series of capital stock is required by the Certificate, only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. Except as otherwise provided by applicable law, the Certificate or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

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Notwithstanding the foregoing provisions of this Section 12, if the relevant stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized to act for such stockholder as proxy at the meeting of stockholders and such person must produce such proxy or a reliable reproduction thereof at the meeting of stockholders.

(ii)     For purposes of this Section 12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

(iii)     No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(iv)     Notwithstanding the foregoing provisions of this Section 12, a stockholder bringing a nomination or other business before a meeting of stockholders pursuant to this Section 12 shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12; provided, however, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12 (including Section 12(a)(i)(C) and Section 12(b) hereof), and compliance with Section 12(a)(i)(C) and Section 12(b) of this Article I shall be the exclusive means for such stockholder to make nominations or submit other business.

(d)     Notice Exceptions. Nothing in this Section 12 shall apply to the right, if any, of the holders of any series of preferred stock of the Corporation to elect Preferred Directors pursuant to any applicable provisions of the Certificate. Notwithstanding anything to the contrary contained herein, for as long as the Stockholders Agreement remains in effect with respect to one or more of the stockholders party thereto, the stockholders to whom the Stockholders Agreement remains in effect shall not be subject to the notice procedures set forth in Section 12(a)(ii), Section 12(a)(iii) and Section 12(b) of this Article I with respect to the nominations of persons for election to the Board made pursuant to the Stockholders.

Article II
BOARD OF DIRECTORS

Section 1.  General; Number of Directors.    Subject to the rights, if any, of the holders of any outstanding series of preferred stock of the Corporation to elect one or more directors (collectively, the “Preferred Directors” and each, a “Preferred Director”) and the terms of the Certificate, the Board shall consist of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships and except as otherwise expressly provided in the Certificate) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors. Subject to the terms of the Certificate, the presence of directors entitled to cast a majority of the votes of the total number of authorized directors of the Board (assuming no vacancies or unfilled newly created directorships) shall constitute a quorum for the transaction of business. Except as otherwise provided by applicable law, these Bylaws or by the Certificate, the act of a majority of the votes entitled to be cast by the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 2.  Vacancies.    Subject to the rights, if any, of the holders of any outstanding series of preferred stock of the Corporation to elect Preferred Directors, any newly created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, disqualification

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or removal) shall be filled solely and exclusively by the affirmative vote of a majority of the directors then in office (other than any Preferred Directors), although less than a quorum, or by a sole remaining director (other than any Preferred Director), and not by the stockholders of the Corporation.

Section 3.  Meetings.    Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer or by a majority of the directors then in office, by written notice, including e-mail or other means of electronic transmission, duly delivered to each director to such director’s address, e-mail address or telephone or telecopy number as shown on the books of the Corporation not less than 48 hours before the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in accordance with the applicable provisions of the DGCL.

Section 4.  Preferred Stock.    Notwithstanding the foregoing, whenever the holders of any outstanding series of preferred stock of the Corporation shall have the right to elect one or more Preferred Directors, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate applicable thereto. The number of Preferred Directors that may be elected by the holders of any such series of preferred stock of the Corporation pursuant to the Certificate shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate and these Bylaws. Except as otherwise expressly provided in the Certificate, (a) each Preferred Director shall be elected for a term expiring at the next annual meeting of stockholders and (b) any vacancy occurring by the death, resignation, disqualification or removal of a Preferred Director shall be filled by the affirmative vote of a majority of the remaining Preferred Directors elected by the holders of such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected such Preferred Director.

Section 5.  Committees.    The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board, which shall have such duties as the Board shall from time to time determine. Subject to the Certificate, the Board may from time to time establish the number of members of the Board comprising any committee of the Board. Any director may belong to any number of committees of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Unless otherwise provided in the Certificate, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee.

Section 6.  Action by Written Consent.    Unless otherwise restricted by the Certificate or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the consent or consents relating thereto are filed with the minutes of proceedings of the Board.

Section 7.  Telephonic Meetings.    The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 8.  Director Compensation.    The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

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Article III
OFFICERS

Section 1.  General.    The Board shall elect officers of the Corporation as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation.

Section 2.  Terms.    All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 3.  Powers; Duties.    Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by applicable law, by these Bylaws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.  Delegation.    Unless otherwise provided in these Bylaws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

Article IV
INDEMNIFICATION and advancement of expenses

Section 1.  General.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided, however, that, except for actions, suits or proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall not be obligated to indemnify any such director or officer (or his or her heirs, executors or personal or legal representatives) in connection with an action, suit or proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized or consented to by the Board. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has reasonable cause to believe that the person’s conduct was unlawful.

Section 2.  Actions by or in the Right of the Corporation.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to

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which such person shall have been adjudged to be liable to the Corporation unless and only to the extent permitted by the DGCL; provided, further, that, except for actions, suits or proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall not be obligated to indemnify any such person (or his or her heirs, executors or personal or legal representatives) in connection with an action, suit or proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized or consented to by the Board.

Section 3.  Expenses.    To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article IV, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 4.  Standard of Conduct.    Any indemnification under Section 1 or Section 2 of this Article IV (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because the person has met the applicable standard of conduct set forth in such Section 1 or Section 2. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

Section 5.  Advancement of Expenses.    Expenses (including attorneys’ fees) incurred by a current officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IV. Expenses (including attorneys’ fees) incurred by former directors and officers of the Corporation, or by persons serving at the request of the Corporation as directors or officers of another corporation, partnership, joint venture, trust or other enterprise, in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding.

Section 6.  Exclusivity.    The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article IV shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any applicable law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 7.  Insurance.    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify him against such liability under Section 145 of the DGCL.

Section 8.  Certain Defined Terms.    For purposes of this Article IV, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article IV with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article IV, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to any employee benefit plan, its participants or beneficiaries; and a person

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who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IV.

Section 9.  Survival.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IV shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 10.  Limited Liability.    Any repeal or modification of this Article IV shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article IV in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Section 11.  Employees and Agents of the Corporation.    The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IV to directors and officers of the Corporation.

Article V
CORPORATE BOOKS

The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

Article VI
CHECKS, NOTES, PROXIES, ETC.

All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by resolution of the Board or by such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, Chief Executive Officer or the Board may from time to time determine.

Article VII
FISCAL YEAR

The fiscal year of the Corporation shall be, unless otherwise determined by resolution of the Board, the calendar year ending on December 31.

Article VIII
CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

Article IX
GENERAL PROVISIONs

Section 1.  Notice.    Whenever notice is required to be given by applicable law or under any provision of the Certificate or these Bylaws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in accordance with the applicable provisions of the DGCL.

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Section 2.  Headings.    Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 3.  Severability.    In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate or the DGCL, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Article X
AMENDMENTS

These Bylaws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate.

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Annex C

Microvast Holdings, Inc.
2021 Equity Incentive Plan

Article 1.    ESTABLISHMENT, PURPOSE AND DURATION

1.1     Establishment.    Microvast Holdings, Inc., a Delaware corporation, establishes an incentive compensation plan to be known as the Microvast Holdings, Inc. 2021 Equity Incentive Plan, as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards. This Plan also governs the administration of Prior Plan Awards. This Plan shall become effective on the date of its approval by the Company’s shareholders (the “Effective Date”) and shall remain in effect as provided in Section 1.3.

1.2     Purpose of this Plan.    The purpose of this Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees as well as Non-Employee Directors, and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of an outstanding management team and the Board of Directors of the Company upon whose judgment, interest, and performance are required for the successful and sustained operations of the Company.

1.3     Duration of this Plan.    Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2.    DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1     “Affiliate” means any Subsidiary and any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

2.2     “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3     “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4     “Award Agreement” means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards. The term “Award Agreement” also includes documents described in (i) and (ii) above issued under the Prior Plan in respect of Prior Plan Awards.

2.5     “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6     “Board” or “Board of Directors” means the Board of Directors of the Company.

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2.7     “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.

2.8     “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the applicable regulations and guidance promulgated thereunder and any successor or similar provision.

2.9     “Committee” means the Compensation Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee in which case references to the “Committee” shall be deemed references to the Board. The Committee (or a subcommittee thereof) shall be constituted to comply with the requirements of Rule 16(b) of the Exchange Act and any applicable listing or governance requirements of any securities exchange on which the Shares are listed; provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

2.10     “Change in Control” means any one of the following:

(a)     any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act other than the Company or an Affiliate of the Company or any employee benefit plan of the Company or any of its Affiliates, becomes the beneficial owner of the Company’s securities having more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company;

(b)     as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the Directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of Directors of the Company immediately prior to such transaction;

(c)     during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period; or

(d)     the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly owned subsidiary.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Code Section 409A to the extent required to avoid the imposition of additional taxes under Code Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.11     “Common Stock” means the common stock of the Company, par value $0.0001 per share, or such other class of share or other securities as may be applicable under Section 4.4 of this Plan.

2.12     “Company” means Microvast Holdings, Inc., and any successor thereto as provided in Section 23.24.

2.13     “Data” has the meaning set forth in Section 23.4.

2.14     “Director” means any individual who is a member of the Board of Directors of the Company.

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2.15     “Disability” means the determination by a physician designated by or otherwise approved by the Company of either of the following: (a) an Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, an Employee’s receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees.

2.16     “Dividend Equivalent” has the meaning set forth in Article 18.

2.17     “Effective Date” has the meaning set forth in Section 1.1.

2.18     “Employee” means any individual performing services for the Company or an Affiliate and designated as an employee of the Company or an Affiliate on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Affiliate as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Affiliate during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or any Affiliate. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.19     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto and the regulations and guidance promulgated thereunder.

2.20     “Fair Market Value” or “FMV” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee (based on objective criteria) from time to time. In the absence of any alternative valuation methodology approved by the Committee, Fair Market Value shall be deemed to be equal to the closing selling price of a Share on the trading day immediately preceding the date on which such valuation is made on the Nasdaq Capital Market (“Nasdaq”), or such established national securities exchange as may be designated by the Committee or, in the event that the Common Stock is not listed for trading on Nasdaq or such other national securities exchange as may be designated by the Committee but is quoted on an automated system, in any such case on the valuation date (or, if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred). The definition of FMV may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

2.21     “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

2.22     “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7.

2.23     “Incentive Stock Option” or “ISO” means an Award granted pursuant to Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

2.24     “Insider” shall mean an individual who is, on the relevant date, an officer (as defined in Rule 16a-1(f) of the Exchange Act (or any successor provision)) or Director of the Company, or a more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.25     “Non-Employee Director” means a Director who is not an Employee.

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2.26     “Nonqualified Stock Option” or “NQSO” means an Award granted pursuant to Article 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.27     “Option” means an Award granted to a Participant pursuant to Article 6, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

2.28     “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.29     “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Article 12.

2.30     “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.31     “Performance Measures” means measures, as described in Article 14, upon which performance goals are based.

2.32     “Performance Period” means the period of time during which performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.33     “Performance Share” means an Award granted pursuant to Article 10.

2.34     “Performance Unit” means an Award granted pursuant to Article 11.

2.35     “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Articles 8 and 9.

2.36     “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.37     “Plan” means the Microvast Holdings, Inc. 2021 Omnibus Incentive Plan, as may be amended from time to time.

2.38     “Prior Plan” means the Microvast, Inc. Stock Incentive Plan.

2.39     “Prior Plan Awards” means awards issued under the Prior Plan that were assumed by the Company pursuant to the Agreement and Plan of Merger by and among Tuscan Holdings Corp., TSCN Merger Sub Inc. and Microvast, Inc., dated as of January [ ], 2021.

2.40     “Restricted Stock” means an Award granted pursuant to Article 8.

2.41     “Restricted Stock Unit” means an Award granted pursuant to Article 9.

2.42     “Retirement” shall have the meaning set forth in the applicable Award Agreement or such other definition as the Committee may determine from time to time.

2.43     “Share” means a share of Common Stock.

2.44     “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 7.

2.45     “Subsidiary” means (i) a corporation or other entity (domestic or foreign) with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of this Plan.

2.46     “Successor” has the meaning set forth in Section 23.24.

2.47     “Termination of Employment” means the termination of the Participant’s employment with the Company and its Affiliates, regardless of the reason for the termination of employment.

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2.48     “Termination of Directorship” means the time when a Non-Employee Director ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected or death.

2.49     “Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders bona fide services to the Company or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (b) do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) are provided by a natural person who has contracted directly with the Company or an Affiliate to render such services.

Article 3.    ADMINISTRATION

3.1     General.    The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. In consultation with management of the Company, the Committee may employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of this Plan, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. No member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice. All actions taken and all interpretations and determinations made by the Committee under this Plan shall be made in its sole discretion and shall be final, binding and conclusive upon the Participants, the Company or any Affiliate, and all other interested individuals.

3.2     Authority of the Committee.    Subject to any express limitations set forth in this Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration, interpretation and implementation of this Plan including, but not limited to, the following:

(a)     To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;

(b)     To construe and interpret this Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;

(c)     To approve forms of Award Agreements for use under this Plan;

(d)     To determine Fair Market Value of a Share;

(e)     To employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of this Plan, any of whom may be an Employee;

(f)     To amend this Plan, an Award or any Award Agreement after the date of grant subject to the terms of this Plan;

(g)     To adopt sub-plans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plans and/or special provisions, the provisions of this Plan shall govern;

(h)     To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board;

(i)     To determine whether Awards will be settled in Shares, cash or in any combination thereof;

(j)     To determine whether Awards will provide for Dividend Equivalents;

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(k)     To establish a program whereby Participants designated by the Committee may elect to receive Awards under this Plan in lieu of compensation otherwise payable in cash; and

(l)     To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers.

3.3     Delegation.    To the extent not prohibited by applicable laws, rules and regulations, the Committee may delegate to (i) one or more of its members, (ii) one or more officers of the Company or any Affiliate or (iii) one or more agents or advisors such administrative duties or powers as it may deem appropriate or advisable under such conditions and limitations as the Committee may set at the time of such delegation or thereafter. The Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Notwithstanding the foregoing, the Committee may not delegate its authority (i) to make Awards to Employees (A) who are Insiders or (B) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) pursuant to Article 21 of this Plan. For purposes of this Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3.3.

Article 4.    SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

4.1     Number of Shares Authorized and Available for Awards.    Subject to adjustment as provided under the Plan, the maximum number of Shares that are available for Awards under this Plan shall be [______], plus the amount of Shares subject to Prior Plan Awards. Such Shares may be authorized and unissued Shares, Shares that have been reacquired by the Company, treasury Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the authorized Shares may be used for any type of Award under this Plan, and any or all of the Shares may be allocated to Incentive Stock Options.

4.2     Share Usage.    The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under this Plan, the number of Shares related to an Award granted under this Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled through the issuance of consideration other than Shares (including cash), shall be available again for grant under this Plan. Shares tendered by a Participant, repurchased by the Company using proceeds from the exercise of Options or withheld by the Company in payment of the exercise price of an Option or to satisfy any tax withholding obligation for an Award will not again be available for Awards.

4.3     Adjustments in Authorized Shares.    Adjustment in authorized Shares available for issuance under this Plan or under an outstanding Award and adjustments in Annual Award Limits shall be subject to the following provisions:

(a)     In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, reclassification, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, rights offering to purchase Shares at a price that is substantially below FMV or any other similar corporate event or transaction (“Corporate Transactions”), the Committee, in order to preserve, but not increase, Participants’ rights under this Plan, shall substitute or adjust, as applicable, (1) the number and kind of Shares that may be issued under this Plan or under particular forms of Award Agreements, (2) the number and kind of Shares subject to outstanding Awards (including by payment of cash to a Participant), (3) the Option Price or Grant Price applicable to outstanding Awards, and (4) the Annual Award Limits and other value determinations applicable to outstanding Awards. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment subject to applicable laws, rules and regulations.

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(b)     In addition to the adjustments permitted under paragraph 4.3(a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Award that it deems appropriate to reflect any Corporate Transaction, including, but not limited to, modifications of performance goals and changes in the length of Performance Periods, subject to the limitations set forth in Section 14.2.

(c)     The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

Article 5.    ELIGIBILITY AND PARTICIPATION

5.1     Eligibility to Receive Awards.    Individuals eligible to participate in this Plan include all Employees, Directors and Third-Party Service Providers.

5.2     Participation in this Plan.    Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in this Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 6.    STOCK OPTIONS

6.1     Grant of Options.    Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of an Option shall be evidenced by an Award Agreement which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.

6.2     Option Price.    The Option Price for each grant of an Option shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement evidencing such Option; provided, however, the Option Price must be at least equal to 100% of the FMV of a Share as of the Option’s Grant Date, subject to adjustment as provided for under Section 4.3.

6.3     Term of Option.    The term of an Option granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no Option shall be exercisable later than the tenth anniversary date of its grant. If upon the expiration of the term of an Option (other than an Incentive Stock Option), a Participant is prohibited from trading in the Shares by applicable laws, rules or regulations or the Company’s insider trading plan as in effect from time to time, the term of the Option shall be automatically extended to the 30th day following the expiration of such prohibition; provided, however, that this provision shall not apply if prohibited by applicable laws, rules and regulations in effect from time to time.

6.4     Exercise of Option.    An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5     Payment of Option Price.    An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a)     in cash or its equivalent;

(b)     by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c)     by a cashless (broker-assisted) exercise in accordance with procedures authorized by the Committee from time to time;

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(d)     through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the Option Price;

(e)     by any combination of (a), (b), (c) and (d); or

(f)     any other method approved or accepted by the Committee in its sole discretion.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

6.6     Special Rules Regarding ISOs.    The terms of any Incentive Stock Option (“ISO”) granted under this Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, as amended from time to time. Notwithstanding any provision of the Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a)     Special ISO definitions:

(i)     “Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii)     “ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii)     A “10% Owner” is an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

(b)     Eligible Employees. An ISO may be granted solely to eligible Employees of the Company, Parent Corporation, or ISO Subsidiary.

(c)     Specified as an ISO. An Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d)     Option Price. The Option Price for each grant of an ISO shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal 100% of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% Owners, the Option Price may not be less than 110% of such Fair Market Value), subject to adjustment provided for under Section 4.3.

(e)     Right to Exercise. Any ISO granted to a Participant shall be exercisable during his or her lifetime solely by such Participant.

(f)     Exercise Period. The period during which a Participant may exercise an ISO shall not exceed ten years (five years in the case of a Participant who is a 10% Owner) from the date on which the ISO was granted.

(g)     Termination of Employment. In the event a Participant terminates employment due to death or Disability (as defined in Code Section 22(e)(3)), the Participant (or, in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) shall have the right to exercise the Participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or Disability; as applicable, provided, however, that such period may not exceed one year from the date of such termination of employment or if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or Disability, the Participant shall have the right to exercise the Participant’s ISO during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such termination of employment; provided, however, that such period may not exceed three months from the date of such termination of employment or if shorter, the remaining term of the ISO.

(h)     Dollar Limitation. To the extent that the aggregate Fair Market Value of (i) the Shares with respect to which Options designated as Incentive Stock Options plus (ii) the shares of stock of the Company, Parent Corporation and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the

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first time by a holder of such Incentive Stock Options during any calendar year under all plans of the Company and ISO Subsidiary exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option or other incentive stock option is granted.

(i)     Duration of Plan. No ISO may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board and (b) the Effective Date.

(j)     Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within 30 days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.

(k)     Transferability. No ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an ISO may be transferred to a grantor trust under which Participant making the transfer is the sole beneficiary.

Article 7.    STOCK APPRECIATION RIGHTS

7.1     Grant of SARs.    SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of SARs shall be evidenced by an Award Agreement.

7.2     Grant Price.    The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the FMV of a Share as of the Grant Date, subject to adjustment as provided for under Section 4.3.

7.3     Term of SAR.    The term of an SAR granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall be exercisable later than the tenth anniversary date of its grant.

7.4     Exercise of SAR.    An SAR shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

7.5     Notice of Exercise.    An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

7.6     Settlement of SARs.    Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:

(a)     The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.

(b)     The number of Shares with respect to which the SAR is exercised.

Payment shall be made in cash, Shares or a combination thereof as specified in the Award Agreement.

Article 8.    RESTRICTED STOCK

8.1     Grant of Restricted Stock.    Restricted Stock may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Restricted Stock shall be evidenced by an Award Agreement.

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8.2     Nature of Restrictions.    Each grant of Restricted Stock shall subject to a Restriction Period that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)     A requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock;

(b)     Restrictions based upon the achievement of specific performance goals;

(c)     Time-based restrictions on vesting following the attainment of the performance goals;

(d)     Time-based restrictions; and/or

(e)     Restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded.

8.3     Issuance of Shares.    To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse. Shares of Restricted Stock covered by each Restricted Stock grant shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations).

8.4     Shareholder Rights.    Unless otherwise determined by the Committee and set forth in a Participant’s applicable Award Agreement, to the extent permitted or required by law a Participant holding Shares of Restricted Stock granted hereunder shall be granted full rights as a shareholder (including voting rights) with respect to those Shares during the Period of Restriction.

Article 9.    RESTRICTED STOCK UNITS

9.1     Grant of Restricted Stock Units.    Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of a Restricted Stock Unit or Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of each Share based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Restriction Period. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.

9.2     Nature of Restrictions.    Each grant of Restricted Stock Units shall be subject to a Restriction Period that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)     A requirement that a Participant pay a stipulated purchase price for each Restricted Stock Unit;

(b)     Restrictions based upon the achievement of specific performance goals;

(c)     Time-based restrictions on vesting following the attainment of the performance goals;

(d)     Time-based restrictions; and/or

(e)     Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.

9.3     Settlement and Payment Restricted Stock Units.    Unless otherwise elected by the Participant or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement may be made in Shares, cash or a combination thereof, as specified in the Award Agreement.

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Article 10.    PERFORMANCE SHARES

10.1     Grant of Performance Shares.    Performance Shares may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Shares shall be evidenced by an Award Agreement.

10.2     Value of Performance Shares.    Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3     Earning of Performance Shares.    After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

10.4     Form and Timing of Payment of Performance Shares.    The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 11.    PERFORMANCE UNITS

11.1     Grant of Performance Units.    Subject to the terms and provisions of this Plan, Performance Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Units shall be evidenced by an Award Agreement.

11.2     Value of Performance Units.    Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of Performance Units that shall be settled and paid to the Participant.

11.3     Earning of Performance Units.    After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

11.4     Form and Timing of Payment of Performance Units.    The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 12.    OTHER STOCK-BASED AWARDS AND CASH-BASED AWARDS

12.1     Grant of Other Stock-Based Awards and Cash-Based Awards

(a)     The Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan, including, but not limited to, the grant or offer for sale of unrestricted Shares and the grant of deferred Shares or deferred Share units, in such amounts and subject to such terms and conditions, as the Committee shall determine, in its sole discretion. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(b)     The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

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12.2     Value of Other Stock-Based Awards and Cash-Based Awards.

(a)     Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee, in its sole discretion.

(b)     Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards paid to the Participant will depend on the extent to which such performance goals are met.

12.3     Payment of Other Stock-Based Awards and Cash-Based Awards.    Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination of both as determined by the Committee in its sole discretion.

Article 13.    TRANSFERABILITY OF AWARDS AND SHARES

13.1     Transferability of Awards.    Except as provided in Section 13.2, during a Participant’s lifetime, Options and SARs shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind. Any purported transfer in violation of this Section 13.1 shall be null and void.

13.2     Committee Action.    Notwithstanding Section 13.1, the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, determine that any or all Awards shall be transferable, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. “Permitted Transferees” include (i) a Participant’s family member, (ii) one or more trusts established in whole or in part for the benefit of one or more of such family members, (iii) one or more entities which are beneficially owned in whole or in part by one or more such family members, or (iv) a charitable or not-for-profit organization. No Award may be transferred for value without shareholder approval.

13.3     Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired by a Participant under this Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.

Article 14.    PERFORMANCE MEASURES

14.1     Performance Measures.    Any Award to a Participant may be subject to performance goals as determined at the discretion of the Committee, which may include, but are not limited to, any of the following: (i) book value or earnings per Share; (ii) cash flow, free cash flow or operating cash flow; (iii) earnings before or after any of, or any combination of, interest, taxes, depreciation, or amortization; (iv) expenses/costs; (v) gross, net or pre-tax income (aggregate or on a per-share basis); (vi) net income as a percentage of sales; (vii) gross or net operating margins or income, including operating income; (viii) gross or net sales or revenues; (ix) gross profit or gross margin; (x) improvements in capital structure, cost of capital or debt reduction; (xi) market share or market share penetration; (xii) growth in managed assets; (xiii) reduction of losses, loss ratios and expense ratios; (xiv) asset turns, inventory turns or fixed asset turns; (xv) operational performance measures; (xvi) profitability ratios (pre or post tax); (xvii) profitability of an identifiable business unit or product; (xviii) return measures (including return on assets, return on equity, return on investment, return on capital, return on invested capital, gross profit return on investment, gross margin return on investment, economic value added or similar metric); (xix) share price (including growth or appreciation in share price and total shareholder return); (xx) strategic business objectives (including objective project milestones); (xxi) transactions relating to acquisitions or divestitures; or (xxii) working capital. Any Performance Measure(s) may, as the Committee in its sole discretion deems appropriate, (i) relate to the performance of the Company or any Affiliate as a whole or any business unit or division of the Company or any Affiliate or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change,

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average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures, or (v) any combination of the foregoing. Subject to Section 23.1, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to any Performance Measures.

14.2     Evaluation of Performance.    The Performance Measures shall, to the extent possible, be determined in accordance with generally accepted accounting principles consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. The Committee may provide in any Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any events that occurs during a Performance Period including, but not limited to: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses and (g) gains and losses that are treated as unusual or infrequently occurring items within the meaning of the accounting standards of the Financial Accounting Standard Board or such comparable successor term.

14.3     Adjustment of Awards.    The Committee shall retain the discretion to adjust any Awards, either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

Article 15.    TERMINATION OF EMPLOYMENT; TERMINATION OF DIRECTORSHIP AND TERMINATION AS A THIRD-PARTY SERVICE PROVIDER

The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s Termination of Employment or Termination of Directorship. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination, as well as Section 23.1, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award. Such provisions shall be determined by the Committee in its sole discretion and may be specified in the applicable Award Agreement or determined at a subsequent time. The Committee’s decisions need not be uniform among all Award Agreements and Participants and may reflect distinctions based on the reasons for termination. In addition, the Committee shall determine, in its sole discretion, the circumstances constituting a termination as a Third-Party Service Provider and shall set forth those circumstances in each Award Agreement entered into with each Third-Party Service Provider.

Article 16.    NON-EMPLOYEE DIRECTOR AWARDS

16.1     Awards to Non-Employee Directors.    The Board or Committee shall determine and approve all Awards to Non-Employee Directors. The terms and conditions of any grant of any Award to a Non-Employee Director shall be set forth in an Award Agreement. The aggregate maximum Fair Market Value (determined as of the Grant Date) of the Shares with respect to Awards granted under this Plan in any calendar year to any Non-Employee Director when added to retainer fees, meeting fees and any other compensation earned in respect of services as a Non-Employee Director for such a year shall not exceed $750,000.

16.2     Awards in Lieu of Fees.    The Board or Committee may permit a Non-Employee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other type of Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable sub-plan or Award Agreement.

Article 17.    EFFECT OF A CHANGE IN CONTROL

17.1     Change in Control.    Subject to Section 23.1, if a Participant has in effect an employment, retention, change in control, severance or similar agreement with the Company or any Affiliate or is subject to a policy or plan that discusses the effect of a Change in Control on a Participant’s Awards, then such agreement, plan or policy shall control. In all other cases, unless provided otherwise in an Award Agreement or by the Committee prior to the date of the Change in Control, in the event of a Change in Control:

(a)     If a Successor so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by a Successor in the Change in Control transaction. If applicable, each Award that is assumed by a Successor shall be appropriately adjusted, immediately after such

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Change in Control, to apply to the number and class of securities that would have been issuable to a Participant upon the consummation of such Change in Control had the Award been exercised, vested or earned immediately prior to such Change in Control, and other appropriate adjustments in the terms and conditions of the Award shall be made. Subject to Section 23.1, upon the termination of a Participant’s employment with a Successor in connection with or within 24 months following the Change in Control for any reason other than an involuntary termination by a Successor for cause or a voluntary termination by the Participant without good reason (as cause and good reason (or analogous terms) are defined by an applicable employment agreement or a change in control plan or policy or, if not applicable, the policies generally applicable to employees of a Successor), all of the Participant’s Awards that are in effect as of the date of such termination shall be vested in full or deemed earned in full (assuming the target performance goals provided under such Award were met, if applicable) effective on the date of such termination.

(b)     To the extent a Successor in the Change in Control transaction does not assume the Awards or issue replacement awards as provided in clause (a), then, unless provided otherwise in an Award Agreement or determined by the Committee, immediately prior to the date of the Change in Control all Awards that are then held by Participants shall be cancelled in exchange for the right to receive the following:

(i)     For each Option or SAR, a cash payment equal to the excess of the Change in Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award;

(ii)     For each Share of Restricted Stock and each Restricted Stock Unit, the Change in Control price per Share in cash or such other consideration as the Company or the shareholders of the Company receive in such Change in Control;

(iii)     For all Performance Shares and/or Performance Units that are earned but not yet paid, a cash payment equal to the value of the Performance Share and/or Performance Unit;

(iv)     For all Performance Shares and Performance Units for which the performance period has not expired, a cash payment equal to the product of (x) and (y) where (x) is the Award the Participant would have earned based on target performance and (y) is a fraction, the numerator of which is the number of calendar months that the Participant was employed by the Company during the performance period (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the performance period;

(v)     For all other Awards that are earned but not yet paid, a cash payment equal to the value of the other Awards;

(vi)     For all other Awards that are not yet earned, a cash payment equal to either the amount that would have been due under such Award(s) if any performance goals (as measured at the time of the Change in Control) were to be achieved at the target level through the end of the performance period or a cash payment based on the value of the Award as of the date of the Change in Control; and

(vii)     For all Dividend Equivalents, a cash payment equal to the value of the Dividend Equivalents as of the date of the Change in Control.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change in Control price. The Committee shall determine the per share Change in Control price paid or deemed paid in the Change in Control transaction.

Article 18.    DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends (“Dividend Equivalents”) or interest with respect to an outstanding Award, which payments can either be paid in cash or deemed to have been reinvested in Shares, or a combination thereof, as the Committee shall determine, in each case, subject to all applicable laws, rules and regulations, including, without limitation, Code Section 409A. Dividends or Dividend Equivalents with respect to Awards that vest based on the achievement of Performance Measures shall be accumulated until such Award is earned and vested, and the dividends or Dividend Equivalents shall not be paid if the Performance Measures and time-based vesting restrictions are not satisfied.

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Dividends or Dividend Equivalents with respect to Awards that are subject to time-based vesting restrictions shall be accumulated until such Awards vest in accordance with their terms, and the dividends or Dividend Equivalents shall not be paid if the time-based vesting restrictions are not satisfied. Notwithstanding the foregoing, no dividends or Dividend Equivalents shall be paid with respect to Options or Stock Appreciation Rights.1

Article 19.    BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 20.    RIGHTS OF PARTICIPANTS

20.1     Employment.    Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment with the Company or any Affiliate at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or service as a Director or Third-Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 3 and Article 21, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, any Affiliate, the Committee or the Board.

20.2     Participation.    No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee may grant more than one Award to a Participant and may designate an individual as a Participant for overlapping periods of time.

20.3     Rights as a Shareholder.    Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which the Participant becomes the record holder of the Shares.

Article 21.    AMENDMENT AND TERMINATION

21.1     Amendment and Termination of this Plan and Awards.    Subject to applicable laws, rules and regulations and Section 21.3 of this Plan, the Board may at any time amend or terminate this Plan or amend or terminate any outstanding Award. Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

21.2     Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    Subject to Section 14.2, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 21.2 without further consideration or action.

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1          Note to Draft: ISS gives full points under its scorecard for plans that prohibit the payment of dividends on unvested awards. As such, it is common for plans to provide that dividends on unvested equity awards will accumulate and become payable upon the vesting the related equity award.

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21.3     Awards Previously Granted.    Notwithstanding any other provision of this Plan to the contrary, other than Sections 21.2, 21.4 and 23.16, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

21.4     Amendment to Conform to Law.    Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the broad authority to amend this Plan, an Award or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable in order to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules, rulings and regulations promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.4 to this Plan, an Award or an Award Agreement without further consideration or action.

21.5     Repricing of Options and Stock Appreciation Rights.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

Article 22.    TAX WITHHOLDING

22.1     Tax Withholding.    The Company may require any individual entitled to receive a payment of an Award to remit to the Company prior to payment, an amount sufficient to satisfy any applicable federal, state, local and foreign tax withholding requirements. The Company shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such Award.

22.2     Share Withholding.    With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), the Committee may permit or require a Participant to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares from a Share Payment (or repurchase Shares that were previously issued) having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement or such other rate as will not result in any adverse accounting consequences, as determined by the Company in its sole discretion.

Article 23.    GENERAL PROVISIONS

23.1     Minimum Vesting.    All Awards shall be subject to a minimum time-based vesting restriction or Performance Period, as applicable, of not less than one year (or, in the case of awards to Non-Employee Directors, the period from one annual meeting of Shareholders to the next); provided, however, the requirements set forth in this sentence shall not apply (i) to acceleration in the event of a Termination of Employment or Termination of Directorship on or following a Change in Control, or due to Retirement, death or Disability, and in the circumstances described in Section 17.1(b), (ii) to substitute Awards subject to time-based vesting restrictions no less than the restrictions of the Awards being replaced, and (iii) Awards involving an aggregate number of Shares not in excess of 5% of the total shares authorized for issuance under this Plan.

23.2     Forfeiture Events.    The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events as determined by the Committee in its sole discretion.

23.3     Legend.    All certificates for Shares delivered under this Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

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23.4     Data Privacy.    As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 23.4 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 23.4, the Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

23.5     Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

23.6     Severability.    In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.7     Requirements of Law.    The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.8     Delivery of Title.    The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)     Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)     Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

23.9     Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.10     Investment Representations.    The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

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23.11     Employees Based Outside of the United States.    Notwithstanding any provision of this Plan to the contrary, subject to Section 23.1, in order to comply with the laws in other countries in which the Company or any Affiliates operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)     Determine which Affiliates shall be covered by this Plan;

(b)     Determine which Employees, Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c)     Modify the terms and conditions of any Award granted to Employees, Directors or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

(d)     Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 23.11 by the Committee shall be attached to this Plan document as appendices; and

(e)     Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.12     Uncertificated Shares.    To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.13     Unfunded Plan.    Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or any Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.14     No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.15     Retirement and Welfare Plans.    Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

23.16     Deferrals.

(a)     Notwithstanding any contrary provision in this Plan or an Award Agreement, if any provision of this Plan or an Award Agreement contravenes any regulations or guidance promulgated under Code Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Code Section 409A, such provision of this Plan or Award Agreement may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to this Plan shall not be applicable to an Award that is subject to Code Section 409A to the extent such discretionary authority would contravene Code Section 409A or the guidance promulgated thereunder.

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(b)     If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

(c)     In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant; provided, however, that the terms of any deferrals must comply with all applicable laws, rules and regulations, including, without limitation, Code Section 409A. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

23.17     Nonexclusivity of this Plan.    The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.18     No Constraint on Corporate Action.    Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company or any Affiliate to take any action that such entity deems to be necessary or appropriate. The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes.

23.19     Conflicts.    In the event of any conflict or inconsistency between the Plan and any Award Agreement, this Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such inconsistency.

23.20     Recoupment.    Notwithstanding anything in this Plan to the contrary, all Awards granted under this Plan and any payments made under this Plan shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time. For the avoidance of doubt, this provision shall apply to any gains realized upon exercise or settlement of an Award.

23.21     Delivery and Execution of Electronic Documents.    To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses and other securities requirements) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

23.22     No Representations or Warranties Regarding Tax Effect.    Notwithstanding any provision of this Plan to the contrary, the Company, Affiliates, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

23.23     Indemnification.    Subject to applicable laws, rules and regulations and the Company’s Certificate of Incorporation as it may be amended from time to time, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or failure to act under this Plan, (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her

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own behalf. Notwithstanding the foregoing, no individual shall be entitled to indemnification if such loss, cost, liability or expense is a result of his/her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

23.24     Successors.    Subject to Article 17, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company (each, a “Successor”), whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

23.25     Governing Law.    The Plan and each Award Agreement shall be governed by the laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

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